PICKERING WAY FUNDING CORP.
                                     Seller

                           CHEMICAL LEAMAN CORPORATION
                                    Servicer

                                       and

                       FIDELITY BANK, NATIONAL ASSOCIATION
                                     Trustee

                           PICKERING WAY FUNDING TRUST
                         POOLING AND SERVICING AGREEMENT
                            Dated as of May 14, 1993

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----

ARTICLE 1 - DEFINITIONS ............................................      1

    Section 1.1. Definitions .......................................      1
    Section 1.2. Other Definitional Provisions .....................     18
    Section 1.3. Investor Certificateholder
                 Representative ....................................     19

ARTICLE 2 - CONVEYANCE OF RECEIVABLES;
            ISSUANCE OF CERTIFICATES ...............................     19

    Section 2.1. Conveyance of Receivables .........................     19
    Section 2.2. Acceptance by Trustee .............................     20
    Section 2.3. Representations and Warranties of
                 the Seller ........................................     21
    Section 2.4. Representations and Warranties of the
                 Seller Relating to the Receivables
                 and the Related Security; Notice
                 of Breach .........................................     25
    Section 2.5. Covenants of the Seller ...........................     26
    Section 2.6. Trustee May Perform ...............................     32
    Section 2.7. No Assumption of Liability ........................     33
    Section 2.8. Conditions Precedent to Issuance of
                 Certificates  .....................................     33
    Section 2.9. Distribution of Initial Proceeds From
                 Sale of Investor Certificates .....................     34

ARTICLE 3 - ADMINISTRATION AND SERVICING
            OF RECEIVABLES .........................................     34


    Section 3.1. Acceptance of Appointment and Other
                 Matters Relating to the Servicer ..................     34
    Section 3.2. Duties of the Servicer and the Seller .............     35
    Section 3.3. Permitted Lockboxes ...............................     38
    Section 3.4. Servicing Compensation ............................     39
    Section 3.5. Representations, Warranties and
                 Covenants of the Servicer .........................     39
    Section 3.6. Reports and Records for the Trustee ...............     42
    Section 3.7. Monthly Servicer's Certificate ....................     43
    Section 3.8. Annual Statements .................................     43

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

                                                                        Page
                                                                        ----

    Section 3.9.  Tax Treatment ....................................     44
    Section 3.10. Notices to the Seller ............................     44

ARTICLE 4 - RIGHTS OF CERTIFICATEHOLDERS AND
            ALLOCATION AND APPLICATION OF COLLECTIONS ..............     44

    Section 4.1. Rights of Certificateholders ......................     44
    Section 4.2. Establishment and Administration of
                 the Accounts ......................................     45
    Section 4.3. Collections, Allocations and
                 Distributions .....................................     46

ARTICLE 5 - DISTRIBUTIONS AND REPORTS TO
            INVESTOR CERTIFICATEHOLDERS ............................     49

    Section 5.1. Distributions .....................................     49
    Section 5.2. Quarterly Investor Certificateholders'
                 Statement; Annual Tax Statement ...................     50

ARTICLE 6 - THE CERTIFICATES .......................................     51

    Section 6.1. Certificates ......................................     51
    Section 6.2. Authentication of Certificates ....................     51
    Section 6.3. Registration of Transfer and Exchange
                 of Certificates ...................................     52
    Section 6.4. Mutilated, Destroyed, or Stolen
                 Certificates ......................................     55
    Section 6.5. Persons Deemed Owners .............................     56
    Section 6.6. Appointment of Paying Agent .......................     56
    Section 6.7. Access to List of Certificateholders'
                 Names and Addresses  ..............................     57
    Section 6.8. Authenticating Agent ..............................     58

ARTICLE 7 - OTHER MATTERS RELATING TO THE SELLER ...................     59

    Section 7.1. Liability of the Seller ...........................     59
    Section 7.2. Limitation on Liability ...........................     59
    Section 7.3. Indemnification ...................................     60

                                                                        Page
                                                                        ----

ARTICLE 8 - OTHER MATTERS RELATING TO THE SERVICER .................     61

     Section 8.1.  Liability of the Servicer .......................     61
     Section 8.2.  Merger or Consolidation of, or
                   Assumption of the Obligations of,
                   the Servicer ....................................     61
     Section 8.3.  Limitation on Liability .........................     62
     Section 8.4.  Servicer Indemnification of the Trust
                   and the Trustee .................................     63
     Section 8.5.  The Servicer Not to Resign ......................     63
     Section 8.6.  Access to Certain Documentation and
                   Information Regarding the Receivables
                   and the Related Security ........................     64
     Section 8.7.  Examination of Records; Maintenance of
                   Back-up Records .................................     64

ARTICLE 9 - EVENTS OF TERMINATION ..................................     64

     Section 9.1.  Events of Termination ...........................     64

ARTICLE 10 - SERVICER DEFAULTS .....................................     67


     Section 10.1.  Servicer Defaults ..............................     67
     Section 10.2.  Trustee to Act; Appointment of
                    Successor ......................................     70
     Section 10.3.  Notification to Investor
                    Certificateholder Representative ...............     72
     Section 10.4.  Waiver of Past Defaults ........................     72

ARTICLE 11 - THE TRUSTEE ...........................................     72

    Section 11.1.   Duties of Trustee ..............................     72
    Section 11.2.   Certain Matters Affecting the Trustee ..........     75
    Section 11.3.   Trustee Not Liable for Recitals in
                    Certificates ...................................     76
    Section 11.4.   Trustee May Own Certificates ...................     76
    Section 11.5.   The Servicer to Pay Trustee's Fees
                    and Expenses ...................................     77
    Section 11.6.   Eligibility Requirements for Trustee ...........     77
    Section 11.7.   Resignation or Removal of Trustee ..............     78
    Section 11.8.   Successor Trustee ..............................     79
    Section 11.9.   Merger or Consolidation of Trustee .............     79
    Section 11.10.  Appointment of Co-Trustee or
                    Separate Trustee ...............................     80

                                                                        Page
                                                                        ----

    Section 11.11.  Tax Return .....................................     81
    Section 11.12.  Trustee May Enforce Claims Without
                    Possession of Certificates .....................     82
    Section 11.13.  Suits for Enforcement ..........................     82
    Section 11.14.  Rights of Investor Certificateholder
                    Representative to Direct Trustee ...............     83
    Section 11.15.  Representations and Warranties of the
                    Trustee ........................................     83

ARTICLE 12 - TERMINATION ...........................................     84

    Section 12.1.   Termination of Trust ...........................     84
    Section 12.2.   Optional Redemption of Investor
                    Certificates ...................................     85
    Section 12.3.   Final Payment with Respect to the
                    Investor Certificates ..........................     86
    Section 12.4.   Termination Rights of Holder of Seller
                    Certificate ....................................     88

ARTICLE 13 - MISCELLANEOUS PROVISIONS ..............................     88

    Section 13.1.   Amendment ......................................     88
    Section 13.2.   Protection of Right, Title and
                    Interest to Trust ..............................     89
    Section 13.3.   Limitation on Rights of
                    Certificateholders and Investor
                    Certificateholder Representative ...............     90
    Section 13.4.   GOVERNING LAW ..................................     91
    Section 13.5.   Notices ........................................     91
    Section 13.6.   Severability of Provisions .....................     92
    Section 13.7.   Assignment .....................................     92
    Section 13.8.   Certificates Non-Assessable and Fully
                    Paid ...........................................     92
    Section 13.9.   Further Assurances .............................     92
    Section 13.10.  Nonpetition Covenant ...........................     92
    Section 13.11.  No Waiver; Cumulative Remedies .................     93
    Section 13.12.  Counterparts ...................................     93
    Section 13.13.  Third-Party Beneficiaries ......................     93
    Section 13.14.  Actions by Certificateholders ..................     93
    Section 13.15.  Rule 144A Information ..........................     94
    Section 13.16.  Merger and Integration .........................     94
    Section 13.17.  Headings .......................................     94

                           POOLING SERVICING AGREEMENT

     POOLING AND SERVICING AGREEMENT, dated as of May 14, 1993, between and among PICKERING WAY FUNDING CORP., a Delaware corporation, as Seller and CHEMICAL LEAMAN CORPORATION, a Pennsylvania corporation as Servicer, and FIDELITY BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee.

     In consideration of the mutual agreements herein contained, each party agrees as follows for the benefit of the other parties and the Certificateholders:

                                 ARTICLE 1
                                DEFINITIONS

     Section 1.1. Definitions. Whenever used in this Agreement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such terms:

     "Accounts" shall mean the Collection Account, the Unallocated Principal Sub-Account, the Interest Sub-Account, the Seller Sub-Account and the Reserve Account.

     "Accounting Period" means, with respect to the Seller and each Originator, each of the twelve accounting periods in each of the Seller's and each Originator's fiscal years which are of varying terms but generally contain approximately thirty (30) days, as more particularly described on the attached Exhibit l.l(a) hereto.

     "Affiliate" of any Person shall mean any other Person controlling, controlled by or under common control with such Person.

     "Agreement" shall mean this Pooling and Servicing Agreement and all amendments hereto.

     "Amortization Deficiency Amount" shall mean on any Distribution Date during the Amortization Period, the excess, if any, of the amounts due and owing pursuant to clauses (ii)(A), (ii)(B) and (ii)(C) of subsection 4.3(b) of this Agreement over the amounts actually distributed in accordance therewith.

     "Amortization Period" shall mean the period of time from and after the expiration of the Revolving Period until the Trust Termination Date.

     "Applicants" shall have the meaning specified in Section 6.7.

     "Approved Rating" shall mean a rating of Duffl+ by Duff or, if not rated by Duff, shall mean a rating of P-1 by Moody's and a rating of A-1 by S&P, provided that, if only one of Moody's or S&P rate such entity, such single rating shall suffice.

     "Approved long-term Rating" shall mean a rating of AA by Duff or, if not rated by Duff, such term shall mean a rating of Aa by Moody's and a rating of AA by S&P, provided that, if only one of Moody's or S&P rate such entity, such single rating shall suffice.

     "Authorized Newspaper" shall mean a newspaper of general circulation in the Borough of Manhattan, The City of New York, printed in the English language and customarily published on each Business Day.

     "Billing Adjustment Percentage" shall mean for each Accounting Period the percentage equivalent of a fraction calculated as of the last day of such Accounting Period using the financial information set forth in the related Monthly Servicer's Report with respect to such Accounting Period, which shall never be less than 0% nor more than 100%, the numerator of which is the aggregate amount of the reduction of the Account Balance of the Receivables which occurred during such Accounting Period on account of Dilution Events and the denominator of which is the combined principal balance of all Receivables generated during such Accounting Period.

     "BIF" shall mean the Bank Insurance Fund administered by the FDIC.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, are authorized or obligated by law, executive order or governmental decree to be closed.

     "Certificate" shall mean any one of the Investor Certificates or the Seller Certificate.

     "Certificateholder" or "Holder" shall mean the Person in whose name a Certificate is registered in the Certificate Register.

     "Certificate Interest" shall mean interest payable in respect of the Investor Certificates.

     "Certificate Principal" shall mean principal payable in respect of the Investor Certificates.

     "Certificate Rate" shall mean, for initial Interest Period a per annum rate, calculated by the Trustee based on a three-hundred and sixty (360) day calendar year, equal to four and five-eighths percent (4-5/8%) and, for each subsequent Interest Period, a per annum rate, calculated based on a three-hundred and sixty (360) day calendar year, equal to the LIBOR Rate on the first day of each subsequent Interest Period or if such day is not a Business Day, on the immediately preceding Business Day, plus an amount equal to one and one-half percent (1.5%).

     "Certificate Resister" shall mean the register maintained pursuant to
Section 6.3, providing for the registration of the Certificates and transfers and exchanges thereof.

     "Charqe-Off Ratio" shall mean for each Accounting Period the percentage equivalent of a fraction which shall never be less than 0% nor more than 100% (computed as of the last day of such Accounting Period using the financial information set forth in the related Monthly Servicer's Report with respect to such Accounting Period, the numerator of which is the aggregate principal balance of all Receivables that have been properly written off in accordance with the Credit and Collection Policy in such Accounting Period and the denominator of which is the average outstanding daily principal balance of all unpaid Receivables for such Accounting Period.

     "CLC" means Chemical Leaman Corporation, a Pennsylvania corporation.

     "Closing Date" shall mean May 14, 1993.

     "Code" means the Internal Revenue Code of 1986, as amended.


     "Collections" shall mean any payment by or on behalf of Obligors received by the Servicer in respect of the Receivables and the Related Security, in the form of cash, checks, wire transfers, electronic transfers, ACH transfers or other forms of payment, including, without limitation, all Recoveries.

     "Collection Account" shall have the meaning specified in subsection 4.2(a).

     "Collection Percentage" shall mean, for each Accounting Period, the percentage equivalent of a fraction which shall never be less for than 0% nor more than 100% (computed as of the last day of such Accounting Period), using the financial information set forth in the related Monthly Servicer's Report with respect to such Accounting Period the numerator of which is the aggregate principal balance of all amounts collected on the Receivables and the Related Security in such Accounting Period and the denominator of which is the average daily principal balance of all unpaid Receivables for such Accounting Period.

     "Consolidated Shareholders' Equity" shall mean, for CLC and its Affiliates, at the time of any determination thereof, the sum of the par value (or stated book value) of all classes of the capital stock of CLC and its Affiliates (including the par value of all redeemable preferred stock plus (or minus, in the case of a deficit) the amount of all surplus of CLC and its Affiliates, whether capital or earned.

     "Contract" means an agreement between either of the Originators and any Person in the form of a legally binding written contract or, in the case of any open account agreement, an invoice customarily used by the relevant Originator, pursuant to or under which such Person shall be obligated to pay such Originator for merchandise or services from time to time.

     "Convey" shall mean to transfer, assign, set-over and otherwise convey.

     "Corporate Trust Office" shall mean the principal office of the Trustee at which at any particular time its corporate trust business shall he administered, which office at the date of the execution of this Agreement and the other Transaction Documents is located at 123 South Broad Street, M.B.O., 18th Floor, Philadelphia, PA 19109, Attention: Corporate Trust Administration.

     "Credit and Collection Policy" shall mean those receivables credit and collection policies and practices of the relevant Originator in effect on the date hereof as set forth in Exhibit 1.1(b) to the Receivables Purchase Agreement as modified in compliance with the Receivables Purchase Agreement.

     "Cut Off Date" shall mean the close of business of the Originators on May 13, 1993.

     "Daily Servicer's Report" shall have the meaning specified in subsection 3.6(a).

     "Debtor Relief Laws" shall mean the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws from time to time in effect affecting the rights of creditors and general principles of equity (whether considered in a suit at law or in equity).

     "Defaulted Receivable" means a Receivable:

        (i) as to which any payment, or part thereof, remains unpaid for one hundred eighty (180) days from the original due date for such payment or two hundred and ten (210) days from the original invoice date, but only to the extent that the combined balances of all such past due Receivables exceeds an amount equal to five percent (5%) of the aggregate unpaid balances of all otherwise Eligible Receivables;

        (ii) as to which the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof has taken any action, or suffered any event to occur with respect to such Obligor, of the type described in Section 9.1(d) hereof; and

        (iii) which, consistent with the Credit and Collection Policy, would be written off the relevant Originator's books as uncollectible or as to which the relevant Originator has established a reserve for bad debt or considers collection in full doubtful, to the extent of such reserve or doubt.

     "Deficiency Amount" shall mean on any Distribution Date during the Revolving Period, the excess, if any, of the amounts due and owing pursuant to clauses (i)(A) and (i)(B) of subsection 4.3(b) of this Agreement over the amounts actually distributed in accordance therewith.

     "Delinquency Percentage" shall mean, for each Accounting Period the percentage equivalent of a fraction which shall never be less than 0% nor more than 100% (computed as of the last day of such Accounting Period using the financial information set forth in the related Monthly Servicer's Report with respect to such Accounting Period), the numerator of which is the aggregate principal balance of all Eligible Receivables past due for at least ninety-one
(91) calendar days at the end of such Accounting Period and the denominator of which is the aggregate unpaid principal balance of all Eligible Receivables in the Trust on the last day of such Accounting Period.

     "Designated Obligor" means, at any time, each Obligor which is entitled to credit under the Credit and Collection Policy except:

        (i) Obligors which are an Affiliate of either of the Originators, the Seller or CLC;

        (ii) Obligors which are employees or independent contractors of either of the Originators providing transportation or related services to either of the Originators; and

        (iii) Obligors which are not based or located in either the United States or Canada or which are not required to pay to the applicable Originator under its Contract in Dollars in the United States.

     "Discount Reserve" means at any time an amount equal to the sum of (a) the excess of the accrued and unpaid interest on the Investor Certificates over the amounts on deposit in the Interest Sub-Account, together with all Servicing Fees and other fees, costs and expenses incurred by the Seller in connection with the Trust and (b) an amount equal to (i) the then outstanding principal amount of the Investor Certificates, times (ii) the Certificate Rate then in effect times
(iii) one-fourth.

     "Distribution Date" shall mean, June 15, 1993 and the fifteenth day of the last calendar month occurring in each calendar quarter thereafter or if such fifteenth day is not a Business Day, the next succeeding Business Day. Notwithstanding the foregoing, in the event a Total Systems Failure exists on any Distribution Date, the date of such Distribution Date shall mean the fourth Business Day after the date on which the Seller or the Servicer delivers the monthly reports in the form of Exhibit 3.6(b); provided, that in no event shall a Distribution Date be postponed more than ten (10) Business Days due to a Total Systems Failure.

     "Dollars", "$" or "U.S. $" shall mean United States dollars.

     "Duff" shall mean Duff & Phelps Credit Rating Co.

     "Early Redemption Premium" shall be defined in Section 12.2 hereof.

     "Eligible Account" shall mean a trust account maintained at a federal depository institution or a state chartered institution subject to regulations regarding fiduciary funds on deposit substantially similar to 12 C.F.R. 9.10(b).

     "Eligible Receivables" shall mean each Receivable:

        (i) which arises under a Contract that, together with such Receivable, is in full force and effect and constitutes the duly authorized, legal, valid and binding obligation of the Obligor of such Receivable, enforceable against such Obligor in accordance with the terms of such Contract, has not been satisfied, subordinated or rescinded, and is not subject to any asserted dispute, offset, recoupment, counterclaim, recision or defense whatsoever (except the potential discharge in bankruptcy of such Obligor under applicable Debtor Relief Laws) and under which no notice of a performance default by CLC has been delivered by the Obligor thereunder to CLC, the Seller or the Servicer;

        (ii) which is an "account" within the meaning of Section 9-106 of the UCC of the applicable jurisdictions governing the perfection of the interest of the Seller and the Trust in the Receivable;

        (iii) the Obligor of which is not a government or a governmental subdivision or agency other than a Government Obligor, but only to the extent that the combined aggregate balance of all Receivables due from Government Obligors does not exceed an amount equal to $350,000;

        (iv) which is denominated and payable only in Dollars in the United States;

        (v) the Obligor of which is a Designated Obligor;

        (vi) which, according to the Contract related thereto, is required to be paid in full within thirty (30) days of the original billing date therefor as determined pursuant to the Credit and Collection Policy;

        (vii) which, together with the Contract related thereto, does not contravene in any material respect any Requirements of Law applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect;

        (viii) which satisfies all applicable requirements of the Credit and Collection Policy;

        (ix) in respect of which the Obligor thereof is directed to make payments to a one of the Permitted Lockboxes;

        (x) which was not originated in or subject to the laws of a jurisdiction whose laws would make such Receivable, the related Contract or the transfer of such Receivable hereunder or under the Receivables Purchase Agreement unlawful, invalid or unenforceable;

        (xi) which is owned solely by the Seller free and clear of all Liens or other adverse claims, except for the Lien arising in connection with this Agreement or under the Receivables Purchase Agreement;

        (xii) which no rejection or return of the goods or services which give rise to such Receivable has occurred and all goods and services in connection therewith have been finally performed or delivered to and accepted by the Obligor without dispute;

        (xiii) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Seller and each Originator in connection with the creation of such Receivable, have been duly obtained, effected or given and are in full force and effect as of such date of creation;

        (xiv) which is not subject to any asserted offset, counterclaim or defense provided that, if a Receivable is subject only in part to any of the foregoing, the Receivable will be an Eligible Receivable to the extent not subject to such offset, counterclaim or defense;

        (xv) which the interest of the Seller and the Trust therein is a first priority perfected security interest;

        (xvi) the Obligor of which qualifies for credit under the Credit and Collection Policy;

        (xvii) the Contract of which does not require the consent of the related Obligor to sell or assign;

        (xviii) as to which the Seller, the Trustee or the Investor Certificateholder Representative has not notified the Originators that the Obligor is not acceptable;

        (xix) the Obligor of which is a United States resident or a Canadian Affiliate of a United States resident and which is not located in Mexico;

        (xx) the Obligor of which is not an employee or contractor of CLC, an Originator, the Seller or any Affiliate thereof;

        (xxi) which is exclusive of the portion of any Receivable which would cause the Receivables Concentration Percentage applicable to the Obligor of such Receivable to exceed the Maximum Receivable Concentration Percentage applicable to such Obligor;

        (xxii) which Seller has no knowledge at the time of its sale to the Trust that the indebtedness thereunder will not be paid in full; and

        (xxiii) which is not a Defaulted Receivable.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     "Extended Trust Termination Date" shall have the meaning specified in subsection 12.1(a).

     "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor.

     "Fixed Charge Ratio" shall mean, for each Accounting Period, the ratio of
(x) the sum of all of CLC's (i) operating income exclusive of items of extraordinary income, (ii) interest expense, (iii) depreciation expense and (iv) amortization expense, over (y) the interest expense of CLC.

     "Governmental Authority" shall mean the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Government Obligor" means the federal government of the United States of America, or a governmental subdivision or agency thereof.

     "Initial Investor Interest" shall mean $23,000,000.

     "Interest Period" shall mean, initially, the period from the close of business on the Closing Date to the close of business on June 15, 1993 and thereafter, the period from the close of business on the last day of the prior Interest Period to the close of business on the fifteenth day of the third calendar month thereafter.

     "Interest Sub-Account" shall have the meaning specified in subsection
4.2(a).

     "Investment Company Act" shall mean the Investment Company Act of 1940, as amended from time to time.

     "Investor Certificate" shall mean any one of the certificates, including, without limitation, a certificate executed by the Seller and authenticated by the Trustee substantially in the form of the investor certificate attached hereto as Exhibit 6.1(a) evidencing an Undivided Trust Interest, other than the Seller Certificate.

     "Investor Certificateholder" shall mean the Holder of record of an Investor Certificate.

     "Investor Certificateholder Representative" shall have the meaning specified in Section 1.3.

     "Investor Interest" shall mean the undivided ownership interest of the Investor Certificateholder in the Trust representing the right to receive Collections and other amounts at the times and in the amounts specified in
Article 4 hereof to be deposited in its Accounts or paid to or on behalf of all Investor Certificateholders.

     "Investor's Percentage" shall mean the percentage equivalent of a fraction calculated using the financial information set forth in the Daily Servicer's Report, which shall never be less than 0% nor more than 100%, the numerator of which is $23,000,000 and the denominator of which is the sum of (i) the excess of (x) the aggregate Account Balance of all Eligible Receivables in the Trust over (y) the Discount Reserve and (ii) the amount then on deposit in the Unallocated Principal Sub-Account and the Reserve Account.

     "LIBOR Rate" shall mean the rate of interest that is published in the Money Rates section of the Eastern Edition of the Wall Street Journal under the section captioned "London Interbank Offered Rates" for dollar deposits with maturities of three (3) months or, if such interest rate is unavailable, such comparable published rate as shall be selected by the Trustee in its sole and absolute discretion.

     "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, participation or equity interest, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of foregoing and the filing of any financing statement under the UCC (other than any such financing statement filed for informational purposes only) or comparable law of any jurisdiction to evidence any of the foregoing; provided that any assignment pursuant to Section 8.2 hereof and the Lien created by this Agreement and the other Transaction Documents shall not be deemed to constitute a Lien.

     "Lockbox Bank" shall mean Corestates Bank, N.A.

     "Maximum Receivables Concentration Percentage" shall mean two percent (2%) for all Obligors other than (i) Obligors whose credit qualifies for an investment grade rating from a Rating Agency, in which case the term Maximum Receivables Concentration Percentage shall mean four percent (4%), (ii) Obligors whose credit qualifies for a rating of A/Duff-1 (or if not rated by Duff its equivalent from another Rating Agency), in which case the term Maximum Receivables Concentration Percentage shall mean seven percent (7%), (iii) Obligors whose credit qualifies for a rating of AA/Duffl+ from Duff (or its equivalent from another Rating Agency), in which case the term Maximum Receivables Concentration Percentage shall mean 10 percent (10%) and (iv) for the Obligors listed on Exhibit 1.1(c), the term Maximum Receivables Concentration Percentage shall mean fifteen percent (15%).

     "Minimum Seller Percentage Adjustment" shall mean, with respect to any Accounting Period during the Revolving Period, the sum of the amount, if any, expressed as a percentage and calculated as of the end of such Accounting Period using the financial information set forth in the Monthly Servicer's Report for such Accounting Period, by which (a) the Charge-Off Ratio exceeds four percent (4%), multiplied by an amount equal to 1.22 and (b) the Billing Adjustment Percentage exceeds one percent (1%), multiplied by an amount equal to 1.22.

     "Monthly Servicer's Report" shall have the meaning set forth in Section 3.6(b).

     "Moody's" shall mean Moody's Investor's Service, Inc.

     "Obligor" shall mean, with respect to any Receivable, any Person or Persons obligated to make payments pursuant to a Contract, including any guarantor thereof.

     "Officer's Certificate" shall mean a certificate signed by any Vice President or more senior officer of the Seller, either Originator or the Servicer, as applicable.

     "Opinion of Counsel" shall mean a written opinion of counsel, who may be counsel for or an employee of the Person providing the opinion, and who shall be reasonably acceptable to the Trustee, and the Investor Certificateholder Representative and in the case of an opinion to be delivered to the Seller, reasonably acceptable to the Seller.

     "Originators" shall mean Chemical Leaman Tank Lines, Inc., a Delaware corporation and Quala Systems, Inc. a Delaware corporation.

     "Paying Agent" shall mean any paying agent appointed pursuant to Section
6.6 and shall initially be Fidelity Bank, National Association.

     "Permitted Investments" shall mean book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form which evidence any of the following:

        (A) direct obligations of, and obligations fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America;

        (B) demand and time deposits in, certificates of deposits of, bankers' acceptances issued by, or federal funds sold by, any depository institution or trust company (including the Trustee and its Affiliates or any agent of the Trustee and its Affiliates, acting in their respective commercial capacities) incorporated under the laws of the United States of America, any State thereof or the District of Columbia or any foreign depository institution with a branch or agency licensed under the laws of the United States of America or any State, subject to supervision and examination by Federal and/or State banking authorities and having an Approved Rating at the time of such investment or contractual commitment providing for such investment or otherwise approved in writing by the Rating Agency (B) any other demand or time deposit or certificate of deposit which is fully insured by the Federal Deposit Insurance Corporation;

        (C) repurchase obligations with respect to (A) any security described in clause i. above or (B) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause ii. (A) above;

        (D) short-term securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any State, the short-term unsecured obligations of which have an Approved Rating at the time of such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the corpus of the Trust to exceed 10% of amounts held in the Collection Account;

        (E) commercial paper having an Approved Rating at the time of such investment or pledge as security, or

        (F) units of a money market fund which invests solely in obligations described in (A) above or repurchase agreements backed by such obligations, including money market funds for which the Trustee or any of its affiliates or subsidiaries provide investment advisory or management services; and

        (G) any other investments approved in writing by the Rating Agency.

     "Permitted Lockboxes" shall mean the accounts numbered 01743113 and 01743121, established by the Trustee in the name of the Trust for the benefit of the Certificateholders, and maintained with the Lockbox Bank for the purpose of collecting payments made by Obligors, and any additional or subsequent accounts as shall be agreed to by the Trustee and the Investor Certificateholder Representative and is maintained with a Qualified Depository Institution.

     "Person" shall mean any legal person, including any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of similar nature.

     "Qualified Depository Institution" shall mean a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia, with deposit insurance provided by BIF or SAIF, the long-term deposits of which have an Approved Long-Term Rating.

     "Retina Agency" shall mean Duff, or if Duff is no longer rating the Investor Certificates, Moody's, S&P or any similar entity providing such a rating and approved by the Investor Certificateholder Representative.

     "Rating Agency Condition" shall mean, with respect to any action, that the Rating Agency shall have notified the Seller, the Servicer and the Trustee in writing that such action will not result in a reduction or withdrawal of its rating on any Certificates.

     "Receivables" shall mean all Pool Receivables (as such term is defined in the Receivables Purchase Agreement).

     "Receivables Concentration Percentage" shall mean with respect to any Accounting Period the percentage equivalent of a fraction calculated using the financial information set forth in the related Monthly Servicer's Report with respect to such Accounting Period, which shall never be less than 0% nor more than 100%, the numerator of which is the current outstanding principal balance of all Eligible Receivables in the Trust owing by any individual Obligor and the denominator of which is the current aggregate outstanding principal amount of all Eligible Receivables currently in the Trust.

     "Receivables Information" shall have the meaning specified in subsection 2.2(b).

     "Receivables Purchase Agreement" shall mean the Receivables Contribution and Purchase Agreement dated of even date herewith among the Seller, CLC and the Originators, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

     "Record Date" shall mean, with respect to any Distribution Date, the last day of the calendar month immediately preceding such Distribution Date, whether or not such day is a Business Day.

     "Recoveries" shall mean all amounts received (net of out-of-pocket costs of collection), with respect to Receivables previously charged off as uncollectible.

     "Related Security" shall mean with respect to any Receivable:

        (i) all of the Seller's interest in any merchandise (including returned merchandise) relating to any sale giving rise to such Receivable;

        (ii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements describing any collateral securing such Receivable; and

        (iii) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the contract related to such Receivable or otherwise.

     "Required Minimum Seller Percentage" shall mean an amount equal to twenty percent (20%) plus any Minimum Seller Percentage Adjustment.

     "Requirements of Law" means any law, treaty, rule or regulation, or determination of an arbitrator of, the United States of America, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether federal, state or local (including any usury law) and, when used with respect to any Person, the certificate of incorporation and by-laws or other charter or other governing documents of such Person.

     "Reserve Account" shall have the meaning specified in subsection 4.2(a).

     "Reserve Amount" shall mean an amount equal to $1,000,000.

     "Responsible Officer" shall mean any officer within the Corporate Trust Office (or any successor group of the Trustee), including any Vice President, any Assistant Secretary or any other officer of the Trustee customarily performing functions similar to those performed by any person who at the time shall be an above designated officer and also, with respect to a subject, a particular officer to whom any corporate trust matter is referred because of such officer's knowledge of and familiarity with the particular subject.

     "Revolving Period" shall mean the period of time from the Closing Date until the earlier to occur of the Scheduled Maturity Date or the date of the declaration of a Termination Event.

     "S&P" shall mean Standard & Poors Corporation.

     "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC.

     "Securities Act" shall mean the Securities Act of 1933, as amended from time to time.

     "Scheduled Maturity Date" shall mean May 13, 1995.

     "Seller" shall mean Pickering Way Funding Corp., a Delaware corporation.

     "Seller Certificate" shall mean the certificate executed by the Seller and authenticated by the Trustee, substantially in the form of Exhibit 6.1(b).

     "Seller Interest" shall mean at any time an undivided ownership interest in the Trust not allocated to the Investor Interest, including the right to receive Collections and other amounts at the time and in the amounts specified in
Article 4 of this Agreement to be paid to or on behalf of the holder of the Seller Certificate.

     "Seller Percentage" shall mean a percentage equal to 100% minus the Investors Percentage.

     "Seller Sub-Account" shall have the meaning specified in subsection 4.2(a).

     "Servicer" shall mean initially, CLC, a Pennsylvania corporation, and its permitted successors and assigns, and thereafter, any Person appointed as successor as herein provided to service the Receivables and the Related Security.

     "Servicer Default" shall have the meaning specified in Section 10.1(e).

     "Servicer Default Consent" shall have the meaning specified in subsection 10.1(e).

     "Servicer Termination Notice" shall have the meaning specified in subsection 10.1(e).

     "Servicing Fee" shall have the meaning specified in Section 3.4.

     "Servicing Officer" shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Receivables and the Related Security whose name appears on a list of servicing officers furnished to the Trustee by the Servicer, as such list may from time to time be amended.

     "Successor Servicer" shall have the meaning specified in subsection
10.2(a).

     "Termination Event" shall have the meaning specified in Section 9.1.

     "Total Systems Failure" means, in respect of any Distribution Date, a total failure of the computer system (including but not limited to off-site backup systems) of the Servicer which contain records relating to the Receivables and the Related Security, the effect of which would make it impossible or impracticable for the Servicer to perform the acts required to be performed hereunder on or in anticipation of such Distribution Date.

     "Transaction Documents" means this Agreement, the Receivables Purchase Agreement, the Buyer Notes and each of the documents executed in connection therewith.

     "Transfer Agent and Registrar" shall have the meaning specified in Section
6.3 and shall initially be the Trustee.

     "Trust shall mean the trust created by this Agreement, the corpus of which shall consist of the Trust Assets.

     "Trust Assets" shall have the meaning specified in Section 2.1.

     "Trust Extension" shall have the meaning specified in subsection 12.1(a).

     "Trust Termination Date" shall mean (i) unless a Trust Extension shall have occurred, the day after the Distribution Date following the date on which funds shall have been deposited in the Collection Account (A) for the payment of Investor Certificateholders sufficient to pay in full the Investor Interest plus accrued interest at the Certificate Rate through the date such funds are paid to the Investor Certificateholders plus all fees and expenses of the Trustee, the Servicer and any other Person as specified therein, or (ii) if a Trust Extension shall have occurred, the Extended Trust Termination Date.

     "Trustee" shall mean Fidelity Bank, National Association, a national banking association, in its capacity as trustee on behalf of the Trust, and its successors and any corporation resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee appointed as herein provided.

     "Unallocated Principal Sub-Account" shall have the meaning specified in subsection 4.2(a).

     "UCC" shall mean the Uniform Commercial Code, as amended from time to time, as in effect in the Commonwealth of Pennsylvania, and any other state where the filing of a financing statement is required to perfect an interest in the Receivables and the Related Security and the proceeds thereof, or in any other specified jurisdiction.

     "Undivided Trust Interest" shall mean the undivided interest in the Trust evidenced by a Certificate.

     Section 1.2. Other Definitional Provisions.

        1.2.1. Unless otherwise defined herein, capitalized terms defined in the Receivables Purchase Agreement and used in this Agreement shall have the respective meanings set forth therein.

        1.2.2. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

        1.2.3. As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section 1.1, and accounting terms partially defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under generally accepted accounting principles. To the extent that the definitions of accounting terms herein are inconsistent with the meanings of such terms under generally accepted accounting principles, the definitions contained herein shall control.

        1.2.4. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement, unless otherwise specified. The Monthly Servicer's Report, the form of which is attached as Exhibit 3.6(b) to this Agreement, shall be in substantially the form of Exhibit 3.6(b), with such changes as the Servicer may determine to be reasonably necessary or desirable; Provided, however, that no such change shall serve to exclude information required by this Agreement or in Exhibit 3.6(b) to this Agreement. The Servicer shall, upon making such determination, deliver to the Trustee an Officer's Certificate to which shall be annexed to the form of the related Exhibit, as so changed. Upon the delivery of such Officer's Certificate to the Trustee, the related Exhibit, as so changed, shall for all purposes of this Agreement and the other Transaction Documents constitute such Exhibit. The Trustee may conclusively rely upon such Officer's Certificate in determining whether the related Exhibit, as changed, conforms to the requirements of this Agreement and the other Transaction Documents.

     Section 1.3. Investor Certificateholder Representative. The Investor Certificateholders shall appoint a "representative," "investor representative," "agent" or similarly designated Person, (the "Investor Certificateholder Representative") who shall have the right to vote, or to give or receive any request, demand, authorization, direction, notice, consent or waiver, hereunder on behalf of all of the Certificateholders.

                                 ARTICLE 2
                        CONVEYANCE OF RECEIVABLES;
                         ISSUANCE OF CERTIFICATES

     Section 2.1. Conveyance of Receivables. The Seller does hereby Convey to the Trust without recourse (except as expressly provided herein), all of its right, title and interest in and to (i) the Receivables now existing and hereafter created and arising from time to time, (ii) all Related Security,
(iii) all monies due or to become due with respect thereto, (iv) all rights, remedies, powers and privileges with respect to the Receivables and the Related Security, (v) the rights, remedies, powers and privileges of the Seller (but not its obligations) under the Receivables Purchase Agreement, (vi) all funds on deposit in each of the Accounts (including investments made with such funds) and
(vii) all proceeds of the foregoing. Such property shall constitute the assets of the Trust (collectively, the "Trust Assets").

     In connection with such Conveyance, on or prior to the Closing Date the Seller agrees to record and file, at its own expense, a financing statement or financing statements (including thereafter any continuation statements with respect to each such financing statements when applicable) with respect to the Receivables and the Related Security and the other Trust Assets now existing and hereafter created and the other Trust Assets meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary to perfect the

Conveyance of the Receivables and the Related Security and the other
Trust Assets to the Trust and the first priority nature of the Trustee's interest in the Trust Assets, and to deliver a file-stamped copy of each such financing statement or continuation statement or other evidence of such filing to the Trustee on or prior to the Closing Date, and in the case of any continuation statements filed pursuant to this Section 2.1, as soon as practicable after receipt thereof by the Seller. The foregoing Conveyance shall be made to the Trust for the benefit of the Certificateholders, and each reference in this Agreement and the other Transaction Documents to such Conveyance shall be construed accordingly.

     In connection with such Conveyance, the Seller agrees, at its own expense, on or prior to the Closing Date, to deliver to the Trustee a computer file or microfiche or written list containing a true and complete list of all such Obligors, identified by setting forth the Receivable balance as of the Cut Off Date. Such file or list shall be marked as Exhibit 2.1 to this Agreement, delivered to the Trustee as confidential and proprietary, and is hereby incorporated into and made a part of this Agreement.

     The parties intend that if, and to the extent that, such Conveyance is not deemed to be a sale, the Seller shall be deemed hereunder to have granted to the Trust a first priority perfected security interest in all of the Seller's right, title and interest in, to and under the Trust Assets now existing and hereafter created and arising from time to time until the termination of the Trust, and that this Agreement shall constitute a security agreement under applicable law.

     Pursuant to the written request of the Seller, the Trustee shall cause Certificates in authorized denominations evidencing the entire interest in the Trust to be duly authenticated and delivered to or upon the order of the Seller pursuant to Section 6.2.

     Section 2.2. Acceptance by Trustee.


        (a) The Trustee hereby acknowledges its acceptance, on behalf of the Trust, of all right, title and interest previously held by the Seller in and to the Trust Assets now existing and hereafter created from time to time until the Trust Termination Date, and declares that it shall maintain such right, title and interest, upon the Trust herein set forth, for the benefit of all Certificateholders in accordance with the provisions of this Agreement. The Trustee further acknowledges that, on or prior to the Closing Date, it has received from the Seller the computer file or microfiche or written list required to be delivered to it pursuant to the third paragraph of Section 2.1.

        (b) The Trustee hereby agrees not to disclose to any Person any of the information contained in the computer files or microfiche or written lists delivered to the Trustee by the Seller pursuant to Section 2.1 ("Receivables Information") except as is required in connection with the performance of its duties hereunder or in enforcing the rights of the Certificateholders or to a Successor Servicer appointed pursuant to Section 10.2 or as mandated pursuant to any Requirement of Law applicable to the Trustee or its auditors or counsel. The Trustee agrees to take such measures as shall be reasonably requested by the Seller to protect and maintain the security and confidentiality of such information, and, in connection therewith, shall allow the Seller to inspect the Trustee's security and confidentiality arrangements from time to time during normal business hours. If the Trustee is required by law to disclose any Receivables Information, the Trustee shall provide the Seller with prompt written notice of any such request or requirement so that the Seller may request a protective order or other appropriate remedy, unless such notice is prohibited by law. The Trustee shall use its reasonable efforts to provide the Seller with written notice no later than five (5) days prior to any disclosure pursuant to this subsection 2.2(b).

        (c) The Trustee shall have no power to create, assume or incur indebtedness or other liabilities in the name of the Trust other than as contemplated in this Agreement.

     Section 2.3. Representations and Warranties of the Seller. At each time that any Pool Receivable is conveyed to the Trust and continuing until such time as the Investor Certificates are paid in full, the Seller represents and warrants to the Trustee and the Trust as follows:

        (a) Organization and Good Standing. The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and has full corporate power, authority and legal right to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents and to execute and deliver to the Trustee the Certificates pursuant hereto.

        (b) Due Qualification. The Seller is duly qualified to do business and is in good standing (or is exempt from such requirement) in any state required in order to conduct its business, and has obtained all necessary licenses and approvals with respect to the Seller required under applicable law.

        (c) Due Authorization and Execution. The execution and delivery of this Agreement and the other Transaction Documents by the Seller and the consummation of the transactions provided for in this Agreement and the other Transaction Documents have been duly authorized by the Seller by all necessary corporate action on its part and this Agreement and the other Transaction Documents has been duly executed by the Seller.

        (d) Enforceability. This Agreement and the other Transaction Documents constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws.

        (e) No Conflict. The execution, delivery and performance of this Agreement and the Receivables Purchase Agreement, the performance of the transactions contemplated thereby and the fulfillment of the terms hereof and thereof by the Seller, do not (i) contravene its Certificate of Incorporation or By-Laws, (ii) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Seller, except for such filings, registrations, consents or approvals, including the filings under the UCC required by this Agreement and the Receivables Purchase Agreement, as have already been obtained and are in full force and effect, (iii) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Seller is a party or by which it or its properties may be bound or affected, or (iv) result in, or require, the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by the Seller other than as specifically contemplated by this Agreement or the Receivables Purchase Agreement.

        (f) No Violation. The execution and delivery of this Agreement and the other Transaction Documents and the Certificates, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not conflict with or violate in any material respect any Requirements of Law applicable to the Seller.

        (g) No Proceedings. There are no proceedings pending or, to the best knowledge of the Seller, threatened against the Seller before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement, the Receivables Purchase Agreement or the Certificates, (ii) seeking to prevent the issuance of the Certificates or the consummation of any of the transactions contemplated by this Agreement, the Receivables Purchase Agreement or the Certificates, (iii) seeking any determination or ruling that, in the reasonable judgment of the Seller, would materially and adversely affect the performance by the Seller of its obligations under this Agreement or the Receivables Purchase Agreement, (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, the Receivables Purchase Agreement or the Certificates or (v) seeking to affect adversely the income tax attributes of the Trust.

        (h) All Consents Required. All approvals, authorizations, consents, orders or other actions of any Person or of any governmental body or official required in connection with the execution and delivery of this Agreement, the Receivables Purchase Agreement and the Certificates, the performance of the transactions contemplated by this Agreement or the Receivables Purchase Agreement and the fulfillment of the terms hereof, have been obtained.

        (i) Accuracy of Information. All information heretofore or hereafter delivered to the Trustee on behalf of the Trust concerning the transaction described in this Agreement and the other Transaction Documents is true, accurate and correct.

        (j) Principal Place of Business; Other Offices. The principal place of business and chief executive office of the Seller, and the offices where the Seller keeps its records concerning the Receivables is located at 102 Pickering Way, Exton, PA 19341 or, by notice to the Trustee and the Investor Certificateholder Representative in accordance with Section 13.5, at such other locations in jurisdictions where all actions reasonably requested by the Trustee and the Investor Certificateholder Representative to protect and perfect the Trustees' interest in the Receivables of the Seller have been taken and completed. During the immediately preceding four (4) calendar month period, the Seller has not changed the physical location of any of its other offices.

        (k) Lockbox Bank. The names and addresses of the Lockbox Bank, together with the account numbers of the Permitted Lockboxes at such Lockbox Bank, are specified in Exhibit 2.3(k) hereto (or at such other Lockbox Bank and/or with such other Permitted Lockboxes, notice of which has been given to the Trustee and the Investor Certificateholder Representative in accordance herewith).

        (l) Tax Returns. All necessary tax returns have been filed on or prior to, as appropriate, their scheduled or extended due dates.

        (m) Bulk Sales Law. The transfer of Receivables hereunder shall not constitute "bulk transfers" under, or otherwise be subject to, the Uniform Commercial Code - Bulk Transfers, including Chapter 61 of the Pennsylvania Uniform Commercial Code, 13 PA C.S.A. Section 6101, et seq.

        (n) Trade Names. The business conducted by the Seller in the United States within six (6) years prior to and as of the Closing Date has not been conducted under any corporate, trade or fictitious name.

        (o) Litigation. As of the Closing Date, there is no pending or threatened action proceeding affecting such the Seller or any of its Affiliates before any court, governmental agency or arbitrator which may materially adversely affect the assets or the financial condition or operations of the Seller and its Affiliates taken as a whole or the ability of the Seller to perform its obligations under this Agreement or the other Transaction Documents, or which purports to affect the legality, validity or enforceability of this Agreement or any other Transaction Document.

        (p) Servicer Reports. Each Daily Servicer's Report and each Monthly Servicer's Report (to the extent that information contained therein is supplied by the Seller or an Affiliate of the Seller), exhibit, financial statement, document, book, record or report and all information furnished or to be furnished at any time by or on behalf of the Seller in connection with this Agreement or the other Transaction Documents is or will be accurate in all material respects as of its date or (except as otherwise disclosed to the recipient at such time) as of the date so furnished. In reference to any financial information, the term "material", as used in this subsection (p.), shall mean material in relation to the financial information so provided.

        (q) Eligible Receivables. Each Receivable which is identified by or on behalf of the Seller as an Eligible Receivable in a Monthly Servicer's Report or Daily Servicer's Report, as the case may be, is an Eligible Receivable on and as of such date.

        (r) Solvency of Seller. The Seller is solvent on each date that Receivables are transferred to the Seller by the Originators pursuant to the Receivables Purchase Agreement and each time that Receivables are transferred by the Seller to the Trust pursuant to this Agreement.

        (s) Transfers Not Fraudulent. No transfer of Receivables under the Receivables Purchase Agreement or under this Agreement is fraudulent within the meaning of Section 548(a) of the Bankruptcy Code of the United States of America.

     The representations and warranties set forth in this Section 2.3 shall survive the transfer and assignment of the respective Receivables to the Trust and the termination of the rights and obligations of the Servicer pursuant to
Section 10.1 and continue until the Investor Certificates have been repaid in full.

     Section 2.4. Representations and Warranties of the Seller Relating to the Receivables and the Related Security; Notice of Breach.

        (a) Valid Conveyance and Assignment; Eligibility of Receivables.

     The Seller hereby represents and warrants to the Trust as of the Closing Date and as of each date that Receivables are conveyed to the Trust:

        (i) This Agreement constitutes either (A) a valid sale to the Trust of all right, title and interest of the Seller in and to the Receivables and the Related Security and the other Trust Assets now existing and hereafter created and arising from time to time until the Trust Termination Date, and such property will be held by the Trust free and clear of any Lien of any other Person except for the interest of the Holder of the Seller Certificate or (B) a grant of a security interest (as defined in the UCC as in effect in any applicable jurisdiction) in such property to the Trust, which is enforceable with respect to the Trust Assets now existing and hereafter created until the Trust Termination Date, upon such creation. To the extent that this Agreement constitutes the grant of a security interest to the Trust in such property, upon the filing of the financing statements described in Section 2.1 and in the case of the Receivables and the Related Security hereafter created and the proceeds of the foregoing, upon such creation, the Trust shall have a first priority perfected security interest in such property (subject to Section 9-306 of the UCC as in effect in any applicable jurisdiction). Neither the Seller nor any Person claiming through or under the Seller shall have any claim to or interest in the Accounts to the extent that this Agreement constitutes the grant of a security interest in such property, except for the interest of the Seller in such property as a debtor for purposes of the UCC as in effect in any applicable jurisdiction.

        (ii) Each Receivable then existing has been Conveyed to the Trust in compliance, in all material respects, with all Requirements of Law applicable to the Seller.

        (iii) With respect to each Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by the Seller in connection with the Conveyance of such Receivable to the Trust have been duly obtained, effected or given and are in full force and effect.

        (iv) As of the Cut Off Date, (A) Exhibit 2.1 to this Agreement and the related computer file or microfiche or written list is an accurate and complete listing in all material respects of all the Obligors, (B) the information contained therein with respect to the identity of such Obligors and the Receivables and the Related Security described therein is true and correct in all material respects, (C) each Receivable described therein is an Eligible Receivable and (D) the aggregate Account Balance of all Eligible Receivables was $23,043,168.

        (b) Survival. The representations and warranties set forth in this
Section 2.4 shall survive the Conveyance of any of the respective Receivables and the other Trust Assets to the Trust and the termination of the rights and obligations of the Servicer pursuant to Section 10.1 and continue until the Investor Certificates are repaid in full.

        (c) Notice of Breach. Upon discovery by the Seller, the Servicer or the Trustee of a breach of any of the representations and warranties set forth in
Section 2.3 or 2.4, the party discovering such breach shall give notice to the other parties hereto and the Investor Certificateholder Representative as soon as practicable and in any event within ten (10) Business Days following such discovery.

     Section 2.5. Covenants of the Seller. The Seller hereby covenants that:

        (a) Receivables to be Accounts. The Seller will take no action to cause any Receivable to be evidenced by any instrument (as defined in the UCC as in effect in any applicable jurisdiction). Each Receivable shall be payable pursuant to a Contract which does not create a Lien on any goods purchased thereunder. The Seller will take no action to cause any Receivable to be anything other than an "account" or the

"proceeds" thereof for purposes of the UCC as in effect in any applicable jurisdiction.

        (b) Credit and Collection. The Seller shall (and shall cause the Servicer to) comply with and perform its obligations under the Credit and Collection Policy except insofar as any failure to comply or perform would not materially and adversely affect the rights of the Trust or the Certificateholders. The Seller may change the terms and provisions of the Credit and Collection Policy in any respect, unless such change (i) would be reasonably likely to have a material adverse effect on the collectibility of the Receivables and the Related Security or (ii) would materially change the general credit requirements imposed on Obligors and the Related Security, in which event such change may only be made with the consent of the Investor Certificateholder Representative; provided that if any change made without the consent of the Investor Certificateholder Representative is later determined by the Seller or any Investor Certificateholder Representative to have had a material adverse effect on the collectibility of the Receivables and the Related Security or on the general credit requirements imposed on Obligors, then the Seller shall promptly revise its Credit and Collection Policy in order to prevent any such material adverse effect from occurring thereafter.

        (c) Notice of Adverse Claims. The Seller shall notify the Trustee and the Investor Certificateholder Representative after becoming aware of any Lien on any Receivable.

        (d) Information Provided to Rating Agency. The Seller will use its best efforts to cause all information provided to the Rating Agency pursuant to this Agreement and the other Transaction Documents or in connection with any action required or permitted to be taken under this Agreement and the other Transaction Documents to be complete and accurate in all material respects.

        (e) Offices, Records and Books of Account. The Seller will keep its principal place of business and chief executive office and the office where it keeps its records concerning the Receivables and the Related Security at the address of the Seller set forth under its name on the signature page to the Agreement and the other Transaction Documents or, upon thirty (30) days' prior written notice to the Trustee and the Investor Certificateholder
Representative, at any other locations in jurisdictions where all actions reasonably requested by the Trustee or the Investor Certificateholder Representative to protect and perfect the Trust's interest in the Receivables and the Related Security have been taken and completed. The Seller also will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).

        (f) Compliance with Laws, etc. The Seller will comply in all material respects with all applicable laws, rules, regulations, judgments, decrees and orders (including, without limitation, those relating to the Receivables, the Related Security and the related contracts and any other agreements related thereto).

        (g) Certain Reporting Requirements of the Seller. Unless the Trustee shall otherwise consent in writing, the Seller shall furnish to the Trustee and the Investor Certificateholder Representative:

           (i) Termination Events. As soon as possible, and in any event within five (5) Business Days after the Seller has obtained knowledge of the occurrence of any Termination Event or any unmatured Termination Event, a written statement of a Responsible Officer of the Seller describing such event and the action that the Seller proposes to take with respect thereto, in each case in reasonable detail; and

           (ii) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the Related Security or such other information respecting the condition or operations, financial or otherwise, of the Seller as the Trustee or the Investor Certificateholder Representative may from time to time reasonably request in order to protect the interests of the Trustee, the Trust or the Investor Certificateholders under or as contemplated by this Agreement and the other Transaction Documents.

        (h) Sales, Liens, etc. Except for the conveyances hereunder and under the Receivables Purchase Agreement, the Seller will not sell, pledge, assign (by operation of law or otherwise) or otherwise dispose of, or grant, create, incur, assume or permit to exist any Lien upon or with respect to any Receivable, related contract, Related Security or other Trust Asset, or any interest therein, or assign any right to receive income from or in respect of any of the foregoing, and the Seller shall defend the right, title and interest of the Trust in, to and under the Trust Assets, whether now existing or hereafter created, against all claims of third parties claiming through or under the Seller.

        (i) Mergers, Acquisitions, Sales, etc. The Seller shall not:

           (i) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except pursuant to the Transaction Documents, sell, transfer, assign, convey or lease all of any substantial part of its assets, or, directly or indirectly, sell, transfer, assign, convey or lease, whether in one transaction or a series of transactions, all or any substantial part of its assets, or sell or assign with or without recourse any Receivables or Related Security (other than pursuant hereto);

           (ii) make, incur or suffer to exist an investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person other than reasonable and customary operating expenses; or

           (iii) create any direct or indirect subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person.

        (j) Required Net Worth. The Seller shall not permit its net worth at any time to be less than $5,000,000.

        (k) Change in Name. The Seller will not change its corporate name or the name under or by which it does business, and CLC will not permit any Originator to change its corporate name or the name under or by which it does business, unless the Seller shall have given the Servicer and the Trustee prior written notice thereof and, within twenty-one (21) days after any such change in name, the Seller shall file (or cause to be filed) such financing statements or amendments as may be necessary to continue the perfection of the Trust's security interest in the Receivables, the Related Security and the proceeds thereof.

        (1) Amendment of Certificate of Incorporation; Change in Business. The seller will not amend its Certificate of Incorporation or By-Laws, or engage in any business other than as contemplated by the Transaction Documents, without
(i) the written consent of the Trustee and the Investor Certificateholder Representative and (ii) written confirmation from the Rating Agency that such amendment or such change in the Seller's business will not result in the reduction or withdrawal of the rating of any of the Investor Certificates.

        (m) Amendments to Transaction Documents. The Seller will not amend or otherwise modify or supplement any Transaction Document to which it is a party (including, without limitation, the Receivables Purchase Agreement or any Buyer
Note) unless the Trustee shall have given its prior written consent to each such amendment, modification or supplement, which consent shall not be unreasonably withheld or delayed.

        (n) Enforcement of Transaction Documents. The Seller will enforce the Receivables and the Related Security, the covenants and agreements of the Originators in the Receivables Purchase Agreement and the other Transaction Documents to which Seller is a party to the extent it determines in good faith that such enforcement is necessary or appropriate, unless instructed otherwise by the Trustee or by the Trustee at the direction of the Investor Certificateholder Representative in connection with the exercise of the Trustee's rights as assignee of the Seller's rights, title and interest in, to and under the Transaction Documents to which Seller is a party.

        (o) Other Indebtedness. The Seller shall not (i) create, incur or permit to exist any indebtedness, guaranty or liability or (ii) cause or permit to be used for its account any letters of credit of bankers' acceptances, except for indebtedness incurred pursuant to the Buyer Notes, other liabilities specifically permitted to be incurred by the Seller pursuant to or in connection with the Transaction Documents and reasonable and customary operating expenses.

        (p) Separate Corporate Existence. The Seller hereby acknowledges that the Trustee and the Investor Certificateholders are, and will be, entering into the transactions contemplated by the Transaction Documents in reliance upon the Seller's identity as a legal entity separate from the Originators, the Servicer and CLC. Therefore, from and after the Closing Date, the Seller shall take all reasonable steps to continue its identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Servicer, CLC, the Originators and any other Person, and that the Seller is not a division of the Servicer, CLC, any Originator or any other Person. Without limiting the generality of the foregoing, the Seller shall take such actions as shall be required in order that:

           (i) the Seller will be a limited purpose corporation whose primary activities will be restricted in its

Certificate of Incorporation to purchasing Receivables and Related
Security from the Originators, entering into agreements for the servicing of such Receivables and Related Security, transferring Receivables and Related Security to the Trust and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

           (ii) Not less than one member of the Seller's Board of Directors (the "Independent Director") will be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate, customer, agent, counsel, investment banker or supplier of CLC, the Seller or any Originator or any of their Affiliates. The Seller's Board of Directors will not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director will approve the taking of such action in writing prior to the taking of such action;

           (iii) The Seller will restrict its Independent Director from at any time serving as a trustee in bankruptcy for any Affiliate of CLC, any Originator or the Seller;

           (iv) The Seller will compensate any of its employees, consultants or agents from the Seller's own funds for services provided to the Seller, except as provided herein in respect of Servicing Fee;

           (v) The Seller will contract with the Servicer to perform for the Seller on behalf of the Trust, as owner of the Receivables all operations required on a daily basis to service the Receivables. The Seller will not incur any material indirect or overhead expenses for items shared between the Seller and any Affiliate thereof which are not reflected in the Servicing Fee, such as legal, auditing and other professional services, that will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that CLC will pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal, commitment, agency and other fees;

           (vi) The Seller's operating expenses or liabilities will not be paid by any Affiliate of CLC, any Originator or the Seller;

           (vii) The Seller will maintain separate corporate records and books of account and will have separate telephone numbers, mailing addresses, stationery and other business forms;

           (viii) All financial statements of CLC or any Affiliate thereof that are consolidated to include the Seller and are used other than for internal purposes by CLC or any Affiliate thereof will contain detailed notes clearly stating that (A) all of the Seller's assets are owned by the Seller, and (B) the Seller is a separate corporate entity with creditors who have received ownership of and security interests in the Seller's assets;

           (ix) The Seller will act solely in its corporate name and through its duly authorized officers or agents so as not to mislead others as to the identity of the company with which those others are concerned;

           (x) The Seller will not commingle its assets or funds with those of any Originator, CLC or any affiliate thereof;

           (xi) The Seller will not, directly or indirectly, be named and will not enter into an agreement to be named as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any Originator, CLC or any Affiliate thereof; and

           (xii) The Seller will maintain arm's-length relationships with each Originator, CLC and any Affiliate thereof. Any such Person that renders or otherwise furnishes services to the Seller will be compensated by Seller at market rates for such services. Neither the Seller nor any such Person will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. All business correspondence of Seller shall be in its own name only.

        (q) Preservation of Corporate Existence. The Seller shall take all actions necessary to maintain its current status as a corporation in good standing under the laws of the State of Delaware.

        (r) Future Contracts. The Seller shall use all reasonable efforts to insert a clause in the future Contracts with Obligors waiving the offset rights of each such Obligor.

     Section 2.6. Trustee May Perform. If the Seller fails to perform any of its agreements or obligations under this Agreement and the other Transaction Documents, the Trustee may (but shall not be obligated to) itself perform, or cause the performance of, such agreement or obligation, and the expenses incurred in connection therewith shall be payable by the Seller as provided in Section 11.5.

     Section 2.7. No Assumption of Liability. Nothing in this Agreement and the other Transaction Documents shall constitute or is intended to result in the creation or assumption by the Trust, the Trustee, the Investor Certificateholder Representative or any Certificateholder of any obligation of the Seller or the Servicer or any other Person to any Obligor in connection with the Receivables and the Related Security or any other agreements or instruments relating thereto or in connection with the Receivables Purchase Agreement.

     Section 2.8. Conditions Precedent to Issuance of Certificates. The Certificates shall not be issued until the conditions precedent set forth below are satisfied to the reasonable satisfaction of the Trustee and the Investor Certificateholder Representative:

        (a) Conditions Precedent Under Receivables Purchase Agreement. The Buyer shall certify in writing to the Trustee and the Investor Certificateholder Representative that each of the conditions precedent set forth in Sections 3.2 and 3.3 of the Receivables Purchase Agreement have been satisfied and the Trustee and the Investor Certificateholder Representative or their respective counsel shall have received copies of all documents delivered under such Sections.

        (b) Additional Pre-Closing Documents. Each of the documents described in
Exhibit 2.8(b) shall have been executed and delivered by and to the appropriate parties thereto and the Trustee and the Investor Certificateholder Representative or their respective counsel shall have received copies thereof.

        (c) Correctness and Accuracy of Representations, Warranties and Covenants; Termination Events. The representation and warranties made by the Seller, the Servicer and each of the Originators in the Transaction Documents to which it is a party shall be true and correct in all material respects on and as of the Closing Date as if made on the Closing Date (except to the extent a different date is specified in any such document); the Seller, each Originator and the Servicer shall have performed and complied with all of the agreements and conditions in each of the Transaction Documents required to be performed or complied with by it on or before the Closing Date; and no event shall have occurred or condition shall exist which would constitute a "Termination Event" under this Agreement or the Receivables Purchase Agreement or with the lapse of time or giving of notice on both, would constitute such a Termination Event.

        (d) Opinions. The Trustee and the Investor Certificateholder Representative shall have received opinion letters, dated the Closing Date, of Pepper, Hamilton and Scheetz as to the matters set forth in Exhibit 2.8(d) hereof.

     Section 2.9. Distribution of Initial Proceeds From Sale of Investor Certificates. On the Closing Date, the Trustee shall allocate the proceeds received in connection with the issuance of the Investor Certificates into the Accounts in the manner set forth below:

                      (i) Reserve Account - $1,000,000;
                     (ii) Unallocated Principal Sub-Account -
                          $4,976,363; and
                    (iii) Seller Sub-Account - $17,023,637

                                 ARTICLE 3
                       ADMINISTRATION AND SERVICING
                              OF RECEIVABLES

     Section 3.1. Acceptance of Appointment and Other Matters Relating to the Servicer.

        (a) The servicing, administering and collection of the Receivables and the Related Security shall be conducted by the Persons designated as the Servicer hereunder from time to time in accordance with this Section 3.1. Until the Trustee gives a Servicer Termination Notice to CLC pursuant to Section 10.1, CLC is hereby designated as, and CLC hereby agrees to act as, the Servicer under this Agreement and the other Transaction Documents with respect to the Receivables and the Related Security, and the Certificateholders by their acceptance of the Certificates consent to CLC acting as the Servicer.

        (b) Delegation of Certain Servicing Activities. In the ordinary course of business, the Servicer may at any time delegate its duties hereunder with respect to the Receivables and the Related Security to any of the Originators who agree to conduct such duties in accordance with the Credit and Collection Policy and this Agreement and the other Transaction Documents on behalf of the Trust as the owner of the Receivables. Each such Originator to whom any such duties are delegated in accordance with this Section 3.1(b) is herein called a "Sub-Servicer". Notwithstanding any such delegation by the Servicer, the Servicer shall remain liable for the performance of all duties and obligations of the Servicer pursuant to the terms of this Agreement and the other Transaction Documents and such delegation shall not relieve the Servicer of its liability and responsibility with respect to such duties. The fees and expenses of any such Sub-Servicers shall be as agreed between the Servicer and such Sub-Servicers from time to time and none of the Trust, the Trustee or the Certificateholders shall have any responsibility therefore.

        (c) Termination. The designation of the Servicer (and each Sub-Servicer) under this Agreement (and, in the case of any Sub-Servicer, under this Agreement and the other Transaction Documents or other document in which the Servicer makes a delegation of servicing duties to such Sub-Servicer) shall automatically cease and terminate upon termination of the Trust pursuant to Section 12.1.

     Section 3.2. Duties of the Servicer and the Seller.

        (a) Appointment of the Servicer as Agent; Duties in General. Each of the Seller and the Trustee hereby appoints the Servicer from time to time designated pursuant to Section 3.1 as its agent to enforce their respective rights and interests in and under the Receivables and the Related Security. The Servicer shall collect, administer and service the Receivables and the Related Security in accordance with its customary and usual servicing procedures for servicing comparable receivables and in accordance with the Credit and Collection Policy and applicable Requirements of Law. As agent for the Seller and the Trust, the Servicer shall, subject to the terms and provisions of this Agreement and the other Transaction Documents, have full power and authority, acting alone or through any Person properly designated by it in accordance with Section 3.1(b), to do any and all things in connection with such servicing and administration which it may deem necessary or appropriate. The Trustee shall furnish the Servicer with any documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.

     The Servicer shall take or cause to be taken all such actions as it deems necessary or appropriate to collect each Receivable and Related Security (and shall cause each Sub-Servicer, if any, to take or cause to be taken all such actions as the Servicer deems necessary or appropriate to collect each Receivable and Related Security transferred by it to Seller) from time to time, all in accordance with applicable law and in accordance with the Credit and Collection Policy.

     Without limiting the generality of the foregoing and subject to Section 10.1, the Servicer or its designee is hereby authorized and empowered, unless such power and authority is revoked by the Trustee on account of the occurrence of a Servicer Default pursuant to Section 10.1, (i) to instruct the Trustee to make withdrawals and payments from the Accounts as set forth in this Agreement and the other Transaction Documents, (ii) to execute and deliver, on behalf of the Trust for the benefit of the Certificateholders, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Receivables and the Related Security, (iii) to make any filings, reports, notices, applications and registrations with, and to seek any consents or authorizations from, the Securities and Exchange Commission and any state securities authority on behalf of the Trust as may be necessary or appropriate to comply with any federal or state securities laws or reporting requirements or other laws or regulations, and (iv) after the delinquency of any Receivable or any default in connection with a Related Security and to the extent permitted under and in compliance with all applicable laws, rules, regulations, judgments, orders and decrees of courts and other governmental authorities (whether federal, state, local or foreign) and all other tribunals, to commence collection proceedings with respect to the Receivables and the Related Security and otherwise to enforce the rights and interests of the Trust and the Certificateholders in, to and under such Receivables and the Related Security, unless the Trustee, at the direction of the Investor Certificateholder Representative, otherwise revokes such authority in writing. The Trustee shall promptly comply with the instructions of the Servicer to withdraw funds and make payments from the Accounts pursuant to the terms of this Agreement and the other Transaction Documents. The Trustee shall furnish the Servicer with any powers of attorney and other instruments and documents that are necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder.

        (b) Identification and Transfer of Collections Other than Collections of Receivables. Following notification that collections of any receivable or other intangible which is not a Collection of a Receivable or a Related Security have been deposited into a Permitted Lockboxes or the Accounts, the Servicer shall cause all such collections to be segregated, apart and in different accounts, from the Permitted Lockboxes and the Accounts. Without limiting the provisions of Section 3.1, the Servicer shall cause Collections and all other Trust Assets that consist of cash or cash equivalents to be deposited into the Permitted Lockboxes and the Accounts pursuant to the terms and provisions of Article 4 of this Agreement. The Servicer and, to the extent applicable, the Trustee, shall hold all such funds in trust, separate and apart from such Person's other funds. On each Business Day, after such misapplied collections have been reasonably identified by the Servicer to the Trustee, the Servicer shall instruct the Trustee to turn over to the Seller all such misapplied collections less all reasonable and appropriate out-of-pocket costs and expenses, if any, incurred by the Servicer in collecting such receivables.

        (c) Documents and Records. At any time when CLC shall not be the Servicer, CLC shall, upon the request of the then-acting Servicer, cause each Originator to deliver to the Servicer, and the Servicer shall hold in trust for the Seller and the Trustee in accordance with their respective interest, copies of all records (including, without limitation, computer tapes or disks and purchase orders and invoices related to the Receivables and the Related Security) that evidence or relate to the Receivables and Related Security of such Originator.

        (d) Authorization to Act as the Seller's Agent. Without limiting the generality of Section 3.2(a), the Seller hereby appoints the Servicer as its agent for the following purposes: (i) specifying accounts to which payments are to be made to the Seller, (ii) making transfers among, and deposits to and withdrawals from, all deposit accounts of the Seller for the purposes described in this Agreement and the Receivables Purchase Agreement, and (iii) arranging payment by the Seller of all fees, expenses and other amounts payable by the Seller pursuant to this Agreement and the Receivables Purchase Agreement. The Seller irrevocably agrees that (A) it shall be bound by all actions taken by the Servicer pursuant to the preceding sentence, and (B) the Trustee and the banks holding all deposit accounts of the Seller are entitled to accept submissions, determinations, selections, specifications, transfers, deposits and withdrawal requests, and payments from the Servicer on behalf of the Seller.

        (e) Grant of Power of Attorney. The Seller and the Trustee hereby each grant to the Servicer a power of attorney, with full power of substitution, to take in the name of the Seller and the Trustee all steps which are necessary or appropriate to endorse, negotiate, deposit or otherwise realize on any writing of any kind held or transmitted by the Seller or transmitted or received by the Trustee (whether or not from the Seller) in connection with any Receivable or Related Security. The power of attorney that the Seller and the Trustee have granted to the Servicer pursuant to this Section 3.2(e) may be revoked by the Trustee upon a Servicer Default or at the direction of the Investor Certificateholder Representative, and shall be revoked by the Seller, on the date on which the Trustee shall be entitled to exercise the powers granted to the Trustee pursuant to Section 3.2(a).

        (f) Turnover of Collections. If the Servicer, the Seller or any of their respective agents or representatives shall at any time receive any cash, checks or other instruments constituting Collections, such recipient shall segregate such payments and hold such payments in trust for and in a manner acceptable to the Trustee and shall, promptly upon receipt (and in any event within two (2) Business Days following receipt), remit all such cash, checks, and instruments, duly endorsed or with duly executed instruments of transfer, to the Collection Account.

        (g) Computer Software, Hardware and Services. The Seller shall use reasonable efforts to provide the Servicer with such sublicenses and/or assignments of contracts as the Servicer or the Trustee shall require with regard to all services and computer hardware or software that relate to the servicing of the Receivables or the Related Security.

     Section 3.3. Permitted Lockboxes.

        (a) The Permitted Lockboxes shall be maintained in the name of the Trustee on behalf of the Trust pursuant to a lockbox agreement substantially in the form of Exhibit 3.3 hereto (the "Lockbox Agreement"). Unless instructed otherwise by the Servicer or, after the occurrence and continuance of a Servicer Default, the Trustee, the Lockbox Bank shall be instructed to remit, on a daily basis, via overnight or same day transfer, all amounts deposited in the Permitted Lockboxes maintained with it to the Collection Account. None of the Originators, the Seller, the Servicer, or any Person claiming by, through or under any Originator, the Seller or the Servicer shall have any control over the use of, or any right to withdraw any item or amount from, the Permitted Lockboxes except as expressly provided in this Agreement and the other Transaction Documents or the Lockbox Agreement. The Servicer and the Trustee are each hereby irrevocably authorized and empowered, as the Seller's attorney-in-fact, to endorse any item deposited in a lockbox or presented for deposit in the Permitted Lockboxes requiring the endorsement of the Seller, which authorization is coupled with an interest.

        (b) The Servicer shall instruct (or shall cause the Originators to instruct) all Obligors to make all payments due to the Seller or any of the Originators relating to or constituting Collections (or any proceeds thereof) to the Lockbox Bank for deposit in the Permitted Lockboxes. If the Servicer, the Seller or any Originator receives any Collections or any other payment of proceeds of any other Related Security, the Servicer shall cause such recipient to segregate such payments and hold such payments in trust for the Trustee, and such Person shall as soon as practicable, but not later than the second Business Day following receipt of such item by such Person, deposit such payment in the Permitted Lockboxes or the Collection Account. The Servicer (if CLC) shall, and shall cause the Seller and the Originators to, use reasonable efforts to prevent the deposit of any amounts other than Collections and other Trust Assets in the Permitted Lockboxes. In the event that the Servicer is notified by any Originator that any amount other than Collections or other Trust Assets have been deposited in the Permitted Lockboxes, the Servicer shall promptly instruct the appropriate Lockbox Bank and the Trustee to segregate such amount, and shall direct such Lockbox Bank or the Trustee (as appropriate) to turn over such amounts to the applicable Originator to whom such amounts are owed.

        (c) The Trustee will instruct the Lockbox Bank and, if the Trustee fails so to instruct, the Trustee hereby grants to the Servicer the authority to instruct the Lockbox Bank, to transfer on a daily basis to the Collection Account all amounts on deposit in the Lockbox Accounts maintained with such Lockbox Bank.

     Section 3.4. Servicing Compensation.

        (a) As compensation for its servicing activities hereunder and reimbursement for its expenses as set forth in the immediately following paragraph, on each Distribution Date in accordance with the provisions of
Section 4.3(b), the Servicer shall be entitled to receive solely from the assets of the Trust a servicing fee in respect of any Interest Period prior to the termination of the Trust pursuant to Section 12.1 (with respect to each Interest Period, the "Servicing Fee") which shall equal .03125% of all Receivables collected by the Servicer during such Interest Period, calculated using the financial information set forth on the three (3) immediately preceding Monthly Servicer's Reports.

        (b) The Servicer's expenses include the amounts due to the Trustee pursuant to Section 11.5 and the reasonable fees and disbursements of independent public accountants and all other expenses incurred by the Servicer in connection with its activities hereunder; provided, that the Servicer shall not be liable for any liabilities, costs or expenses of the Trust, the Investor Certificateholder Representative or the Investor Certificateholders arising under any tax law, including without limitation any federal, state or local income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith). The Servicer shall be required to pay such expenses as for its own account and shall not be entitled to any payment therefor other than the Servicing Fee.

     Section 3.5. Representations, Warranties and Covenants of the Servicer. CLC, as initial Servicer, hereby makes, and any Successor Servicer by its appointment hereunder shall make, the following representations, warranties and covenants (the representations and warranties below to be modified, if appropriate, with respect to any Successor Servicer to reflect a different jurisdiction of organization or type of institution) on which the Trustee has relied in accepting the Receivables and the Related Security in trust:

        (a) Organization and Good Standing. The Servicer is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and has full corporate power, authority and legal right to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents.

        (b) Due Qualification. The Servicer is not required to qualify nor register as a foreign corporation in any state in order to service the Receivables and the Related Security as required by this Agreement and the other Transaction Documents and has obtained all licenses and approvals necessary in order to so service the Receivables and the Related Security as required under applicable law. if the Servicer shall be required by any Requirement of Law to so qualify or register or obtain such license or approval, then it shall do so.

        (c) Due Authorization and Execution. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by the Servicer by all necessary corporate action on the part of the Servicer and this Agreement and the other Transaction Documents has been duly executed by the Servicer.

        (d) Binding Obligation. This Agreement and the other Transaction Documents constitute the legal, valid and binding obligations of the Servicer, enforceable in accordance with their respective terms, except as enforceability may be limited by Debtor Relief Laws.

        (e) No Violation. The execution and delivery of this Agreement and the other Transaction Documents by the Servicer, and the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof applicable to the Servicer, will not conflict with, violate, result in any breach of any of the material terms and provisions of, constitute (with or without notice or lapse of time or both) a default under, or require any authorization, consent, order or approval of or registration or declaration with any Governmental Authority (other than as have been obtained) under, any Requirement of Law applicable to the

Servicer or any indenture, contract, agreement, mortgage, deed of trust or other instrument to which the Servicer is a party or by which it is bound.

        (f) No Proceedings. There are no proceedings pending or, to the best knowledge of the Servicer, threatened against the Servicer before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality seeking to prevent the consummation of any of the transactions contemplated by this Agreement and the other Transaction Documents, or seeking any determination or ruling that, in the reasonable judgment of the Servicer, would materially and adversely affect the performance by the Servicer of its obligations under this Agreement and the other Transaction Documents, or seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement and the other Transaction Documents.

        (g) Compliance with Requirements of Law. The Servicer shall duly satisfy all obligations on its part to be fulfilled under or in connection with each Receivable, will maintain in effect all qualifications required under Requirements of Law in order to service properly each Receivable, and will comply in all material respects with all other Requirements of Law in connection with servicing each Receivable and the Related Security, the failure to comply with which would have a material adverse effect on the Certificateholders.

        (h) No Rescission or Cancellation. The Servicer shall not permit any rescission or cancellation of any Receivable except as ordered by a court of competent jurisdiction or other Governmental Authority.

        (i) Protection of Certificateholders' Rights. The Servicer shall take no action which, nor omit to take any action the omission of which, would impair the rights of Certificateholders in, or to receive, Collections, nor shall it reschedule, revise or defer payments due on any Receivable except in accordance with the Credit and Collection Policy.

        (j) Receivables Not to be Evidenced by Promissory Notes. Except in connection with its enforcement or collection of a Receivable, the Servicer will take no action to cause any Receivable to be evidenced by any "instrument" (as defined in the UCC) .

        (k) Total Systems Failure. The Servicer shall promptly notify the Trustee and the Investor Certificateholder Representative of any Total Systems Failure and shall advise the Investor Certificateholder Representative of the estimated time required in order to remedy such Total Systems Failure and of the estimated date on which a Monthly Servicer's Report can be delivered. Until a Total Systems Failure is remedied, the Servicer will (i) furnish to the Trustee and the Investor Certificateholder Representative such periodic status reports and other information relating to such Total Systems Failure as the Investor Certificateholder Representative may reasonably request and (ii) promptly notify the Trustee and the Investor Certificateholder Representative if the Servicer believes that such Total Systems Failure cannot be remedied by the estimated date, which notice shall include a description of the circumstances which gave rise to such delay, and the action proposed to be taken in response thereto, and a revised estimate of the date on which a Monthly Servicer's
Report can be delivered. The Servicer shall promptly notify the Investor Certificateholder Representative when a Total Systems Failure has been remedied.

        (1) Required Net Worth. CLC shall not permit its net worth at any time to be less than $21,000,000.00.

     Section 3.6. Reports and Records for the Trustee.

        (a) Daily Reports. On each Business Day, the Servicer shall prepare and forward to the Trustee and the Investor Certificateholder Representative, a report from the Servicer, signed by a Servicing Officer in the form of Exhibit 3.6(a) setting forth (i) the Collections in respect of the Receivables and the Related Security processed by the Servicer on or prior to the immediately preceding Business Day, (ii) the amount of Receivables as of the close of business on the immediately preceding Business Day and (iii) such other matters as are set forth in Exhibit 3.6(a) (each, a "Daily Servicer's Report") .

        (b) Monthly Servicer's Report. On or prior to the twentieth calendar day following the end of the immediately preceding Accounting Period, the Servicer shall prepare and forward to the Trustee and the Investor Certificateholder Representative a report from the Servicer, signed by a Servicing Officer in the form of Exhibit 3.6(b) containing the following information with respect to the most recent Accounting Period ending immediately preceding to such day: (i) a listing by Obligor of all Receivables outstanding on the last day of the preceding Accounting Period; (ii) an analysis of the aging of such Receivables by Obligor on the last day of such preceding Accounting Period; (iii) the aggregate amount of Collections processed during the preceding Accounting Period; (iv) the balance on deposit in the Accounts after giving effect to any distributions to be made on the next succeeding Distribution Date, (v) the sum of all amounts payable to the Investor Certificateholders on the next succeeding Distribution Date and (vi) such other matters as are set forth in Exhibit 3.6(b) (each, a "Monthly Servicer's Report"), except for the calculation of the Fixed Charge Ratio and the consolidated shareholders equity, which shall be provided in a supplemental report from the Servicer to the Trustee and the Investor Certificateholder Representative on or before the twenty-fifth calendar day following the end of the immediately preceding Accounting Period.

     Section 3.7. Monthly Servicer's Certificate. The Servicer will deliver to the Trustee and the Investor Certificateholder Representative, together with the current Monthly Servicer's Report that is required to be delivered pursuant to Section 3.6(b), a certificate signed by the Chief Financial Officer or the Assistant Chief Financial Officer of the Servicer substantially in the form of
Exhibit 3.7 stating that (a) a review of the activities of the Servicer during the prior Accounting Period and of its performance under this Agreement and the other Transaction Documents was made under the supervision of the officer signing such certificate and (b) to the best of such officer's knowledge, based on such review, the Servicer has fully performed all its obligations under this Agreement and the other Transaction Documents throughout such Accounting Period, or, if there has been a default in the performance of any such obligation, specifying each such default known to such officer and the nature and status thereof. A copy of such certificate may be obtained by any Investor Certificateholder by a request in writing to the Trustee addressed to the Corporate Trust Office.

     Section 3.8. Annual Statements.

        (a) The Servicer will deliver to the Trustee, the Investor Certificateholder Representative and the Rating Agency on or before March 31 of each year, beginning with March 31, 1994, an Officer's Certificate stating, as to each signer thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and remedies therefor being pursued.

        (b) Annual Independent Public Accountants' Servicing Report. On or before March 31 of each year, beginning with March 31, 1994 the Servicer at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Trustee, the Investor Certificateholder Representative and the Rating Agency to the effect that such firm has examined certain documents and records relating to the servicing of the receivables and the reporting requirements with respect thereto and that, on the basis of such examination, such servicing and reporting requirements have been conducted in compliance with this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial and (ii) such other exceptions as shall be set forth in such statement.

     Section 3.9. Tax Treatment. The Seller has structured this Agreement and the other Transaction Documents and the Investor Certificates with the intention that the Investor Certificates will qualify under applicable federal, state and local tax law as indebtedness of the Seller. The Seller, the Servicer, the Holder of the Seller Certificate and each Investor Certificateholder agrees to treat and to take no action inconsistent with the treatment of the Investor Certificates (or beneficial interest therein) as indebtedness of the Seller for purposes of federal, state and local income or franchise taxes and any other tax imposed on or measured by income. Each Investor Certificateholder and the Holder of the Seller Certificate, by acceptance of its Certificate, agree to be bound by the provisions of this Section 3.9.

     Section 3.10. Notices to the Seller. Any Successor Servicer appointed pursuant to Section 10.2 shall deliver or make available to the Seller each certificate and report required to be prepared, forwarded or delivered thereafter pursuant to Sections 3.6, 3.7 and 3.8.

                                 ARTICLE 4
                       RIGHTS OF CERTIFICATEHOLDERS
               AND ALLOCATION AND APPLICATION OF COLLECTIONS

        Section 4.1. Rights of Certificateholders. Each Certificate shall represent an undivided interest in the Trust, including right to receive the Collections and other amounts at the times and in the amounts specified in this
Article 4 to be deposited in the Collection Account or to be paid to the Investor Certificateholders. The Seller Certificate shall represent the remaining undivided interest in the Trust, including the right to receive the Collections and other amounts at the times and in the amounts specified in this
Article 4 to be paid to the Holder of the Seller Certificate; Provided, however, that the such Certificate shall not represent any interest in the Collection Account, except as provided in this Agreement and the other Transaction Documents and neither the Seller nor the Servicer shall have the right to withdraw funds from the Accounts or to receive funds on deposit therein except as and when provided by this Agreement and the other Transaction Documents.

     Section 4.2. Establishment and Administration of the Accounts.

        (a) Establishment of the Accounts. The Trustee for the benefit of the Certificateholders, shall establish and maintain, with an office or branch of one or more Qualified Depository Institutions, or in an Eligible Account, in all cases in the name of the Trustee and on behalf of the Trust, (i) a segregated trust account for use in connection with the collection and distribution of certain funds in the manner described in this Agreement (the "Collection Account"), (ii) three separate segregated trust sub-accounts of the Collection Account to facilitate such collection and distribution (respectively, the "Unallocated Principal Sub-Account," the "Interest Sub-Account" and the "Seller Sub-Account") and (iii) a segregated trust account for use in connection with the maintenance and allocation of a reserve for the benefit of the Investor Certificateholders, in an amount initially equal to the Reserve Amount (the "Reserve Account"), each bearing a designation clearly indicating that the funds deposited therein are held in trust for the benefit of the Certificateholders. The Accounts shall be under the sole dominion and control of the Trustee for the ratable benefit of the Certificateholders. If, at any time, any institution holding any of the Accounts ceases to be a Qualified Depository Institution or in an Eligible Account, the Trustee shall within ten (10) Business Days of a Responsible Officer learning of such event, establish new Accounts meeting the conditions specified above with a Qualified Depository Institution, or in an Eligible Account and transfer any cash and/or any investments to such new Accounts. The Trustee, for the ratable benefit of the Investor Certificateholders in accordance with their Investor Interests and the Holder of the Seller Certificate, to the extent of the Seller Interest, shall possess all right, title and interest in all funds on deposit from time to time in the Accounts and in all proceeds thereof. Neither the Seller nor the Servicer, nor any Person claiming by, through or under the Seller or Servicer, shall have any right, title or interest in, or any right to withdraw any amount from the Accounts except to the extent provided in this Agreement and the other Transaction Documents. Pursuant to the authority granted to the Servicer pursuant to Section 3.2, the Servicer shall have the revocable power to instruct the Trustee to make withdrawals and payments from the Accounts for the purposes of carrying out the Servicer's, and where applicable, the Trustee's duties hereunder. The Servicer agrees that it shall have no right of set-off or banker's lien against, and no right to otherwise deduct from, any funds held in the Accounts for any amount owed to it by the Trustee, the Trust, the Seller or any Certificateholder.

        (b) Administration of the Accounts. Funds on deposit in the Accounts shall at all times be invested in Permitted Investments. Any such investment shall mature and such funds shall be available for withdrawal on or prior to the next following Distribution Date. Subject to the conditions set forth herein, the Servicer shall have the authority to instruct the Trustee with respect to the investment of such funds.

     Section 4.3. Collections, Allocations and Distributions.

        (a) Collections. The Servicer shall cause all Collections and all other Trust Assets consisting of cash or cash equivalents to be transferred, on or before the close of business on each Business Day of receipt, from the Permitted Lockboxes to the Collection Account. In addition, the Servicer shall cause the Originators to deposit to the Collection Account all amounts payable to the Seller under the Receivables Purchase Agreement (including Article 7 thereof).

        (b) Allocations and Distributions. Based upon the financial information contained in the then-current Daily Servicer's Report, or, as appropriate, the then-current Monthly Servicer's Report, the Servicer shall allocate and the Trustee shall distribute all Collections and all other Trust Assets to each Investor Certificateholder and to the Holder of the Seller Certificate, in accordance with the procedures set forth below in this subsection 4.3(b) and shall instruct the Trustee to withdraw the required amounts from the Accounts to pay such amounts in accordance with this subsection 4.3(b). The Trustee shall make such deposits or payments on the dates indicated below by wire transfer.

           (i) Allocations During the Revolving Period. On each Business Day during the Revolving Period, funds on deposit in the Collection Account shall be allocated by the Servicer in accordance with the following order of priority:

              (A) Certain Fees and Expenses. All amounts necessary to pay all
(1) accrued and unpaid fees due to the Trustee in connection with the transactions described herein, (2) miscellaneous expenses incurred in connection with those transactions for the current Interest Period or any previous Interest Periods and (3) if the Servicer is not CLC, accrued and unpaid Servicing Fees for the current Interest Period or any previous Interest Periods;

              (B) Investor Certificateholder Interest. An amount equal to (1) the interest that has accrued or will accrue on the Investor Certificates at the Certificate Rate for the current Interest Period and (2) any unpaid interest on the Investor Certificates for any prior Interest Periods (with interest thereon at the Certificate Rate to the extent legally permissible) shall be transferred to the Interest Sub-Account for distribution to the Investor Certificateholders on the next succeeding Distribution Date;

              (C) Replenishment of Reserve Account. All amounts necessary to increase the balance of funds on deposit in the Reserve Account to an amount equal to the Reserve Amount shall be deposited into the Reserve Account;

              (D) Replenishment of Required Minimum Seller Percentage. To the extent that the Seller Percentage is below the Required Minimum Seller Percentage, all amounts necessary to increase the Seller Percentage to the Required Minimum Seller Percentage shall be transferred to the Unallocated Principal Sub-Account;

              (E) Servicer Fees to CLC. If the Servicer is CLC, all amounts necessary to pay all accrued and unpaid Servicing Fees for the current Interest Period or any previous Interest Periods.

              (F) Remaining Funds. All remaining funds shall be transferred to the Seller Sub-Account.

           (ii) Allocations During the Amortization Period. On each Business Day during the Amortization Period, funds on deposit in the Collection Account shall be allocated by the Servicer in accordance with the following order of priority:

              (A) Certain Fees and Expenses. All amounts necessary to pay all
(1) accrued and unpaid fees due to the Trustee in connection with the transactions described herein for the current Interest Period or any previous Interest Periods, (2) miscellaneous expenses incurred or expected to be incurred in connection with those transactions for the current Interest Period or any previous Interest Periods and (3) if the Servicer is not CLC, accrued and unpaid Servicing Fees for the current Interest Period or any previous Interest Periods shall be paid in full;

              (B) Investor Certificateholder Interest. An amount equal to (1) the interest that has accrued or will accrue on the Investor Certificates at the Certificate Rate for the current Interest Period and (2) any unpaid interest on the Investor Certificates for any prior Interest Periods (with interest thereon at the Certificate Rate to the extent legally permissible) shall be transferred to the Interest Sub-Account for distribution to the Investor Certificateholders on the next succeeding Distribution Date;

              (C) Investor Certificateholder Principal. The amount necessary to pay the outstanding principal amount of the Investor Certificates until such amount shall have been paid in full shall be transferred to the Unallocated Principal Sub-Account; and

              (D) Servicer Fees to CLC. If the Servicer is CLC, all amounts necessary to pay all accrued and unpaid Servicing Fees for the current Interest Period or for any previous Interest Periods; and

              (E) Remaining Funds. All remaining funds shall be transferred to the Seller Sub-Account.

           (iii) Distributions During the Revolving Period.

              (A) Deficiency Amounts. If a Deficiency Amount exists on any Distribution Date during the Revolving Period, as shown on the most recent Monthly Servicer's Report, the Trustee shall distribute funds then on deposit in the Reserve Account in an amount equal to the Deficiency Amount to make on such Distribution Date the payments listed in clauses (i)(A) and (i)(B) of subsection 4.3(b) of this Agreement.

              (B) Funds in the Unallocated Principal Sub-Account. On any Business Day during the Revolving Period, so long as the amount on deposit in the Reserve Account is not less than the Reserve Amount, the Seller may direct the Trustee to pay to the Seller funds on deposit in the Unallocated Principal Sub-Account to the extent that, after giving effect to any such payment the Seller Percentage will not be less than the Required Minimum Seller Percentage.

              (C) Funds in the Seller Sub-Account. All funds on deposit in the Seller Sub-Account on any Business Day shall be distributed by the Trustee to the Seller on such Business Day and shall be applied by the Servicer in accordance with Section 4.3(c).

           (iv) Distributions During the Amortization Period.

              (A) Amortization Deficiency Amounts. If an Amortization Deficiency Amount exists on any Distribution Date during the Amortization Period as shown on the most recent Monthly Servicer's Report, the Trustee shall distribute funds on deposit in the Reserve Account in an amount equal to the Amortization Deficiency Amount to make the payments listed in clauses (ii)(A), (ii)(B) and
(ii)(C) of subsection 4.3(b) of this Agreement to the extent such funds are available to do so.

              (B) Funds in the Unallocated Principal Sub-Account. During the Amortization Period, funds in the Unallocated Principal Sub-Account shall be used by the Trustee to pay the outstanding principal amount of the Investor Certificates. After such principal has been paid in full and the Trust shall have been terminated pursuant to Section 12.1, all remaining funds, if any, in the Unallocated Principal Sub-Account shall be paid to the Seller by the Trustee.

              (c) Application of the Seller's Funds. The Servicer will apply the funds received by the Seller from the Trust (including, without limitation, all funds deposited in the Seller Sub-Account) to the payment of the Seller's obligations in the following order of priority: first, to pay the administrative and operating expenses of the Seller, including, without limitation, costs and expenses and indemnities payable under this Agreement and the other Transaction Documents; second to repay amounts owed to the Originators under the Buyer Notes in respect of the purchase price for Receivables purchased by the Seller from the Originators pursuant to the Receivables Purchase Agreement; and third, for other corporate purposes of the Seller, including the payment of dividends to the stockholders of the Seller to the extent permitted under this Agreement and the other Transaction Documents.

                                    ARTICLE 5

                          DISTRIBUTIONS AND REPORTS TO
                          INVESTOR CERTIFICATEHOLDERS


     Section 5.1. Distributions. On each Distribution Date, the Paying Agent shall distribute (in accordance with the most recent Monthly Servicer's Report delivered by Servicer to the Trustee pursuant to Section 3.6(b)) to each Investor Certificateholder of record on the preceding Record Date (other than as provided in Section 12.3(b) hereof respecting a final distribution) such Investor Certificateholder's pro rata share (based on the aggregate principal amount represented by Investor Certificates held by such Investor Certificateholder) of amounts on deposit in the Accounts as are payable to the Investor Certificateholders pursuant to Section 4.3. Such distribution shall be made by check mailed to each Certificateholder except that if all Investor Certificates are registered in the name of Cede & Co., the nominee registrar for The Depository Trust Company, such distribution to Investor Certificateholders shall be made in immediately available funds to The Depository Trust Company. All payments on account of principal and interest to Certificateholders shall be made from amounts on deposit in the Accounts.

     Section 5.2. Quarterly Investor Certificateholders' Statement; Annual Tax Statement.

        (a) On each Distribution Date, the Paying Agent shall forward to each Investor Certificateholder of record as of the preceding Record Date (other than as provided in Section 12.3(b) hereof respecting a final distribution) the statement received by the Paying Agent in connection with the distributions described in Section 4.3(b).

        (b) On or before March 31 of each calendar year beginning with calendar year 1994, the Servicer shall deliver to the Paying Agent, which shall thereupon furnish to each Person who at any time during the preceding calendar year was a Certificateholder, a statement prepared by the Servicer containing the information which is required to be contained in the regular quarterly report to Investor Certificateholders as set forth in Section 5.2(a), aggregated for such calendar year or the applicable portion thereof during which such person was a Certificateholder, together with such other information as is required to be provided by an issuer of indebtedness under the Code and such other customary information as the Servicer deems necessary or desirable to enable the Certificateholders to prepare their tax returns. Such obligation of the Servicer shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Paying Agent pursuant to this Agreement or pursuant to any requirements of the Code as from time to time in effect. Notwithstanding anything to the contrary in this Agreement, the Trustee shall from time to time after the date hereof furnish to the appropriate Persons a Form 1099-INT within the periods required by applicable law.

                                 ARTICLE 6
                             THE CERTIFICATES

        Section 6.1. Certificates. The Investor Certificates shall be issued in fully registered form and shall be substantially in the form of Exhibit 6.1(a). The Seller Certificate shall be substantially in the form of Exhibit 6.1(b). The Investor Certificates and the Seller Certificate shall, upon issue pursuant hereto, be executed and delivered by the Seller to the Trustee with instructions for authentication and redelivery as provided in Sections 2.1 and 6.2. Any Investor Certificate shall be issuable in a minimum denomination of $500,000 and integral multiples thereof, and shall be issued upon original issuance in an aggregate original principal amount equal to the Initial Investor Interest. The Seller Certificate shall be issued as a single certificate. Each Certificate shall be executed by manual or facsimile signature on behalf of the Trustee by a duly authorized signatory. Certificates bearing the manual or facsimile signature of the individual who was, at the time when such signature was affixed, authorized to sign on behalf of the Trustee shall not be rendered invalid, notwithstanding that such individual has ceased to be so authorized prior to the authentication and delivery of such Certificates or does not hold such office at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement and the other Transaction Documents, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein, executed by or on behalf of the Trustee by the manual signature of a duly authorized signatory, and such certificate upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

        Section 6.2. Authentication of Certificates. The Trustee shall authenticate and deliver the Investor Certificates, upon the written order of the Seller, to such Person as shall be designated by the Seller, against payment to the Seller of the applicable Investor Interest (net of any discount). Upon the receipt of such payment and the issuance of the Investor Certificates, such Investor Certificates shall be fully paid and non-assessable. The Trustee shall authenticate and deliver the Seller Certificate to the Seller simultaneously with the initial Conveyance to the Trust of the Receivables and the Related Security. Upon the order of the Seller, the Investor Certificates shall be duly authenticated by or on behalf of the

Trustee, in authorized denominations equal to (in the aggregate) the Initial Investor Interest.

     Section 6.3. Registration of Transfer and Exchange of Certificates.


        (a) The Trustee shall cause to be kept at the office or agency to be maintained by a transfer agent and registrar (the "Transfer Agent and Registrar"), a register (the "Certificate Register") in which, subject to such reasonable regulations as it may prescribe, the Transfer Agent and Registrar shall provide for the registration of the Investor Certificates and of transfers of the Investor Certificates as herein provided. Fidelity Bank, National Association is hereby initially appointed Transfer Agent and Registrar for the purposes of registering the Investor Certificates and transfers of the Investor Certificates as herein provided. Any reference in this Agreement and the other Transaction Documents to the Transfer Agent and Registrar shall include any co-transfer agent and co-registrar unless the context otherwise requires. The Trustee shall be permitted to resign as Transfer Agent and Registrar upon thirty
(30) days' written notice to the Servicer. In the event that the Trustee shall no longer be the Transfer Agent and Registrar, the Trustee shall appoint a successor Transfer Agent and Registrar. The Trustee may revoke such appointment, or any subsequent appointment, and remove the Transfer Agent and Registrar if the Trustee determines in its sole discretion that the Transfer Agent and Registrar has failed to perform its obligations under this Agreement and the other Transaction Documents in any material respect. Any successor Transfer Agent and Registrar shall be permitted to resign as Transfer Agent and Registrar upon thirty (30) days notice to the Seller, the Servicer, the Trustee and the Investor Certificateholder Representative; provided that, such resignation shall not be effective and the Transfer Agent and Registrar shall continue to perform its duties as Transfer Agent and Registrar until the Trustee has appointed a successor Transfer Agent and Registrar reasonably acceptable to the Seller.

     Upon surrender for registration of transfer of any Certificate at any office or agency of the Transfer Agent and Registrar, the Trustee shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Investor Certificates in authorized denominations of like aggregate Undivided Trust Interests.

     At the option of an Investor Certificateholder, Investor Certificates may be exchanged for other Investor Certificates in authorized denominations of like aggregate Undivided Trust Interests in the Trust, upon surrender of the

Investor Certificates to be exchanged at any office or agency of the Transfer Agent and Registrar maintained for such purpose.

     Whenever any Investor Certificates are so surrendered for exchange, the Seller shall execute, and the Trustee shall authenticate and (unless the Transfer Agent and Registrar is different than the Trustee, in which case the Transfer Agent and Registrar shall) deliver, the Investor Certificates which the Certificateholder making the exchange is entitled to receive. Every Investor Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in a form satisfactory to the Trustee and the Transfer Agent and Registrar duly executed by the Certificateholder thereof or his attorney-in-fact duly authorized in writing.

     The preceding provisions of this Section 6.3 notwithstanding, the Trustee or the Transfer Agent and Registrar, as the case may be, shall not be required to register the transfer of or exchange any Investor Certificate for a period of fifteen (15) days preceding the due date for any payment with respect to the Investor Certificates.

     No service charge shall be made for any registration of transfer or exchange of Certificates, but the Transfer Agent and Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

     All Investor Certificates surrendered for registration of transfer and exchange shall be canceled by the Transfer Agent and Registrar and disposed of in a manner satisfactory to the Trustee.

     The Seller shall execute and deliver to the Trustee or the Transfer Agent and Registrar, as applicable, Certificates in such amounts and at such times as are necessary to enable the Trustee to fulfill its responsibilities under this Agreement and the other Transaction Documents and the Certificates.

        (b) In no event shall the Seller Certificate or any interest therein be transferred hereunder, in whole or in part to a person other than the Seller or an Affiliate of the Seller, unless the Seller shall have consented in writing to such transfer and unless the Trustee shall have received an Opinion of Counsel that such transfer does not adversely affect the tax treatment of the Investor Certificates as indebtedness for federal income tax and evidence of the satisfaction of the Rating Agency Condition.

        (c) No transfer of a Certificate shall be made unless such transfer is exempt from the registration requirements of the Securities Act and any applicable state securities laws or is made in accordance with the Securities Act and such laws. In the event that any such transfer is to be made, unless the transferor or the transferee has certified that the transferee is a "qualified institutional buyer" within the meaning of Rule 144A promulgated under the Securities Act, such transferor or transferee shall deliver, at its expense, to the Seller and the Trustee (i) a certificate acceptable to the Trustee and the Seller stating that such transfer is exempt from registration under the Securities Act and such laws or (ii) if requested by Seller, a written Opinion of Counsel acceptable to and in form and substance satisfactory to the Trustee and the Seller that such transfer is not subject to registration under the Securities Act or such laws; provided, however, that no such opinion shall be required after the expiration of the three (3) year period referred to in Rule 144(k) promulgated under the Securities Act. In addition to the foregoing restrictions, if the Trustee or the Servicer shall determine, based on the number of Holders listed in the Certificate Register and the information contained in representation letters delivered to it from time to time pursuant to this subsection 6.3(c), that the aggregate number of beneficial owners (within the meaning of Section 3(c)(1) of the Investment Company Act) of interests in the Trust and in any other trust that may be integrated with the Trust as provided in the Investment Company Act may exceed ninety-five (95) after giving effect to any proposed transfer of a Certificate, the Trustee or the Servicer may, but is not required to, prohibit such transfer, unless there is delivered to the Trustee and the Servicer an Opinion of Counsel which shall not be at the expense of the Trustee, the Servicer or the Seller, acceptable to and in form and substance satisfactory to the Trustee and the Servicer, that such transfer will not cause the Trust to become an "investment company" within the meaning of Section 3 of the Investment Company Act. Neither the Trustee nor the Servicer shall have any obligation to monitor the number or status of beneficial owners.

        No transfer of a Certificate shall be made unless the Trustee shall have received a certificate from the transferee of such Certificate to the effect that the aggregate value of all securities owned by the transferee issued by (i) issuers who are excluded from the definition of "investment company" for purposes of the Investment Company Act solely by virtue of Section 3(c)(1) of the Investment Company Act and (ii) issuers who would, but for Section 3(c)(1)(A) of the Investment Company Act, be issuers described in (i) above, does not exceed ten percent (10%) of the value of the transferee's assets.

     No transfer of a Certificate shall be made unless the Trustee shall have received either (i) a representation letter the proposed transferee of such Certificate to the effect that such proposed transferee is not an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code, or a Person acting on behalf of any such plan or using the assets of any such plan or, alternatively, in the case of an insurance company, that the funds usesd to purchase the Certificates do not constitute the assets of any separate account, which representation letter shall not be at the expense of the Trustee, the Servicer or the Seller, or (ii) in the case of any such Certificate presented for registration in the name of any employee benefit plan subject to the fiduciary responsibility provisions of ERISA, or Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a trustee of any such plan, or any other person who is using the assets of any such plan or, alternatively, in the case of an insurance company, the assets of any separate account to effect such acquisition, an Opinion of Counsel, in form and substance satisfactory to, and addressed and delivered to, the Trustee and the Seller, to the effect that the purchase or holding of such Certificate will not result in the assets of the Trust being deemed to be "plan assets" and subject to the fiduciary responsibility provisions of ERISA of the prohibited transaction provisions of the Code, will not constitute or result in a prohibited transaction within the meaning of Section 406 or Section 407 of ERISA or Section 4975 of the Code, and will not subject the Trustee, the Trust or the Seller to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those expressly undertaken in this Agreement and the other Transaction Documents, which Opinion of Counsel shall not be at the expense of the Trustee, the Trust, the Service or the Seller.

     Section 6.4. Mutilated, Destroyed, or Stolen Certificates. If (a) any mutilitated Certificate is surrendered to the Transfer Agent and Registrar, or the Transfer Agent and Registrar receives evidence to its satisfaction to the destruction, loss or theft of any Certificate and (b) there is delivered to the Transfer Agent and Registrar and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Trustee that such Certificate has been acquired by a bona fide purchaser, the Seller shall execute and the Trustee shall authenticate and (unless the Transfer Agent and Registrar is different from the Trusee, in which case the Transfer Agent and Registrar shall) deliver (in compliance with applicable law), in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and aggregate Undivided Trust Interest. In connection with the issuance of any new Certificate under this Section 6.4, the Trustee or the Transfer Agent and Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee and the Transfer Agent and Registrar) connected therewith. Any duplicate Certificate issued pursuant to this Section 6.4 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

     Section 6.5. Persons Deemed Owners. Prior to due presentation of a Certificate for registration and transfer, the Trustee, the Paying Agent, the Transfer Agent and Registrar and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to this Agreement and the other Transaction Documents and for all other purposes whatsoever, and neither the Trustee, the Paying Agent, the Transfer Agent and Registrar nor any agent of any of them shall be affected by any notice to the contrary; provided, however, for purposes of voting or the giving of any request, demand, authorization, direction, notice, consent or waiver hereunder, Investor Certificates owned by the Seller, the Servicer or any Affiliate thereof, shall be disregarded and deemed not to be outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Investor Certificates which a Responsiblle Officer in the Corporate Trust Office of the Trustee knows to be so owned shall be so disregarded. Investor Certificates so owned that have been pledged in good faith shall not be disregarded as outstanding, if the pledgee establishes to the satisfaction of the Trustee the pledgee's right so to act with respect to such Investor Certificates and that the pledgee is not the Seller, the Servicer or an Affiliate thereof.

     Section 6.6. Appointment of Paying Agent.

        (a) The Paying Agent shall make distributions to Investor Certificateholders from the appropriate account or accounts maintained for the benefit of Certificateholders as specified in this Agreement. Any Paying Agent shall have the revocable power to withdraw funds from such appropriate account or accounts for the purpose of making distributions referred to above and shall report such withdrawals to the Trustee. The Trustee (or the Servicer if the Trustee is the Paying Agent) may revoke such power and remove the Paying Agent if the Trustee (or the Servicer if the Trustee is the Paying Agent) determins in its sole discretion that the Paying Agent shall have failed to perform its obligations under this Agreement in any material respect or for other good cause. The Paying Agent shall initially be the Trustee. The Trustee shall be permitted to resign as Paying Agent upon thirty (30) days written notice to the Servicer. In the event that the Trustee shall no longer be the Paying Agent, the Trustee shall appoint a successor to act as Paying Agent (which shall be a Qualified Depository Institution). The provisions of Sections 11.1, 11.2 and 11.3 shall apply to the Trustee also in its role as Paying Agent, for so long as the Trustee shall act as Paying Agent. Any reference in this Agreement to the Paying Agent shall include any co-paying agent unless the context requires otherwise.

        (b) The Trustee shall cause the Paying Agent (other than itself) to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee that such Paying Agent will hold all sums, if any, held by it for payment to the Certificateholders in trust for the benefit of the Certificateholders entitled thereto until such sums shall be paid to such Certificateholders, and shall agree, and if the Trustee is the Paying Agent it hereby agrees, that it shall comply with all requirements of the Code regarding the withholding by the Trustee of payments in respect of federal income taxes due from Certificate Owners (consistent with the treatment of the Certificates as debt instruments for federal income tax purposes).

     Section 6.7. Access to List of Certificateholders' Names and Addresses.
The Trustee for so long as it serves as Transfer Agent and Registrar shall furnish or, if the Trustee is no longer serving as Transfer Agent and Register cause to be furnished by the Transfer Agent and Registrar to the Servicer or the Paying Agent, within five (5) Business Days after receipt of a request therefore from the Servicer or the Paying Agent, respectively, in writing, a list in such form as the Servicer or the Paying Agent may reasonably require, of the names and addresses of the Investor Certificateholders as of the most recent Record Date. Holders of Investor Certificates evidencing Undivided Trust Interests aggregating not less than ten percent (10%) of the Undivided Trust Interest (the "Applicants") may apply in writing to the Trustee, and if such application states that the Applicants desire to communicate with other Investor Certificateholders with respect to their rights under this Agreement and the other Transaction Documents and is accompanied by a copy of the communication which such Applicants propose to transmit, then the Trustee, after having been adequately indemnified by such Applicants for its costs and expenses, shall afford or shall cause the Transfer Agent and Registrar to afford such Applicants access during normal business hours to the most recent list of Certificateholders and shall give the Servicer notice that such request has been made, within five (5) Business Days after the receipt of such application. The Trustee or the Transfer Agent and the Registrar, as the case may be, shall keep in as current a form as is reasonably practicable the most recent list available to it of Certificateholders. Every Certificateholder, by receiving and holding a Certificate, agrees with the Trustee that neither the Trustee, the Transfer Agent and Registrar, nor any of their respective agents shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Certificateholder hereunder, regardless of the source from which such information was obtained.

    Section 6.8. Authenticating Agent.


        (a) The Trustee may appoint one or more authenticating agents with respect to the Certificates which shall be authorized to act on behalf of the Trustee in authenticating the Certificates in connection with the issuance, delivery, registration of transfer, exchange or repayment of the Certificates. Whenever reference is made in this Agreement and the other Transaction Documents to the authentication of Certificates by the Trustee or the Trustee's certificate of authentication, such reference shall be deemed to include authentication on behalf of the Trustee by an authenticating agent and a certificate of authentication executed on behalf of the Trustee by an authenticating agent. Each authenticating agent must be acceptable to the Seller.

        (b) Any institution succeeding to the corporate agency business of an authenticating agent shall continue to be an authenticating agent without the execution or filing of any paper or any further act on the part of the Trustee or such authenticating agent.

        (c) An authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Seller. The Trustee may at any time terminate the agency of an authenticating agent by giving notice of termination to such authenticating agent and to the Seller. Upon receiving such a notice of resignation or upon such a termination, or in case at any time an authenticating agent shall cease to be acceptable to the Trustee or the Seller, the Trustee promptly may appoint a successor authenticating agent. Any successor authenticating agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an authenticating agent. No successor authenticating agent shall be appointed unless acceptable to the Trustee and the Seller.

        (d) The Trustee agrees to pay each authenticating agent from time to time reasonable compensation for its services under this Section 6.8 from funds on deposit in the Collection Account in accordance with the provisions of
Section 4.3 of this Agreement.

        (e) The provisions of Sections 11.1, 11.2 and 11.3 shall be applicable to any authenticating agent.

        (f) Pursuant to an appointment made under this Section 6.8, the Certificates may have endorsed thereon, in lieu of the Trustee's certificate of authentication, an alternate certificate of authentication in substantially the following form:

                 "This is one of the certificates described in the Pooling and Servicing Agreement.


                                                 -----------------------------
                                                 as Authenticating Agent for
                                                 the Trustee,


                                                 By:
                                                    --------------------------
                                                    Authorized Officer"

                                 ARTICLE 7
                          OTHER MATTERS RELATING
                               TO THE SELLER

     Section 7.1. Liability of the Seller. The Seller shall be liable for each obligation, representation and warranty of the Seller arising under or related to the Transaction Documents and shall be liable only to the extent thereof.

     Section 7.2. Limitation on Liability. The directors, officers, employees or agents of the Seller and each Affiliate of the Seller other than the Servicer and the Originators shall not be under any liability to the Trust, the Trustee, the Certificateholders, the Investor Certificateholder Representative, or any other Person hereunder or pursuant to any document delivered hereunder, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement and the other Transaction Documents and the issuance of the Certificates; provided, however, that this provision shall not protect the officers, directors, employees, or agents of the Seller and each Affiliate of the Seller against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of their duties. The Seller and any director, officer, employee or agent may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

     Section 7.3. Indemnification. The Seller and CLC shall indemnify and hold harmless the Trust, and the Trustee and its Affiliates, and their respective officers, directors, employees and agents, and the Investor Certificateholders from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of or related to the transactions contemplated by this Agreement or the other Transaction Documents or breaches of the representations, warranties and covenants of the Seller set forth in this Agreement or in the other Transaction Documents including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim including, without limitation, those arising in connection with:

        (a) the delivery by the Seller, the Servicer or either Originator to the Trustee or the Trust of any false or materially misleading information in connection with the transactions contemplated by this Agreement or the other Transaction Documents;

        (b) the failure of the Seller or either Originator to comply with any Requirements of Law in connection with the transactions described in this Agreement and the other Transaction Documents;

        (c) any dispute, claim or offset asserted, made or taken by any Obligor under any Receivable other than an Insolvency Event affecting such Obligor; or

        (d) the failure to maintain the interests of the Trust free and clear of any claim other than those permitted pursuant to the provisions of this Agreement and the other Transaction Documents; or

        (e) future costs imposed on the Holders of the Investor Certificates due to future changes imposed by the regulators of such Holders;

provided, however, that the Seller and CLC shall not indemnify the Trustee to the extent that such acts, omissions or alleged acts or omissions constitute or are solely caused by fraud, gross negligence, or willful misconduct by the Trustee; provided, further, that the Seller and CLC shall not indemnify the Trust for any liabilities, costs or expenses of the Trust with respect to any action taken by the Trustee at the request of the Investor Certificateholders; and provided, further, that the Seller and CLC shall not indemnify the Trust for any liabilities, costs or expenses of the Trust or the Trustee arising under any tax law, including without limitation any federal, state, local or foreign income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by the Trust in connection herewith to any taxing authority, other than those arising out of a determination of the Investor Certificates as anything other than indebtedness of the Trust. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof and shall survive the Trust Termination Date.


                                 ARTICLE 8
                          OTHER MATTERS RELATING
                              TO THE SERVICER

     Section 8.1. Liability of the Servicer. The Servicer shall be liable hereunder only to the extent of the obligations specifically undertaken by the Servicer in such capacity herein.

     Section 8.2. Merger or Consolidation of, or Assumption of the Obligations of, the Servicer. The Servicer shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

        (i) if the Servicer is not the surviving entity, the Person formed by such consolidation or into which the Servicer is merged or which acquires by conveyance or transfer the properties and assets of the Servicer substantially as an entirety, shall expressly assume, by an agreement supplemental hereto, executed and delivered to the Trustee and the Investor Certificateholder Representative in form satisfactory to the Trustee and the Investor Certificateholder Representative, the performance of every covenant and obligation of the Servicer hereunder (to the extent that any right, covenant or obligation of the Servicer, as applicable hereunder, is inapplicable to the successor entity, such successor entity shall be subject to such covenant or obligation, or benefit from such right, as would apply, to the extent practicable, to such successor entity);

        (ii) the Servicer shall have delivered to the Trustee and the Investor Certificateholder Representative an

Officer's Certificate of the Servicer, upon which the Trustee and the Investor Certificateholder may conclusively rely, that such consolidation, merger, conveyance or transfer and such supplemental agreement comply with this
Section 8.2 and that all conditions precedent herein provided for relating to such transaction have been complied with and an Opinion of Counsel, upon which the Trustee may conclusively rely, that such supplemental agreement is legal, valid and binding with respect to the Servicer;

        (iii) the Servicer shall have given at least ten (10) Business Days' prior notice to the Trustee and the Investor Certificateholder Representative of such consolidation, merger, conveyance or transfer;

        (iv) such assignment and succession will not result in a downgrade or withdrawal of the current rating of the Investor Certificates by a Rating Agency;

        (v) if the Person described in clause (i) is not an Affiliate of the Servicer, the Investor Certificateholder Representative shall have consented in writing to such consolidation, merger, conveyance or transfer.

     Section 8.3. Limitation on Liability. The directors, officers, employees or agents of the Servicer shall not be under any liability to the Trust, the Trustee, the Certificateholders or any other Person hereunder or pursuant to any document delivered hereunder, it being expressly understood that all such liability is expressly waived and released as a condition of, and as consideration for, the execution of this Agreement and the other Transaction Documents and the issuance of the Certificates. Except as provided in Section 8.4, the Servicer shall not be under any liability to the Trust, the Trustee, its officers, directors, employees and agents, the Certificateholders or any other Person for any action taken or for refraining from the taking of any action in its capacity as Servicer pursuant to this Agreement and the other Transaction Documents other than liability for breaches of any of the representations, warranties and covenants of the Servicer contained in this Agreement or in the other Transaction Documents; provided, however, that this provision shall not protect the Servicer against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of duties or by reason of its reckless disregard of its obligations and duties hereunder. The Servicer may rely in good faith on any document of any kind properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the

Receivables and the Related Security in accordance with this Agreement and the other Transaction Documents which in its reasonable opinion may involve it in any expense or liability.

     Section 8.4. Servicer Indemnification of the Trust and the Trustee. The Servicer shall indemnify and hold harmless the Trust and the Trustee and its Affiliates, and their respective officers, directors, employees and agents, and the Investor Certificateholders, from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts or omissions or alleged acts or omissions of the Servicer arising out of or related to the transactions contemplated by this Agreement or the other Transaction Documents including, but not limited to, any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided, however, that the Servicer shall not indemnify the Trustee to the extent that such acts, omissions or alleged acts or omissions constitute or are solely caused by fraud, gross negligence, or willful misconduct by the Trustee; provided, further, that the Servicer shall not indemnify the Trust for any liabilities, costs or expenses of the Trust with respect to any action taken by the Trustee at the request of the Investor Certificateholders; and provided, further, that the Servicer shall not indemnify the Trust for any liabilities, costs or expenses of the Trust, including without limitation any federal, state, local or foreign income or franchise taxes or any other tax imposed on or measured by income (or any interest or penalties with respect thereto or arising from a failure to comply therewith) required to be paid by the Trust in connection herewith to any taxing authority other than those arising out of a determination that the Investor Certificates are anything other than indebtedness of the Trust. Any such indemnification shall not be payable from the assets of the Trust. The provisions of this indemnity shall run directly to and be enforceable by an injured party subject to the limitations hereof and shall survive the Trust Termination Date.

     Section 8.5. The Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination by the Servicer that (i) the performance of its duties hereunder is no longer permissible under applicable Requirements of Law and (ii) there is no reasonable action which the Servicer could take to make the performance of its duties hereunder permissible under applicable Requirements of Law. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Trustee and the Investor Certificateholder Representative. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with
Section 10.2 hereof. The Trustee shall give prompt notice to the Rating Agency and the Investor Certificateholder Representative upon the appointment of a Successor Servicer.

     Section 8.6. Access to Certain Documentation and Information Regarding the Receivables and the Related Security. The Servicer shall provide to the Trustee and the Investor Certificateholder Representative access to documents, books, computer records, and other information to review such documentation, such access being afforded without charge but only (i) upon reasonable request, (ii) during the Servicer's normal business hours (iii) subject to the Servicer's normal security and confidentiality procedures and (iv) at offices designated by the Servicer. Nothing in this Section 8.6 shall derogate from the obligation of the Seller, the Trustee, the Servicer or the Investor Certificateholder Representative to observe any applicable law prohibiting disclosure of information regarding the Obligors and the failure of the Servicer to provide access as provided in this Section 8.6 as a result of such obligations shall not constitute a breach of this Section 8.6.

     Section 8.7. Examination of Records; Maintenance of Back-up Records. The Servicer shall clearly and unambiguously identify its computer or other records to reflect that the Receivables and the Related Security have been Conveyed to the Trust pursuant to this Agreement and the other Transaction Documents. The Servicer shall, prior to the sale or transfer to a third party of any receivable held in its custody, examine its computer and other records to determine that such receivable is not a Receivable. The Servicer shall maintain the appropriate back-up computer and other records to protect against the loss or destruction of the records of the Service maintained in connection with this Agreement and the other Transaction Documents and deliver evidence of the maintenance of such back-up records to the Trustee upon the delivery to the Servicer by the Trustee of a written request for such evidence.

                                 ARTICLE 9

                           EVENTS OF TERMINATION

     Section 9.1. Events of Termination. If any one of the following events (each, a "Termination Event") shall occur:

        (a) any failure by the Seller, the Servicer or any Originator to make any payment or deposit (or to give instructions or notice to the Trustee to make such payment or deposit) when due pursuant to the terms of this Agreement or the Receivables Purchase Agreement, which failure continues unremedied for two (2) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such person by the Trustee or the Investor Certificateholder Representative;

        (b) failure on the part of the Seller, the Servicer or any Originator to duly observe or perform in any material respect any other covenants or agreements of such Person set forth in this Agreement or the Receivables Purchase Agreement, which failure continues unremedied for a period of ten (10) days after the day on which notice of such failure, requiring the same to be remedied, shall have been given by the Trustee or the Investor
Certificateholder Representative;

        (c) any representation or warranty made by the Seller, the Servicer (if
CLC) or any Originator in this Agreement, the Receivables Purchase Agreement or the other Transaction Documents shall prove to have been incorrect in any material respect when made or when delivered;

        (d) the Seller, the Servicer (if CLC) or any Originator voluntarily seeks, consents to or acquiesces in the benefit or benefits of any Debtor Relief Law or becomes a party to or is made subject of any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant;

        (e) the cessation of, or failure to create, a valid first-priority interest of the Trust in any of the Receivables or the Related Security or in any other Trust Asset;

        (f) the Originators or CLC shall cease to own or control 100% of the issued and outstanding capital stock of the Seller or CLC shall cease to own or control 51% of the issued and outstanding capital stock of each Originator;

        (g) the Seller shall become unable for any reason to Convey Receivables to the Trust in accordance with the provisions of this Agreement and the other Transaction Documents;

        (h) the Trust shall become subject to regulation by the Securities and Exchange Commission as an "investment company" within the meaning of the Investment Company Act;

        (i) CLC fails to maintain (i) an average Fixed Charge Ratio of at least
2.75 to 1 for any twelve (12) consecutive Accounting Periods, or (ii) a minimum Consolidated Shareholders Equity of at least $21,000,000;

        (j) the average Charge-Off Ratio shall exceed eight percent (8%) for any three (3) consecutive Accounting Periods;

        (k) the average Collection Percentage shall fall below seventy percent (70%) for any three (3) consecutive Accounting Periods;

        (1) the average Delinquency Percentage shall exceed fifteen percent (15%) for any three (3) consecutive Accounting Periods;

        (m) the average Billing Adjustment Percentage exceeds one and one-quarter percent (1.25%) as of the end of any twelve (12) consecutive Accounting Periods;

        (n) the failure of the Seller or either Originator to pay indebtedness in an amount equal to or in excess of $2,000,000 in accordance with the provisions of the documentation evidencing any such indebtedness;

        (o) any withdrawal or reduction of the rating of the Investor Certificates by a Rating Agency;

        (p) the failure of the Reserve Account to contain an amount equal to not less than the Reserve Amount for two (2) consecutive calendar months; or

        (q) the Seller Percentage falls below the Required Minimum Seller Percentage on any calendar day and remains below the Required Minimum Seller Percentage for five (5) consecutive calendar days after the release of a Monthly Servicer's Report;

        (r) any material adverse change occurs in the operations of CLC or either Originator; or

        (s) the Internal Revenue Service or the Pension Benefit Guaranty Corporation shall file a notice of one (1) or more Liens with regard to any Receivable which shall remain in place and unbonded for a period of at least ten
(10) consecutive calendar days;

then in the case of any event described in this Section 9.1 (other than in Subsection (d) above), after the applicable grace period, if any, set forth therein, the Trustee, at the direction of the Investor Certificateholder Representative, by notice given in writing to the Seller and the Servicer, may declare that a Termination Event has occurred as of the date of such notice; and in the case of any event described in Subsection (d) of this Section
9.1, a "Termination Event" shall occur automatically without any notice or action on the part of the Trustee, the Investor Certificateholder
Representative or any Investor Certificateholder, immediately upon the occurrence of such event.

                                ARTICLE 10
                             SERVICER DEFAULTS

     Section 10.1. Servicer Defaults. If any one of the following events shall occur and be continuing:

        (a) any failure by the Servicer to make any payment, transfer or deposit or to give instructions or notice to the Trustee pursuant to Article 4 within two (2) Business Days after the date of the receipt by the Servicer of written notice from the Trustee or the Investor Certificateholder Representative that such payment, transfer, deposit or withdrawal or such instruction or notice is required to be made or given, as the case may be, under the terms of this Agreement and the other Transaction Documents;

        (b) failure on the part of the Servicer duly to observe or perform in any respect any other covenants or agreements of the Servicer set forth in this Agreement or the Receivables Purchase Agreement which continues unremedied for a period of ten (10) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Trustee, or to the Servicer and the Trustee by the Investor Certificateholder Representative;

        (c) any representation, warranty or certification made by the Servicer in this Agreement and the other Transaction Documents or in any certificate delivered pursuant to this Agreement and the other Transaction Documents shall prove to have been incorrect when made, and any adverse effects of such breach shall not have been cured to the satisfaction of the Investor Certificateholder Representative within a period of thirty (30) Business Days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Trustee, or to the Servicer and the Trustee by the Investor Certificateholder Representative;

        (d) the Servicer voluntarily seeks, consents to or acquiesces in the benefit or benefits of any Debtor Relief Law or becomes a party to or is made subject of any proceeding provided for by any Debtor Relief Law, other than as creditor or claimant;

        (e) any Successor Servicer shall fail to meet the eligibility requirements for a Successor Servicer as set forth in Article 10 hereof;

then, so long as such event shall not have been remedied (and, in the case of clause (c),

           (i) such event shall have had a material adverse effect on the Certificateholders, and

           (ii) a Servicer Default Consent shall have been obtained, and in the case of clause (b) or (e) (unless such default shall have resulted from a payment or insolvency default), a Servicer Default Consent shall have been obtained, the Trustee (and in the case of defaults requiring a Servicer Default Consent, the Investor Certificateholder Representatives, by notice thereof to the Trustee) shall declare a default by the Servicer (a "Servicer Default"). The Trustee shall provide notice of such Servicer
Default to the Seller, the Servicer, the Rating Agency and the Investor Certificateholder Representative.

     The Trustee shall provide notice to the Investor Certificateholder Representative of any event described in (a) through (e) above upon receipt of notice thereof. A "Servicer Default Consent" means that the Investor Certificateholder Representative, within ten (10) Business Days after receipt of notice pursuant to the preceding sentence, shall have agreed in writing to declare a Servicer Default.

     Upon or after the occurrence of a Servicer Default, the Trustee shall deliver a notice in writing (a "Servicer Termination Notice") to the Investor Certificateholder Representative of such Servicer Default. Notice of the giving of such Servicer Termination Notice shall be provided by the Trustee to the Seller, the Rating Agency and the Investor Certificateholder Representative. After receipt by the Servicer of such Servicer Termination Notice, and on the date that a Successor Servicer shall have been appointed by the Trustee pursuant to Section 10.2, all authority and power of the Servicer under this Agreement and the other Transaction Documents shall pass to and be vested in a Successor Servicer; and, without limitation, the Trustee is hereby authorized and empowered (upon the failure of the Servicer to cooperate) to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, all documents and other instruments upon the failure of the Servicer to execute or deliver such documents or instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights and obligations. The Servicer agrees to cooperate with the Trustee and such Successor Servicer in effecting the termination of the responsibilities and rights of the Servicer to conduct servicing hereunder including, without limitation, the transfer to such Successor Servicer of all authority of the Servicer to service the Receivables and the Related Security provided for under this Agreement and the other Transaction Documents, including, without limitation, all authority over all Collections which shall on the date of transfer be held by the Servicer for deposit, or which have been deposited by the Servicer, in the Accounts, or which shall thereafter be received with respect to the Receivables and the Related Security. The Servicer shall promptly transfer its electronic records or electronic copies thereof relating to the Receivables and the Related Security to the Successor Servicer in such electronic form as the Successor Servicer may reasonably request and shall promptly transfer to the Successor Servicer all other records, correspondence and documents necessary for the continued servicing of the Receivables and the Related Security in the manner and at such times as the Successor Servicer shall reasonably request. To the extent that compliance with this Section 10.1 shall require the Servicer to disclose to the Successor Servicer information of any kind which the Servicer reasonably deems to be confidential, the Successor Servicer shall be required to enter into such customary licensing and confidentiality agreements as the Servicer shall deem necessary to protect its interests.

     Notwithstanding the foregoing, a delay in or failure of performance referred to in subsection 10.1(a), (b) or (c) shall not constitute a Servicer Default if such delay or failure could not be prevented by the exercise of reasonable diligence by the Servicer and such delay or failure was caused by an act of God or the public enemy, acts of declared or undeclared war, public disorder, rebellion, riot or sabotage, epidemics, landslides, lightning, fire, hurricanes, tornadoes, earthquakes, nuclear disasters or meltdowns, floods, power outages or similar causes. The preceding sentence shall not relieve the Servicer from using its best efforts to perform its obligations in a timely manner in accordance with the terms of this Agreement and the other Transaction Documents and the Servicer shall provide the Trustee, the Seller, and the Investor Certificateholder Representative with an Officer's Certificate giving prompt notice of such failure or delay by it, together with a description of the cause of such failure or delay and its efforts so to perform its obligations.

     Section 10.2. Trustee to Act; Appointment of Successor.

        (a) On and after the occurrence of a Servicer Default pursuant to
Section 10.1 or a resignation of the Servicer pursuant to Section 8.5, the Servicer shall continue to perform all servicing functions under this Agreement and the other Transaction Documents until the date of the appointment of a Successor Servicer hereunder. The Trustee shall, as promptly as possible after the giving of a Servicer Termination Notice appoint a successor servicer (the "Successor Servicer"), and such Successor Servicer shall accept its appointment by a written assumption in a form acceptable to the Trustee. The Investor Certificateholder Representative and the Rating Agency must consent in writing to any Successor Servicer. The Trustee may obtain bids from any potential successor servicer. If (i) the Trustee is unable to obtain any bids from any potential successor servicer, or if no such bid is acceptable to the Investor Certificateholder Representative and (ii) the Servicer delivers an Officer's Certificate to the effect that it cannot in good faith cure the Servicer Default which gave rise to a transfer of servicing, then the Trustee shall notify the Investor Certificateholder Representative of the proposed sale of the Receivables and the Related Security, and if, within fifteen (15) Business Days after receipt of such notice, the Investor Certificateholder Representative shall have consented in writing to the proposed sale of the Receivables and the Related Security, the Investor Certificateholder Representative shall notify each Investor Certificateholder of such proposed sale. Should the Investor Certificateholder Representative fail to consent to such a sale, the original Servicer shall continue to act as Servicer notwithstanding the occurrence of such Servicer Default. Should the original Servicer be unable or unwilling to do so, such sale shall occur notwithstanding the failure of the Investor Certificateholder Representative to provide the required consent. If such a sale occurs, the Trustee and the Investor Certificateholder Representative shall provide each Investor Certificateholder an opportunity to bid on the Receivables and the Related Security and shall offer the Seller the right of first refusal to purchase the Receivables and the Related Security on terms equivalent to the best purchase offer as determined by the Trustee, but in no event less than an amount due in connection with each of the Certificates on the date of such purchase (including all interest accrued but unpaid on all of the outstanding Investor Certificates at the applicable Certificate Rate and all fees and due but unpaid through the date of such purchase). The proceeds of such sale shall be deposited in the Collection Account, for distribution to the Investor Certificateholders, pursuant to Section 12.3 of this Agreement.

Notwithstanding the above, the Trustee may petition a court of competent jurisdiction to appoint as the Successor Servicer hereunder any established entity having a net worth of not less than $50,000,000, and whose regular business includes the servicing of items similar to the Receivables and the Related Security.

        (b) Upon its appointment, the Successor Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and the other Transaction Documents and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement and the other Transaction Documents to the Servicer shall be deemed to refer to the Successor Servicer.

        (c) In connection with such appointment and assumption, the Trustee shall be entitled to such compensation, or may make such arrangements for the compensation of the Successor Servicer out of Collections from funds on deposit in the Collection Account, as it and such Successor Servicer shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee permitted to the Servicer pursuant to Section 3.4. The Holder of the Seller Certificate agrees that if the Servicer is terminated hereunder, it will agree to deposit a portion of the Collections that it is entitled to receive pursuant to Article 4 to pay its share of the compensation of the Successor Servicer.

        (d) All authority and power granted to the Successor Servicer under this Agreement and the other Transaction Documents shall automatically cease and terminate upon termination of the Trust pursuant to Section 12.1 and shall pass to and be vested in the Seller and, without limitation, the Seller is hereby authorized and empowered to execute and deliver, on behalf of the Successor Servicer, as attorney-in-fact or otherwise, all documents and other instruments, and to do and accomplish all other acts or things necessary or appropriate to effect the purposes of such transfer of servicing rights. The Successor Servicer agrees to cooperate with the Seller in effecting the termination of the responsibilities and rights of the Successor Servicer to conduct servicing on the Receivables and the Related Security. The Successor Servicer shall transfer its electronic records relating to the Receivables and the Related Security to the Seller in such electronic form as the Seller may reasonably request and shall transfer all other records, correspondence and documents to the Seller in the manner and at such times as the Seller shall reasonably request. To the extent that compliance with this Section 10.2 shall require the Successor Servicer to disclose to the Seller information of any kind which the

Successor Servicer deems to be confidential, the Seller shall be required to enter into such customary licensing and confidentiality agreements as the Successor Servicer shall deem necessary to protect its interests.

     Section 10.3. Notification to Investor Certificateholder Representative. Within two (2) Business Days after the Servicer becomes aware of any Servicer Default, the Servicer shall give prompt written notice thereof to the Trustee, the Investor Certificate Representative and the Rating Agency. Upon any termination or appointment of a Successor Servicer pursuant to this Article 10, the Trustee shall give prompt written notice thereof to the Investor Certificateholder Representative and the Rating Agency.

     Section 10.4. Waiver of Past Defaults. The Investor Certificateholder Representative may waive a default by the Servicer or the Seller in the performance of its obligations and its consequences on behalf of the Investor Certificateholders. For purposes of this Section 10.4, any failure by the Servicer or the Seller to make a required payment or deposit pursuant to this Agreement and the other Transaction Documents within one (1) Business Day after written notice thereof shall be deemed to adversely affect the Investor Certificateholders. Upon any such waiver of a past default, such default shall cease to exist, and any default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement and the other Transaction Documents. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

                                   ARTICLE 11
                                   THE TRUSTEE

     Section 11.1. Duties of Trustee.

        (a) The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and the other Transaction Documents. If a Responsible Officer has received written notice that a Servicer Default has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this Agreement and the other Transaction Documents, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

        (b) Subject to subsection ll.l(a), no provision of this Agreement and the other Transaction Documents shall be construed to relieve the Trustee from liability for its own gross negligent action, its own grossly negligent failure to act or its own willful misconduct; provided, however, that:

           (i) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

           (ii) the Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Investor Certificateholder Representative, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement and the other Transaction Documents; and

           (iii) the Trustee shall not be charged with knowledge of any failure by the Servicer referred to in Section 10.1 or the occurrence of any Termination Event under Section 9.1 unless a Responsible Officer of the Trustee obtains actual knowledge of such failure or the Trustee receives written notice of such failure from the Investor Certificateholder Representative.

        (c) The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under this Agreement and the other Transaction Documents or in the exercise of any of its rights or powers, unless an indemnity satisfactory to it against such risk or liability is provided, and none of the provisions contained in this Agreement and the other Transaction Documents shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer under this Agreement and the other Transaction Documents, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer in accordance with the terms of this Agreement and the other Transaction Documents.

        (d) Except for actions expressly authorized by this Agreement and the other Transaction Documents, the Trustee shall take no action reasonably likely to impair the interests of the Trust in any Receivable now existing or hereafter created or to impair the value of any Receivable now existing or hereafter created.

        (e) Except as expressly provided in this Agreement and the other Transaction Documents, the Trustee shall have no power to vary the corpus of the Trust including, without limitation, the power to (i) accept any substitute obligation for a Receivable initially assigned to the Trust under Section 2.1 hereof (ii) add any other investment, obligation or security to the Trust, (iii) withdraw from the Trust any Receivables, except for a withdrawal permitted under Sections 9.2, 12.1 or 12.2 or Article 4 or (iv) Convey any interest in Receivables except as provided for herein.

        (f) In the event that the Paying Agent or the Transfer Agent and Registrar shall fail to perform any obligation, duty or agreement in the manner or on the day required to be performed by the Paying Agent or the Transfer Agent and Registrar, as the case may be, under this Agreement and the other Transaction Documents, the Trustee shall be obligated promptly to enforce the performance of such obligation, duty or agreement in the manner so required.

        (g) If the Seller has agreed to transfer any of its receivables (other than the Receivables) to another Person, upon the written request of the Seller, and ten (10) Business Days' notice to the Investor Certificateholder Representative, the Trustee shall enter into such intercreditor agreements with the transferee of such receivables as are customary and necessary to identify separately the rights, if any, of the Trust and such other Person in the Seller's other receivables, and shall provide to the Investor Certificateholder Representative a copy of each such intercreditor agreement; provided, that the Trustee shall not be required to enter into any intercreditor agreement which could adversely affect the interests of the Certificateholders and, upon the request of the Trustee or the Investor Certificateholder Representative, the Seller shall deliver to it an Opinion of Counsel (with a copy to the Investor Certificateholder Representative) on any matters relating to such intercreditor agreement, reasonably requested by the Trustee or the Investor
Certificateholder Representative.

        (h) The Trustee shall notify the Investor Certificateholder Representative of any Termination Event of which a Responsible Officer has actual knowledge, within thirty (30) calendar days from the date that the Trustee first obtained such knowledge.

     Section 11.2. Certain Matters Affecting the Trustee. Except as otherwise provided in Section 11.1:

        (a) the Trustee may conclusively rely on and shall be protected in acting, or in refraining from acting, on the initial report, the Daily Servicer's Report, the Monthly Servicer's Report, the annual Servicer's certificate, the quarterly Certificateholder's statement, any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented to it pursuant to this Agreement and the other Transaction Documents by the proper party or parties; provided, that if CLC is not the Servicer at the time the Trustee receives any such paper or document, the Trustee shall provide a copy of such document to the Seller upon the written request of the Seller;

        (b) the Trustee may consult with counsel, and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

        (c) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement and the other Transaction Documents, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of the Investor Certificateholder Representative unless the Investor Certificateholder Representative shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby; nothing contained herein shall, however, relieve the Trustee of the obligations, upon the occurrence of any Servicer Default (which has not been cured), to exercise such of the rights and powers vested in it by this Agreement and the other Transaction Documents and to use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs;

        (d) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement and the other Transaction Documents;

        (e) the Trustee shall not be bound to make any investigation into the facts of matters stated in, the initial report, the Daily Servicer's Report, the Monthly Servicer's Report, the annual Servicer's certificate, the quarterly Certificateholder's statement, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Investor Certificateholder Representative and at its expense;

        (f) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian, and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed with reasonable care by it hereunder; and

        (g) except as may be required by subsection ll.l(a), the Trustee shall not be required to make any initial or periodic examination of any documents or records related to the Receivables and the Related Security for the purpose of establishing the presence or absence of defects or the compliance by the Seller with its representations and warranties or for any other purpose.

     Section 11.3. Trustee Not Liable for Recitals in Certificates. The
Trustee assumes no responsibility for the correctness of the recitals contained herein and in the Certificates (other than the certificate of authentication on the Certificates). Except as set forth in Section 11.15, the Trustee makes no representations as to the validity or sufficiency of this Agreement and the other Transaction Documents or of the Certificates (other than the certificate of authentication on the Certificates) or of any Receivable or related document. The Trustee in its individual capacity shall not be accountable for the use or application by the Seller of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Seller in respect of the Receivables and the Related Security or deposited in or withdrawn from the Collection Account (or any other account hereafter established to effectuate the transactions contemplated by the terms of this Agreement and the other Transaction Documents) by the Servicer.

     Section 11.4. Trustee May Own Certificates. The Trustee and its Affiliates in their individual or any other capacity may become the owner or pledgee of Investor Certificates, with the same rights as it would have if it were not the Trustee.

     Section 11.5. The Servicer to Pay Trustee's Fees and Expenses. The Servicer covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to receive as annual compensation the amount set forth in
Exhibit 11.5 (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by it in execution of the Trust hereby created and in the exercise and performance of any of the powers and duties hereunder of the Trustee, payable in accordance with the provisions of Section 4.3(b), and the Servicer shall pay or reimburse the Trustee (without reimbursement from the Collection Account or otherwise) upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Agreement and the other Transaction Documents except any such expense, disbursement or advance as may arise from its own gross negligence or willful misconduct and except as provided in the following sentence. If the Trustee is appointed Successor Servicer pursuant to Section 10.2, the provisions of this
Section 11.5 shall not apply to expenses, disbursements and advances made or incurred by the Trustee in its capacity as Successor Servicer.

     The obligations of the Servicer under this Section 11.5 shall survive the termination of the Trust and the resignation or removal of the Trustee.

     Section 11.6. Eligibility Requirements for Trustee. The Trustee hereunder (or, alternatively, a Person which is the direct or indirect parent corporation of the Trustee) shall at all times be a corporation organized and doing business under the laws of the United States of America or any state thereof, authorized under such laws to exercise corporate trust powers, having a long-term unsecured debt rating of at least Baa3 by Moody's and BBB- by S&P, having, in the case of an entity that is subject to risk-based capital adequacy requirements, risk-based capital of at least $50,000,000 or, in the case of an entity that is not subject to risk-based capital adequacy requirements, a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority and, prior to its appointment hereunder, must be acceptable to the Investor Certificateholder Representative. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purpose of this Section 11.6, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this
Section 11.6, the Trustee shall resign
immediately in the manner and with the effect specified in Section 11.7.

     Section 11.7. Resignation or Removal of Trustee.

        (a) The Trustee may at any time resign and be discharged from the Trust hereby created by giving written notice thereof to the Seller, the Servicer and the Investor Certificateholder Representative. Upon receiving such notice of resignation, the Servicer shall promptly appoint a successor trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. The Servicer shall deliver a copy of such instrument to the Investor Certificateholder Representative. Any such appointment shall be subject to the prior written consent of the Investor Certificateholder Representative. If no successor trustee shall have been so appointed and have accepted within thirty (30) days after the giving of such notice of resignation, the resigning Trustee, upon notice to the Seller, the Servicer and the Investor Certificate Representative, may petition any court of competent jurisdiction for the appointment of a successor trustee.

        (b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 11.6 hereof and shall fail to resign after written request therefor by the Seller, the Servicer or the Investor Certificateholder Representative, or if at any time the Trustee shall be legally unable to act, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Seller, the Servicer or the Investor Certificateholder Representative may, but shall not be required to, upon ten (10) days prior written notice to the others, remove the Trustee and then the Servicer shall promptly appoint a successor trustee by written instrument, in duplicate, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee.
The Servicer shall deliver a copy of such instrument to the Investor Certificateholder Representative. If a successor trustee shall not be appointed within sixty (60) days of the date of such written notice, either the Trustee or the Investor Certificateholder Representative may petition a court of competent jurisdiction to appoint a successor trustee. Any such appointment shall be subject to the prior written consent of the Servicer and the Investor Certificateholder Representative.

        (c) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 11.7 shall not become effective until acceptance of appointment by the successor trustee as provided in Section 11.8 hereof and any liability of the Trustee arising hereunder shall survive such appointment of a successor Trustee.

    Section 11.8. Successor Trustee.

        (a) Any successor trustee appointed as provided in Section 11.7 hereof shall execute, acknowledge and deliver to the Seller, the Servicer, the Investor Certificateholder Representative and its predecessor Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee herein. The Trustee shall promptly notify the Rating Agency of the appointment of the successor Trustee. The predecessor Trustee shall deliver to the successor trustee all documents and statements held by it hereunder, and the Seller and the predecessor Trustee shall execute and deliver such instruments reasonably requested by the Investor Certificateholder Representative or otherwise required or contemplated hereunder and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties and obligations. Thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor trustee, without any further act, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder with like effect as if originally named as Trustee herein and therein.

        (b) No successor trustee shall accept appointment as provided in this
Section 11.8 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 11.6 hereof.

        (c) Upon acceptance of appointment by a successor trustee as provided in this Section 11.8, such successor trustee shall mail notice of such succession hereunder to the Investor Certificateholder Representative and the Rating Agency.

     Section 11.9. Merger or Consolidation of Trustee. Any Person into which the Trustee may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided (i) such corporation shall be eligible under the provisions of Section 11.6 hereof, and (ii) if such corporation is an Affiliate of the Seller, the Investor Certificateholder Representative shall have consented to such corporation as the successor Trustee hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     Section 11.10. Appointment of Co-Trustee or Separate Trustee.

        (a) Notwithstanding any other provisions of this Agreement and the other Transaction Documents, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust may at the time be located, the Trustee shall have the power and may execute and deliver all instruments to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, of all or any part of the Trust, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 11.10, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section
11.6 and no notice to Certificateholders, of the appointment of any co-trustee or separate trustee shall be required under Section 11.8 hereof.

        (b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

           (i) all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any laws of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

           (ii) no trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

           (iii) the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

        (c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the other Transaction Documents and the conditions of this Article 11. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement and the other Transaction Documents, specifically including every provision of this Agreement and the other Transaction Documents relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Servicer and the Investor Certificateholder Representative.

        (d) Any separate trustee or co-trustee may at any time constitute the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect to this Agreement and the other Transaction Documents on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

     Section 11.11. Tax Return. In the event the Trust shall be required to file tax returns, the Trustee, as soon as practicable after it is made aware of such requirement, at the expense of the Trust, shall, at the expense of the Trust, prepare or cause to be prepared any tax returns required to be filed by the Trust and, to the extent possible, shall file such returns at least five (5) days before such returns are due to be filed. The Trustee is hereby authorized to sign any such return on behalf of the Trust. The Servicer shall also prepare or cause to be prepared all tax information required by law to be distributed to Certificateholders and shall deliver such information to the Trustee and the Investor Certificateholder Representative at least five (5) days prior to the date it is required by law to be distributed to Certificateholders. The Servicer, the Seller and each Originator upon request, shall furnish the Trustee with all such information known to the any of them as may be reasonably required in connection with the preparation of all tax returns of the Trust. In no event shall the Trustee or the Servicer be liable for any liabilities, costs or expenses of the Trust or the Investor Certificateholders arising under any tax law, including without limitation federal, state, local or foreign income or excise taxes or any other tax imposed on or measured by income (or any interest or penalty with respect thereto or arising from a failure to comply therewith).

     Section 11.12. Trustee May Enforce Claims Without Possession of Certificates. All rights of action and claims under this Agreement and the other Transaction Documents may be prosecuted and enforced by the Trustee without the possession of any of the Certificates or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee or agent, after giving the Investor Certificateholder Representative at least ten (10) Business days' notice of its intent to institute such proceeding. The Trustee shall be permitted to file any and all necessary proofs of claims on behalf of any Investor Certificateholder. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit the Certificateholders.

    Section 11.13. Suits for Enforcement.

        (a) If a Servicer Default shall occur and be continuing, the Trustee, in its discretion may, and at the written discretion of the Investor Certificateholder Representative, accompanied by indemnity satisfactory to the Trustee, shall, for the equal and ratable benefit of the Certificateholders (in accordance with their respective Undivided Trust Interests) subject to the provisions of Sections 10.1 and 11.14, proceed to protect and enforce its rights and the rights of the Certificateholders a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Transaction Documents, or in aid of the execution of any power granted in this Agreement and the other Transaction Documents, or for the enforcement of any other legal, equitable or other remedy as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Trustee or the Certificateholders.

        (b) Approval of Plans of Reorganization. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any

Certificateholder any plan of reorganization, arrangement, adjustment or composition affecting any interests in the Receivables and the Related Security or the rights of any owner thereof, or to authorize the Trustee to vote in respect of the claim of any Certificateholder.

     Section 11.14. Rights of Investor Certificateholder Representative to Direct Trustee.

        (a) The Investor Certificateholder Representative shall, after furnishing to the Trustee an indemnity satisfactory to it, have the right to direct the Trustee (i) with respect to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, and (ii) to exercise any right, remedy or power provided to the Certificateholders (or the Investor Certificate Representative), and the Trustee shall so act; provided, however, that, subject to Section 11.1, the Trustee shall have the right to decline to follow any such direction if the Trustee being advised by counsel determines that the action so directed may not lawfully be taken, or if the Trustee in good faith shall, by a Responsible Officer or Responsible Officers of the Trustee, determine that the proceedings so directed would be illegal or involve it in personal liability; and provided, further, that nothing in this Agreement and the other Transaction Documents shall impair the right of the Trustee to take any action deemed proper by the Trustee and which is not inconsistent with such direction of the Investor Certificateholder Representative.

        (b) In connection with any action taken by the Trustee pursuant to instructions given in accordance with paragraph (a) above, any legal counsel retained by the Trustee shall be acceptable to the Certificateholders and the Trustee shall notify promptly the Investor Certificateholders Representative of such action. In addition, the Investor Certificateholder Representative may, at its own cost, elect to participate in such action along with the Trustee, which participation may include retaining separate counsel.

     Section 11.15. Representations and Warranties of the Trustee. The Trustee, in its individual capacity, represents and warrants that:

           (i) the Trustee is a national banking association authorized to engage in the business of banking under the laws of the United States of America;

           (ii) the Trustee has full power, authority and right to execute, deliver and perform this Agreement and has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and the other Transaction Documents; and

           (iii) this Agreement has been duly executed and delivered by the Trustee.

                                ARTICLE 12
                                TERMINATION

     Section 12.1. Termination of Trust.

        (a) The Trust and the respective obligations and responsibilities of the Seller, the Servicer and the Trustee created hereby (other than the obligation of the Trustee or the Paying Agent to make payments to Certificateholders as hereafter set forth) shall terminate, except with respect to the duties and obligations described in Section 7.3, 8.4, Section 11.5 and subsection 12.3(b), on the Trust Termination Date; provided, however, that the Trust shall not terminate on the date specified in clause (b)(i) of the definition of "Trust Termination Date" if each of the Servicer and the Holder of the Seller Certificate notify the Trustee in writing, not later than five (5) Business Days preceding such date, that they desire that the Trust not terminate on such date, which notice (such notice, a "Trust Extension") shall specify the date on which the Trust shall terminate (such date, the "Extended Trust Termination Date"); provided, however, that the Extended Trust Termination Date shall be not later than May 14, 2008. The Servicer and the Holder of the Seller Certificate may, on any date following the Trust Extension, so long as no Investor Certificates are outstanding, deliver a notice in writing to the Trustee changing the Extended Trust Termination Date.

        (b) In the event that (i) the Trust has not terminated by the last Distribution Date occurring in the second calendar quarter preceding the Trust Termination Date, and (ii) the Investor Interest (after giving effect to all transfers, withdrawals, deposits and drawings to occur on such date and the payment of principal on Certificates to be made on the Distribution Date during such calendar quarter pursuant to Section 4.3(b)(ii) and (iv)) would be greater than zero, the Servicer shall sell within thirty (30) days after such Distribution Date all the Receivables and the Related Security. The proceeds of any sale shall be treated as Collections on the Receivables and the Related Security and shall be allocated and deposited in accordance with Section 4.3(b)
(ii) and (iv). During such thirty (30) day period, the Servicer shall continue to collect payments on the Receivables and the Related Security and allocate and deposit such payments in accordance with the provisions of Section 4.3.

        (c) All principal, interest, fees and expenses with respect to the Certificates shall be due and payable no later than the Trust Termination Date. If the Investor Interest is greater than zero on the Trust Termination Date (after giving effect to all transfers, withdrawals, deposits and drawings to occur on such date and the payment of principal and interest and fees to be made on such date), the Trustee will sell or cause to be sold, the Receivables and pay the proceeds to all Certificateholders, in accordance with the allocation and payment provisions of Section 4.3, in final payment of all principal of and accrued interest. The Seller shall be permitted to purchase such Receivables in such case and shall have a right of first refusal with respect thereto. Any proceeds of such sale in excess of such principal shall be paid to the Holder of the Seller Certificate. Upon the Trust Termination Date, final payment of all amounts allocable to any Investor Certificates shall be made in the manner provided in Section 12.3.

     Section 12.2. Optional Redemption of Investor Certificates.

        (a) At any time after May 13, 1994, the Seller shall have the option, by written notice to the Investors, to redeem the Investor Certificates in whole (but not in part) for a principal price equal to the unpaid principal balance due in connection with the Investor Certificates, plus an amount equal to the applicable Early Redemption Premium, together with an amount equal to all accrued and unpaid interest, fees costs, and expenses due at the time such redemption occurs.

        (b) For purposes of this Section 12.2 the following terms shall have the following meanings:

           "Called Principal" shall mean, with respect to any Investor Certificate, the principal of such Investor Certificate that is to be redeemed pursuant to this Section 12.2.

           "Discounted Value" shall mean, with respect to the Called Principal of any Investor Certificate, the amount obtained by discounting such Called Principal from the Scheduled Maturity Date to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a quarterly basis, equal to the Reinvestment Yield with respect to such Called Principal.

           "Early Redemption Premium" shall mean, with respect to any Investor Certificate, a premium equal to the greater of (a) the excess, if any, of the Discounted Value of the Called Principal of such Investor Certificate over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the redemption date with respect to such Called Principal or (b) One Hundred Thousand Dollars ($100,000).

           "Reinvestment Yield" shall mean, with respect to the Called Principal of any Investor Certificate, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the fifth Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable,
(ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the fifth Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release X.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between reported yields.

           "Remaining Life" shall mean, with respect to the Called Principal of any Investor Certificate, the number of months (calculated to the nearest month) which will elapse from the Settlement Date to the Scheduled Maturity Date.

           "Settlement Date" shall mean, with respect to the Called Principal of any Investor Certificate, the date on which such Called Principal is to be redeemed pursuant to this Section 12.2.

     Section 12.3. Final Payment with Respect to the Investor Certificates.

        (a) Written notice of any termination, specifying the Distribution Date upon which the Investor Certificateholders may surrender their Certificates for payment of the final distribution with respect to such Certificates and for cancellation, shall be given (subject to at least two (2)

Business Days' prior notice from the Servicer to the Trustee) by the Trustee at the expense of the Trust to the Investor Certificateholders of record as of the close of business on the Business Day immediately preceding the date of the delivery of such notice, mailed not later than the fifth day of the month in which such Distribution Date is to occur specifying (i) the Distribution Date (which shall be the Distribution Date in the month (x) in which the deposit is made pursuant to subsection 9.2(b), 10.2(a), or 12.2(a) of this Agreement or (y) in which the Trust Termination Date occurs) upon which final payment of such Investor Certificates will be made upon presentation and surrender of such Investor Certificates at the office or offices therein designated, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Investor Certificates at the office or offices therein specified. The Trustee shall give such notice to the Transfer Agent and Registrar and the Paying Agent at the time such notice is given to such Investor Certificateholders.

        (b) Notwithstanding the termination of the Trust pursuant to subsection 12.1(a) or the occurrence of the Trust Termination Date, all funds then on deposit in the Collection Account shall continue to be held in trust for the benefit of the Certificateholders, and the Paying Agent or the Trustee shall pay such funds to the Certificateholders upon surrender of their Certificates. In the event that all of the Investor Certificateholders shall not surrender their Certificates for cancellation within six (6) months after the date specified in the above-mentioned written notice, the Trustee at the expense of the Trust shall give a second written notice to the remaining Investor Certificateholders upon receipt of the appropriate records from the Transfer Agent and Registrar to surrender their Certificates for cancellation and receive the final distribution with respect thereto. The Trustee and the Paying Agent shall pay to the Seller upon written request any funds held by them for the payment of principal or interest which remains unclaimed for two (2) years following the Trust Termination Date. After payment to the Seller, Investor Certificateholders entitled to the such funds may seek recovery only from the Seller as general creditors unless an applicable abandoned property law designates another Person.

        (c) All Certificates surrendered for payment of the final distribution with respect to such Certificates and cancellation shall be canceled by the Transfer Agent and Registrar and be disposed of in a manner satisfactory to the Trustee and the Seller.

     Section 12.4. Termination Rights of Holder of Seller Certificate. Upon the termination of the Trust pursuant to Section 12.1, and after payment of all amounts due hereunder on or prior to such termination and the surrender of the Seller Certificate, the Trustee shall execute a written reconveyance substantially in the form of Exhibit 12.4 pursuant to which it shall reconvey to the Holder of the Seller Certificate (without recourse, representation or warranty) all right, title and interest of the Trust in the Receivables and the Related Security, whether then existing or thereafter created, all moneys due or to become due with respect thereto, any and all proceeds of the foregoing, except for amounts held by the Trustee pursuant to subsection 12.3(b). The Trustee shall execute and deliver such instruments of transfer and assignment, in each case without recourse, as shall be reasonably requested by the Holder of the Seller Certificate to vest in such Holder all right, title and interest which the Trust had in the Receivables and the Related Security.

                                ARTICLE 13
                         MISCELLANEOUS PROVISIONS

     Section 13.1. Amendment.

        (a) This Agreement may be amended in writing from time to time by the Servicer, the Seller and the Trustee upon ten (10) Business Days' notice to the Investor Certificateholder Representative (along with a copy of the form of the proposed amendment), without the consent of the Investor Certificateholders; provided, that such action shall not, as evidenced by an Opinion of Counsel for the Seller addressed and delivered to the Trustee and the Investor Certificateholder Representative, adversely affect in any material respect the interests of any Investor Certificateholder provided, further, that the Rating Agency Condition shall have been satisfied with respect to such amendment.

        (b) This Agreement may also be amended in writing from time to time by the Servicer, the Seller and the Trustee upon ten (10) Business Days' notice to the Investor Certificateholder Representative (along with a copy of the form of the proposed amendment), with the consent of the Investor Certificateholder Representative.

        (c) The Trustee may, but shall not be obligated to, enter into any Amendment which affects the Trustee's rights, duties or immunities under this Agreement or otherwise.

        (d) Promptly after the execution of any such amendment, the Servicer shall furnish a copy of such amendment to the Investor Certificateholder Representative and to the Rating Agency.

        (e) It shall not be necessary to obtain the consent of Investor Certificateholder Representative under this Section 13.1 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Investor Certificateholders or Receivables Purchasers shall be subject to such reasonable requirements as the Trustee may prescribe.

        (f) In connection with any amendment, the Trustee may request an Opinion of Counsel from the Seller or the Servicer to the effect that the amendment complies with all requirements of this Agreement.

     Section 13.2. Protection of Right, Title and Interest to Trust.

        (a) The Servicer shall cause this Agreement and the other Transaction Documents and all certificates of assignment, agreements and documents, and all amendments hereto and thereto and/or all financing statements and continuation statements and any other necessary documents covering the Trust's and the Certificateholders' right, title and interest to the property comprising the Trust right, title and interest in the Receivables and the Related Security to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect the right, title and interest of the Certificateholders or the Trust, as the case may be, hereunder to all property comprising the Trust. The Servicer shall deliver to the Trustee file-stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above (with a copy thereof to the Investor Certificateholder Representative), as soon as available following such recording, registration or filing. The Seller and the Originators shall cooperate fully with the Servicer in connection with the obligation set forth above and shall execute any and all documents reasonably required to fulfill the intent of this subsection 13.2(a).

        (b) Within 30 days after the Seller or the Trustee makes any change in its name, identity or corporate structure which would make any financing statement or continuation statement filed in accordance with paragraph (a) above materially misleading within the meaning of Section 9-402(7) of the UCC, the Seller or the Trustee, as applicable, shall give the Trustee and the Investor Certificateholder Representative, as applicable, notice of any such change and shall file such financing statements or amendments as may be necessary to continue the perfection of the Trust's and the Certificateholders' interest in the property comprising the Trust as contemplated by Section 2.1 hereof.

        (c) Each of the Seller and the Servicer shall give the Trustee and the Investor Certificateholder Representative prompt written notice of any relocation of any office from which it services Receivables or keeps records concerning the Receivables and the Related Security or of its principal executive office and whether, as a result of such relocation, the applicable provisions of the UCC would require the filing of any amendment of any previously filed financing or continuation statement or of any new financing statement and shall file such financing statements or amendments as may be necessary to continue the perfection of the interests in the Receivables and the Related Security and the proceeds thereof. Each of the Seller and the Servicer shall at all times maintain each office from which it services Receivables and its principal executive office within the United States of America.

     Section 13.3. Limitation on Rights of Certificateholders and Investor Certificateholder Representative.

        (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor shall such death or incapacity entitle such Certificateholder or legal representatives or heirs to claim an accounting or to take any action or commence any proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

        (b) Except as set forth in this Agreement and the other Transaction Documents, no Certificateholder shall have any right to vote or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association, nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement and the other Transaction Documents pursuant to any provision hereof.

        (c) No Certificateholder shall have any right by virtue of any provisions of this Agreement and the other Transaction Documents to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement and the other Transaction Documents, unless the Investor Certificateholder Representative previously shall have given written notice to the Trustee, and unless the Investor Certificateholder Representative shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee, for thirty
(30) days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder and with every other Certificateholder and the Trustee, that no one or more Certificateholder shall have the right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement and the other Transaction Documents to affect, disturb or prejudice the rights of other Certificateholders, or to obtain or seek to obtain priority over or preference to any other such Certificateholder or, except as expressly provided in this Agreement and the other Transaction Documents, to enforce any right under this Agreement and the other Transaction Documents, except in the manner herein or therein provided and for the benefit of all Certificateholders, in accordance with their respective Undivided Trust Interests. For the protection and enforcement of the provisions of this Section 13.3, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

     Section 13.4. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     Section 13.5. Notices. All demands, notices, instructions and communications hereunder shall be in writing and shall be deemed to have duly given if personally delivered at, sent by facsimile to, sent by courier at or mailed by registered mail, return receipt requested, (a) in the case of the Seller to 102 Pickering Way, Exton, PA 19341 ATTN: Chief Financial Officer (b) in the case of the Trustee, to the Corporate Trust Office (c) in the case of a Rating Agency, to Duff & Phelps Credit Rating Co., 55 East Monroe Street, Chicago, Illinois 60603 (d) in the case of the Investor Certificateholder Representative, to Transamerica Investment Services, 1150 S. Olive Street, Los Angeles,

California or (e) in the case of the Servicer to 102 Pickering Way, Exton, PA 19341 ATTN: Chief Financial Officer. Any notice required or permitted to be mailed to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

     Section 13.6. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement and the other Transaction Documents shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and the other Transaction Documents and shall in no way affect the validity or enforceability of the other provisions of this Agreement and the other Transaction Documents or of the Certificates or the rights of the Certificateholders thereof.

     Section 13.7. Assignment. Notwithstanding anything to the contrary contained herein, except as provided in Section 8.2, this Agreement and the other Transaction Documents may not be assigned by the Servicer without the prior written consent of the Investor Certificateholder Representative.

     Section 13.8. Certificates Non-Assessable and Fully Paid. It is the intention of the parties to this Agreement and the other Transaction Documents that the Certificateholders shall not be personally liable for obligations of the Trust, that the Undivided Trust Interests represented by the Certificates shall be non-assessable for any losses or expenses of the Trust or for any reason whatsoever, and that Certificates upon authentication thereof by the Trustee pursuant to Sections 2.1 and 6.2 are and shall be deemed fully paid.

     Section 13.9. Further Assurances. The Seller and the Servicer agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the Trustee or the Investor Certificateholder Representative to more fully effect the purposes of this Agreement and the other Transaction Documents, including, without limitation, the execution of any financing statements or continuation statements relating to the Receivables and the Related Security for filing under the provisions of the UCC of any applicable jurisdiction.

     Section 13.10. Nonpetition Covenant. Notwithstanding any prior termination of this Agreement and the other Transaction Documents, the Servicer, the Trustee, the Investor Certificateholder

Representative, the Investor Certificateholders and the Seller, shall not, prior to the date which is one year and one day after the termination of this Agreement and the other Transaction Documents with respect to the Trust, acquiesce, petition or otherwise invoke or cause the Trust to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against the Trust under any Federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Trust or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Trust.

     Section 13.11. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Trustee, the Investor Certificateholder Representative or the Investor Certificateholders, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, and privileges provided by law.

     Section 13.12. counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     Section 13.13. Third-Party Beneficiaries. This Agreement and the other Transaction Documents shall inure to the benefit of and be binding upon the parties hereto, the Certificateholders, and the Investor Certificateholder Representative and their respective successors and permitted assigns. Except as otherwise provided in this Article 13, no other Person shall have any right or obligation hereunder.

     Section 13.14. Actions by Certificateholders. Any request, demand, authorization, direction, notice, consent, waiver or other act by a Certificateholder shall bind such Certificateholder and every subsequent holder of such Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or omitted to be done by the Trustee or the Servicer in reliance thereon, whether or not notation of such action is made upon such Certificate.

     Section 13.15. Rule 144A Information. For so long as any of the Investor Certificates are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, each of the Seller, the Servicer and the Trustee agree to cooperate with each other to provide to any Investor Certificateholders and to any prospective purchaser of Certificates designated by such an Investor Certificateholder upon the request of such Investor Certificateholder or prospective purchaser, any information required to be provided to such holder or prospective purchaser to satisfy the condition set forth in Rule 144A(d)(4) under the Securities Act.

     Section 13.16. Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the other Transaction Documents, sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents may not be modified, amended, waived or supplemented except as provided herein.

     Section 13.17. Headings. The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

     IN WITNESS WHEREOF, the Seller, the Servicer and the Trustee have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

                                         PICKERING WAY FUNDING CORP.,
                                         Seller



                                         By: /s/ Charles E. Fernald
                                            ----------------------------
                                            Name: Charles E. Fernald
                                            Title: Vice President
                                            102 Pickering Way
                                            Exton, PA 19341

                             [Executions continued]

                                         CHEMICAL LEAMAN CORPORATION,
                                         Servicer



                                         By: /s/ Charles E. Fernald
                                            ----------------------------
                                            Name: Charles E. Fernald
                                            Title: Senior Vice President
                                            102 Pickering Way
                                            Exton, PA 19341

                                         FIDELITY BANK, NATIONAL
                                         ASSOCIATION, as Trustee



                                         By: /s/ John H. Clapham
                                            ----------------------------
                                            Name: John H. Clapham
                                            Title: Assistant Vice President
                                            102 Pickering Way
                                            Exton, PA 19341

                                 EXHIBIT 1.1(a)
                           LIST OF ACCOUNTING PERIODS

                      1993                  1994                   1995
                      ----                  ----                   ----
January         Jan. 1 - Jan. 31      Jan. 1 - Jan. 30       Jan. 1 - Jan. 29
February        Feb. 1 - Feb. 28      Jan. 31 - Feb. 27      Jan. 30 - Feb. 26
March           Mar. 1 - Apr. 4       Feb. 28 - Apr. 3       Feb. 27 - Apr. 2
April           Apr. 5 - May 2        Apr. 4 - May 1         Apr. 3 - Apr. 30
May             May 3 - May 30        May 2 - May 29         May 1 - May 28
June            May 31 - July 4       May 30 - July 3        May 29 - July 2
July            July 5 - Aug. 1       July 4 - July 31       July 3 - July 30
August          Aug. 2 - Aug. 29      Aug. 1 - Aug. 28       July 31 - Aug. 27
September       Aug. 30 - Oct. 3      Aug. 29 - Oct. 2       Aug. 28 - Oct. 1
October         Oct. 4 - Oct. 31      Oct. 3 - Oct. 30       Oct. 2 - Oct. 29
November        Nov. 1 - Nov. 28      Oct. 31 - Nov. 27      Oct. 30 - Nov. 26
December        Nov. 29 - Dec. 31     Nov. 28 - Dec. 31      Nov. 27 - Dec. 31

                                 EXHIBIT 1.l(b)
                          CREDIT AND COLLECTION POLICY

                        CHEMICAL LEAMAN TANK LINES, INC.
                                  CREDIT POLICY

I. Mission Statement

     The Chemical Leaman Tank Lines Credit Department shall function in concert with the overall Company strategy and goals. Our primary objective is to provide our organization with a competitive advantage to enable the Company to maximize its return on investment.

     The Credit Department will be instrumental in building a customer base that is broad, durable and viable. We will cultivate a positive and constructive relationship with our customers. Customer contacts will be diplomatic and friendly, conducted to promote a wholesome respect for the Company and its business practices.

     We will also partnership with the field and sales organizations in order to effectively carry out our mission. Credit, Sales and Operations are mutually responsible for accounts receivable collection. Sales and Operations' advice and assistance are encouraged and imperative for success.

     ln conclusion, the Credit Department shall endeavor to maximize return on the investment in receivables while achieving the lowest possible days' sales outstanding and liming bad debt losses.

II. Credit Approval


     The Credit Department shall define and implement a suitable credit basis on which to deal with every customer. Standards by which credit risks are accepted or rejected shall be flexible enough to maximize profitable sales by the Company. Marginal credit risks will be dealt with on an individual basis that will depend on the merits of each case. No customer shall be denied the right to purchase our services until every means of selling to that customer on a safe and sound bases has been exhausted.

     It is the responsibility of the Credit Department to approve credit. Credit approval must be obtained on all new accounts prior to signing a contract. John Heydt will be communicating with you shortly regarding the process to ensure that no load is handled without first verifying credit approval.

     Credit decisions are based on information developed through credit investigation. Every effort must be made to obtain as much accurate information as possible in order to develop a credit profile on new and existing accounts.

     A credit application must be completed by every new prospective customer (see Exhibit 1). The application must include three trade references (at least two bulk carriers are preferred) and a bank reference. ln addition, a Dun & Bradstreet credit report will be reviewed.

     In addition to the trade references and credit report, other references may be obtained from other members of the tank truck industry credit group.

     A credit limit will be assigned once the credit references and credit report have been analyzed. The terminal location and/or the Sales Department will be notified of the credit approval or denial. No contract can be entered into, or load hauled, without first obtaining credit approval on the party paying the freight. Any potential customer in business less than one year will be initially assigned a maximum credit limit of $3,000.

     Should sales credit field personnel disagree with the decision not to grant credit to a prospective customer, the Controller and V.P. Sale' will serve as a sounding board.

III. Collection Procedure

     The facilitation of accounts receivable collection is the responsibility of the Credit Department.

     Collection activities include customer letters regarding past due balances, past due statements (automatically sent every six weeks), phone solicitions, personal visits, and joint credit and sales actions. Collection efforts begin with telephone contact. Collection calls are initiated when invoice falls thirty
(30) days past due. Past due balances are monitored through weekly aged trial balance reports sorted by credit representatives.

     Customer objections to payment can be classified into six categories:

        1)  Billing errors
        2)  Contract interpretation differences
        3)  Freight payment service rejections
        4)  Individual billing disputes
        5)  Lack of customer attention
        6)  Customer cash flows.

     The Credit Department has structured the attached ACTION MATRIX in an attempt to provide and resolve customer objections to payment. The matrix is designed to keep past due receivables at a minimun. The matrix assigns a direction to take for each of the six main objections for payment. Most importantly each step is assigned a time limit to get the problem resolved or it is moved to a higher level of authority to review and administer. The Company's top level executives will get involved in resolving these issues if they cannot be suitably handled at the previous levels.

IV. Assigned to Caution Account Status

     When an account cannot be resolved through normal credit/collection procedures, the Credit Supervisor will review the account for caution status. Before a final decision is made, either the credit representative or Credit Supervisor will discuss this course of action with the sales person and/or field representative for consensus. If agreed, customers will be advised of status and a notice will be sent through system to all terminals that the account has been put on caution. If an account exceeds their credit limit, the system will automatically put the account on caution and will not be removed until reviewed by Credit Supervisor. To determine if an account is on caution, check the /CLOCF screen to see if a customer number is assigned. If flashing "caution," then please contact the Credit Department for direction.


V. Write-off and Adjustment Policy

     Everyone in the collection process must focus on collecting the full amount billed and eliminating revenue adjustments and bad debt write-offs. However, revenue adjustments must be made when appropriate, based upon the following levels of authority. Levels of authority have been developed to place the responsibility for revenue adjustments at the profit center. We are in the process of generating an aged receivable listing by terminal that billed the revenue for all balances 90 days or greater past due. Field representatives should work in concert with sales and collection to ensure that a unified face is presented to the customer. The following schedule applies for adjustments to correctly billed legitimate charges disputed by a customer.


     o    Invoices greater than six   -    Controller - discretionary
          months past due                  authority for revenue
          under $100.                      adjustment.

     o    Up to $100 per account      -    Terminal Manager of terminal
                                           receiving revenue.

     o    $101 to $500                -    Division Director of Sales.

     o    $501 to $5,000              -    Division Vice President.

     o    Over $5,000                 -    Pricing Committee (members
                                           include the President, Vice
                                           President of Sales, Controller and
                                           Cost Analysis Manager).

     Any combination of adjustments, which in total exceed an authority level, will be considered as a single adjustment and must be submitted to the appropriate higher level for authorization.


     Bad debt accounts should be written off after all collection efforts have been exhausted. The Credit Supervisor will make this determination after a thorough analysis. The Credit Supervisor will have authority to write off an account up to $5,000. Those over $5,0C0 must be authorized by the Controller. The Credit Supervisor will also have the authority to place accounts with a collection agency or an attorney after all internal efforts have been exhausted.


                                                                 CREDIT DEPARTMENT ACTION
-----------------------------------------------------------------------------------------------------------------------------------

PROBLEM                       STEP 1                  STEP 2 (15-30 DAYS)          STEP 3 (31-45 DAYS)        STEP 4 (60 DAYS)
-----------------------------------------------------------------------------------------------------------------------------------
CLTL Billing Errors     Contact the Term Mgr.      If no results, contact Reg.   If no results, contact      If no results, advise
                        and/or Billing             Gen. Mgr. and Billing         Divisional Vice President.  Controller.
                        Supervisor for resolution. Supervisor.
                        Advise:                    Advise:                                                   Advise:
                        Reg. Gen. Mgr.             DVP                                                       President
                        Natl. Acct. Drtr.          Div. Drtr. Sales or                                       V.P. - Sales
                                                   Natl. Acct. Drtr.
------------------------------------------------------------------------------------------------------------------------------------
Difference in contract  Contact the parties        If no results, contact Reg.   If no results, contact      If no results, contact
interpretation.         responsible.               Gen. Mgr. and/or Div Drtr.    Divisional Vice President.  Vice President-Sales.
                                                   of Sales or Natl. Acct.
                                                   Drtr.
                        Advise:                    Advise:                       Advise:                      Advise:
                        Billing Supervisor         DVP                           V.P. - Sales                President
                        Div. Drtr. of Sales                                                                  Controller
                        Natl. Acct. Drtr.
------------------------------------------------------------------------------------------------------------------------------------
Freight payment         Contact Term Mgr.          If no results, contact Reg.   If no results, contact      If no results, contact
service rejections.     and/or Billing             Gen. Mgr. and Div. Drtr.      Divisional Vice President.  V.P. - Sales.
                        Supervisor.                of Sales or Natl. Acct.
                                                   Drtr.                                                     Advise:
                        Advise:                    Advise:                                                   President
                        Natl. Acct. Drtr.          DVP                                                       Controller
------------------------------------------------------------------------------------------------------------------------------------
Individual billing      Contact Term. Mgr. Div.    If no results, contact Reg.   If no results, contact      If no results, contact
disputes.               Sales Mgr.                 Gen. Mgr., Div. Drtr. of      Divisional Vice President.  V.P. - Sales, Pricing
                                                   Sales.                                                    Committee for
                                                                                                             adjustment.
                        Advise:                    Advise:                                                   Advise:
                        Billing Supervisor         DVP                                                       President, Controller
                        Reg. Gen. Mgr.             Nat'l Acct. Drtr.
------------------------------------------------------------------------------------------------------------------------------------
Customer lack of        Credit continues action,   Credit advises. Div. Drtr.    If no results, contact      If no results, contact
attention.              but advises Term. Mgr.     of Sales, Natl. Acct. Drtr.   Divisional Vice President.  V.P. - Sales.
                        and Div. Sales Mgr.                                      Possible credit
                                                   Advise:                       restriction                 Advise:
                                                   DVP                                                       President, Controller
------------------------------------------------------------------------------------------------------------------------------------
Customer cash flow      Credit continues action    Credit continues workout      If no results, credit hold. If no results, advise
problems.               but advises Term. Mgr.     attempts;                                                 Controller. Possible
                        and Div. Sales Mgr.                                                                  bad debt write-off,
                                                                                                             collection agency
                                                                                                             and/or legal action.
                                                   Advise:                       Advise:
                                                   DVP                           DVP
                                                   Div. Drtr. of Sales           V.P. - Sales
------------------------------------------------------------------------------------------------------------------------------------

                                   Controller

                               Credit Department

                               Supervisor, Credit
                                 Lorena Kilroy

  General Clerk A                                        General Clerk B (PT)
    Lynne Hamm                                             Nancy Kerstetter

Credit Representative                                    Credit Representative
  Andrew Harden                                             Crystal Jilek

Credit Representative                                    Credit Representative
  Karen Kirylyck                                             Dawn Lockard

Credit Representative                                    Credit Representative
  Einar Marksussen                                           Dorothy Pettit

                        CHEMICAL LEAMAN TANK LINES, INC.
                               CREDIT DEPARTMENT
                               PROFESSIONAL STAFF


Credit Supervisor, Lorena Kilroy:
---------------------------------

o    5 years with Chemical Leaman Tank Lines, Inc.
o    7 years professional credit experience.

Credit Representatives:
-----------------------

Dawn Lockard:
-------------

o    4 years Chemical Leaman Tank Line, Inc. credit experience.

Dorothy Pettit:
---------------

o    7 years Chemical Leaman Tank Lines, Inc. credit experience.

Andrew Harden:
--------------

o    20 years accounting experience with Chemical Leaman Tank Lines, Inc.
o    2 years Chemical Leaman Tank Lines, Inc. credit experience.

Crystal Jilek:
--------------
o    6 years Chemical Leaman Tank Lines, Inc. customer service experience.
o    1 year Chemical Leaman Tanks Lines, Inc. credit experience.

Einar Markussen:
----------------

o    4 years professional credit experience.
o    5 months with Chemical Leaman Tank Lines, Inc. credit

Karen Kirylyck:
---------------
o    4 years professional collection experience.
o    3 months with Chemical Leaman Tank Lines, Inc. credit.

[LOGO]  Chemical Leaman Tank Lines, Inc.
        102 Pickering Way, Exton, PA 19341-0200 o 215-363-4200

                             o CREDIT APPLICATION o

Customer Name & Address                  Division or Branch of:

--------------------------------         -----------------------------------

--------------------------------         -----------------------------------

--------------------------------         -----------------------------------

Contact: _______________________         Proprietorship ___ How Long
                                         Partnership    ___   In       ___
Phone: _________________________         Corporation    ___ Business

Amount of Credit Required Per Month  $______________________________________

Bank Reference: ____________________________________________________________

Phone: ____________________ Account No. ____________________________________

Trade References: Prefer at least (2) Bulk Carriers.

1. _________________________________________________________________________

   _________________________________________________________________________

   ________________________ Phone: _________________________________________


-------------------------------------------------------------------------------

2. _________________________________________________________________________

   _________________________________________________________________________

   ________________________ Phone: _________________________________________


-------------------------------------------------------------------------------

3. _________________________________________________________________________

   _________________________________________________________________________

   ________________________ Phone: _________________________________________


The above information is given for the purpose of extending credit and is true and accurate. I authorize Chemical Leaman Tank Lines, Inc. to contact each of the above references regarding their credit experience with my company. I agree to abide by the payment terms as stated on the invoices submitted by Chemical Leaman Tank Lines, Inc.


Firms Name: ______________________________________ Date: ____________________

Authorized Signature: ____________________________ Title: ___________________

_____________________________________________________________________________

                                   EXHIBIT 1

                                    EXHIBITS

            1.   Chemical Leaman Tank Lines, Inc. Credit Application.
            2.   Credit Reference Worksheet.
            3.   Aged Trial Balance Report (one page).
            4.   Locks Box Notification Receipt.

                           TRADE REFERENCE WORKSHEET

COMPANY: ____________________________                    DATE:_______________________________


---------------------------------------------------------------------------------------------------------------------------------
                                             HOW LONG                           PRESENT                  PAYMENT        LAST
TRADE CO.         DATE CALLED      S/W       DOING BUIS.      HIGH CREDIT       BALANCE      TERMS       HISTORY      SALE DATE
---------------------------------------------------------------------------------------------------------------------------------

1.
---------------------------------------------------------------------------------------------------------------------------------

2.
---------------------------------------------------------------------------------------------------------------------------------

3.
---------------------------------------------------------------------------------------------------------------------------------

4.
---------------------------------------------------------------------------------------------------------------------------------

5.
---------------------------------------------------------------------------------------------------------------------------------

6.
---------------------------------------------------------------------------------------------------------------------------------


APPROVED BY: _____________________   DATE: ______________________   CREDIT AMOUNT: $________________________

DECLINED BY: _____________________   CONTACTED CUSTOMER:  YES ___   NO ___    DATE: __________________
                                     SPOKE WITH: _________________________

COMMENTS:

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------


                                   EXHIBIT 2

                                EXHIBIT 1.1. (c)

                        EI DuPont de Nemours and Company
                          General Electric Corporation
                                BASF Corporation
                           Union Carbide Corporation
                   Dow Chemical USA/Dow Chemical Canada Inc.
                               Miles Incorporated

                                   EXHIBIT 2.1
                        LIST OF RECEIVABLES AND OBLIGORS

                               QUALA SYSTEMS, INC.
                                     SUMMARY

     Summary of Quala Systems, Inc. aged accounts receivable as of May 1, 1993 (showing detailed aging less than 90 days from invoice date) total $1,605,435.
                                                                   ===========


JOB-RCPMOS     FNR 5/02/93      CO-CODE    6   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 1

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
C  63593                                                                                                         $245       $245.00
                                                             CUST. TOTAL......                                    245        245.00

   01135   A & R TRANSPORT INC.      P O BOX 577              IL  OTTAWA                                           $6-        $6.33-
                                                             CUST. TOTAL......                                      6-         6.33-

   75238   A.B. ROBERTS              P O BOX 131389           TX TYLER               $1,205   $1,265             $320     $2,790.00
                                                             CUST. TOTAL......        1,205    1,265              320      2,790.00

   09948   A G TRUCKING              US 33 SOUTH              IN GOSHEN                $370                                 $370.00
                                                             CUST. TOTAL......          370                                  370.00

   81375   A J SANDI                 400 CHAPMAN STREET       MA GREENFIELD          $1,166                               $1,166.00
                                                             CUST. TOTAL......        1,166                                1,166.00

   00003   A J WEIGAND INC           P O BOX 103              OH DOVER               $3,086                               $3,086.00
                                                             CUST. TOTAL......        3,086                                3,086.00

   25619   A T & T                   P O BOX 105154           GA ATLANTA                                          $199      $199.80
                                                             CUST. TOTAL......                                     199       199.80

   60910   A W MARTIN                108 BLACKS RD            CT CHESHIRE               155                                 $155.00
                                                             CUST. TOTAL......          155                                  155.00

   00130   ABCO                      P O BOX 335              SC ROEBUCK              1,032                               $1,032.00
                                                             CUST. TOTAL......        1,032                                1,032.00

   73385   ACCOUNTS RECEIVABLE                                PA LIONVILLE                                        $290-     $290.17-
                                                             CUST. TOTAL......                                     290-      290.17-

   03773   ACHEM CORPORATION         P O BOX 930              SC COWPENS               $770   $1,067     $342    $ 152-   $2,026.50
                                                             CUST. TOTAL......          770    1,067      342      152-    2,026.50

   09734   ACME RESIN CORPORATION    10330 W ROOSEVELT RD     IL WESTCHESTER                    $195                        $195.00
                                                             CUST. TOTAL......                   195                         195.00

   82688   ADM CORP                  CORN SWEETNERS           IL DECATUR               $229              $171               $400.00
                                                             CUST. TOTAL......          229               171                400.00

   75608   AMD TRANSPORT             P O BOX 3574             GA MACON                 $196                                 $196.00
                                                             CUST. TOTAL......          196                                  196.00

   74616   ADM TRUCKING INC          2505 N JASPER ST         IL DECATUR             $2,640    $ 130-                     $2,510.20
                                                             CUST. TOTAL......        2,640      130-                      2,510.20

   24524   AERO LIQUID TRANSPORT     1717 FOUR MILE ROAD N/E  MI GRAND RAPIDS                                      $ 6-      $ 6.22-
   03943   AERO LIQUID TRANSPORT     13565 GRAND RIVER DRIVE  MI LOWELL                $180      $10            $1,069    $1,259.99
                                                             CUST. TOTAL......          180       10             1,063     1,253.77


   85504   AFFILIATED                3001 S HICKORY           TN CHATTANOOGA        $ 1,025-                    $1,147      $121.68
                                                             CUST. TOTAL......        1,025-                     1,147       121.68


JOB-RCPMOS     FNR 5/02/93      CO-CODE    6   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 2

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   76023   AIR PRODUCTS & CHEMICALS  7201 HAMILTON BLVD       PA ALLENTOWN           $2,734   $1,372            $1,208    $5,315.90
   70526   AIR PRODUCTS & CHEMICALS  403 CARLINE ROAD         SC LANGLEY                189                                 $189.00
                                                             CUST. TOTAL......        2,923    1,372             1,208     5,504.90

   23132   AK20 CHEMICALS INC        13000 BAY PARK ROAD      TX PASADENA              $160                                 $160.00
                                                             CUST. TOTAL......          160                                  160.00

   64026   AL THOMPSON TRUCKING      P O BOX 1050             SC CHESTER             $1,358                               $1,358.00
                                                             CUST. TOTAL......        1,358                                1,358.00

   89428   ALL FREIGHT SERVICES      C/O C.C.E. TRANSPORTATIO TX FRIENDSWOOD            160                                 $160.00
                                                             CUST. TOTAL......          160                                  160.00

   63716   ALL TANK TRANSPORT        622 WATERLOO RD          OH AKRON               $3,017   $2,445   $1,375   $7,798   $14,635.97
                                                             CUST. TOTAL......         3017    2,445    1,375    7,798    14,635.97

   50105   ALLIANCE TRANSPORTATION   P O BOX 1182             WI MILWAUKEE             $340                                 $340.00
                                                             CUST. TOTAL......          340                                  340.00

   23976   ALLIED-SIGNAL INC         P O BOX 226              LA GEISMAR                        $530                        $530.00
   85183   ALLIED-SIGNAL INC         ROUTE 61                 PA SHOEMAKERSVILL      $4,042                               $4,042.00
   15005   ALLIED-SIGNAL INC         DRAWER 761               VA HOPEWELL                       $227                        $227.50
                                                             CUST. TOTAL......        4,042      757                       4,800.18

   78219   ALPHA CHEMICAL CORP       P O DRAWER S             LA RESERVE               $235                                 $235.00
                                                             CUST. TOTAL......          235                                  235.00

   74005   ALTOM TRANSPORT           4946 S CICERO AVE        IL CHICAGO               $115                                 $115.00
                                                             CUST. TOTAL......          115                                  115.00

   02150   AMERICAN CYANAMID COMPAN  P O BOX 425              CT WALLINGFORD           $165                       $360      $525.00
   03020   AMERICAN CYANAMID COMPAN  2715 MILLER RD           MI KALAMAZOO             $915                                 $915.00
                                                             CUST. TOTAL......        1,080                        360     1,440.00

   04981   AMERICAN INDUSTRIAL CHEM  P O BOX 723117           GA ATLANTA               $245                                 $245.00
                                                             CUST. TOTAL......          245                                  245.00

   90133   AMERICAN TANK CONTAINERS  P O BOX 424098           MD ELKRIDGE              $153                                 $153.70
                                                             CUST. TOTAL......          153                                  153.70

   55099   AMERICAN TANK TRANSPORT   6317MACAW COURT          MD ELKRIDGE              $180                                 $180.20
                                                             CUST. TOTAL......          180                                  180.20

   04803   AMERICHEM INC             340 NORTH AVENUE         MI MASON, IN             $305                                 $305.00
                                                             CUST. TOTAL......          305                                  305.00

   72761   AMOCO CHEMICAL CORP       P O BOX 1875             TX ALVIN               $1,930   $1,750                      $3,680.00
                                                             CUST. TOTAL......        1,930    1,750                       3,680.00

   01682   AMOCO OIL COMPANY         280 WATERFRONT STREET    CT NEW HAVEN             $310                                 $310.00
                                                             CUST. TOTAL......          310                                  310.00

JOB-RCPMOS     FNR 5/02/93      CO-CODE    6   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 3

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   71627   ANDREW TRANSPORT INC      P O BOX 163469           TX FORT WORTH            $110                                 $110.00
                                                             CUST. TOTAL......          110                                  110.00

   53934   ARCHER DANIELS MIDLAND C  1251 BEAVER CHANNEL PKWY IA CLINTON                        $223                        $223.66
   04030   ARCHER DANIELS MIDLAND C  2505 N JASPER            IL DECATUR               $779                                 $779.00
                                                             CUST. TOTAL......          779      223                       1,002.56

   06555   ARCO CHEMICAL COMPANY     3801 WEST CHESTER PIKE   PA NEWTON SQUARE                  $305                        $305.00
                                                             CUST. TOTAL......                   305                         305.00

   74203   ARISTECH CHEMICAL CORP    ISLAND AVENUE            PA PITTSBURGH            $796                      $ 405-     $391.00
                                                             CUST. TOTAL......          796                        405-      391.00

   75313   ARMSWAY TANK TRANSPORT    5378 SEBRING WARNER RD   OH GREENVILLE                     $134                $4      $138.85
                                                             CUST. TOTAL......                   134                 4       138.85

   12059   ASHLAND CHEMICAL COMPANY  860 ENTERPRISE DR        CA NEWARK                $280     $ 50-                       $230.00
   21700   ASHLAND CHEMICAL COMPANY  7710 POLK STREET         MO SAINT LOUIS           $606                       $230      $836.00
   88083   ASHLAND CHEMICAL COMPANY  7410 HALL STREET         MO SAINT LOUIS           $480                                 $480.00
   05080   ASHLAND CHEMICAL COMPANY  RIVERSIDE AVENUE         NY RESSELAER             $804     $343              $259    $1,407.24
   04780   ASHLAND CHEMICAL COMPANY  P O BOX 6250             OH AKRON                 $120                                 $120.00
   56381   ASHLAND CHEMICAL COMPANY  P O BOX 173 ATTN K HILL  OH COLUMBUS                       $200              $ 70-     $130.00
   60998   ASHLAND CHEMICAL COMPANY  BOX 2219/QUALAWASH       OH COLUMBUS              $134                      $ 162-     $ 28.00-
   86823   ASHLAND CHEMICAL COMPANY  P O BOX 2219             OH COLUMBUS                                        $ 276-    $ 276.00-
   87426   ASHLAND CHEMICAL COMPANY  5200 BLAZER PARKWAY      OH DUBLIN                                          $ 286-    $ 285.00-
   22016   ASHLAND CHEMICAL COMPANY  1-95 INDUSTRIAL PARK     PA ASTON                                            $248      $248.98
                                                             CUST. TOTAL......        2,424      493                54-    2,863.22

   28345   ASHLAND OIL INC           6121 ALMEDA GENOA ROAD   TX HOUSTON                      $3,445                      $3,445.00
                                                             CUST. TOTAL......                 3,445                       3,445.00

   71728   AUTUMN IND INC            518 PERKINS-JONES ROAD   OH WARREN                         $640                        $640.00
                                                             CUST. TOTAL......                   640                         640.00

   62687   B B & L INC               1301 INDUSTRIAL DRIVE    IL LAKE IN THE HI                 $360                        $360.00
                                                             CUST. TOTAL......                   360                         360.00

   53768   BALTIMORE TANK LINES      P O BOX 1028             MD GLEN BURNIE           $960                                 $960.36
                                                             CUST. TOTAL......          960                                  960.36

   82003   BARNETT TRANSPORTATION I  P O BOX 031605           AL TUSCALOOSA          $1,025     $984                      $2,009.80
                                                             CUST. TOTAL......        1,025      984                       2,009.80

   05091   BASF CORPORATION          P O DRAWER D/BLDG 201    VA WILLIAMSBURG                                     $140      $140.00
                                                             CUST. TOTAL......                                     140       140.00

   09209   BASF INMONT CORPORATION   3301 BOURKE AVENUE       MI DETROIT                        $175                        $175.00
                                                             CUST. TOTAL......                   175                         175.00

   01963   BECKER CORPORATION        P O BOX 581180           OK TULSA                          $170                        $170.00
                                                             CUST. TOTAL......                   170                         170.00


JOB-RCPMOS     FNR 5/02/93      CO-CODE    6   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 4

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE

   28738   BEECHAM INC               46 RIVER STREET          CT NEW HAVEN             $195                                 $195.00
                                                             CUST. TOTAL......          195                                 $195.00

   88710   BEELMAN                   BOX 83                   IL SAINT LIBORY                                     $ 70-     $ 70.00-
                                                             CUST. TOTAL......                                      70-       70.00-

   79562   BEELMAN TRUCK CO          P O BOX 507              MO STE GENEVIEVE         $207                       $ 64-     $142.43
                                                             CUST. TOTAL......          207                         64-      142.43

   05572   BENZSAY & HARRISON        RAILROAD AVE             NY DELANSON                                          $18       $18.27
                                                             CUST. TOTAL......                                      18        18.27

   68613   BETZ LABORATORIES INC     170 FORBES ROAD          MA BRAINTREE           $1,800   $4,960   $2,860             $9,620.00
   89699   BETZ LABORATORIES INC     3026 SOLANDT             ON KANATA                $223                                 $223.56
   08910   BETZ LABORATORIES INC     4636 SOMERTON ROAD       PA TREVORE             $5,888                     $1,895    $7,783.68
                                                             CUST. TOTAL......        7,911    4,960    2,860    1,895    17,627.24

   75828   BIERLEIN                  2903 S GRAHAM            MI SAGINAW               $170                                 $170.00
                                                             CUST. TOTAL......          170                                  170.00

   10350   BISHOP CHEMICAL           160 VAN RENSELEAR STREET NY BUFFALO                                          $285      $285.12
                                                             CUST. TOTAL......                                     285       285.12

   09290   BISON LABORATORIES        80 LESLIE STREET         NY BUFFALO                $88                                  $88.56
                                                             CUST. TOTAL......           88                                   88.56

   85590   BLACKHOWSKE TRUCK LINES   P O BOX 530              MN FAIRMONT              $126     $137      $99               $363.11
                                                             CUST. TOTAL......          126      137       99                363.11

   84422   BO BACHS TRANSPORT INC    38 SANFORDVILLE RD       NY WARWICK               $123                                 $123.00
                                                             CUST. TOTAL......          123                                  123.00

   28632   BONCOSKY TRANSPORTATION   1301 INDUSTRIAL DRIVE    IL ALGONQUIN          $15,872   $6,045             $ 196-  $21,721.88
   86087   BONCOSKY TRANSPORTATION   RT 51 & PITTSBURGH AVE   PA CORAOPOLIS            $770                                 $770.00
   81811   BONCOSKY TRANSPORTATION   4 CROWN POINT ROAD       NJ PAULSBORO           $3,410                               $3,410.36
                                                             CUST. TOTAL......       20,052    6,045               196-   25,902.24

   06160   BORDEN & REMINGTON        P O BOX 2573             MA FALL RIVER                                       $111      $111.30
                                                             CUST. TOTAL......                                     111       111.30

   74610   BORDEN PKG & INDUSTRIAL   P O BOX 847              WI SHEBOYGAN             $115                                 $115.00
                                                             CUST. TOTAL......          115                                  115.00

   67932   BORDON CHEMIOCAL          1717 WEST WARD STREET    NC HIGH POINT            $550                                 $550.00
                                                             CUST. TOTAL......          550                                  550.00

   72236   BORK TRANSPORT            12440 S STONEY ISLAND    IL CHICAGO                        $180               $66      $246.00
   59027   BORK TRANSPORT            1047 ARLINGTON           IL DECATUR               $110                                 $110.00
   51458   BORK TRANSPORT            P O BOX 568              IL SUMMIT              $1,959   $3,195              $565    $6,719.68
   79422   BORK TRANSPORT            P O BOX 500              IL SUMMIT                $155     $415     $160               $730.15
                                                             CUST. TOTAL......        2,224    3,790      160      631     6,805.83

JOB-RCPMOS     FNR 5/02/93      CO-CODE    6   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 5

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE

   84501   BORK TRANSPORT INC        P O BOX 1778             IA DESMOINES             $145                                 $145.00
                                                             CUST. TOTAL......          145                                  145.00

   09935   BRIDGELAND TERMINALS LTD 35 ORIOLE PARKWAY         ON ELMIRA                $280                                 $280.00
                                                             CUST. TOTAL......          280                                  280.00

   90229   BROWNING-FERRIS INDUSTRI  910 CAMARD RUN           PA WEST CHESTER        $1,387                               $1,387.54
                                                             CUST. TOTAL......         1387                                1,387.54

   52738   BRYSON RECOVERY SERVICES  411 BURTON ROAD          SC LEXINGTON                                        $ 85-     $ 85.80-
                                                             CUST. TOTAL......                                      85-       85.80-

   78867   BUCK BAKER TRUCKING       350 TOWNSON STREET       CA SAN FRANCISCO                  $140                        $140.00
                                                             CUST. TOTAL......                   140                         140.00

   06823   BUCKMAN LABORATORIES      P O BOX 200              MO CADET                                            $228      $228.00
                                                             CUST. TOTAL......                                     228       228.00

   64183   BUESING BULK TRANSPORT    2212 CRESTVIEW DR        WI HUDSON                $754                                 $754.15
                                                             CUST. TOTAL......          754                                  754.15

   11940   BUFFALO COLOR CORPORATIO  P O BOX 7027             NY BUFFALO                $68                                  $68.04
                                                             CUST. TOTAL......           68                                   68.04

   64998   BUFFALO FUEL CORP         2445 ALLEN AVE           NY NIAGARA FALLS         $745     $532   $1,052             $2,329.96
                                                             CUST. TOTAL......          745      532    1,052              2,329.96

   69345   BUILDERS TRANSPORT        P O BOX 7005             SC CAMDEN                                           $ 83-     $ 83.20-
                                                             CUST. TOTAL......                                      83-       83.20-

   89489   BULK INC                  676 SAVAGE RD BOX 9      PA NORTHAMPTON           $490                                 $490.86
                                                             CUST. TOTAL......          490                                  490.86

   73315   BULK TRANSIT              7177 INDUSTRIAL PKWY     ON PLAIN CITY            $315                                 $315.00
                                                             CUST. TOTAL......          315                                  315.00

   52018   BULK TRANSPORT            415 LEMON STREET         CA WALNUT                $225     $987   $1,078   $1,417    $3,707.00
                                                             CUST. TOTAL......          225      987    1,078     1417     3,707.00

   00004   BULK TRANSPORT CO. INC.   1500 PINE                MII ESSEXVILLE            $92                                  $92.00
                                                             CUST. TOTAL......           92                                   92.00

   26929   BULKHAUL USA INC          6 COMMERCE DRIVE         NJ CRANFORD                       $392                        $392.50
                                                             CUST. TOTAL......                   392                         392.50

   03682   BULKMATIC TRANSPORT       12000 SOUTH DOTY AVENUE  IL CHICAGO                                          $ 80-     $ 80.00-
   77488   BULKMATIC TRANSPORT       3998 MUELLER RD          IL DECATUR               $110              $130               $240.00
   77474   BULKMATIC TRANSPORT       1150 E 145TH STREET      IN E CHICAGO             $250                                 $250.56
   77461   BULKMATIC TRANSPORT       2001 N CLINE AVENUE      IN GRIFFITH            $2,804   $1,715             $ 195-   $4,323.84
   77457   BULKMATIC TRANSPORT       2450 SHEFFIELD           IN HAMMOND               $150                                 $150.00
   02035   BULKMATIC TRANSPORT       1635 MERWIN              OH CLEVELAND                                        $158      $158.00
   77470   BULKMATIC TRANSPORT       149 NICHOL AVENUE        PA MCKEES ROCKS                   $150                        $150.00
                                                             CUST. TOTAL......        3,314    1,865      130      117-    5,192.40

JOB-RCPMOS     FNR 5/02/93      CO-CODE    6   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 6

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE


   25613   BURLINGTON INDUSTRIES     P O BOX 691              NC BURLINGTON            $370                                 $370.00
                                                             CUST. TOTAL......          370                                  370.00

   12690   BURRIS CHEMICAL COMPANY   4210 AZALEA DRIVE        SC CHARLESTON            $105                       $ 90-      $15.00
                                                             CUST. TOTAL......          105                         90-       15.00

   55932   BUTLER & COMPANY          HIGHWAY 18               AL VERNON                $186                                 $186.72
                                                             CUST. TOTAL......          186                                  186.72

   52207   BYNUM TRANSPORT           4609 HIGHWAY 92 EAST     FL LAKELAND              $407                       $ 90-     $317.36
                                                             CUST. TOTAL......          407                         90-      317.36

   83481   C T HARRIS & CO.          P O BOX 80               GA SANDERSVILLE        $1,215    $ 270-           $1,615    $2,560.26
                                                             CUST. TOTAL......        1,215      270-            1,615     2,560.26

   55274   C T L DISTRIBUTION INC    P O DRAWER 437           FL MULBERRY            $3,861     $130             $ 208-   $3,783.25
   88706   C T L DISTRIBUTION INC    P O DRAWER 437           FL MULBERRY              $207                                 $207.36
                                                             CUST. TOTAL......        4,069      130               208-    3,990.61

   55271   CALEDONIA LINES INC       P O BOX 148              NY CALEDONIA           $1,771     $693                      $2,465.31
                                                             CUST. TOTAL......        1,771      693                       2,465.31

   04948   CALGON CORPORATION        18725 EAST SAN JOSE      CA CITY OF INDUST                          $462               $462.00
   14403   CALGON CORPORATION        P O BOX 5060             MO SAINT LOUIS                             $240               $240.00
   12950   CALGON CORPORATION        P O BOX 817              PA PITTSBURGH            $616                                 $616.00
                                                             CUST. TOTAL......          616               702              1,318.00

   51008   CALIFORNIA TANK LINES     P O BOX 6245             CA STOCKTON              $225   $1,360                      $1,585.00
                                                             CUST. TOTAL......          225    1,360                       1,585.00

   38420   CAPE INDUSTRIES           HIGHWAY 421 NORTH        NC WILMINGTON            $160                                 $160.00
                                                             CUST. TOTAL......          160                                  160.00

   61571   CARBON EXPRESS INC        P O BOX 403              NJ WHARTON            $12,850   $9,919   $4,257   $3,286   $30,314.57
   61572   CARBON EXPRESS INC        382 ROUTE 15 SOUTH       NJ WHARTON               $487     $213              $718    $1,419.36
                                                             CUST. TOTAL......       13,338   10,132    4,257    4,005    31,733.93

   13617   CARDINAL STABILIZERS INC  2010 S BELTLINE BOULEVAR SC COLUMBIA              $115                                 $115.00
                                                             CUST. TOTAL......          115                                  115.00

   50112   CAROLINA CARRIERS INC     P O BOX 11127            NC DURHAM                                          $ 195-    $ 195.00-
                                                             CUST. TOTAL......                                     195-      195.00-

   53823   CASH PAYMENTS - MISC      DO NOT MAIL              PA EXTON                                          $4,453    $4,453.76
                                                             CUST. TOTAL......                                   4,453     4,453.76

   70288   CASHION CO                101 CASE ST              SC FOUNTAIN INN          $335                                 $335.00
                                                             CUST. TOTAL......          335                                  335.00

   88989   CATES MILK HAULING INC    P O BOX 1097             AL COLUMBIANA          $1,125     $800              $115    $2,040.00
                                                             CUST. TOTAL......        1,125      800               115    $2,040.00

JOB-RCPMO5       FNR       5/02/93        CO-CODE: 6       AGED ACCOUNTS RECEIVABLE        ENDING DATE       5/01/93        PAGE #7

   S.C.                                                                                                                     TOTAL
  CUST.#        CUSTOMER                    ADDRESS            ST.  CITY            0-TO-30 31-TO-60 61-TO-90  OVER-90    BAL. DUE
   10507   CBSL                      4750 S MERRICAC ST        IL CHICAGO              $201      $65              $233      $499.40
                                                             Cust. Total......          201       65               233       499.40

   06083   CECOS INTERNATIONAL INC   27004 SOUTH FROST         LA LIVINGSTON                                    $1,965    $1,965.00
                                                             Cust. Total......                                   1,965     1,965.00

   53039   CENTRAL OIL & ASPHALT     P O BOX 41                GA DOUGLASVILLE                                     224-     $224.50-
                                                             Cust. Total......                                     224-      224.50-

   51092   CENTRAL TRANSPORT         3804 BEILS LANE           KY LOUISVILLE        $22,498      $97-             $120   $22,521.00
   13886   CENTRAL TRANSPORT         P O BOX 7007              NC HOGH POINT         $3,746     $115              $530    $4,391.27
   81217   CENTRAL TRANSPORT         215 SAMPSON ROAD          NC WILMINGTON         $4,849              $200-    $745    $5,395.27
   66426   CENTRAL TRANSPORT         5330 FRONTAGE ROAD        SC GREENVILLE           $115                                 $115.00
                                                             Cust. Total......       31,208       18      200-   1,395    32,422.27

   68786   CERUS INC                 86 WESTBORO ROAD          MA N GRAFTON            $310     $237                        $547.00
                                                             Cust. Total......          310      237                         547.00

   89534   CETCO, INC                P O BOX 8567              MO SUGAR CREEK           $92                                  $92.00
                                                             Cust. Total......           92                                   92.00

   76122   CHALLENGE INTERNATIONAL   5005 MITCHELLDALE ST      TX HOUSTON              $740     $238     $497   $2,929    $4,405.50
                                                             Cust. Total......          740      238      497    2,929     4,405.50

   84992   CHEM SERV                 5053 NIKE DR              OH COLUMBUS                                      $2,655    $2,655.00
                                                             Cust. Total......                                   2,655     2,655.00

   03490   CHEMCENTRAL CORPORATION   P O BOX 47280             GA ATLANTA               $76                                  $76.00
   10395   CHEMCENTRAL CORPORATION   P O BOX 385               IN NEW HAVEN            $643                                 $643.00
   04503   CHEMCENTRAL CORPORATION   1825 APPLETON LANE        KY LOUISVILLE            $65                                  $65.00
   11990   CHEMCENTRAL CORPORATION   3709 RIVER ROAD           NY TONAWANDA            $813                                 $813.00
   14921   CHEMCENTRAL CORPORATION   2500 VINSON STREET        TX DALLAS               $525                                 $525.00
                                                             Cust. Total......        2,122                                2,122.00

   50559   CHEMFLEET CHEMICAL        8 MEDALLION CENTER        NH MERIMACK             $145     $140              $100-     $185.00
   27401   CHEMFLEET CHEMICAL        3091 APPLEBY LINE R-1     ON BURLINGTON         $3,012     $261               $45    $3,319.58
                                                             Cust. Total......       $3,157      401                55-    3,504.58

   02944   CHEMICAL ASSOCIATES INC   1270 S CLEVELAND MASSILL  OH AKRON                $410                       $264      $674.67
   67099   CHEMICAL ASSOCIATES INC   1270 CLEVE-MASSILLION RD  OH COPLEY                                          $189      $189.10
                                                             Cust. Total......          410                        453       863.77

   00526   CHEMICAL INTERCHANGE      2932 S BENTWOOD           MO SAINT LOUIS          $772               $13               $765.80
                                                             Cust. Total......         $772                13                765.80

   72417   CHEMICAL LEAMAN INTERNAT  INTERNATIONAL BILLING ON  PA EXTON              $1,439              $145   $2,075    $3,659.65
                                                             Cust. Total......        1,439               145    2,075     3,659.65

   50958   CHEMICAL LEAMAN TANK LIN  21119 S WILMINGTON AVENU  CA LONG BEACH                                      $595      $595.00
   77671   CHEMICAL LEAMAN TANK LIN  1301 LOVERIDGE ROAD       CA PITTSBURGH                                    $4,400    $4,400.00
   01014   CHEMICAL LEAMAN TANK LIN  P O BOX 7                 GA JONESBORO                     $495                        $495.00
   50281   CHEMICAL LEAMAN TANK LIN  17550 FRITZ DRIVE         IL LANSING                                         $275      $275.00
                                                             Cust. Total......

JOB-RCPMO5       FNR       5/02/93        CO-CODE: 6       AGED ACCOUNTS RECEIVABLE        ENDING DATE       5/01/93        PAGE #8

   S.C.                                                                                                                     TOTAL
  CUST.#        CUSTOMER                    ADDRESS            ST.  CITY            0-TO-30 31-TO-60 61-TO-90  OVER-90    BAL. DUE
   11398   CHEMICAL LEAMAN TANK LIN  P O BOX 575               LA LAKE CHARLES                                    $299      $299.60
   82284   CHEMICAL LEAMAN TANK LIN                            LA SULPHUR                                         $288      $288.90
   07599   CHEMICAL LEAMAN TANK LIN  4200 JAMES SAVAGE ROAD    MI MIDLAND                                         $275      $275.00
   01937   CHEMICAL LEAMAN TANK LIN                            NJ E RUTHERFORD                                    $462      $462.50
   07498   CHEMICAL LEAMAN TANK LIN  575 HAGUE AVENUE          OH COLUMBUS                                        $225      $225.00
   05071   CHEMICAL LEAMAN TANK LIN  APPROVAL REQUIRED MMEDI   PA LIONVILLE                                    $17,905   $17,905.92
   65075   CHEMICAL LEAMAN TANK LIN  APPROVAL REQUIRED MMEDI   PA LIONVILLE                                       $315-     $315.00-
   72840   CHEMICAL LEAMAN TANK LIN  INTERNATIONAL SERVICE     PA LIONVILLE                                     $1,915    $1,915.00
   73926   CHEMICAL LEAMAN TANK LIN  1470 S PENNSYLVANIA AVE   PA MORRISVILLE                                     $847      $847.40
   57791   CHEMICAL LEAMAN TANK LIN                            TX BAYTOWN                                         $225      $225.00
   65857   CHEMICAL LEAMAN TANK LIN  701 S HWY 227             TX CLUTE                                           $275      $275.00
   16858   CHEMICAL LEAMAN TANK LIN                            TX LAREDO                                          $225      $225.00
                                                             CUST. TOTAL......                   495            27,899    28,394.37

   04194   CHEMICAL SALES COMPANY    4661 MONACO               CO DENVER                                          $270      $270.00
   00821   CHEMICAL SALES COMPANY    1382 NIAGARA STREET       NY BUFALO               $169                                 $169.56
                                                             CUST. TOTAL......         $169                       $270       439.56

   14189   CHEMICAL SOLVENTS INC     1140 INDUSTRY AVENUE      VA ROANOKE              $380                                 $380.00
                                                             CUST. TOTAL......         $380                                  380.00

   07680   CHEMICAL TRANSFER         P O BOX 6036              CA STOCKTON             $225                                 $225.00
                                                             CUST. TOTAL .....          225                                  225.00

   08009   CHEMICAL TRANSPORTATION   14700 S AVALON BLVD       CA GARDENA                                         $201      $201.40
                                                             CUST. TOTAL......                                     201       201.40

   06641   CHEMICAL WASTE MANAGEMEN  P O BOX 55                AL EMELLE               $200                       $160      $360.00
   89988   CHEMICAL WASTE MANAGEMEN  41-85 DOREMUS AVENUE      NJ NEWARK               $397                                 $397.50
                                                             CUST. TOTAL......         $597                        160       757.50

   19892   CHEMISPHERE CORPORATION   2101 CLIFTON              MO SAINT LOUIS        $1,135     $638                      $1,773.75
                                                             CUST. TOTAL......        1,135      638                       1,773.75

   04735   CHEMRON CORPORATION       P O BOX 2299              CA PASO ROBLES          $450                                 $450.00
                                                             CUST. TOTAL......          450                                  450.00

   03952   CHEMTECH INDUSTRIES       139 EAST SOPER STREET     MO SAINT LOUIS          $435   $1,108     $661     $130    $2,335.00
   15230   CHEMTECH INDUSTRIES       1655 DES PERES ROAD       MO SAINT LOUIS           $25                       $130      $155.00
                                                             CUST. TOTAL......          460    1,108      661     $260    $2,490.00

   01437   CHEMTOOL INC              8200 RIDGEFIELD ROAD      IL CRYSTAL LAKE         $230                                 $230.00
                                                             CUST. TOTAL......          230                                  230.00

   89705   CHOICE TRANSPORTATION     54 BROAD ST               NJ RED BANK           $3,692     $161                      $3,853.50
                                                             CUST. TOTAL......        3,692      161                       3,853.50

   24191   CIBA GEIGY CORPORATION    205 S JAMES ST            DE NEWPORT              $360              $221     $487    $1,069.27
                                                             CUST. TOTAL......          360               221      487     1,069.27

   77149   CLEAN HARBORS INC         11800 SOUTH STONEY ISLAN  IL CHICAGO              $707     $525     $134             $1,366.00
   88096   CLEAN HARBORS INC         32 BASK RD                NY GLENMONT             $409               $17     $560      $988.08

JOB-RCPMO5       FNR       5/02/93        CO-CODE: 6       AGED ACCOUNTS RECEIVABLE        ENDING DATE       5/01/93        PAGE #9

   S.C.                                                                                                                     TOTAL
  CUST.#        CUSTOMER                    ADDRESS            ST.  CITY            0-TO-30 31-TO-60 61-TO-90  OVER-90    BAL. DUE
   00022   CLEAN HARBORS INC         2900 BROADWAY             OH CLEVELAND                                       $480-     $480.00-
                                                             CUST. TOTAL......        1,116      525      151       80     1,874.08

   73768   CLEAN VENTURE             1160 STATE STREET         NJ PERTH AMBOY                                     $167      $167.31
   86599   CLEAN VENTURE             RD 1 BOX 2028             NJ SWEDESBORO           $445                                 $445.20
                                                             CUST. TOTAL......          445                        167       612.51

   26955   COMMERCIAL TRANSPORT INC  P O BOX 469               IL BELLEVILLE         $1,290     $238                      $1,528.00
                                                             CUST. TOTAL......        1,290      238                       1,528.00

   73770   COMMERCIAL CARTAGE CO     P O BOX 1829              MO SAINT LOUIS          $858     $897                      $1,755.50
                                                             CUST. TOTAL......          858      897                       1,755.50

   54375   CONLEY CORP               6891 SENECA STREET        NY ELMA                          $140                        $140.00
                                                             CUST. TOTAL......                   140                         140.00

   56721   CONOCO INC                250 AIRPORT ROAD          DE NEW CASTLE         $1,629                               $1,629.00
   87543   CONOCO INC                P O BOX 267               NC BREVARD            $2,160                $8             $2,168.00
   79331   CONOCO INC                3321 HWY 421 N            NC WILMINGTON           $324                                 $324.00
   81657   CONOCO INC                P O DRAWER A              SC CAMDEN             $1,800                               $1,800.00
   71463   CONOCO INC                P O BOX 1216              TX LA PORTE           $3,530   $2,430                      $5,960.00
   85061   CONOCO INC                1706 FOREMAN RD           TX ORANGE             $2,945     $360                      $3,305.00
                                                             CUST. TOTAL......      $12,388   $2,790        8             15,186.22

   76376   CONTAINER CARE            MAYO SHELL DRIVE          TX GALENA PARK                                     $160      $160.00
                                                             CUST. TOTAL......                                     160       160.00

   59101   CONTAINER CARE INTERNATI  500 MAYO SHELL ROAD       TX GALENA PARK        $2,790   $2,280     $200     $150    $5,420.00
                                                             CUST. TOTAL......        2,790    2,280      200      150     5,420.00

   01583   CONTINENTAL INDUSTRIAL C  5010 HOVIS ROAD           NC CHARLOTTE                      $56                         $56.50
                                                             CUST. TOTAL......                    56                          56.50

   56266   CONTINENTAL TRANS EXPRES  P O BOX 228               LA GREISMAR                                      $2,773-   $2,773.40-
                                                             CUST. TOTAL......                                   2,773-    2,773.40-

   81127   CRAWFORD TRANSPORT INC    P O BOX 1163              ON GUELPH               $957                                 $957.00
                                                             CUST. TOTAL......          957                                  957.00

   71595   CRODA INC                 3901 W ROHR AVE           WI MILWAUKEE            $833                                 $833.00
                                                             CUST. TOTAL......          833                                  833.00

   75240   CROMARTIE TRANSPORT       P O BOX 123               NC WILMINGTON         $1,264   $1,316                      $2,580.19
                                                             CUST. TOTAL......        1,264    1,316                       2,580.19

   11449   CROWLEY MARITIME CORP     P O BOX 6466              LA LAKE CHARLES         $680                                 $680.00
   11556   CROWLEY MARITIME CORP     1820 CHAPEL AVE, SUITE    NJ CHERRY HILL                                     $218-     $218.13-
                                                             CUST. TOTAL......          680                        218-      461.87

   05710   CUSTOM INTERCHEM INC.     4736 ALLUM ROAD           TX HOUSTON              $200                       $525      $725.00
                                                             CUST. TOTAL......          200                        525       725.00

JOB-RCPMO5       FNR       5/02/93        CO-CODE: 6       AGED ACCOUNTS RECEIVABLE        ENDING DATE       5/01/93        PAGE #10

   S.C.                                                                                                                     TOTAL
  CUST.#        CUSTOMER                    ADDRESS            ST.  CITY            0-TO-30 31-TO-60 61-TO-90  OVER-90    BAL. DUE
   85557   CUSTOMIZED TANSPORTATION  9485 REGENCY SQUARE BLVD  FL JACKSONVILLE                                    $110      $110.00
                                                             CUST. TOTAL......                                     110       110.00

   12778   DJ KING INC               P O BOX 390               CT BRANFORD                                                     $.00
                                                             CUST. TOTAL......                                                  .00

   56424   DSI TRANSPORT             305 REGIONAL ROAD NORTH   NC GREENSBORO                  $1,325                      $1,325.00
   69997   DSI TRANSPORT             6700 ESSINGTON AVE        PA PHILADELPHIA                                     $90-      $90.10-
   69096   DSI TRANSPORT             150 OLD SPARTANBURG HWY   SC WELLFORD           $5,384   $1,703                      $7,087.25
   01741   DSI TRANSPORT             P O BOX 674421            TX HOUSTON              $290                        $64      $354.70
   51366   DSI TRANSPORT             P O BOX 12031             VA ROANOKE                                          $35-      $35.00-
                                                             CUST. TOTAL......        5,674    3,028                60-   $8,641.85

   83242   DAHER AMERICA INC         120 STANDIFER DRIVE       TX HOUSTON            $1,100                               $1,100.00
                                                             CUST. TOTAL......        1,100                                1,100.00

   50107   DAHLEN TRANSPORT          640 131ST PLACE           IN HAMMOND              $227     $176     $746      $22    $1,172.71
   50399   DAHLEN TRANSPORT          1680 4TH AVENUE           MN NEWPORT                       $317                $7-     $310.07
   69846   DAHLEN TRANSPORT          174 OAKS ROAD             TX HOUSTON            $1,277     $709     $254      $14-   $2,226.50
   82826   DAHLEN TRANSPORT          174 OAKS ROAD             TX HOUSTON                                         $231      $231.12
                                                             CUST. TOTAL......        1,505    1,202    1,001     $231     3,940.40

   76308   DANA TANKLINE             PLANT ROAD                WV NITRO                $119      $71               $15-     $175.57
                                                             CUST. TOTAL......          119       71               $15-      175.57

   53058   DANA TRANSPORT            5723 KENNEDY AVENUE       IN HAMMOND                                         $465      $465.00
   21193   DANA TRANSPORT            P O BOX 370               NJ AVENEL                                        $1,374    $1,374.03
                                                             CUST. TOTAL......                                  $1,839     1,839.03

   02754   DELARIA TRANSPORT         327 8TH AVENUE NW         MN NEW BRIGHTON       $1,976                       $136    $2,113.10
                                                             CUST. TOTAL......        1,976                       $136     2,113.10

   62132   DELGOEBEL                 P O BOX 476               MN MANKATO                                          $61       $61.29
                                                             CUST. TOTAL......                                     $61        61.29

   89962   DEMARTINI OIL EQUIPMENT   P O BOX 9                 NY GLENMONT              $30                                  $30.15
                                                             CUST. TOTAL......           30                                   30.15

   53205   DETREX CHEMICAL IND       835 INDUSTRIAL AVENUE     NJ CINNAMINSON                   $196                        $196.10
                                                             CUST. TOTAL......                   196                         196.10

   76874   DIAMOND TANK              RT 1 BOX 175F             OH MARIETTA                                         $36       $36.42
                                                             CUST. TOTAL......                                     $36        36.42

   68258   DISPOSAL SYSTEMS INC      P O BOX 1914              TX DEER PARK                     $241                        $241.00
                                                             CUST. TOTAL......                   241                         241.00

   06287   DOVER CHEMICAL COMPANY    15TH & DAVIS STREETS      OH DOVER                $530                                 $530.00
                                                             CUST. TOTAL......          530                                  530.00

   02494   DOW CHEMICAL COMPANY      TRAFFIC 922 BLDG          MI MIDLAND            $7,408                               $7,408.00
   00972   DOW CHEMICAL COMPANY      INTERPLANT FREIGHT PAYAB  TX FREEPORT            1,530                               $1,530.00

JOB-RCPMO5       FNR       5/02/93        CO-CODE: 6       AGED ACCOUNTS RECEIVABLE        ENDING DATE       5/01/93        PAGE #11

   S.C.                                                                                                                     TOTAL
  CUST.#        CUSTOMER                    ADDRESS            ST.  CITY            0-TO-30 31-TO-60 61-TO-90  OVER-90    BAL. DUE


   24470   DOW CHEMICAL COMPANY      INBOUND ACCOUTNS PAYABLE  TX FREEPORT
                                                             CUST. TOTAL......        8,938                       $335      $335.00
                                                                                                                   335    $9,273.00

   24110   DOW CORNING CORPORATION   P O BOX 0998              MI MIDLAND              $750                       $840      $750.00
   23740   DOW CORNING CORPORATION   2918 PATERSON ST BLDG 3   NC GREENSBORO                                       840      $840.00
                                                             CUST. TOTAL......          750                                1,590.00

   12054   DREW CHEMICAL COMPANY     ONE DREW CHEMICAL PLAZA   NJ BOONTON                                       $4,112    $4,112.80
                                                             CUST. TOTAL......                                   4,112     4,112.80

   89650   DUPONT OF CANADA LTD      P O BOX 2020 STREETSVILL  ON MISSISSAUGA          $121                                 $121.90
                                                             CUST. TOTAL......          121                                  121.90

   00908   DUPREE TRANSPORT          P O BOX 708               LA OPELOUSAS            $170                                 $170.00
                                                             CUST. TOTAL......          170                                  170.00

   74971   E C MORRIS CORP           201 DUADRAL DRIVE         OH WADSWORTH                                       $140      $140.00
                                                             CUST. TOTAL......                                     140       140.00

   75850   E I  DUPONT               BOD BUILDING RM 1600      DE WILMINGTON           $659-    $200     $460   $1,376    $1,376.81
   85378   E I  DUPONT               1007 MARKET STREET        DE WILMINGTON           $357     $768              $955    $2,081.61
   85547   E I  DUPONT               BRANDYWINE BUILDING B-16  DE WILMINGTON           $805                                 $805.60
   89975   E I  DUPONT               CONCORD PLAZA/QUILLEN B   DE WILMINGTON         $2,760   $2,020                      $4,780.00
   24960   E I  DUPONT               P O BOX 1378              KY LOUISVILLE                    $811                        $811.25
   28965   E I  DUPONT               P O  BOX 2042             NC CAPE FEAR            $130                       $440      $570.00
   29015   E I  DUPONT               P O BOX 800               NC KINSTON                                $145     $280      $425.00
   65042   E I  DUPONT               P O BOX 2042              NC WILMINGTON                  $3,030                      $3,030.00
   25080   E I  DUPONT               NORTH REPAUN0 AVE         NJ GIBBSTOWN                            $1,413     $332-   $1,080.64
   87053   E I  DUPONT               P O BOX 631               TN OLD HICKORY        $3,986                        $26    $4,013.16
   51276   E I  DUPONT               OLD BLOOMINGTON RD        TX VICTORIA                                        $160      $160.00
   08944   E I  DUPONT               P O BOX 4000              VAN FRONT ROYAL                         $1,790      $38    $1,828.40
   25917   E I  DUPONT               091 WEST DUPONT AVENUE    WV BELLE                                            $40       $40.00
   83574   E I  DUPONT               901 W DUPONT AVE          WV BELLE                                  $265               $265.00
                                                             CUST. TOTAL......        7,380    6,829    4,073    2,984    21,267.47

   07113   E J MEYERS COMPANY INC    P O BOX 200               IL SUMMIT                         $20     $300     $760    $1,080.00
   76375   E J MEYERS COMPANY INC    2201  6TH AVENUE          WV CHARLESTON                                      $204      $204.39
   53649   E J MEYERS COMPANY INC                              WV SAINT ALBANS                                    $227-     $227.90-
                                                             CUST. TOTAL......                   $20     $300      736     1,056.49

   85991   EAGLE TRANSPORT           P O BOX 19844             NC GREENSBORO           $250                                 $250.00
                                                             CUST. TOTAL......          250                                  250.00

   71924   EAST FALLS CORPORATION    P O BOX 1032              PA FRAZER               $227                                 $227.80
                                                             CUST. TOTAL......          227                                  227.80

   80965   EASTERN ELECTRIC          9059 RIVER ROAD           NJ PENNSAUKEN                                       $77       $77.04
                                                             CUST. TOTAL......                                      77        77.04

   02233   ECOFF TRUCKING            P O BOX 1815              FL AUBURNDALE                                      $317      $317.50
   77047   ECOFF TRUCKING            2316 W 167TH STREET       IL MARKHAM              $198                        $95      $293.00
   09826   ECOFF TRUCKING            6169 WEST 300 NORTH       IL GREENFILED                    $948              $482    $1,430.00
                                                             CUST. TOTAL......          198      948               894     2,040.50

JOB-RCPMO5       FNR       5/02/93        CO-CODE: 6       AGED ACCOUNTS RECEIVABLE        ENDING DATE       5/01/93        PAGE #12

   S.C.                                                                                                                     TOTAL
  CUST.#        CUSTOMER                    ADDRESS            ST.  CITY            0-TO-30 31-TO-60 61-TO-90  OVER-90    BAL. DUE
   83717   ECOTRON TRANSPORTATION I  6981 PROMWAY  N W         OH N CANTON             $245                                 $245.00
                                                             CUST. TOTAL......          245                                  245.00

   07244   EDWAR I MEYERS            PO BOX D                  IL  SUMMIT                                         $470      $470.00
                                                             CUST.TOTAL......                                      470       470.00

   26312   ELF ATOCHEM               THREE PARKWAY             PA PHILADELPHIA                  $820   $2,440   $3,702    $6,962.50
   74672   ELF ATOCHEM               THREE PARKWAY             PA PHILADELPHIA                                     $78       $78.00
   78878   ELF ATOCHEM               THREE PARKWAY             PA PHILADELPHIA                                    $180      $180.00
   00155   ELF ATOCHEM               2231 HADEN ROAD           TX HOUSTON              $320                                 $320.00
                                                             CUST. TOTAL......          320      820    2,440    3,960     7,540.50

   87383   ENSI                      194 AVE L                 NJ NEWARK                                          $169      $169.60
                                                             CUST. TOTAL......                                     169       169.60

   02234   ENTERPRISE TRANSPORTATIO  P O BOX 336               LA BREAUX BRIDGE                                   $123-     $123.05-
   28737   ENTERPRISE TRANSPORTATIO  P O BOX 648               LA PORT ALLEN         $1,570                               $1,570.40
   52740   ENTERPRISE TRANSPORTATIO  P O BOX 509               TX BAYTOWN              $137     $314                        $452.40
   05205   ENTERPRISE TRANSPORTATIO  P O BOX 20176             TX BEAUMONT             $813                                 $813.80
   06089   ENTERPRISE TRANSPORTATIO  P O BOX M                 TX FREEPORT             $320                                 $320.00
   05426   ENTERPRISE TRANSPORTATIO  P O BOX 4324              TX HOUSTON            $1,576                       $197    $1,773.80
   00239   ENTERPRISE TRANSPORTATIO  P O DRAWER M              TX TEXAS CITY           $458                       $243      $701.40
                                                             CUST. TOTAL......        4,876      314               317     5,508.75

   75943   ENTRANCO INC              6171 WEST 300 NORTH       IN GREENFIELD                                      $870      $870.50
                                                             CUST. TOTAL......                                     870       870.50

   07330   ENVIRONMENTAL OIL         PO BOX 315                NY SYRACUSE                                        $183      $183.81
                                                             CUST. TOTAL......                                     183       183.81

   84688   ENVIRONMENTAL PRODUCTS &   PORT OF ALBANY           NY ALBANY               $172                       $495      $667.84
                                                             CUST. TOTAL......          172                        495       667.84

   79087   ENVIRONMENTAL TRANSPORTS  PO  BOX   1127            LA MARRERO                                         $235      $235.00
                                                             CUST. TOTAL......                                     235       235.00

   05677   ERICKSON TRANSPORT        2255 NORTH PACKER         MO SPRINGFIELD        $6,253   $1,930     $158-            $8,025.98
   19426   ERICKSON TRANSPORT        PO  BOX  10068  GS        MO SPRINGFIELD        $5,453   $2,769            $1,716    $9,938.35
                                                             CUST. TOTAL......       11,706    4,699      158-   1,716    17,964.33

   75505   ESCO TRANSPORTATION       3925 OLD GALRIESTON       TX HOUSTON              $160     $160     $160   $2,593    $3,073.00
                                                             CUST. TOTAL......          160      160      160    2,593     3,073.00

   01041   EUROTAINER                580 HOWARD AVE            NJ SOMERSET                                        $660      $660.00
                                                             CUST. TOTAL......                                     660       660.00

   81394   EXPRESS TANK              2301  S  CLINE            IN SCHERERVILLE       $1,027     $909     $362   $1,422    $3,720.00
                                                             CUST. TOTAL......        1,027      909      362    1,422     3,720.00

   10386   EXXON CHEMICAL AMERICAS   63  SELBY  ROAD           ON BRAMPTON                                        $227      $227.37
                                                             CUST. TOTAL......                                     227       227.37

JOB-RCPMO5       FNR       5/02/93        CO-CODE: 6       AGED ACCOUNTS RECEIVABLE        ENDING DATE       5/01/93        PAGE #13

   S.C.                                                                                                                     TOTAL
  CUST.#        CUSTOMER                    ADDRESS            ST.  CITY            0-TO-30 31-TO-60 61-TO-90  OVER-90    BAL. DUE
   79984   EXXON CHEMICAL COMPANY    3825 PLAZA TOWER DRIVE    LA BATON ROUGE                                   $1,370    $1,370.00
                                                             CUST. TOTAL......                                   1,370     1,370.00

   05676   EXXON COMPANY  U S A      250 E 22ND STREET         NJ BAYONNE                                         $287      $287.30
                                                             CUST. TOTAL......                                     287       287.30

           OVER-365-DAYS...9,516                                *** A  TO  E  ***   214,732   78,406   22,102   91,387   406,629.90

   05210   F M C CORPORATION         440 N 9TH STREET          KS LAWRENCE                                        $200      $200.00
                                                             CUST. TOTAL......                                     200       200.00

   60049   FANCHEM  LTD              1141 SERVICE ROAD WEST    ON OAKVILLE              $88                                  $88.56
                                                             CUST. TOTAL......           88                                   88.56

   32035   FERRO CORPORATION         7050 KRICK ROAD           DH BEDFORD              $479                                 $479.65
                                                             CUST. TOTAL......          479                                  479.65

   06477   FLEET TRANSPORT           2200 MICHIGAN AVE         AL MOBILE                          $8            $2,335    $2,343.83
   70352   FLEET TRANSPORT           P O BOX  031605           AL TUSCALOOSA                                    $2,286    $2,286.85
   28410   FLEET TRANSPORT           1830 E 21ST STREET E      FL JACKSONVILLE                             $6     $498      $505.23
   69059   FLEET TRANSPORT           2046 SHERMAN AVE          FL PANAMA CITY                                   $1,123    $1,123.42
   73636   FLEET TRANSPORT           P O BOX  1100             GA ALBANY                                           $98       $98.80
   00851   FLEET TRANSPORT           P O BOX 13429             GA ATLANTA                                       $1,115    $1,115.53
   01745   FLEET TRANSPORT           P O BOX 5538              GA AUGUSTA                                         $444      $444.41
   55731   FLEET TRANSPORT           1201 CEDAR STREET         GA BRUNSWICK                                       $349      $349.79
   68708   FLEET TRANSPORT           6639 MACON RD             GA COLUMBUS                                      $2,553    $2,553.70
   04099   FLEET TRANSPORT           P O BOX 902               GA SAVANNAH                                        $183      $183.28
   80304   FLEET TRANSPORT           12000 S DOTY AVE          IL CHICAGO                                         $180      $180.83
   76000   FLEET TRANSPORT           3147 W CHAIN-A ROCK RD    IL GRANITE CITY                                    $863      $863.50
   81728   FLEET TRANSPORT           3710 HIGHWAY 111          IL PONTOON BEACH                                   $309      $309.77
   02810   FLEET TRANSPORT           P O BOX 675               KY CATLETTSBURG                                  $6,577    $6,577.42
   68173   FLEET TRANSPORT           17135 RONALD DRIVE        LA PRAIRIEVILLE                                 $17,185   $17,185.79
   80107   FLEET TRANSPORT           6852 GREENWOOD ROAD       LA SHREVEPORT                                      $448      $448.00
   02809   FLEET TRANSPORT           809 EAST SOUTH STREET     MD FREDERICK                                     $2,749    $2,749.05
   77511   FLEET TRANSPORT           PO BOX 60537              NC CHARLOTTE            $151                       $858    $1,009.58
   81434   FLEET TRANSPORT           P O BOX 19775             NC GREENSBORO         $2,215                     $3,540    $5,756.26
   50551   FLEET TRANSPORT           P O BOX 748               NC LEXINGTON                                       $989      $989.29
   26326   FLEET TRANSPORT           P O DRAWER 79             NC PAW CREEK                                     $4,721    $4,721.52
   75941   FLEET TRANSPORT           P O BOX 2597              NC WILMINGTON           $522                     $1,529    $2,052.30
   68594   FLEET TRANSPORT           P O BOX 4001 SUITE 317    NJ MATAWAN                                         $243      $243.75
   57533   FLEET TRANSPORT           ROUTE 1 BOX 371A          OH BELPRE                                           $93       $93.28
   00529   FLEET TRANSPORT           P O BOX L                 PA PARKER                                        $2,091    $2,091.08
   50114   FLEET TRANSPORT           1823 HARMON STREET        SC CHARLESTON                                    $1,496    $1,496.29
   67039   FLEET TRANSPORT           P O BOX 871               SC GREER                                           $122      $122.50
   10024   FLEET TRANSPORT           PELICAN DRIVE             TN CHATTANOOGA                                   $2,187    $2,187.88
   71342   FLEET TRANSPORT           1450 CHANNEL AVE          TN MEMPHIS                                       $2,131    $2,131.00
   23562   FLEET TRANSPORT           P O BOX 90885             TN NASHVILLE                                       $943      $943.52
   51367   FLEET TRANSPORT           17700 BEAUMONT HIGHWAY    TX HOUSTON                                       $2,356    $2,356.45
   01744   FLEET TRANSPORT           515 DINWIDDIE AVENUE      VA RICHMOND                                      $1,088    $1,088.28
                                                             CUST. TOTAL......        2,889        8        6   63,698    66,602.18

   89926   FLEXIBLE FLYER            2010  S  BELTLINE         SC COLUMBIA             $320                                 $320.00
                                                             CUST. TOTAL......          320                                  320.00

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 14
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE
   09701   FLORIDA ROCK & TANK LINE  P O BOX 4667              FL  JACKSONVILLE        $737                                 $737.54
   57047   FLORIDA ROCK & TANK LINE  5827 N DAVIS HIGHWAY      FL  PENSACOLA                                      $450      $450.00
   09597   FLORIDA ROCK & TANK LINE  1814 CARMICHAEL RD        GA  AUGUSTA             $445                                 $445.20
   80320   FLORIDA ROCK & TANK LINE  P O BOX 7738              GA  SAVANNAH            $643                                 $643.60
                                                              CUST. TOTAL...          1,826                        450     2,276.34

   09075   FOODLINER INCORPORATED    P O BOX 578               WI  SHULLSBURG          $725                                 $725.00
                                                              CUST. TOTAL...            725                                  725.00

   67419   FORT TRANSFER             P O BOX 457               IL  MORTON            $1,378     $435                      $1,813.50
                                                              CUST. TOTAL...          1,378      435                        1813.50

   59571   FREEHOLD CARTAGE INCORPO  P O BOX  5010             NJ  FREEHOLD            $576                                 $576.72
                                                              CUST. TOTAL...            576                                  576.72

   51235   FREEPORT TRANSPORT        1200 BUTLER ROAD          PA  FREEPORT                                       $180-     $180.20-
                                                              CUST. TOTAL...                                       180-     $180.20-

   02811   FRIENDSHIP TRANSPORT      4508 B WEST MARKET ST     NC  GREENSBORO                                      $67       $67.50
                                                              CUST. TOTAL...                                        67        67.50

   03082   FRONTIER TANK CENTER      3800 CONGRESS PKWY        OH  RICHFIELD                             $225-    $165       $60.00-
                                                              CUST. TOTAL...                              225-     165       $60.00-

   77273   FRONTIER TRAILER SALES    P O BOX 460               OH  RICHFIELD           $385                                 $385.00
                                                              CUST. TOTAL...            385                                  385.00

   84701   FRUEHAUF CORPORATION      3944 DUNCAN               MO  SAINT LOUIS         $188     $235     $247     $357    $1,027.75
   55732   FRUEHAUF CORPORATION      2800 WEST 7TH             WV  N CHARLESTON                                   $201      $201.03
                                                              CUST. TOTAL...            188      235      247      558      1228.78

   08071   G A F CORPORATION         KREMLIN ROAD              WI  PEMBINE                                         $62       $62.50
                                                              CUST. TOTAL...                                        62        62.50

   04170   G S ROBINS & COMPANY      126 CHOUTEAU AVENUE       MO  SAINT LOUIS         $555                       $220      $775.00
                                                              CUST. TOTAL...            555                        220       775.00

   10051   GANNON G M COMPANY INC    3134 POST ROAD            RI  WARWICK                                        $318      $318.00
                                                              CUST. TOTAL...                                       318       318.00

   52568   GAST FUEL & SERVICES INC  P O  BOX 902              IN  WARSAW              $175                                 $175.00
                                                              CUST. TOTAL...            175                                  175.00

   50033   GATEWAY TERMINAL          FOOT OF LAFAYTTE STREET   NJ  CARTERET                                        $43       $43.87
                                                              CUST. TOTAL...                                        43        43.87

   89990   GENERAL CAR & TRUCK LIN   1689 DAVE CYLE BLVD       SC  ROCK HILL           $300                                 $300.00
   89299   GENERAL CAR & TRUCK LEAS  450 W 76TH ST             IA  DAVENPORT           $315                                 $315.00
                                                              CUST. TOTAL...            615                                  615.00

   32710   GENERAL CHEMICAL CORP     6300 PHILADELPHIA PIKE    DE  CLAYMONT                     $259                        $259.70
                                                              CUST. TOTAL...                     259                         259.70

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 15
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE
   24573   GENERAL DYNAMICS CORP     P O BOX 949               CT  GROTON                                         $200      $200.00
                                                              CUST. TOTAL...                                       200       200.00

   33220   GENERAL ELECTRIC COMPANY  P O BOX 2369              MA  PITTSFIELD                             $52                $52.00
   81276   GENERAL ELECTRIC COMPANY  P O  BOX 2719             MA  PITTSFIELD          $350-             $208   $2,981-   $3,123.00-
   89461   GENERAL ELECTRIC COMPANY  SILICON PROD DEPT BLDG    NY  WATERFORD         $5,221   $6,864   $4,349            $16,435.00
                                                              CUST. TOTAL...          4,871    6,864    4,609    2,981-   13,364.00

   33320   GENERAL ELECTRIC PLASTIC  ONE NORYL AVENUE          NY  SELKIRK                                        $149      $149.00
                                                              CUST. TOTAL...                                       149       149.00

   82673   GENOVA INC                P O BOX 386               NJ  WILLIAMSTOWN                                 $1,918    $1,918.51
                                                              CUST. TOTAL...                                    $1,918     1,918.51

   34140   GEORGIA PACIFIC CORP      BOX 68/CHEMICAL DIV       NC  CONWAY              $144                                 $144.72
                                                              CUST. TOTAL...            144                                  144.72

   07499   GLESS BROTHERS            P O  BOX 219              IA  BLUE GRASS        $1,173                               $1,173.86
                                                              CUST. TOTAL...          1,173                                1,173.86

   89816   GLOBAL SPILL MANAGEMENT   P O BOX 1200              PA  VALLEY FORGE                 $238                        $238.50
                                                              CUST. TOTAL...                     238                         238.50

   71000   GOLD BOND BLDG PRODUCTS   INDUSTRIAL DRIVE          NH  MANCHESTER                                     $128      $128.26
                                                              CUST. TOTAL...                                       128       128.26

   19319   GORSKI BULK TRANSPORT     5400 WALKER ROAD          ON  OLDCASTLE           $450     $225              $290      $965.92
                                                              CUST. TOTAL...            450      225               290       965.92

   60911   GRACE LOGISTICS SERVICES  P O BOX 24999             SC  GREENVILLE        $6,956                     $1,162    $8,118.36
                                                              CUST. TOTAL...          6,956                      1,162     8,118.36

   00571   GREAT AMERICAN FOOD SALE                            NJ  SOMERSET            $356     $604               $90    $1,050.00
                                                              CUST. TOTAL...            356      604                90     1,050.00

   89834   GREAT DANE TRAILERS INC   5231 WEST BEAVER STREET   FL  JACKSONVILLE        $250                                 $250.00
                                                              CUST. TOTAL...            250                                  250.00

   35610   GREAT LAKES CHEMICAL CO   P O  BOX 1878             AR  EL DORADO           $305     $145                        $450.00
                                                              CUST. TOTAL...            305      145                         450.00

   80559   GREAT LAKES ENVIORNMENTAL 2077 MOUND ROAD           MI  WARREN                        $88                         $88.56
                                                              CUST. TOTAL...                      88                          88.56

   62508   GREAT  LAKES TERM TRANS   P O  BOX 361              IL  ARGO                                           $115-     $115.00-
                                                                                                                   115-      115.00-

   52741   GRIFF JONES TRANSPORT     177 OLD CHURCHMANS ROAD   DE NEW CASTLE                             $492   $2,736    $3,229.78
   65723   GRIFF JONES TRANSPORT     180 FOREST HILLS DR       SC SPARTANBURG        $3,541   $3,177   $3,159   $2,762   $12,639.00
                                                              CUST. TOTAL...          3,541    3,177    3,651    5,498    15,868.78

   82568   GRIFFITH OIL COMPANY      475 SOLAR STREET          NY  SYRACUSE             $48                                  $48.15
                                                              CUST. TOTAL...             48                                   48.15

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 16
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE


   28411   GROENDYKE TANK LINES      P O BOX 888               TX  BROWNSVILLE       $5,975   $7,753              $160   $13,888.60
   04040   GROENDYKE TANK LINES      P O BOX 7329              TX  LONGVIEW            $227                                 $227.00
                                                              CUST. TOTAL...          6,202    7,753               160    14,115.60

   89647   GRUMMAN ALLIED-LLV DIV    RD 1 BOX 441              PA  MONTGOMERY                $20,850                     $20,850.20
                                                              CUST. TOTAL...                  20,850                      20,850.20

   74521   GUARDSMAN PRODUCTS INC    145 DIVIDEND ROAD         CT  ROCKY HILL                                     $550      $550.00
                                                              CUST. TOTAL...                                       550       550.00

   52149   H B FULLER COMPANY        12110 HARLAND DR          GA  COVINGTON           $480                        $21      $501.20
                                                              CUST. TOTAL...            480                         21       501.20

   86736   H C I GEORGIA INC         11 PIEDMONT CENTER        GA  ATLANTA             $331                                 $331.00
                                                              CUST. TOTAL...            331                                  331.00

   82002   H G ANDERSON TRUCK CORP   P O BOX 742               NY  RENSSELAER          $568     $304     $244     $264    $1,380.90
                                                              CUST. TOTAL...            568      304      244      264     1,380.90

   36420   HALL CHEMICAL COMPANY     GUNTERSVILLE HIGHWAY      AL  ARAB                $600                                 $600.00
                                                              CUST. TOTAL...            600                                  600.00

   72251   HAMPSHIRE CHEMICAL        400 GEORGIA AVE           TX  DEER PARK                                      $872      $872.44
                                                              CUST. TOTAL...                                       872     $ 872.44

   17073   HAMPSHIRE CHEMICAL CORP   739 BATTLEGROUND ROAD     TX  DEER PARK                                      $168      $168.00
                                                              CUST. TOTAL...                                       168       168.00

   10758   HAPAG-LLOYD CONTAINER LI  P O BOX 8879              GA  SAVANNAH                                        200      $200.00
                                                              CUST. TOTAL...                                       200       200.00

   61031   HARMAC TRANSPORTATION     2695 14TH AVENUE          ON  MARKHAM             $234                                 $234.36
                                                              CUST. TOTAL...            234                                  234.36

   04550   HAWK TRANSPORTATION SERV  P O BOX 4967              NH  MANCHESTER          $859              $280     $137-   $1,002.91
                                                              CUST. TOTAL...            859               280      137-    1,002.91

   89191   HCI CHEMTECH DISTRIBUTION 139 E SOPER STREET        MO  ST LOUIS            $140     $130     $168     $180      $618.75
                                                              CUST. TOTAL...            140      130      168      180       618.75

   83010   HEIL COMPANY              P O BOX 3386              TN  KNOXVILLE           $250                                 $250.00
                                                              CUST. TOTAL...            250                                  250.00

   76997   HEIL TANK SERVICE         3808 BELLS LANE           KY  LOUISVILLE           $65                                  $65.00
                                                              CUST. TOTAL...             65                                   65.00

   83066   HEIL TRADING COMPANY      3808 BELLS LANE           KY  LOUISVILLE          $310                                 $310.00
                                                              CUST. TOTAL...            310                                  310.00

   64033   HENKEL CORP               P O  BOX 7044             NC  CHARLOTTE           $630                                 $630.00
   58024   HENKEL CORP               P O BOX 818019            OH  CLEVELEND           $164                                 $164.00
   50176   HENKEL CORP               300 BROOKSIDE AVENUE      PA  AMBLER                                         $270-     $270.40-
                                                              CUST. TOTAL...            794                       $270-      523.60

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 17
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE

   04725   HENKEL CORPORATION        25817 CLAWITER ROAD       CA  HAYWARD           $2,093                               $2,093.00
                                                              CUST. TOTAL...          2,093                                2,093.00

   88285   HENKEL TEXTILE CHEMICAL   11709 FRUHAUF DRIVE       NC  CHARLOTTE           $125                                 $125.99
                                                              CUST. TOTAL...            125                                  125.99

   16884   HERCULES INCORPORATED     P O BOX 1027              MI  KALAMAZOO         $7,744     $590     $630     $630-   $8,334.74
   60030   HERCULES INCORPORATED     411 HERCULES DRIVE        MI  PARCHMENT         $1,190                               $1,190.00
                                                              CUST. TOTAL...          8,934      590      630      630-    9,524.74

   77189   HERMAN BORTHERS INC       2565 ST MARYS AVE         NE  OMAHA               $210                                 $210.00
   78504   HERMAN BORTHERS INC       P O BOX 1460              OK  PRYOR               $384                                 $384.00
                                                              CUST. TOTAL...            594                                  594.00

   08432   HEVI DUTY ELECTRIC CO     P O  BOX 268              NC  GOLDSBORO                                      $140-     $140.00-
                                                              CUST. TOTAL...                                       140-      140.00-

   38920   HIGH POINT CHEMICAL CORP  255 BEDDINGTON STREET     NC  HIGH POINT          $814                                 $814.00
                                                              CUST. TOTAL...            814                                  814.00

   75111   HIGHWAY PIPELINE          SENS ROAD                 TX  LA PORTE                                       $215      $215.00
                                                              CUST. TOTAL...                                       215       215.00

   64409   HIGHWAY TRANSPORT INC                               LA  HAHNVILLE                                    $1,337-   $1,337.50-
   85679   HIGHWAY TRANSPORT INC     ROUTE 130                 NJ  PEDRICKTOWN                                    $649      $649.49
   18008   HIGHWAY TRANSPORT INC     C/O QUALLAWASH SERVICES   PA  EXTON            $23,132                       $252   $23,384.36
   87087   HIGHWAY TRANSPORT INC     1917 POLYMER DRIVE        TN  CHATTANOOGA                                    $129      $129.30
   87891   HIGHWAY TRANSPORT INC     P O BOX 50068             TN  KNOXVILLE                                      $169      $169.75
                                                              CUST. TOTAL...         23,132                        136-   22,995.40

   14790   HOECHST CELANESE CORP     2850 CHERRY ROAD          SC  ROCK HILL           $115                                 $115.00
                                                              CUST. TOTAL...            115                                  115.00

   73164   HOFFMEIER                 P O BOX 3667              OK  TULSA                                          $200-     $200.00-
                                                              CUST. TOTAL...                                       200-      200.00-

   09739   HOLLY TRANSPORTATION      3155 ALBRECHT AVENUE      OH  AKRON             $5,130       $5     $190-            $4,945.00
                                                              CUST. TOTAL...          5,130        5      190-             4,945.00

   01724   HOLTRA CHEMICAL INC       159 BODEN LANE            MA  NATICK              $130                                 $130.00
                                                              CUST. TOTAL...            130                                  130.00

   84826   HOOVER GROUP INC          2001 WESTSIDE PKWY        GA  ALPHARETTA        $6,000                               $6,000.00
                                                              CUST. TOTAL...          6,000                                6,000.00

   90118   HORNER EQUIPMENT COMPANY  400 NORTH 14TH STREET     MI  SAGINAW             $135                                 $135.00
                                                              CUST. TOTAL...            135                                  135.00

   82253   HOT Z TRANSPORT COMPANY   4309 OLD CAVE SPRING ROA  VA  ROANOKE             $190                                 $190.80
                                                              CUST. TOTAL...            190                                 $190.80

   83109   HOUSTON TANK TRAILER INC  223 EAST REPUBLIC AVE     TX  BAYTOWN           $1,322   $1,840   $1,830     $200-   $4,792.50
                                                               CUST. TOTAL            1,322    1,840    1,830      200-    4,792.50

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 18
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE

   81778   HOWELL CHEMICAL CO        1201 SOUTH SHELDON ROAD   TX  CHANNELVIEW         $328     $155                        $483.00
                                                               CUST. TOTAL              328      155                         483.00

   74413   HOWELL HYDROCARBONS       P O BOX 429               TX  CHANNELVIEW                                    $215      $215.00
                                                               CUST. TOTAL                                         215       215.00

   17750   HOYER USA INCORPORATED    136 CENTRAL AVENUE        NJ  CLARK               $273                       $364      $637.86
   78703   HOYER USA INCORPORATED    2 NORTH POINT RD          TX  HOUSTON                                      $1,543    $1,543.10
                                                               CUST. TOTAL              273                      1,907     2,180.96

   83866   HURRICANE TANK WASH       11000 BEAUMONT HWY        TX  HOUSTON                                      $1,300    $1,300.00
                                                               CUST. TOTAL                                       1,300     1,300.00

   60147   ICI AMERICAS INC          MANTUA GROVE RD           NJ  W DEPTFORD        $7,807   $3,387                     $11,195.72
                                                               CUST. TOTAL            7,807    3,387                      11,195.72

   78186   IDAHO MILK TRANSPORTING   P O BOX 795               IO  BURLEY              $405     $195                        $600.00
                                                               CUST. TOTAL              405      195                         600.00

   40255   IFF                       600 STATE HIGHWAY 36      NJ  HAZLET                                         $269-     $269.64-
                                                               CUST. TOTAL                                         269-      269.64-

   05446   IMPERIAL WEST CHEMICAL C  1701 WILBUR AVENUE        CA  ANTIOCH             $625                                 $625.00
                                                               CUST. TOTAL              625                                  625.00

   07245   INDIAN RIVER TRANSPORT    P O BOX 2119              FL  WINTER HAVEN      $1,177                               $1,177.00
                                                               CUST. TOTAL            1,177                                1,177.00

   52295   INFINGER TRANSPORTATION   P O 70898                 SC  CHARLESTON        $2,447   $1,162               $95    $3,704.50
                                                               CUST. TOTAL            2,447    1,162                95     3,704.50

   87464   INK COMPANY               MARPAX INC DBA            SC  SPARTANBURG         $830     $720                      $1,550.00
                                                               CUST. TOTAL              830      720                       1,550.00

   33920   INLAND ROME INC           238 MAYS BRIDGE ROAD      GA  ROME                                           $143      $143.00
                                                               CUST. TOTAL                                         143       143.00

   74110   INTERFLOW USA             363 N SAM HOUSTON PKWY E  TX  HOUSTON           $1,201                     $1,180    $2,381.65
                                                               CUST. TOTAL            1,201                      1,180     2,381.65

   64466   INTERNATIONAL CONTAINER   66 YORK STREET            NJ  JERSEY CITY         $487   $1,027   $1,616   $1,975    $5,106.45
                                                               CUST. TOTAL              487    1,027    1,616    1,975     5,106.45

   04579   INTERPLASTICS CORPORATION P O BOX 1108              OK  PRYOR               $191                       $120      $311.00
                                                               CUST. TOTAL              191                        120       311.00

   58104   INTERPOLYMER CORP         7501 DISTRIBUTION DRIVE   KY  LOUISVILLE          $130                        $52      $182.53
                                                               CUST. TOTAL              130                         52       182.53

   74498   INTERSTATE CHEMICAL CO    2797 FREEDLAND ROAD       PA  HERMITAGE           $940                                 $940.80
                                                               CUST. TOTAL              940                                  940.80

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 19
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE


   55429   IREDELL MILK TRANSPORTAT  P O BOX 1318              NC  MOORESVILLE         $130                                 $130.00
                                                               CUST. TOTAL              130                                  130.00

   81204   IRON HORSE EQUIP CORP     P O DRAWER R              CA  ADELANTO                      $70                         $70.00
                                                               CUST. TOTAL                        70                          70.00

   00562   IVAX INDUSTRIES           P O BOX 10027             SC  ROCK HILL         $1,080                       $445    $1,525.00
                                                               CUST. TOTAL            1,080                        445     1,525.00

   73566   J & M                     1215 A BANKHEAD HWY       AL  BIRMINGHAM                                      $93-      $93.00-
                                                               CUST. TOTAL                                          93-       93.00-

   81698   J & M TANK LINES          RT 1 BOX 5                GA  AMERICUS                                     $1,327    $1,327.00
                                                               CUST. TOTAL                                       1,327     1,327.00

   54622   J P HUNT                  P O BOX 130               AR  LOWELL              $140                                 $140.00
                                                               CUST. TOTAL              140                                  140.00

   88217   J P VOJT                  201 SPRINGBROOK TRAIL     NJ  SPARTA                                         $153      $153.70
                                                               CUST. TOTAL                                         153       153.70

   63564   JARRELL TRANSPORT         P O DRAWER 1117           LA  BASTROP           $4,320   $4,624   $1,980            $10,924.00
                                                              CUST. TOTAL             4,320    4,624    1,980             10,924.00

   05169   JOHNSON & JOHNSON         P O BOX 67                PR  LAS PIEDRAS                                    $700-     $700.00-
                                                              CUST. TOTAL                                          700-      700.00-

   51286   JOHNSRUD TRANSPORT INC    P O BOX 8069              IA  DES MOINES                                      $50          $50
   89344   JOHNSRUD TRANSPORT INC    200 SE 34TH ST            IA  DES MOINES        $1,279                                   1,279
                                                              CUST. TOTAL             1,279                         50        1,329

   00977   JONES CHEMICAL COMPANY    RIVER ROAD                NY  WARWICK             $339     $106                        $445.20
                                                              CUST. TOTAL               339      106                         445.20

   63078   K & D INDUSTRIES WEST     2109 OLMSTEAD ROAD        MI  KALAMAZOO           $683     $460                      $1,143.00
                                                              CUST. TOTAL               683      460                       1,143.00

   81273   K & D OF OHIO INC         270 9TH AVE               OH  MANSFIELD           $430     $140              $172-     $397.50
                                                              CUST. TOTAL               430      140               172-      397.50

   70211   K & W TRUCKING            35219 16TH AVE SOUTH      WA  FEDERAL WAY                                     $90-      $90.10-
                                                              CUST. TOTAL                                           90-       90.10-

   00507   KALEX CHEMICAL PRODUCTS   235 GARDNER AVENUE        NY  BROOKLYN                                        $23       $23.85
                                                              CUST. TOTAL                                           23        23.85

   01408   KAW TRANSPORT CO          P O BOX 11240             MO  KANSAS CITY         $807                                 $807.76
   55936   KAW TRANSPORT CO                                    MO  PLEASANT VLY                                   $132-     $132.85-
                                                              CUST. TOTAL               807                        132-      674.91

   05543   KENAN TRANSPORT           P O BOX 659               NC  WILMINGTON        $1,522                       $490    $2,012.50
                                                              CUST. TOTAL             1,522                        490     2,012.50

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 20
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE

   87694   KINGS FUEL                P O BOX 838               NY  TROY                                  $465               $465.48
                                                              CUST. TOTAL                                 465                465.48

   88916   KIRK LINES                ATTN HENRY YORDAN         FL  MIAMI                                          $440      $440.00
                                                              CUST. TOTAL                                          440       440.00

   43450   KLEEN BRITE LABORATORIES  P O BOX 20408             NY  ROCHESTER         $1,018                               $1,018.18
                                                              CUST. TOTAL             1,018                                1,018.18

   82006   KOCH SERVICE INC          P O BOX 1227              NC  LELAND            $1,200      $75               $75-   $1,200.00
   02714   KOCH SERVICE INC          P O BOX 10347             TX  CORPUS CHRISTI      $243                                 $243.00
                                                              CUST. TOTAL             1,443       75                75-    1,443.00

   72828   KOCH SERVICE INCORPORATED P O BOX 6326              TX  BEAUMONT                                       $904-     $904.22-
   57738   KOCH SERVICE INCORPORATED P O BOX 889               TX  MONT BELVIEU        $200     $200                        $400.00
                                                              CUST. TOTAL               200      200               904-      504.22-

   60406   KOCH SERVICES INCORPORAT  P O BOX 377               IA  W LIBERTY                             $215               $215.00
   89060   KOCH SERVICES INCORPORAT  P O BOX 839               LA  JENNINGS            $220                                 $220.00
                                                              CUST. TOTAL               220               215                435.00

   87336   KRAFT FOODS INCORPORATED  710 N MATHIS ST           IL  CHAMPAIGN                                      $115      $115.00
                                                              CUST. TOTAL                                          115       115.00

   83410   KRAMER CHEMICAL           555 ROUTE 1 SOUTH         NJ  ISELIN                                         $171      $171.20
                                                              CUST. TOTAL                                          171       171.20

   54109   KUHNLE BROS INC           3375 ROCHESTER ROAD       NY  LAKEVILLE           $322     $567                        $889.92
                                                              CUST. TOTAL               322      567                         889.92

   50552   KUNHLE                    P O BOX 375               OH  NEWBURY             $321      330                        $651.84
                                                              CUST. TOTAL               321      330                         651.84

   71773   L & B TRANSPORT CO        624 HWY 190 WEST          LA  PORT ALLEN        $1,602                               $1,602.50
                                                              CUST. TOTAL             1,602                                1,602.50

   51233   LACYS EXPRESS             P O BOX 130               NJ  PEDRICKTOWN       $1,591      $21-                     $1,570.24
                                                              CUST. TOTAL             1,591       21-                      1,570.24

   78334   LAID LAW INVIRONMENTAL    P O BOX 321               SC  ROEBUCK             $265              $155               $420.00
                                                              CUST. TOTAL               265               155                420.00

   02139   LAIDLAW ENVIRONMENTAL IN  ROUTE 11 BOX 3            NC  REIDSVILLE                            $400      $70-     $330.00
                                                              CUST. TOTAL                                 400       40-      330.00

   00857   LANGER TRANSPORT          ROUTE 440 & DANFORTH AVE  NJ  JERSEY CITY       $6,887   $2,170            $8,017   $17,075.36
                                                              CUST. TOTAL             6,887    2,170             8,017    17,075.36

   79886   LARSON INTERMODAL         P O BOX 45                TX  GALENA PARK       $1,356   $3,210   $1,785   $5,063   $11,415.00
                                                              CUST. TOTAL             1,356    3,210    1,785    5,063    11,415.00

   83707   LAWSON TRUCKING           P O BOX 250350            AL  MONTGOMERY          $110                                  110.00
                                                              CUST. TOTAL               110                                  110.00

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 21
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE


   50554   LEASEWAY                  500 W 138TH ST            IL  RIVERDALE                                      $255      $255.11
   57898   LEASEWAY                  P O BOX 60537             NC  CHARLOTTE                                      $225      $225.20
   54620   LEASEWAY                  3801 23RD ST SO W         OH  CANTON                                 $10     $625      $635.77
   69879   LEASEWAY                  3260 VALLEYVIEW DRIVE     OH  COLUMBUS                                       $206-      206.70-
                                                              CUST. TOTAL                                  10      899       909.38

   89061   LEE-WAY TRUCKING          P O BOX 386               WY  THERMOPOLIS         $175                                 $175.00
                                                              CUST. TOTAL               175                                  175.00

   03948   LEESER TRANSPORTATION     ROUTE 3 HIGHWAY 61 S      MO  PALMYRA             $675                                 $675.00
                                                              CUST. TOTAL               675                                  675.00

   65847   LES TRANSPORTS PROVOST    7887 GRENACHE ST          PQ  VILLE D ANJOU       $834     $288              $162-     $961.50
                                                              CUST. TOTAL               834      288               162       961.50

   28412   LESCHACO INCORPORATED     RTS 1 & 9 S & INTNL WAY   NJ  NEWARK            $1,283     $521     $250   $2,243    $4,297.00
   00615   LESCHACO INCORPORATED     8552 KATY FREEWAY/SUITE   TX  HOUSTON             $777   $1,006     $178   $6,151    $8,113.10
   74319   LESCHACO INCORPORATED     8552 KATY FREEWAY         TX  HOUSTON                                        $413      $413.10
   24869   LESCHACO INCORPORATED     5711 SOUTH LABURNUM AVE   VA  RICHMOND                                       $156      $156.60
                                                              CUST. TOTAL             2,060    1,527      428    8,964    12,979.80

   77346   LEVY TRANSPORT            258 RUE COMMERCIAL        PQ  ST HENRI            $204                                 $204.12
                                                              CUST. TOTAL               204                                  204.12

   52017   LEWIS TRANSPORT           P O BOX 345               KY  COLUMBIA                                       $160-     $160.00-
                                                              CUST. TOTAL...                                       160-      160.00-

   47010   LILLY & COMPANY           1991 NOLTE DR             NJ  PAULSBORO           $551                                 $551.20
                                                              CUST. TOTAL...            551                                  551.20

   10026   LINDEN BULK TRANSPORT     464 TRIMLEY POINT ROAD    NJ  LINDEN                       $265                        $265.00
                                                              CUST. TOTAL...                     265                         265.00

   60039   LINDSEY MOTOR EXPRESS     SOUTHSIDE RIVER RAIL INC  OH  CINCINNATI        $3,175     $750                      $3,925.00
                                                              CUST. TOTAL...          3,175      750                       3,925.00

   08240   LIQUID CARGO INCORPORATE  P O BOX 482               NJ  KEARNY              $847     $404               $62    $1,314.81
   09964   LIQUID CARGO INCORPORATE  1272 LOUGAR STREET        ON  SARNIA              $175                                 $175.00
                                                              CUST. TOTAL...          1,022      404                62     1,489.81

   87585   LIQUID TRANSPORT LTC      1331 BARCELONA DRIVE      SC  GREENVILLE          $635     $845              $465    $1,946.40
                                                              CUST. TOTAL...            635      845               465     1,946.40

   28790   LIQUID TRANSPORT CORP     6171W 300N                IN  GREENFIELD        $5,362   $3,240      $14      $85    $8,702.23
   76379   LIQUID TRANSPORT CORP     P O BOX 57                IN  NEW SALISBURY                $178               $16      $195.24
   89328   LIQUID TRANSPORT CORP     P O BOX 179               NJ  CARTERET                              $139               $139.32
   82642   LIQUID TRANSPORT CORP     P O BOX 467               OH  BELPRE            $1,407     $119      $14-    $313    $1,825.37
   58330   LIQUID TRANSPORT CORP     6426 DIXIE HIGHWAY        OH  FAIRFIELD           $135                                 $135.00
   58202   LIQUID TRANSPORT CORP     P O BOX 10119             WV  CHARLESTON          $576                       $156      $732.75
                                                              CUST. TOTAL...          7,480    3,538      138      571    11,729.91
   65906   LIQUID TRANSPORTERS INC   P O BOX 273               IL  CHANNAHON                    $244            $2,827    $3,071.54

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 22
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE


   51103   LIQUID TRANSPORTERS INC   P O BOX 1649              KY  ASHLAND                                      $2,303    $2,303.58
   53487   LIQUID TRANSPORTERS INC   STAR ROUTE 1              KY  BRANDENBURG                                    $707      $707.45
   25997   LIQUID TRANSPORTERS INC   1292 FERN VALLEY ROAD     KY  LOUISVILLE                                     $139      $139.26
   69027   LIQUID TRANSPORTERS INC   3710 CANE RUN RD          KY  LOUISVILLE        43,429     $535     $145  $10,146   $14,255.48
   25743   LIQUID TRANSPORTERS INC   1622 PARKER DRIVE         NC  CHARLOTTE         $2,949                        $60    $3,009.00
   50954   LIQUID TRANSPORTERS INC   210 ESSEX AVE EAST        NJ  AVENEL            $1,357     $168               $90    $1,615.90
   09598   LIQUID TRANSPORTERS INC   ROUTE 51 & PITTSBURGH AV  PA  CORAOPOLIS                                   $1,360    $1,360.80
   07702   LIQUID TRANSPORTERS INC   900 PINEVILLE RD          TN  CHATTANOOGA                                    $222      $222.60
   00813   LIQUID TRANSPORTERS INC   1415 PENN CITY RD         TX  HOUSTON                                      $6,629    $6,629.38
   82247   LIQUID TRANSPORTERS INC   1415 PENN CITY RD         TX  HOUSTON                                        $886      $886.56
                                                              CUST. TOTAL...         7,735       947      145   25,373    34,201.55

   74197   LLOYD TRANSPORT           P O BOX 129               WI  PLEASANT PRAIR    $1,672              $266     $310    $2,248.56
                                                              CUST. TOTAL...          1,672               266      310     2,248.56

   05534   LONZA INC                 17-17 ROUTE 203           NJ  FAIR LAWN           $332                       $576      $909.25
                                                              CUST. TOTAL...            332                        576       909.25

   59294   LUCKEY TRUCKING INC       R R 5                     IL  STREATOR            $154                       $130-      $24.00
                                                              CUST. TOTAL...            154                        130-       24.00

   61521   M N BOYCHUK STONE CO      HIGHWAY 22 WEST           NJ  SPRINGFIELD                                     $43       $43.20
                                                              CUST. TOTAL...                                        43        43.20

   84110   MAIN BROS OIL CO          PO BOX 11029              NY  ALBANY              $160                                 $160.92
                                                              CUST. TOTAL...            160                                  160.92

   66765   MANFREDI                  14965 SLOVER              CA  FONTANA                                        $192      $192.40
   71763   MANFREDI                  7254 MR HOLLY ROAD        NC  CHARLOTTE                                      $300-     $300.00-
   06485   MANFREDI                  SAWMILL PARKWAY           OH  HURON               $423                                 $423.36
   02216   MANFREDI                  11250 KINGSMAN ROAD       OH  NEWBURY             $376     $801                      $1,178.17
   26683   MANFREDI                  14841 SPERRY ROAD         OH  NEWBURY             $811                       $375    $1,186.00
                                                              CUST. TOTAL...          1,611      801               267     2,679.93

   88555   MANFREDI MOTOR TRANSIT    5560 BRENTLINGER DR       OH  DAYTON              $207                                 $207.36
                                                              CUST. TOTAL...            207                                  207.36

   52575   MARCOTTE FARMS INC        1752 N 12000 E ROAD       IL  MOMENCE           $3,991      $70                      $4,061.73
                                                              CUST. TOTAL...          3,991       70                        4061.73

   73161   MASON DIXON TANK LINES    210 ESSEX AVE             NJ  AVENEL                                         $734      $734.26
                                                              CUST. TOTAL...                                       734       734.26

   27182   MATLACK INC                                         AL  SARALAND                                     $2,115-   $2,115.85-
   78731   MATLACK INC               P O BOX 1791              DE  WILMINGTON                                   $2,461    $2,461.56
   68107   MATLACK INC               2700 BUCKMAN STREET       FL  JACKSONVILLE        $147              $120     $240-      $27.00
   51707   MATLACK INC               5530 EXPORT BLVD          GA  GARDEN CITY       $2,756     $316     $464     $125-   $3,411.75
   82545   MATLACK INC               5530 EXPORT BLVD          GA  GARDEN CITY         $189                                 $189.00
   27183   MATLACK INC               1025 COMMERCE ROD BOX 94  GA  MORROW              $790                                 $790.50
   02813   MATLACK INC               13925 SOUTH KEELER        IL  CRESTWOOD           $167                                 $167.00
   02545   MATLACK INC               P O BOX 701               IN  WESTVILLE         $1,020                               $1,020.00
   08246   MATLACK INC               P O BOX 5                 KY  CALVERT CITY        $315                                 $315.00

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 23
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE

   07500   MATLACK INC               4107 BELLS LANE           KY  LOUISVILLE                            $362               $362.00
   50932   MATLACK INC               P O BOX 486               LA  GONZALES                                       $230      $230.00
   03855   MATLACK INC               145 WOODLAND DR           LA  LA PLACE          $1,096     $395               $25    $1,516.40
   52571   MATLACK INC               145 WOODLAND DR           LA  LA PLACE                                       $720      $720.00
   87163   MATLACK INC               3822 HWY 1 NORTH          LA  PORT ALLEN          $480                       $158      $635.00
   03628   MATLACK INC               339 BLISS STREET          MA  W SPRINGFIELD     $2,007     $217              $338    $2,562.92
   78995   MATLACK INC               406 RR AVENUE             MD  FEDERALSBURG        $313                       $172      $485.50
   74992   MATLACK INC               709 EAST MAIN ST          MO  PALMYRA                                         $80-      $80.00-
   52297   MATLACK INC               139 E SOPER STREET        MO  SAINT LOUIS         $365              $180     $336      $881.25
   81655   MATLACK INC               6041 I-55 SOUTH           MS  JACKSON             $180                       $120      $300.00
   02544   MATLACK INC               7254 MT HOLLY RD          NC  CHARLOTTE         $2,154     $300              $423-   $2,031.60
   81663   MATLACK INC               608 DUNN RD               NC  FAYETTEVILLE                                   $233      $233.00
   05096   MATLACK INC               519 PATTON AVENUE         NC  GREESNBORO          $651                       $206      $857.00
   52220   MATLACK INC               57 RANDOLPH AVENUE        NJ  AVENEL              $145              $207     $215      $567.50
   52746   MATLACK INC               FOOT E 2ND STREET         NJ  BAYONNE           $1,212     $405      $65     $321    $2,004.63
   78211   MATLACK INC               1558 FIRESTONE PARKWAY    OH  AKRON             $1,895     $378              $415    $2,688.93
   51374   MATLACK INC               1120 WYANOKE STREET       OH  IRONTON             $195                                 $195.00
   53569   MATLACK INC               7431 YOUNGTOWN & CONN RD  OH  KINSMAN             $455                        $10      $465.43
   53568   MATLACK INC               8070 HARDING HWY          OH  LIMA                $830                                 $830.00
   52995   MATLACK INC               5745 N RIDGE ROAD         OH  N MADISON           $185                                 $185.00
   59573   MATLACK INC               8101 NORTH EAST 11TH AVE  OR  PORTLAND            $170                                 $170.00
   08551   MATLACK INC               IMPERIAL DRIVE            PA  BENSALEM                                       $190      $190.00
   50555   MATLACK INC               103 1/5 KENDALL AVE       PA  BRADFORD                     $183                        $183.00
   06834   MATLACK INC               2895 NEVILLE ROAD         PA  PITTSBURGH          $405                                 $405.85
   09945   MATLACK INC               1647 KING STREET EXTENSI  SC  CHARLESTON        $1,023              $242     $693    $1,959.25
   01754   MATLACK INC               P O BOX 619               SC  FAIRFOREST        $5,795     $598              $890    $7,283.50
   07513   MATLACK INC               P O BOX 619               SC  SPARTANBURG                  $155                        $155.00
   55434   MATLACK INC               1901 ROSSVILLE AVENUE     TN  CHATTANOOGA       $1,058              $227     $337    $1,622.73
   07704   MATLACK INC               P O BOX 13165             TN  MEMPHIS             $120     $167                        $287.50
   62575   MATLACK INC               1509 ELMHILL PIKE         TN  NASHVILLE           $170                                 $170.00
   27821   MATLACK INC               6365 WASHINGTON BLVD      TX  BEAUMONT             $22                       $194-     $171.38-
   80501   MATLACK INC               404 FM 646                TX  DICKINSON           $680                       $205      $885.00
   08248   MATLACK INC               7102 E HWY 332            TX  FREEPORT            $627                       $705    $1,332.00
   63184   MATLACK INC               7102 E HWY 332            TX  FREEPORT            $145                                 $145.00
   28414   MATLACK INC               ROUTE 2 & UNION STREET    WV  NEW MARTINSVIL      $167                                 $167.50
   73163   MATLACK INC               PO BOX 735                WV  NITRO               $340                                 $340.00
                                                              CUST. TOTAL...         28,275    3,114    1,868    5,803    39,062.07

   63567   MAXWELL TANK LINES        R R #6                    IL  CHANNAHON                             $194     $801      $995.00
                                                              CUST. TOTAL...                              194      801       995.00

   06192   MC KENZIE TANK LINES INC  P O  BOX 13507            AL  MOBILE                       $120                        $120.00
   56098   MC KENZIE TANK LINES INC  P O BOX 460               LA  HAHNVILLE           $436                                 $436.80
   79755   MC KENZIE TANK LINES INC  7327 OLD STATESVILLE RD   NC  CHARLOTTE           $210                                 $210.60
   54164   MC KENZIE TANK LINES INC  11500 CHOATE RD           TX  PASADENA          $1,009     $724            $1,690    $3,423.00
                                                              CUST. TOTAL...          1,656      844             1,690     4,190.40

   69847   MC NULTY BULK TRANSPORT   ROUTE 291 & STEWART AVE   PA  ESSINGTON                                       $10-      $10.90-
                                                              CUST. TOTAL...                                        10-       10.90-

   85359   MC TANK TRANSPORT         8555 N GILMORE            OH  FAIRFIELD, BU       $250                                 $250.00
                                                              CUST. TOTAL...            250                                  250.00

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 24
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE


   88506   MCILVAINE TRUCKING INC    7556 CLEVELAND RD         OH  WOOSTER           $1,475                               $1,475.60
                                                             CUST. TOTAL...

   88346   MCKENZIE TANK LINES INC   P O BOX 100               GA  ORCHARD HILL        $760                                 $760.00
                                                              CUST. TOTAL...            760                                  760.00

   82684   MID WEST SERVICE INC      2250 E 15TH AVE           IN  GARY                                           $350      $350.00
                                                              CUST. TOTAL...                                       350       350.00

   81842   MIDLAND ENVIORNMENTAL SE  416 BURGESS ST            MI  MIDLAND                                          $5-       $5.20-
                                                              CUST. TOTAL...                                         5-        5.20-

   09841   MILES INC                 MOBAY ROAD                PA  PITTSBURGH        $5,587   $3,313   $7,740  $25,631   $42,272.12
   53100   MILES INC                 MOBAY ROAD                PA  PITTSBURGH                                     $139      $139.13
   80311   MILES INC                                           PA  PITTSBURGH                                     $139      $139.13
   85980   MILES INC                 BOX 10288/BUSHY PARK PLT  SC  CHARLESTON          $374      $45              $161      $580.50
   77812   MILES INC                 8500 WEST BAY RD          TX  BAYTOWN           $7,675   $7,250   $1,175   $8,154   $24,254.50
                                                              CUST. TOTAL...         13,637   10,608    8,915   34,225    67,385.38

   57048   MILKY WAY TRANSPORT CO    P O BOX 9266              MO  SPRINGFIELD                            $80                $80.00
                                                              CUST. TOTAL...                               80                 80.00

   63315   MILLER TRANSPORT          2300 NABORS RD S W        AL  BIRMINGHAM                   $330                        $330.00
   02814   MILLER TRANSPORT          P O BOX 2106              AL  MOBILE            $1,070     $135              $196-   $1,009.35
   09204   MILLER TRANSPORT          5800 21ST STREET          AL  TUSCALOOSA          $666                                 $666.30
   03083   MILLER TRANSPORT          P O BOX 1392              AR  EL DORADO           $227     $428                        $655.00
   61995   MILLER TRANSPORT          1321 S JACKSON            AR  MAGNOLIA            $559                       $147      $706.05
   55544   MILLER TRANSPORT          232 TIE PLANT LANE        AR  N LITTLE ROCK       $578                                 $578.00
   04042   MILLER TRANSPORT          P O BOX 7708              GA  SAVANNAH            $693     $889                      $1,583.25
   76377   MILLER TRANSPORT          700 E 120TH STREET        IL  CHICAGO             $217     $227                        $445.20
   57632   MILLER TRANSPORT          7088 GREEWELL SPRING RD   LA  BATON ROUGE         $624   $1,232     $305   $1,005    $3,166.10
   02503   MILLER TRANSPORT          P O BOX 15488             MS  HATTIESBURG         $357                                 $357.00
   26634   MILLER TRANSPORT          P O BOX 1123              MS  JACKSON           $2,085     $375            $1,354    $3,815.21
   67420   MILLER TRANSPORT          P O BOX 768               MS  MERIDIAN                                       $265      $265.00
   88414   MILLER TRANSPORT          291-B DUKES RD            SC  ORANGEBURG          $654                                 $654.50
   01867   MILLER TRANSPORT          2000 CHANNEL AVENUE       TN  MEMPHIS           $1,786     $980                      $2,766.00
   59863   MILLER TRANSPORT          5643 OLD MILLINGTON RD    TN  MEMPHIS                      $238                        $238.00
   28774   MILLER TRANSPORT          4640 WASHINGTON BLVD      TX  BEAUMONT          $1,040     $135     $334     $189    $1,698.00
   04043   MILLER TRANSPORT          P O BOX 388               TX  CHANNELVIEW         $452                                 $452.00
   50700   MILLER TRANSPORT          P O BOX 607               WV  NITRO                                          $570      $570.00
                                                              CUST. TOTAL...         11,010    4,970      639    3,334    19,954.96

   08251   MILLER TRANSPORTERS       15855 WOOD DR             TX  CHANNELVIEW       $1,153   $1,203              $435-   $1,921.87
                                                              CUST. TOTAL...          1,153    1,203               435-    1,921.87

   01755   MISSION PETROLEUM         P O BOX 87788             TX  HOUSTON                                        $529-     $529.06-
                                                              CUST. TOTAL...                                       529-      529.06-

   28194   MISSISSIPPI CHEMICAL COR                            LA  BOSSIER CITY                                   $461-     $461.44-
   60036   MISSISSIPPI CHEMICAL EXP  P O BOX 6176              LA  BOSSIER CITY      $3,712                       $675    $4,387.92
   88039   MISSISSIPPI CHEMICAL EXP  P O BOX 361               WV  KENOVA            $2,738                               $2,738.42
                                                              CUST. TOTAL...          6,450                        213     6,664.90

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 25
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE

   89568   MOBIL CHEMICAL CORPORATIONP O BOX 3140              NJ  EDISON            $1,491                               $1,491.95
                                                              CUST. TOTAL...          1,491                                1,491.95

   02847   MOBIL OIL CORPORATION     134 FORBES AVENUE         CT  NEW HAVEN                    $155                        $155.00
   15086   MOBIL OIL CORPORATION     P O BOX 839               PA  VALLEY FORGE                                 $1,156    $1,156.06
                                                              CUST. TOTAL...                     155             1,156     1,311.06

   15016   MONSANTO COMPANY          1610 MARVIN GRIFFIN RD    GA  AUGUSTA           $1,278                               $1,278.41
   53490   MONSANTO COMPANY          P O BOX 17627             MO  SAINT LOUIS                $2,250                      $2,250.00
   58407   MONSANTO COMPANY          P O BOX 14307             MO  SAINT LOUIS                                      $7-       $7.05-
                                                              CUST. TOTAL...          1,278    2,250                 7-    3,521.36

   87131   MONTGOMERY INTERMODAL     71 W UWCHLAN AVE          PA  EXTON               $190                                 $190.00
                                                              CUST. TOTAL...            190                                  190.00

   74738   MONTGOMERY TANK LINES                               DE  NEW CASTLE                                     $550-     $550.25-
   54110   MONTGOMERY TANK LINES     3108 CENTRAL DRIVE        FL  PLANT CITY        $1,012                     24,660   $25,673.01
   85268   MONTGOMERY TANK LINES     3108 CENTRAL DRIVE        FL  PLANT CITY        $2,610      $95     $329     $803    $3,837.84
   71525   MONTGOMERY TANK LINES                               GA  LAKE CITY                                      $968-     $968.24-
   27823   MONTGOMERY TANK LINES                               IL  CHICAGO                                        $179-     $179.35-
   25615   MONTGOMERY TANK LINES     P O BOX 465               IL  SUMMIT                                         $734      $734.85
   01758   MONTGOMERY TANK LINES                               IN  GARY                                           $168-     $168.80-
   73639   MONTGOMERY TANK LINES                               LA  AMA                                            $385-     $385.20-
   87390   MONTGOMERY TANK LINES     2020 MULBERRY RD          NC  CONCORD             $879                                 $879.00
   78844   MONTGOMERY TANK LINES     622 1/2 W WATERLOO ROAD   OH  AKRON                                        $3,805    $3,805.35
   59866   MONTGOMERY TANK LINES                               OH  CINCINNATI                                      $73-      $73.85-
   75849   MONTGOMERY TANK LINES                               OH  IRONTON                                         $63       $63.60
   75827   MONTGOMERY TANK LINES                               OH  UNIONTOWN                                      $263-     $263.75-
   51708   MONTGOMERY TANK LINES                               PA  GROVETON                                       $148-     $148.50-
   50455   MONTGOMERY TANK LINES                               PA  PARKER                                          $50-      $50.35-
   76378   MONTGOMERY TANK LINES                               TN  CHATTANOOGA                                    $248      $248.04
   72711   MONTGOMERY TANK LINES                               TX  FREEPORT                                       $613      $613.79
                                                              CUST. TOTAL...          4,501       95      329   28,141    33,067.19

   87944   MONTGOMERY TRUCK LINES    3091 APPLEBEE LANE        ON  BURLINGTON          $412     $102                        $515.10
                                                              CUST. TOTAL...            412      102                         515.10

   66682   MONTGOMERY/QUALITY CARRI  P O BOX 485               WV  NITRO                                           $19       $19.20
                                                              CUST. TOTAL...                                        19        19.20

   49495   MOONEY CHEMICAL INC       TWO MILE RUN ROAD         PA  FRANKLIN            $680                                 $680.50
                                                              CUST. TOTAL...            680                                  680.50

   90200   MORETEX CHEMICAL COMPANY  314 W HENRY               SC  SPARTANBURG         $190                                 $190.00
                                                              CUST. TOTAL...            190                                  190.00

   06674   MORTON INT'L SPECIALITY   2700 EAST 170TH STREET    IL  LANSING                                      $5,225    $5,225.00
                                                              CUST. TOTAL...                                     5,225     5,225.00

   80936   MORTON INTERNATIONAL      SPECIALTY CHEMICALS GROU  OH  ORRVILLE            $185                                 $185.00
                                                              CUST. TOTAL...            185                                  185.00

JOB - RCPMO5  FNR     5/02/93          CO-CODE:  6 AGED  ACCOUNTS    RECEIVABLE        ENDING-DATE  5/01/93                PAGE# 26
S.C. CUST #      CUSTOMER                  ADDRESS             ST  CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL-DUE


   09812   MR FRANK                  4747 LINCOLN MALL DR      IL  MATTESON            $516     $562     $231     $253    $1,562.00
                                                              CUST. TOTAL...            516      562      231      253     1,562.00

   54670   NALCO CHEMICAL COMPANY    7356 GA HWY 54            GA  JONESBORO        $17,876                              $17,876.00
   21654   NALCO CHEMICAL COMPANY    1927 NOLTE DRIVE          NJ  PAULSBORO         $7,931                     $1,743    $9,675.43
   54710   NALCO CHEMICAL COMPANY    7701 HIGHWAY 90-A         TX  SUGARLAND         $4,105   $1,080                      $5,185.00
                                                              CUST. TOTAL...         29,912    1,080             1,743    32,736.43

   24270   NAPPI TRUCKING CORP       P O BOX 510               NJ  MATAWAN                      $307     $307               $614.80
                                                              CUST. TOTAL...                     307      307                614.80

   55880   NATIONAL STARCH & CHEM C  P O BOX 197               IL  MEREDOSIA           $128                                 $128.70
   00733   NATIONAL STARCH & CHEM C  P O BOX 6500              NJ  BRIDGEWATER       $1,063                               $1,063.04
                                                              CUST. TOTAL...          1,191                                1,191.74

   70043   NEW DIXIE TRANSPORTATION  P O BOX 112               VA  PROVIDENCE FOR                                  $37-      $37.10-
                                                              CUST. TOTAL...                                        37-       37.10-

   25616   NEW ENGLAND TRUCK SALES   114 SCHOOL GROUND ROAD    CT  BRANFORD                                     $4,535    $4,535.40
                                                              CUST. TOTAL...                                     4,535     4,535.40

   05560   NEW HAVEN TANK TERMINAL   30 WATERFRONT ST          CT  NEW HAVEN           $155                                 $155.00
                                                              CUST. TOTAL...            155                                  155.00

   75998   NILES CHEMICAL            P O BOX 930               IN  MISHAWAKA           $620                                 $620.00
                                                              CUST. TOTAL...            620                                  620.00

   75771   NIPPON EXPRESS            15402 E VANTAGE PKWY      TX  HOUSTON                                        $350      $350.55
                                                              CUST. TOTAL...                                       350       350.55

   84804   NORTH CANTON TRANSFER     2515 GREENSBURG RD        OH  N CANTON                                        $20       $20.00
                                                              CUST. TOTAL...                                        20        20.00

   57668   NORTRU INC                421 LYCASTE STREET        MI  DETROIT             $967                                 $967.22
                                                              CUST. TOTAL...            967                                  967.22

   60842   NOVA CHEM                 7924 WRENWOOD BLVD        LA  BATON ROUGE       $1,498     $635                      $2,133.00
                                                              CUST. TOTAL...          1,498      635                       2,133.00

   61002   NOVACOR CHEMICALS INC     C/O MERIDIAN TRAFFIC SVC  MA  BRAINTREE                                      $140      $140.00
                                                              CUST. TOTAL...                                       140       140.00

   07615   NUBULK                    P O BOX 56604             CA  HAYWARD                                      $1,860    $1,860.00
   53963   NUBULK                    LAFAYETTE                 NJ  CARTERET                                       $602      $602.60
                                                              CUST. TOTAL...                                     2,462     2,462.60

   74917   NUBULK SERVICES INC       P O BOX 340               WV  FOLLANSBEE                                   $2,392    $2,392.69
                                                              CUST. TOTAL...                                     2,392     2,392.69

OVER-365-DAYS...          142,572                           ***   F TO N   ***      271,905   97,697   31,422  223,288   624,314.73

   65354   OAKLEY TRANSPORT          101 ABC CUTOFF RD         FL  LAKE WALES        $2,820                       $426    $3,246.07
                                                              CUST. TOTAL...          2,820                        426     3,246.07


JOB-RCPMO5     FNR 5/02/93      CO-CODE:    6   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 27

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
  82233    OBRIEN TRANSPORT INC      53 RIVER RD              LA  AMA                                           $1,217    $1,217.07
                                                             CUST. TOTAL........                                 1,217     1,217.07

   38575   OCCIDENTAL CHEMICAL CORP  673 WALK ROAD            NY  N TONAWANDA        $4,467     $192              $491    $5,150.00
   24720   OCCIDENTAL CHEMICAL CORP  PO BOX 344               NY  NIAGARA FALLS                 $157              $212      $369.00
   26303   OCCIDENTAL CHEMICAL CORP  PO BOX 344               NY  NIAGARA FALLS      $1,011     $157              $354    $1,522.00
   78706   OCCIDENTAL CHEMICAL CORP  5000 PACKARD RD          NY  NIAGARA FALLS        $207                                 $207.36
   82296   OCCIDENTAL CHEMICAL CORP  53RD & BUFFALO/BLDG E-3  NY  NIAGARA FALLS                                   $980      $980.00
   89996   OCCIDENTAL CHEMICAL CORP  DUREZ DIVISION           NY  NIAGARA FALLS        $147                                 $147.96
   07934   OCCIDENTAL CHEMICAL CORP  PO BOX 809050            TX  DALLAS               $272     $192                        $464.50
   79815   OCCIDENTAL CHEMICAL CORP  ALATHON POLYMERS DIVISIO TX  WADSWORTH                                       $160      $160.00
                                                             CUST. TOTAL........      6,105      698             2,197     9,000.82

   07687   ODYSSEY                   18405 SOUTH MAIN         CA  GARDENA              $220                                  220.00
   73725   ODYSSEY                   18405 SOUTH MAIN         CA  GARDENA            $4,455                               $4,455.00
                                                             CUST. TOTAL........      4,675                                4,675.00

   26443   OHIO POLYCHEMICAL         PO BOX 369004            OH  COLUMBUS           $1,314              $260     $ 25-   $1,549.00
                                                             CUST. TOTAL........      1,314               260       25-    1,549.00

   82831   OLIN CORPORATION          120 LONG RIDGE RD        CT  STAMFORD           $4,700                       $690    $5,390.00
                                                             CUST. TOTAL              4,700                        690     5,390.00

   39570   OLIN HUNT SPECIALTY PROD                           IL  ROLLING MEADOW                                 $ 140-     $140.00-
                                                             CUST. TOTAL........                                   140-      140.00-

   05440   OMNI BULK SYSTEMS         PO BOX 762               NJ  HACKETTSTOWN                                     $59-      $59.40-
                                                             CUST. TOTAL........                                    59-       59.40-

   61344   OPIES MILK HAULERS        PO BOX 89                MO  ELDON                $749                                 $749.12
                                                             CUST. TOTAL........        749                                  749.12

   76295   ORIOLE CHEMICAL CARRIERS  PO BOX 303               NJ  KEASBEY                                          $71-     $ 71.02-
                                                             CUST. TOTAL........                                   $71-       71.02-

   55437   OVID TRUCKING             125 E OAK STREET         MI  OVID                                            $165      $165.00
                                                             CUST. TOTAL........                                   165       165.00

   64997   OWINGS TRANSPORT          PO BOX 477               DE  TOWNSEND                                      $1,079    $1,079.62
                                                             CUST. TOTAL........                                 1,079     1,079.62

   67080   OZINGA PROS INC           12843 S PULASKI ROAD     IL  ALSIP                                  $192-              $192.50-
                                                             CUST. TOTAL........                          192-               192.50-

   87607   P & R TANK LINES OF BALT  612 W PATAPSCO AVE       MD  BALTIMORE            $185                                 $185.76
                                                             CUST. TOTAL........        185                                  185.76

   60640   P B & S  CHEMICAL COMPANY PO BOX 20                KY  HENDERSON            $352                                 $352.45
   05985   P B & S  CHEMICAL COMPANY                          WV  PROCTOR              $291                                 $291.50
                                                             CUST. TOTAL........        643                                  643.95

   33970   P D GEORGE COMPANY        PO BOX 66756             MO  SAINT LOUIS          $421                                 $421.20
                                                             CUST. TOTAL........        421                                  421.20


JOB-RCPMO5     FNR 5/02/93      CO-CODE:    6   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 28

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   18500   P P G INDUSTRIES INC      4829 FAIRLAND ROAD       OH  BARBERTON                                        $91-      $91.75-
                                                             CUST. TOTAL........                                    91-       91.75-

   05434   PASCO PRODUCTS            PO BOX 2606              TN  CLEVELAND            $347                                 $347.79
                                                             CUST. TOTAL........        347                                  347.79

   90164   PEDRONI FUEL COMPANY      WHEAT ROAD               NJ  VINELAND             $418                                 $418.70
                                                             CUST. TOTAL........        418                                  418.70

   76845   PENCCO                    PO BOX 2567              TX  CORPUS CHRISTI       $405                       $105-     $300.00
                                                             CUST. TOTAL........        405                        105-      300.00

   82640   PENN TANK LINES           653 SWEDESFORD ROAD      PA  MALVERN              $283      $50                        $333.55
   90071   PENN TANK LINES           PO BOX 7780-5049         PA  PHILADELPHIA         $153                                 $153.70
                                                             CUST. TOTAL........        437       50                         487.25

   00536   PENTRON                   PO BOX 1809              SC  SPARTANBURG          $170                                 $170.00
   03947   PENTRON                   5200 NAVIGATION          TX  HOUSTON                       $412              $962    $1,374.00
                                                             CUST. TOTAL........        170      412               962     1,544.00

   51090   PENTRON INC               200 KING ROAD            PA  WEST CHESTER                  $879     $519     $420    $1,819.33
                                                             CUST. TOTAL........                 879      519      420     1,819.33

   77387   PERFORMANCE POLIMERS CO                            PA  TAYLOR                                          $130      $130.00
                                                             CUST. TOTAL.........                                  130       130.00

   89663   PERIDOT CHEMICAL CO       PO BOX 5                 SC  CATAWBA               $45                                  $45.00
                                                             CUST. TOTAL.........        45                                   45.00

   60035   PETRO CHEMICAL PROCESS    515 LYCAST STREET        MI  DETROIT              $177                                 $177.55
                                                             CUST. TOTAL........        177                                  177.55

   62388   PETRO-LUBE INC            10566 PLAZA DRIVE        MI  WHITMORE LAKE        $184                                 $184.00
                                                             CUST. TOTAL........        184                                  184.00

   67218   PETROLITE CORPORATION     16010 BAKERSPOINT LANE   TX  HOUSTON              $105                                 $105.00
                                                             CUST. TOTAL........        105                                  105.00

   51263   PIERCETON TRUCKING        POX 233                  IN  LAKETON              $100                                 $100.00
                                                             CUST. TOTAL........        100                                  100.00

   64380   PIONEER PLASTICS CORP     PIONEER ROAD             ME  AUBURN               $166              $204               $370.44
                                                             CUST. TOTAL........        166               204                370.44

   76226   POLSINELLO FUEL INC       49 RIVERSIDE AVE         NY  RENNSELAER           $144                                 $144.72
                                                             CUST. TOTAL........        144                                  144.72

   72073   POPE TRANSPORT            DRAWER 649               NC  MOUNT OLIVE          $120                                 $120.00
                                                             CUST. TOTAL........        120                                  120.00

   57051   PROVOST BULK TRANSPORT I  155 SMITH STREET         NJ  KEASBEY              $190                                 $190.00
   50772   PROVOST BULK TRANSPORTAT  PO BOX 405               NJ  KEASBEY            $2,012     $612     $356             $2,981.62
                                                             CUST. TOTAL........      2,202      612      356              3,171.62


JOB-RCPMO5     FNR 5/02/93      CO-CODE:    6   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 29

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE

   83705   PROVOST CARTAGE           1030 SALK ROAD           ON  PICKERING          $1,238                               $1,238.76
   64301   PROVOST CARTAGE           893 CAMPBELL STREET      ON  SARNIA               $123     $488                        $611.00
   63181   PROVOST CARTAGE           7887 GRENACHE            PO  MONTREAL             $794              $520     $321-     $992.70
                                                             CUST. TOTAL........      2,155      488      520      321-    2,842.46

   78431   PUERTO RICAN MARINE MNGM  PO BOX 40044             FL  JACKSONVILLE          $30      $60                         $90.00
   02926   PUERTO RICAN MARINE MNGM  PO BOX 10667             SC  CHARLESTON                                       $40       $40.00
                                                             CUST. TOTAL.........        30       60                40          130

   01252   PUMP & TANK SHOP          PO BOX 18156             NC  GREENSBORO           $475               $95-              $380.00
                                                             CUST. TOTAL.........       475                95-               380.00

   54965   PVS CHEMICALS INC         12260 S CARONDOLET AVE   IL  CHICAGO                       $115                        $115.00
                                                             CUST. TOTAL........                 115                         115.00

   81876   QUALITY CARRIERS          3108 CENTRAL DRIVE       FL  PLANT CITY                                      $220      $220.00
   56179   QUALITY CARRIERS          53 RIVER ROAD            LA  AMA                                             $169      $169.40
   69613   QUALITY CARRIERS          PO BOX 1371              MA  BELCHERTOWN                                     $253      $253.87
   53780   QUALITY CARRIERS          159 WEST ERIE AVE        PA  PHILADELPHIA                                  $2,877    $2,877.83
   04287   QUALITY CARRIERS          2401 PEARL STREET        TX  HOUSTON                                         $945      $945.00
   25117   QUALITY CARRIERS          PO BOX 186               WI  PLEASANT PRAIR                                $1,511    $1,511.99
   69044   QUALITY CARRIERS          PO BOX 627               WV  INWOOD                                          $208      $208.82
                                                             CUST. TOTAL........                                 6,186     6,186.91

   82916   QUALITY TRANSPORT         PO BOX 427               SC  LAKE CITY                                       $198-     $198.00-
                                                             CUST. TOTAL........                                   198-      198.00-

   84600   QUANTUM CHEMICAL CORP     300 DOREMUS AVE          NJ  NEWARK               $240                                 $240.00
   84610   QUANTUM CHEMICAL CORP     PO BOX 429596            OH  CINCINNATI           $240                                 $240.00
                                                             CUST. TOTAL........        480                                  480.00

   81002   QUEENSWAY TANK LINES      151 REVERCHON            PQ  POINTE CLAIRE        $238              $226               $464.77
                                                             CUST. TOTAL........        238               226                464.77

   55737   R J GUERRERA              51 ELM STREET            CT  NAUGATUCK          $2,018                               $2,018.00
                                                             CUST. TOTAL........      2,018                                2,018.00

   80180   R WAYNE BOST TRUCKING IN  PO BOX 5990              GA  AUGUSTA            $3,227              $217      $50    $3,494.90
   52918   R WAYNE BOST TRUCKING IN  220 WEST RITCHIE ROAD    NC  SALISBURY          $4,127            $1,167             $5,295.34
                                                             CUST. TOTAL........      7,355             1,384       50     8,790.24

   69317   RAY MOLDER CARRIER        3801 23RD STREET         OH  CANTON                                        $1,385    $1,385.57
                                                             CUST. TOTAL........                                 1,385     1,385.57

   50944   REFINERS TRANSPORT        300 CORNELL DRIVE UNIT A DE  WILMINGTON                                    $4,475    $4,475.42
   60038   REFINERS TRANSPORT        PO BOX 4001              NJ  MATAWAN                                       $2,054    $2,054.94
   80937   REFINERS TRANSPORT        PO BOX 2041              OH  HEATH                                           $933      $933.91
   64433   REFINERS TRANSPORT        PO BOX 86-A PR #4        OH  MARIETTA                                      $1,710    $1,710.32
   02762   REFINERS TRANSPORT        2706 LEFFERSON ROAD      OH  MIDDLETOWN                                      $224      $224.20
   09827   REFINERS TRANSPORT        2215 NAVARRE AVE         OH  OREGON                                           $90       $90.00
   00658   REFINERS TRANSPORT        PO BOX 627               PA  E BUTLER                                      $1,796    $1,796.47
   57532   REFINERS TRANSPORT        BOX 273                  PA  OIL CITY                                        $405      $405.18
                                                             CUST. TOTAL........                                11,690    11,690.44

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 30

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE

   68450   REICHOLD CHEMICAL COMPAN  5203 HENDERSON ROAD     AL    TUSCALOOSA                                     $917      $917.50
   58675   REICHOLD CHEMICAL COMPAN  101 BLANCHARD STREET    PQ    STE THERESE                                    $350      $350.96
                                                            CUST. TOTAL...........                               1,268     1,168.46

    4451   RENOSOL CORPORATION       505 HOOVER STREET       MI    FARWELL             $660                                 $660.00
                                                            CUST. TOTAL...........      660                                  660.00

   54787   RESEARCH SOLV & CHEM INC  PO DRAWER 20200         AL    BIRMINGHAM                   $285              $366-      $81.48-
                                                            CUST. TOTAL...........               285               366-       81.48-

   80468   RESOURCE TRANSPORT        RR 1 BOX 173            PA    ROCHESTER MILL                                 $324      $324.62
                                                            CUST. TOTAL...........                                 324       324.62

   70889   RESOURCES TRANSPORTATION  PO BOX 1914             TX    DEER PARK         $4,190                       $190    $4,380.00
                                                            CUST. TOTAL...........    4,190                        190     4,380.00

   67701   RETECH CORPORATION        PO BOX 388              LA    SAINT GABRIEL                                  $265      $265.00
                                                            CUST. TOTAL...........                                 265       265.00

    9571   REYNOLDS METALS COMPANY   10 GATES ST             SC    GREENVILLE           $70                                  $70.00
                                                            CUST. TOTAL...........       70                                   70.00

   88747   REYNOLDS NATIONWIDE, INC  PO BOX 588              OH    LONDON, MA          $345                                 $345.00
                                                            CUST. TOTAL...........      345                                  345.00

   57972   RHONE POULENC CHEMICAL    PO BOX 17600            MO    SAINT LOUIS                                    $113      $113.00
   89938   RHONE POULENC CHEMICAL    PROSPET PLAINS ROAD     NJ    CRANBURY            $152                                 $152.00
   70033   RHONE POULENC CHEMICAL    5900 NORTH HARRISON ST  NJ    PRICETON                                                   $0.00
   69170   RHONE POULENC CHEMICAL    6213 HIGHWAY 332-E      TX    FREEPORT          $9,225                               $9,225.00
   83868   RHONE POULENC CHEMICAL    INTERNATIONAL BILLING   TX    FREEPORT                   $2,250              $225    $2,475.00
                                                            CUST. TOTAL...........    9,377    2,250               338    11,965.00

   01000   RHONE POULENC SURFACTANT  3440 FAIRFIELD ROAD     MD    BALTIMORE                                       $39       $39.46
                                                            CUST. TOTAL...........                                  39        39.46

   90230   ROCHESTER CARTAGE                                 MN    ROCHESTER            $60                                  $60.00
                                                            CUST. TOTAL...........       60                                   60.00

   56725   RODGERS CARTAGE           59TH ST & ARCHER AVENUE IL    SUMMIT              $175                                 $175.00
   77736   RODGERS CARTAGE           1302 FIFTH AVENUE       IN    ROBY                         $235                        $235.00
                                                            CUST. TOTAL...........      175      235                         410.00

   09829   ROEDER CARTAGE CO INC     1979 N DIXIE            OH    LIMA                $260                                 $260.00
                                                            CUST. TOTAL...........      260                                  260.00

   73023   ROGERS CARTAGE            RT 3 BOX 3118           GA    AUBURN                                         $159      $159.75
   81631   ROGERS CARTAGE            CEDAR CREEK RD          GA    WINDER              $500                                 $500.00
   71271   ROGERS CARTAGE            4428 MIDLOTHIAN TRNPK   IL    CRESTWOOD         $1,294   $1,062               $91-   $2,265.04
   02763   ROGERS CARTAGE            3245 E EAMES ST         IL    JOLIET              $465                                 $465.00
   76684   ROGERS CARTAGE            1655 RICH ROAD          IN    RICHMOND                     $196                        $196.10
   85351   ROGERS CARTAGE            27007 FORT ST           MI    GIBRALTAR                    $190                        $190.00
   01833   ROGERS CARTAGE            210 WEST ALEXIS ROAD    OH    TOLEDO                                         $195      $195.00

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 31

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   55276   ROGERS CARTAGE            30-D BARCELONA DRIVE    SC    GREENVILLE        $1,031     $955              $200    $2,186.00
                                                            CUST. TOTAL...........    3,290    2,403               463     6,156.89

   80960   ROHM & HAAS COMPANY       ATTN TRAN DEPT BLDG 60  PA    PHILADELPHIA                                   $226      $226.00
                                                            CUST. TOTAL...........                                 226       226.00

   70170   ROLLINS ENVIRONMENTAL SE  RT 322 & I-295          NJ    BRIDGEPORT          $287                     $2,491    $2,778.82
                                                            CUST. TOTAL...........      287                      2,491     2,778.82

   26251   ROSS TRANSPORTATION       394 GILES ROAD          OH    GRAFTON             $304                                 $304.75
                                                            CUST. TOTAL...........      304                                  304.75

   77914   ROY BROTHERS INC          764 BOSTON ROAD         MA    BILLERICA           $697                                 $697.84
                                                            CUST. TOTAL...........      697                                  697.84

   09832   RUAN TRANSPORT            BOX 855                 IA    DES MOINES                                     $115      $115.00
   60720   RUAN TRANSPORT            2721 INDUSTRIAL STREET  WI    WISCONSIN RAPI    $1,555                               $1,555.00
                                                            CUST. TOTAL...........    1,555                        115     1,670.00

   60028   RYDER BULK TRANS SERV     4025 COMMERCE AVENUE    AL    FAIRFIELD                                      $360      $360.00
                                                            CUST. TOTAL...........                                 360       360.00

   69661   RYDER TRUCK RENTAL        PO BOX 1281             LA    HAHNVILLE                                      $171      $171.00
                                                            CUST. TOTAL...........                                 171       171.00

   09740   S & J TRANSPORTATION CO   US ROUTE 40             NJ    WOODSTOWN         $2,029     $285                      $2,314.82
                                                            CUST. TOTAL...........    2,029      285                       2,314.82

   89333   S D MYERS                 180 SOUTH AVE           OH    TALLMADGE           $255                                 $255.00
                                                            CUST. TOTAL...........      255                                  255.00

   51892   S D WARREN COMPANY        R F D #3                ME    SKOWHEGAN                                      $372      $372.36
                                                            CUST. TOTAL...........                                 372       372.36

   75092   S.E.T. ENVIRMENTAL        450 SUMAC               IL    WEELING             $184     $150              $115      $449.00
                                                            CUST. TOTAL...........      184      150               115       449.00

   76820   SAFETY KLEEN CORPORATION  11 TIPPING DRIVE        CT    BRANFORD            $124                                 $124.00
   02052   SAFETY KLEEN CORPORATION  777 BIG TIMBER ROAD     IL    ELGIN               $113     $212                        $325.00
                                                            CUST. TOTAL...........      237      212                         449.00

   90084   SANDERS OIL COMPANY       PO BOX 70               MS    LOUISVILLE          $160                                 $160.00
                                                            CUST. TOTAL...........      160                                  160.00

   17165   SANDOZ CHEMICALS CORP     4000 MONROE ROAD        NC    CHARLOTTE                     $95                         $95.00
                                                            CUST. TOTAL...........                95                          95.00

   71900   SCHENECTADY INTERNATIONA  CONGRESS ST & 10TH AVE  NY    SCHENECTADY       $2,286                       $260    $2,547.71
                                                            CUST. TOTAL...........    2,286                        260     2,547.71

   25415   SCHNEIDER NATIONAL        PO BOX 2500             WI    GREEN BAY        $14,709   $1,626           $55-      $16,280.40
   57504   SCHNEIDER NATIONAL        PO BOX 2700             WI    GREEN BAY         $2,507                       $215    $2,722.74

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 32

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   73387   SCHNEIDER NATIONAL        PO BOX 2500             WI    GREEN BAY         $6,130   $1,012      $31     $195    $7,369.62
                                                            CUST. TOTAL...........   23,347    2,638       31      355    26,372.76

   88358   SCHNEIDER TANKLINES INC   410 W 19TH STREET       LA    RESERVE             $605                       $161      $766.00
                                                            CUST. TOTAL...........      605                        161       766.00

   80710   SCHWERMAN TRUCKING        400 FREEMAN AVE         VA    CHESAPEAKE                   $329                        $329.40
                                                            CUST. TOTAL...........               329                         329.40

   22115   SCHWERMAN TRUCKING CO     PO BOX 5556             GA    AUGUSTA             $635     $400                      $1,035.00
   82058   SCHWERMAN TRUCKING CO     205 LISSNER AVE         GA    SAVANNAH          $2,311     $180              $115    $2,376.92
   06193   SCHWERMAN TRUCKING CO     PO BOX 1601             WI    MILWAUKEE           $512     $180              $199-     $493.38
   26334   SCHWERMAN TRUCKING CO     611 S 28TH STREET       WI    MILWAUKEE                                      $100-     $100.05-
                                                            CUST. TOTAL...........    3,459      760               414-    3,805.25

   54734   SCIENTIC BRAKE            PO BOX 840              MI    SAGINAW             $380                                 $380.00
                                                            CUST. TOTAL...........      380                                  380.00

   72460   SEALAND SERVICE INC       PO BOX 6020             NJ    ELIZABETH                                      $129      $129.00
                                                            CUST. TOTAL...........                                 129       129.00

   73150   SENTRY PAINT TECHNOLOGIE  237 MILLSTREET          PA    DARBY                        $901              $292    $1,193.60
                                                            CUST. TOTAL...........               901               292     1,193.60

   00455   SEVEN UP BOTTLING COMPAN  135 BAYLIS ROAD         NY    MELVILLE                                       $143-     $143.00-
                                                            CUST. TOTAL...........                                 143-      143.00-

   58860   SEYLLER TRANSPORTATION I  1301 INDUSTRIAL DRIVE   IL    ALGONQUIN        $18,811  $10,776                     $29,587.50
                                                            CUST. TOTAL...........   18,811   10,776                      29,587.50

   72452   SHELL OIL COMPANY         PO BOX 2463             TX    HOUSTON                                        $432      $432.00
                                                            CUST. TOTAL...........                                 432       432.00

   75632   SHENKERS INTL             PO BOX 609              LA    KENNER                                          $21       $21.20
                                                            CUST. TOTAL...........                                  21        21.20

   50706   SICO                                              PA    WILLOW STREET                                   $70-      $70.00-
                                                            CUST. TOTAL...........                                  70-       70.00-

   07255   SICOMAC CARRIERS          273 NEW ROAD            NJ    PARSIPPANY          $145                                 $145.00
                                                            CUST. TOTAL...........      145                                  145.00

   69751   SLAY TRANSPORTATION       RT 3 & MONSANTO DR      IL    SAUGET              $214                                 $214.00
   28417   SLAY TRANSPORTATION       1441 HAMPTON AVE        MO    SAINT LOUIS         $524      $95              $389    $1,008.48
   72107   SLAY TRANSPORTATION       145 EAST HAZELWOOD AVE  NJ    RAHWAY                                         $114      $114.49
   88251   SLAY TRANSPORTATION       30 EAST BARCELONA DRIVE SC    GREENVILLE          $625     $659                      $1,284.00
                                                            CUST. TOTAL...........    1,363      754               503     2,620.97

   88715   SONOCO IBC                100 ALEX STREET         GA    LAVONIA           $2,144                               $2,144.00
                                                            CUST. TOTAL...........    2,144                                2,144.00

   76660   SOUTHCHEM INCORPORATED    PO BOX 1491             NC    DURHAM            $2,351     $165      $60      $90    $2,666.12
                                                            CUST. TOTAL...........    2,351      165       60       90     2,666.12

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 33

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   22924   SOUTHEASTERN ADHESIVES C  815-D VIRGINIA ST SW    NC    LENDIR              $200                                 $200.00
                                                            CUST. TOTAL...........      200                                  200.00

   85064   SOUTHERN BULK HAULERS     PO BOX 278              SC    HARLEYVILLE                  $135-                       $135.00-
                                                            CUST. TOTAL...........               135-                        135.00-

   12689   SOUTHERN COATINGS & CHEW  PO BOX 160              SC    SUMTER              $220                                 $220.00
                                                            CUST. TOTAL...........      220                                  220.00

   64072   SOUTHERN LUBRICANTS       PO BOX 50308            SC    COLUMBIA            $136                                 $136.00
                                                            CUST. TOTAL...........      136                                  136.00

   52773   SPECIALIZED TANK SERVICE  PO BOX 1727             TX    LA PORTE          $1,280   $1,160     $357     $160    $2,957.50
                                                            CUST. TOTAL...........    1,280    1,160      357      160     2,957.50

   71337   SPRINTER SERVICES INC     3000 BROADWAY           MI    GRANDVILLE          $769     $490                      $1,259.00
                                                            CUST. TOTAL...........      769      490                       1,259.00

   90032   ST LOUIS COUNTY PARK & R  41 SOUTH CENTRAL AVE    MO    CLINTON             $288                                 $288.00
                                                            CUST. TOTAL...........      288                                  288.00

   05701   STAR CHEMICAL COMPANY     4360 SAN CARLOS DRIVE   GA    MACON               $160                                 $160.00
                                                            CUST. TOTAL...........      160                                  160.00

   89998   STEER TANK LINES INC      PO BOX 1819             TX    AMARILLO            $259                                 $259.70
                                                            CUST. TOTAL...........      259                                  259.70

   71534   STEPHENS ENTERPRIZE       796 BAY BRIDGE RD       AL    PRICHARD                                        $15-      $15.00-
                                                            CUST. TOTAL...........                                  15-       15.00-

   83616   STOLT NEILSON INC         INTERNATIONAL BILLING   NJ    SOMERSET                                       $200-     $200.00-
   57565   STOLT NEILSON INC         INTERNATIONAL BILLING   TX    HOUSTON                               $365   $2,210    $2,575.00
                                                            CUST. TOTAL...........                        365    2,010     2,375.00

   67555   STOLT-NEILSON             285 DAVIDSON AVENUE     NJ    SOMERSET         $12,051   $7,869      $11   $1,434   $21,366.50
   59568   STOLT-NEILSON                                     TX    HOUSTON                                        $175-     $175.00-
   89450   STOLT-NEILSON             PO  BOX 96438           TX    HOUSTON          $29,930  $29,930  $21,860            $81,540.00
                                                            CUST. TOTAL...........   41,801   37,799   21,871    1,259   102,731.50

   51110   SUNDOWN EQUIPMENT         706 MONTEBEK            ON    MISSISSAUGA                                    $185-     $185.00-
                                                            CUST. TOTAL...........                                 185-      185.00-

   78634   SUNDOWN TANK LINES LTD    PO BOX 147              ON    MISSISSAUGA         $414                                 $414.72
                                                            CUST. TOTAL...........      414                                  414.72

   81364   SUPERIOR CARRIER          113 ETHAN ALLEN PKWY    VT    BENNINGTON        $1,537   $1,231            $1,444    $2,913.84
                                                            CUST. TOTAL...........    1,537    1,231               144     2,913.84

   85581   SUPERIOR CARRIERS         3938 GOSHEN INDUSTRIAL  GA    AUGUSTA           $3,249   $3,128     $904     $160-   $7,122.00
   80326   SUPERIOR CARRIERS         2105 W 162ND STREET     IL    MARKHAM             $752     $195     $339             $1,286.98
   28524   SUPERIOR CARRIERS         PO BOX 1200             ME    PORTLAND            $747   $1,809     $525     $225    $3,308.09
   60397   SUPERIOR CARRIERS         6028 OLD MT HOLLY RD    NC    CHARLOTTE           $468     $321              $120      $910.48

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 34

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   85582   SUPERIOR CARRIERS         1071 BOULDER RD         NC    GREENSBORO          $967   $1,058                      $2,025.00
   03029   SUPERIOR CARRIERS         BERKSHIRE VALLEY ROAD   NJ    KENVIL            $1,274   $1,908     $869     $845    $4,898.74
   58699   SUPERIOR CARRIERS         4963 PROVIDENT DRIVE    OH    CINCINNATI        $1,900   $1,694     $170       $7    $3,771.91
   81427   SUPERIOR CARRIERS         PO BOX 448              TN    CHARLESTON          $985   $1,341              $112    $2,440.28
   70334   SUPERIOR CARRIERS         101 REGIONAL DR         TN    KINGSPORT         $1,184   $1,224     $141      $12-   $2,537.65
   60029   SUPERIOR CARRIERS         PO BOX 580              VA    MARION           $19,640  $23,286   $2,046     $601   $45,574.86
                                                            CUST. TOTAL...........   31,169   35,967    4,996    1,741    73,875.99

   76241   SUPERIOR TANK TRAILER     1423 S WESTERN PARKWAY  KY    LOUISVILLE          $130                                 $130.00
                                                            CUST. TOTAL...........      130                                  130.00

   80250   SURPASS CHEMICAL CO. INC  1254 GROADWAY           NY    ALBANY              $445                                 $445.20
                                                            CUST. TOTAL...........      445                                  445.20

   88441   SUTTLE TRANSPORTATION     PO BOX 428              MI    GRAYLING            $204                                 $204.12
                                                            CUST. TOTAL...........      204                                  204.12

   57534   SUTTLES TRUCK LEASING     PO BOX 129              AL    DEMOPOLIS        $10,101                     $3,314   $13,415.73
   58079   SUTTLES TRUCK LEASING IN  6725 WEST PIKE          OH    ZANESVILLE          $475                                 $475.00
   88724   SUTTLES TRUCK LEASING, I  PO BOX 6686             GA    ATLANTA           $2,137     $669                      $2,806.00
                                                            CUST. TOTAL...........   12,713      669             3,314    16,696.73

   65023   SUTTONS INTL (N A) INC    25 S MAIN ST/SUITE 10   NJ    EDISON            $3,254                     $1,984    $5,238.00
                                                            CUST. TOTAL...........    3,254                      1,984     5,238.00

   86775   SYNTECH                   14822 HOPPER ROAD       TX    HOUSTON                                        $945      $945.00
                                                            CUST. TOTAL...........                                 945       945.00

   19853   T & T CHEMICAL COMPANY    101 NORTH PARK AVE      AR    EL DORADO                                    $1,041    $1,041.71
                                                            CUST. TOTAL...........                               1,041     1,041.71

   56884   T D S I                   36TH & MOORE STREETS    PA    PHILADELPHIA                                   $307      $307.09
                                                            CUST. TOTAL...........                                 307       307.09

   72544   TANK CLEANING SERVICES    1420 CLUMBUS AVE        VA    PORTSMOUTH                                     $903      $903.80
                                                            CUST. TOTAL...........                                 903       903.80

   00242   TANK TRUCK TRANSPORT      15 BRYDON DRIVE         ON    REXDALE             $240                                 $240.00
   82653   TANK TRUCK TRANSPORT      610 DIXON ROAD REXDALE  ON    REXDALE             $223                                 $223.56
                                                            CUST. TOTAL...........      463                                  463.56

   73007   TANKER TRANSPORT          NORTH 16TH AVE          WA    YAKIMA                                          $15-      $15.00-
                                                            CUST. TOTAL...........                                  15-       15.00-

   67265   TECHNICAL PRODUCTS        3900 TUCKER AVENUE      KY    LOUISVILLE          $166                                 $166.66
                                                            CUST. TOTAL...........      166                                  166.66

   79753   TENNESSEE VALLEY PERFORM  2115 MANUFACTURERS RD   TN    DAYTON                                         $264-     $264.80-
                                                            CUST. TOTAL...........                                 264-      264.80-

   78847   TEXACO INT TRADERS INC    2723 YALE STREET        TX    HOUSTON             $230     $163     $219      $77-     $535.75
                                                            CUST. TOTAL...........      230      163      219       77-      535.75

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 35

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   56940   TEXACO REF & MARKETING    PO BOX 4785             TX    HOUSTON                                        $170      $170.00
   79351   TEXACO REF & MARKETING    PO BOX 4785             TX    HOUSTON                                        $310      $310.50
                                                            CUST. TOTAL...........                                 480       480.50

   08256   THE GEO A RHEMAN CO INC   1069 LINCOLN AVE        SC    N CHARLESTON      $3,997                        $11    $4,008.75
                                                            CUST. TOTAL...........    3,997                         11     4,008.75

   63699   TIDEWATER TRANSIT         PO BOX 189              NC    KINSTON                                        $125-     $125.00-
   55277   TIDEWATER TRANSIT         PO BOX 2133             NC    WILMINGTON          $212                       $225-      $13.00-
   77066   TIDEWATER TRANSIT         1045 TIDEWATER COURT    TN    KINGSPORT           $145                                 $145.00
                                                            CUST. TOTAL...........      357                        350-        7.00

   87252   TIDEWATER TRANSPORT       P.O BOX 870             SC    COWPENS           $1,630                               $1,630.00
                                                            CUST. TOTAL...........    1,630                                1,630.00

   58084   TIONA                     PO BOX 90               MD    BUTLER              $361                        $24-     $336.80
                                                            CUST. TOTAL...........      361                         24-      336.80

   79551   TIPHOOK plc               1225 NORTH LOOP WEST    TX    HOUSTON                       $60                         $60.00
                                                            CUST. TOTAL...........                60                          60.00

   85333   TITANK AGENCIES USA INC   4606 FM 1960 WEST       TX    HOUSTON           $5,109   $2,077     $880   $3,147   $11,214.00
                                                            CUST. TOTAL...........    5,109    2,077      880    3,147    11,214.00

   90245   TOBACCO CONTRACTOR        800 ASPHALT ROAD        NC    KINSTON              $90                                  $90.00
                                                            CUST. TOTAL...........       90                                   90.00

   86890   TOTAL DISTRIBUTION SERVI  106 EATONS NECK  ROAD   NY    NORTHPORT           $212                                 $212.00
                                                            CUST. TOTAL...........      212                                  212.00

   71034   TOWNLEY PRODUCTS INC      2294 TRIPALDI WAY       CA    HAYWARD                                         $74-      $74.20-
                                                            CUST. TOTAL...........                                  74-       74.20-

   10686   TR-METRO CHEMICALS INC    PO BOX 376              NJ    RIDGEFIELD                                     $101      $101.65
                                                            CUST. TOTAL...........                                 101       101.65

   89336   TRANS ATLANTIC            48647 STREET-RT 285     OH    CALDWELL          $1,273                               $1,273.06
                                                            CUST. TOTAL...........    1,273                                1,273.06

   73064   TRANS OCEAN TANK SERVICE  397-405 ARCHWAY RD      EN    LONDON                       $434              $141      $575.50
                                                            CUST. TOTAL...........               434               141       575.50

   72328   TRANSPORT CO OF TEXAS     5503 AGNES STREET       TX    CORPUS CHRISTI                                  $91       $91.60-
                                                            CUST. TOTAL...........                                  91        91.60-

   68201   TRANSPORT INC             PO BOX 400              MN    MOORHEAD          $3,376   $1,090                       4,466.50
                                                            CUST. TOTAL...........    3,376    1,090                       4,466.50

   80533   TRANSPORT SERVICE         RT 3/SUITE A            GA    WINDER                       $297              $132      $429.52
   88153   TRANSPORT SERVICE         751 TERY DRIVE          IL    JOLIET              $169     $430              $196      $795.81
                                                            CUST. TOTAL...........      169      727               328     1,225.33

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 36

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   28525   TRANSPORT SERVICE CO      5140 WEST 41ST STREET   IL    CHICAGO                                      $2,226    $2,226.57
   02820   TRANSPORT SERVICE CO      908 ELM STREET STE 101  IL    HINSDALE          $6,057   $6,859     $840   $2,396   $16,153.41
   88051   TRANSPORT SERVICE CO      9312 SOUTH RIVER ROAD   LA    PLAQUEMINE                                     $190      $190.50
   58704   TRANSPORT SERVICE CO      SALZBURG ROAD           MI    MIDLAND                                        $137      $137.48
                                                            CUST. TOTAL...........    6,057    6,859      840    4,951    18,707.96

   72212   TRANSPORT SERVICES        1949 VICTORIA STREET    TX    FREEPORT                     $172                        $172.00
                                                            CUST. TOTAL...........               172                         172.00

   76769   TRANSPORT SERVICES CO     PO BOX 511              TN    LOUDON                                         $202      $202.30
                                                            CUST. TOTAL...........                                 202       202.30

   26636   TRI ALLWASTE              50-C CAVEN POINT AVENUE NJ    JERSEY CITY                                    $163      $163.38
                                                            CUST. TOTAL...........                                 163       163.38

   70353   TRI COUNTY                3432 GEMBRIT CIRCLE     MI    KALAMAZOO            $95                                  $95.00
                                                            CUST. TOTAL...........       95                                   95.00

   88465   TRI TANK CO               115 FARRELL RD          NY    SYRACUSE                     $203                        $203.30
                                                            CUST. TOTAL...........               203                         203.30

   86842   TRIMAC                    3453 ENTERPRISE AVE     CA    HAYWARD           $4,660     $900                      $5,560.00
   83939   TRIMAC                    3710 CAVE RUN ROAD      KY    LOUISVILLE          $135              $346     $909    $1,390.49
   83812   TRIMAC                    CROWN POINT ROAD        NJ    PAULSBORO           $426                                 $426.00
   62273   TRIMAC                    PINEVILLE ROAD          TN    CHATTANOOGA         $613                       $200      $813.63
                                                            CUST. TOTAL...........    5,834      900      346    1,109     8,190.12

   89941   TRIMAC #52                4025 COMMERCE AVENUE    AL    FAIRFIELD           $155                                 $155.00
                                                            CUST. TOTAL...........      155                                  155.00

   28419   TRIMAC BULK TRANS INC                             KY    LOUISVILLE                                     $105      $105.15
   81237   TRIMAC BULK TRANS INC     1415 PENN CITY RD       TX    HOUSTON             $746                     $2,818    $3,564.56
                                                            CUST. TOTAL...........      746                      2,923     3,669.71

   79552   TRIMAC BULK TRANSPORTATI  RT 2 BOX 217            SC    ORANGEBURG                                     $250       250.56
                                                            CUST. TOTAL...........                                 250       250.56

   50846   TRIMAC TRANSPORT SYSTEMS  PO BOX 3500             AB    CALGARY             $455     $205              $907    $1,567.03
   51156   TRIMAC TRANSPORT SYSTEMS  RT 1 BOX 72A            AL    DECATUR                                        $201      $201.96
   80314   TRIMAC TRANSPORT SYSTEMS  PO BOX 2605             AL    MOBILE              $201     $200     $293     $362    $1,057.73
   82101   TRIMAC TRANSPORT SYSTEMS  3453 ENTERPRISE AVENUE  CA    HAYWARD                                      $1,410    $1,410.00
   82010   TRIMAC TRANSPORT SYSTEMS  719 E 120TH STREET      IL    CHICAGO                                        $129      $129.00
   58329   TRIMAC TRANSPORT SYSTEMS  PO BOX 1649             KY    ASHLAND                                        $261      $261.94
   07254   TRIMAC TRANSPORT SYSTEMS  5385 HOOPER ROAD        LA    BATON ROUGE         $296                       $579      $875.59
   82005   TRIMAC TRANSPORT SYSTEMS  PO BOX 1020             LA    HAHNVILLE           $974                       $435    $1,401.19
   57846   TRIMAC TRANSPORT SYSTEMS  PO BOX 2410             MI    MIDLAND             $370                                 $370.00
   72505   TRIMAC TRANSPORT SYSTEMS  1622 PARKER DR          NC    CHARLOTTE           $916     $120                      $1,036.84
   59022   TRIMAC TRANSPORT SYSTEMS  5000 MONTROSE ROAD      ON    NIAGARA FALLS     $1,033                               $1,033.56
   01123   TRIMAC TRANSPORT SYSTEMS  2330 WYECROFT RD        ON    OAKVILLE                              $130               $130.00
   09261   TRIMAC TRANSPORT SYSTEMS  1453 CONFEDERATION ST   ON    SARNIA                       $340            $1,392    $1,732.00
   67422   TRIMAC TRANSPORT SYSTEMS  PO BOX 488              ON    SARNIA              $148                       $621      $769.40
   52747   TRIMAC TRANSPORT SYSTEMS  121 DELTA               TX    PASADENA                                       $687      $687.06
                                                            CUST. TOTAL...........    4,395      865      423    6,987    12,672.30

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 37

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   78843   TRIMAC TRANSPORTATION     RT 1  PO BOX 365        KY    BRANDENBURG                                    $180      $180.00
                                                            CUST. TOTAL...........                                 180       180.00

   89817   TRUCK TRANSPORT                                   IA    MADISON                      $102                        $102.36
                                                            CUST. TOTAL...........               102                         102.36

   74613   TRUCK TRANSPORT INC       901 N  61ST STREET      IL    EDGEMONT                                       $986      $986.50
   07943   TRUCK TRANSPORT INC       PO BOX 370              LA    LA PLACE                                       $716      $716.84
   04198   TRUCK TRANSPORT INC       2275 CASSENS DRIVE      MO    FENTON                                         $517      $517.05
   53062   TRUCK TRANSPORT INC       10825 WATSON ROAD       MO    SAINT LOUIS                                    $232      $232.86
   80851   TRUCK TRANSPORT INC       7717 ALABAMA ST         MO    SAINT LOUIS       $5,704   $3,776            $3,566   $13,047.85
   78250   TRUCK TRANSPORT INC       PO BOX 1426             TX    LA PORTE                                        135       135.00
                                                            CUST. TOTAL...........    5,704    3,776             6,155    15,636.10

   83620   US ARMY                   FINANCE & ACCTG OFF     NJ    FORT DIX          $3,305                       $441    $3,747.04
                                                            CUST. TOTAL...........    3,305                        441     3,747.04

   82191   ULRICH CHEMICAL CO        3111 NORTH POST RD      IN    INDIANAPOLIS        $145     $435                        $580.00
                                                            CUST. TOTAL...........      145      435                         580.00

   13731   UNION CARBIDE CORPORATIO  39 OLD RIDGEBERRY ROAD  CT    DANBURY                                        $353      $353.80
   76296   UNION CARBIDE CORPORATIO  39 OLD RIDGEBERRY ROAD  CT    DANBURY             $739                        $35      $774.44
   26319   UNION CARBIDE CORPORATIO  PO BOX 4488             WV    CHARLESTON                                     $184-     $184.18-
   83870   UNION CARBIDE CORPORATIO  PO BOX 4008/EDI BILLING WV    CHARLESTON                                     $646      $646.25
   71255   UNION CARBIDE CORPORATIO  PO BOX 8004/BLDG 82-248 WV    S CHARLESTON                                   $947-     $947.40-
   01917   UNION CARBIDE CORPORATIO  PO BOX 180              WV    SISTERVILLE       $9,062     $625      $95-    $185    $9,778.50
                                                            CUST. TOTAL...........    9,802      625       95-      89    10,421.21

   65926   UNION PACIFIC RAILROAD C  1416 DODGE STREET       NE    OMAHA             $6,680                       $616-   $6,064.00
                                                            CUST. TOTAL...........    6,680                        616-    6,064.00

   86267   UNITED TRANSPORT OF E LO  BOX 428                 MA    EAST LONGMEADO      $140                       $343-     $203.00-
                                                            CUST. TOTAL...........      140                        343-      203.00-

   84335   UNITED TRANSPORT TANK CN  15600 JOHN F KENNEDY BV TX    HOUSTON             $275                                 $275.00
   89483   UNITED TRANSPORT TANKCON  150 CLOVE ROAD          NJ    LITTLE FALLS        $499                     $1,794    $2,293.36
                                                            CUST. TOTAL...........      774                      1,794     2,568.36

   81494   UNITEK ENVIRONMENTAL      2889 MOKUMOA ST         HI    HONDLULU                                     $7,634    $7,634.00
                                                            CUST. TOTAL...........                               7,634     7,634.00

   85835   UNIVERSAL PETROLEUM TANK  1136 E 9TH STREET       FL    JACKSONVILLE        $250              $267               $517.50
                                                            CUST. TOTAL...........      250               267                517.50

   08278   UNOCAL CORPORATION        1350 E BATTLES ROAD     CA    SANTA MARIA                                    $560      $560.00
                                                            CUST. TOTAL...........                                 560       560.00

   85570   UPJOHN COMPANY            7171 PORTAGE ROAD       MI    KALAMAZOO                                      $560      $560.00
                                                            CUST. TOTAL...........                                 560       560.00


   55279   USHER TRANSPORT           3801 SHANKS LANE        KY    LOUISVILLE        $7,981   $4,505               $20-  $12,466.50
                                                            CUST. TOTAL...........    7,981    4,505                20-   12,466.50

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 38

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   03598   V C TANKS LINES           1020 KENNEDY AVENUE     IN    SCHERERVILLE      $1,583     $922     $392      $85    $2,982.91
                                                            CUST. TOTAL...........    1,583      922      392       85     2,982.91

   53030   VALSPAR CORPORATION       1647 ENGLISH ROAD       NC    HIGH POINT        $2,148                               $2,148.00
                                                            CUST. TOTAL...........    2,148                                2,148.00

   10226   VAN WATERS & ROGERS       2256 JUNCTION AVE       CA    SAN JOSE                                       $200-     $200.00-
   85610   VAN WATERS & ROGERS       4300 HOLLY STREET       CO    DENVER              $235                                 $235.00
   04945   VAN WATERS & ROGERS       59865 MARKET STREET     IN    SOUTH BEND          $411                                 $411.00
   50182   VAN WATERS & ROGERS       34200 VWR LANE          LA    GEISMAR           $2,477                     $1,329-   $1,148.38
   54489   VAN WATERS & ROGERS                               LA    SAINT GABRIEL                                  $154-     $154.18-
   04298   VAN WATERS & ROGERS       26601 RICHMOND ROAD     OH    BEDFORD HGHTS                                  $220      $220.00
   28261   VAN WATERS & ROGERS       PO BOX 4579             TX    HOUSTON           $1,610     $160                      $1,770.00
                                                            CUST. TOTAL...........    4,733      160             1,463-    3,430.20

   88714   VC TANK LINES             PO BOX  147             IN    SCHERERVILLE        $129              $118     $115      $362.82
                                                            CUST. TOTAL...........      129               118      115       362.82

   08099   VIRKLER CHEMICAL COMPANY  12345 STEEL CREEK ROAD  NC    CHARLOTTE         $1,145     $950                      $2,095.00
                                                            CUST. TOTAL...........    1,145      950                       2,095.00

   05610   VISTA CHEMICAL            PO BOX 727              LA    WESTLAKE                                       $290      $290.00
   19020   VISTA CHEMICAL            PO BOX 219798           TX    HOUSTON                                        $136      $136.74
                                                            CUST. TOTAL...........                                $426       426.74

   74599   VOLUME TRANSPORT          1230 SHAWSON DR         ON    MISSISSAUGA         $102                                 $102.60
                                                            CUST. TOTAL...........      102                                  102.60

   86260   VULCAN MATERIAL CORP      ASHLAND ROAD            LA    GEISMAR             $235                                 $235.00
                                                            CUST. TOTAL...........      235                                  235.00

   61013   W R  GRACE & COMPANY      5210 PHILLIPS LEE DRIVE GA    ATLANTA                                         $35       $35.00
   19916   W R  GRACE & COMPANY      PO BOX 286              IL    WATSEKA                                        $236      $236.00
   03455   W R  GRACE & COMPANY      460 HOLLYWOOD AVENUE    NJ    S PLAINSFIELD                                  $514      $514.53
   78570   W R  GRACE & COMPANY      PO BOX 24999            SC    GREENVILLE           $75      $70                        $145.00
   59114   W R  GRACE & COMPANY      400 GEORGIA AVENUE      TX    DEER PARK                                      $200      $200.00
                                                            CUST. TOTAL...........       75       70               985     1,130.53

   10577   W R GRACE CONSTRUCTION D  2133 85TH STREET        NJ    N BERGEN                                       $201      $201.40
                                                            CUST. TOTAL...........                                 201       201.40

   77662   W T S OF HUSTON INC       2723 YALE STREET        TX    HOUSTON             $520     $870     $520     $790    $2,700.00
                                                            CUST. TOTAL...........      520      870      520      790     2,700.00

   61034   WYNE BOST TRUCKING        ROUTE  11               NC    SAILISBURY        $1,549     $455                      $2,004.00
                                                            CUST. TOTAL...........    1,549      455                       2,004.00

   53309   WEST CENTRAL ENVIRONMTL   PO BOX 83               NY    RENSSELAER        $1,721     $586              $890    $3,198.25
                                                            CUST. TOTAL...........    1,721      586               890     3,198.25

   81359   WESTBANK HARBOR SERVICES  35108 SR7               OH    SARDIS                         $2                          $2.40
                                                            CUST. TOTAL...........                 2                           2.40

JOB-RCPMO5     FNR   5/02/93         CO-CODE:  6                AGED ACCOUNTS RECEIVABLE       ENDING-DATE 5/01/93        PAGE # 39

S.C. CUST#       CUSTOMER                  ADDRESS           ST.     CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   54924   WESTERN COMMERICAL TRANS  PO BOX 270              TX    FORT WORTH          $115                                 $115.00
                                                            CUST. TOTAL...........      115                                  115.00

   76408   WHARTON TRANSPORT         PO BOX 13068            TN    MEMPHIS             $270                        $80      $350.70
                                                            CUST. TOTAL...........      270                         80       350.70

   07515   WHEELER TRANSPORT         PO BOX 24248            NE    OMAHA             $1,622                       $108-   $1,514.50
                                                            CUST. TOTAL...........    1,622                        108-    1,514.50

   08561   WIKEL BULK EXPRESS        ROUTE 13                OH    HURON               $685   $1,091                      $1,776.00
                                                            CUST. TOTAL...........      685    1,091                       1,776.00

   90163   WILCUR INC                145 ROREST ROAD         IL    LA GRANGE PARK      $174                                 $174.00
                                                            CUST. TOTAL...........      174                                  174.00

   89871   WILEY SANDERS                                     AL    MOBILE              $449                                 $449.82
   90240   WILEY SANDERS             PO DRAWER 707           AL    TROY              $1,125                               $1,125.40
                                                            CUST. TOTAL...........    1,575                                1,575.22

   66789   WILLETT COMPANY           211 E COLUMBUS DRIVE    IN    E CHICAGO                                      $170      $170.00
                                                            CUST. TOTAL...........                                 170       170.00

   88145   WILMINGTON COCA-COLA      BOTTLING WORKS INC      NC    WILMINGTON          $365                                 $365.00
                                                            CUST. TOTAL...........      365                                  365.00

   81053   WIM VOS USA INC           2 JOURNAL SQUARE        NJ    JERSEY CITY         $520                       $520    $1,040.00
   89643   WIM VOS USA INC           500 PLAZA DRIVE 6TH FLR NJ    SECAUCUS                     $260                        $260.00
                                                            CUST. TOTAL...........      520      260               520     1,300.00

   04100   WITCO CORPORATION         633 COURT STREET        NY    BROOKLYN                                       $384      $384.00
                                                            CUST. TOTAL...........                                 384       384.00

   58080   WYNNE TRANSPORT           PO BOX 1046 DTS         NE    OMAHA             $2,044                               $2,044.85
                                                            CUST. TOTAL...........    2,044                                2,044.85

   00815   YELLOWSTONE VALLEY CHEM   PO BOX 957              MT    BILLINGS                                       $220-     $220.00-
                                                            CUST. TOTAL...........                                 220-      220.00-

   83538   YOUNGER BROTHERS          796 BAY BRIDGE ROAD     AL    PRICHARD                                        $26-      $26.50-
   05212   YOUNGER BROTHERS          99 UNIVERSITY AVENUE    GA    ATLANTA           $1,170   $1,551     $566     $644-   $2,643.00
   03031   YOUNGER BROTHERS          PO BOX 15607            LA    BATON ROUGE       $1,482   $2,677              $110    $4,270.50
   89662   YOUNGER BROTHERS          PO BOX 16471            LA    LAKE CHARLES                 $182                        $182.00
   04555   YOUNGER BROTHERS          4904 GRIGGS ROAD        TX    HOUSTON           $1,645   $2,157     $420   $4,920    $9,142.50
   06534   YOUNGER BROTHERS          PO BOX 14048            TX    HOUSTON             $300              $247               $548.43
   84614   YOUNGER BROTHERS          2575 W BELLFORTE        TX    HOUSTON             $210     $238     $172               $620.00
   03864   YOUNGER BROTHERS          PO BOX 984              WV    SAINT ALBANS                 $138     $180               $318.75
                                                            CUST. TOTAL...........    4,807    6,944    1,585    4,360    17,698.68

   90247   3 R INCORPORATED OF CHAR  2900 RIVERS AVENUE      SC    CHARLESTON           $50                                  $50.00
                                                            CUST. TOTAL...........       50                                   50.00

   70042   7-7 INC                   607 FREEDLANDER RD      OH    WOOSTER             $185      $30                        $215.00
                                                            CUST. TOTAL...........      185       30                         215.00

OVER-365-DAYS...     55,139                                  *** O TO Z ***         309,264  139,889   34,548   90,787   574,490.64

     365-DAYS...    207,229                               6-C      TOTAL..........  795,903  316,993   88,074  405,463 1,    435.27

                              QUALA SYSTEMS, INC.
                                    SUMMARY



     Summary of Quala Systems, Inc. aged accounts receivable as of May 1, 1993 (showing detailed aging over 90 days from invoice date) total $1,605,435

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        063593                                                   .00          .00          .00         .00         .00      245.00
6        001135    A & R TRANSPORT INC                            .00          .00          .00         .00         .00        6.33-
6        075238    A B ROBERTS                               2,470.00       320.00          .00         .00         .00         .00
6        009948    A G TRUCKING                                370.00          .00          .00         .00         .00         .00
6        081375    A J SANDI                                 1,166.00          .00          .00         .00         .00         .00
6        000003    A J WEIGAND INC                           3,086.00          .00          .00         .00         .00         .00
6        025619    A T & T                                        .00          .00          .00         .00         .00      199.80
6        060910    A W MARTIN                                  155.00          .00          .00         .00         .00         .00
6        000130    ABCO                                      1,032.00          .00          .00         .00         .00         .00
6        073385    ACCOUNTS RECEIVABLE                            .00       290.17-         .00         .00         .00         .00
6        003773    ACHEM CORPORATION                         2,179.00          .00          .00         .00         .00      152.50-
6        009734    ACME RESIN CORPORATION                      195.00          .00          .00         .00         .00         .00
6        082688    ADM CORP                                    400.00          .00          .00         .00         .00         .00
6        075608    ADM TRANSPORT                               196.00          .00          .00         .00         .00         .00
6        074616    ADM TRUCKING INC                          2,510.20          .00          .00         .00         .00         .00
6        003943    AERO LIQUID TRANSPORT                       190.00          .00       147.00       15.00      169.60      738.39
6        024524    AERO LIQUID TRANSPORT                          .00          .00          .00         .00         .00        6.22-
6        085504    AFFILIATED                                1,025.84-         .00          .00         .00         .00    1,147.52
6        070526    AIR PRODUCTS & CHEMICALS                    189.00          .00          .00         .00         .00         .00
6        076023    AIR PRODUCTS & CHEMICALS                  4,107.50     1,208.40          .00         .00         .00         .00
6        023132    AKZO CHEMICALS INC                          160.00          .00          .00         .00         .00         .00
6        064026    AL THOMPSON TRUCKING                      1,358.00          .00          .00         .00         .00         .00
6        089488    ALL FREIGHT SERVICES                        160.00          .00          .00         .00         .00         .00
6        083716    ALL TANK TRANSPORT                        6,672.50     1,365.00     2,135.00    1,280.00    3,183.47         .00
6        050105    ALLIANCE TRANSPORTATION S                   340.00          .00          .00         .00         .00         .00
6        015005    ALLIED-SIGNAL INC                           227.50          .00          .00         .00         .00         .00
6        023976    ALLIED-SIGNAL INC                           530.00          .00          .00         .00         .00         .00
6        085183    ALLIED-SIGNAL INC                         4,042.68          .00          .00         .00         .00         .00
6        078219    ALPHA CHEMICAL CORP                         235.00          .00          .00         .00         .00         .00
6        074005    ALTOM TRANSPORT                             115.00          .00          .00         .00         .00         .00
6        002150    AMERICAN CYANAMID COMPANY                   165.00       360.00          .00         .00         .00         .00
6        003020    AMERICAN CYANAMID COMPANY                   915.00          .00          .00         .00         .00         .00
6        004981    AMERICAN INDUSTRIAL CHEM                    245.67          .00          .00         .00         .00         .00
6        090133    AMERICAN TANK CONTAINERS                    153.70          .00          .00         .00         .00         .00
6        055099    AMERICAN TANK TRANSPORT                     182.20          .00          .00         .00         .00         .00
6        004803    AMERICHEM INC                               305.00          .00          .00         .00         .00         .00
6        072761    AMOCO CHEMICAL CORP                       3,680.00          .00          .00         .00         .00         .00
6        001682    AMOCO OIL COMPANY                           310.00          .00          .00         .00         .00         .00
6        071627    ANDREW TRANSPORT INC                        110.00          .00          .00         .00         .00         .00
6        004030    ARCHER DANIELS MIDLAND CO                   779.00          .00          .00         .00         .00         .00
6        053934    ARCHER DANIELS MIDLAND CO                   223.56          .00          .00         .00         .00         .00
6        006555    ARCO CHEMICAL COMPANY                       305.00          .00          .00         .00         .00         .00
6        074203    ARISTECH CHEMICAL CORP                      796.00          .00          .00         .00         .00      405.00-
6        075313    ARMSWAY TANK TRANSPORT                      134.35          .00          .00         .00         .00        4.50
6        004780    ASHLAND CHEMICAL COMPANY                    120.00          .00          .00         .00         .00         .00
6        005080    ASHLAND CHEMICAL COMPANY                  1,148.04          .00       259.20         .00         .00         .00
6        012059    ASHLAND CHEMICAL COMPANY                    230.00          .00          .00         .00         .00         .00
6        021700    ASHLAND CHEMICAL COMPANY                    606.00          .00          .00         .00         .00      230.00
6        022016    ASHLAND CHEMICAL COMPANY                       .00          .00          .00         .00         .00      248.98
6        056381    ASHLAND CHEMICAL COMPANY                    200.00          .00          .00         .00         .00       70.00-
6        060998    ASHLAND CHEMICAL COMPANY                    134.00          .00          .00         .00      162.00         .00

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        086823    ASHLAND CHEMICAL COMPANY                       .00          .00          .00         .00      276.00-        .00
6        087426    ASHLAND CHEMICAL COMPANY                       .00          .00          .00         .00      285.00-        .00
6        088083    ASHLAND CHEMICAL COMPANY                    480.00          .00          .00         .00         .00         .00
6        028345    ASHLAND OIL INC                           3,445.00          .00          .00         .00         .00         .00
6        071728    AUTUMN IND INC                              640.00          .00          .00         .00         .00         .00
6        062687    B B & L INC                                 360.00          .00          .00         .00         .00         .00
6        053768    BALTIMORE TANK LINES                        960.36          .00          .00         .00         .00         .00
6        082003    BARNETT TRANSPORATION IN                  2,009.80          .00          .00         .00         .00         .00
6        005091    BASF CORPORATION                               .00       140.00          .00         .00         .00         .00
6        009209    BASF INMONT CORPORATION                     175.00          .00          .00         .00         .00         .00
6        001963    BECKER CORPORATION                          170.00          .00          .00         .00         .00         .00
6        028738    BEECHAM INC                                 195.00          .00          .00         .00         .00         .00
6        088710    BEELMAN                                        .00          .00          .00       70.00-        .00         .00
6        079562    BEELMAN TRUCK CO                            207.00          .00         5.43         .00         .00       70.00-
6        005572    BENZSAY & HARRISON                             .00          .00          .00         .00         .00       18.27
6        008910    BETZ LABORATORIES INC                     5,888.40          .00     1,895.28         .00         .00         .00
6        068613    BETZ LABORATORIES INC                     9,620.00          .00          .00         .00         .00         .00
6        089699    BETZ LABORATORIES INC                       223.56          .00          .00         .00         .00         .00
6        075828    BIERLEIN                                    170.00          .00          .00         .00         .00         .00
6        010350    BISHOP CHEMICAL                                .00          .00        88.56         .00      196.56         .00
6        009290    BISON LABORATORIES                           88.56          .00          .00         .00         .00         .00
6        085590    BLACKHOWSKE TRUCK LINES I                   363.11          .00          .00         .00         .00         .00
6        084422    BO BACHS TRANSPORT INC                      123.00          .00          .00         .00         .00         .00
6        026632    BONCOSKY TRANSPORTATION                  21,917.88          .00          .00         .00         .00      196.00-
6        086087    BONCOSKY TRANSPORTATION                     770.00          .00          .00         .00         .00         .00
6        081811    BONCOSKY TRANSPORTATION I                 3,410.36          .00          .00         .00         .00         .00
6        006160    BORDEN & REMINGTON                             .00          .00       111.30         .00         .00         .00
6        074610    BORDEN PKG & INDUSTRIAL P                   115.00          .00          .00         .00         .00         .00
6        057932    BORDON CHEMICAL                             550.00          .00          .00         .00         .00         .00
6        051458    BORK TRANSPORT                            5,154.68       565.00          .00         .00         .00         .00
6        059027    BORK TRANSPORT                              110.00          .00          .00         .00         .00         .00
6        072236    BORK TRANSPORT                              180.00          .00          .00         .00      225.00      159.00-
6        079422    BORK TRANSPORT                              730.15          .00          .00         .00         .00         .00
6        084501    BORK TRANSPORT INC                          145.00          .00          .00         .00         .00         .00
6        009935    BRIDGELAND TERMINALS LTD                    280.00          .00          .00         .00         .00         .00
6        090229    BROWNING-FERRIS INDUSTRIE                 1,387.54          .00          .00         .00         .00         .00
6        052738    BRYSON RECOVERY SERVICES                       .00          .00          .00         .00         .00       85.80-
6        078867    BUCK BAKER TRUCKING                         140.00          .00          .00         .00         .00         .00
6        006623    BUCKMAN LABORATORIES                           .00          .00          .00         .00         .00      228.00
6        064183    BUESING BULK TRANSPORT                      754.15          .00          .00         .00         .00         .00
6        011940    BUFFALO COLOR CORPORATION                    68.04          .00          .00         .00         .00         .00
6        064998    BUFFALO FUEL CORP                         2,329.96          .00          .00         .00         .00         .00
6        068345    BUILDERS TRANSPORT                             .00          .00          .00         .00       83.20-        .00
6        089489    BULK INC                                    490.86          .00          .00         .00         .00         .00
6        073315    BULK TRANSIT                                315.00          .00          .00         .00         .00         .00
6        052018    BULK TRANSPORT                            2,046.00       942.00       476.00         .00         .00      243.00
6        000004    BULK TRANSPORT CO. INC.                      92.00          .00          .00         .00         .00         .00
6        026929    BULKHAUL USA INC                            392.50          .00          .00         .00         .00         .00
6        002035    BULKMATIC TRANSPORT                            .00          .00          .00         .00         .00      158.00
6        003682    BULKMATIC TRANSPORT                            .00          .00          .00         .00         .00       80.00-
6        077457    BULKMATIC TRANSPORT                         150.00          .00          .00         .00         .00         .00

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        077461    BULKMATIC TRANSPORT                       4,519.00          .00          .00         .00         .00      195.16-
6        077470    BULKMATIC TRANSPORT                            .00       150.00          .00         .00         .00         .00
6        077474    BULKMATIC TRANSPORT                         250.56          .00          .00         .00         .00         .00
6        077488    BULKMATIC TRANSPORT                         110.00       130.00          .00         .00         .00         .00
6        025613    BURLINGTON INDUSTRIES                       370.00          .00          .00         .00         .00         .00
6        012690    BURRIS CHEMICAL COMPANY                     105.00        90.00-         .00         .00         .00         .00
6        055932    BUTLER & COMPANY                            186.72          .00          .00         .00         .00         .00
6        052207    BYNUM TRANSPORT                             407.36          .00          .00         .00         .00       90.00-
6        083481    C T HARRIS & CO                             945.00          .00       260.00         .00      361.00      994.26
6        055274    C T L DISTRIBUTION INC                    3,991.90          .00          .00         .00         .00      208.65-
6        088706    C T L DISTRIBUTION INC                      207.35          .00          .00         .00         .00         .00
6        055271    CALEDONIA LINES INC                       2,465.31          .00          .00         .00         .00         .00
6        004948    CALGON CORPORATION                          462.00          .00          .00         .00         .00         .00
6        012950    CALGON CORPORATION                          616.00          .00          .00         .00         .00         .00
6        014403    CALGON CORPORATION                          240.00          .00          .00         .00         .00         .00
6        051008    CALIFORNIA TANK LINES                     1,585.00          .00          .00         .00         .00         .00
6        038420    CAPE INDUSTRIES                             160.00          .00          .00         .00         .00         .00
6        061571    CARBON EXPRESS INC                       26,605.84     1,401.07       775.19      205.20      267.60    1,059.67
6        061572    CARBON EXPRESS INC                          701.00        20.00       508.36       83.00       32.00       75.00
6        013617    CARDINAL STABILIZERS INC                    115.00          .00          .00         .00         .00         .00
6        050112    CAROLINA CARRIERS INC                          .00          .00          .00         .00         .00      195.00-
6        053823    CASH PAYMENTS - MISC                           .00          .00          .00         .00      115.00    4,338.76
6        070288    CASHION CO                                  335.00          .00          .00         .00         .00         .00
6        088989    CATES MILK HAULING INC                    1,925.00          .00          .00      115.00         .00         .00
6        010507    CBSL                                        266.40       178.00          .00         .00       55.00         .00
6        006083    CECOS INTERNATIONAL INC                        .00          .00          .00         .00         .00    1,965.00
6        053039    CENTRAL OIL & ASPHALT                          .00          .00          .00         .00         .00      224.50-
6        013886    CENTRAL TRANSPORT                         3,861.27          .00          .00         .00      115.00      415.00
6        051092    CENTRAL TRANSPORT                        22,401.00          .00          .00         .00         .00      120.00
6        066426    CENTRAL TRANSPORT                           115.00          .00          .00         .00         .00         .00
6        081217    CENTRAL TRANSPORT                         4,849.50       200.00-         .00         .00         .00      745.50
6        068786    CERTUS INC                                  547.00          .00          .00         .00         .00         .00
6        089534    CETCO, INC                                   92.00          .00          .00         .00         .00         .00
6        076122    CHALLENGE INTERNATIONAL                   1,227.50       477.00          .00      415.00         .00    2,286.00
6        084992    CHEM SERV                                      .00          .00          .00         .00         .00    2,655.00
6        003490    CHEMCENTRAL CORPORATION                      76.00          .00          .00         .00         .00         .00
6        004503    CHEMCENTRAL CORPORATION                      65.00          .00          .00         .00         .00         .00
6        010396    CHEMCENTRAL CORPORATION                     643.00          .00          .00         .00         .00         .00
6        011990    CHEMCENTRAL CORPORATION                     813.24          .00          .00         .00         .00         .00
6        014921    CHEMCENTRAL CORPORATION                     525.00          .00          .00         .00         .00         .00
6        027401    CHEMFLEET CHEMICAL                        3,274.58          .00          .00         .00         .00       45.00
6        050559    CHEMFLEET CHEMICAL                          285.00          .00          .00         .00         .00      100.00-
6        002944    CHEMICAL ASSOCIATES INC                     410.00          .00          .00         .00         .00      264.67
6        067099    CHEMICAL ASSOCIATES INC                        .00       175.00        14.10         .00         .00         .00
6        000526    CHEMICAL INTERCHANGE                        680.20        42.96        56.08        6.56         .00         .00
6        072417    CHEMICAL LEAMAN INTERNATI                 1,584.65     1,130.00       545.00         .00      400.00         .00
6        001014    CHEMICAL LEAMAN TANK LINE                   495.00          .00          .00         .00         .00         .00
6        001937    CHEMICAL LEAMAN TANK LINE                      .00          .00       462.50         .00         .00         .00
6        005071    CHEMICAL LEAMAN TANK LINE                      .00     5,132.38    12,773.54         .00         .00         .00
6        007498    CHEMICAL LEAMAN TANK LINE                      .00          .00       225.00         .00         .00         .00
6        007599    CHEMICAL LEAMAN TANK LINE                      .00          .00       275.00         .00         .00         .00

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        011398    CHEMICAL LEAMAN TANK LINE                      .00          .00          .00         .00         .00      229.60
6        016858    CHEMICAL LEAMAN TANK LINE                      .00          .00       225.00         .00         .00         .00
6        050281    CHEMICAL LEAMAN TANK LINE                      .00          .00       275.00         .00         .00         .00
6        050958    CHEMICAL LEAMAN TANK LINE                      .00          .00       595.00         .00         .00         .00
6        057791    CHEMICAL LEAMAN TANK LINE                      .00          .00       225.00         .00         .00         .00
6        065075    CHEMICAL LEAMAN TANK LINE                      .00          .00          .00         .00         .00      315.00-
6        065857    CHEMICAL LEAMAN TANK LINE                      .00          .00       275.00         .00         .00         .00
6        072840    CHEMICAL LEAMAN TANK LINE                      .00          .00          .00    1,750.00         .00      165.00
6        073926    CHEMICAL LEAMAN TANK LINE                      .00          .00       275.00         .00         .00      572.45
6        077671    CHEMICAL LEAMAN TANK LINE                      .00          .00     4,400.00         .00         .00         .00
6        082284    CHEMICAL LEAMAN TANK LINE                      .00          .00          .00         .00         .00      288.90
6        000821    CHEMICAL SALES COMPANY                      169.56          .00          .00         .00         .00         .00
6        004194    CHEMICAL SALES COMPANY                         .00          .00          .00         .00         .00      270.00
6        014189    CHEMICAL SOLVENTS INC                       380.00          .00          .00         .00         .00         .00
6        007650    CHEMICAL TRANSFER                           225.00          .00          .00         .00         .00         .00
6        008009    CHEMICAL TRANSPORTATION                        .00          .00       201.40         .00         .00         .00
6        006641    CHEMICAL WASTE MANAGEMENT                   200.00          .00       160.00         .00         .00         .00
6        089988    CHEMICAL WASTE MANAGEMENT                   397.50          .00          .00         .00         .00         .00
6        019892    CHEMISPHERE CORPORATION                   1,773.75          .00          .00         .00         .00         .00
6        004735    CHEMRON CORPORATION                         450.00          .00          .00         .00         .00         .00
6        003952    CHEMTECH INDUSTRIES                       2,205.00       130.00          .00         .00         .00         .00
6        016230    CHEMTECH INDUSTRIES                            .00       130.00          .00         .00         .00       25.00
6        001437    CHEMTOOL INC                                230.00          .00          .00         .00         .00         .00
6        089705    CHOICE TRANSPORTATION                     3,853.50          .00          .00         .00         .00         .00
6        024191    CIBA GEIGY CORPORATION                      360.40       708.87          .00         .00         .00         .00
6        000022    CLEAN HARBORS INC                              .00       165.00          .00         .00         .00      645.00-
6        068096    CLEAN HARBORS INC                           427.13          .00          .00         .00         .00      560.95
6        077149    CLEAN HARBORS INC                         1,232.00       134.00          .00         .00         .00         .00
6        073768    CLEAN VENTURE                                  .00          .00          .00         .00         .00      167.31
6        085599    CLEAN VENTURE                               445.20          .00          .00         .00         .00         .00
6        026958    COMMERCIAL TRANSPORT INC                  1,528.00          .00          .00         .00         .00         .00
6        073770    COMMERCIAL CARTAGE CO                     1,555.50       200.00          .00         .00         .00         .00
6        054375    CONLEY CORP                                 140.00          .00          .00         .00         .00         .00
6        056721    CONOCO INC                                1,629.22          .00          .00         .00         .00         .00
6        071463    CONOCO INC                                5,960.00          .00          .00         .00         .00         .00
6        079331    CONOCO INC                                  324.00          .00          .00         .00         .00         .00
6        081657    CONOCO INC                                1,800.00          .00          .00         .00         .00         .00
6        085061    CONOCO INC                                3,305.00          .00          .00         .00         .00         .00
6        087543    CONOCO INC                                2,168.00          .00          .00         .00         .00         .00
6        075376    CONTAINER CARE                                 .00          .00          .00         .00         .00      160.00
6        059101    CONTAINER CARE INTERNATIO                 5,270.00          .00          .00         .00         .00      150.00
6        001583    CONTINENTAL INDUSTRIAL CH                    56.50          .00          .00         .00         .00         .00
6        056266    CONTINENTAL TRANS EXPRESS                      .00          .00          .00         .00         .00    2,773.40-
6        081127    CRAWFORD TRANSPORT INC                      957.00       155.00       155.00-        .00         .00         .00
6        071595    CRODA INC                                   833.00          .00          .00         .00         .00         .00
6        075240    CROMARTIE TRANSPORT                       2,580.19          .00          .00         .00         .00         .00
6        011449    CROWLEY MARITIME CORP                       680.00          .00          .00         .00         .00         .00
6        011556    CROWLEY MARITIME CORP                          .00          .00          .00         .00         .00      218.13-
6        005710    CUSTOM INTERCHEM INC.                       200.00          .00          .00         .00      325.00      200.00
6        085557    CUSTOMIZED TRANSPORTATION                      .00          .00          .00         .00         .00      110.00
6        012778    D J KING INC                                   .00          .00          .00         .00         .00         .00

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        001741    D S I TRANSPORT                             290.30          .00          .00         .00         .00       64.40
6        051366    D S I TRANSPORT                                .00          .00          .00         .00         .00       35.00-
6        056424    D S I TRANSPORT                           1,325.00          .00          .00         .00         .00         .00
6        069096    D S I TRANSPORT                           7,087.25          .00          .00         .00         .00         .00
6        069997    D S I TRANSPORT                                .00          .00          .00         .00         .00       90.10-
6        083242    DAHER AMERICA INC                         1,100.00          .00          .00         .00         .00         .00
6        050107    DAHLEN TRANSPORT                          1,150.71          .00          .00         .00         .00       22.00
6        050399    DAHLEN TRANSPORT                            317.50          .00          .00         .00         .00        7.43-
6        069846    DAHLEN TRANSPORT                          2,240.70       166.00          .00         .00      180.20-        .00
6        082826    DAHLEN TRANSPORT                               .00          .00          .00         .00         .00      231.12
6        076308    DANA TANKLINE                               190.78          .00          .00         .00         .00       15.21-
6        021193    DANA TRANSPORT                                 .00          .00          .00         .00      294.60    1,079.43
6        053058    DANA TRANSPORT                                 .00          .00          .00         .00         .00      465.00
6        002754    DELARIA TRANSPORT                         1,976.60          .00          .00         .00         .00      136.50
6        062132    DELGOEBEL                                      .00          .00          .00         .00         .00       61.29
6        089962    DEMARTINI OIL EQUIPMENT I                    30.15          .00          .00         .00         .00         .00
6        053205    DETREX CHEMICAL IND                         196.10          .00          .00         .00         .00         .00
6        076834    DIAMOND TANK                                   .00          .00          .00       22.36         .00       14.06
6        068258    DISPOSAL SYSTEMS INC                        241.00          .00          .00         .00         .00         .00
6        006287    DOVER CHEMICAL COMPANY                      530.00          .00          .00         .00         .00         .00
6        000972    DOW CHEMICAL COMPANY                      1,530.00          .00          .00         .00         .00         .00
6        002494    DOW CHEMICAL COMPANY                      7,408.00          .00          .00         .00         .00         .00
6        024470    DOW CHEMICAL COMPANY                           .00       335.00          .00         .00         .00         .00
6        023740    DOW CORNING CORPORATION                        .00          .00          .00      840.00         .00         .00
6        024110    DOW CORNING CORPORATION                     750.00          .00          .00         .00         .00         .00
6        012054    DREW CHEMICAL COMPANY                          .00          .00          .00         .00         .00    4,112.80
6        089650    DUPONT OF CANADA LTD                        121.90          .00          .00         .00         .00         .00
6        000908    DUPREE TRANSPORT                            170.00          .00          .00         .00         .00         .00
6        074971    E C MORRIS CORP                                .00       140.00          .00         .00         .00         .00
6        008944    E I DUPONT                                1,790.00          .00          .00       38.40         .00         .00
6        024960    E I DUPONT                                  811.25          .00          .00         .00         .00         .00
6        025080    E I DUPONT                                     .00     1,413.14          .00         .00         .00      332.50-
6        025917    E I DUPONT                                     .00          .00          .00         .00         .00       40.00
6        028965    E I DUPONT                                  130.00          .00          .00      180.00      260.00         .00
6        029015    E I DUPONT                                     .00       145.00       280.00         .00         .00         .00
6        051276    E I DUPONT                                     .00       160.00          .00         .00         .00         .00
6        065042    E I DUPONT                                3,030.00          .00          .00         .00         .00         .00
6        075850    E I DUPONT                                     .81       260.00          .00    1,300.00         .00      184.00-
6        083574    E I DUPONT                                     .00       265.00          .00         .00         .00         .00
6        085378    E I DUPONT                                1,125.72          .00          .00         .00      519.40      436.49
6        085547    E I DUPONT                                  805.60          .00          .00         .00         .00         .00
6        087053    E I DUPONT                                3,986.66          .00       185.50-     212.00         .00         .00
6        089975    E I DUPONT                                4,780.00          .00          .00         .00         .00         .00
6        007113    E J MEYERS COMPANY INC                       20.00       690.00       275.00         .00       95.00         .00
6        053649    E J MEYERS COMPANY INC                         .00          .00          .00         .00         .00      227.90-
6        076375    E J MEYERS COMPANY INC                         .00          .00          .00      277.56      212.50      285.67-
6        085991    EAGLE TRANSPORT                             250.00          .00          .00         .00         .00         .00
6        071924    EAST FALLS CORPORATION                      227.90          .00          .00         .00         .00         .00
6        080965    EASTERN ELECTRIC                               .00          .00          .00         .00         .00       77.04
6        002233    ECOFF TRUCKING                                 .00          .00          .00         .00         .00      317.50
6        009826    ECOFF TRUCKING                              948.00       320.00          .00         .00         .00      162.00

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        077047    ECOFF TRUCKING                              198.00          .00          .00         .00         .00       95.00
6        083717    ECOTRON TRANSPORTATION IN                   245.00          .00          .00         .00         .00         .00
6        007244    EDWAR I MYERS                                  .00       150.00          .00         .00      320.00         .00
6        000155    ELF ATOCHEM                                 320.00          .00          .00         .00         .00         .00
6        026312    ELF ATOCHEM                               3,260.00     1,260.00     1,032.50      240.00      400.00      770.00
6        074672    ELF ATOCHEM                                    .00          .00          .00         .00         .00       78.00
6        078878    ELF ATOCHEM                                    .00          .00          .00         .00         .00      180.00
6        087383    ENSI                                           .00          .00          .00      169.60         .00         .00
6        000239    ENTERPRISE TRANSPORTATION                   458.40          .00          .00         .00         .00      243.00
6        002234    ENTERPRISE TRANSPORTATION                      .00          .00          .00         .00         .00      123.05-
6        005205    ENTERPRISE TRANSPORTATION                   813.80          .00          .00         .00         .00         .00
6        005426    ENTERPRISE TRANSPORTATION                 1,576.20          .00          .00         .00      197.60         .00
6        006089    ENTERPRISE TRANSPORTATION                   320.00          .00          .00         .00         .00         .00
6        028737    ENTERPRISE TRANSPORTATION                 1,570.40          .00          .00         .00         .00         .00
6        052740    ENTERPRISE TRANSPORTATION                   452.40          .00          .00         .00         .00         .00
6        075943    ENTRANCO INC                                   .00          .00          .00         .00         .00      870.50
6        007330    ENVIRONMENTAL OIL                              .00          .00          .00      160.92         .00       22.89
6        084688    ENVIRONMENTAL PRODUCTS &                    160.92       207.40        15.92       11.92         .00      271.68
6        079087    ENVIRONMENTAL TRANSPORTS                       .00          .00          .00         .00         .00      235.00
6        005677    ERICKSON TRANSPORT                        8,025.98          .00          .00         .00         .00         .00
6        019426    ERICKSON TRANSPORT                        8,222.35          .00          .00         .00      155.00    1,561.00
6        075505    ESCO TRANSPORTATION                         480.00          .00       370.00      580.00    1,340.00      303.00
6        001041    EUROTAINER                                     .00       660.00          .00         .00         .00         .00
6        081394    EXPRESS TANK                              2,203.00       299.00       783.00      435.00         .00         .00
6        010386    EXXON CHEMICAL AMERICAS                        .00          .00          .00         .00         .00      227.37
6        079984    EXXON CHEMICAL COMPANY                         .00          .00     1,370.00         .00         .00         .00
6        005676    EXXON COMPANY U S A                            .00          .00          .00         .00         .00      287.30
6        005210    F M C CORPORATION                              .00          .00       200.00         .00         .00         .00
6        060049    FANCHEM LTD                                  88.56          .00          .00         .00         .00         .00
6        032035    FERRO CORPORATION                           479.65          .00          .00         .00         .00         .00
6        000529    FLEET TRANSPORT                                .00          .00          .00         .00         .00    2,091.08
6        000851    FLEET TRANSPORT                                .00          .00          .00         .00         .00    1,115.53
6        001744    FLEET TRANSPORT                                .00          .00          .00         .00         .00    1,088.28
6        001745    FLEET TRANSPORT                                .00          .00          .00         .00         .00      444.41
6        002809    FLEET TRANSPORT                                .00          .00          .00         .00         .00    2,749.05
6        002810    FLEET TRANSPORT                                .00          .00          .00         .00         .00    6,577.42
6        004099    FLEET TRANSPORT                                .00          .00          .00         .00         .00      183.28
6        006477    FLEET TRANSPORT                               8.00          .00       160.00         .00         .00    2,175.83
6        010024    FLEET TRANSPORT                                .00          .00          .00         .00         .00    2,187.88
6        023562    FLEET TRANSPORT                                .00          .00          .00         .00         .00      943.52
6        026326    FLEET TRANSPORT                                .00          .00          .00         .00         .00    4,721.52
6        028410    FLEET TRANSPORT                               6.76          .00          .00         .00         .00      498.47
6        050114    FLEET TRANSPORT                                .00          .00          .00         .00         .00    1,496.29
6        050551    FLEET TRANSPORT                                .00          .00          .00         .00         .00      989.29
6        051367    FLEET TRANSPORT                                .00          .00          .00         .00         .00    2,356.45
6        055731    FLEET TRANSPORT                                .00          .00          .00         .00         .00      349.79
6        057533    FLEET TRANSPORT                                .00          .00          .00         .00         .00       93.28
6        067039    FLEET TRANSPORT                                .00          .00          .00         .00         .00      122.50
6        058173    FLEET TRANSPORT                                .00          .00          .00         .00         .00   17,185.79
6        068594    FLEET TRANSPORT                                .00          .00          .00         .00         .00      243.75
6        068708    FLEET TRANSPORT                                .00          .00          .00         .00         .00    2,553.70

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        069059    FLEET TRANSPORT                                .00          .00          .00         .00         .00    1,123.42
6        070352    FLEET TRANSPORT                                .00          .00          .00         .00         .00    2,286.85
6        071342    FLEET TRANSPORT                                .00          .00          .00         .00         .00    2,131.00
6        073636    FLEET TRANSPORT                                .00          .00          .00         .00         .00       98.80
6        075941    FLEET TRANSPORT                             522.34          .00          .00         .00         .00    1,529.96
6        076000    FLEET TRANSPORT                                .00          .00          .00         .00         .00      863.50
6        077511    FLEET TRANSPORT                             151.20          .00          .00         .00         .00      858.38
6        080107    FLEET TRANSPORT                                .00          .00          .00         .00         .00      448.00
6        080304    FLEET TRANSPORT                                .00          .00          .00         .00         .00      180.83
6        081434    FLEET TRANSPORT                           2,215.50          .00       122.44      190.00         .00    3,228.32
6        081728    FLEET TRANSPORT                                .00          .00          .00         .00         .00      309.77
6        089926    FLEXIBLE FLYER                              320.00          .00          .00         .00         .00         .00
6        009597    FLORIDA ROCK & TANK LINES                   445.20          .00          .00         .00         .00         .00
6        009701    FLORIDA ROCK & TANK LINES                   737.54          .00          .00         .00         .00         .00
6        057047    FLORIDA ROCK & TANK LINES                      .00          .00          .00         .00      450.00         .00
6        080320    FLORIDA ROCK & TANK LINES                   643.60          .00          .00         .00         .00         .00
6        009075    FOODLINER INCORPORATED                      725.00          .00          .00         .00         .00         .00
6        067419    FORT TRANSFER                             1,813.50          .00          .00         .00         .00         .00
6        059571    FREEHOLD CARTAGE INCORPOR                   576.72          .00          .00         .00         .00         .00
6        051235    FREEPORT TRANSPORT                             .00       180.20-         .00         .00         .00         .00
6        002811    FRIENDSHIP TRANSPORT                           .00          .00          .00         .00         .00       67.50
6        003082    FRONTIER TANK CENTER                           .00        60.00-         .00         .00         .00         .00
6        077273    FRONTIER TRAILER SALES                      385.00          .00          .00         .00         .00         .00
6        055732    FRUEHAUF CORPORATION                           .00          .00          .00         .00         .00      201.03
6        084701    FRUEHAUF CORPORATION                        670.50          .00          .00         .00         .00      357.25
6        008071    GAF CORPORATION                                .00        62.50          .00         .00         .00         .00
6        004170    G S ROBINS &  COMPANY                       555.00          .00       220.00         .00         .00         .00
6        010051    GANNONG M COMPANY INC                          .00          .00       318.00         .00         .00         .00
6        052568    GAST FUEL & SERVICES INC                    175.00          .00          .00         .00         .00         .00
6        050033    GATEWAY TERMINAL                               .00          .00          .00         .00         .00       43.87
6        089990    GENERAL CAR & TRUCK LINE                    300.00          .00          .00         .00         .00         .00
6        089299    GENERAL CAR & TRUCK LEASE                   315.00          .00          .00         .00         .00         .00
6        032710    GENERAL CHEMICAL CORP                       259.70          .00          .00         .00         .00         .00
6        024573    GENERAL DYNAMICS CORP                          .00          .00          .00         .00         .00      200.00
6        033220    GENERAL ELECTRIC COMPANY                       .00        52.00          .00         .00         .00         .00
6        081276    GENERAL ELECTRIC COMPANY                    246.00-    1,206.00          .00      275.00      125.00    4,483.00-
6        089461    GENERAL ELECTRIC COMPANY                 15,067.00     1,365.00          .00         .00         .00         .00
6        033320    GENERAL ELECTRIC PLASTICS                      .00          .00       149.00         .00         .00         .00
6        082673    GENOVA INC                                     .00          .00          .00         .00         .00    1,918.51
6        034140    GEORGIA PACIFIC CORP                        144.72          .00          .00         .00         .00         .00
6        007499    GLESS BROTHERS                            1,173.86          .00          .00         .00         .00         .00
6        089816    GLOBAL SPILL MANAGEMENT                     238.50          .00          .00         .00         .00         .00
6        071000    GOLD BOND BLDG PRODUCTS                        .00          .00          .00         .00         .00      128.26
6        019319    GORSKI BULK TRANSPORT                       675.92          .00          .00         .00      290.00         .00
6        060911    GRACE LOGISTICS SERVICES                  6,956.12       170.00          .00      150.00         .00      842.24
6        000571    GREAT AMERICAN FOOD SALES                   960.00          .00        90.00         .00         .00         .00
6        089834    GREAT DANE TRAILERS INC                     250.00          .00          .00         .00         .00         .00
6        035610    GREAT LAKES CHEMICAL CO                     450.00          .00          .00         .00         .00         .00
6        080559    GREAT LAKES ENVIRONMENTAL                    88.56          .00          .00         .00         .00         .00
6        062508    GREAT LAKES TERM TRANS                         .00          .00          .00         .00         .00      115.00-
6        052741    GRIFF JONES TRANSPORT                       180.20       875.56     1,148.51      287.26      296.80      441.45

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        065723    GRIFF JONES TRANSPORT                     9,042.00     2,729.00       868.00         .00         .00         .00
6        082568    GRIFFITH OIL COMPANY                         48.15          .00          .00         .00         .00         .00
6        004040    GROENDYKE TANK LINES                        227.00          .00          .00         .00         .00         .00
6        028411    GROENDYKE TANK LINES                     13,728.60          .00          .00         .00      160.00         .00
6        089647    GRUMMAN ALLIED-LLV DIV                   20,850.20          .00          .00         .00         .00         .00
6        074521    GUARDSMAN PRODUCTS INC                         .00          .00          .00         .00         .00      550.00
6        052149    H B FULLER COMPANY                          480.00          .00          .00         .00         .00       21.20
6        086736    H C I GEORGIA INC                           331.00          .00          .00         .00         .00         .00
6        082002    H G ANDERSON TRUCK CORP                   1,116.00          .00       112.00         .00         .00      152.90
6        036420    HALL CHEMICAL COMPANY                       600.00          .00          .00         .00         .00         .00
6        072251    HAMPSHIRE CHEMICAL                             .00          .00          .00         .00         .00      872.44
6        017073    HAMPSHIRE CHEMICAL CORP                        .00          .00          .00         .00         .00      168.00
6        010758    HAPAG-LLOYD CONTAINER LIN                      .00          .00          .00         .00         .00      200.00
6        061030    HARMAC TRANSPORTATION                       234.36          .00          .00         .00         .00         .00
6        004550    HAWK TRANSPORTATION SERV                    859.81       280.80          .00         .00         .00      137.80-
6        089191    HCI CHEMTECH DISTRIBUTION                   270.00       348.75          .00         .00         .00         .00
6        083010    HEIL COMPANY                                250.00          .00          .00         .00         .00         .00
6        076997    HEIL TANK SERVICE                            65.00          .00          .00         .00         .00         .00
6        083066    HEIL TRADING COMPANY                        310.00          .00          .00         .00         .00         .00
6        050176    HENKEL CORP                                    .00          .00          .00         .00         .00      270.40-
6        058024    HENKEL CORP                                 164.00          .00          .00         .00         .00         .00
6        064033    HENKEL CORP                                 630.00          .00          .00         .00         .00         .00
6        004725    HENKEL CORPORATION                        2,093.00          .00          .00         .00         .00         .00
6        088285    HENKEL TEXTILE CHEMICAL                     125.99          .00          .00         .00         .00         .00
6        016884    HERCULES INCORPORATED                     8,964.74       630.00          .00         .00         .00         .00
6        060030    HERCULES INCORPORATED                     1,190.00          .00          .00         .00         .00         .00
6        077189    HERMAN BROTHERS INC                         210.00          .00          .00         .00         .00         .00
6        078504    HERMAN BROTHERS INC                         384.00          .00          .00         .00         .00         .00
6        008432    HEVI DUTY ELECTRIC CO                          .00          .00          .00         .00         .00      140.00-
6        038920    HIGH POINT CHEMICAL CORP                    814.00          .00          .00         .00         .00         .00
6        075111    HIGHWAY PIPELINE                               .00          .00          .00         .00         .00      215.00
6        018008    HIGHWAY TRANSPORT INC                    23,132.08          .00          .00       10.60         .00      241.68
6        064409    HIGHWAY TRANSPORT INC                          .00          .00          .00         .00         .00    1,337.50-
6        085679    HIGHWAY TRANSPORT INC                          .00          .00          .00         .00         .00      649.49
6        087087    HIGHWAY TRANSPORT INC                          .00          .00          .00         .00         .00      129.30
6        087891    HIGHWAY TRANSPORT INC                          .00       169.75          .00         .00         .00         .00
6        014790    HOECHST CELANESE CORP                       115.00          .00          .00         .00         .00         .00
6        073164    HOFFMEIER                                      .00       200.00-         .00         .00         .00         .00
6        009739    HOLLY TRANSPORTATION                      5,135.00       190.00-         .00         .00         .00         .00
6        001724    HOLTRA CHEMICAL INC                         130.00          .00          .00         .00         .00         .00
6        084826    HOOVER GROUP INC                          6,000.00          .00          .00         .00         .00         .00
6        090118    HORNER EQUIPMENT COMPANY                    135.00          .00          .00         .00         .00         .00
6        082253    HOT Z TRANSPORT COMPANY                     190.80          .00          .00         .00         .00         .00
6        083109    HOUSTON TANK TRAILER INC                  4,992.50          .00       200.00-        .00         .00         .00
6        081778    HOWELL CHEMICAL CO                          483.00          .00          .00         .00         .00         .00
6        074413    HOWELL HYDROCARBONS                            .00          .00       215.00         .00         .00         .00
6        017750    HOYER USA INCORPORATED                      273.00          .00       127.20         .00         .00      237.66
6        078703    HOYER USA INCORPORATED                         .00          .00          .00         .00      283.40    1,259.70
6        083866    HURRICANE TANK WASH                            .00     1,300.00          .00         .00         .00         .00
6        060147    ICI AMERICAS INC                         11,195.72          .00          .00         .00         .00         .00
6        078186    IDAHO MILK TRANSPORT INC                    600.00          .00          .00         .00         .00         .00

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        040255    I F F                                          .00          .00          .00         .00         .00      269.64-
6        005446    IMPERIAL WEST CHEMICAL CO                   625.00          .00          .00         .00         .00         .00
6        007245    INDIAN RIVER TRANSPORT                    1,177.00          .00          .00         .00         .00         .00
6        052295    INFINGER TRANSPORTATION                   3,609.50          .00          .00         .00         .00       95.00
6        087464    INK COMPANY                               1,500.00        50.00          .00         .00         .00         .00
6        033920    INLAND ROME INC                                .00       143.00          .00         .00         .00         .00
6        074110    INTERFLOW USA                             1,201.25          .00          .00         .00      145.60    1,034.80
6        064466    INTERNATIONAL CONTAINER                   2,712.65       418.50          .00         .00    1,295.00      680.30
6        004579    INTERPLASTICS CORPORATION                   191.00          .00          .00      250.00         .00      130.00-
6        058104    INTERPOLYMER CORP                           130.00          .00          .00         .00         .00       52.53
6        074498    INTERSTATE CHEMICAL CO                      940.80          .00          .00         .00         .00         .00
6        055429    IREDELL MILK TRANSPORTATION                 130.00          .00          .00         .00         .00         .00
6        081204    IRON HORSE EQUIP CORP                        70.00          .00          .00         .00         .00         .00
6        000562    IVAX INDUSTRIES                           1,080.00          .00          .00         .00         .00      445.00
6        073566    J & M                                          .00          .00          .00         .00         .00       93.00-
6        081698    J & M TANK LINES                               .00       250.00       550.70      526.30         .00         .00
6        054622    J P HUNT                                    140.00          .00          .00         .00         .00         .00
6        088217    J P VOJT                                       .00       153.70          .00         .00         .00         .00
6        063564    JARRELL TRANSPORT                        10,924.00          .00          .00         .00         .00         .00
6        005169    JOHNSON & JOHNSON                              .00          .00          .00         .00         .00      700.00-
6        051286    JOHNSRUD TRANSPORT INC                         .00          .00          .00       50.00         .00         .00
6        089344    JOHNSRUD TRANSPORT INC                    1,279.00          .00          .00         .00         .00         .00
6        000977    JONES CHEMICAL COMPANY                      445.20          .00          .00         .00         .00         .00
6        063078    K & D INDUSTRIES WEST                     1,143.00          .00          .00         .00         .00         .00
6        081273    K & D OF OHIO INC                           570.00       172.50-         .00         .00         .00         .00
6        070211    K & W TRUCKING                                 .00          .00          .00         .00         .00       90.10-
6        000507    KALEX CHEMICAL PRODUCTS                        .00        23.85          .00         .00         .00         .00
6        001408    KAW TRANSPORT CO                            807.76          .00          .00         .00         .00         .00
6        055936    KAW TRANSPORT CO                               .00          .00          .00         .00         .00      132.85-
6        005543    KENAN TRANSPORT                           1,522.50       305.00          .00         .00         .00      185.00
6        087694    KINGS FUEL                                  465.48          .00          .00         .00         .00         .00
6        088916    KIRK LINES                                     .00       440.00          .00         .00         .00         .00
6        043450    KLEEN BRITE LABORATORIES                  1,018.18          .00          .00         .00         .00         .00
6        002714    KOCH SERVICE INC                            243.00          .00          .00         .00         .00         .00
6        082006    KOCH SERVICE INC                          1,275.00        75.00-         .00         .00         .00         .00
6        057738    KOCH SERVICE INCORPORATED                   400.00          .00          .00         .00         .00         .00
6        072828    KOCH SERVICE INCORPORATED                      .00          .00          .00         .00         .00      904.22-
6        060406    KOCH SERVICES INCORPORATE                   215.00          .00          .00         .00         .00         .00
6        089060    KOCH SERVICES INCORPORATE                   220.00          .00          .00         .00         .00         .00
6        087336    KRAFT FOODS INCORPORATED                       .00          .00          .00         .00         .00      115.00
6        083410    KRAMER CHEMICAL                                .00          .00          .00         .00         .00      171.20
6        054109    KUHNLE BROS INC                             889.92          .00          .00         .00         .00         .00
6        050552    KUNHLE                                      651.84          .00          .00         .00         .00         .00
6        071773    L & B TRANSPORT CO                        1,602.50          .00          .00         .00         .00         .00
6        051233    LACYS EXPRESS                             1,570.24          .00          .00         .00         .00         .00
6        078334    LAID LAW ENVIRONMENTAL                      420.00          .00          .00         .00         .00         .00
6        002139    LAIDLAW ENVIRONMENTAL INC                   400.00          .00          .00         .00         .00       70.00-
6        000857    LANGER TRANSPORT                          8,862.97       195.00          .00      160.92      160.92    7,695.55
6        079886    LARSON INTERMODAL                         6,306.90     2,765.00          .00         .00       80.00    2,263.10
6        083707    LAWSON TRUCKING                             110.00          .00          .00         .00         .00         .00
6        050554    LEASEWAY                                       .00          .00          .00         .00         .00      255.11

RCPO17                                             AGED ACCOUNTS RECEIVABLE                                          AS OF  4/30/93

CO         CUST               NAME                             0 - 90     91 - 120    121 - 150   151 - 180   181 - 210        OVER
6        054620    LEASEWAY                                       .00        10.00          .00         .00         .00      625.77
6        057898    LEASEWAY                                       .00          .00          .00         .00         .00      225.20
6        069879    LEASEWAY                                       .00          .00          .00         .00         .00      206.70-
6        089061    LEE-WAY TRUCKING                            175.00          .00          .00         .00         .00         .00
6        003948    LEESER TRANSPORTATION                       675.00          .00          .00         .00         .00         .00
6        065847    LES TRANSPORTS PROVOST                    1,123.50          .00          .00         .00         .00      162.00-
6        000615    LESCHACO INCORPORATED                     1,961.50     3,415.00          .00         .00         .00    2,736.60
6        024869    LESCHACO INCORPORATED                          .00          .00          .00         .00         .00      156.60
6        028412    LESCHACO INCORPORATED                     1,804.00     1,488.00       280.00      215.00      250.00      260.00
6        074319    LESCHACO INCORPORATED                          .00          .00          .00         .00         .00      413.10
6        077346    LEVY TRANSPORT                              204.12          .00          .00         .00         .00         .00
6        052017    LEWIS TRANSPORT                                .00          .00          .00         .00         .00      160.00-
6        047010    LILLY & COMPANY                             551.20          .00          .00         .00         .00         .00
6        010026    LINDEN BULK TRANSPORT                       265.00          .00          .00         .00         .00         .00
6        060039    LINDSEY MOTOR EXPRESS                     3,925.00          .00          .00         .00         .00         .00
6        008240    LIQUID CARGO INCORPORATED                 1,252.36          .00          .00         .00         .00       62.45
6        009964    LIQUID CARGO INCORPORATED                   175.00          .00          .00         .00         .00         .00
6        087585    LIQUID TRANSPORT LTC                      1,481.40          .00          .00         .00      465.00         .00
6        028790    LIQUID TRANSPORT CORP                     8,602.93        76.00-         .00         .00         .00      175.30
6        058202    LIQUID TRANSPORT CORP                       576.50        11.25          .00         .00         .00      145.00
6        058330    LIQUID TRANSPORT CORP                       135.00          .00          .00         .00         .00         .00
6        076379    LIQUID TRANSPORT CORP                       178.75          .00          .00         .00         .00       16.49
6        082642    LIQUID TRANSPORT CORP                     1,526.40         7.70          .00         .00         .00      291.27
6        089328    LIQUID TRANSPORT CORP                       139.32          .00          .00         .00         .00         .00
6        000813    LIQUID TRANSPORTERS INC                        .00          .00          .00         .00         .00    6,629.38
6        007702    LIQUID TRANSPORTERS INC                        .00          .00          .00         .00         .00      222.60
6        009598    LIQUID TRANSPORTERS INC                        .00          .00          .00         .00         .00    1,360.80
6        025743    LIQUID TRANSPORTERS INC                   2,949.00          .00          .00         .00         .00       60.00
6        025997    LIQUID TRANSPORTERS INC                        .00          .00          .00         .00         .00      139.26
6        050954    LIQUID TRANSPORTERS INC                   1,525.80          .00          .00         .00         .00       90.10
6        051103    LIQUID TRANSPORTERS INC                        .00          .00          .00         .00         .00    2,303.58
6        053487    LIQUID TRANSPORTERS INC                        .00          .00       169.56         .00         .00      537.89
6        085908    LIQUID TRANSPORTERS INC                     244.00          .00          .00         .00         .00    2,827.54
6        069027    LIQUID TRANSPORTERS INC                   4,109.00       716.00       186.50      204.00-     747.00    8,700.98
6        082247    LIQUID TRANSPORTERS INC                        .00          .00          .00         .00         .00      886.56
6        074197    LLOYD TRANSPORT                           1,672.56       576.00          .00         .00         .00         .00
6        005534    LONZA INC                                   332.50          .00       576.75         .00         .00         .00
6        059294    LUCKEY TRUCKING INC                         154.00          .00          .00         .00         .00      130.00-
6        061521    M N BOYCHUK STONE CO                           .00        43.20          .00         .00         .00         .00
6        084110    MAIN BROS OIL CO                            160.92          .00          .00         .00         .00         .00
6        002216    MANFREDI                                  1,176.17          .00          .00         .00         .00         .00
6        006485    MANFREDI                                    423.36          .00          .00         .00         .00         .00
6        025653    MANFREDI                                    811.00          .00          .00         .00         .00      375.00
6        066765    MANFREDI                                       .00          .00          .00         .00         .00      192.40
6        071763    MANFREDI                                       .00          .00          .00         .00         .00      300.00-
6        088555    MANFREDI MOTOR TRANSIT                      207.36          .00          .00         .00         .00         .00
6        052575    MARCOTTE FARMS INC                        4,061.73          .00          .00         .00         .00         .00
6        073161    MASON DIXON TANK LINES                         .00          .00          .00         .00         .00      734.26
6        001754    MATLACK INC                               6,393.50          .00          .00         .00         .00      890.00
6        002544    MATLACK INC                               2,454.60          .00          .00         .00         .00      423.00-
6        002545    MATLACK INC                               1,020.00          .00          .00         .00         .00         .00

RCP017                                    A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93


CO      CUST    NAME                                        0 - 90        91 - 120    121 - 150   151 - 180   181 - 210      OVER

6      002813 MATLOCK INC                                    167.00           .00         .00         .00         .00           .00
6      003628 MATLOCK INC                                  2,224.53           .00         .00         .00         .00        338.39
6      003855 MATLOCK INC                                  1,491.40           .00      235.00         .00         .00        210.00-
6      005096 MATLOCK INC                                    651.00           .00         .00         .00      206.00           .00
6      006834 MATLOCK INC                                    405.85           .00         .00         .00         .00           .00
6      007500 MATLOCK INC                                       .00        362.00         .00         .00         .00           .00
6      007513 MATLOCK INC                                    155.00           .00         .00         .00         .00           .00
6      007704 MATLOCK INC                                    287.50           .00         .00         .00         .00           .00
6      008246 MATLOCK INC                                    315.00           .00         .00         .00         .00           .00
6      008248 MATLOCK INC                                    627.00           .00         .00         .00         .00        705.00
6      008551 MATLOCK INC                                       .00           .00         .00         .00      190.00           .00
6      009945 MATLOCK INC                                  1,023.75        527.00         .00         .00         .00        408.50
6      027182 MATLOCK INC                                       .00           .00         .00         .00         .00      2,115.85-
6      027183 MATLOCK INC                                    790.52           .00         .00         .00         .00           .00
6      027821 MATLOCK INC                                     22.62           .00         .00         .00         .00        194.00
6      028414 MATLOCK INC                                    167.50           .00         .00         .00         .00           .00
6      050555 MATLOCK INC                                    183.00           .00         .00         .00         .00           .00
6      050932 MATLOCK INC                                       .00           .00         .00      230.00         .00           .00
6      051374 MATLOCK INC                                    195.00           .00         .00         .00         .00           .00
6      051707 MATLOCK INC                                  3,536.75           .00         .00         .00      125.00-          .00
6      052220 MATLOCK INC                                    145.00        422.50         .00         .00         .00        175.00
6      052297 MATLOCK INC                                    545.00        161.25         .00         .00         .00           .00
6      052571 MATLOCK INC                                       .00        490.00         .00      230.00         .00           .00
6      052746 MATLOCK INC                                  1,683.08           .00         .00       45.00         .00        276.55
6      052995 MATLOCK INC                                    185.00           .00         .00         .00         .00           .00
6      053568 MATLOCK INC                                    830.00           .00         .00         .00         .00           .00
6      053569 MATLOCK INC                                    455.00           .00         .00         .00         .00         10.43
6      055434 MATLOCK INC                                  1,285.62           .00         .00         .00         .00        337.11
6      059573 MATLOCK INC                                    170.00           .00         .00         .00         .00           .00
6      062575 MATLOCK INC                                    170.00           .00         .00         .00         .00           .00
6      063184 MATLOCK INC                                    145.00           .00         .00         .00         .00           .00
6      068107 MATLOCK INC                                    147.00           .00         .00         .00         .00        240.00-
6      073163 MATLOCK INC                                    340.00           .00         .00         .00         .00           .00
6      074992 MATLOCK INC                                       .00           .00         .00         .00         .00         80.00-
6      078211 MATLOCK INC                                  2,273.00        215.00         .00         .00         .00        200.83
6      078731 MATLOCK INC                                       .00      1,334.90         .00         .00         .00      1,126.66
6      078995 MATLOCK INC                                    313.00        172.50         .00         .00         .00           .00
6      080501 MATLOCK INC                                    680.00        205.00         .00         .00         .00           .00
6      081655 MATLOCK INC                                    180.00        120.00         .00         .00         .00           .00
6      081663 MATLOCK INC                                       .00           .00         .00         .00      233.00           .00
6      082545 MATLOCK INC                                    189.00           .00         .00         .00         .00           .00
6      087163 MATLOCK INC                                    480.00           .00         .00         .00         .00        155.00
6      063567 MAXWELL TANK LINES                             194.00           .00         .00      397.00         .00        404.00
6      006192 MC KENZIE TANK LINES INC                       120.00           .00         .00         .00         .00           .00
6      054164 MC KENZIE TANK LINES INC                     1,733.00           .00         .00         .00         .00      1,690.00
6      065098 MC KENZIE TANK LINES INC                       436.80           .00         .00         .00         .00           .00
6      079755 MC KENZIE TANK LINES INC                       210.60           .00         .00         .00         .00           .00
6      069847 MC NULTY BULK TRANSPORT                           .00           .00         .00         .00         .00         10.90-
6      085359 MC TANK TRANSPORT                              250.00           .00         .00         .00         .00           .00
6      088506 MCILVAINE TRUCKING INC                       1,475.60           .00         .00         .00         .00           .00
6      088346 MC KENZIE TANK LINES INC                       760.00           .00         .00         .00         .00           .00


RCP017                                    A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93


CO      CUST    NAME                                        0 - 90        91 - 120    121 - 150   151 - 180   181 - 210      OVER

6      082684 MID WEST SERVICE INC                              .00           .00         .00         .00         .00        350.00
6      081842 MIDLAND ENVIRONMENTAL SER                         .00           .00         .00         .00         .00          5.20-
6      009841 MILES INC                                   16,640.67      1,888.00    3,488.13    6,677.69    7,004.13      6,595.50
6      053100 MILES INC                                         .00           .00         .00         .00         .00        139.13
6      077812 MILES INC                                   16,100.00           .00    4,195.00      900.00    1,480.00      1,579.50
6      080311 MILES INC                                         .00           .00         .00         .00         .00        139.13
6      085980 MILES INC                                      419.50           .00         .00         .00         .00        161.00
6      057048 MILKY WAY TRANSPORT CO                            .00         80.00         .00         .00         .00           .00
6      001867 MILLER TRANSPORT                             2,766.00           .00         .00         .00         .00           .00
6      002503 MILLER TRANSPORT                               357.00           .00         .00         .00         .00           .00
6      002814 MILLER TRANSPORT                             1,205.35        196.00-        .00         .00         .00           .00
6      003083 MILLER TRANSPORT                               655.00           .00         .00         .00         .00           .00
6      004042 MILLER TRANSPORT                             1,583.25           .00         .00         .00         .00           .00
6      004043 MILLER TRANSPORT                               452.00           .00         .00         .00         .00           .00
6      009204 MILLER TRANSPORT                               666.30           .00         .00         .00         .00           .00
6      026634 MILLER TRANSPORT                             2,460.62        169.56         .00         .00         .00      1,185.03
6      028774 MILLER TRANSPORT                             1,509.00           .00         .00         .00         .00        189.00
6      050700 MILLER TRANSPORT                                  .00        570.00         .00         .00         .00           .00
6      055544 MILLER TRANSPORT                               578.00           .00         .00         .00         .00           .00
6      057632 MILLER TRANSPORT                             2,161.00           .00         .00         .00         .00      1,005.10
6      059863 MILLER TRANSPORT                               238.00           .00         .00         .00         .00           .00
6      051995 MILLER TRANSPORT                               559.05           .00         .00         .00         .00        147.00
6      063315 MILLER TRANSPORT                               330.00           .00         .00         .00         .00           .00
6      067420 MILLER TRANSPORT                                  .00           .00         .00         .00         .00        265.00
6      076377 MILLER TRANSPORT                               445.20           .00         .00         .00         .00           .00
6      088414 MILLER TRANSPORT                               654.50           .00         .00         .00         .00           .00
6      008251 MILLER TRANSPORTERS                          2,356.87           .00      295.00-        .00      140.00-          .00
6      001755 MISSION PETROLEUM                                 .00           .00      529.06-        .00         .00           .00
6      028194 MISSIPPIPPI CHEMCICAL CORP                        .00           .00         .00         .00         .00        461.44-
6      060036 MISSIPPIPPI CHEMCICAL CORP                   3,712.52           .00         .00         .00         .00        675.40
6      088039 MISSIPPIPPI CHEMCICAL CORP                   2,738.42           .00         .00         .00         .00           .00
6      089568 MOBIL CHEMICAL CORPORATION                   1,491.95           .00         .00         .00         .00           .00
6      002847 MOBIL OIL CORPORATION                          155.00           .00         .00         .00         .00           .00
6      015086 MOBIL OIL CORPORATION                             .00           .00         .00         .00         .00      1,156.06
6      015015 MONSANTO COMPANY                             1,278.41           .00         .00         .00         .00           .00
6      053490 MONSANTO COMPANY                             2,250.00           .00         .00         .00         .00           .00
6      058407 MONSANTO COMPANY                                  .00           .00         .00         .00         .00          7.05-
6      087131 MONTGOMERY INTERMODAL                          190.00           .00         .00         .00         .00           .00
6      001758 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        168.80-
6      025615 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        734.85-
6      027823 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        179.35-
6      050455 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00         50.35-
6      051708 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        148.50-
6      054110 MONTGOMERY TANK LINES                        1,012.25           .00      789.41         .00         .00     23,871.35
6      059865 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00         73.85-
6      071525 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        968.24-
6      072711 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        613.79
6      073639 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        385.20-
6      074738 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        550.25-
6      075827 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        263.75-
6      075849 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00         63.60

RCP017                                    A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93


CO      CUST    NAME                                        0 - 90        91 - 120    121 - 150   151 - 180   181 - 210      OVER

6      076378 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00        248.04
6      078844 MONTGOMERY TANK LINES                             .00           .00         .00         .00         .00      3,805.35
6      085268 MONTGOMERY TANK LINES                        3,034.74           .00         .00         .00         .00        803.10
6      087390 MONTGOMERY TANK LINES                          879.00           .00         .00         .00         .00           .00
6      087944 MONTGOMER TRUCK LINES                          515.10           .00         .00         .00         .00           .00
6      066682 MONTGOMERY/QUALITY CARRIE                         .00           .00         .00         .00         .00         19.20
6      049495 MOONEY CHEMICAL INC                            680.50           .00         .00         .00         .00           .00
6      090200 MORETEX CHEMICAL COMPANY                       190.00           .00         .00         .00         .00           .00
6      008674 MORTON INT'L SPECIALITY C                         .00           .00         .00         .00         .00      5,225.00
6      080936 MORTON INTERNATIONAL                           185.00           .00         .00         .00         .00           .00
6      009812 MR FRANK                                     1,309.00           .00         .00         .00         .00        253.00
6      021654 NALCO CHEMICAL COMPANY                       7,931.98        985.80    1,918.60         .00         .00      1,160.95-
6      054670 NALCO CHEMICAL COMPANY                      17,867.00           .00         .00         .00         .00           .00
6      054710 NALCO CHEMICAL COMPANY                       5,185.00           .00         .00         .00         .00           .00
6      024270 NAPPI TRUCKING CORP                            614.80           .00         .00         .00         .00           .00
6      000733 NATIONAL STARCH & CHEM CO                    1,063.04           .00         .00         .00         .00           .00
6      025616 NATIONAL STARCH & CHEM CO                      128.70           .00         .00         .00         .00           .00
6      070043 NEW DIXIE TRANSPORTATION                          .00           .00         .00         .00         .00         37.10-
6      025616 NEW ENGLAND TRUCK SALES                           .00           .00         .00      155.00      155.00      4,225.40
6      005560 NEW HAVEN TANK TERMINAL                        155.00           .00         .00         .00         .00           .00
6      075998 NILES CHEMICAL                                 620.00           .00         .00         .00         .00           .00
6      075771 NIPPON EXPRESS                                    .00           .00         .00         .00         .00        350.55
6      084304 NORTH CANTON TRASFER                              .00           .00       20.00         .00         .00           .00
6      057668 NORTRU INC                                     967.22           .00         .00         .00         .00           .00
6      060842 NOVA CHEM                                    2,133.00           .00         .00         .00         .00           .00
6      081002 NOVACOR CHEMICALS INC                             .00           .00         .00         .00         .00        140.00
6      007615 NUBULK                                            .00           .00         .00         .00         .00      1,860.00
6      053963 NUBULK                                            .00           .00         .00         .00         .00        602.60
6      074917 NUBULK SERVICES INC                               .00           .00         .00         .00         .00      2,392.69
6      065354 OAKLEY TRANSPORT                             2,820.00        113.93-        .00         .00      120.00        420.00
6      092233 OBRIEN TRANSPORT INC                              .00           .00         .00       10.40         .00      1,206.67
6      007934 OCCIDENTAL CHEMICAL CORP                       464.50           .00         .00         .00         .00           .00
6      024720 OCCIDENTAL CHEMICAL CORP                       157.00           .00         .00         .00         .00        212.00
6      026303 OCCIDENTAL CHEMICAL CORP                     1,168.00           .00         .00         .00         .00        354.00
6      038575 OCCIDENTAL CHEMICAL CORP                     4,659.00           .00         .00         .00         .00        491.00
6      078706 OCCIDENTAL CHEMICAL CORP                       207.36           .00         .00         .00         .00           .00
6      079815 OCCIDENTAL CHEMICAL CORP                          .00           .00         .00         .00         .00        160.00
6      082295 OCCIDENTAL CHEMICAL CORP                          .00           .00         .00         .00         .00        980.00
6      099996 OCCIDENTAL CHEMICAL CORP                       147.95           .00         .00         .00         .00           .00
6      007687 ODYSSEY                                        220.00           .00         .00         .00         .00           .00
6      073725 ODYSSEY                                      4,455.00           .00         .00         .00         .00           .00
6      026443 OHIO POLYCHEMICAL                            1,314.00        260.00         .00         .00         .00         25.00-
6      082831 OLIN CORPORATION                            47,000.00           .00      690.00         .00         .00           .00
6      039570 OLIN HUNT SPECIALTY PROD                          .00           .00         .00         .00         .00        140.00-
6      005440 OMNI BULK SYSTEMS                                 .00           .00         .00         .00         .00         59.40-
6      051344 OPIES MILK HAULERS                             749.12           .00         .00         .00         .00           .00
6      076295 ORIOLE CHEMICAL CARRIERS                          .00           .00         .00         .00         .00         71.02-
6      055437 OVID TRUCKING                                     .00           .00         .00         .00         .00        165.00
6      064997 OWINGS TRANSPORT                                  .00           .00         .00         .00         .00      1,079.62
6      067080 OZINGA PROS INC                                192.50-          .00         .00         .00         .00           .00
6      087607 P & R TANK LINES OF BALT                       185.76           .00         .00         .00         .00           .00

RCP017                                    A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93


CO      CUST    NAME                                        0 - 90        91 - 120    121 - 150   151 - 180   181 - 210      OVER

6      005985 P B & S CHEMICAL COMPANY                       291.50           .00         .00         .00         .00           .00
6      060640 P B & S CHEMICAL COMPANY                       352.45           .00         .00         .00         .00           .00
6      033970 P D GEORGE COMPANY                             421.20           .00         .00         .00         .00           .00
6      018500 P P G INDUSTRIES INC                              .00           .00         .00         .00         .00         91.75-
6      005434 PASCO PRODUCTS                                 347.79           .00         .00         .00         .00           .00
6      090164 PEDRONI FUEL COMPANY                           418.70           .00         .00         .00         .00           .00
6      076845 PENCCO                                         405.00        105.00-        .00         .00         .00           .00
6      082640 PENN TANK LINES                                333.55           .00         .00         .00         .00           .00
6      090071 PENN TANK LINES                                153.70           .00         .00         .00         .00           .00
6      000536 PENTRON                                        170.00           .00         .00         .00         .00           .00
6      003947 PENTRON                                        412.00        962.00         .00         .00         .00           .00
6      051090 PENTRON INC                                  1,399.20           .00         .00         .00         .00        420.13
6      077387 PERFORMANCE POLINERS CO                           .00           .00         .00         .00         .00        130.00
6      089663 PERIDOT CHEMICAL CO                             45.00           .00         .00         .00         .00           .00
6      060035 PETRO CHEMICAL PROCESS                         177.55           .00         .00         .00         .00           .00
6      062388 PETRO-LUBE INC                                 184.00           .00         .00         .00         .00           .00
6      067218 PETROLITE CORPORATION                          105.00           .00         .00         .00         .00           .00
6      051263 PIERCETON TRUCKING                             100.00           .00         .00         .00         .00           .00
6      064880 PIONEER PLASTICS CORP                          370.44           .00         .00         .00         .00           .00
6      076226 POLSINELLO FUEL INC                            144.72           .00         .00         .00         .00           .00
6      072073 POPE TRANSPORT                                 120.00           .00         .00         .00         .00           .00
6      057051 PROVOST BULK TRANSPORT IN                      190.00           .00         .00         .00         .00           .00
6      050772 PROVOST BULK TRANSPORTATION                   2981.62           .00         .00         .00         .00           .00
6      063181 PROVOST CARTAGE                              1,144.81        169.56         .00         .00         .00        321.67-
6      064301 PROVOST CARTAGE                                611.00           .00         .00         .00         .00           .00
6      083705 PROVOST CARTAGE                              1,238.76           .00         .00         .00         .00           .00
6      002926 PUERTO RICAN MARINE MNGMT                         .00           .00         .00         .00         .00         40.00
6      078431 PUERTO RICAN MARINE MNGMT                       90.00           .00         .00         .00         .00           .00
6      001252 PUMB & TANK SHOP                               380.00           .00         .00         .00         .00           .00
6      054965 PVS CHEMICALS INC                              115.00           .00         .00         .00         .00           .00
6      004287 QUALITY CARRIERS                                  .00           .00         .00         .00         .00        945.00
6      025117 QUALITY CARRIERS                                  .00           .00         .00         .00         .00      1,511.99
6      053780 QUALITY CARRIERS                                  .00           .00         .00         .00         .00      2,877.83
6      056179 QUALITY CARRIERS                                  .00           .00         .00         .00         .00        169.40
6      069044 QUALITY CARRIERS                                  .00           .00         .00         .00         .00        208.82
6      069613 QUALITY CARRIERS                                  .00           .00         .00         .00         .00        253.87
6      061876 QUALITY CARRIERS                                  .00           .00         .00         .00         .00        220.00
6      082916 QUALITY TRANSPORT                                 .00           .00      198.00-        .00         .00           .00
6      084600 QUANTUM CHEMICAL CORP                          240.00           .00         .00         .00         .00           .00
6      084610 QUANTUM CHEMICAL CORP                          240.00           .00         .00         .00         .00           .00
6      081002 QUEENSWAY TANK LINES                           464.77           .00         .00         .00         .00           .00
6      055737 R J GUERRERA                                 2,018.00           .00         .00         .00         .00           .00
6      052918 R WAYNE BOST TRUCKING INC                    5,295.34           .00         .00         .00         .00           .00
6      080180 R WAYNE BOST TRUCKING INC                    3,444.90           .00       50.00         .00         .00           .00
6      069317 RAY HOLDER CARRIER                                .00           .00         .00         .00         .00      1,385.57
6      000858 REFINERS TRANSPORT                                .00           .00         .00         .00         .00      1,796.47
6      002762 REFINERS TRANSPORT                                .00           .00         .00         .00         .00        224.20
6      009827 REFINERS TRANSPORT                                .00           .00         .00         .00         .00         90.00
6      050944 REFINERS TRANSPORT                                .00           .00         .00         .00         .00      4,475.42
6      057532 REFINERS TRANSPORT                                .00           .00         .00         .00         .00        405.18
6      060038 REFINERS TRANSPORT                                .00           .00         .00         .00         .00      2,054.94

RCP017                                    A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93


CO      CUST    NAME                                        0 - 90        91 - 120    121 - 150   151 - 180   181 - 210      OVER

6      064433 REFINERS TRANSPORT                                .00           .00         .00         .00         .00      1,710.32
6      080937 REFINERS TRANSPORT                                .00           .00         .00         .00         .00        933.91
6      058675 REICHOLD CHEMICAL COMPANY                         .00           .00         .00         .00         .00        350.96
6      068450 REICHOLD CHEMICAL COMPANY                         .00           .00         .00         .00         .00        917.50
6      004451 RENOSOL CORPORATION                            660.00           .00         .00         .00         .00           .00
6      054787 RESEARCH SOLV & CHEM INC                       285.00           .00         .00         .00         .00        366.48-
6      080468 RESOURCE TRANSPORT                                .00           .00         .00         .00         .00        324.62
6      070889 RESOURCES TRANSPORTATION                     4,190.00        190.00      160.00         .00      160.00-          .00
6      067701 RETECH CORPORATION                                .00           .00         .00         .00         .00        265.00
6      009571 REYNOLDS METALS COMPANY                         70.00           .00         .00         .00         .00           .00
6      088747 REYNOLDS NATIONWIDE, INC                       345.00           .00         .00         .00         .00           .00
6      057972 RHONE POULENC CHEMICAL                            .00           .00         .00         .00         .00        113.00
6      069170 RHONE POULENC CHEMICAL                       9,225.00           .00         .00         .00         .00           .00
6      070033 RHONE POULENC CHEMICAL                         225.00-          .00         .00         .00         .00        225.00
6      083868 RHONE POULENC CHEMICAL                       2,250.00           .00         .00         .00         .00        225.00
6      089938 RHONE POULENC CHEMICAL                         152.00           .00         .00         .00         .00           .00
6      001000 RHONE POULENC SURFACTANTS                         .00           .00         .00         .00         .00         39.46
6      090230 ROCHESTER CARTAGE                               60.00           .00         .00         .00         .00           .00
6      056725 RODGERS CARTAGE                                175.00           .00         .00         .00         .00           .00
6      077736 RODGERS CARTAGE                                235.00           .00         .00         .00         .00           .00
6      009826 RODGER CARTAGE CO INC                          260.00           .00         .00         .00         .00           .00
6      001833 RODGERS CARTAGE                                   .00           .00         .00      195.00         .00           .00
6      002763 RODGERS CARTAGE                                465.00           .00         .00         .00         .00           .00
6      055276 RODGERS CARTAGE                              1,986.00           .00      200.00         .00         .00           .00
6      071271 RODGERS CARTAGE                              2,356.20           .00         .00         .00         .00         91.16-
6      073023 RODGERS CARTAGE                                   .00           .00         .00         .00         .00        159.75
6      076684 RODGERS CARTAGE                                196.10           .00         .00         .00         .00           .00
6      081631 RODGERS CARTAGE                                500.00           .00         .00         .00         .00           .00
6      085351 RODGERS CARTAGE                                190.00           .00         .00         .00         .00           .00
6      080960 ROHM & HAAS COMPANY                            226.00           .00         .00         .00         .00           .00
6      070170 ROLLINS ENVIRONMENTAL SER                      287.26           .00         .00         .00         .00      2,491.56
6      026251 ROSS TRANSPORTATION                            304.75           .00         .00         .00         .00           .00
6      077914 ROY BROTHERS INC                               697.84           .00         .00         .00         .00           .00
6      009832 RUAN TRANSPORT                                    .00           .00         .00         .00         .00        115.00
6      060720 RUAN TRANSPORT                               1,555.00           .00         .00         .00         .00           .00
6      060028 RYDER BULK TRANS SERV                             .00           .00         .00         .00         .00        360.00
6      069661 RYDER TRUCK RENTAL                                .00           .00         .00         .00         .00        171.00
6      009740 S & J TRANSPORTATION CO                      2,314.82           .00         .00         .00         .00           .00
6      088333 S D MYERS                                      255.00           .00         .00         .00         .00           .00
6      051892 S D WARREN COMPANY                                .00           .00         .00         .00         .00        372.36
6      075092 S.E.T. ENVIRONMENTAL                           334.00        115.00         .00         .00         .00           .00
6      002052 SAFETY KLEEN CORPORATION                       325.00           .00         .00         .00         .00           .00
6      076820 SAFETY KLEEN CORPORATION                       124.00           .00         .00         .00         .00           .00
6      090084 SANDERS OIL COMPANY                            160.00           .00         .00         .00         .00           .00
6      017165 SANDOZ CHEMCALS CORP.                           95.00           .00         .00         .00         .00           .00
6      071900 SCHENECTADY INTERNATIONAL                    2,286.90           .00         .00         .00         .00        260.81
6      025415 SCHNEIDER NATIONAL                          16,335.40           .00         .00         .00         .00         55.00-
6      057504 SCHNEIDER NATIONAL                           2,507.74           .00         .00         .00         .00        215.00
6      073387 SCHNEIDER NATIONAL                           7,174.62           .00         .00         .00         .00        195.00
6      088358 SCHNEIDER TANKLINES INC                        605.00        161.00         .00         .00         .00           .00
6      080710 SCHWERMAN TRUCKING                             328.40           .00         .00         .00         .00           .00

RCP017                                    A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93


CO      CUST    NAME                                        0 - 90        91 - 120    121 - 150   151 - 180   181 - 210      OVER

6      006193 SCHWERMAN TRUCKING                             692.46           .00         .00         .00         .00        199.08-
6      022115 SCHWERMAN TRUCKING                           1,035.00           .00         .00         .00         .00           .00
6      028334 SCHWERMAN TRUCKING                                .00           .00         .00         .00         .00        100.05-
6      082058 SCHWERMAN TRUCKING                           2,491.92           .00         .00      115.00-        .00           .00
6      054734 SCIENTIC BRAKE                                 380.00           .00         .00         .00         .00           .00
6      072460 SEALAND SERVICE INC                               .00           .00         .00         .00         .00        129.00
6      073150 SENTRY PAINT TECHNOLOGIES                      901.00           .00         .00         .00         .00        292.60
6      000455 SEVEN UP BOTTLING COMPANY                         .00           .00         .00         .00         .00        143.00-
6      058860 SEYLLER TRANSPORTATION IN                   29,587.50           .00         .00         .00         .00           .00
6      072452 SHELL OIL COMPANY                                 .00           .00         .00         .00         .00        432.00
6      075632 SHENKERS INTL                                     .00           .00         .00         .00         .00         21.20
6      050706 SICO                                              .00           .00         .00         .00         .00         70.00-
6      007255 SICOMAC CARRIERS                               145.00           .00         .00         .00         .00           .00
6      028417 SLAY TRANSPORTATION                            619.00           .00         .00         .00         .00        389.48
6      059751 SLAY TRANSPORTATION                            214.00           .00         .00         .00         .00           .00
6      072107 SLAY TRANSPORTATION                               .00           .00         .00         .00         .00        114.49
6      088251 SLAY TRANSPORTATION                          1,284.00           .00         .00         .00         .00           .00
6      088715 SONOCO IBC                                   2,144.00           .00         .00         .00         .00           .00
6      076660 SOUTHCHEM INCORPORATED                       2,576.12           .00       25.00       65.00         .00           .00
6      022924 SOUTHEASTERN ADHESIVES CO                      200.00           .00         .00         .00         .00           .00
6      085064 SOUTHERN BULK HAULERS                          135.00-          .00         .00         .00         .00           .00
6      012689 SOUTHERN COATINGS & CHEM                       220.00           .00         .00         .00         .00           .00
6      064072 SOUTHERN LUBRICANTS                            136.00           .00         .00         .00         .00           .00
6      052773 SPECIALIZED TANK SERVICES                    2,797.50           .00      160.00         .00         .00           .00
6      071337 SPRINTER SERVICES INC                        1,259.00           .00         .00         .00         .00           .00
6      090032 ST LOUIS COUNTY PARK & RE                      288.00           .00         .00         .00         .00           .00
6      005701 STAR CHEMICAL COMPANY                          160.00           .00         .00         .00         .00           .00
6      089998 STEER TANK LINES INC                           259.70           .00         .00         .00         .00           .00
6      071534 STEPHENS ENTERPRIZE                               .00           .00         .00         .00         .00         15.00-
6      057565 STOLT NEILSON INC                              365.00      1,440.00      100.00-     360.00      735.00        225.00-
6      083616 STOLT NEILSON INC                                 .00           .00         .00         .00         .00        200.00-
6      059568 STOLT-NEILSON                                     .00           .00         .00         .00         .00        175.00-
6      067555 STOLT-NEILSON                               19,932.42           .00       70.00         .00      539.08        825.00
6      089450 STOLT-NEILSON                               65,450.00     12,945.00      145.00         .00         .00           .00
6      051110 SUNDOWN EQUIPMENT                                 .00           .00         .00         .00         .00        185.00-
6      078634 SUNDOWN TANK LINES LTD                         414.72           .00         .00         .00         .00           .00
6      081384 SUPERIOR CARRIER                             2,768.12        144.72         .00         .00         .00           .00
6      003029 SUPERIOR CARRIERS                            4,053.08           .00         .00         .00         .00        845.66
6      028524 SUPERIOR CARRIERS                            3,082.32           .00         .00         .00         .00        225.77
6      058699 SUPERIOR CARRIERS                            3,764.36           .00         .00         .00      122.00        114.45-
6      060029 SUPERIOR CARRIERS                           44,811.35         37.96-      75.43-        .00       95.00        781.89
6      060397 SUPERIOR CARRIERS                              789.84           .00         .00         .00         .00        120.64
6      070334 SUPERIOR CARRIERS                            2,550.40           .00         .00         .00         .00         12.75-
6      080326 SUPERIOR CARRIERS                            1,286.98           .00         .00         .00         .00           .00
6      081427 SUPERIOR CARRIERS                            2,327.32           .00         .00         .00         .00        112.96
6      085581 SUPERIOR CARRIERS                            7,282.00        160.00-        .00         .00         .00           .00
6      085582 SUPERIOR CARRIERS                            2,025.00           .00         .00         .00         .00           .00
6      076241 SUPERIOR CARRIERS                              130.00           .00         .00         .00         .00           .00
6      080250 SURPASS CHEMICAL CO, INC                       445.20           .00         .00         .00         .00           .00
6      088441 SUTTLE TRANSPORTATION                          204.12           .00         .00         .00         .00           .00
6      057534 SUTTLES TRUCK LEASING                       10,101.13         30.00      275.00         .00    1,218.00      1,791.80

RCP017                                    A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93


CO      CUST    NAME                                        0 - 90        91 - 120    121 - 150   151 - 180   181 - 210      OVER

6      058079 SUTTLES TRUCK LEASING INC                      475.00           .00         .00         .00         .00           .00
6      088724 SUTTLES TRUCK LEASING, IN                    2,806.00           .00         .00         .00         .00           .00
6      065023 SUTTONS INTL (N A) INC                       3,254.00           .00         .00         .00      152.50      1,831.50
6      086775 SYNTECH                                           .00        455.00      490.00         .00         .00           .00
6      019853 T & T CHEMICAL COMPANY                            .00           .00         .00         .00         .00      1,041.71
6      056884 T D S I                                           .00           .00         .00         .00         .00        307.09
6      072544 TANK CLEANING SERVICES                            .00           .00         .00         .00         .00        903.80
6      000242 TANK TRUCK TRANSPORT                           240.00           .00         .00         .00         .00           .00
6      082653 TANK TRUCK TRANSPORT                           223.56           .00         .00         .00         .00           .00
6      073007 TANKER TRANSPORT                                  .00           .00         .00         .00         .00         15.00-
6      067285 TECHNICAL PRODUCTS                             166.66           .00         .00         .00         .00           .00
6      079753 TENNESSEE VALLEY PERFORMA                         .00           .00         .00         .00         .00        264.80-
6      076847 TEXACO INT TRADERS INC                         523.25         89.50         .00         .00         .00         77.00-
6      056940 TEXACO REF & MARKETING                            .00           .00         .00         .00         .00        170.00
6      079351 TEXACO REF & MARKETING                            .00           .00         .00         .00         .00        310.50
6      008256 THE GEO A RHEMAN CO INC                      3,997.00           .00         .00         .00      367.50        355.75-
6      055277 TIDEWATER TRANSIT                              212.00           .00      225.00-        .00         .00           .00
6      063699 TIDEWATER TRANSIT                                 .00           .00      125.00-        .00         .00           .00
6      077066 TIDEWATER TRANSIT                              145.00           .00         .00         .00         .00           .00
6      087252 TIDEWATER TRANSPORT                          1,630.00           .00         .00         .00         .00           .00
6      058084 TIONA                                          361.00           .00         .00         .00         .00         24.20-
6      079551 TIPHOOK plc                                     60.00           .00         .00         .00         .00           .00
6      085333 TITANK AGENCIES USA INC                      8,066.50      1,637.50      540.00      970.00         .00           .00
6      090246 TOBACCO CONTRACTOR                              90.00           .00         .00         .00         .00           .00
6      086690 TOTAL DISTRIBUTION SERVIC                      212.00           .00         .00         .00         .00           .00
6      071034 TOWNLEY PRODUCTS INC                              .00           .00         .00         .00         .00         74.20-
6      010686 TR-METRO CHEMICALS INC                            .00           .00         .00         .00         .00        101.65
6      089336 TRANS ATLANTIC                               1,273.06           .00         .00         .00         .00           .00
6      073064 TRANS OCEAN TANK SERVICES                      434.50           .00         .00         .00         .00        141.00
6      072328 TRANSPORT CO OF TEXAS                             .00        200.00         .00         .00         .00        291.60-
6      068201 TRANSPORT INC                                4,466.50           .00         .00         .00         .00           .00
6      080533 TRANSPORT SERVICE                              297.00           .00         .00         .00         .00        132.52
6      088153 TRANSPORT SERVICE                              599.71        196.10         .00         .00         .00           .00
6      002820 TRANSPORT SERVICE CO                        13,524.60        726.00      338.00         .00      384.00      1,180.81
6      028525 TRANSPORT SERVICE CO                              .00           .00         .00      245.00         .00      1,981.57
6      058704 TRANSPORT SERVICE CO                              .00           .00         .00         .00         .00        137.48
6      088051 TRANSPORT SERVICE CO                              .00           .00         .00         .00      190.50           .00
6      072212 TRANSPORT SERVICES                             172.00           .00         .00         .00         .00           .00
6      076769 TRANSPORT SERVICE CO                              .00           .00         .00         .00         .00        202.30
6      026636 TRI ALLWASTE                                      .00           .00         .00         .00         .00        163.38
6      070353 TRI COUNTY                                      95.00           .00         .00         .00         .00           .00
6      088465 TRI TANK CO                                    203.30           .00         .00         .00         .00           .00
6      062273 TRIMAC                                         613.63           .00         .00         .00         .00        200.00
6      083812 TRIMAC                                         426.00           .00         .00         .00         .00           .00
6      083939 TRIMAC                                         311.00        170.00         .00         .00         .00        909.49
6      086842 TRIMAC                                       5,560.00           .00         .00         .00         .00           .00
6      089941 TRIMAC #52                                     155.00           .00         .00         .00         .00           .00
6      028419 TRIMAC BULK TRANS INC                             .00           .00         .00         .00         .00        105.15
6      081237 TRIMAC BULK TRANS INC                          746.28        145.00         .00         .00         .00      2,673.28
6      079552 TRIMAC BULK TRANSPORTATIO                         .00           .00         .00         .00         .00        250.56
6      001123 TRIMAC TRANSPORT SYSTEMS                          .00        130.00         .00         .00         .00           .00

RCP017                                    A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93


CO      CUST    NAME                                        0 - 90        91 - 120    121 - 150   151 - 180   181 - 210      OVER

6      007254 TRIMAC TRANSPORT SYSTEMS                       296.00           .00         .00         .00         .00        579.59
6      009261 TRIMAC TRANSPORT SYSTEMS                       340.00           .00         .00         .00         .00      1,392.00
6      050846 TRIMAC TRANSPORT SYSTEMS                       680.00           .00         .00         .00         .00        907.03
6      052747 TRIMAC TRANSPORT SYSTEMS                          .00           .00         .00         .00         .00        687.06
6      057846 TRIMAC TRANSPORT SYSTEMS                       370.00           .00         .00         .00         .00           .00
6      058329 TRIMAC TRANSPORT SYSTEMS                          .00           .00         .00         .00         .00        261.94
6      059022 TRIMAC TRANSPORT SYSTEMS                     1,033.56           .00         .00         .00         .00           .00
6      067422 TRIMAC TRANSPORT SYSTEMS                       148.00           .00         .00         .00         .00        621.40
6      072505 TRIMAC TRANSPORT SYSTEMS                     1,036.84           .00         .00         .00         .00           .00
6      080314 TRIMAC TRANSPORT SYSTEMS                       401.96        293.76      259.01         .00         .00        103.00
6      081156 TRIMAC TRANSPORT SYSTEMS                          .00        201.96         .00         .00         .00           .00
6      082005 TRIMAC TRANSPORT SYSTEMS                       974.28           .00         .00         .00      139.13        296.78
6      082101 TRIMAC TRANSPORT SYSTEMS                          .00           .00         .00         .00         .00      1,410.00
6      082010 TRIMAC TRANSPORT SYSTEMS                          .00           .00         .00         .00         .00        129.00
6      078843 TRIMAC TRANSPORTATION                             .00           .00      180.00         .00         .00           .00
6      089817 TRUCK TRANSPORT                                102.36           .00         .00         .00         .00           .00
6      004198 TRUCK TRANSPORT INC                               .00           .00         .00         .00         .00        517.05
6      007943 TRUCK TRANSPORT INC                               .00           .00         .00         .00         .00        716.84
6      053062 TRUCK TRANSPORT INC                               .00           .00         .00         .00         .00        232.86
6      074613 TRUCK TRANSPORT INC                               .00           .00         .00         .00         .00        986.50
6      078250 TRUCK TRANSPORT INC                               .00           .00         .00      135.00         .00           .00
6      080851 TRUCK TRANSPORT INC                          9,481.06        160.00    1,173.25      209.00      405.00      1,619.54
6      083620 U S ARMY                                     3,305.08           .00       26.88      253.80      161.28           .00
6      082191 ULRICH CHEMICAL CO                             580.00           .00         .00         .00         .00           .00
6      001917 UNION CARBIDE CORPORATION                    9,687.75         95.00-      90.00      200.00      131.25        235.50-
6      013731 UNION CARBIDE CORPORATION                         .00        353.60         .00         .00         .00           .00
6      026919 UNION CARBIDE CORPORATION                         .00           .00         .00         .00         .00        184.18-
6      071285 UNION CARBIDE CORPORATION                         .00           .00         .00         .00         .00        947.40-
6      076296 UNION CARBIDE CORPORATION                      739.44           .00         .00         .00         .00         35.00
6      083870 UNION CARBIDE CORPORATION                         .00        106.25         .00         .00         .00        540.00
6      065926 UNION PACIFIC RAILROAD CO                    6,680.00           .00         .00         .00         .00        616.00-
6      086267 UNITED TRANSPORT OF E LON                      140.00           .00      178.00-     165.00         .00           .00
6      084335 UNITED TRANSPORT TANK CNT                      275.00           .00         .00         .00         .00           .00
6      089483 UNITED TRANSPORT TANCONT                       499.36           .00         .00         .00         .00      1,794.00
6      081494 UNITEK ENVIRONMENTAL                              .00           .00         .00         .00         .00      7,634.00
6      085835 UNIVERSAL PETROLEUM TANK                       517.50           .00         .00         .00         .00           .00
6      008278 UNOCAL CORPORATION                                .00           .00         .00         .00         .00        560.00
6      085570 UPJOHN COMPANY                                    .00        560.00         .00         .00         .00           .00
6      055279 USHER TRANSORT                              12,486.50           .00         .00       20.00-        .00           .00
6      003598 V C TANK LINES                               2,727.96        169.56       55.00         .00      165.00        134.61-
6      053030 VALSPAR CORPORATION                          2,148.00           .00         .00         .00         .00           .00
6      004298 VAN WATERS & ROGERS                               .00           .00         .00         .00         .00        220.00
6      004945 VAN WATERS & ROGERS                            411.00           .00         .00         .00         .00           .00
6      010226 VAN WATERS & ROGERS                               .00        200.00-        .00         .00         .00           .00
6      028261 VAN WATERS & ROGERS                          1,770.00           .00         .00         .00         .00           .00
6      050182 VAN WATERS & ROGERS                          2,477.50           .00         .00         .00         .00      1,329.12-
6      054489 VAN WATERS & ROGERS                               .00           .00         .00         .00         .00        154.18-
6      085610 VAN WATERS & ROGERS                            235.00           .00         .00         .00         .00           .00
6      088714 VC TANK LINES                                  247.82        115.00         .00         .00         .00           .00
6      008099 VIRKLER CHEMICAL COMPANY                     2,095.00           .00         .00         .00         .00           .00
6      005610 VISTA CHEMICAL                                    .00           .00         .00         .00         .00        290.00

RCP017                                    A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93


CO      CUST    NAME                                        0 - 90        91 - 120    121 - 150   151 - 180   181 - 210      OVER

6      019020 VISTA CHEMICAL                                    .00           .00         .00         .00         .00        136.74
6      074599 VOLUME TRANSPORT                               102.60           .00         .00         .00         .00           .00
6      086260 VULCAN MATERIAL CORP                           235.00           .00         .00         .00         .00           .00
6      003455 W R GRACE & COMPANY                               .00           .00         .00         .00         .00        514.53
6      019916 W R GRACE & COMPANY                               .00           .00         .00         .00         .00        236.00
6      059114 W R GRACE & COMPANY                               .00           .00         .00         .00         .00        200.00
6      061013 W R GRACE & COMPANY                               .00           .00         .00         .00         .00         35.00
6      078570 W R GRACE & COMPANY                            145.00           .00         .00         .00         .00           .00
6      010577 W R GRACE CONSTRUCTION DI                         .00         84.80         .00         .00         .00        116.60
6      077662 W T S OF HOUSTON INC                         1,910.00        520.00         .00      260.00      221.00-       231.00
6      061034 WAYNE BOST TRUCKING                          2,004.00           .00         .00         .00         .00           .00
6      053309 WEST CENTRAL ENVIRONMNTL                     2,307.96        390.96         .00         .00         .00        499.33
6      081359 WESTBANK HARBOR SERVICES                         2.40           .00         .00         .00         .00           .00
6      054924 WESTERN COMMERCIAL TRANSP                      115.00           .00         .00         .00         .00           .00
6      076408 WHARTON TRANSPORT                              270.40         41.60-     121.90         .00         .00           .00
6      007515 WHEELER TRANSPORT                            1,622.50           .00         .00         .00         .00        108.00-
6      008561 WIKEL BULK EXPRESS                           1,776.00           .00         .00         .00         .00           .00
6      090163 WILCUR INC                                     174.00           .00         .00         .00         .00           .00
6      089871 WILEY SANDERS                                  449.82           .00         .00         .00         .00           .00
6      090240 WILEY SANDERS                                1,125.40           .00         .00         .00         .00           .00
6      066789 WILLETT COMPANY                                   .00           .00         .00         .00         .00        170.00
6      088145 WILMINGTON COCA-COLA                           365.00           .00         .00         .00         .00           .00
6      081053 WIM VOS USA INC                                520.00           .00      520.00         .00         .00           .00
6      089643 WIM VOS USA INC                                260.00           .00         .00         .00         .00           .00
6      004100 WITCO CORPORATION                                 .00           .00         .00         .00         .00        384.00
6      058080 WYNNE TRANSPORT                              2,044.85           .00         .00         .00         .00           .00
6      000815 YELLOWSTONE VALLEY CHEM                           .00           .00         .00         .00         .00        220.00-
6      003031 YOUNGER BROTHERS                             4,159.60           .00      291.20      332.80-        .00        152.50
6      003864 YOUNGER BROTHERS                               318.75           .00         .00         .00         .00           .00
6      004555 YOUNGER BROTHERS                             4,222.00      1,040.00    1,740.00         .00      200.00      1,940.50
6      005212 YOUNGER BROTHERS                             2,986.00        301.00         .00      449.55-     173.00-        21.45-
6      006534 YOUNGER BROTHERS                               548.43           .00         .00         .00         .00           .00
6      083538 YOUNGER BROTHERS                                  .00           .00         .00         .00         .00         26.50-
6      084614 YOUNGER BROTHERS                               620.00           .00         .00         .00         .00           .00
6      089662 YOUNGER BROTHERS                               182.00           .00         .00         .00         .00           .00
6      090247 3 R INCORPORATED OF CHARL                       50.00           .00         .00         .00         .00           .00
6      070042 7 - 7 INC                                      215.00           .00         .00         .00         .00           .00
6                      TOTAL                            1175,974.03     70,557.30   53,242.41   20,634.14   26,576.02    258,451.37

                       BALANCE                                                                                          1605,435.27

                        CHEMICAL LEAMAN TANK LINES, INC.
                                    SUMMARY


     Summary of Chemical Leaman Tank Lines, Inc. aged accounts receivable as of May 1, 1993 (showing detailed aging over 90 days from invoice date) total $24,542,350.
============

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                     0 - 90         91 -120   121 - 150  151 - 180  181 - 210        OVER
0       007893                                                    .00            .00       .00       .00       27.50            .00
0       079807 A B B POWER T & D CO                          5,255.22            .00       .00       .00         .00            .00
0       089782 A B B POWER T & D CO                          7,112.00            .00       .00       .00         .00            .00
0       081975 A B C COMPOUNDING COMPANY                        27.50            .00       .00       .00         .00            .00
0       090002 A E S BEAVER VALLEY                           4,375.10            .00       .00       .00         .00            .00
0       060803 A H SMITH                                          .00            .00       .00       .00       20.00            .00
0       088369 A HARRISON & CO INC                           1,930.50            .00       .00       .00         .00            .00
0       086942 A O SMITH CORP                                2,515.38            .00       .00       .00         .00            .00
0       018270 A O SMITH CORPORATION                           330.00            .00       .00       .00         .00            .00
0       053507 A O SMITH CORPORATION                         1,350.00            .00       .00       .00         .00            .00
0       081384 A O SMITH CORPORATION                         1,896.00            .00       .00       .00         .00            .00
0       086206 A O SMITH CORPORATION                            82.50          82.50       .00       .00         .00            .00
0       088065 A O SMITH CORPORATION                         1,323.96            .00       .00       .00         .00            .00
0       076254 A SCHULMAN INC                                     .00            .00       .00       .00         .00          55.00
0       082153 A SCHULMAN                                         .00            .00       .00       .00         .00          82.50
0       025619 A T & T                                       4,651.20            .00       .00       .00         .00            .00
0       057838 A W COMPOUNDERS                                    .00            .00       .00       .00       55.00            .00
0       005724 ABB POWER T & D COMPANY                       1,895.12            .00       .00       .00         .00            .00
0       084236 ABB POWER T & D COMPANY                            .00            .00       .00       .00         .00         275.00
0       088301 ABB POWER T&D COMPANY                              .00         602.35       .00       .00         .00            .00
0       018338 ABBOTT LABORATORIES                           3,490.10            .00       .00       .00         .00            .00
0       082951 ABBOTT LABORATORIES                           4,041.74            .00       .00       .00         .00            .00
0       089910 ABC TRAFFIC SERVICES                          5,811.00            .00       .00       .00         .00            .00
0       000130 ABCO                                             75.00       2,981.88       .00       .00         .00            .00
0       053282 ABSORPTION SYSTEMS INC                       10,561.81       5,528.03       .00       .00         .00            .00
0       083835 ACCENT STRIPE CO                              4,168.00            .00       .00       .00         .00            .00
0       073385 ACCOUNTS RECEIVABLE                             704.00            .00       .00       .00         .00            .00
0       089077 ACCU PAC INC                                    110.00            .00       .00       .00         .00            .00
0       079319 ACE CORP                                           .00            .00       .00       .00         .00       1,762.50
0       058739 ACE HARDWARE CORP                               357.50            .00       .00       .00         .00            .00
0       055539 ACE PAPER PRODUCTS                              576.50            .00       .00       .00         .00            .00
0       072036 ACERLAN                                       4,010.00            .00       .00       .00         .00            .00
0       003773 ACHEM CORPORATION                               105.00            .00       .00       .00         .00            .00
0       052663 ACID PRODUCTS CO INC                               .00            .00       .00       .00         .00         413.77
0       000230 ACME BORDEN                                  11,655.29            .00       .00       .00         .00            .00
0       009734 ACME RESIN CORPORATION                          660.00            .00       .00       .00         .00            .00
0       010327 ACTO KLEEN COMPANY                              959.80            .00       .00       .00         .00            .00
0       074621 ACUCOTE INC                                     110.00            .00       .00       .00         .00            .00
0       015601 ADCOM METALS COMPANY INC                           .00            .00       .00       .00         .00         247.50
0       075608 ADM TRANSPORT                                   290.00            .00       .00       .00         .00            .00
0       010248 ADVANCE TRANSMIT MIX                               .00            .00       .00       .00         .00         200.00
0       024115 ADVANCED AEROMATICS                              27.50            .00       .00       .00         .00            .00
0       013549 AEROVOX INDUSTRIES INC                          220.00          82.50       .00       .00         .00         330.00
0       072191 AEROVOE PACIFIC                                    .00            .00       .00       .00         .00          27.50
0       089937 AG DIV CIBA-GEIGY CORP                          110.00            .00       .00       .00         .00            .00
0       084971 AG ORGANICS                                   2,021.89            .00       .00       .00         .00            .00
0       082915 AGWAY INC                                        23.00            .00       .00       .00         .00            .00
0       000660 AIR PRODUCTS & CHEMICALS                     32,864.75         210.00       .00       .00         .00         648.00
0       000890 AIR PRODUCTS & CHEMICALS                      2,654.18            .00       .00       .00         .00            .00
0       001271 AIR PRODUCTS & CHEMICALS                      3,588.00            .00       .00       .00         .00            .00
0       039670 AIR PRODUCTS & CHEMICALS                     11,858.65            .00       .00       .00         .00            .00

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                    0 - 90          91 -120   121 - 150  151 - 180  181 - 210        OVER
0       068983 AIR PRODUCTS & CHEMICALS                        540.72            .00       .00       .00         .00            .00
0       090059 AIR PRODUCTS & CHEMICALS                      1,173.00            .00       .00       .00         .00            .00
0       001158 AIRCO INDUSTRIAL GASES                             .00         499.21       .00       .00         .00            .00
0       005256 AIRCO INDUSTRIAL GASES                        1,062.00            .00       .00       .00         .00            .00
0       007177 AIRCO INDUSTRIAL GASES                        4,245.78            .00       .00       .00         .00            .00
0       015823 AIRCO INDUSTRIAL GASES                       32,666.95            .00       .00       .00         .00            .00
0       065189 AIRCO INDUSTRIAL GASES                        1,028.60            .00       .00       .00         .00            .00
0       071826 AIRCO INDUSTRIAL GASES                       20,600.50            .00       .00       .00         .00            .00
0       089243 AIRCO INDUSTRIAL GASES                        8,986.55            .00       .00       .00         .00            .00
0       016930 AKRON CITY HOSPITAL                             849.50            .00       .00       .00         .00            .00
0       010464 AKRON DISPERSIONS                               524.00            .00       .00       .00         .00            .00
0       079280 AKZO CHEMICALS                                   55.00            .00       .00       .00         .00            .00
0       004590 AKZO CHEMICALS INC                            2,776.00            .00       .00       .00         .00            .00
0       023132 AKZO CHEMICALS INC                            5,887.50            .00       .00       .00         .00            .00
0       028980 AKCO CHEMICALS INC                            4,296.12            .00       .00       .00         .00            .00
0       051815 AKCO CHEMICALS INC                               25.00            .00       .00       .00         .00            .00
0       068866 AKCO CHEMICALS INC                           33,809.80            .00       .00       .00         .00         612.00
0       075350 AKCO CHEMICALS INC                            1,389.60            .00       .00       .00         .00            .00
0       078000 AKCO CHEMICALS INC                            7,567.96            .00       .00       .00         .00            .00
0       078040 AKCO CHEMICALS INC                            9,155.69            .00       .00       .00         .00            .00
0       078070 AKCO CHEMICALS INC                            3,552.55            .00       .00       .00         .00            .00
0       078887 AKCO CHEMICALS INC                            2,974.69            .00       .00       .00         .00            .00
0       088745 AKCO CHEMICALS INC                            5,632.50            .00 10,890.00       .00         .00            .00
0       074507 AKZO COATINGS AMERICA INC                       247.50            .00       .00       .00         .00            .00
0       068590 AKZO COATINGS INC                                  .00            .00       .00       .00         .00         948.00
0       068630 AKZO COATINGS INC                               646.48            .00       .00       .00         .00            .00
0       086668 AKZO COATINGS INC                               330.00            .00    357.50     55.00         .00            .00
0       022800 AKZO SALT INC                                 2,264.75            .00       .00       .00         .00            .00
0       005719 ALBRIGHT & WILSON AMERICA                     7,698.23            .00       .00       .00         .00            .00
0       068562 ALCAN ROLLED PRODUCTS                            27.50            .00       .00       .00         .00         137.50
0       076624 ALCHEM PRODUCTS                                    .00            .00       .00       .00         .00       2,693.00
0       088592 ALCOA ALUMINUM                                     .00       1,749.00  2,161.50       .00         .00            .00
0       088067 ALCOA SPECIALTY CHEMICALS                     3,954.22            .00       .00       .00         .00            .00
0       010125 ALEX C FERGUSSON CO                          11,548.10       1,577.20       .00       .00         .00         391.90-
0       089985 ALISO WATER MGMT AGENCIES                       588.40            .00       .00       .00         .00            .00
0       088300 ALKO AMERICA                                       .00            .00       .00       .00    1,406.99            .00
0       087555 ALL AMERICAN GOURMET                             52.50            .00       .00       .00       27.50            .00
0       085103 ALL AMERICAN READY MIX IN                          .00            .00     40.00       .00         .00            .00
0       054663 ALL CHEMICAL                                       .00            .00    165.00    110.00         .00         137.50
0       089888 ALL TANK TRANSPORT                            1,480.00            .00       .00       .00         .00            .00
0       004436 ALLEGHENY LUDLUM STEEL                           82.50            .00     55.00       .00         .00          27.50-
0       068399 ALLEGHENY LUDLUM STEEL                           55.00            .00       .00       .00         .00            .00
0       080716 ALLEGHENY PARTICLEBOARD                            .00            .00       .00       .00         .00         250.00
0       001160 ALLENTOWN CEMENT COMPANY                     97,425.99         159.16       .00     59.74-        .00       2,638.31
0       008404 ALLENTOWN CEMENT COMPANY                      1,041.16            .00       .00       .00         .00            .00
0       070641 ALLIANCE AGRANOMICS                          10,434.02            .00       .00       .00         .00            .00
0       001630 ALLIANCE CHEMICAL COMPANY                          .00            .00     55.00       .00         .00            .00
0       090090 ALLIANCE FERTILIZER CORP                        849.00            .00       .00       .00         .00            .00
0       085189 ALLIANCE PAINT AND COATIN                          .00            .00       .00       .00         .00          27.50
0       081201 ALLIED CHEMICAL                               3,112.73            .00       .00       .00         .00            .00
0       020486 ALLIED COLLOIDS INC                             147.00            .00       .00       .00      550.00            .00

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                    0 - 90        91 - 120   121 - 150  151 - 180  181 - 210        OVER
0       072358 ALLIED PROCESSORS                               137.50            .00       .00       .00         .00         302.50
0       001431 ALLIED-SIGNAL INC                               196.00         435.00  4,809.38       .00         .00            .00
0       007040 ALLIED-SIGNAL INC                            23,445.60            .00       .00       .00         .00            .00
0       015005 ALLIED-SIGNAL INC                            62,842.71         138.00     50.00     25.00       66.00       2,787.80-
0       016035 ALLIED-SIGNAL INC                                72.00            .00       .00       .00         .00            .00
0       055076 ALLIED-SIGNAL INC                             1,728.00            .00       .00       .00         .00            .00
0       086928 ALLIED-SIGNAL INC                            20,665.12            .00  2,576.00       .00         .00            .00
0       088974 ALLIED-SIGNAL INC                           134,122.84       7,918.00       .00       .00         .00            .00
0       089481 ALLIED-SIGNAL INC                            26,516.00            .00       .00       .00         .00            .00
0       089597 ALLIED-SIGNAL INC                             8,809.00            .00       .00       .00         .00            .00
0       051486 ALP LIGHTING                                    110.00            .00       .00       .00         .00            .00
0       010685 ALPHA CHEMICAL CORP                                .00            .00       .00       .00         .00          82.50
0       089644 ALTERNATE CIRCUIT TECHNOL                       550.00            .00       .00       .00         .00            .00
0       039045 ALUMAX ALUMINUM CORP                            263.73            .00       .00       .00         .00            .00
0       079260 ALUMAX MILL PRODUCTS INC                      3,269.72            .00       .00       .00         .00            .00
0       089342 ALUMINUM COMPANY OF AMERI                     3,773.00            .00       .00       .00         .00            .00
0       008500 ALVA INC                                           .00            .00  1,184.40       .00         .00            .00
0       087870 AM PEL CORP                                   3,931.84            .00       .00       .00         .00            .00
0       004257 AMANA REFRIGERATION INC                       2,717.96            .00       .00       .00         .00            .00
0       055621 AMANA REFRIGERATION INC                         738.00            .00       .00       .00         .00            .00
0       068722 AMCHEM PRODUCTS INC                           1,506.00       1,363.00       .00       .00         .00            .00
0       058615 AMERADA HESS CORPORATION                           .00            .00       .00       .00         .00       2,909.85
0       026889 AMERIBRON INC                                 1,256.00            .00       .00       .00         .00            .00
0       004999 AMERICAN & EFIRD MILLS                        1,062.00            .00       .00       .00         .00            .00
0       076703 AMERICAN CHEMICAL CORP                             .00            .00       .00       .00       27.50         137.50
0       082052 AMERICAN CHEMICAL WORKS C                       367.64            .00       .00       .00         .00       3,635.00
0       002150 AMERICAN CYANAMID COMPANY                    11,004.05            .00       .00       .00       27.50         212.50-
0       002220 AMERICAN CYANAMID COMPANY                       830.00            .00       .00       .00         .00            .00
0       002250 AMERICAN CYANAMID COMPANY                       336.00            .00       .00       .00         .00            .00
0       002260 AMERICAN CYANAMID COMPANY                        72.00            .00       .00       .00         .00            .00
0       002280 AMERICAN CYANAMID COMPANY                    46,636.83            .00       .00       .00         .00            .00
0       002640 AMERICAN CYANAMID COMPANY                     2,244.50            .00       .00       .00         .00            .00
0       003020 AMERICAN CYANAMID COMPANY                    27,835.90            .00       .00       .00         .00         825.00
0       007383 AMERICAN CYANAMID COMPANY                       440.00            .00       .00       .00         .00            .00
0       009030 AMERICAN CYANAMID COMPANY                     2,386.50            .00       .00       .00         .00            .00
0       011165 AMERICAN CYANAMID COMPANY                       200.00            .00       .00       .00         .00            .00
0       011205 AMERICAN CYANAMID COMPANY                     3,627.85            .00       .00       .00         .00            .00
0       051943 AMERICAN CYANAMID COMPANY                    61,642.00            .00       .00       .00         .00            .00
0       054434 AMERICAN CYANAMID COMPANY                     5,292.92            .00       .00       .00         .00            .00
0       074123 AMERICAN CYANAMID COMPANY                   160,873.50         150.00    477.50       .00      350.00         150.00
0       082616 AMERICAN CYANAMID COMPANY                     9,194.59            .00       .00       .00         .00         382.00-
0       085937 AMERICAN CYANAMID COMPANY                    11,009.75            .00       .00       .00         .00            .00
0       086233 AMERICAN CYANAMID COMPANY                       722.50            .00       .00       .00         .00            .00
0       088963 AMERICAN CYANAMID COMPANY                     1,900.00            .00       .00       .00         .00            .00
0       073310 AMERICAN ELECTRIC                             3,500.00            .00       .00       .00         .00            .00
0       055261 AMERICAN FIBRIT INC                             473.00            .00       .00       .00         .00            .00
0       090235 AMERICAN INK AND COATING                         55.00            .00       .00       .00         .00            .00
0       089912 AMERICAN LUBRICATIONG CO                        838.44            .00       .00       .00         .00            .00
0       002324 AMERICAN NATIONAL CAN CO                           .00         110.00       .00       .00         .00            .00
0       088189 AMERICAN PACKAGING CORP                       5,307.60            .00       .00       .00         .00            .00
0       053045 AMERICAN RESOURCE RECOVER                     6,475.50      13,006.00  8,074.00       .00         .00            .00

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                    0 - 90         91 -120   121 - 150  151 - 180  181 - 210        OVER
0       083683 AMERICAN SAW & MFG CO                           135.00            .00       .00       .00         .00            .00
0       025602 AMERICAN STANDARD                                82.50            .00       .00       .00         .00            .00
0       057901 AMERICAN STEEL FOUNDRY                             .00            .00       .00       .00         .00         220.00
0       059039 AMERICAN STEEL FOUNDRY                          513.00            .00       .00       .00         .00            .00
0       003260 AMERICAN SWEETENERS INC                      34,260.80            .00       .00       .00         .00            .00
0       003240 AMERICAN SYNTHETIC RUBBER                        27.50            .00       .00       .00         .00            .00
0       085407 AMERICAN ULTRAL SPECIALTIE                         .00         192.50       .00       .00         .00            .00
0       083070 AMERIPOL SYNPOL COMPANY                          50.00            .00       .00       .00         .00            .00
0       008163 AMERON COMPANY                                     .00            .00       .00       .00         .00         137.50
0       076864 AMOCO CHEMICAL COMPANY                          693.00            .00       .00       .00         .00            .00
0       003949 AMOCO CHEMICAL CORP                          39,826.80            .00    443.00       .00         .00            .00
0       004370 AMOCO CHEMICAL CORP                           9,272.75            .00       .00       .00         .00            .00
0       009572 AMOCO CHEMICAL CORP                             897.33            .00       .00       .00         .00            .00
0       002960 AMOCO OIL COMPANY                               275.00            .00       .00       .00         .00         391.00-
0       003098 AMOCO OIL COMPANY                             8,198.86            .00       .00       .00         .00            .00
0       003170 AMOCO OIL COMPANY                             2,504.50            .00       .00       .00         .00            .00
0       071699 AMOCO OIL COMPANY                             2,440.16            .00       .00       .00         .00            .00
0       055009 AMOCO PERFORMANCE PRODUCT                     3,525.87            .00       .00       .00         .00          27.50
0       075656 AMOCO PERFORMANCE PRODUCT                       770.00            .00       .00       .00         .00          15.00-
0       068950 AMOCO PETROLEUM ADDITIVES                          .00            .00       .00       .00         .00         398.00
0       018327 AMREX CHEMICAL CO INC                         1,940.00            .00       .00       .00         .00            .00
0       053724 AMSPEC CHEMICAL CORP                         14,615.96            .00       .00       .00         .00       7,465.65
0       086917 AMTEX                                           130.00            .00       .00       .00         .00            .00
0       011390 ANCHOR CONTINENTAL                              110.00            .00       .00       .00         .00            .00
0       002538 ANDERSON DEVELOPMENT                          3,668.70            .00       .00       .00         .00            .00
0       003037 ANDREW JERGENS COMPANY                             .00            .00       .00       .00         .00          55.00
0       017782 ANGUS CHEMICAL COMPANY                             .00            .00       .00       .00         .00          75.00-
0       018630 ANGUS CHEMICAL COMPANY                        9,620.00            .00       .00       .00         .00            .00
0       079419 ANGUS CHEMICAL COMPANY                        2,295.00      10,395.00       .00       .00         .00            .00
0       086864 ANGUS CHEMICAL COMPANY                       74,234.45            .00       .00       .00         .00            .00
0       015040 ANHEUSER BUSCH INC                                 .00            .00       .00       .00         .00         137.50
0       015833 ANHEUSER BUSCH INC                                 .00            .00       .00       .00         .00         260.00
0       028341 ANHEUSER BUSCH INC                            1,605.00            .00       .00       .00         .00            .00
0       053439 ANHEUSER BUSCH INC                               52.52            .00       .00       .00         .00            .00
0       051241 ANHEUSER BUSCH INC                                 .00            .00       .00       .00         .00         120.00
0       003880 ANSUL COMPANY                                      .00            .00       .00       .00         .00         275.00-
0       079329 APACHE CHEMICAL                                    .00            .00       .00       .00         .00       2,929.75
0       055713 APGAR OIL COMPANY                               455.66            .00       .00       .00         .00            .00
0       067221 APOLLO AMERICA CORP                          41,168.52         975.00     82.50       .00         .00            .00
0       067321 APOLLO CHEMICAL CORP                          3,958.20          27.50-      .00       .00         .00            .00
0       089545 APOLLO WATER                                    156.00            .00       .00       .00         .00            .00
0       005286 APPALACHIAN POWER COMPANY                          .00            .00       .00       .00         .00          50.00
0       086406 APPERSON CHEMICAL INC                              .00            .00       .00       .00         .00          27.50
0       006466 APPLETON PAPERS INC                          10,779.20            .00       .00       .00    6,801.06       3,988.10
0       038520 AQUALON COMPANY                               2,708.94         131.30     78.00    962.72       78.00       1,614.00
0       059153 AQUALON COMPANY                               1,872.70            .00       .00       .00         .00            .00
0       026786 AQUATECH CHEMICAL INTL                        1,355.00            .00       .00       .00         .00            .00
0       089339 ARANCIA INTERNATIONAL                         2,129.00            .00       .00       .00         .00            .00
0       059813 ARBCO                                           104.00            .00       .00       .00         .00            .00
0       089870 ARCADIAN                                      1,339.02            .00       .00       .00         .00            .00
0       018510 ARCADIAN CORPORATION                          4,485.00            .00       .00       .00         .00            .00

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                   0 - 90          91 -120   121 - 150  151 - 180  181 - 210        OVER
0       066883 ARCADIAN CORPORATION                         23,443.26            .00    190.00       .00         .00         155.00-
0       082479 ARCADIAN FERTILIZER L P                       2,188.70            .00       .00       .00         .00            .00
0       012012 ARCHER DANIELS MIDLAND CO                     2,328.50            .00       .00       .00       82.50            .00
0       002708 ARCO CHEMICAL COMPANY                        16,638.37         106.00       .00       .00         .00         120.00
0       006555 ARCO CHEMICAL COMPANY                         1,919.00         431.25       .00       .00         .00            .00
0       009500 ARCO CHEMICAL COMPANY                         2,694.50            .00       .00       .00         .00            .00
0       084888 ARCO CHEMICAL COMPANY                         1,650.00            .00       .00       .00         .00            .00
0       065457 ARIES CHEMICAL INC                            4,184.00            .00       .00       .00         .00            .00
0       012448 ARISTECH CHEMICAL CORP                       11,487.50            .00       .00       .00         .00            .00
0       060087 ARISTECH CHEMICAL CORP                             .00            .00       .00    168.00         .00            .00
0       067876 ARISTECH CHEMICAL CORP                           45.00            .00       .00       .00         .00            .00
0       068276 ARISTECH CHEMICAL CORP                       25,207.05         897.41     73.00       .00         .00         608.80
0       070615 ARISTECH CHEMICAL CORP                        2,076.25          82.50    165.00       .00         .00         427.50
0       074203 ARISTECH CHEMICAL CORP                        9,033.29            .00       .00       .00         .00         150.00-
0       081914 ARISTECH CHEMICAL CORP                      398,993.11         319.00-   130.00-      .00      892.01-         27.50
0       082108 ARISTECH CHEMICAL CORP                             .00            .00       .00  2,350.00         .00         935.00
0       085050 ARISTECH CHEMICAL CORP                       19,837.95            .00  4,225.80       .00         .00            .00
0       085140 ARISTECH CHEMICAL CORP                       35,739.38            .00       .00       .00         .00         458.00-
0       011579 ARKANSAS EASTMAN COMPANY                      8,332.50            .00       .00       .00         .00            .00
0       004250 ARMCO INC                                     5,995.50            .00     55.00       .00         .00            .00
0       004500 ARMSTRONG WORLD INDUST                          492.00            .00       .00       .00         .00            .00
0       004520 ARMSTRONG WORLD INDUST                        6,415.02            .00       .00       .00         .00            .00
0       026490 ARMSTRONG WORLD INDUST                             .00       2,795.00    302.50       .00         .00            .00
0       051446 ARMSTRONG WORLD INDUST                             .00            .00       .00     55.00         .00            .00
0       006671 ARMTEX CORPORATION                              277.00            .00       .00       .00         .00            .00
0       086125 ARNCO                                              .00            .00       .00       .00         .00         137.50
0       079514 ARNCO CORPORATION                               220.00            .00     27.50    137.50      110.00          55.00
0       000588 ARR MAZ PRODUCTS                                876.40            .00       .00       .00         .00            .00
0       087061 ARROW TRANSPORTATION CO                      25,470.00      14,480.00  1,221.25  2,126.25       .00              .00
0       008533 ARSYNCO INCORPORATED                            918.00            .00       .00       .00         .00            .00
0       004145 ARUNDEL CORPORATION                                .00            .00       .00       .00         .00         113.52
0       072567 ASARCO INCORPORATED                                .00            .00       .00       .00         .00          27.50
0       083586 ASEA BROWN BOVERI INC                         4,641.80            .00       .00       .00         .00            .00
0       085507 ASGROW FLORIDA CO                                  .00            .00       .00       .00         .00          55.00
0       079056 ASHLAND CHEMICAL & SOLVEN                          .00            .00       .00       .00         .00         801.80-
0       085670 ASHLAND CHEMICAL CO                           2,334.40            .00       .00       .00         .00            .00
0       001878 ASHLAND CHEMICAL COMPANY                      1,172.72            .00       .00       .00         .00            .00
0       002256 ASHLAND CHEMICAL COMPANY                      1,653.69            .00       .00       .00         .00            .00
0       003959 ASHLAND CHEMICAL COMPANY                      1,712.25            .00       .00       .00         .00            .00
0       004010 ASHLAND CHEMICAL COMPANY                      3,800.89            .00       .00       .00         .00            .00
0       004540 ASHLAND CHEMICAL COMPANY                         45.00            .00       .00       .00         .00            .00
0       004780 ASHLAND CHEMICAL COMPANY                     16,409.65       1,661.00       .00       .00       82.50-        737.56
0       004840 ASHLAND CHEMICAL COMPANY                        260.00            .00       .00       .00         .00            .00
0       005186 ASHLAND CHEMICAL COMPANY                        427.50          45.00     45.00       .00         .00            .00
0       005250 ASHLAND CHEMICAL COMPANY                         55.00            .00       .00       .00         .00            .00
0       005370 ASHLAND CHEMICAL COMPANY                           .00            .00       .00       .00         .00         357.50-
0       005891 ASHLAND CHEMICAL COMPANY                         90.00            .00       .00       .00         .00            .00
0       006100 ASHLAND CHEMICAL COMPANY                      3,499.27            .00       .00       .00         .00            .00
0       006110 ASHLAND CHEMICAL COMPANY                        748.40            .00       .00       .00         .00            .00
0       006170 ASHLAND CHEMICAL COMPANY                        605.00          55.00     27.50       .00       46.00         347.50
0       006686 ASHLAND CHEMICAL COMPANY                           .00            .00       .00       .00         .00         112.50-

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                    0 - 90          91 -120   121 - 150  151 - 180  181 - 210        OVER
0       008750 ASHLAND CHEMICAL COMPANY                      3,482.20            .00       .00       .00       82.50            .00
0       008849 ASHLAND CHEMICAL COMPANY                           .00            .00       .00       .00         .00          25.00-
0       009570 ASHLAND CHEMICAL COMPANY                         27.50            .00       .00       .00         .00            .00
0       010078 ASHLAND CHEMICAL COMPANY                           .00         863.31-      .00       .00         .00            .00
0       010598 ASHLAND CHEMICAL COMPANY                      5,395.73            .00  1,271.00       .00         .00         234.00
0       012059 ASHLAND CHEMICAL COMPANY                      5,594.20       3,260.09       .00       .00     1346.60-         84.70-
0       013995 ASHLAND CHEMICAL COMPANY                      1,232.26            .00       .00       .00         .00            .00
0       018738 ASHLAND CHEMICAL COMPANY                        220.00            .00       .00       .00         .00            .00
0       022016 ASHLAND CHEMICAL COMPANY                      4,607.02            .00       .00       .00         .00          35.64-
0       046170 ASHLAND CHEMICAL COMPANY                      3,838.20            .00       .00       .00         .00            .00
0       057158 ASHLAND CHEMICAL COMPANY                      1,744.60            .00       .00    345.13         .00            .00
0       059259 ASHLAND CHEMICAL COMPANY                        797.49            .00       .00       .00         .00            .00
0       059542 ASHLAND CHEMICAL COMPANY                           .00            .00       .00       .00         .00        2115.45-
0       061201 ASHLAND CHEMICAL COMPANY                     18,555.43            .00       .00       .00       70.00-        267.00-
0       064495 ASHLAND CHEMICAL COMPANY                      8,405.65            .00       .00       .00         .00            .00
0       069529 ASHLAND CHEMICAL COMPANY                      2,062.24            .00       .00       .00         .00            .00
0       069824 ASHLAND CHEMICAL COMPANY                      1,890.80            .00       .00       .00         .00            .00
0       078099 ASHLAND CHEMICAL COMPANY                         45.00            .00       .00       .00         .00            .00
0       080063 ASHLAND CHEMICAL COMPANY                      8,121.79            .00       .00       .00         .00            .00
0       082246 ASHLAND CHEMICAL COMPANY                         27.50-           .00     82.50       .00       27.50         110.00
0       082834 ASHLAND CHEMICAL COMPANY                        680.00            .00       .00       .00         .00         880.00
0       085433 ASHLAND CHEMICAL COMPANY                           .00            .00       .00       .00         .00         143.80
0       087426 ASHLAND CHEMICAL COMPANY                      4,962.00            .00       .00       .00         .00            .00
0       087538 ASHLAND CHEMICAL COMPANY                      3,165.00       1,436.00       .00       .00         .00            .00
0       013635 ASHLAND OIL & REFINING CO                          .00            .00     48.00       .00         .00            .00
0       003025 ASHLAND PETROLEUM COMPANY                        39.00            .00       .00       .00         .00            .00
0       089297 ASHTA CHEMICALS CO/ ITS                         836.00            .00       .00       .00         .00            .00
0       075147 ASHTA CHEMICALS, INC                          1,350.00            .00       .00    790.00         .00         160.00
0       057067 ATCHISON TOPEKA & SANTA F                          .00            .00       .00       .00         .00        4387.03-
0       083314 ATLANTIC CHEMICAL INTL IN                       350.00            .00       .00       .00         .00            .00
0       087804 ATLANTIC COAST POLYMERS I                    11,955.50            .00       .00       .00         .00            .00
0       009219 ATLANTIC CONCRETE COMPANY                       409.00            .00       .00    346.67         .00            .00
0       016785 ATLANTIC CONTAINER LINES                           .00            .00       .00       .00         .00         100.00
0       072348 ATLANTIC CONTAINER LINES                     24,946.40         153.00    575.00       .00      165.00       1,201.00
0       081315 ATLANTIC CONTAINER LINES                           .00            .00       .00       .00         .00       1,350.00
0       010595 ATLANTIC CONTAINER LINES                      6,849.50         431.50       .00       .00         .00            .00
0       005000 ATLANTIC GELATIN                                 27.50            .00       .00       .00         .00            .00
0       004862 ATLANTIC REF & MARKETING                      1,446.81            .00       .00       .00         .00            .00
0       081589 ATM INDUSTRIAL CORPORATIO                          .00            .00       .00       .00         .00       2,527.30
0       081950 ATM INDUSTRIAL CORPORATIO                          .00            .00       .00       .00         .00         293.25
0       080612 ATO AUSIMONT                                       .00            .00       .00       .00         .00        4279.00-
0       083702 AUSIMONT USA INC                                900.00            .00       .00       .00         .00            .00
0       088151 AUTO EXPRESS HERCULES SA                      4,153.50         956.70       .00       .00         .00            .00
0       011517 AUTO EXPRESS HERCULES SA                      6,120.00       6,120.00    1,260.00     .00         .00         623.70
0       081714 AUTO TRANSPORTES RACAVE                      75,628.00      10,261.80       .00    283.50      642.60            .00
0       008851 AUTOLINEAS REGIOMONTANAS                     32,650.20       6,071.40       .00       .00         .00            .00
0       072913 AUTOSTYLE                                          .00            .00       .00       .00         .00         907.50
0       006760 AUTOSTYLE PLASTICS                               55.00            .00       .00       .00         .00         488.00
0       005087 AUTOSTYLE PLASTICS INC                        1,667.50            .00       .00       .00         .00            .00
0       085492 AVATAR CORPORATION                                 .00            .00       .00       .00         .00         406.36
0       003562 AVERY CHEMICAL DIVISION                       3,162.50            .00       .00       .00         .00            .00

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                    0 - 90          91 -120   121 - 150  151 - 180  181 - 210        OVER
0       014390 AVERY PRODUCTS CORP                          60,946.25            .00       .00       .00         .00            .00
0       086760 AXIM CONTRETE                                 2,268.24            .00       .00       .00         .00            .00
0       059324 AZON SYSTEMS INC                                192.50            .00       .00       .00         .00            .00
0       061203 B D P INTERNATIONAL INC                         989.19            .00       .00       .00         .00         570.00
0       087848 B D P INTERNATIONAL INC                            .00            .00       .00    130.00         .00            .00
0       034980 B F GOODRICH CHEMICAL CO                         55.00            .00       .00       .00         .00            .00
0       035010 B F GOODRICH CHEMICAL CO                        110.00            .00       .00    364.00         .00            .00
0       035040 B F GOODRICH CHEMICAL CO                      1,429.44            .00       .00       .00         .00         660.00
0       035050 B F GOODRICH CHEMICAL CO                      3,186.50            .00       .00       .00         .00            .00
0       035090 B F GOODRICH CHEMICAL CO                      2,339.70            .00       .00       .00         .00            .00
0       069449 B F GOODRICH CHEMICAL CO                        125.00            .00       .00       .00         .00            .00
0       087537 B F GOODRICH CHEMICAL CO                      3,852.00            .00       .00       .00         .00            .00
0       001400 B P CHEMICALS INC                                  .00            .00       .00       .00         .00         196.39
0       002111 B P CHEMICALS INC                               247.50            .00       .00       .00         .00            .00
0       062622 B P CHEMICALS INC                                  .00            .00       .00       .00         .00       3,052.95
0       066177 B P CHEMICALS INC                             1,281.00            .00       .00       .00         .00          56.76-
0       004193 B P OIL CORPORATION                           1,759.18            .00       .00       .00      252.56            .00
0       006293 B P OIL CORPORATION                             200.00            .00       .00       .00         .00            .00
0       016509 B P OIL CORPORATION                                .00            .00       .00       .00         .00          55.00
0       053026 B P OIL CORPORATION                           1,902.50            .00       .00       .00         .00            .00
0       088862 BABCOCK AND WILCOX                            7,554.74            .00  1,284.00       .00         .00            .00
0       063051 BABCOCK & WILSON                              4,571.00            .00       .00       .00         .00            .00
0       087183 BADGER MINING CO                                   .00            .00       .00       .00         .00         412.50
0       086305 BADGER PAPER COMPANY                             82.50            .00       .00       .00         .00            .00
0       047930 BAKER PERFORMANCE CHEMICA                    81,034.95      13,420.92       .00       .00         .00            .00
0       081884 BAKER PERFORMANCE CHEMICA                        27.50            .00       .00       .00         .00            .00
0       088558 BAKER PERFORMANCE CHEMICA                     2,774.50            .00       .00       .00         .00            .00
0       083877 BAKOR INC                                    60,885.85       3,431.50       .00       .00    2,775.73       4,848.10
0       089286 BALTIMORE CITY WATER DEPT                          .00       1,260.00       .00       .00         .00            .00
0       072579 BALTIMORE SPECIALTY STEEL                          .00            .00       .00     55.00         .00            .00
0       008203 BAMBERGER POLYMERS                            2,167.50            .00     55.00    165.00       55.00         137.50
0       021000 BANITE INC                                    3,414.00            .00       .00       .00         .00            .00
0       007030 BARCROFT COMPANY                              3,045.00            .00       .00       .00         .00            .00
0       084371 BAROID DRILLING FLUIDS                           27.50            .00       .00       .00         .00            .00
0       007632 BARR COMPANY                                       .00            .00       .00    150.00         .00       4,805.00
0       057870 BARRE NATIONAL                                   55.00          27.50       .00       .00      123.75          55.00
0       089139 BARRERA FORWARDING AND ST                       360.00            .00       .00       .00         .00            .00
0       004105 BARTON SOLVENTS INC                                .00            .00       .00       .00         .00       5,536.21
0       074581 BASF CANADA INC                               2,732.00            .00       .00       .00         .00          80.26
0       080680 BASF CANADA INC                                    .00            .00     82.50       .00         .00            .00
0       001274 BASF CORPORATION                             26,600.50       1,683.25- 2,647.50       .00         .00         512.00
0       003580 BASF CORPORATION                                910.00            .00    190.00       .00      250.00         250.00
0       004338 BASF CORPORATION                                506.00            .00       .00       .00         .00            .00
0       004868 BASF CORPORATION                             15,465.00            .00       .00       .00         .00          55.00-
0       005990 BASF CORPORATION                              2,323.00            .00     22.00       .00       82.50            .00
0       009831 BASF CORPORATION                                125.00            .00       .00       .00         .00            .00
0       016099 BASF CORPORATION                            384,333.89      18,976.83  5,352.67    469.28         .00       2,620.71
0       018405 BASF CORPORATION                             33,641.14            .00    150.00       .00         .00         465.32
0       023616 BASF CORPORATION                              1,936.75            .00       .00       .00         .00         190.00
0       023920 BASF CORPORATION                                409.50            .00       .00       .00         .00            .00
0       050371 BASF CORPORATION                                140.00            .00       .00       .00         .00            .00

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                    0 - 90          91 -120   121 - 150  151 - 180  181 - 210        OVER
0       050441 BASF CORPORATION                              7,352.30       1,017.50    435.50    220.00      712.50       3,263.75
0       056436 BASF CORPORATION                                 46.00            .00       .00       .00         .00            .00
0       067997 BASF CORPORATION                              5,000.00            .00       .00       .00         .00            .00
0       069679 BASF CORPORATION                             10,712.81            .00       .00       .00         .00            .00
0       078930 BASF CORPORATION                                   .00            .00       .00       .00      577.50            .00
0       082286 BASF CORPORATION                              1,095.00            .00       .00       .00         .00            .00
0       086088 BASF CORPORATION                                608.75            .00       .00       .00         .00         137.50-
0       086089 BASF CORPORATION                                 55.00         370.50       .00       .00         .00            .00
0       086092 BASF CORPORATION                                   .00            .00  3,865.00       .00         .00            .00
0       086093 BASF CORPORATION                                100.00            .00       .00       .00         .00            .00
0       086094 BASF CORPORATION                              3,475.25            .00       .00       .00         .00         185.00
0       086095 BASF CORPORATION                                 82.50            .00       .00       .00         .00            .00
0       086253 BASF CORPORATION                                   .00            .00       .00       .00         .00         302.50
0       087012 BASF CORPORATION                             11,092.00            .00    210.00       .00         .00            .00
0       088443 BASF CORPORATION                              2,600.00            .00       .00       .00         .00            .00
0       088445 BASF CORPORATION                              1,920.00            .00       .00       .00         .00            .00
0       089716 BASF CORPORATION                             10,155.00            .00       .00       .00         .00            .00
0       090260 BASF CORPORATION                             21,035.52            .00       .00       .00         .00            .00
0       090290 BASF CORPORATION                              2,797.00            .00       .00       .00         .00          50.00-
0       043360 BASF INMONT CORPORATION                            .00         690.00    506.00    943.00         .00            .00
0       055136 BASF INMONT CORPORATION                         660.00            .00       .00       .00         .00            .00
0       058983 BASF INMONT DIV PLAN 0522                     2,712.00            .00       .00       .00         .00            .00
0       009682 BASF INMONT DIV PLAN 0554                       414.00            .00       .00       .00         .00            .00
0       007557 BATESVILLE CASKET COMPANY                       959.00            .00       .00       .00         .00            .00
0       025878 BATTENFIELD AMERICA                           1,874.00            .00       .00       .00         .00            .00
0       070609 BAXTER PHARMASEAL                               656.00            .00       .00       .00         .00            .00
0       076427 BAY CHEMICAL CO                                 475.00            .00       .00       .00         .00            .00
0       084309 BAY SHORE VINYL COMPOUNDS                        27.50            .00       .00       .00         .00            .00
0       087342 BAYER CANADA INC                              8,434.40            .00       .00       .00         .00            .00
0       003670 BAYPORT CHEMICAL                                   .00            .00       .00       .00         .00         247.50
0       026530 BAYWAY REFINING COMPANY                       3,673.45            .00       .00       .00         .00            .00
0       016182 BEAR ISLAND PAPER                                  .00            .00       .00       .00         .00          25.00
0       027535 BEATRICE FOODS                                     .00            .00       .00       .00         .00       1,424.50
0       072403 BEAULIEU NYLON                                   27.50            .00       .00       .00       96.00            .00
0       023649 BEAVER ADHESIVES                              1,454.00            .00       .00       .00         .00            .00
0       085777 BEAZER EAST INC                                    .00            .00       .00       .00         .00       2,047.50
0       080952 BECKETT PAPER                                 1,948.10            .00       .00       .00         .00            .00
0       086888 BEECHFORK PROCESSING                               .00         577.50       .00       .00         .00            .00
0       055714 BEERS                                           126.20            .00       .00       .00         .00            .00
0       089948 BEHAN WELL SERVICE                              320.00            .00       .00       .00         .00            .00
0       014028 BEIRSDORF INC                                 2,525.00            .00       .00       .00         .00            .00
0       086557 BELMONT PLATING                                  55.00         137.50    110.00       .00         .00            .00
0       052227 BELOIT CORPORATION                                 .00         192.50       .00       .00         .00            .00
0       010535 BENBOW CHEMICAL PACKAGING                     2,447.00            .00       .00       .00         .00            .00
0       082265 BENCKISER CONSUMER PRODUC                        27.50         110.00     27.50       .00         .00         185.00
0       008370 BENJAMIN MOORE & COMPANY                         27.50            .00       .00       .00         .00            .00
0       005572 BENZSAY & HARRISON                                 .00         797.13       .00  1,108.16    1,948.78       3,070.73
0       022074 BERCEN CHEMICAL COMPANY                       1,837.50            .00       .00       .00         .00            .00
0       012594 BERLIN & JONES COMPANY                             .00            .00    123.75       .00         .00            .00
0       084484 BERLISS BEARING COMPANY                            .00         247.50       .00       .00         .00            .00
0       003224 BETHLEHEM STEEL CORP                          4,567.50            .00       .00       .00         .00            .00

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                   0 - 90          91 -120   121 - 150  151 - 180   181 - 210       OVER
0       008700 BETHLEHEM STEEL CORP                               .00            .00       .00       .00         .00          82.50-
0       076324 BETHLEHEM STEEL CORP                               .00            .00       .00       .00         .00         730.00
0       001040 BETZ LABORATORIES INC                           701.87            .00       .00       .00         .00            .00
0       001865 BETZ LABORATORIES INC                         1,526.91            .00       .00       .00         .00            .00
0       008910 BETZ LABORATORIES INC                           357.50            .00       .00       .00         .00            .00
0       016275 BETZ LABORATORIES INC                         6,932.02            .00       .00       .00         .00            .00
0       055020 BETZ LABORATORIES INC                         9,200.10            .00       .00       .00         .00            .00
0       068613 BETZ LABORATORIES INC                        83,252.72            .00    118.98       .00         .00            .00
0       087499 BETZ LABORATORIES INC                        14,821.25            .00       .00       .00         .00            .00
0       089699 BETZ LABORATORIES INC                         4,229.71            .00       .00       .00         .00            .00
0       008373 BETZ PAPERCHEM INC                            2,718.12            .00       .00       .00         .00            .00
0       074574 BETZ PAPERCHEM INC                              110.00            .00       .00       .00         .00            .00
0       074015 BIBB MANUFACTURING CO                         1,762.00            .00       .00       .00         .00            .00
0       004191 BIG THREE INDUSTRIES                               .00            .00    137.50       .00         .00            .00
0       008003 BIG THREE INDUSTRIES                               .00            .00       .00    537.00-        .00            .00
0       011997 BIO LAB                                            .00         247.50       .00       .00         .00            .00
0       081979 BIOCRAFT LABORATORIES                         5,130.50            .00    768.00       .00       28.00-           .00
0       082492 BIOCRAFT LABORATORIES                           707.50            .00       .00       .00         .00            .00
0       081505 BLACK BEAR COMPANY                                 .00            .00       .00       .00         .00         190.00
0       009350 BLACKMAN UHLER CHEMICAL                         974.00            .00       .00       .00         .00            .00
0       089478 BLANCHESTER PMC INC                             598.00            .00       .00       .00         .00            .00
0       083392 BLANDIN PAPER COMPANY                         3,304.23            .00       .00       .00         .00            .00
0       000081 BLOCKSOM & COMPANY                              270.00            .00       .00       .00         .00            .00
0       004990 BLUE CIRCLE CEMENT INC                           55.00            .00       .00       .00         .00            .00
0       017733 BLUE CIRCLE CEMENT INC                       56,824.26          50.33-   140.50-      .00         .00            .00
0       009483 BLUE GRASS CHEMICAL                           4,042.00            .00       .00       .00         .00            .00
0       052987 BLUE GRASS CHEMICAL                             722.66          40.00       .00       .00         .00            .00
0       057829 BOC GROUP                                     4,622.80            .00       .00       .00         .00            .00
0       002987 BOEHME FILATEX INC                              822.80            .00       .00       .00         .00            .00
0       008127 BOISE CASCADE                                      .00            .00       .00       .00         .00       1,725.00
0       028703 BOISE CASCADE                                      .00            .00       .00       .00         .00          90.00
0       081688 BOLIDEN INTERTRADE                                 .00            .00       .00       .00         .00          55.00-
0       055317 BONO COTE INC                                    27.50            .00       .00       .00         .00            .00
0       081892 BONLAM A D DE C V                                  .00         630.00    200.00       .00         .00            .00
0       006160 BORDEN & REMINGTON                               52.52            .00    220.00-      .00         .00         137.50
0       008604 BORDEN CHEMICAL                               2,752.37            .00       .00       .00         .00            .00
0       010050 BORDEN CHEMICAL                                 330.00            .00       .00       .00         .00            .00
0       017966 BORDEN CHEMICAL                              89,783.30       1,128.25       .00       .00         .00            .00
0       087685 BORDEN CHEMICAL                                 678.89            .00       .00       .00         .00            .00
0       082862 BORDEN INC                                      618.75            .00       .00       .00         .00            .00
0       087686 BOROUGH OF BROOKLYN                             900.00            .00       .00       .00         .00            .00
0       087774 BOROUGH OF MANHATTAN                             75.00            .00       .00       .00         .00            .00
0       087775 BOROUGH OF QUEENS                               350.00            .00       .00       .00         .00            .00
0       087553 BOSTON EDISON                                   552.50            .00       .00       .00         .00            .00
0       003870 BOSTON EDISON COMPANY                            52.52            .00       .00       .00         .00            .00
0       005252 BOSTON EDISON COMPANY                            52.52            .00       .00       .00         .00            .00
0       005614 BOWATER CAROLINA CO                           1,975.18            .00       .00       .00         .00            .00
0       010490 BOWATER SALES                                      .00            .00       .00       .00         .00        1023.00-
0       087939 BREAUX PETROLEUM PRODUCTS                        36.00            .00       .00       .00         .00            .00
0       065730 BRICK TOWNSHIP MUNICIPAL                           .00            .00       .00       .00       26.00            .00
0       083158 BRIGHTS ASSOCIATES                                 .00            .00       .00       .00         .00       1,175.00

      RCP017                              A G E D   A C C O U N T S   R E C E I V A B L E                              AS OF 4/30/93

 CO       CUST         NAME                                    0 - 90          91 -120   121 - 150  151 - 180  181 - 210        OVER

0       011010 BRISTOL MYERS COMPANY                           150.00            .00    220.00       .00         .00            .00
0       013890 BRISTOL MYERS COMPANY                            50.00            .00       .00       .00         .00            .00
0       051685 BRITZ CHEMICAL COMPANY                          804.34            .00       .00       .00         .00            .00
0       080160 BROUCK PLASTICS                                 742.00            .00       .00       .00         .00            .00
0       001284 BROWN & WILLIAMSON CO                            75.00            .00       .00       .00         .00            .00
0       009858 BROWN & WILLIAMSON CO                        11,665.00            .00       .00       .00         .00            .00
0       008731 BROWN CHEMICAL COMPANY                        1,102.98            .00       .00     52.00      367.50         514.00
0       001960 BROWN MATT FWG                                5,150.00         720.00       .00       .00         .00            .00
0       089532 BROWNING & FERRIS IND/CEC                     9,693.50            .00       .00       .00         .00            .00
0       071066 BROWNING & FERRIS INDUST                        990.00            .00       .00       .00         .00            .00
0       075029 BROWNING FERRIS INDUSTRIE                    10,135.00            .00       .00       .00         .00            .00
0       017545 BRUNING PAINT COMPANY                              .00            .00       .00       .00         .00         137.50
0       053577 BRUSH WELLMAN                                    55.00            .00       .00       .00         .00            .00
0       087328 BRUSH WELLMAN                                 1,608.42            .00       .00       .00         .00            .00
0       052738 BRYSON RECOVERY SERVICES                           .00            .00       .00       .00         .00      10,448.07
0       007646 BTL SPECIALTY RESINS CORP                     4,379.88            .00       .00       .00         .00            .00
0       004775 BUCKBEE MEARS COMPANY                         3,537.00            .00       .00       .00         .00            .00
0       089913 BUCKEYE CELLULOSE CO                            220.00            .00       .00       .00         .00            .00
0       090016 BUCKEYE PIPE LINE CO                            397.48            .00       .00       .00         .00            .00
0       006823 BUCKMAN LABORATORIES                          4,635.75            .00       .00       .00         .00         797.00
0       011830 BUCKMAN LABORATORIES                         20,295.60            .00       .00       .00         .00            .00
0       011940 BUFFALO COLOR CORPORATION                    34,421.38            .00       .00       .00         .00            .00
0       000604 BULK CHEMICAL INC                                  .00            .00       .00       .00         .00          27.50
0       086792 BULK CONNECTION INC                           2,510.50            .00    357.50       .00         .00         350.00
0       067962 BULK CONNECTIONS                                   .00            .00       .00       .00         .00          69.00-
0       024515 BULK DISTRIBUTION                                  .00            .00       .00       .00         .00         371.06
0       072700 BULK MATERIALS INTERNATIO                     5,127.95            .00       .00       .00         .00            .00
0       026929 BULKHAUL USA INC                             39,570.19       2,303.61       .00  3,097.12         .00            .00
0       088475 BUNKER HILL PLASTICS INC                         27.50            .00       .00       .00         .00            .00
0       054399 BURLINGTON INDUSTRIES                         1,221.90            .00       .00       .00         .00            .00
0       073457 BURNETT ASSOCIATES LTD                        4,143.74            .00       .00       .00         .00            .00
0       012690 BURRIS CHEMICAL COMPANY                         429.00            .00       .00       .00         .00            .00
0       083683 BURROWS PAPER CORP                            1,628.72            .00       .00       .00         .00            .00
0       089846 BUTTERBALL TURKEY CORP                        1,385.50            .00       .00       .00         .00            .00
0       027228 BYK CHEMIE USA INC                              474.00            .00       .00       .00         .00            .00
0       066727 C B FLEET COMPANY INC                            27.50            .00       .00       .00         .00            .00
0       069360 C D R PIGMENTS & DISPERSI                        41.25            .00       .00       .00         .00            .00
0       005086 C H PATRICK & COMPANY                         1,992.33            .00       .00       .00         .00            .00
0       080953 C J R PROCESSING                                   .00            .00       .00       .00         .00         110.00-
0       084563 C L HATAWAY AND SON INC                            .00            .00       .00       .00         .00         110.00
0       053219 C P C INTERNATIONAL                             778.00            .00       .00       .00         .00            .00
0       056996 C P CHEMICALS                                   137.50            .00       .00       .00         .00            .00
0       019568 C P HALL COMPANY                                 55.00            .00       .00       .00         .00            .00
0       058804 C P I ENGINEERING SERVICE                    12,668.50            .00       .00       .00         .00         222.50-
0       012820 C P S CHEMICALS                               5,402.44         151.25       .00       .00         .00       5,678.38
0       023251 C P S CHEMICALS                                 150.00            .00       .00       .00         .00            .00
0       086791 C R SEMLER INCORPORATED                         142.00            .00       .00       .00         .00            .00
0       011765 C S A LTD                                          .00            .00       .00       .00         .00         100.00
0       082117 C S X TRANSPORTATION                          1,360.00            .00       .00       .00         .00            .00
0       001101 CABOT CORPORATION                             5,244.00            .00       .00       .00         .00            .00
0       010564 CABOT CORPORATION                             2,450.50            .00       .00       .00         .00            .00

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER
   0  042245     CABOT CORPORATION                   26.26            .00           .00            .00           .00           .00
   0  085775     CAL WAX CORP                     1,954.60            .00           .00            .00           .00           .00
   0  014677     CALABRIAN CORPORATION            3,885.60            .00           .00            .00           .00           .00
   0  063307     CALABRIAN CORPORATION                 .00            .00        675.00            .00           .00           .00
   0  089709     CALCIQUEST INC                   4,300.48            .00           .00            .00           .00           .00
   0  051456     CALGON CARBON COMPANY                 .00            .00           .00            .00           .00      7,397.20
   0  086147     CALGON CARBON COMPANY                 .00            .00           .00            .00           .00      2,646.48
   0  012910     CALGON CORPORATION                 928.65            .00         55.00            .00        165.00        165.00
   0  012980     CALGON CORPORATION               5,151.15            .00           .00            .00           .00           .00
   0  055485     CALGON CORPORATION               1,313.30            .00           .00            .00           .00           .00
   0  000208     CALGON VESTAL                    3,934.81            .00           .00            .00           .00           .00
   0  079913     CALIF CONSOLIDATED ENTER              .00            .00           .00            .00           .00         27.50
   0  090223     CALIFORNIA CEDAR PRODUCTS          611.00            .00           .00            .00           .00           .00
   0  023150     CALIFORNIA OILS CORPORATION           .00            .00        412.50            .00           .00           .00
   0  013010     CALLAHAN CHEMICAL COMPANY             .00            .00           .00            .00           .00         45.00
   0  084526     CALLAWAY CHEMICAL COMPANY           82.50            .00           .00            .00           .00           .00
   0  089565     CALLAWAY CHEMICAL COMPANY          137.50            .00           .00            .00           .00           .00
   0  019409     CALUMET CHEMICAL CORP               55.00          82.50           .00            .00           .00        165.00
   0  027338     CAMCO CHEMICAL COMPANY           2,481.80            .00           .00            .00           .00           .00
   0  001774     CAMECO CORPORATION                 294.25            .00           .00            .00           .00           .00
   0  009613     CANADA COLOR & CHEM INC               .00          79.51           .00            .00           .00           .00
   0  013530     CANADA COLOR & CHEM INC               .00          64.20           .00            .00           .00      2,463.60
   0  082149     CANADA RESOURCES DISTRIBU             .00            .00           .00            .00           .00        110.00
   0  050821     CANADA SQUARE RESINS                  .00            .00           .00            .00        941.61        382.53
   0  053750     CANADA STARCH                   19,689.95            .00           .00            .00           .00           .00
   0  004660     CANADA WIRE & CABLE LTD            628.00            .00           .00            .00           .00           .00
   0  085384     CANADIAN GYPSUM CO. INC               .00            .00           .00            .00           .00      1,051.28
   0  011796     CANADIAN OXY CHEMICAL CO        14,362.95            .00           .00            .00           .00           .00
   0  077004     CANADIAN PACIFIC FOREST P             .00            .00           .00            .00           .00         55.00
   0  077625     CANADIAN PACIFIC FOREST P        4,318.50            .00           .00            .00           .00           .00
   0  080651     CANAL ELECTRIC LIGHT CO          1,980.20            .00           .00            .00           .00           .00
   0  088657     CANAMERA FOODS INC                  26.75            .00           .00            .00           .00           .00
   0  038420     CAPE INDUSTRIES                  1,620.00            .00           .00            .00           .00           .00
   0  001858     CAPITAL RESIN CORPORATION        1,036.94            .00           .00            .00           .00           .00
   0  085655     CAPITOL CEMENT                     970.02            .00           .00            .00           .00         82.50
   0  021078     CAPITOL CEMENT CORP             85,871.92            .00           .00            .00           .00           .00
   0  057160     CARBONAIRE                       3,823.44         125.00           .00            .00        534.00      1,028.23
   0  028839     CARDINAL ALUM                         .00            .00           .00          55.00           .00        280.00
   0  013617     CARDINAL STABILIZERS IN               .00            .00           .00            .00           .00         96.00
   0  028452     CARDOLITE CORPORATION              467.50            .00           .00            .00           .00           .00
   0  088528     CARGAMEX                         1,275.00         425.00        425.00       1,375.00           .00           .00
   0  074284     CARGILL CORN PLANT                    .00            .00           .00            .00         42.00      1,395.23
   0  000700     CARGILL INC                     76,896.94       1,004.00          7.50            .00           .00        340.00-
   0  003361     CARGILL INC                        192.50            .00           .00            .00           .00           .00
   0  013870     CARGILL INC                      3,302.04            .00         55.00            .00           .00           .00
   0  025407     CARGILL INC                     12,162.87            .00           .00            .00           .00           .00
   0  062179     CARGILL INC                         25.00            .00           .00            .00           .00           .00
   0  057891     CARLISLE CHEMICAL                  663.00            .00           .00            .00           .00        665.00
   0  050672     CARLISLE SYNTEC                  1,585.33            .00           .00            .00           .00           .00
   0  062798     CARTLISLE TIRE & RUBBER CO       1,427.64            .00           .00            .00           .00           .00
   0  066227     CARLOS LEFFLER INC                    .00            .00           .00            .00           .00        165.24-

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER

   0  083593     CARPLASTIC SA DE CV                360.00       3,645.00           .00            .00           .00           .00
   0  089979     CARRIER CORP                     5,498.92            .00           .00            .00           .00           .00
   0  090105     CARRIER CORPORATION              1,540.00            .00           .00            .00           .00           .00
   0  006956     CARTER WALACE INC                2,598.90            .00           .00            .00           .00           .00
   0  006519     CASHCEM INC                        687.50            .00           .00       1,129.00           .00      1,110.00
   0  063296     CASCO COMPANY                      144.45         513.60           .00            .00           .00           .00
   0  088686     CASS TRANSPORT SERVICE             783.00            .00           .00            .00           .00           .00
   0  068513     CASTING SUPPLY HOUSE                  .00            .00        331.25            .00           .00           .00
   0  059957     CASTROL INC                     16,021.22            .00           .00            .00           .00           .00
   0  074318     CASTROL INC                      1,484.80            .00           .00            .00           .00           .00
   0  081025     CASTROL INC                        790.78            .00           .00            .00           .00           .00
   0  011016     CASTROL INDUSTRIAL CENTRA           46.00            .00           .00            .00           .00           .00
   0  081784     CASTROL INDUSTRIAL CENTRA        2,775.40            .00           .00       1,941.92           .00           .00
   0  088901     CATALYST GOLDEN BEAR             7,794.10            .00           .00            .00           .00           .00
   0  007074     CATERPILLAR TRACTOR CO           1,382.32            .00           .00            .00           .00           .00
   0  063110     CCL CUSTOM MANUFACTURING              .00            .00           .00            .00           .00         75.00
   0  083500     CCL CUSTOM MANUFACTURING           972.50            .00         27.50            .00           .00      2,734.50
   0  083844     CCL CUSTOME MFG                    110.00            .00           .00            .00           .00           .00
   0  006083     CECOS INTERNATIONAL INC             50.00-           .00           .00            .00           .00           .00
   0  016780     CEDAR CHEMICAL CORP                560.00            .00           .00            .00           .00           .00
   0  083065     CEDAR CONCEPT CORP                  82.50            .00           .00            .00           .00           .00
   0  069983     CELLO CHEMCIAL COMPANY                .00            .00           .00            .00        913.50           .00
   0  078098     CENTERLINE INDUSTRIES INC             .00            .00           .00            .00           .00        460.00
   0  070725     CENTRAL PRODUCTS COMPANY         1,232.00            .00           .00            .00           .00           .00
   0  081361     CENTRAL STATES CAN CO              572.00            .00           .00            .00           .00           .00
   0  056413     CENTURY ADHESIVES CO                55.00            .00           .00            .00           .00           .00
   0  090094     CENTURY OIL ACQUISITION C        1,138.25            .00           .00            .00           .00           .00
   0  012877     CERTIFIED CHEMICAL CO                 .00            .00           .00            .00      2,606.40        813.00
   0  014444     CHALES R HABBART & SONS               .00            .00           .00           9.00           .00           .00
   0  076122     CHALLENGE INTERNATIONAL          6,852.50       1,450.00           .00            .00           .00      1,394.62
   0  011181     CHAMPION INTERNATIONAL                .00            .00        230.00-           .00           .00           .00
   0  015380     CHAMPION INTERNATIONAL             137.50            .00           .00         292.95           .00      4,756.31
   0  028248     CHAMPION INTERNATIONAL                .00            .00           .00            .00       1769.20-          .00
   0  028518     CHAMPION INTERNATIONAL          10,695.00            .00           .00            .00           .00           .00
   0  056203     CHAMPION INTERNATIONAL           1,549.12            .00           .00            .00           .00           .00
   0  005402     CHAMPION PAPER COMPANY           4,550.00            .00           .00            .00           .00           .00
   0  085840     CHARDON OIL CO INC                    .00            .00           .00            .00           .00         27.50
   0  065421     CHARLOTTE CHEM                        .00            .00           .00            .00           .00        150.00
   0  088938     CHEATHAM CHEMICAL                   55.00       1,233.50           .00            .00           .00           .00
   0  009113     CHEM TREND INCORPORATED          2,416.80            .00           .00            .00           .00           .00
   0  083303     CHEMAID INCORPORATED               492.50            .00           .00            .00           .00           .00
   0  000093     CHEMCENTRAL CORPORATION               .00            .00        180.00            .00           .00        415.00
   0  002134     CHEMCENTRAL CORPORATION          5,397.50            .00           .00            .00           .00           .00
   0  004076     CHEMCENTRAL CORPORATION            302.50            .00           .00            .00           .00        137.50
   0  008838     CHEMCENTRAL CORPORATION               .00          55.00           .00            .00           .00           .00
   0  015457     CHEMCENTRAL CORPORATION            137.50            .00        330.00            .00           .00      1,225.00
   0  088870     CHEMCENTRAL CORPORATION            962.31          40.00           .00            .00           .00           .00
   0  076770     CHEMCENTRAL CORPORATION          2,168.95            .00           .00            .00           .00           .00
   0  077305     CHEMCENTRAL CORPORATION          2,065.20            .00           .00            .00           .00           .00
   0  087680     CHEMCENTRAL CORPORATION            436.50            .00           .00            .00           .00           .00
   0  008046     CHEMETALS INT'L INC              2,602.00            .00           .00            .00           .00           .00

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER
   0  005540     CHEMFIL CORPORATION                687.90            .00           .00            .00           .00        423.40
   0  004075     CHEMICAL CORP OF AMERICA              .00       1,356.75           .00            .00           .00           .00
   0  083400     CHEMICAL DISTRIBUTOR                  .00            .00           .00            .00           .00         21.00
   0  016030     CHEMICAL DISTRIBUTORS INC           27.50            .00           .00            .00           .00           .00
   0  072417     CHEMICAL LEAMAN INTERNATI       22,480.99       2,985.10        315.24         205.33-       382.50         78.84
   0  051384     CHEMICAL LEAMAN TANK LINE             .00            .00           .00            .00           .00        350.00
   0  073641     CHEMICAL LEAMAN TANK LINE          208.00-           .00           .00            .00           .00           .00
   0  084385     CHEMICAL MARKETING                    .00            .00           .00            .00           .00      2,140.50
   0  089632     CHEMICAL MARKETING ASSOC         1,645.00            .00           .00            .00           .00           .00
   0  053786     CHEMICAL POLLUTION CONTRO          963.32            .00        481.66            .00           .00           .00
   0  084495     CHEMICAL RAINBOW TANK CLE             .00            .00           .00       4,050.00      4,185.00      9,400.00
   0  001924     CHEMICAL RESOURCES INC           5,850.68            .00           .00            .00           .00           .00
   0  011478     CHEMICAL SERVICES COMPANNY            .00            .00           .00            .00           .00        247.80
   0  014201     CHEMICAL WASTE MANAGEMENT             .00         192.50           .00            .00           .00           .00
   0  070858     CHEMICAL WASTE MANAGEMENT        1,291.50            .00           .00            .00           .00           .00
   0  079963     CHEMICAL WASTE MANAGEMENT       29,447.00            .00           .00            .00           .00           .00
   0  076601     CHEMICAL WAY CORPORATION         5,917.48            .00           .00            .00           .00           .00
   0  006719     CHEMIONICS CORPORATION             110.00            .00           .00            .00           .00           .00
   0  009242     CHEMLINK PETROLEUM                  72.00            .00           .00            .00           .00        481.25
   0  000723     CHEMPAC LTD                      4,820.00            .00           .00            .00           .00           .00
   0  078599     CHEMPAK                            632.50          62.50         27.50          55.00         55.00        495.00
   0  003774     CHEMPLY INCORPORATED                  .00            .00           .00            .00           .00        605.00
   0  013139     CHEMPLY INCORPORATED               451.00            .00        300.00          50.00         55.00      3,283.20
   0  079621     CHEMQUEST                           27.50            .00           .00            .00           .00           .00
   0  088510     CHEMREAL CORP                    1,642.39-           .00           .00            .00           .00           .00
   0  089156     CHEMREAL INC                     1,249.80            .00           .00            .00           .00           .00
   0  004735     CHEMRON CORPORATION              7,886.40       1,301.25           .00            .00      1,801.42      1,208.45
   0  086232     CHEMRON CORPORATION             15,387.50            .00           .00       2,830.00-     2,700.00      1,755.00
   0  085733     CHEMSTREAM                            .00            .00           .00            .00           .00      6,462.22
   0  064649     CHEMSUN INC                           .00            .00           .00            .00           .00      1,163.14-
   0  069160     CHEMTALL INCORPORATED            7,647.45          82.50           .00            .00           .00           .00
   0  051629     CHEMTECH INTERNATIONAL           4,861.50         275.00           .00         247.50           .00           .00
   0  071010     CHEMTECH INTERNATIONAL           1,409.15            .00           .00            .00           .00           .00
   0  016230     CHEMTECH PRODUCTS                1,962.75            .00           .00            .00           .00           .00
   0  075712     CHERRY HILL CONSTRUCTION              .00            .00           .00            .00           .00        951.35
   0  083239     CHERRY HILL CONSTRUCTION              .00            .00           .00            .00           .00        570.00
   0  016080     CHESAPEAKE CORPORATION             110.00            .00           .00            .00           .00           .00
   0  080470     CHESAPEAKE HARDWOOD                   .00            .00           .00            .00           .00        137.50
   0  007484     CHESEBROUGH PONDS                   45.00            .00           .00            .00           .00           .00
   0  021225     CHESEBROUGH PONDS                  790.00       3,266.97        100.00            .00        480.00           .00
   0  001604     CHEVRON CHEMICAL COMPANY           110.00            .00           .00            .00           .00           .00
   0  005604     CHEVRON CHEMICAL COMPANY         1,381.98            .00           .00            .00           .00           .00
   0  008172     CHEVRON CHEMICAL COMPANY            82.50            .00           .00            .00           .00           .00
   0  015950     CHEVRON CHEMICAL COMPANY        16,836.57            .00           .00            .00           .00           .00
   0  016520     CHEVRON CHEMICAL COMPANY       108,165.97            .00           .00            .00           .00        110.00-
   0  021148     CHEVRON CHEMICAL COMPANY         5,040.00            .00           .00            .00           .00           .00
   0  023077     CHEVRON CHEMICAL COMPANY         2,743.90            .00           .00            .00           .00        264.40
   0  060248     CHEVRON CHEMICAL COMPANY            82.50            .00           .00            .00           .00           .00
   0  068370     CHEVRON CHEMICAL COMPANY         1,691.69            .00           .00            .00           .00           .00
   0  078516     CHEVRON CHEMICAL COMPANY            90.00            .00           .00            .00           .00           .00
   0  082179     CHEVRON CHEMICAL COMPANY           787.50            .00           .00            .00           .00           .00

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER
   0  088986     CHEVRON CHEMICAL COMPANY        10,682.08            .00           .00            .00           .00           .00
   0  003078     CHEVRON U S A INC                  518.40       1,961.13           .00            .00           .00           .00
   0  004618     CHEVRON U S A INC                3,371.50            .00           .00            .00           .00           .00
   0  006624     CHEVRON U S A INC                  206.25            .00           .00            .00           .00         27.50
   0  088985     CHEVRON U S A INC                4,282.00            .00           .00            .00           .00           .00
   0  075964     CHEVRON U S A INC               36,883.39          77.91         25.92         340.80        587.04         21.00
   0  088077     CHEVRON U S A INC                2,733.41            .00           .00            .00           .00           .00
   0  016430     CHICAGO MAGNET WIRE CORP         2,368.00            .00           .00            .00           .00           .00
   0  089705     CHOICE TRANSPORTATION            7,793.06            .00           .00            .00           .00           .00
   0  087960     CHRISTY CORP                       567.00       1,703.50        425.53            .00           .00           .00
   0  051186     CHRYSLER CORP                         .00            .00           .00            .00           .00        220.00
   0  053375     CHRYSLER CORP                      110.00            .00           .00         137.50           .00           .00
   0  088803     CHRYSLER CORP                         .00         824.40        970.47            .00        184.73        607.88
   0  064343     CHUBB NATIONAL FOAM              3,559.84            .00           .00            .00           .00           .00
   0  085701     CHUBB NATIONAL FOAM                 82.50          55.00           .00            .00           .00           .00
   0  087006     CHUSEI USA INC                     100.00         340.00-          .00            .00           .00           .00
   0  006549     CIBA GEIGY CORPORATION           6,510.36            .00           .00          55.00           .00           .00
   0  008095     CIBA GEIGY CORPORATION             285.00            .00           .00            .00           .00           .00
   0  012952     CIBA GEIGY CORPORATION          69,138.48            .00           .00            .00           .00           .00
   0  014711     CIBA GEIGY CORPORATION                .00            .00           .00            .00           .00        577.50-
   0  016560     CIBA GEIGY CORPORATION         141,022.10       2,898.70      1,187.00          62.95           .00           .00
   0  019324     CIBA GEIGY CORPORATION             135.00            .00           .00            .00           .00           .00
   0  021705     CIBA GEIGY CORPORATION           1,495.50-           .00           .00            .00        850.00        137.50
   0  021725     CIBA GEIGY CORPORATION             265.00            .00           .00            .00           .00           .00
   0  024191     CIBA GEIGY CORPORATION          32,636.40       1,000.00           .00            .00        100.00        200.00
   0  032240     CIBA GEIGY CORPORATION           3,848.00            .00           .00            .00           .00           .00
   0  066773     CIBA GEIGY CORPORATION           1,810.00            .00           .00            .00           .00        302.00
   0  075083     CIBA GEIGY CORPORATION           1,857.10            .00           .00            .00      1,807.10-          .00
   0  078953     CIBA GEIGY CORPORATION           8,869.60            .00           .00            .00           .00           .00
   0  078659     CIBA GEIGY CORPORATION           3,125.00            .00           .00            .00           .00           .00
   0  088799     CIBA GEIGY CORPORATION          12,933.80            .00           .00            .00           .00           .00
   0  089199     CIBA GEIGY CORPORATION                .00         364.50-          .00            .00           .00           .00
   0  073887     CIBA-GEIGY SA MEXICANA SA          125.00            .00           .00            .00           .00           .00
   0  012324     CIBRO PETROLEUM PRODUCTS         1,650.00            .00           .00            .00           .00           .00
   0  007616     CITGO PETROLEUM CORP                  .00            .00           .00            .00           .00        131.22
   0  090219     CITGO PETROLEUM CORP               211.56            .00           .00            .00           .00           .00
   0  007793     CITY OF AKRON                         .00            .00           .00            .00           .00         55.00
   0  007684     CITY OF NIAGRA FALLS                  .00            .00           .00            .00           .00         27.50
   0  051676     CITY OF TULSA                         .00            .00           .00         137.50           .00           .00
   0  022127     CITY OF WICHITA                     27.50            .00           .00            .00           .00           .00
   0  023943     CL INDUSTRIES INC                     .00            .00           .00            .00           .00        220.00
   0  016910     CLAIROL INC                        110.00            .00           .00            .00           .00        106.50
   0  027083     CLARK FILTER                        65.00            .00           .00            .00           .00           .00
   0  008468     CLAUSSEN COMPANY                      .00            .00           .00            .00         82.50         82.50
   0  078190     CLAYTON CORPORATION                 82.50            .00           .00            .00           .00           .00
   0  077149     CLEAN HARBORS INC                1,000.00            .00           .00            .00           .00           .00
   0  012610     CLOROX COMPANY                   2,253.60            .00           .00            .00           .00           .00
   0  024856     CLOUD CORPORATION                   65.00            .00           .00            .00           .00           .00
   0  050888     CLOUGH CHEMICAL                 10,656.60            .00           .00            .00           .00           .00
   0  027341     CMX INC                               .00            .00           .00            .00           .00       3633.34
   0  004829     COASTAL EAGLE POINT OIL            137.50            .00           .00            .00           .00      1,299.00

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER
   0  075773     COASTAL ENGINERRED PROD            450.00            .00           .00            .00           .00         82.50
   0  007233     COASTAL OIL NEW YORK INC         2,800.00            .00           .00            .00           .00           .00
   0  007487     COASTAL REFINING & MARKET           80.00            .00           .00            .00           .00           .00
   0  012501     COCA COLA BOTTLING CO              110.00            .00           .00            .00           .00           .00
   0  064269     COCA COLA BOTTLING CO                 .00            .00        110.00            .00           .00        110.00
   0  070788     COCA COLA BOTTLING CO               27.50            .00           .00            .00           .00           .00
   0  001828     COCA COLA USA                    1,227.50         302.50        632.50            .00           .00      1,690.00
   0  084947     COCA COLA USA                      976.35            .00           .00            .00           .00           .00
   0  086866     COCHEM                                .00            .00           .00            .00           .00         55.00
   0  065614     COLDMATIC REFREGERATION               .00            .00           .00            .00           .00         82.50
   0  008915     COLE CHEMICALS & DIST              405.78         259.62           .00            .00           .00           .00
   0  055392     COLFAX INC                            .00            .00           .00            .00           .00        604.50
   0  017810     COLGATE PALMOLIVE COMPANY        1,429.00          68.75           .00            .00           .00        343.75
   0  063709     COLGATE PALMOLIVE COMPANY             .00            .00           .00            .00           .00        172.50
   0  017647     COLONIAL OIL INDUSTRIES               .00            .00           .00            .00           .00         27.50
   0  076467     COLONIAL PIPELINE 013245         4,965.66            .00           .00            .00           .00           .00
   0  064151     COLORCON                           538.54            .00           .00            .00           .00           .00
   0  001084     COLORITE PLASTICS                     .00            .00           .00            .00           .00      6,800.00
   0  090161     COLUMBIA FOREST PRODUCTS           302.50            .00           .00            .00           .00           .00
   0  018540     COLUMBUS MC KINNON CO            2,208.73            .00           .00            .00           .00           .00
   0  003319     COMMANDING OFFICER                    .00         275.00           .00            .00        220.00      2,159.50
   0  000522     COMMERCIAL PRODUCTS                   .00            .00           .00            .00           .00        440.00
   0  076707     COMMONWEALTH OIL CORP                 .00       1,100.00           .00            .00           .00           .00
   0  061877     COMPAC CORP                     18,000.00            .00           .00            .00           .00           .00
   0  066021     COMPONENTES MECANICAS          112,443.59            .00      1,050.30      26,885.60           .00      5,046.20-
   0  006266     COMPRESSIN POLYMERS              4,164.00            .00           .00            .00           .00           .00
   0  004180     CONCORD CHEMICAL COMPANY            55.00            .00           .00            .00           .00           .00
   0  081832     CONE MILLS CORPORATION             275.00            .00           .00            .00           .00           .00
   0  063457     CONICA CORP                         45.00            .00           .00            .00           .00      2,452.50
   0  002354     CONOCO IN                        2,746.50            .00           .00            .00           .00           .00
   0  006918     CONOCO IN                        2,417.60            .00           .00            .00           .00           .00
   0  056721     CONOCO IN                       26,471.44            .00           .00            .00           .00           .00
   0  087226     CONOCO IN                        1,277.80            .00           .00            .00           .00           .00
   0  077099     CONQUEST CHEMICALS & DIST          562.50            .00           .00            .00           .00           .00
   0  086518     CONRAIL CORPORATION                   .00            .00           .00            .00           .00        980.85
   0  059357     CONSOLIDATED ALUMINUM              348.84            .00           .00            .00           .00           .00
   0  080077     CONSOLIDATED COAL COMPANY          880.34            .00           .00            .00           .00           .00
   0  009590     CONSOLIDATED PAPER INC                .00            .00           .00            .00         90.00-          .00
   0  017661     CONSOLIDATED RAIL CORP           2,497.00            .00           .00            .00           .00           .00
   0  087835     CONSOLIDATED RAIL CORP           4,489.50            .00           .00            .00           .00      3,448.00
   0  088780     CONSOLIDATED RAIL CORP                .00            .00      3,721.25       2,876.25      3,120.00           .00
   0  080682     CONTAINER CARE                     513.75            .00           .00            .00           .00           .00
   0  019580     CONTAINER CORP OF AMERICA           27.50            .00           .00            .00           .00           .00
   0  056926     CONTAINER CORP OF AMERICA          192.50            .00           .00            .00           .00         75.00
   0  061348     CONTAINER CORP OF AMERICA             .00         612.00           .00            .00           .00           .00
   0  068766     CONTAINER CORP OF AMERICA        4,315.40            .00           .00            .00           .00           .00
   0  027704     CONTINENTAL CAN COMPANY               .00          55.00           .00            .00           .00           .00
   0  001583     CONTINENTAL INDUSTRY CH               .00            .00        137.50-           .00           .00           .00
   0  086296     CONTINENTAL TRAFFIC SVC I          192.00            .00           .00            .00           .00           .00
   0  084445     CONVENIENCE KING INC                  .00            .00           .00            .00           .00        315.00
   0  084908     CONWAY INTERMODAL                     .00            .00           .00            .00           .00        383.50

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER
   0  019350     CONWELL OIL CORPORATION          4,715.25            .00           .00            .00           .00           .00
   0  028621     COOK COMPOSITES & POLYMER        8,923.10         110.00           .00            .00           .00      1,010.80
   0  081570     COOK COMPOSITES & POLYMER           82.50            .00           .00            .00           .00           .00
   0  090053     COOK FAMILY FOODS                   27.50            .00           .00            .00           .00           .00
   0  023247     COOKSON PIGMENTS INC               447.66          27.50           .00            .00           .00        265.00
   0  083700     COOKSON PIGMENTS INC             1,548.92            .00           .00            .00           .00           .00
   0  000287     COOLEY INC                            .00            .00           .00            .00           .00         55.00
   0  090104     COON INDUSTRIES                  1,117.00            .00           .00            .00           .00           .00
   0  082195     COOPER OIL TOOL CO                    .00            .00           .00            .00           .00         82.50
   0  086380     COOPER POWER                       927.58            .00           .00            .00           .00           .00
   0  077730     COOPER POWER SYSTEMS            12,306.14          27.50-          .00            .00           .00           .00
   0  088884     COOPER POWER SYSTEMS                  .00            .00      3,253.60            .00           .00           .00
   0  019550     COOPERS CREEK CHEM CORP          2,015.00            .00           .00            .00           .00           .00
   0  020180     COPOLYMER RUBBER 7 chem          7,324.15            .00           .00            .00           .00           .00
   0  019660     CORNING GLASS COMPANY           30,774.04            .00           .00            .00           .00           .00
   0  077840     CORNWALL CHEMICALS LTD             256.80            .00           .00            .00         32.10      2,439.60
   0  077165     CORRECTIONAL ENTERPRISES           137.50            .00           .00            .00           .00           .00
   0  088671     CORRIGATED CONTAINER CO          7,517.05            .00           .00            .00           .00           .00
   0  007658     CORWOOD LABS INC                      .00          27.50           .00          61.50           .00           .00
   0  005084     COSCO INCORPORATED               1,169.00            .00           .00            .00           .00           .00
   0  084801     COUNTRYMARK CO-OP                     .00            .00           .00            .00           .00         45.00
   0  024209     COUNTY LINE QUARRY                 990.94            .00           .00            .00           .00           .00
   0  083232     COURTAULDS AEROSPACE             1,000.00            .00           .00            .00           .00           .00
   0  086543     COURTAULDS AEROSPACE            15,233.42            .00           .00            .00           .00           .00
   0  081030     COURTNEY INDUSTRIES CORP        16,001.00         484.10-       808.60          97.50-          .00       2,245.69-
   0  089928     COVENANT COAL                       45.00            .00           .00            .00           .00           .00
   0  021801     CRANE  & COMPANY                 6,411.15            .00           .00            .00           .00           .00
   0  058793     CRESCENT INKS INC                     .00            .00           .00            .00           .00        200.00
   0  015095     CRODA INC                       25,561.65            .00           .00            .00           .00           .00
   0  025515     CROMPTON & KNOWLES CORP             65.65            .00           .00            .00           .00        402.50
   0  083585     CROMPTON & KNOWLES CORP          1,067.50            .00           .00            .00           .00           .00
   0  003121     CROSS OIL & REFINING CO          1,086.90            .00           .00            .00           .00           .00
   0  084456     CROSSFIELD CHEMICAL CO                .00            .00           .00            .00           .00        150.00
   0  005819     CRYSTAL TISSUE                   3,566.22            .00        884.13         396.37           .00           .00
   0  075159     CSSI                                  .00            .00           .00            .00           .00      1,732.80
   0  055606     CUMBERLAND FARMS                   275.00            .00           .00            .00           .00           .00
   0  080424     CUSTOCHEN                        1,086.25            .00           .00       1,056.25           .00           .00
   0  083446     CUSTOM CHEMICAL                    519.78            .00           .00            .00           .00           .00
   0  005710     CUSTOM INTERCHEM INC.                 .00         552.91           .00            .00           .00           .00
   0  050889     CUSTOM PAPERS GROUP                150.50            .00           .00            .00           .00           .00
   0  020960     CYANAMID OF CANADA              22,492.42            .00        454.75       1,107.75      1,516.60        417.25
   0  064733     CYANAMID OF CANADA               6,560.61            .00           .00            .00           .00           .00
   0  078444     CYANAMID OF CANADA               8,838.20       4,643.80           .00            .00           .00           .00
   0  079499     CYANAMID OF CANADA                    .00            .00           .00         465.45           .00           .00
   0  028644     CYCLOPS CORPORATION                 82.50            .00           .00            .00           .00           .00
   0  020615     CYRO CANADA INC                    357.50            .00           .00            .00           .00           .00
   0  013957     CYRO INDUSTRIES                     48.00            .00           .00            .00           .00           .00
   0  051009     CYRO INDUSTRIES                 12,220.50         210.70           .00            .00           .00           .00
   0  083233     D K ENTERPRISES                       .00            .00           .00            .00           .00      1,330.00
   0  082898     DAIR FARM PRODUCTS                    .00            .00           .00            .00           .00        200.00
   0  016909     DANA CORPORATIONS                  110.00            .00           .00            .00           .00           .00

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER
   0  021193     DANA TRANSPORT                   4,500.00            .00           .00            .00           .00           .00
   0  021130     DANIEL INTERNATIONAL               220.00            .00           .00            .00           .00           .00
   0  003546     DAUBERT CHEMICAL COMPANY         2,512.95            .00           .00            .00           .00           .00
   0  007617     DAVID MICHAEL & CO INC                .00            .00           .00            .00        677.50           .00
   0  089123     DAVIDSON INTERIOR TRIM/TE           27.50         110.00           .00            .00           .00           .00
   0  068296     DAVIDSON INTERIOR/TEXTRO              .00            .00           .00            .00           .00        220.00
   0  021300     DAVIDSON RUBBER COMPANY               .00            .00           .00            .00           .00        125.50
   0  026355     DAVIDSON RUBBER COMPANY            192.50            .00           .00            .00           .00         75.00-
   0  008333     DAVOLIN PAINT                         .00            .00           .00            .00           .00        137.50
   0  052104     DAY-GLO COLOR                         .00            .00           .00            .00           .00        302.50
   0  078485     DE GUSSA CORP                   10,121.00            .00           .00            .00           .00      1,400.00
   0  089531     DE GUSSA CORP                       82.50            .00           .00            .00           .00           .00
   0  005111     DEFENSE ACCOUNTING OFFICE      103,514.97       5,506.00      9,532.50       8,775.00         82.50     21,911.39
   0  054724     DEFT INC                              .00            .00           .00            .00           .00         75.00-
   0  018063     DELCO ELECTRONICS CORP                .00            .00           .00            .00           .00        443.00
   0  090191     DELTA AIR INCORPORATED             735.00            .00           .00            .00           .00           .00
   0  005675     DELTA CORRUGATED                      .00            .00           .00            .00           .00         55.00
   0  010309     DELTA DISTRIBUTORS INC           1,923.90            .00           .00            .00           .00           .00
   0  006232     DELTA INDUSTRIAL COATINGS             .00            .00         27.50            .00           .00           .00
   0  016361     DELTA LABORATORIES                    .00            .00           .00            .00           .00         45.00
   0  078183     DELTA PETROLEUM PRODUCTS           943.50            .00           .00            .00           .00           .00
   0  022120     DELTA SOLVENTS & CHEM CO         3,075.00            .00           .00            .00           .00           .00
   0  071918     DELTECH CORP                   103,948.65            .00        125.00-           .00         75.50      2,396.25
   0  052649     DEMENNO KERDOON                       .00            .00           .00            .00           .00        210.00-
   0  076789     DENA CORP                             .00            .00           .00            .00           .00         55.00
   0  079647     DENALT CHEMICALS                      .00            .00           .00            .00           .00         88.81
   0  023743     DENCO INDUSTRIES                      .00            .00           .00            .00           .00        150.46
   0  004722     DENNIS CHEMICAL                     55.00            .00           .00            .00           .00           .00
   0  026905     DEPT OF ENVIRONMENTAL                 .00            .00           .00            .00         82.50         55.00
   0  083033     DERIVADOS                          540.00            .00           .00            .00           .00           .00
   0  086117     DESIGN TIME INC                       .00            .00           .00            .00           .00         92.00
   0  026965     DETREX CHEMICAL IND              1,695.31            .00           .00            .00           .00           .00
   0  090049     DEUTSCH CO                       1,306.40            .00           .00            .00           .00           .00
   0  005716     DEXTER CORPORATION                 681.75            .00           .00            .00           .00           .00
   0  070571     DEXTER CORPORATION                    .00            .00           .00            .00           .00        875.00
   0  087436     DEXTER ELECTRONIC MATERIA          683.60            .00           .00            .00           .00           .00
   0  058691     DEXTRAN PRODUCTS                      .00            .00         64.20-           .00           .00           .00
   0  077658     DIAL CORPORATION                 2,925.00            .00           .00            .00           .00           .00
   0  068163     DICEY MILLS INC                       .00            .00           .00            .00           .00         50.00
   0  002224     DICKLER CHEMICAL INC                  .00            .00           .00            .00           .00         55.00
   0  090144     DIRECTOR, DFAS INDIANAPOLI       6,742.00            .00           .00            .00           .00           .00
   0  068258     DISPOSAL SYSTEMS INC                  .00            .00           .00            .00        120.00        835.96
   0  023240     DISTILLATION PRODUCTS IND           55.00            .00           .00            .00           .00           .00
   0  007627     DIVERSEY CORPORATION               412.50         412.50        385.00         137.50        165.00        137.50
   0  090320     DIVERSEY CORPORATION                  .00            .00           .00            .00           .00        475.O0
   0  085771     DIVERSEY FABRILIFE CORP             27.50            .00           .00            .00           .00           .00
   0  086621     DIVERSIFIED CHEMICAL PROD             .00            .00        830.00       1,620.00      1,715.00      4,045.00
   0  089178     DIVERSIFIED CHEMICAL PROD           68.75            .00           .00            .00           .00           .00
   0  083423     DIVEX                                 .00            .00           .00            .00           .00     21,319.00
   0  067209     DIXIANA MILL                          .00            .00           .00            .00           .00         45.00
   0  055868     DOBER CHEMICAL CORP                 27.50            .00           .00            .00           .00           .00

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER
   0  023500     DOCK RESINS CORP                   165.00            .00           .00            .00           .00           .00
   0  023790     DOFASCO INC                      1,598.48         128.40           .00            .00           .00        761.84
   0  088599     DOMFER METALS                       64.20            .00           .00            .00           .00           .00
   0  004594     DOMINION COLOR COMPANY           1,324.66            .00           .00            .00           .00           .00
   0  001972     DOMINION FOAM CORPORATION        2,977.50            .00           .00            .00           .00           .00
   0  003430     DOMINO SUGAR CORPORATION              .00            .00           .00            .00         82.50           .00
   0  011953     DOMINO SUGAR CORPORATION            55.00            .00           .00            .00      2,608.48           .00
   0  068503     DOMINO SUGAR CORPORATION           247.50            .00           .00            .00         82.50      1,908.00
   0  081755     DOMTAR GYPSUM                       55.00            .00           .00            .00           .00           .00
   0  083704     DORAN TEXTILES INC                 459.00         459.00-          .00            .00           .00           .00
   0  010365     DOUBLE EAGLE STEEL CTG CO       12,524.20         209.00        222.50            .00           .00      1,330.00
   0  065478     DOUBLE ENVELOPE CO                    .00            .00           .00            .00           .00         55.00
   0  085232     DOVE AVIATION INC                4,727.00         565.50      1,238.00            .00           .00      2,051.60
   0  085233     DOVE AVIATION INC                2,191.00            .00           .00            .00           .00           .00
   0  004383     DOW CHEMICAL CANADA                152.00            .00           .00            .00           .00           .00
   0  023960     DOW CHEMICAL CANADA INC        134,081.06            .00           .00            .00           .00           .00
   0  064061     DOW CHEMICAL CANADA INC         12,238.73            .00           .00            .00           .00           .00
   0  066788     DOW CHEMICAL CANADA INC             45.00            .00           .00            .00           .00           .00
   0  072210     DOW CHEMICAL CANADA INC             27.50         220.00      1,159.88            .00           .00           .00
   0  086408     DOW CHEMICAL CANADA INC             90.00            .00           .00            .00           .00           .00
   0  009195     DOW CHEMICAL COMPANY               720.00            .00           .00            .00           .00           .00
   0  011679     DOW CHEMICAL COMPANY                60.00            .00           .00            .00           .00      1,931.52
   0  011904     DOW CHEMICAL COMPANY               455.00            .00           .00            .00           .00           .00
   0  023320     DOW CHEMICAL COMPANY             5,939.04            .00           .00            .00           .00           .00
   0  024000     DOW CHEMICAL COMPANY            71,633.64            .00           .00            .00           .00        673.26-
   0  024250     DOW CHEMICAL COMPANY            49,107.29       3,400.00           .00            .00           .00         90.00
   0  024300     DOW CHEMICAL COMPANY            12,773.00         577.50        120.00         360.00           .00        156.96-
   0  024470     DOW CHEMICAL COMPANY           115,175.54            .00      1,823.50         289.00-     1,761.00      3,393.52-
   0  027705     DOW CHEMICAL COMPANY             8,529.38            .00           .00            .00           .00           .00
   0  051018     DOW CHEMICAL COMPANY             4,125.00       1,315.00           .00            .00           .00           .00
   0  065107     DOW CHEMICAL COMPANY               130.00            .00           .00            .00           .00           .00
   0  069669     DOW CHEMICAL COMPANY             9,444.68            .00         45.00       1,024.24        225.00        641.90
   0  079935     DOW CHEMICAL COMPANY                  .00            .00           .00            .00           .00        120.00-
   0  083413     DOW CHEMICAL COMPANY            17,746.00            .00           .00            .00           .00           .00
   0  083890     DOW CHEMICAL COMPANY            25,394.88       9,315.00           .00            .00           .00           .00
   0  085838     DOW CHEMICAL COMPANY               560.00            .00           .00            .00           .00           .00
   0  089563     DOW CHEMICAL COMPANY               675.00            .00           .00            .00           .00           .00
   0  083615     DOW CHEMICAL COMPANY USA     1,286,481.99       1,475.66      1,100.75       1,628.38      1,960.14        507.36
   0  087784     DOW CHEMICAL COMPANY USA        58,131.51          67.50        425.71          65.00           .00           .00
   0  086251     DOW CORNING CORP./INTRA            550.00            .00           .00            .00           .00           .00
   0  000299     DOW CORNING CORPORATION          1,523.20            .00           .00            .00           .00           .00
   0  023740     DOW CORNING CORPORATION          4,390.13            .00           .00            .00           .00           .00
   0  024110     DOW CORNING CORPORATION         10,955.60            .00        140.00            .00           .00        137.50
   0  024490     DOW CORNING CORPORATION         27,687.12       8,712.00-          .00            .00           .00           .00
   0  028115     DOW CORNING CORPORATION            522.00            .00           .00            .00           .00           .00
   0  056578     DOW CORNING CORPORATION          5,052.13            .00           .00            .00           .00           .00
   0  081047     DOW ELANCO                            .00            .00           .00            .00           .00         55.00-
   0  058216     DOW INTERNATIONAL/DOMESTI        6,090.00       5,594.00           .00            .00           .00           .00
   0  090156     DOW NORTH AMERICA                2,075.32            .00           .00            .00           .00           .00
   0  086269     DOW USA                         10,096.20       1,002.50      1,275.00            .00           .00           .00
   0  005873     DOW USA EASTERN DIVSION             45.00            .00           .00            .00           .00           .00

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER
   0  083418     DOW USA LOUISIANA DIVISIO             .00            .00           .00            .00           .00        140.00-
   0  083607     DOW USA MICHIGAN DIVISION             .00            .00           .00            .00           .00        142.60-
   0  077331     DOWBRANDS INC                    6,313.67            .00         58.99            .00           .00           .00
   0  082283     DOWELANCO                          225.00            .00           .00            .00           .00           .00
   0  086164     DOWELANCO/MICHIGAN DIVISI       55,464.88            .00           .00            .00           .00           .00
   0  026271     DOWELL SCHLUMBERGER INC          3,677.60            .00           .00            .00           .00        282.50
   0  054303     DOWELL SCHLUMBERGER INC               .00            .00           .00            .00           .00      3,535.75-
   0  082930     DOWELL SCHLUMBERGER INC               .00            .00           .00            .00           .00        160.00
   0  083426     DOWELL SCHLUMBERGER INC               .00            .00           .00            .00           .00         60.00
   0  055205     DOWN RIVER                         805.00            .00           .00            .00           .00           .00
   0  012054     DREW CHEMICAL COMPANY              603.00         538.61           .00            .00           .00      4,390.19
   0  001569     DREXEL CHEMICAL COMPANY          3,865.40            .00           .00            .00           .00           .00
   0  015300     DREXEL CHEMICAL COMPANY          1,481.30            .00        334.50            .00           .00        300.00
   0  064082     DRYDEN OIL COMPANY               2,081.76            .00           .00            .00           .00        140.00
   0  024476     DSM CHEMICALS                      790.00            .00           .00            .00           .00           .00
   0  024500     DUBOIS CHEMICALS INC                55.00            .00           .00            .00         55.00           .00
   0  059629     DUBROOK                               .00            .00           .00            .00           .00      1,096.00
   0  078848     DUCK BACK PRODUCTS               3,186.25            .00           .00            .00           .00           .00
   0  078852     DUCK BACK PRODUCTS               6,572.50            .00           .00            .00           .00           .00
   0  087203     DUNCOR ENTERPRISES INC                .00            .00           .00            .00           .00      7,294.94
   0  000469     DUPONT OF CANADA LTD           271,008.06       3,432.09      3,218.30       1,525.30        555.00      8,603.98
   0  012140     DUPONT OF CANADA LTD             3,672.97            .00           .00            .00           .00           .00
   0  028685     DURAL PRODUCTS                        .00            .00           .00            .00           .00           .00
   0  009281     DURON PAINT INC                       .00            .00           .00            .00           .00        125.00
   0  080110     DUTCH CHEMICALS                     27.50            .00           .00            .00           .00           .00
   0  006205     DYNA TECH ADHESIVES INC         27,264.20         156.00           .00            .00           .00           .00
   0  076753     DYNAGEN INC                         50.00            .00           .00            .00           .00         50.00-
   0  074053     E DAVIS                               .00            .00           .00            .00           .00         55.00
   0  010753     E F HOUGHTON  & COMPANY            742.50            .00           .00         570.00        272.50      4,591.14
   0  061583     E F HOUGHTON  & COMPANY          2,568.51          62.62           .00            .00           .00        583.68
   0  005002     E I DUPONT                          27.50            .00           .00            .00           .00           .00
   0  007731     E I DUPONT                         388.50            .00           .00            .00           .00           .00
   0  008056     E I DUPONT                         540.00            .00           .00            .00           .00           .00
   0  012340     E I DUPONT                       3,118.50            .00           .00            .00           .00           .00
   0  025030     E I DUPONT                          65.00            .00           .00            .00           .00           .00
   0  025080     E I DUPONT                         302.00            .00           .00            .00           .00        896.00
   0  025240     E I DUPONT                            .00            .00           .00            .00           .00      3,366.00
   0  055075     E I DUPONT                     528,840.89       6,009.86      2,420.24         952.44           .00      5,056.66
   0  055447     E I DUPONT                         100.00            .00           .00            .00           .00           .00
   0  056579     E I DUPONT                      15,097.50            .00           .00            .00           .00           .00
   0  063426     E I DUPONT                       3,785.15            .00           .00            .00           .00           .00
   0  066073     E I DUPONT                       3,000.00       1,000.00           .00       1,000.00      2,000.00           .00
   0  085286     E I DUPONT                       5,886.50            .00           .00            .00           .00           .00
   0  085859     E I DUPONT                      28,080.00            .00           .00            .00           .00           .00
   0  014493     E I DUPONT FMIS              2,169,841.83      18,210.04      6,881.45         881.30-          .00      5,336.93-
   0  072709     E N S R OPERATIONS                 427.00            .00        715.00         854.00        427.00           .00
   0  054117     E R CARPENTER COMPANY INC             .00            .00           .00            .00           .00         27.50-
   0  020954     EASTECH CHEMICAL INC             3,219.00            .00           .00            .00           .00        200.00
   0  079581     EASTERN CONSOLIDATED UTIL             .00            .00           .00            .00           .00      2,080.60
   0  089287     EASTMAN CHEMICAL                   220.00            .00           .00            .00           .00           .00
   0  060638     EASTMAN CHEMICAL COMPANY         5,975.00         110.00           .00            .00        567.50           .00

  RCP017                   A G E D   A C C O U N T S  R E C E I V A B L E                                           AS  OF 4/30/93
CO      CUST          NAME                        0 - 90         91 - 120     121 - 150      151 - 180     181 - 210          OVER
   0  081470     EASTMAN CHEMICAL COMPAY         20,595.77       1,030.00           .00            .00           .00           .00
   0  025910     EASTMAN KODAK COMPANY           29,681.45            .00           .00            .00           .00           .00
   0  061182     ECCLESTONE INDUSTRIAL CHE          753.00            .00           .00            .00           .00        140.00
   0  074611     ECHOLAB INC                           .00            .00        516.50            .00           .00           .00
   0  075645     ECOLAB INC                            .00            .00      2,397.87       2,429.97           .00           .00
   0  088059     ECOLOCHEM INC                      157.56            .00           .00            .00           .00           .00
   0  029875     ECONOMICS LABORATORY INC            82.50            .00           .00            .00           .00           .00
   0  029885     ECONOMICS LABORATORY INC            27.50            .00           .00            .00           .00           .00
   0  057079     EDDIE MERCER INC                   150.00            .00           .00            .00           .00           .00
   0  060540     EDWARDS HIGH VACUUM              1,285.00            .00           .00            .00           .00           .00
   0  086161     EKA NOBEL INC                    9,419.00            .00           .00            .00           .00           .00
   0  089894     EKA NOBEL INC                    4,774.00            .00           .00            .00           .00           .00
   0  070153     EL PASO REFINING                      .00            .00           .00            .00           .00        140.00
   0  000155     ELF ATOCHEM                        583.00       5,094.50           .00            .00           .00           .00
   0  004633     ELF ATOCHEM                           .00            .00           .00            .00           .00      1,400.00
   0  013140     ELF ATOCHEM                        577.50            .00           .00         433.75           .00           .00
   0  023058     ELF ATOCHEM                      4,589.31            .00           .00            .00           .00           .00
   0  026312     ELF ATOCHEM                    146,396.11      19,892.40      3,774.50            .00        850.40        969.00
   0  051650     ELF ATOCHEM                     26,459.50          82.50           .00            .00           .00         61.85
   0  058913     ELF ATOCHEM                      2,452.00            .00           .00            .00           .00           .00
   0  062400     ELF ATOCHEM                      4,916.00            .00         95.00            .00           .00           .00
   0  074194     ELF ATOCHEM                     44,980.70            .00           .00       1,680.90           .00           .00
   0  074198     ELF ATOCHEM                      1,951.34       2,195.54      1,995.00            .00           .00           .00
   0  074672     ELF ATOCHEM                      3,351.00            .00      1,202.00            .00           .00       1,086.50-
   0  075485     ELF ATOCHEM                     13,642.00            .00           .00            .00           .00           .00
   0  078878     ELF ATOCHEM                     33,142.00       2,911.00-          .00       1,416.25           .00        464.00
   0  078696     ELF ATOCHEM                      1,536.40         560.30           .00            .00           .00        650.00
   0  080328     ELF ATOCHEM                      2,757.50            .00           .00            .00           .00        182.00
   0  081660     ELF ATOCHEM                     19,439.20            .00           .00            .00           .00           .00
   0  082103     ELF ATOCHEM                      3,003.75            .00           .00            .00           .00           .00
   0  086400     ELF ATOCHEM                      3,626.50            .00           .00            .00           .00        380.00
   0  089036     ELF ATOCHEM                      3,585.42            .00           .00            .00           .00           .00
   0  089149     ELF ATOCHEM                      3,438.00       1,139.90           .00            .00           .00           .00
   0  081674     ELI LILLY & COMPANY INC            852.50            .00           .00            .00           .00           .00
   0  008583     ELIZABETHTOWN WATER CO                .00            .00         26.00            .00           .00           .00
   0  005049     ELKEM METALS COMPANY             1,475.00            .00           .00            .00           .00           .00
   0  090041     ELLIOTT BROTHER STEEL CO         2,302.40            .00           .00            .00           .00           .00
   0  089694     EMBALLAGE ST JEAN                   64.20            .00           .00            .00           .00           .00
   0  089151     EMERY WORLDWIDE                     45.00            .00           .00            .00           .00           .00
   0  080551     EML ENTERPRISES                    110.00            .00         55.00            .00           .00         27.50
   0  006839     EMPAK INCORPORATED                 110.00         522.50           .00            .00           .00        897.50
   0  088481     EMPAK INCORPORATED                    .00            .00           .00         420.00           .00           .00
   0  050301     EMPIRE MARBLE                         .00            .00           .00            .00           .00         82.50
   0  062559     EMS AMERICAN GRILON                 75.00            .00           .00            .00           .00           .00
   0  023421     ENGELHARD CORPORATION                 .00            .00         25.00          75.00           .00        150.00
   0  024773     ENGELHARD CORPORATION               27.50            .00           .00            .00           .00           .00
   0  050874     ENSCO INC                             .00            .00           .00            .00           .00      2,474.00
   0  087383     ENSI                                  .00            .00           .00            .00           .00        130.00
   0  073171     ENSING PRODUCTS                       .00            .00        385.00            .00           .00           .00
   0  084737     ENSOLITE INC                       110.00            .00           .00            .00           .00           .00
   0  082429     ENTROPEX                           659.66            .00           .00            .00           .00           .00

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER
0  087498     ENVIRODYNE CORPORATION              308.30        .00       .00            .00              .00         9,840.00
0  076869     ENVIRODYNE SYSTEMS                  192.50        .00       .00            .00              .00              .00
0  088902     ENVIRONMENTAL PRODS & SER              .00   3,120.00  1,560.00            .00              .00              .00
0  084884     ENVIRONMENTAL PRODUCTS &               .00        .00       .00            .00              .00         3,750.00
0  089482     ENVIRONMENTAL WASTE CONTR           216.00        .00       .00            .00              .00              .00
0  089525     ERGON REFINING INC                2,162.00        .00       .00            .00              .00              .00
0  075320     ERIE COKE CORPORATION               137.50   1,402.50       .00            .00              .00           460.00
0  064693     ERVIN KAHLER IND                       .00        .00       .00         160.00              .00              .00
0  074828     ESSEX GROUP                         165.00        .00       .00            .00              .00              .00
0  082238     ESSEX SPECIALTY COMPANY           9,211.00        .00       .00            .00              .00              .00
0  006964     ESSO CHEMICAL CANADA                119.50        .00       .00            .00              .00              .00
0  054461     ESSO CHEMICAL CANADA              9,340.11        .00       .00            .00         1,156.53              .00
0  055563     ESSO PETROLEUM CANADA             2,898.00        .00       .00            .00         2,832.50         3,037.18
0  063293     ESSO PETROLEUM CANADA             2,805.60        .00       .00            .00              .00              .00
0  015676     ESSROC MATERIALS INC                   .00        .00       .00            .00              .00         1,843.79
0  056330     ESSROC MATERIALS INC             12,671.21        .00       .00            .00              .00         1,747.66
0  087931     ETHICHEM CORP                        82.50        .00       .00            .00              .00              .00
0  006586     ETHYL CANADA INC                  5,509.90        .00       .00            .00              .00              .00
0  006291     ETHYL CORPORATION                66,718.07     658.04       .00            .00              .00              .00
0  009091     ETHYL CORPORATION                   136.25        .00       .00            .00              .00            82.50
0  017157     ETHYL CORPORATION                 4,673.25     117.00       .00            .00              .00           115.00
0  028470     ETHYL CORPORATION                 5,348.75        .00       .00            .00              .00              .00
0  028480     ETHYL CORPORATION                37,298.85     275.00    211.00            .00           117.50              .00
0  087530     ETHYL CORPORATION                13,187.85        .00       .00            .00              .00              .00
0  088429     ETHYL CORPORATION                    27.50        .00       .00            .00              .00              .00
0  026600     ETHYL PETROLEUM ADDITIVES              .00        .00       .00            .00              .00         1,877.66
0  029955     ETHYL PETROLEUM ADDITIVES        14,241.75        .00       .00            .00              .00           295.00
0  067769     ETHYL PETROLEUM ADDITIVES              .00        .00       .00            .00         1,870.00              .00
0  088788     ETHYL PETROLEUM ADDITIVES        14,302.84        .00       .00            .00              .00              .00
0  053449     EUCLID CHEMICAL COMPANY             860.14        .00       .00            .00              .00              .00
0  079079     EURO GULF INC                          .00        .00       .00            .00              .00         2,770.04
0  075435     EVANS ADHESIVES CORP                 80.00        .00       .00            .00              .00              .00
0  010074     EVANS CHEMETICS                     137.50        .00       .00            .00              .00              .00
0  028530     EVANS CHEMETICS                   4,628.59        .00       .00            .00              .00              .00
0  011171     EVANS COOPERAGE CO INC               41.25-       .00       .00            .00              .00              .00
0  016945     EVANS COOPERAGE CO INC                 .00        .00       .00            .00              .00         2,145.00
0  004957     EVERETT V MOSER                        .00        .00       .00         131.84-             .00              .00
0  075527     EVERGREEN OIL CO                    693.00        .00       .00            .00            42.00              .00
0  065613     EXCEL OF TENNESSEE INC               82.50        .00       .00            .00              .00              .00
0  087102     EXCEL TSD INC                    19,288.32     750.00  1,725.00       1,350.00              .00              .00
0  086689     EXPERT FREIGHT INC OF GA               .00   1,603.90       .00            .00              .00           164.32
0  089661     EXPRESS CONTAINER SERVICE           211.50        .00       .00            .00              .00              .00
0  001309     EXXON CHEMICAL AMERICAS           5,711.50        .00    120.00            .00              .00           120.00
0  010101     EXXON CHEMICAL AMERICAS           1,740.46        .00       .00            .00              .00         2,213.30
0  027820     EXXON CHEMICAL AMERICAS           1,084.00        .00       .00            .00              .00              .00
0  027890     EXXON CHEMICAL AMERICAS           4,267.80        .00       .00            .00              .00          2030.50-
0  027990     EXXON CHEMICAL AMERICAS          27,058.00        .00       .00            .00              .00              .00
0  057483     EXXON CHEMICAL AMERICAS          13,393.86        .00       .00            .00              .00              .00
0  075564     EXXON CHEMICAL AMERICAS                .00        .00       .00            .00              .00           534.00
0  080405     EXXON CHEMICAL AMERICAS                .00        .00       .00            .00              .00           220.00
0  031440     EXXON CHEMICAL COMPANY            4,780.15        .00       .00            .00              .00           165.00-

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER
0  078839     EXXON CHEMICAL COMPANY            6,469.16     404.48-      .00            .00              .00              .00
0  084361     EXXON CHEMICAL COMPANY            6,000.00        .00       .00            .00              .00              .00
0  020176     EXXON CHEMICAL TRADING IN              .00        .00       .00            .00              .00            52.00
0  005676     EXXON COMPANY U S A               2,574.00        .00       .00            .00              .00              .00
0  008450     EXXON COMPANY U S A               2,847.50        .00       .00            .00              .00            27.50
0  015731     EXXON COMPANY U S A                  22.50        .00       .00            .00              .00              .00
0  027810     EXXON COMPANY U S A               2,243.00        .00  1,119.50            .00              .00           375.00
0  055439     EXXON COMPANY U S A                 440.00        .00       .00            .00              .00              .00
0  058602     EXXON COMPANY U S A              11,643.75        .00  1,120.00            .00              .00         2,336.00
0  062083     EXXON COMPANY U S A                    .00        .00       .00            .00              .00           370.80
0  072963     EXXON COMPANY U S A               1,085.00        .00       .00       1,085.00              .00              .00
0  084967     EXXON COMPANY U S A                 358.00        .00       .00            .00              .00              .00
0  090198     EZE MANUFACTURING N W INC           532.50        .00       .00            .00              .00              .00
0  056169     F E COOPER LUMBER                   944.81        .00       .00            .00              .00              .00
0  003207     F M C ACG CORPORATION             9,621.50        .00       .00            .00              .00              .00
0  016882     F M C ACG CORPORATION            14,230.36        .00       .00            .00              .00              .00
0  013391     F M C ACG CORPORATION                27.50        .00       .00            .00              .00              .00
0  030570     F M C ACG CORPORATION           132,417.25        .00       .00         238.00              .00              .00
0  057800     F M C ACG CORPORATION            61,693.57   3,667.40       .00            .00              .00              .00
0  075431     F M C ACG CORPORATION                  .00        .00       .00            .00              .00           394.28-
0  084436     F M C ACG CORPORATION            13,833.90   2,310.00       .00            .00              .00           192.50-
0  005210     F M C CORPORATION                      .00     723.00    945.00            .00              .00              .00
0  005619     F M C CORPORATION                 4,040.00      20.00       .00            .00              .00              .00
0  023007     F M C CORPORATION                 6,328.00        .00       .00            .00         1,208.80           702.00-
0  030450     F M C CORPORATION                   467.50        .00       .00            .00              .00           265.00
0  030540     F M C CORPORATION                 9,900.00   3,450.00       .00            .00              .00              .00
0  030550     F M C CORPORATION                    55.00        .00       .00          30.00              .00              .00
0  058950     F M C CORPORATION                   302.50        .00       .00            .00              .00              .00
0  074661     F M C CORPORATION                      .00        .00       .00            .00           130.50-             .00
0  079274     F M C CORPORATION                 1,936.00        .00       .00            .00              .00              .00
0  079950     F M C CORPORATION                      .00        .00       .00       1,360.00-             .00              .00
0  080136     F M C CORPORATION                 2,366.50     284.00    322.00-         80.00            27.50              .00
0  082984     F M C CORPORATION                35,177.85   2,663.26  3,949.33       1,612.00              .00         1,171.00
0  008578     F M C CORPORATION / LITHI           547.00        .00       .00            .00              .00            82.50
0  008846     F M C CORPORATION / LITHI        21,676.48        .00       .00            .00              .00           320.00
0  056935     FAESY & BESTHOFF INC              2,282.00        .00       .00            .00              .00              .00
0  001533     FAR RESEARCH INC                    192.50        .00       .00            .00              .00              .00
0  003501     FARLEY CHEMICAL & SOLVENT            45.00        .00       .00            .00              .00              .00
0  008142     FARMLAND INDUSTRIES               1,326.80        .00       .00            .00              .00              .00
0  052043     FARMLAND INDUSTRIES                 305.00        .00       .00            .00              .00              .00
0  081409     FAVESA                              220.00        .00       .00            .00              .00              .00
0  001429     FEDERAL PAPERBOARD CO                  .00      80.00       .00            .00              .00              .00
0  077354     FERRANTI PACKARD INC                192.50        .00       .00            .00              .00              .00
0  089109     FERRANTI PACKARD INC              4,486.42        .00       .00            .00              .00              .00
0  032035     FERRO CORPORATION                19,199.70        .00       .00            .00              .00           320.00
0  089537     FERTIZONA INC                       315.00        .00       .00            .00              .00              .00
0  052886     FIBER-LITE CORP                     512.00        .00       .00            .00              .00              .00
0  005595     FIEDALE CORP                        450.00        .00       .00            .00              .00              .00
0  006430     FIELDALE CORPORATION                350.00        .00       .00            .00              .00              .00
0  079639     FIELDCREST CANNON INC               472.00        .00       .00            .00              .00              .00
0  090034     FIL-PAK CO                        2,992.00        .00       .00            .00              .00              .00

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER
0  008339     FINA OIL & CHEMICAL CO                 .00        .00    688.50-           .00              .00              .00
0  009009     FINA OIL & CHEMICAL CO           33,485.26   2,480.62       .00       1,260.25              .00           552.21
0  012827     FINA OIL & CHEMICAL CO            3,982.00        .00       .00            .00            75.00              .00
0  087833     FINA OIL & CHEMICAL CO            1,968.75        .00       .00            .00              .00              .00
0  029430     FINCH PRUYN CO INC                     .00      55.00       .00            .00              .00              .00
0  000251     FINDETT CORPORATION               1,540.00        .00       .00            .00              .00              .00
0  053835     FINDLEY ADHESIVES INC             3,678.00        .00       .00            .00              .00              .00
0  075583     FIRESTONE BLDG PRODUCTS C              .00        .00       .00            .00              .00           215.00
0  054265     FIRESTONE BLDG PRODUCTS P              .00        .00       .00            .00              .00           357.50
0  006112     FIRESTONE TIRE & RUBBER             110.00        .00       .00            .00              .00              .00
0  078347     FIRMENICH INC                     1,746.30        .00       .00            .00              .00              .00
0  082301     FIRMENICH INC                        82.50        .00       .00            .00              .00              .00
0  089868     FIRST BRANDS                     10,651.53        .00       .00            .00              .00              .00
0  013671     FIRST BRANDS CORPORATION          5,482.80        .00  3,608.23            .00              .00              .00
0  076800     FIRST BRANDS CORPORATION          1,135.00        .00       .00            .00              .00              .00
0  083167     FIRST BRANDS INDUSTRIES C         2,379.60        .00       .00            .00              .00              .00
0  012230     FIRST CHEMICAL CORP               5,471.98        .00       .00            .00              .00              .00
0  012086     FISH CHEMICAL & EQUIPMENT           220.00        .00       .00            .00              .00            55.00
0  009275     FISHER GUIDE DIV OF GM                 .00        .00       .00            .00              .00           146.00-
0  029830     FISHER SCIENTIFIC                   696.00        .00       .00            .00              .00              .00
0  071965     FIVE STAR FINISHING INC             415.00        .00       .00            .00              .00              .00
0  077923     FLEISCHMANNS YEAST                  201.60        .00       .00            .00              .00              .00
0  028070     FLETCHER OIL & REFINING                .00        .00  1,044.80            .00              .00              .00
0  088456     FLETCHER OIL & REFINING                .00        .00       .00         862.00              .00              .00
0  000805     FLEX PRODUCTS                        82.50        .00       .00            .00              .00              .00
0  077095     FLEXCON COMPANY INC                 275.00        .00       .00            .00              .00              .00
0  071879     FLEXEL INC                        1,225.30        .00       .00            .00              .00              .00
0  065351     FLEXI FLO TERMINAL                     .00        .00       .00            .00              .00           100.00
0  014380     FLEXI FLO-CON RAIL                     .00        .00       .00            .00              .00           451.00
0  029870     FLEXIBLE PRODUCTS CO INC          2,706.15        .00       .00            .00              .00              .00
0  084513     FLINT INK CORPORATION                  .00        .00       .00         874.40-             .00              .00
0  088437     FLOUR A LIFE                         39.00        .00       .00            .00              .00              .00
0  061231     FLUID PACKAGING CD                  825.00     137.50    220.00            .00           192.50           467.50
0  008908     FOAM ENTERPRISES INC                100.00        .00       .00            .00              .00              .00
0  075173     FOAMEX CORPORATION                     .00        .00    275.00            .00              .00              .00
0  076986     FOAMEX CORPORATION                  110.00        .00       .00            .00              .00           110.00-
0  001028     FOAMEX PRODUCTS INC                  27.50        .00       .00            .00              .00              .00
0  072630     FOAMEX PRODUCTS INC                    .00        .00       .00            .00              .00           330.00
0  079364     FOAMEX PRODUCTS INC                  27.50        .00       .00            .00              .00              .00
0  072892     FOAMSEAL INCORPORATED             1,688.55        .00       .00            .00              .00              .00
0  078438     FOAMTEK INC                          45.00        .00       .00            .00              .00              .00
0  055717     FOGEL FUEL SERVICE                  352.82        .00       .00            .00              .00              .00
0  068512     FOOTE MINERAL COMPANY                  .00        .00       .00            .00              .00           260.00
0  002776     FORD MOTOR COMPANY                   82.50        .00       .00            .00              .00              .00
0  010329     FORD MOTOR COMPANY                  612.00        .00       .00            .00              .00           233.84
0  013152     FORD MOTOR COMPANY                     .00        .00       .00            .00              .00           433.50
0  030640     FORD MOTOR COMPANY                     .00        .00       .00          45.00              .00              .00
0  032625     FORD MOTOR COMPANY                   82.50        .00       .00            .00              .00              .00
0  051990     FORD MOTOR COMPANY                1,340.00        .00       .00            .00              .00            48.00
0  060637     FORD MOTOR COMPANY                  310.00     137.50    407.50          25.00           190.00           997.50
0  067943     FORD MOTOR COMPANY               17,379.52        .00       .00            .00              .00           643.40

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER
0  068564     FORD MOTOR COMPANY                  376.04        .00       .00            .00              .00              .00
0  071854     FORD MOTOR COMPANY                9,085.00        .00       .00            .00              .00              .00
0  075630     FORD MOTOR COMPANY                     .00     192.50       .00            .00              .00            27.50
0  078175     FORD MOTOR COMPANY                1,417.58        .00       .00            .00              .00              .00
0  079241     FORD MOTOR COMPANY                     .00        .00       .00            .00           434.00         1,773.50
0  084827     FORD MOTOR COMPANY                  715.00        .00       .00            .00              .00              .00
0  057983     FORMOSA PLASTICS CORP                55.00        .00       .00            .00              .00              .00
0  079372     FORMOSA PLASTICS CORP               540.00        .00       .00            .00              .00         3,174.90
0  065235     FORT HOWARD PAPER COMPANY           137.50        .00       .00            .00              .00              .00
0  023699     FORT ORANGE PAPER CO INC               .00        .00       .00            .00              .00           123.75
0  083344     FORTIFIBER CORP                      45.00        .00       .00            .00              .00              .00
0  004476     FOX RIVER PAPER MILLS INC           834.20        .00       .00            .00              .00              .00
0  039580     FRANCIS BARNES                      886.96        .00       .00            .00              .00              .00
0  004806     FRANKLIN INTERNATIONAL           10,596.10        .00       .00            .00              .00              .00
0  003963     FRANKLIN OIL COMPANY                   .00        .00    137.50            .00              .00              .00
0  011493     FRANKLIN PLASTICS                      .00        .00    110.00            .00            27.50            79.00
0  002241     FRASER PAPER CO LTD                 135.00   7,872.78       .00            .00              .00              .00
0  086341     FREEDOM TEXTILE CHEM GROU           220.00        .00       .00            .00              .00              .00
0  085954     FRESH PAK                              .00        .00       .00            .00              .00           878.72
0  090069     FRITO LAY                            82.50        .00       .00            .00              .00              .00
0  085240     FRITZ COMPANIES INC                    .00        .00       .00            .00              .00           322.00
0  086873     FUEL TANK MAINTENANCE             1,052.00        .00       .00            .00              .00              .00
0  077759     FUJI PHOTO FILM INC                 165.00        .00       .00            .00              .00              .00
0  081021     FULCO CHEMICAL SPECIALTY          1,932.00        .00       .00            .00              .00              .00
0  065009     FULLER SALES                     13,438.34   4,445.93  1,961.62            .00              .00              .00
0  090220     FUTURE FOAM INC                      41.25        .00       .00            .00              .00              .00
0  060429     G A F CORPORATION                      .00        .00       .00            .00              .00           110.00
0  090037     G A F CORPORATION                   260.00        .00       .00            .00              .00              .00
0  087075     G F I                               502.00        .00       .00            .00              .00              .00
0  056706     G J CHEMICAL COMPANY                 55.00        .00       .00            .00              .00              .00
0  001225     G K TECHNOLOGIES                    165.00        .00       .00            .00              .00              .00
0  028240     G R FOAM PRODUCTS CORP                 .00     110.00       .00            .00              .00              .00
0  088922     G S ROBINS                             .00        .00       .00            .00           392.80              .00
0  004170     G S ROBINS & COMPANY              4,347.70        .00     84.00-           .00              .00              .00
0  076922     G S ROBINS & COMPANY                267.50        .00       .00            .00              .00              .00
0  061056     G T S TRANS                         712.50        .00       .00            .00              .00              .00
0  050606     G W SMITH & SONS                  1,685.12     120.00       .00            .00              .00              .00
0  083375     GABRIEL CHEMICALS INC            23,925.55        .00       .00            .00              .00           395.18
0  001137     GAGE PRODUCTS COMPANY                36.00        .00       .00            .00              .00              .00
0  027801     GALLADE CHEMICAL COMPANY            238.00        .00       .00            .00              .00              .00
0  011444     GANTRADE CORPORATION                   .00     330.00       .00            .00              .00              .00
0  081114     GANTRADE CORPORATION             26,280.10        .00     48.00            .00              .00              .00
0  058520     GARDNER ASPHALT                   1,682.79        .00       .00            .00              .00              .00
0  020809     GARRETT OIL COMPANY                    .00        .00       .00            .00              .00           892.34
0  004931     GARRISON FUEL COMPANY               183.00        .00       .00            .00              .00              .00
0  010274     GARY CORP                              .00      27.50       .00            .00              .00              .00
0  088163     GATEWAY ADDITIVES                 1,485.00        .00       .00            .00              .00              .00
0  074770     GAYLORD CHEMICAL CORP             2,559.94        .00       .00            .00              .00              .00
0  058659     GAYLORD CONTAINER CORPORA              .00        .00       .00            .00              .00            27.50
0  005457     GAYLORD CONTAINERS LIMITED           27.50        .00       .00            .00              .00              .00
0  083654     GE CANADA                              .00        .00       .00            .00              .00           110.00-

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER

0  074842     GEBHARDT-VOGEL TANNING CO              .00        .00       .00            .00              .00           695.00
0  050616     GEHRING MONTGOMERY INC              781.28        .00       .00            .00              .00              .00
0  033820     GENCORP POLYMER PRODUCTS            422.10        .00       .00            .00              .00            51.27
0  082546     GENECOR                           6,791.75        .00       .00            .00              .00              .00
0  016471     GENERAL CHEMICAL CORP                  .00   1,059.72       .00            .00              .00              .00
0  032710     GENERAL CHEMICAL CORP             7,530.25     693.50       .00          27.50            27.50         4,617.00
0  053283     GENERAL CHEMICAL CORP           185,458.98   1,564.24  2,120.66         963.00         1,222.00         1,046.11
0  053948     GENERAL CHEMICAL CORP                55.00        .00       .00            .00              .00            82.50
0  055677     GENERAL CHEMICAL CORP             2,172.00        .00       .00            .00              .00              .00
0  057006     GENERAL CHEMICAL CORP             4,176.26        .00     82.50            .00              .00              .00
0  061414     GENERAL CHEMICAL CORP               110.00        .00       .00            .00              .00            55.00
0  024573     GENERAL DYNAMICS CORP                  .00        .00       .00            .00              .00         1,373.50
0  082498     GENERAL ELECTRIC CANADA           5,207.50        .00       .00         540.00              .00           270.00
0  010310     GENERAL ELECTRIC COMPANY          2,185.00        .00       .00            .00              .00              .00
0  018099     GENERAL ELECTRIC COMPANY          3,608.02        .00       .00            .00              .00              .00
0  032650     GENERAL ELECTRIC COMPANY             62.50        .00       .00            .00              .00              .00
0  033200     GENERAL ELECTRIC COMPANY         74,616.48        .00       .00            .00              .00              .00
0  033220     GENERAL ELECTRIC COMPANY            880.00      27.50       .00            .00              .00              .00
0  056044     GENERAL ELECTRIC COMPANY               .00        .00       .00            .00              .00           220.00-
0  061800     GENERAL ELECTRIC COMPANY         92,323.25        .00     82.50            .00              .00              .00
0  069700     GENERAL ELECTRIC COMPANY        417,669.90  10,364.66    150.00          90.00         2,752.30         5,112.32
0  081274     GENERAL ELECTRIC COMPANY         34,972.77   3,935.65       .00            .00              .00              .00
0  081275     GENERAL ELECTRIC COMPANY               .00   2,470.00-   375.00-           .00              .00              .00
0  081276     GENERAL ELECTRIC COMPANY        121,522.00   3,100.00       .00      20,000.00-        7,494.00-        5,952.50
0  087970     GENERAL ELECTRIC COMPANY         42,279.48        .00       .00            .00              .00              .00
0  088395     GENERAL ELECTRIC COMPANY             55.00        .00       .00            .00              .00              .00
0  088641     GENERAL ELECTRIC COMPANY          7,630.00        .00       .00            .00              .00              .00
0  010330     GENERAL ELECTRIC PLASTICS            55.00        .00       .00          60.00           120.00              .00
0  033320     GENERAL ELECTRIC PLASTICS         3,517.00        .00       .00            .00              .00              .00
0  061610     GENERAL ELECTRIC PLASTICS        11,410.50        .00       .00            .00           122.74           429.28
0  063080     GENERAL ELECTRIC PLASTICS         2,460.52   1,763.00       .00            .00              .00              .00
0  080171     GENERAL ELECTRIC PLASTICS        11,023.97        .00    440.00            .00         3,510.00              .00
0  089819     GENERAL ELECTRIC PLASTICS        60,386.50        .00       .00            .00              .00              .00
0  081072     GENERAL ELECTRIC SILICONE       173,644.50   1,995.00  2,576.00            .00              .00              .00
0  088480     GENERAL ELECTRIC SILICONE        10,946.00        .00       .00            .00              .00              .00
0  080606     GENERAL FIBER & FABRIC                 .00        .00       .00            .00              .00         1,829.07
0  003211     GENERAL FOAM CORPORATION            192.50     123.75       .00            .00              .00              .00
0  014240     GENERAL FOAM CORPORATION             55.00        .00       .00            .00              .00              .00
0  072532     GENERAL FORWARDING                3,400.00        .00       .00            .00              .00              .00
0  010945     GENERAL LATEX & CHEMICAL          2,690.00        .00       .00            .00              .00              .00
0  033500     GENERAL LATEX & CHEMICAL            270.00        .00       .00            .00              .00              .00
0  089088     GENERAL LATEX AND CHEMICA            27.50        .00       .00            .00              .00              .00
0  088028     GENERAL MOTORS                    3,000.00        .00       .00            .00              .00              .00
0  002931     GENERAL MOTORS CORP                    .00        .00       .00            .00              .00            23.00-
0  003229     GENERAL MOTORS CORP                    .00        .00    601.80-           .00              .00            23.00
0  005053     GENERAL MOTORS CORP                    .00        .00       .00            .00              .00            65.00-
0  006342     GENERAL MOTORS CORP                    .00     247.50       .00            .00              .00              .00
0  007573     GENERAL MOTORS CORP                    .00        .00       .00            .00              .00            27.50
0  008582     GENERAL MOTORS CORP                 510.00        .00       .00            .00              .00              .00
0  009505     GENERAL MOTORS CORP                 605.00     220.00       .00            .00              .00            82.50
0  028039     GENERAL MOTORS CORP               7,177.25        .00       .00            .00              .00              .00

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER

0  037530     GENERAL MOTORS CORP                  50.00        .00       .00            .00              .00              .00
0  041130     GENERAL MOTORS CORP               4,819.00     106.00       .00         117.00           117.00            94.50
0  057252     GENERAL MOTORS CORP                    .00        .00       .00            .00              .00           250.00
0  067186     GENERAL MOTORS CORP               2,006.00        .00       .00            .00              .00           702.00
0  072449     GENERAL MOTORS CORP               8,039.00        .00       .00            .00              .00              .00
0  076848     GENERAL MOTORS CORP               1,375.00     220.00    247.50         605.00           137.50         2,323.75
0  076888     GENERAL MOTORS CORP                    .00      40.00       .00            .00              .00           912.50
0  079271     GENERAL MOTORS CORP                    .00        .00       .00            .00              .00            82.50-
0  085751     GENERAL MOTORS CORP                 400.00      75.00     50.00          25.00              .00              .00
0  086710     GENERAL MOTORS CORP               3,610.80   1,203.60  1,226.60         413.00           413.00              .00
0  089363     GENERAL MOTORS CORP              14,707.50        .00       .00            .00              .00              .00
0  058065     GENERAL MOTORS CORP/FISHE           398.75        .00       .00            .00              .00              .00
0  022944     GENERAL SPICE                     2,260.47        .00       .00            .00              .00              .00
0  064492     GENERAL TIRE                           .00        .00       .00            .00              .00            75.00
0  008233     GENERAL TIRE & RUBBER CO            529.50        .00       .00            .00              .00              .00
0  037430     GENERAL TIRE & RUBBER CO               .00        .00       .00            .00              .00            55.00-
0  087869     GENESCO INC                         137.50        .00       .00            .00              .00              .00
0  028588     GENLABS                                .00        .00       .00            .00              .00           161.00
0  070914     GENOVESE INDUSTRIES                    .00        .00       .00            .00              .00           200.00
0  080448     GEOBASE FOUNDATION SYSTEM              .00        .00       .00         260.00              .00              .00
0  034020     GEORGE A GOULSTON CO             10,964.95     220.00     27.50            .00              .00           233.75
0  025323     GEORGE S COYNE                    1,127.50        .00       .00            .00              .00              .00
0  026624     GEORGIA GULF CORP                   280.00        .00       .00            .00              .00              .00
0  033950     GEORGIA GULF CORP                   149.00        .00       .00            .00              .00              .00
0  006032     GEORGIA PACIFIC CORP              6,708.95        .00       .00            .00              .00              .00
0  007064     GEORGIA PACIFIC CORP                392.00        .00       .00            .00              .00              .00
0  007509     GEORGIA PACIFIC CORP             10,152.50      75.00       .00          27.50              .00           106.50-
0  014619     GEORGIA PACIFIC CORP                 55.00        .00       .00            .00            55.00              .00
0  027395     GEORGIA PACIFIC CORP                 27.50        .00       .00            .00              .00              .00
0  034140     GEORGIA PACIFIC CORP                 60.00        .00       .00            .00              .00           120.00
0  034220     GEORGIA PACIFIC CORP              7,437.25        .00       .00            .00              .00           700.50
0  053728     GEORGIA PACIFIC CORP                957.00        .00    945.00            .00              .00              .00
0  080192     GEORGIA PACIFIC CORP                137.50        .00       .00            .00              .00              .00
0  081052     GEORGIA PACIFIC CORP              3,256.40        .00       .00            .00              .00              .00
0  082346     GEORGIA PACIFIC CORP                 82.50        .00       .00            .00              .00              .00
0  082960     GEORGIA PACIFIC CORP                 22.00      46.00       .00          21.00            21.00            42.00
0  089466     GEORGIA PACIFIC CORP                 50.00        .00       .00            .00              .00              .00
0  089866     GEORGIA PACIFIC CORP                535.96        .00       .00            .00              .00              .00
0  087898     GEORGIA POWER                       577.00        .00       .00            .00              .00              .00
0  090172     GEORGIA POWER CO                    685.50        .00       .00            .00              .00              .00
0  034090     GEORGIA POWER COMPANY               500.00        .00       .00            .00              .00              .00
0  034100     GEORGIA POWER COMPANY             1,291.36        .00       .00            .00              .00              .00
0  034110     GEORGIA POWER COMPANY             3,642.17        .00       .00            .00              .00              .00
0  090137     GERAGHTY & MILLER                 2,356.72        .00       .00            .00              .00              .00
0  054968     GIANT REFINING COMPANY                 .00        .00       .00            .00              .00           228.00
0  087906     GIBBS DYE CASTING                      .00        .00       .00          27.50              .00              .00
0  010595     GIBRALTAR CHEMICAL RESOUR         7,806.25   1,360.00    560.00         360.00           630.00         1,645.00
0  016420     GIBSON & HOMANS                        .00        .00       .00            .00              .00           550.00
0  084734     GILARDI ENVIRONMENTAL                  .00        .00       .00            .00              .00         4,420.00
0  034130     GILLETTE COMPANY                     82.50        .00       .00            .00            55.00           220.00
0  034260     GIVAUDAN CORPORATION                 52.52        .00       .00            .00            26.00              .00

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER
0  004968     GLASTIC CORPORATION               1,721.00        .00       .00            .00              .00              .00
0  056962     GLASTIC CORPORATION               5,732.60        .00       .00            .00              .00              .00
0  087297     GLAXO                                  .00        .00       .00            .00              .00         1,410.40
0  004457     GLIDDEN COMPANY                     387.50        .00       .00            .00              .00              .00
0  008860     GLIDDEN COMPANY                   1,487.00        .00       .00            .00              .00              .00
0  034440     GLIDDEN COMPANY                   6,976.50        .00    112.75            .00              .00              .00
0  034450     GLIDDEN COMPANY                   3,264.34        .00       .00            .00            55.00            55.00-
0  034870     GLIDDEN COMPANY                   1,649.25        .00       .00            .00              .00           150.00
0  080236     GLIDDEN COMPANY                        .00   4,181.35       .00            .00              .00              .00
0  024911     GLOBAL PLASTICS CORP                   .00        .00       .00            .00              .00            27.50
0  057063     GLOBE MANUFACTURING CO                 .00        .00       .00            .00              .00            52.00
0  072518     GLOBE VEDAG                       4,866.36        .00    609.90         160.50              .00              .00
0  001663     GLOUCESTER COMPANY                     .00        .00       .00            .00            82.50            55.00
0  079821     GNB BATTERIES INC                      .00        .00       .00            .00              .00           165.00
0  004692     GOLD BOND BLDG PRODUCTS           3,498.35        .00       .00            .00              .00         2,626.62
0  062238     GOLD BOND BLDG PRODUCTS                .00        .00       .00            .00              .00           168.00
0  083678     GOLD BOND BLDG PRODUCTS                .00     265.00    265.00          60.00              .00           175.00
0  084389     GOLD BOND BLDG PRODUCTS                .00        .00       .00            .00              .00           144.00
0  085934     GOLD BOND BUILDING PRODUC            82.50        .00       .00            .00              .00              .00
0  085263     GOLD KIST INC                          .00        .00       .00            .00              .00           250.00
0  020412     GOLDSCHMIDT CHEMICAL              2,011.03        .00       .00            .00              .00              .00
0  068338     GOODYEAR CANADA INC                  82.50        .00       .00            .00              .00            55.00-
0  072872     GOODYEAR CANADA INC                  55.00        .00       .00            .00              .00           156.00
0  000472     GOODYEAR TIRE & RUBBER CO         1,659.36   1,258.28-      .00         577.50         1,400.60-             .00
0  002843     GOODYEAR TIRE & RUBBER CO            82.50      55.00       .00            .00              .00           412.50
0  021599     GOODYEAR TIRE & RUBBER CO              .00        .00  1,636.00          75.00            50.00            74.82
0  035160     GOODYEAR TIRE & RUBBER CO         3,586.80        .00       .00         622.40            50.00           992.40-
0  035200     GOODYEAR TIRE & RUBBER CO        24,160.98     373.07       .00       1,021.84              .00           487.50
0  035440     GOODYEAR TIRE & RUBBER CO         2,891.16        .00       .00            .00              .00              .00
0  035630     GOODYEAR TIRE & RUBBER CO         1,650.59        .00       .00            .00              .00           971.89
0  036540     GOODYEAR TIRE & RUBBER CO           483.00        .00       .00            .00              .00              .00
0  069543     GOODYEAR TIRE & RUBBER CO         9,523.60        .00  1,360.25            .00              .00              .00
0  009716     GODMAN BROTHERS                        .00        .00       .00            .00              .00           472.00
0  065600     GOULD INC                            27.50        .00       .00            .00              .00              .00
0  012306     GPM GAS CORPORATION                    .00        .00       .00            .00              .00           192.00
0  064050     GPM GAS CORPORATION               1,350.00        .00       .00            .00              .00              .00
0  088129     GRAHAM INSULATION                   224.70        .00       .00            .00              .00              .00
0  077712     GRAHAM PRODUCTS LTD                    .00        .00       .00            .00              .00         1,475.50
0  075018     GRANITE CITY WASTE WATER               .00        .00     80.00            .00              .00           170.00
0  010272     GRANT CHEMICAL COMPANY               55.00        .00       .00            .00              .00              .00
0  035450     GRANT CHEMICAL COMPANY              476.00        .00       .00            .00           130.00              .00
0  011118     GREAT DANE INCORPORATED              55.00        .00       .00            .00              .00              .00
0  054276     GREAT DANE INCORPORATED              55.00        .00       .00          27.50              .00              .00
0  026414     GREAT LAKES CHEMICAL                 27.50        .00       .00            .00              .00              .00
0  064471     GREAT LAKES CHEMICAL CO           4,371.90   2,486.85       .00            .00              .00              .00
0  073897     GREAT LAKES CHEMICAL CORP         4,383.78        .00       .00            .00              .00              .00
0  011980     GREAT WESTERN CARPET CO              27.50        .00       .00            .00              .00            45.00
0  002276     GREAT WESTERN CHEMICAL CO           749.00      27.50       .00            .00              .00              .00
0  056625     GREAT WESTERN CHEMICAL CO           636.59        .00       .00            .00              .00              .00
0  059581     GREAT WESTERN CHEMICAL CO              .00        .00       .00            .00           334.10              .00
0  015129     GREENWALD INDUSTRIAL PROD              .00        .00       .00            .00              .00            80.00

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER
0  090000     GREGORY RYAN INC                     27.50        .00       .00            .00              .00              .00
0  088605     GRINNELL CORPORATION              1,100.88        .00       .00            .00              .00              .00
0  058094     GROW GROUP INC                      412.50        .00       .00            .00              .00              .00
0  069079     GROW GROUP INC                      192.50        .00       .00            .00              .00              .00
0  003946     GUARDSMAN PRODUCTS INC            1,721.09        .00       .00            .00              .00           225.00
0  074521     GUARDSMAN PRODUCTS INC            1,877.00     150.00       .00            .00           150.00         1,732.50
0  064216     GUELPH PRODUCTS                   5,492.30        .00       .00            .00              .00              .00
0  085573     GULF COAST SPECIALTY PROD              .00        .00       .00            .00              .00           185.00
0  052908     GULF OIL-CUMBERLAND FARM               .00        .00       .00            .00              .00            90.10
0  080524     GULF OIL-CUMBERLAND FARM          1,051.00        .00       .00            .00              .00              .00
0  001796     H B FULLER COMPANY                1,839.50        .00       .00            .00              .00              .00
0  013512     H B FULLER COMPANY                  925.00   2,416.75       .00            .00              .00              .00
0  016003     H B FULLER COMPANY                     .00        .00       .00            .00              .00           192.50
0  036265     H B FULLER COMPANY               20,314.35   2,915.00       .00            .00              .00         1,450.00-
0  052149     H B FULLER COMPANY                     .00        .00       .00            .00              .00           200.00
0  058093     H B FULLER COMPANY                  556.00        .00       .00            .00              .00              .00
0  076926     H B FULLER COMPANY                  791.00        .00       .00            .00              .00              .00
0  083223     H B FULLER COMPANY                2,766.00        .00       .00            .00              .00              .00
0  058762     H C HYDROCARBONS INC                 40.00        .00       .00            .00              .00              .00
0  086736     H C I GEORGIA INC                18,026.56        .00       .00            .00              .00              .00
0  080833     H H & K BURG OIL                  1,067.11        .00       .00            .00              .00              .00
0  010797     H HELLER COMPANY                       .00        .00       .00            .00              .00           679.50
0  086274     H HELLER COMPANY                       .00        .00       .00            .00              .00         6,223.45
0  063168     H L BLACHFORD INC                    82.50        .00       .00            .00              .00              .00
0  036250     H R SIMON & COMPANY                    .00      27.50       .00            .00              .00              .00
0  089495     HAARMAN AND REIMER, S.A.          6,066.00        .00       .00            .00              .00              .00
0  052370     HAARMANN & REIMER CORP                 .00        .00       .00            .00              .00            55.00
0  066498     HAARMANN & REIMER CORP            4,118.00        .00       .00            .00              .00              .00
0  089603     HAARMANN & REIMER CORP              467.50        .00       .00            .00              .00              .00
0  067121     HACKENSACK WATER COMPANY         70,947.60        .00       .00            .00              .00              .00
0  039590     HALL CHEMICAL COMPANY                  .00        .00       .00            .00           225.00              .00
0  025325     HALLIBURTON IND SERVICES               .00        .00       .00            .00            55.00            50.00
0  080454     HALLTOWN PAPERBOARD CO IN         1,225.00        .00       .00            .00              .00              .00
0  003813     HALTERMANN INCORPORATED              27.50        .00       .00            .00              .00              .00
0  075622     HAMILTON STANDARD                      .00        .00       .00            .00              .00            26.00
0  036880     HAMPDEN-MATHIEU CORP                341.38        .00       .00            .00              .00         2,053.15
0  011724     HAMPSHIRE CHEMICAL                  412.50        .00       .00            .00              .00              .00
0  022440     HAMPSHIRE CHEMICAL CORP           6,114.00        .00       .00            .00              .00              .00
0  089585     HAMPSHIRE CHEMICAL CORP           2,175.00        .00       .00            .00              .00              .00
0  004084     HANGSTERFERS LABS INC               412.50     330.00    110.00         165.00              .00              .00
0  075900     HANLIN CHEMICALS                       .00        .00       .00            .00              .00        65,458.42
0  078328     HANLIN CHEMICALS                       .00        .00       .00            .00              .00        10,386.90
0  083049     HANLIN CHEMICALS                       .00        .00       .00            .00              .00        13,095.74
0  059100     HAPAG-LLOYD CONTAINER LIN         2,560.00        .00       .00            .00              .00         7,933.01
0  067915     HAPAG-LLOYD CONTAINER LIN        32,794.51        .00       .00            .00              .00              .00
0  071570     HAPAG-LLOYD CONTAINER LIN         9,976.84        .00       .00            .00              .00              .00
0  085958     HAPAG-LLOYD CONTAINER LIN              .00        .00       .00            .00              .00         2,180.00
0  071756     HARBINGER                              .00     318.00       .00            .00              .00              .00
0  073648     HARBISON WALKER REF CO              484.00        .00       .00            .00              .00              .00
0  000109     HARCROS CHEMICAL INC              9,421.75        .00       .00            .00              .00           146.00
0  065681     HARCROS CHEMICAL INC                   .00        .00       .00            .00              .00         1,014.73-

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER
0  076317     HARCROS CHEMICAL INC              1,433.50        .00       .00            .00              .00              .00
0  076981     HARCROS CHEMICAL INC                   .00        .00       .00            .00              .00           137.50
0  082190     HARCROS CHEMICAL INC                110.00        .00       .00            .00              .00           758.35
0  082450     HARCROS CHEMICAL INC                670.80        .00       .00            .00              .00           294.00
0  087637     HARCROS PIGMENTS INC              3,989.60        .00       .00            .00              .00              .00
0  088634     HARCROSS CHEMICALS INC            1,795.20        .00       .00            .00              .00              .00
0  079369     HARCROSS PIGMENTS INC                82.50        .00       .00            .00              .00              .00
0  082499     HARDWICK CHEMICAL CO                 27.50        .00       .00            .00              .00              .00
0  009162     HARRIS CORPORATION                5,140.44        .00       .00            .00              .00              .00
0  059242     HARRISON RADIATOR                    82.50        .00       .00            .00              .00              .00
0  037860     HARWICK CHEMICAL CO               3,887.00        .00       .00            .00              .00              .00
0  006772     HATCO CHEMICAL CORP                  27.50        .00       .00            .00              .00              .00
0  086647     HAYES DANA                           55.00        .00       .00            .00              .00              .00
0  005264     HAYWOOD COMPANY                   1,728.00        .00       .00            .00              .00              .00
0  088470     HCI CHEMTECH DIST INC               110.00        .00       .00            .00              .00              .00
0  005727     HEDWIN CORPORATION                1,794.00        .00       .00            .00              .00           633.00
0  038180     HEICO INC                           953.58        .00       .00            .00              .00              .00
0  000827     HELENA CHEMICAL COMPANY              82.50        .00       .00            .00              .00              .00
0  012928     HELENE CURTIS INDUSTRIES          3,806.00        .00       .00            .00              .00         1,873.00
0  062503     HELENE CURTIS INDUSTRIES            220.00        .00       .00            .00              .00              .00
0  021646     HEMLOCK SEMICONDUCTOR               515.00   2,491.00       .00            .00              .00              .00
0  005156     HEMPT BROTHERS                    1,142.73        .00       .00            .00              .00              .00
0  007001     HEMPT BROTHERS                      293.53        .00       .00            .00              .00              .00
0  085763     HENDRICK MILES                         .00        .00       .00            .00            82.50              .00
0  083660     HENKEL ADHESIVES                    137.50        .00       .00            .00              .00              .00
0  062762     HENKEL ADHESIVES CORPORAT         2,448.81        .00       .00            .00              .00            80.00
0  078534     HENKEL CANADA LTD                 2,244.42        .00       .00            .00              .00              .00
0  078538     HENKEL CANADA LTD                    85.60        .00       .00            .00              .00              .00
0  002654     HENKEL CORP                         270.50        .00       .00            .00              .00              .00
0  006983     HENKEL CORP                         979.90        .00       .00            .00              .00              .00
0  014019     HENKEL CORP                       2,259.00        .00       .00            .00            41.25           334.25
0  022580     HENKEL CORP                      29,610.52        .00    235.00         137.50            27.50         6,287.83
0  022620     HENKEL CORP                         330.00     275.00     82.50          27.50              .00            27.50
0  027443     HENKEL CORP                            .00        .00       .00            .00              .00            55.00
0  027450     HENKEL CORP                       3,050.00        .00       .00            .00            75.00           610.82
0  050176     HENKEL CORP                       1,559.00     759.00       .00            .00           200.00              .00
0  058024     HENKEL CORP                     108,841.34        .00    508.75       1,827.75              .00         3,812.40-
0  064033     HENKEL CORP                       3,025.50        .00       .00            .00            55.00              .00
0  065224     HENKEL CORP                          27.50        .00       .00            .00              .00              .00
0  074736     HENKEL CORP                       4,006.60        .00       .00            .00              .00              .00
0  077370     HENKEL CORP                          55.00        .00       .00            .00              .00            98.00-
0  083300     HENKEL CORP                       9,479.25        .00       .00            .00              .00              .00
0  084175     HENKEL CORP                          55.00        .00       .00            .00              .00              .00
0  004725     HENKEL CORPORATION                3,153.60        .00       .00            .00              .00              .00
0  025605     HERCULES CANADA INC                    .00        .00       .00            .00              .00            80.00
0  038530     HERCULES CANADA INC               6,253.96        .00       .00            .00              .00              .00
0  014696     HERCULES FIBERS                   1,028.00        .00       .00            .00              .00              .00
0  007224     HERCULES INCORPORATED             2,268.50        .00       .00            .00              .00              .00
0  016884     HERCULES INCORPORATED             8,353.50        .00       .00            .00              .00              .00
0  022328     HERCULES INCORPORATED             1,876.50        .00       .00            .00              .00              .00
0  037605     HERCULES INCORPORATED             3,741.50        .00       .00            .00              .00              .00

  RCP017               A G E D    A C C O U N T S   R E C E I V A B L E                                          AS OF 4/30/93
CO   CUST     NAME                              0-90       91-120    121-150      151-180          181-210            OVER

0  038360     HERCULES INCORPORATED             7,656.50        .00       .00            .00              .00              .00
0  038400     HERCULES INCORPORATED             3,309.00        .00       .00            .00              .00              .00
0  038460     HERCULES INCORPORATED             2,386.00   1,700.00       .00            .00            23.00           325.50
0  038480     HERCULES INCORPORATED            29,467.95     637.50       .00            .00              .00           552.47
0  038490     HERCULES INCORPORATED                  .00        .00       .00            .00              .00         4,551.68-
0  038510     HERCULES INCORPORATED            13,865.00        .00       .00            .00              .00              .00
0  038550     HERCULES INCORPORATED               542.50     942.50    110.00            .00              .00           232.50
0  038560     HERCULES INCORPORATED             8,453.00        .00       .00            .00              .00              .00
0  083198     HERCULES INCORPORATED            19,748.00        .00       .00            .00              .00              .00
0  083313     HERCULES INCORPORATED                  .00     519.80       .00         200.00-             .00              .00
0  089468     HERCULES INCORPORATED            62,276.37        .00       .00            .00              .00              .00
0  075633     HERITAGE ENVIRONMENTAL SE              .00        .00       .00            .00            25.00           375.00
0  008991     HESS & CLARK INCORPORATED           625.00        .00       .00            .00              .00              .00
0  079931     HEXACOMB CORPORATON                 733.55        .00       .00            .00              .00              .00
0  001229     HICKORY SPRINGS MFG CO              110.00        .00       .00            .00              .00              .00
0  077311     HICKSON DANCHEM CORPORATI         1,886.50        .00       .00            .00              .00              .00
0  080330     HIGH POINT CHEMICAL CORP          2,527.05        .00       .00            .00              .00              .00
0  028122     HILL BROTHERS CHEMICAL                 .00   1,365.00       .00            .00         1,365.00              .00
0  053267     HILTON DAVIS COMPANY              1,042.50        .00       .00          25.00              .00              .00
0  009466     HIMONT USA INC                         .00        .00       .00            .00           150.00              .00
0  072193     HIMONT USA INC                    1,155.00        .00       .00            .00              .00              .00
0  088981     HOECHST CELANESE CHEMICAL         4,488.05        .00       .00            .00              .00              .00
0  001841     HOECHST CELANESE CORP               605.00     164.50       .00            .00              .00           199.80-
0  002480     HOECHST CELANESE CORP             4,229.25        .00       .00            .00              .00            27.50
0  003569     HOECHST CELANESE CORP             1,854.00        .00       .00            .00              .00           166.00
0  004587     HOECHST CELANESE CORP               247.50        .00       .00            .00              .00              .00
0  005563     HOECHST CELANESE CORP            17,516.77     220.00       .00         520.00              .00            82.50
0  006663     HOECHST CELANESE CORP            36,476.68        .00  2,924.60       1,901.00              .00           110.10
0  006742     HOECHST CELANESE CORP               565.00      50.00       .00            .00              .00           884.62
0  009360     HOECHST CELANESE CORP                  .00     240.00       .00            .00              .00           113.00
0  010438     HOECHST CELANESE CORP                27.50        .00       .00            .00              .00              .00
0  014790     HOECHST CELANESE CORP               110.00   5,165.00       .00          27.50              .00            55.00
0  014850     HOECHST CELANESE CORP            10,920.50     755.00       .00         505.00              .00           588.45
0  015010     HOECHST CELANESE CORP             3,325.50        .00       .00            .00              .00              .00
0  059650     HOECHST CELANESE CORP                  .00        .00       .00            .00              .00            69.00-
0  060556     HOECHST CELANESE CORP             1,260.00        .00       .00            .00              .00              .00
0  061750     HOECHST CELANESE CORP             1,097.00        .00       .00            .00              .00              .00
0  072471     HOECHST CELANESE CORP               402.50        .00       .00            .00              .00              .00
0  077732     HOECHST CELANESE CORP                  .00        .00       .00            .00              .00         1,446.94
0  083204     HOECHST CELANESE CORP                  .00        .00       .00            .00              .00           375.00
0  085890     HOECHST CELANESE CORP                  .00      27.50       .00            .00              .00              .00
0  060966     HOECHST CELANESE CORP.                 .00        .00  2,582.40            .00              .00              .00
0  038335     HOFFMAN LA ROCHE INC                472.50        .00       .00            .00              .00              .00
0  039050     HOFFMAN LA ROCHE INC             11,563.32        .00       .00         175.00              .00              .00
0  082105     HOFMANN WATER TREATING CO         1,635.31        .00       .00            .00              .00              .00
0  051640     HOLLAND COMPANY INC                    .00        .00    208.00          26.00              .00         4,767.38
0  009600     HOLLINGSWORTH & VOSE CO             880.55        .00       .00            .00              .00              .00
0  038375     HOLLINGSWORTH & VOSE CO           1,143.00        .00       .00            .00              .00              .00
0  039880     HOLLINGSWORTH & VOSE CO           1,930.36        .00       .00            .00              .00              .00
0  001724     HOLTRA CHEMICAL INC              16,368.00        .00       .00            .00              .00              .00
0  050736     HOLTRA CHEMICAL INC               2,750.50     637.86       .00            .00              .00              .00

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  087882 HOLTRACHEM                            .00              .00                .00       300.00            .00            .00
 0  006144 HOOVER UNIVERSAL INC                  .00              .00                .00          .00            .00          82.50
 0  062420 HOPEWELL REGIONAL FACILIT             .00           110.00              55.00          .00            .00            .00
 0  083307 HORIZON INDUSTRIES INC           2,862.00              .00                .00          .00            .00            .00
 0  081144 HORSEHEAD RESOURCE DEVELO        5,201.18              .00                .00          .00            .00            .00
 0  088413 HOUSMEX INC                      8,194.00              .00                .00     4,277.00            .00            .00
 0  081778 HOWELL CHEMICAL CO                 260.00              .00                .00          .00            .00         130.00
 0  017750 HOYER USA INCORPORATED          31,624.60           368.00                .00        79.00            .00         786.50
 0  078703 HOYER USA INCORPARETED                .00              .00                .00          .00            .00         805.50
 0  000973 HULS AMERICA                    17,562.61          137.50-                .00          .00            .00       4,692.69
 0  010179 HULS AMERICA                       165.00              .00                .00          .00            .00            .00
 0  017690 HULS AMERICA                       504.00              .00                .00          .00            .00            .00
 0  087536 HULS AMERICA                     4,014.40              .00                .00          .00            .00            .00
 0  087609 HULS AMERICA                     6,697.50              .00           3,225.00          .00       3,225.00       3,225.00
 0  083772 HULS AMERICA /C/O BDP INT'            .00              .00             455.00          .00            .00       1,129.30
 0  065882 HULS CANADA INC                    412.50              .00                .00          .00            .00       4,850.22
 0  039415 HUMKO PRODUCTS                        .00              .00                .00          .00            .00          90.00
 0  087427 HUMPHREY CHEMICAL COMPANY        4,316.10              .00             130.00          .00            .00            .00
 0  088672 HUMPHREY CHEMICAL COMPANY        2,900.00              .00           2,900.00          .00            .00            .00
 0  089826 HUNT PRODUCTS                       55.00              .00                .00          .00            .00            .00
 0  000952 HUNTSMAN CHEMICAL                  672.00              .00                .00          .00            .00            .00
 0  019370 HUNTSMAN CHEMICAL                  275.00              .00             522.50       275.00         825.00            .00
 0  052858 HUNTSMAN CHEMICAL               22,334.00         9,670.50           1,525.00          .00            .00         263.00
 0  089978 HUNTSMAN CHEMICAL CORP           6,984.00              .00                .00          .00            .00            .00
 0  088107 HUNTSMAN FILM PRODUCTS CO            0.00              .00                .00          .00          27.50            .00
 0  073894 HYCHEM INC                           0.00           265.00                .00          .00            .00            .00
 0  004168 HYDRITE CHEMICAL COMPANY         2,249.41              .00                .00          .00            .00            .00
 0  087300 HYDRITE CHEMICALS                  549.05              .00                .00          .00            .00         558.00
 0  087295 HYDRO SERVICES                       0.00              .00                .00          .00            .00       2,115.75
 0  006376 I P I                            1,481.34              .00                .00          .00            .00            .00
 0  033175 I S P CHEMICALS INC              2,806.35              .00                .00          .00            .00            .00
 0  007714 IBM CORP                           104.00           130.00                .00       104.00            .00         104.00
 0  054043 IBM CORP                           136.00              .00                .00          .00            .00            .00
 0  005600 ICI AMERICAS INC                33,243.82              .00             598.50       150.00       4,346.00          61.69
 0  039355 ICI AMERICAS INC                     0.00              .00                .00          .00            .00          50.00
 0  039365 ICI AMERICAS INC                     0.00              .00                .00          .00          40.00            .00
 0  040400 ICI AMERICAS INC                   658.50           184.00                .00          .00            .00         379.50-
 0  066083 ICI AMERICAS INC                     0.00              .00                .00          .00            .00         137.50
 0  089361 ICI AMERICAS INC                 5,477.00              .00                .00          .00            .00            .00
 0  089627 ICI AMERICAS INC                 3,017.87              .00                .00          .00            .00            .00
 0  090076 ICI AMERICAS INC                 2,760.00              .00                .00          .00            .00            .00
 0  065866 ICI AMERICAS INC/AGRI PRO          165.00              .00                .00       880.00            .00         118.50
 0  002558 ICI CANADA INC                   3,902.96              .00                .00          .00            .00         225.00
 0  010089 ICI CANADA INC                      64.20              .00                .00          .00            .00            .00
 0  052259 ICI EXPLOSIVES                     433.00           433.00                .00          .00            .00            .00
 0  002667 ICI NITROGEN PRODUCTS           29,954.39              .00             378.00       571.84            .00            .00
 0  060122 ICI SPECIALTY INKS               2,380.00              .00                .00          .00            .00            .00
 0  081208 ICS CHEMICAL                         0.00              .00                .00     1,177.50            .00            .00
 0  089793 ICS CHEMICAL                     3,316.75              .00                .00          .00            .00            .00
 0  040380 IDEAL CHEM & SUPPLY             21,908.78              .00                .00          .00            .00            .00
 0  040255 IFF                             31,130.20         1,690.00             655.00          .00            .00         823.75

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  040275 IFF                                260.00              .00                .00          .00            .00            .00
 0  087010 IFF DE MEXICO                    1,158.00              .00                .00          .00            .00            .00
 0  087013 IGI PETROLEUM SPECIALTIES             .00              .00                .00       165.00            .00         236.00-
 0  000747 IGLOO PRODUCTS CORP                247.50            27.50             110.00          .00            .00            .00
 0  026154 IMEX FORWARDING AGENCY             280.00              .00                .00          .00            .00            .00
 0  072651 IMPACT PLASTIC INC               8,794.91              .00                .00          .00            .00            .00
 0  056265 IMPERIAL OIL LIMITED                82.50              .00                .00          .00            .00            .00
 0  045600 IMPERIAL WALLPAPER CO            2,189.44              .00                .00          .00            .00            .00
 0  005446 IMPERIAL WEST CHEMICAL CO       58,382.21              .00           5,298.12     2,400.34         356.00            .00
 0  075760 INCEPTOR INC                        27.50              .00                .00          .00            .00            .00
 0  027881 INCO ALLOYS INTERNATIONAL          490.50              .00                .00          .00            .00            .00
 0  072098 INCO ALLOYS INTERNATIONAL          348.00              .00                .00          .00            .00            .00
 0  041640 INCO LTD                         6,814.97              .00                .00          .00            .00            .00
 0  023118 INDCO INC                        1,440.00              .00                .00          .00            .00            .00
 0  007253 INDEPENDENT CEMENT CORP            740.06           862.12             200.00       264.63          80.00       1,795.55
 0  008674 INDEPENDENT CEMENT CORP               .00              .00                .00          .00            .00         133.43-
 0  088705 INDOLEX                             53.50              .00                .00          .00            .00            .00
 0  005168 INDOPCO INC                        110.00              .00                .00          .00            .00            .00
 0  050287 INDUSTRIAL ADHESIVES                  .00              .00                .00        45.00            .00            .00
 0  064289 INDUSTRIAL CHEM-TEX              2,186.04              .00                .00          .00            .00            .00
 0  054680 INDUSTRIAL CHEMICALS                27.50              .00                .00          .00            .00            .00
 0  089756 INDUSTRIAL CHEMICALS               416.24              .00                .00          .00            .00            .00
 0  071713 INDUSTRIAL GENERAL CORP          5,217.84              .00                .00          .00            .00            .00
 0  077400 INDUSTRIAL SOLVENTS CORP              .00              .00                .00          .00            .00       2,379.42
 0  061372 INDUSTRIAS ASTROL                  900.00              .00                .00          .00            .00            .00
 0  080421 INDUSTRIAS RESISTOL S A               .00              .00                .00          .00            .00       1,950.00
 0  076325 INGRAM BARGE                       480.00              .00                .00          .00            .00            .00
 0  090068 INLAND FISHER GUIDE RIMIR        2,499.00              .00                .00          .00            .00            .00
 0  059990 INLAND ORANGE INC                     .00              .00                .00          .00            .00         600.00
 0  033920 INLAND ROME INC                  2,895.59              .00                .00          .00            .00            .00
 0  043960 INOLEX CORPORATION              21,161.88              .00                .00          .00            .00         209.00
 0  041390 INSTA FOAM                         192.50              .00                .00          .00            .00         235.00
 0  066915 INSULATING MATERIALS INC         2,249.50              .00                .00          .00            .00         141.52
 0  069819 INTAC AUTOMOTIVE PRDT INC        1,676.00              .00                .00          .00            .00            .00
 0  056570 INTER PACK CORP                    573.00              .00                .00          .00            .00            .00
 0  076879 INTERAMERICA FORWARDING            980.00              .00                .00          .00            .00            .00
 0  085243 INTERCONTINENTAL FWG             2,470.00              .00                .00          .00            .00            .00
 0  089542 INTERCORP MEXICO S A DE C        2,458.00              .00                .00          .00            .00            .00
 0  076719 INTERCORP MEXICO S A DE C        3,752.00              .00                .00          .00            .00            .00
 0  074110 INTERFLOW USA                   11,165.97              .00                .00          .00            .00       3,461.22
 0  022312 INTERLUBE CORPORATION                 .00              .00                .00          .00            .00       2,133.51
 0  064466 INTERNATIONAL CONTAINER         16,450.18        13,581.30           5,532.53     1,665.00            .00      13,479.48
 0  082379 INTERNATIONAL CONTAINER          1,736.23              .00                .00          .00            .00            .00
 0  000205 INTERNATIONAL PAPER CO             735.17              .00                .00          .00            .00            .00
 0  001483 INTERNATIONAL PAPER CO          15,084.00           210.00             402.50        75.00            .00            .00
 0  010193 INTERNATIONAL PAPER CO                .00              .00                .00          .00         229.10         111.65
 0  027231 INTERNATIONAL PAPER CO           1,835.00              .00                .00          .00            .00            .00
 0  040575 INTERNATIONAL PAPER CO                .00              .00                .00          .00            .00         777.00
 0  041120 INTERNATIONAL PAPER CO           7,959.75              .00             100.00          .00         192.50            .00
 0  041610 INTERNATIONAL PAPER CO                .00              .00                .00        27.50            .00          63.50
 0  053229 INTERNATIONAL PAPER CO                .00         3,771.00                .00          .00            .00            .00

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  084292 INTERNATIONAL PAPER CO             509.00              .00                .00          .00            .00          85.50
 0  089827 INTERNATIONAL PAPER CO           1,164.00              .00                .00          .00            .00            .00
 0  008161 INTERNATIONAL PERMALITE            617.80              .00                .00          .00         298.40       1,369.21
 0  086418 INTERNATIONAL RESOURCES I             .00              .00                .00          .00            .00         635.18
 0  052479 INTERPLAST UNIVERSAL IND           137.50              .00                .00          .00            .00            .00
 0  001057 INTERPLASTICS CORPORATION             .00              .00                .00          .00         395.00            .00
 0  058104 INTERPOLYMER CORP               24,038.50              .00                .00          .00            .00         720.00-
 0  072655 INTERPROVINCIAL COOPERATI          160.00              .00                .00          .00            .00            .00
 0  007323 INTERSOL IND CORP                     .00         2,250.01                .00          .00            .00            .00
 0  004841 INTERSTATE CHEMICAL CO                .00              .00                .00          .00            .00         230.00
 0  074498 INTERSTATE CHEMICAL CO              91.75              .00                .00          .00            .00            .00
 0  041810 INTERSTATE CONTAINER CO               .00              .00                .00          .00            .00         110.00
 0  081678 INTERSTATE RACING FUEL                .00              .00                .00          .00            .00         137.50
 0  082904 INTROSUL INC                          .00              .00                .00          .00            .00         125.00
 0  089011 INX INTERNATIONAL INK CO         1,155.32              .00                .00          .00            .00            .00
 0  087327 IONPURE TECHNOLOGIES CORP             .00              .00                .00          .00            .00          45.00-
 0  050837 ISOCYANATE PRODUCTS INC               .00            90.00                .00          .00            .00         601.80
 0  084353 ITT TEVES AMERICA                  945.01              .00                .00          .00            .00            .00
 0  089142 ITTC                            27,831.42              .00                .00          .00            .00            .00
 0  089058 ITW DEVCON                          82.50           247.50                .00          .00            .00            .00
 0  072359 IVAX INDUSTRIES                    522.50              .00                .00          .00            .00          82.50
 0  053831 IVEX CORPORATION                 1,036.00              .00                .00          .00            .00            .00
 0  074969 IZUMI CORPORATION               26,908.92              .00                .00     3,863.68            .00       8,071.37
 0  042240 J & L SPECIALTY PRODUCTS            82.50           151.25                .00          .00            .00            .00
 0  007342 J B EURELL COMPANY                    .00              .00                .00          .00            .00         920.00
 0  006949 J L PRESCOTT COMPANY               488.00              .00                .00          .00            .00            .00
 0  086356 J M HUBER CORPORATION           22,000.00              .00                .00          .00            .00            .00
 0  051309 J R SIMPLOT COMPANY                358.91              .00                .00          .00            .00            .00
 0  088024 J STERLING SERVICE CO                 .00              .00                .00          .00         550.00            .00
 0  062498 J T BAKER CHEMICAL CO                 .00              .00           1,108.69       363.72            .00       1,522.75-
 0  006300 J T BAKER INC                   35,685.25         4,876.57                .00          .00            .00          82.50-
 0  090241 JACKSON CHEMICAL                 1,690.31              .00                .00          .00            .00            .00
 0  078804 JACKSON IND UNIFORM SERVI           48.00              .00                .00          .00            .00            .00
 0  004439 JAMES RIVER CORPORATION          8,341.81              .00                .00          .00            .00            .00
 0  063383 JAMES RIVER CORPORATION               .00         1,345.00                .00        27.50            .00            .00
 0  069250 JAMES RIVER CORPORATION            655.00              .00                .00          .00            .00            .00
 0  090099 JAMES RIVER CORPORATION          1,006.80              .00                .00          .00            .00            .00
 0  059215 JAMESTOWN PLYWOOD                     .00              .00                .00          .00            .00         110.00
 0  003407 JEEP CORPORATION                    27.50              .00                .00          .00            .00            .00
 0  009674 JET PLASTICA                          .00              .00                .00          .00            .00         110.00
 0  000209 JETCO CHEMICAL INC                  40.00              .00                .00          .00            .00            .00
 0  023550 JOHN C DOLPH                        82.50           192.50             165.00      217.00-            .00            .00
 0  064698 JOHN DEERE & COMPANY             2,642.50              .00                .00          .00            .00            .00
 0  038640 JOHN R HESS & SONS INC           1,448.50              .00                .00          .00            .00            .00
 0  086235 JOHNSON & JOHNSON               18,212.70              .00                .00          .00            .00      14,667.20-
 0  087308 JOHNSON & JOHNSON                5,778.00         6,000.00                .00          .00       9,000.00-      6,032.50-
 0  084251 JOHNSON & JOHNSON INC            2,876.10              .00                .00          .00            .00            .00
 0  060952 JOHNSON CONTROLS INC                27.50              .00                .00       137.50            .00          82.50
 0  077024 JOHNSON CONTROLS INC                27.50              .00                .00          .00            .00            .00
 0  082710 JOHNSON CONTROLS INC                  .00              .00                .00       137.50            .00            .00
 0  039530 JOHNSON CONTROLS LTD                  .00              .00                .00          .00            .00         135.00

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  082015 JOHNSON MERCHANTILE CO                .00              .00                .00          .00            .00         150.00
 0  042340 JONES CHEMICAL COMPANY             539.80           100.00              50.00       100.00            .00         250.00
 0  065974 JONES CHEMICAL COMPANY                .00              .00                .00          .00         407.40       1,222.44
 0  052161 JONES HAMILTON                  13,476.90              .00                .00          .00            .00            .00
 0  056287 JONES PLASTIC & ENGINEERI        2,021.10              .00                .00          .00            .00       1,100.00
 0  061039 JUAN B CARRANZA                    140.00              .00                .00          .00            .00            .00
 0  089600 JUAN DURAN FWG                     900.00              .00                .00          .00            .00            .00
 0  055140 K & D INDUSTRIAL CLEANERS          983.50              .00                .00          .00            .00            .00
 0  088345 K & S INDUSTRIES LTD             1,634.00              .00                .00          .00            .00            .00
 0  010348 K CHEMICAL CORPORATION           1,920.00-             .00                .00          .00            .00            .00
 0  067280 K J QUINN & COMPANY                   .00            82.50                .00          .00            .00         165.00
 0  052250 KAISER ALUMINUM & CHEM           4,196.92              .00                .00          .00            .00            .00
 0  079493 KAISER ALUMINUM & CHEM           5,040.00              .00                .00          .00            .00            .00
 0  013462 KALAMA CHEMICAL INC                   .00              .00              45.00-         .00            .00            .00
 0  080324 KALAMA INTERNATIONAL               737.50              .00                .00          .00            .00            .00
 0  079107 KANEMATSU-GOSHO USA INC          3,109.00              .00                .00          .00            .00            .00
 0  089365 KARLSHAMNS USA INC                 131.80              .00                .00          .00            .00            .00
 0  081105 KELMAR                              82.50              .00                .00          .00            .00            .00
 0  056091 KEMIRA INC                       2,970.86              .00                .00          .00            .00            .00
 0  005241 KEMIRA INCORPORATED              1,982.30              .00                .00          .00            .00            .00
 0  066401 KEMTEC, INC                           .00              .00                .00          .00            .00      36,406.78
 0  059104 KENSINGTON CORPORATION           1,053.58              .00                .00       728.84         844.00      10,173.95
 0  064942 KENSINGTON CORPORATION                .00              .00                .00          .00         104.00            .00
 0  015446 KERR MC GEE CHEMICAL CORP        2,720.00              .00                .00          .00            .00            .00
 0  001036 KIMBERLY CLARK CORP                   .00              .00                .00          .00            .00         192.50
 0  042695 KIMBERLY CLARK CORP                120.00              .00                .00          .00            .00            .00
 0  043320 KIMBERLY CLARK CORP                177.61              .00                .00          .00            .00            .00
 0  076895 KIMBERLY CLARK CORP                115.00              .00                .00          .00            .00            .00
 0  089348 KIMBERLY CLARK CORP              5,108.63              .00                .00          .00            .00            .00
 0  063833 KIMBERLY-CLARK CORP                 27.50              .00                .00          .00            .00            .00
 0  060688 KING FINISHING                     909.30              .00                .00          .00            .00            .00
 0  084232 KINGS LABORATORY INC                  .00              .00                .00          .00            .00         110.00
 0  051494 KIWI BRANDS INC                  1,391.50              .00                .00          .00            .00            .00
 0  083229 KLAMATH DOORS                    1,548.60              .00                .00          .00            .00            .00
 0  043450 KLEEN BRITE LABORATORIES        11,266.50              .00                .00          .00            .00            .00
 0  006118 KMCO INCORPORATED                  100.00              .00                .00          .00            .00            .00
 0  086891 KOCH MATERIALS CO                3,811.68              .00                .00          .00            .00            .00
 0  078465 KOCH MATERIALS COMPANY                .00              .00                .00          .00            .00       1,645.70-
 0  078993 KOCH MATERIALS COMPANY           1,105.00              .00                .00          .00            .00            .00
 0  002714 KOCH SERVICE INC                   192.50              .00                .00          .00            .00            .00
 0  057843 KOCH SULFUR PRODUCTS                  .00              .00                .00          .00            .00         511.74
 0  057980 KOHLER COMPANY                      55.00              .00                .00          .00            .00            .00
 0  083780 KOKOKU STEEL CORP                   55.00              .00                .00          .00            .00            .00
 0  008997 KOLMAR LABORATORIES INC             26.26              .00                .00          .00            .00            .00
 0  009649 KOPPERS INDUSTRIES INC              55.00              .00                .00          .00            .00            .00
 0  044440 KOPPERS INDUSTRIES INC         183,898.40         8,906.90           4,917.00       615.00         484.00       2,408.00
 0  077479 KOPPERS INDUSTRIES INC                .00              .00                .00          .00       2,058.20            .00
 0  086667 KOPPERS INDUSTRIES INC          92,333.70         6,210.60             959.90     3,774.13       1,699.20       3,811.20
 0  082602 KOST GROUP                            .00              .00                .00          .00            .00          50.00
 0  005311 KRACO ENTERPRISES INC                 .00              .00                .00          .00          82.50         220.00
 0  084427 KRAFT GENERAL FOODS                   .00            82.50                .00          .00            .00            .00

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  025139 KRAFT INC DAIRY GROUP                 .00            55.00             275.00          .00          55.00            .00
 0  044650 KRAMER CHEMICAL                  3,923.00              .00                .00       160.00         130.00       2,993.06
 0  083829 KRONOS                                .00           577.50                .00        52.50            .00            .00
 0  023462 KRONOS CANADA INC               12,222.49              .00                .00          .00            .00         262.16
 0  088282 KRONOS, INC.                     2,772.60              .00                .00          .00            .00            .00
 0  086952 KROPP FORGE DIVISION             2,072.00           518.00             488.00     1,040.00            .00            .00
 0  082808 KY TN CLAY COMPANY                    .00              .00                .00          .00            .00         110.00
 0  076980 KYSOR NEEDHAM                         .00              .00              40.00          .00          60.00            .00
 0  089936 KYZEN CORPORATION                1,075.77              .00                .00          .00            .00            .00
 0  013446 L & F PRODUCTS                      27.50              .00                .00          .00            .00            .00
 0  071090 L B RUSSELL CHEMICAL CO          1,713.00              .00                .00          .00            .00            .00
 0  064659 L C I LAY-CEE INC                7,034.00              .00                .00          .00            .00            .00
 0  023715 L C I LIMITED                    8,947.50              .00                .00          .00            .00            .00
 0  014640 L C P CHEMICALS                       .00              .00                .00          .00            .00      27,320.93
 0  016698 L C P CHEMICALS                       .00              .00                .00          .00            .00         480.65
 0  064936 L C P CHEMICALS                       .00              .00                .00          .00            .00       3,610.20
 0  083052 L C P CHEMICALS                  4,725.43           879.50           1,827.01       886.96       2,778.08      14,768.38
 0  083055 L C P CHEMICALS                       .00              .00                .00          .00            .00       1,044.00
 0  084350 L M R                           11,545.00              .00                .00          .00            .00            .00
 0  089208 LA FARGE CORORATION                 36.26-             .00                .00          .00            .00            .00
 0  010803 LA ROCHE INDUSTRIES              3,810.20              .00                .00          .00            .00            .00
 0  085270 LA ROCHE INDUSTRIES                495.59              .00                .00          .00            .00            .00
 0  010201 LABBCO INCORPORATED              1,426.31              .00                .00          .00            .00            .00
 0  078214 LACLEDE STEEL                      233.60              .00                .00          .00            .00            .00
 0  087200 LACLEDE STEEL                   12,637.75              .00                .00          .00            .00            .00
 0  085931 LACLEDE STEEL CO                 1,983.75              .00                .00          .00            .00            .00
 0  066615 LAID LAW ENVIRONMENTAL                .00              .00                .00          .00            .00         535.20
 0  071453 LAID LAW ENVIRONMENTAL                .00              .00                .00          .00            .00         149.63
 0  078334 LAID LAW ENVIRONMENTAL           1,558.50              .00                .00          .00            .00            .00
 0  081697 LAIDLAW ENVIRONMENTAL SER          288.75              .00                .00          .00            .00            .00
 0  055328 LAKE RIVER TERMINAL                275.00              .00                .00          .00            .00            .00
 0  089945 LALLMAND INC                       294.25              .00                .00          .00            .00            .00
 0  057642 LAMSTEEL CORP                         .00              .00                .00          .00            .00       1,492.00
 0  075460 LAND-LINK TRAFFIC SERVICE        3,391.50         1,822.50             662.50          .00            .00            .00
 0  088801 LARRY E TYREE CO INC             3,255.00              .00                .00          .00            .00            .00
 0  089599 LARSON INTERMODAL                   60.00              .00                .00          .00            .00            .00
 0  061990 LAS VIRGENES WATER DIST               .00              .00                .00       104.00         104.00         208.00
 0  003621 LATICRETE INTERNATIONAL            405.00              .00                .00          .00            .00            .00
 0  089497 LAUGHLIN TOWING                  1,269.00              .00                .00          .00            .00            .00
 0  079998 LAVO LTEE                             .00              .00                .00          .00         257.50            .00
 0  005397 LAWRENCE MC FADDEN                 746.94              .00                .00          .00            .00            .00
 0  079240 LE CHEM                               .00              .00                .00          .00          40.00            .00
 0  054773 LE JO ENTERPRISES                     .00              .00                .00          .00         569.98            .00
 0  004703 LEA LUMBER & PLYWOOD                55.00              .00                .00          .00            .00            .00
 0  009166 LEAR SIEGLER INC                   286.00           442.00             712.00          .00            .00            .00
 0  076694 LEDERLE LABORATORIES               367.64              .00                .00          .00            .00            .00
 0  075384 LEHIGH MARBLE                         .00              .00                .00          .00            .00         165.00
 0  005741 LEHIGH PORTLAND CEMENT              27.50              .00                .00          .00            .00            .00
 0  011029 LEN RON MFG COMPANY              1,231.50              .00                .00          .00            .00          48.00
 0  053502 LENAPE CHEMICALS INC            14,807.90           287.00           1,235.44          .00          35.00       1,810.00
 0  065847 LES TRANSPORTS PROVOST             260.00              .00                .00          .00            .00            .00

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  000615 LESCHACO INCORPORATED            5,807.00           455.93                .00       326.00         651.71      11,433.17
 0  024869 LESCHACO INCORPORATED                 .00              .00                .00          .00            .00         287.50
 0  028412 LESCHACO INCORPORATED                 .00              .00                .00          .00            .00         506.00-
 0  074319 LESCHACO INCORPORATED                 .00           332.00                .00          .00            .00            .00
 0  089508 LETSOS COMPAMNY                     40.00              .00                .00          .00            .00            .00
 0  008147 LEVER BROTHERS COMPANY           9,820.53              .00                .00          .00            .00         343.90
 0  044095 LEVER BROTHERS COMPANY                .00              .00                .00          .00            .00       2,750.00
 0  046580 LEVER BROTHERS COMPANY                .00              .00                .00          .00            .00         247.50
 0  056937 LEVER/DIV OF CANADA INC               .00              .00                .00          .00            .00         533.75
 0  028608 LIBERTY SOLVENTS & CHEM            445.50              .00                .00          .00            .00            .00
 0  081775 LIGNOTECH U. S. INC                275.00              .00                .00          .00            .00            .00
 0  087696 LILLY IND COATINGS INC           2,891.50              .00                .00          .00            .00            .00
 0  085431 LILLY INDUSTRIES INC                82.50              .00                .00          .00            .00            .00
 0  086461 LINDALE MANUFACTURING                 .00              .00                .00          .00       3,227.00            .00
 0  089853 LINDE GAS                           24.68              .00                .00          .00            .00            .00
 0  006425 LION OIL COMPANY                 1,675.81              .00                .00          .00            .00            .00
 0  022738 LIQUID CARBONIC CORP             5,752.50              .00                .00          .00            .00            .00
 0  084539 LIQUID CARBONIC CORP             6,492.97              .00                .00          .00            .00            .00
 0  086934 LIQUID CARBONIC CORP             1,001.63              .00                .00          .00            .00            .00
 0  025743 LIQUID TRANSPORTERS INC               .00              .00                .00          .00            .00         461.00
 0  051103 LIQUID TRANSPORTERS INC               .00              .00                .00          .00            .00       1,535.98
 0  007230 LOGAN ALUMINUM                      24.00              .00                .00          .00            .00            .00
 0  089678 LOGISTICS MANAGEMENT SYST          750.00              .00                .00          .00            .00            .00
 0  080639 LOMAS INTERNATIONAL                   .00              .00             300.00          .00            .00            .00
 0  084818 LONG ISLAND LIGHTING COMPANY          .00              .00                .00          .00            .00         750.00
 0  004691 LONG ISLAND PAINT & CHEM              .00              .00                .00          .00            .00         125.00
 0  005534 LONZA INC                        4,718.76              .00                .00          .00            .00         267.50
 0  010458 LONZA INC                        1,217.00              .00                .00          .00            .00         488.83
 0  034820 LONZA INC                          110.00              .00                .00          .00            .00            .00
 0  044725 LONZA INC                          275.00              .00                .00          .00            .00       1,594.80
 0  065202 LOPEZ I HIJOS                         .00              .00             100.00          .00            .00            .00
 0  044765 LORD CORPORATION                    55.00              .00                .00          .00            .00            .00
 0  054643 LOUISIANA PACIFIC                     .00              .00                .00        48.00            .00            .00
 0  011971 LOXCREEN CORPORATION                27.50              .00                .00          .00            .00            .00
 0  000115 LTV STEEL COMPANY                  412.50              .00                .00          .00            .00            .00
 0  041915 LTV STEEL COMPANY                1,621.00              .00                .00          .00            .00            .00
 0  054077 LTV STEEL COMPANY                  110.00              .00                .00          .00            .00            .00
 0  003069 LUBRICATING SPECIALIES          10,718.15              .00                .00          .00            .00            .00
 0  000924 LUBBRIZOL CORPORATION              276.00              .00                .00          .00            .00            .00
 0  010037 LUBBRIZOL CORPORATION            1,035.23              .00                .00          .00            .00            .00
 0  026669 LUBBRIZOL CORPORATION            1,227.50              .00                .00          .00            .00            .00
 0  047580 LUBBRIZOL CORPORATION               82.50              .00                .00          .00            .00            .00
 0  005920 LUDLOW CORPORATION                 390.00              .00                .00          .00            .00            .00
 0  047770 LYMAN PRINT & FINISHING            705.00              .00                .00          .00            .00            .00
 0  006319 LYONDELL PETRO CHEM CO              27.50              .00                .00          .00            .00            .00
 0  069523 LYONDELL PETRO CHEM CO           8,186.70              .00                .00          .00            .00            .00
 0  078433 LYONDELL PETRO CHEM CO             227.50              .00                .00          .00            .00            .00
 0  052850 M & M MARS                      14,147.78              .00                .00          .00            .00         646.23-
 0  007446 M A BRUDER & SONS                   55.00              .00                .00          .00            .00            .00
 0  088025 MI DRILLING                      8,061.75              .00                .00          .00            .00            .00
 0  016792 MI DRILLING FLUIDS COMPANY       7,612.48         2,535.12-               .00          .00            .00            .00

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  048140 M I HOLDINGS                          .00              .00             960.75-         .00            .00            .00
 0  046215 MAC DERMID INC                     105.04              .00                .00          .00            .00            .00
 0  058900 MAC TAC CANADA LTD                    .00              .00                .00          .00            .00         460.00
 0  080195 MAC TRUCK INC                    3,332.43              .00                .00          .00            .00         442.41
 0  075195 MACTAC                             330.00              .00                .00          .00            .00            .00
 0  080139 MAERSK CONTAINER                      .00              .00                .00          .00            .00       1,874.64
 0  077205 MAGNATEK ELECTRIC INC            1,288.05              .00                .00          .00            .00            .00
 0  090061 MAGNETEK ELECTRIC INC            1,270.58              .00                .00          .00            .00            .00
 0  081287 MAINE PLASTICS INC                 467.50              .00                .00          .00            .00            .00
 0  006785 MAJOR PAINT & VARNISH                 .00              .00                .00          .00         165.00            .00
 0  048090 MALCO PRODUCTS                        .00              .00                .00          .00            .00         803.50
 0  088734 MALETTE KRAFT PULP & PAPE        5,031.59              .00                .00          .00            .00            .00
 0  006852 MALLINCKRODT INC                   516.50              .00                .00          .00            .00            .00
 0  046485 MALLINCKRODT INC                   192.50              .00                .00          .00            .00            .00
 0  057288 MALLINCKRODT INC                 5,349.74              .00                .00          .00            .00            .00
 0  008884 MANHATTAN PRODUCTS                 165.00              .00                .00          .00            .00            .00
 0  048400 MANLEY REGAN CHEMICAL CO              .00              .00                .00          .00            .00          46.00-
 0  048350 MANNINGTON MILLS INC                27.50              .00                .00          .00            .00            .00
 0  024368 MAPCO PETROLEUM INC                521.45              .00                .00          .00            .00            .00
 0  010552 MARCAL PAPER                       584.50              .00                .00          .00            .00            .00
 0  058221 MARCHEN PLASTICS                    55.00              .00                .00          .00            .00            .00
 0  070464 MARSULEX                         6,297.30              .00                .00          .00            .00         247.05
 0  022667 MARTIN MARIETTA CORP                  .00              .00                .00          .00            .00          75.00
 0  075119 MARTIN MARIETTA CORP            12,691.34              .00             234.50-         .00            .00         638.00-
 0  017586 MARTIN SURFACING & DECKIN           27.50            84.00                .00          .00            .00       2,353.00
 0  089480 MASON METALS                       192.50              .00                .00          .00            .00            .00
 0  084153 MASONITE CORP                    1,225.89              .00                .00          .00            .00            .00
 0  047095 MASONITE CORPORATION               510.50              .00                .00          .00            .00            .00
 0  017251 MASTER BUILDERS                  3,650.00              .00                .00          .00            .00            .00
 0  025245 MASTER BUILDERS                  6,996.00              .00                .00          .00            .00            .00
 0  012934 MASTERPAK SA DE CV S               280.00              .00                .00          .00            .00            .00
 0  057254 MASTERPAK SA DE CV S                  .00              .00                .00          .00            .00         810.00
 0  078451 MASTERPAK SA DE CV S                  .00              .00                .00          .00            .00         210.00-
 0  078453 MASTERPAK SA DE CV S             2,790.00              .00                .00          .00            .00            .00
 0  078454 MASTERPAK SA DE CV S                  .00              .00                .00          .00            .00       1,134.70
 0  082649 MATCHLESS METALPOLISH                 .00              .00                .00          .00            .00         137.50
 0  088694 MATERIAL RESOURCES INC                .00           695.00                .00          .00            .00            .00
 0  054213 MATHCO CO                             .00              .00                .00          .00            .00         451.00-
 0  016894 MATHIESON GAS                         800              .00                .00          .00            .00            .00
 0  062372 MATLACK INC                      1,615.93              .00                .00        52.17            .00            .00
 0  054341 MATLACK INC                             0              .00                .00          .00            .00       1,586.60
 0  066424 MATLACK INC                     20,166.41            50.50                .00          .00            .00            .00
 0  082572 MATTEL INC                       9,480.00              .00                .00          .00            .00            .00
 0  089067 MATYHY CONSTRUCTION                   .00           247.50                .00          .00            .00            .00
 0  077817 MAYCO OIL & CHEMICAL CO          2,822.85         2,145.00           2,097.50     2,230.50            .00            .00
 0  050060 MAYO CHEMICAL COMPANY               82.50              .00                .00          .00            .00            .00
 0  060751 MAZDA MOTO MFG                        .00              .00                .00          .00            .00          45.00-
 0  015903 MC DONNELL DOUGLAS CORP               .00              .00                .00          .00            .00          63.00
 0  062435 MC GRAW EDISON COMPANY                .00              .00                .00          .00            .00         585.77
 0  011334 MC NEIL CPC                      5,886.90              .00                .00          .00            .00            .00
 0  004588 MC WHORTER INC                      27.50              .00                .00          .00            .00            .00

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  027286 MCCOLL FRONTENAC INC                  .00              .00                .00          .00            .00         183.60-
 0  012214 MCLAUGHLIN GORMLEY               2,911.50              .00                .00          .00            .00            .00
 0  007973 MEAD COATED BOARD INC              375.00              .00                .00          .00            .00            .00
 0  051000 MEAD CORPORATION                 2,209.41              .00                .00          .00            .00         125.00-
 0  071158 MEAD INK PRODUCTS                     .00              .00                .00          .00            .00         200.00
 0  082610 MEAD PRODUCTS                         .00            55.00                .00          .00            .00            .00
 0  008729 MEDINA FORWARDING COMPANY          650.00              .00                .00          .00            .00            .00
 0  073066 MEGALOID LABORATORIES                 .00              .00                .00          .00            .00         598.00
 0  020593 MEIER STONE COMPANY                   .00              .00                .00        58.50            .00            .00
 0  088082 MENNEN CO LTD                       27.50            82.50                .00          .00            .00            .00
 0  051540 MENNEN COMPANY                      82.50              .00                .00          .00            .00            .00
 0  047525 MERCK & COMPANY INC             31,810.94              .00                .00          .00            .00            .00
 0  051490 MERCK & COMPANY INC             41,344.21              .00                .00          .00            .00       1,112.35
 0  051500 MERCK & COMPANY INC                632.50           587.50                .00          .00            .00            .00
 0  051510 MERCK & COMPANY INC              2,707.60              .00                .00          .00            .00            .00
 0  077973 MERCK & COMPANY INC                398.75              .00                .00          .00            .00         137.50
 0  082910 MERCK & COMPANY INC                   .00              .00                .00          .00            .00       2,160.00
 0  051460 MERICHEM COMPANY                 9,300.68              .00             302.50          .00            .00            .00
 0  076774 MERICHEM COMPANY                 2,432.11              .00                .00          .00            .00            .00
 0  085195 MERRAND INTERNATIONAL              110.00              .00                .00       589.00-        110.00       2,750.00
 0  089367 MET ELECTRIC TESTING CO I        2,279.25              .00                .00          .00            .00            .00
 0  023126 METAL WORKING LUBRICANTS         2,392.50           357.50             385.00     1,234.00          55.00       1,826.50
 0  047665 METALPLATE GALVANIZING IN       17,960.00              .00                .00          .00            .00          48.00
 0  051610 METALPLATE GALVANIZING IN             .00              .00                .00          .00            .00         815.32-
 0  000385 METROPOLITAN EDISON CO             427.96              .00                .00          .00            .00            .00
 0  087839 METROPOLITAN ENVIONMENTA              .00              .00                .00     1,105.50            .00       1,146.17
 0  089947 MEUSCA & INTERNATIONAL FW          450.00              .00                .00          .00            .00            .00
 0  022441 MFG CHEMICAL & SUPPLY              343.75              .00                .00          .00            .00            .00
 0  001667 MICHELIN TIRE AMERICAS SE           99.00            75.00                .00          .00            .00       1,859.99
 0  082896 MICHELIN TIRES                     407.50           357.50                .00          .00            .00            .00
 0  017987 MICHELMAN INC                      262.50              .00                .00          .00            .00            .00
 0  061463 MICHIGAN PAPERBOARD CO                .00           123.75             206.25        55.00            .00         123.75
 0  089021 MID MONROE PETROLEUM CO          3,100.31              .00                .00          .00            .00            .00
 0  011906 MID SOUTH WIRE COMPANY             574.87              .00                .00          .00            .00            .00
 0  086127 MID STATE OIL COMPANY              950.40              .00                .00          .00            .00            .00
 0  014919 MID STATES CHEMICAL CO           9,581.38              .00                .00          .00            .00            .00
 0  000459 MID-CONTINENT                   17,126.00           165.00                .00          .00            .00            .00
 0  051850 MIDDLETOWN ICE & COAL            1,273.08              .00                .00          .00            .00            .00
 0  074334 MIDWEST INDUSTRIAL SUPPLY             .00              .00                .00          .00            .00          27.50
 0  086109 MIGUEL SALINAS FWG                 900.00              .00                .00          .00            .00            .00
 0  074731 NIKI SANGYO                      1,764.00              .00                .00          .00            .00            .00
 0  009841 MILES INC                      270,009.53         2,297.25-            227.50    11,726.12       2,138.97       1,590.94
 0  015655 MILES INC                        3,987.25              .00                .00          .00            .00            .00
 0  048455 MILES INC                          790.00           165.00                .00          .00            .00            .00
 0  052970 MILES INC                      105,417.00        23,155.00           1,472.50    33,345.00         522.50       3,505.00
 0  053100 MILES INC                      673,811.97         5,338.17              75.00       125.00          17.50-      1,335.03-
 0  077812 MILES INC                       27,227.38         4,870.59                .00          .00         960.00            .00
 0  085366 MILES INC                       83,265.00              .00                .00          .00            .00            .00
 0  000570 MILLER BREWING COMPANY             137.50              .00                .00          .00            .00            .00
 0  002798 MILLER PLUMBING & HEATING          454.50              .00                .00          .00            .00            .00
 0  052550 MILLIKEN & COMPANY               3,514.62              .00           1,706.42     1,833.04            .00            .00

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  065448 MILPARK DRILLING                      .00           577.50                .00          .00            .00            .00
 0  085621 MILTON PLASTICS                       .00              .00                .00          .00            .00       1,409.00
 0  088817 MINCHEM CANADA LTD                 462.00              .00                .00          .00            .00            .00
 0  001709 MINE SAFETY APPLIANCE               27.50              .00                .00          .00            .00            .00
 0  014354 MINNESOTA MINING & MFG CO           82.50              .00                .00          .00            .00            .00
 0  033580 MINNESOTA MINING & MFG CO             .00            25.00                .00          .00            .00          75.00
 0  052690 MINNESOTA MINING & MFG CO          110.00              .00                .00          .00            .00            .00
 0  075341 MINNESOTA MINING & MFG CO           45.00              .00                .00          .00            .00            .00
 0  050156 MISCO PRODUCTS CORPORATIO        1,768.25              .00                .00          .00            .00            .00
 0  078684 MISTRAL TRADE CORPORATION          560.00              .00                .00          .00            .00            .00
 0  073651 MITSUI OSK LINES                   260.00              .00             385.00       501.40            .00       2,120.20
 0  005589 MOBIL CHEMICAL CORP                514.00              .00                .00          .00            .00       4,692.94
 0  069108 MOBIL CHEMICAL CORP                467.50              .00                .00          .00            .00            .00
 0  066903 MOBIL CHEMICAL CORPORATIO       10,246.00            55.00                .00          .00         590.00       2,744.25
 0  089568 MOBIL CHEMICAL CORPORATIO        3,982.50              .00                .00          .00            .00            .00
 0  015086 MOBIL OIL CORPORATION           13,442.59              .00                .00          .00            .00         889.00
 0  025679 MOBIL OIL CORPORATION                 .00         1,163.40                .00          .00            .00            .00
 0  057068 MOBIL OIL CORPORATION            2,194.00              .00                .00          .00            .00            .00
 0  057515 MOBIL OIL CORPORATION            4,545.50              .00                .00          .00            .00            .00
 0  071649 MOBIL OIL CORPORATION              402.50              .00                .00          .00            .00         249.00
 0  075330 MOBIL OIL CORPORATION                 .00              .00                .00          .00            .00       4,436.40
 0  075490 MOBIL OIL CORPORATION              884.04              .00             110.00        30.00            .00       3,574.00
 0  061224 MOBIL PROCESS TECHNOLOGY         1,801.60              .00                .00          .00            .00            .00
 0  064003 MOBIL RESEARCH CENTER                 .00              .00                .00          .00            .00         173.25
 0  089456 MOCK RESOURCES                   1,294.00              .00                .00          .00            .00            .00
 0  086940 MODERN TOOL & DYE                3,893.56              .00                .00          .00            .00            .00
 0  075635 MONA INDUSTRIES                     27.50            45.00                .00          .00            .00         288.50
 0  057957 MONONGAHELA POWER COMPANY        8,376.11              .00                .00          .00            .00            .00
 0  074268 MONROE AUTO EQUIPMENT            1,476.60              .00                .00          .00            .00            .00
 0  049335 MONSANTO CANADA INC                412.50              .00                .00          .00            .00       3,048.01
 0  085038 MONSANTO CHEMICAL COMPANY             .00              .00                .00          .00            .00         400.00-
 0  003310 MONSANTO COMPANY                    82.50              .00                .00          .00            .00            .00
 0  004651 MONSANTO COMPANY                    55.00              .00                .00          .00            .00            .00
 0  007939 MONSANTO COMPANY                    27.50              .00                .00          .00            .00         247.50-
 0  015016 MONSANTO COMPANY                   837.50              .00                .00          .00            .00            .00
 0  053470 MONSANTO COMPANY                   309.00              .00                .00          .00            .00            .00
 0  053490 MONSANTO COMPANY                89,229.47         3,668.99           1,427.87          .00       1,100.12       1,475.94
 0  053520 MONSANTO COMPANY                 3,849.62           178.75                .00          .00            .00            .00
 0  053530 MONSANTO COMPANY                 3,697.39              .00                .00          .00            .00            .00
 0  053610 MONSANTO COMPANY                 5,609.34              .00                .00          .00            .00            .00
 0  053800 MONSANTO COMPANY                 4,300.48              .00                .00          .00            .00          25.00
 0  053880 MONSANTO COMPANY                      .00              .00                .00          .00            .00         714.75
 0  058407 MONSANTO COMPANY                 5,269.70              .00             330.00          .00            .00         495.00
 0  063354 MONSANTO COMPANY                   556.00              .00                .00          .00            .00            .00
 0  078586 MONSANTO COMPANY                   903.15              .00                .00          .00            .00         112.50-
 0  082790 MONSANTO COMPANY                 5,060.75              .00             137.50          .00            .00         120.25
 0  082950 MONSANTO COMPANY                   185.00              .00                .00          .00            .00         137.50
 0  086361 MONSANTO COMPANY                      .00              .00                .00          .00            .00          55.00-
 0  089567 MONSANTO COMPANY                 5,050.00              .00                .00          .00            .00            .00
 0  090014 MONSANTO COMPANY                12,627.17              .00                .00          .00            .00            .00
 0  049405 MONSEY PRODUCTS COMPANY          2,482.79              .00                .00          .00            .00            .00

RCP017                                                          AGED ACCOUNTS RECEIVABLE                                 OF 4/30/93

CO    CUST         NAME                    0   -  90         91 - 120          121 - 150    151 - 180      181 - 210           OVER
 0  072565 MONSEY PRODUCTS COMPANY          1,037.00              .00                .00          .00            .00            .00
 0  087131 MONTGOMERY INTERMODAL               79.00              .00                .00          .00            .00            .00
 0  054110 MONTGOMERY TANK LINES                 .00              .00                .00          .00            .00         781.33-
 0  089830 MOORE ASPHALT CO                    80.00              .00                .00          .00            .00            .00
 0  008873 MORTON CHEMICAL COMPANY          3,480.00              .00                .00          .00            .00       1,319.44
 0  006674 MORTON INT'L SPECIALITY C          777.68              .00                .00          .00            .00            .00
 0  066373 MORTON INT'L SPECIALITY CH       1,989.60              .00                .00          .00            .00            .00
 0  069124 MORTON INT'L SPECIALITY CH          55.00              .00                .00          .00            .00            .00
 0  083338 MORTON INT'L SPECIALITY CH            .00              .00                .00          .00            .00         805.00
 0  054270 MORTON INTERNATIONAL               805.50              .00                .00          .00            .00       1,290.00
 0  080014 MORTON INTERNATIONAL               651.02              .00                .00          .00            .00            .00
 0  054250 MORTON SALT COMPANY                   .00              .00                .00          .00            .00         110.00-
 0  075129 MORTON THIOKOL                        .00              .00                .00          .00            .00         192.50
 0  083739 MOTOR OILS LTD                        .00              .00                .00          .00            .00         825.00
 0  071920 MOUNT CLEMENS COATING INC             .00              .00                .00          .00            .00          22.68-
 0  000286 MOZEL CHEMICAL                     220.00              .00                .00          .00            .00            .00
 0  069835 MTM HARDWICKE INC                  475.00              .00                .00          .00            .00            .00
 0  080113 MULTI CHEM INC                  20,130.94           959.02                .00          .00       2,381.82            .00
 0  083865 MULTI - CHEMICAL PROD INC          135.00              .00                .00          .00            .00            .00
 0  077692 MULTICHEM INC                      556.40              .00                .00          .00            .00            .00
 0  060602 MURPHY OIL USA INC               1,020.00              .00                .00          .00            .00            .00
 0  066194 N R G BARRIERS                        .00              .00                .00          .00            .00       1,737.50
 0  079365 N R G BARRIERS                        .00              .00                .00        27.50            .00            .00
 0  086527 N W L TRANSFORMERS INC           2,412.64              .00                .00          .00            .00            .00
 0  055480 NABISCO INCORPORATED            13,455.30              .00                .00          .00         556.60            .00
 0  007703 NACAN PRODUCTS                        .00              .00                .00          .00            .00       1,207.50
 0  084398 NACAN PRODUCTS                     275.00              .00             137.50          .00            .00            .00
 0  021654 NALCO CHEMICAL COMPANY             885.00              .00                .00          .00            .00            .00
 0  054710 NALCO CHEMICAL COMPANY           1,798.50              .00                .00          .00            .00            .00
 0  054730 NALCO CHEMICAL COMPANY          20,988.30              .00                .00          .00            .00            .00
 0  062913 NALCO CHEMICAL COMPANY           1,880.00              .00                .00          .00            .00            .00
 0  082364 NALCO CHEMICAL COMPANY           2,308.48              .00                .00          .00            .00            .00
 0  070873 NALCOMEX                           140.00              .00                .00          .00            .00            .00
 0  086030 NALCOMEX                           180.00              .00                .00          .00            .00            .00
 0  087787 NASCOTE INDUSTRIES INC           2,844.35              .00                .00          .00            .00            .00
 0  085856 NASH SALVAGE COMPANY             2,669.80              .00                .00          .00            .00            .00
 0  004056 NASHUA CORPORATION                 120.00              .00                .00          .00            .00            .00
 0  090147 NATIONAL AUTO/TRUCKSTOPS         9,847.38              .00                .00          .00            .00            .00
 0  055450 NATIONAL CHEMICAL LAB.             110.00              .00                .00          .00            .00       2,375.50
 0  026697 NATIONAL COATINGS CO               522.50              .00                .00          .00            .00            .00
 0  080111 NATIONAL FOAM CUSHON MFG              .00            40.00                .00          .00            .00            .00
 0  050145 NATIONAL GYPSUM COMPANY               .00              .00                .00          .00          82.50            .00
 0  082227 NATIONAL GYPSUM COMPANY          1,673.90              .00                .00          .00            .00            .00
 0  066834 NATIONAL PIPE CO                      .00              .00                .00          .00            .00         110.00
 0  001658 NATIONAL SOLVENTS                     .00              .00                .00          .00            .00          25.00
 0  003409 NATIONAL STARCH & CHEM CO          632.50              .00                .00          .00            .00            .00
 0  003522 NATIONAL STARCH & CHEM CO       41,165.43           765.00                .00          .00         498.00       1,536.00
 0  005201 NATIONAL STARCH & CHEM CO          260.00              .00                .00          .00            .00            .00
 0  011833 NATIONAL STARCH & CHEM CO          480.00              .00                .00          .00            .00            .00
 0  016472 NATIONAL STARCH & CHEM CO        2,420.75              .00                .00          .00            .00            .00
 0  054786 NATIONAL STARCH & CHEM CO       25,442.50              .00             364.00          .00            .00       1,120.00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90      91 - 120   121 - 150    151 - 180    181 - 210         OVER
0      055880      NATIONAL STARCH & CHEM CO             137.50           .00         .00          .00          .00          .00
0      055890      NATIONAL STARCH & CHEM CO           1,125.00           .00         .00          .00          .00          .00
0      055910      NATIONAL STARCH & CHEM CO             225.00           .00         .00          .00          .00          .00
0      055950      NATIONAL STARCH & CHEM CO           2,008.00           .00         .00          .00          .00          .00
0      074785      NATIONAL STARCH & CHEM CO           1,129.90           .00         .00          .00          .00       388.75
0      079895      NATIONAL STARCH & CHEM CO          15,624.50           .00         .00          .00          .00       843.70
0      087805      NATIONAL STARCH & CHEM CO           3,360.61           .00         .00          .00          .00          .00
0      078948      NAVISTAR INTERNATIONAL CO           4,418.50      1,682.50         .00          .00          .00          .00
0      084677      NAVISTAR INTERNATIONAL CO          19,931.00         55.00         .00          .00          .00          .00
0      060898      NED LLOYD MARINE                         .00           .00         .00          .00          .00     5,673.76-
0      077690      NEITA CHEMICAL                           .00           .00         .00          .00          .00       318.00
0      023880      NEOCHEM CORP.                       2,803.50           .00         .00          .00          .00          .00
0      056460      NEPERA PRODUCT CHEMICAL            13,154.00           .00         .00          .00          .00          .00
0      078716      NEPERA PRODUCT CHEMICAL             8,952.77           .00         .00          .00          .00          .00
0      051960      NEUTROGENA CORPORATION                145.50           .00         .00          .00          .00          .00
0      056269      NEUTRON PRODUCTS                    9,859.85           .00         .00          .00          .00          .00
0      056457      NEVILE CHEMICAL COMPANY               137.50           .00         .00          .00          .00          .00
0      057607      NEVILLE CHEMICAL COMPANY              608.00           .00         .00          .00          .00          .00
0      055629      NEVILLE SYNTHESES                  14,830.66        859.00      357.50          .00          .00          .00
0      069520      NEW CENTURY FREIGHT ASSOC                .00        946.00         .00          .00          .00          .00
0      057685      NEW DEPARTURE HYATT BEARI             791.73           .00         .00          .00          .00          .00
0      002373      NEW ENGLAND LAMINATES                    .00           .00         .00          .00          .00       322.00-
0      003956      NEW ENGLAND POWER COMPANY             810.36           .00         .00          .00          .00          .00
0      088626      NEW VENTURE GEAR                    4,363.16           .00         .00          .00          .00          .00
0      088043      NEWMAN CABLE CONST CO               1,898.50           .00         .00          .00          .00          .00
0      074264      NEWSPRINT SOUTH INC                   693.00           .00         .00          .00          .00          .00
0      010929      NIACET CORPORATION                  4,114.24           .00      190.00          .00          .00     1,430.00
0      021657      NIAGARA MOHAWK POWER CORP             508.18           .00         .00          .00          .00          .00
0      007449      NIAGARA NATIONAL COMPANY                 .00           .00         .00          .00          .00       105.00
0      086148      NICHOLAS GALVANIZING                3,407.80           .00         .00          .00          .00          .00
0      078506      NILIT AMERICA CORP                       .00           .00         .00          .00          .00       115.00
0      019646      NISSAN MOTOR MFG CORP                  82.50           .00         .00          .00          .00          .00
0      018957      NO AMER PHILLIPS LIGHTING           1,086.00           .00         .00          .00          .00          .00
0      085848      NOLAN & CUNNING INC.                6,591.00         55.00         .00       638.40       228.00          .00
0      024206      NORAMCO OF DELAWARE INC               220.00           .00         .00          .00          .00          .00
0      089080      NORFOLK SOUTHERN RWY                     .00      1,673.80-        .00          .00          .00          .00
0      086115      NORMA CADENA                        2,450.00           .00         .00          .00          .00          .00
0      009310      NORPLEX/OAK                            82.50           .00         .00          .00          .00          .00
0      081450      NORTH AMERICAN CHEMICAL               118.00           .00         .00          .00          .00          .00
0      023290      NORTH AMERICAN LOBSTER                536.00           .00         .00          .00          .00       385.00
0      079884      NORTH AMERICAN REFACTORIE           6,751.87           .00         .00          .00          .00          .00
0      052137      NORTH AMERICAN REFRACTORI             110.00           .00         .00          .00          .00          .00
0      060891      NORTH AMERICAN TRANSFORM                 .00      5,714.00         .00          .00          .00       325.00
0      005712      NORTH INDUSTRIAL CHEM                  82.50           .00         .00          .00          .00       165.00
0      088317      NORTHEAST CHEMICAL                       .00           .00         .00          .00       923.00          .00
0      005388      NORTHEAST CONTAINER                      .00           .00         .00          .00          .00       110.00
0      089133      NORTHSIDE CHEMICAL CO                    .00         27.50         .00          .00          .00          .00
0      008031      NORTON COMPANY                      2,576.84           .00         .00          .00          .00          .00
0      060842      NOVA CHEM                                .00           .00         .00          .00          .00     1,005.00
0      003619      NOVA PETROCHEMICALS INC                  .00         42.80         .00          .00          .00        45.00
0      060767      NOVACOR                             1,067.30           .00         .00          .00          .00          .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90      91 - 120   121 - 150    151 - 180    181 - 210         OVER
0      076046      NOVACOR                             6,578.42           .00         .00          .00          .00       838.32
0      058190      NOVACOR CHEMICALS CANADA               90.00           .00         .00          .00          .00          .00
0      061002      NOVACOR CHEMICALS INC                    .00           .00         .00          .00          .00     1,026.80
0      083279      NOVAGARD                                 .00           .00         .00          .00          .00       605.00
0      073274      NOVAMAX TECHNOLOGIES                   55.00           .00         .00          .00          .00          .00
0      073351      NOVO NORDISK BIOINDUSTRIA          10,908.15           .00         .00          .00          .00          .00
0      089215      NOVO NORDISK BIOINDUSTRIE                .00      2,564.40         .00          .00          .00          .00
0      081438      NOXCRETE INC                             .00           .00         .00          .00          .00     3,278.50
0      055847      NOXELL CORPORATION                    985.60           .00         .00          .00          .00          .00
0      060566      NUCOR CORPORATION                     286.00           .00         .00          .00          .00          .00
0      069856      NUHART & COMPANY INC                     .00           .00         .00          .00          .00        84.00
0      052594      NUTRASWEET COMPANY                       .00        556.00         .00          .00          .00     1,002.50
0      084226      NYLONGE CORP                           27.50           .00         .00          .00          .00          .00
0      083009      O BRIEN (PARLIN) COGEN                 52.52           .00         .00          .00          .00          .00
0      021383      O C ADHESIVES CORPORATION                .00           .00         .00          .00          .00       137.50
0      009953      O H D THERMACORE INC                1,183.00           .00         .00          .00          .00          .00
0      059890      O SULLIVAN CORPORATION              3,256.50        165.00         .00       110.00     1,550.50          .00
0      089075      O'BRIEN CORP                             .00         78.00         .00          .00          .00          .00
0      086451      OAKITE PRODUCTS INC                      .00           .00         .00     2,455.50          .00          .00
0      087815      OAKWOOD BEACH WPCP                    671.00           .00         .00          .00          .00          .00
0      007934      OCCIDENTAL CHEMICAL CORP          130,310.53      3,454.93    4,122.00-    1,460.25          .00     1,241.83-
0      008157      OCCIDENTAL CHEMICAL CORP              568.50           .00         .00          .00          .00        27.50
0      024720      OCCIDENTAL CHEMICAL CORP           13,832.11           .00         .00       151.25          .00     1,070.50
0      026303      OCCIDENTAL CHEMICAL CORP            1,032.50           .00         .00          .00          .00       640.00
0      027265      OCCIDENTAL CHEMICAL CORP              518.18         21.00-        .00          .00          .00          .00
0      038525      OCCIDENTAL CHEMICAL CORP               50.00           .00       55.00          .00          .00          .00
0      038575      OCCIDENTAL CHEMICAL CORP            6,925.10           .00      100.00-         .00          .00     4,664.10
0      039400      OCCIDENTAL CHEMICAL CORP            1,165.00     20,950.00         .00          .00          .00     1,029.75
0      051528      OCCIDENTAL CHEMICAL CORP            7,382.40        278.40       32.00          .00          .00          .00
0      055090      OCCIDENTAL CHEMICAL CORP                 .00           .00         .00          .00          .00        55.00
0      059277      OCCIDENTAL CHEMICAL CORP                 .00           .00         .00          .00          .00       384.09
0      078706      OCCIDENTAL CHEMICAL CORP            4,514.50           .00         .00          .00          .00          .00
0      079481      OCCIDENTAL CHEMICAL CORP                 .00           .00         .00          .00          .00        55.00
0      081511      OCCIDENTAL CHEMICAL CORP               99.25           .00         .00          .00          .00          .00
0      082296      OCCIDENTAL CHEMICAL CORP              586.50        110.00         .00          .00          .00       380.00
0      058890      OCTAGON PROCESSING INC                105.04           .00       78.00-         .00          .00          .00
0      026443      OHIO POLYCHEMICAL                   8,630.50         22.00-        .00          .00          .00          .00
0      090700      OHIO POLYCHEMICAL                   1,494.50           .00         .00          .00          .00          .00
0      009669      OIL CHEM INC                        1,499.79        728.84         .00          .00          .00          .00
0      014572      OLD BRIDGE CHEMICAL                      .00           .00         .00          .00          .00     9,936.53
0      087731      OLD QUAKER PAINT                         .00        234.00      150.00          .00          .00          .00
0      007320      OLES ENVELOPE CORP                     27.50           .00         .00       110.00          .00       247.50
0      007983      OLIN CORPORATION                   16,040.50           .00    1,659.00-         .00        41.25       975.75
0      059350      OLIN CORPORATION                       75.00           .00         .00          .00          .00          .00
0      059360      OLIN CORPORATION                    1,581.00           .00         .00          .00          .00        40.00-
0      059390      OLIN CORPORATION                   84,769.49      7,222.70    1,058.00     1,088.00          .00     1,354.94-
0      059400      OLIN CORPORATION                    2,391.00        325.00         .00       220.00          .00       321.58
0      059410      OLIN CORPORATION                    4,538.50           .00         .00          .00          .00          .00
0      059470      OLIN CORPORATION                    2,574.00           .00         .00          .00          .00          .00
0      082831      OLIN CORPORATION                   18,560.13      1,863.00      795.00          .00     2,154.50        82.50
0      088539      OLIN CORPORATION                   10,505.69      1,207.50      100.00-         .00          .00          .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90      91 - 120   121 - 150    151 - 180    181 - 210         OVER
0      079767      OLIN HUNT                                .00           .00         .00          .00          .00        41.25
0      051209      OLYMPIC OIL COMPANY                 1,419.00           .00         .00          .00          .00          .00
0      090019      OMEGA CHEMICAL CORP                 1,419.00           .00         .00          .00          .00          .00
0      052526      OMNICOLOGY INC                        424.00           .00         .00          .00          .00          .00
0      079982      ONTARIO HYDRO                         504.93           .00         .00          .00          .00          .00
0      080566      ONTARIO HYDRO                          45.00           .00         .00          .00          .00        32.10
0      085390      OPERATIONAL ENERGY CORP                  .00         55.00         .00          .00          .00          .00
0      089749      OPTIMA CHEMICAL                       900.00           .00         .00          .00          .00          .00
0      059680      ORMET CORPORATION                     210.00           .00         .00          .00          .00          .00
0      079741      OSCO/BRYSON INC                          .00           .00         .00          .00          .00     4,269.50
0      081782      OCSO/BRYSON INC                          .00           .00         .00          .00       185.00     3,089.40
0      077272      OSPECA ENTERPRISES                  1,800.00           .00         .00          .00          .00          .00
0      009326      OWENS CORNING FIBERGLAS                82.50           .00         .00          .00          .00          .00
0      051516      OWENS CORNING FIBERGLAS                  .00           .00         .00          .00          .00       200.00
0      059700      OWENS CORNING FIBERGLAS             9,831.33      1,133.68         .00       957.50          .00     1,853.00
0      059830      OWENS CORNING FIBERGLAS             3,022.00           .00         .00          .00          .00          .00
0      059930      OWENS CORNING FIBERGLAS                  .00           .00         .00        27.50-         .00          .00
0      088574      OWENS CORNING FIBERGLAS             3,717.00           .00         .00          .00          .00          .00
0      071343      OXY PETROCHEMICALS INC              5,675.89           .00         .00          .00          .00       395.00
0      071431      P & O CONTAINERS LIMITED                 .00           .00         .00          .00          .00       138.50
0      002173      P B & S CHEMICAL COMPANY            2,249.80           .00         .00          .00          .00          .00
0      060640      P B & S CHEMICAL COMPANY            2,873.50         63.00         .00          .00          .00          .00
0      063072      P C A EAST INC                      3,472.00           .00         .00          .00          .00       137.50
0      082020      P C I                                  27.50         27.50-        .00          .00          .00          .00
0      056869      P C R INCORPORATED                  1,183.50           .00         .00          .00       275.00          .00
0      033970      P D GEORGE COMPANY                  4,027.27           .00         .00          .00          .00          .00
0      034300      P H GLATFELTER COMPANY              8,714.25           .00      193.25       460.00        52.00       315.00
0      071793      P H GLATFELTER COMPANY                   .00           .00         .00       822.50          .00          .00
0      077873      P O CONTAINERS LIMITED                362.25           .00         .00          .00          .00          .00
0      000168      P P G INDUSTRIES INC                  165.00           .00         .00          .00          .00          .00
0      003198      P P G INDUSTRIES INC                     .00        651.80         .00          .00          .00          .00
0      007372      P P G INDUSTRIES INC                8,334.00        425.00-        .00          .00          .00       556.45-
0      018500      P P G INDUSTRIES INC                1,274.00           .00         .00          .00          .00          .00
0      018520      P P G INDUSTRIES INC                7,458.25         50.00         .00        55.00       705.00     2,929.00
0      028435      P P G INDUSTRIES INC                2,227.40           .00         .00          .00          .00          .00
0      051984      P P G INDUSTRIES INC                     .00           .00         .00          .00          .00        25.00-
0      053365      P P G INDUSTRIES INC                4,581.34           .00         .00          .00          .00       100.00-
0      053425      P P G INDUSTRIES INC                     .00           .00         .00          .00          .00        55.00
0      063230      P P G INDUSTRIES INC                     .00           .00         .00          .00          .00       765.82
0      064580      P P G INDUSTRIES INC                  277.50           .00         .00          .00          .00          .00
0      064620      P P G INDUSTRIES INC                6,969.25           .00         .00          .00          .00          .00
0      064660      P P G INDUSTRIES INC                     .00           .00         .00          .00          .00        55.00
0      064740      P P G INDUSTRIES INC                2,587.98           .00         .00          .00          .00          .00
0      075436      P P G INDUSTRIES INC                1,593.00           .00         .00          .00          .00          .00
0      077420      P P G INDUSTRIES INC               44,543.00      2,428.00    3,263.00     4,678.00     1,786.95     1,247.26
0      078033      P P G INDUSTRIES INC                     .00           .00         .00          .00       937.40          .00
0      083191      P P G INDUSTRIES INC                  409.00           .00      282.50          .00          .00       101.27-
0      009153      P Q CORPORATION                     1,723.50           .00         .00          .00          .00     1,220.46
0      018156      P Q CORPORATION                          .00           .00       27.50-         .00          .00          .00
0      022149      P Q CORPORATION                          .00           .00         .00       185.00-         .00        93.36-
0      053290      P Q CORPORATION                    28,935.00           .00      190.00          .00          .00          .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90      91 - 120   121 - 150    151 - 180    181 - 210         OVER

0      051313      P&D CONTAINERS LIMITED                432.50           .00         .00          .00          .00          .00
0      009473      PABCO PAPER PRODUCTS INC              688.00           .00         .00          .00          .00          .00
0      079852      PACE CHEMICAL INC                   7,024.03           .00         .00          .00       935.00     2,217.05
0      070673      PACIFIC ANCHOR CHEMICAL C              27.50           .00         .00          .00          .00          .00
0      088660      PACIFIC COAST                            .00        154.00         .00          .00          .00          .00
0      006360      PACIFIC INDUSTRIES INC              3,108.00           .00         .00          .00          .00          .00
0      069838      PACIFIC MOLASSES COMPANY                 .00           .00         .00          .00       247.50-         .00
0      087754      PACIFIC PAC INC                          .00           .00         .00        55.00          .00          .00
0      019295      PACKAGING CORP OF AMERICA          15,116.10           .00         .00          .00          .00          .00
0      066725      PACKAGING CORP OF AMERICA             825.00           .00         .00          .00          .00          .00
0      058874      PACKAGING SERVICES                       .00           .00       82.50          .00          .00       210.00
0      087712      PAGE CLEANING                          55.00           .00         .00          .00          .00          .00
0      066106      PAN AMERICA AIRLINES                     .00           .00         .00          .00          .00       125.00
0      060220      PANTASOTE COMPANY                   3,234.98           .00         .00          .00          .00          .00
0      072322      PANTASOTE COMPANY                        .00           .00      105.00          .00          .00       137.50
0      088433      PANTECH                                  .00           .00    4,446.00          .00          .00          .00
0      056823      PAPER MANUFACTURERS                   305.00           .00         .00          .00          .00          .00
0      085023      PARA AG INC                              .00           .00         .00          .00          .00     5,716.16
0      060280      PARA CHEMICAL INC                        .00           .00      180.00          .00          .00          .00
0      085910      PARADIGM LABS                          90.00        243.00         .00          .00          .00          .00
0      024163      PARAMOUNT FEED                        630.99           .00         .00          .00          .00          .00
0      011345      PARK CHEMICAL COMPANY               4,013.40           .00         .00          .00          .00          .00
0      021430      PARKE DAVIS & COMPANY                 165.00      1,698.30         .00          .00          .00          .00
0      005158      PARKER AMCHEM                          82.50           .00         .00          .00          .00          .00
0      020941      PARKS CORPORATION                   1,906.00           .00         .00          .00          .00          .00
0      028636      PARKS CORPORATION                   1,235.00           .00         .00          .00          .00          .00
0      060440      PARKS CORPORATION                   4,302.00           .00         .00          .00          .00          .00
0      000240      PASSONNO CORPORATION                     .00           .00         .00          .00          .00        75.00
0      089549      PATCO                                 192.50           .00         .00          .00          .00          .00
0      017785      PAULSBORO PACKAGING                    55.00           .00         .00          .00          .00        27.50
0      007172      PAULSEN WIRE                        5,381.31           .00         .00          .00          .00          .00
0      000644      PAVE MARK                              50.00         25.00-        .00          .00          .00          .00
0      028464      PCT TRANSPORT INC                     363.84           .00         .00          .00          .00          .00
0      068337      PEBRA - PETERBOROUGH                  192.50           .00         .00          .00          .00          .00
0      003017      PECTIN                                   .00           .00         .00          .00          .00     1,350.00
0      089459      PEINNACLE OIL                          65.00           .00         .00          .00          .00          .00
0      051645      PENCO INC OF LYNDHURST N               26.26           .00         .00          .00          .00          .00
0      008502      PENFORD PRODUCTS CO                 2,558.78           .00         .00          .00          .00          .00
0      054395      PENNA POWER & LIGHT CO                840.53           .00         .00          .00          .00          .00
0      062140      PENNA POWER & LIGHT CO             15,193.69           .00         .00          .00          .00          .00
0      085706      PENNTECH CORP                          55.00           .00         .00          .00          .00          .00
0      054472      PENNZOIL PRODUCTS CO                     .00           .00         .00          .00          .00       247.50
0      069887      PENNZOIL PRODUCTS CO                2,037.50           .00         .00          .00          .00          .00
0      070737      PENNZOIL PRODUCTS CO                   82.50           .00         .00          .00          .00          .00
0      071344      PENRECO                               514.00           .00         .00          .00          .00          .00
0      051090      PENTRON INC                           155.75           .00         .00          .00          .00          .00
0      002436      PERDUE INCORPORATED                 7,614.51           .00    1,084.48-         .00          .00       169.76
0      028310      PERIDOT CHEMICAL COMPANY          172,270.09           .00         .00          .00          .00     4,865.84
0      030735      PERIDOT CHEMICAL COMPANY                 .00           .00         .00          .00          .00       426.00
0      087497      PERIDOT CHEMICAL COMPANY                 .00           .00         .00          .00     1,323.44          .00
0      089607      PERKIT FOLDING BOX CORP                40.50           .00         .00          .00          .00          .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90      91 - 120   121 - 150    151 - 180    181 - 210         OVER

0      086422      PERMAGILE INDUSTRIES                     .00         84.00         .00          .00          .00          .00
0      086357      PERRIGO SILICA                        275.00           .00         .00          .00          .00          .00
0      086358      PERRIGO SILICA                           .00           .00         .00          .00          .00     2,196.00-
0      001838      PERVO PAINT COMPANY                      .00           .00         .00          .00        27.50       545.00
0      021551      PET FOODS INC                            .00        137.50         .00          .00          .00          .00
0      054126      PETRO CANADA PRODUCTS               1,956.00           .00      210.00     1,302.50     1,202.50     2,858.75
0      089114      PETRO CANADA PRODUCTS               1,907.67           .00         .00          .00          .00          .00
0      006203      PETRO CANADA VENTURES                    .00           .00         .00          .00          .00       247.50-
0      085258      PETROCEL S A                          836.00           .00         .00          .00          .00          .00
0      000373      PETROLITE CORPORATION              31,151.39        150.00    1,032.28       900.08       145.12     1,177.07
0      005098      PETROLITE CORPORATION              33,770.43           .00         .00          .00          .00       968.60
0      021995      PETROLITE CORPORATION                 220.00           .00         .00        27.50          .00       192.50
0      067218      PETROLITE CORPORATION               1,031.00           .00         .00          .00          .00          .00
0      072559      PETRON CORPORATION                  5,015.52           .00         .00          .00          .00       275.50
0      071541      PETROPLUS                             346.87           .00         .00          .00          .00       677.62
0      083884      PETROWAX PA INC                          .00           .00         .00          .00          .00     3,078.00
0      055345      PFISTER CHEMICAL WORKS                   .00           .00         .00        52.00        26.00       909.00
0      063180      PFIZER INC                            110.00           .00         .00          .00          .00          .00
0      067090      PFIZER INC                               .00           .00         .00          .00          .00       450.00
0      080463      PFIZER INC                               .00           .00         .00          .00          .00       125.00
0      055455      PHELPS DODGE CORPORATION               82.50           .00         .00          .00          .00          .00
0      052115      PHIBRO ENERGY INC                      27.50           .00         .00       411.00          .00          .00
0      004667      PHIBRO REFINING INC                   882.00           .00         .00          .00          .00          .00
0      063510      PHILA ELECTRIC COMPANY                 26.26           .00         .00          .00          .00          .00
0      088126      PHILADELPHIA CONVENTION C                .00           .00      385.00       275.00       605.00          .00
0      075832      PHILIPS COMPONENTS                  1,238.40           .00         .00          .00          .00          .00
0      076148      PHILIPS LIGHTING CORP                    .00           .00         .00          .00          .00     2,365.00-
0      011199      PHILLIP MORRIS USA                  1,425.00           .00         .00          .00          .00          .00
0      055615      PHILLIP MORRIS USA                    385.00           .00         .00          .00          .00       275.00
0      062398      PHOENIX PETROLEUM                     178.76           .00         .00          .00          .00          .00
0      064110      PHOTO CIRCUIT COMPANY                  26.26           .00         .00          .00          .00       338.00-
0      053345      PHTHALCHEM INC                        100.00           .00         .00          .00          .00          .00
0      081953      PICKETT ENTERPRISES INC                  .00           .00         .00          .00          .00     4,103.58
0      060094      PIEDMONT LABS                         285.00           .00         .00          .00          .00          .00
0      000797      PIERCE & STEVENS CHEMICAL          15,782.06           .00         .00          .00          .00          .00
0      064210      PIERCE & STEVENS CHEMICAL                .00           .00         .00          .00          .00        27.50-
0      063651      PILGRIM INDUSTRIES                       .00        110.00       55.00          .00          .00       110.00
0      001027      PILOT CHEMICAL COMPANY                137.50           .00         .00          .00          .00          .00
0      001815      PILOT CHEMICAL COMPANY                135.00           .00         .00          .00          .00          .00
0      054204      PILOT CHEMICAL COMPANY              4,980.23        247.50-        .00          .00          .00          .00
0      090228      PILOT CHEMICAL COMPANY                 55.00           .00         .00          .00          .00          .00
0      066500      PILOT LABORATORIES                     27.50           .00         .00          .00          .00          .00
0      027599      PIONEER CHLORALKALI CO IN             156.00           .00         .00          .00          .00        42.60
0      008274      PIONEER PAINT PRODUCTS                   .00           .00         .00          .00          .00       467.50
0      014546      PIRELLI CABLE CORPORATION                .00           .00         .00          .00          .00        68.75
0      051388      PITTSBURGH PENN OIL COMPA              55.00           .00         .00          .00          .00          .00
0      005901      PITTWAY CORPORATION                      .00           .00         .00          .00          .00       237.50
0      065174      PLACID REFINING CO                  2,161.50           .00         .00          .00          .00          .00
0      088148      PLAID ENTERPRISES                        .00           .00         .00          .00       665.00          .00
0      076839      PLASTIC SPEC & TECH                      .00           .00         .00          .00          .00       100.00
0      070603      PLASTIC SPEC & TECHNOLOG              302.50           .00         .00          .00        96.00     1,116.00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90      91 - 120   121 - 150    151 - 180    181 - 210         OVER

0      088008      PLAZE INC.                             27.50           .00         .00          .00          .00          .00
0      005752      PMC SPECIALITIES GROUP INC               .00           .00         .00          .00          .00       166.00
0      006082      PMC SPECIALITIES GROUP INC             78.00           .00         .00        52.00          .00       250.00
0      006642      PMC SPECIALITIES GROUP INC               .00           .00         .00          .00          .00       214.20-
0      009604      PMC SPECIALITIES GROUP INC               .00         27.50         .00          .00          .00       374.50
0      073970      PMC SPECIALITIES GROUP INC               .00           .00         .00          .00          .00       625.00
0      006773      POLIOLES                              260.00           .00         .00          .00          .00          .00
0      063086      POLIOLES                            8,660.50           .00         .00          .00          .00          .00
0      061874      POLLIO DIARY PRODUCTS                  25.00           .00         .00          .00          .00          .00
0      022041      POLY CHEM INC                            .00           .00         .00          .00          .00       600.65-
0      065060      POLYCAST TECHNOLOGY CORP               68.75        151.25         .00          .00          .00          .00
0      081555      POLYCHROME CORPORATION              1,974.05           .00         .00          .00          .00          .00
0      080546      POLYCON INDUSTRIES                     55.00           .00         .00          .00          .00          .00
0      003604      POLYFILMS INC                         220.00           .00         .00          .00          .00       735.00
0      002596      POLYMER DEVELOPMENT LABS              280.00           .00         .00          .00          .00          .00
0      080507      POLYSAR RUBBER SERVICES               398.40         32.10         .00          .00          .00          .00
0      069062      POLYSAT INC                         5,250.50           .00         .00       141.50       216.50     2,678.50
0      068853      POLYTEX ENVIRONMENTAL INK                .00           .00         .00          .00          .00        50.00
0      028622      POLYTHANE SYSTEMS INC                 180.00           .00         .00          .00          .00       926.77-
0      009637      POLYTOP                             5,647.73           .00         .00          .00          .00       346.00
0      087509      POPE & TALBOT INC                   2,950.00           .00         .00          .00          .00          .00
0      087281      PORCELAIN INDUSTRIES INC              272.00           .00         .00          .00          .00          .00
0      005983      POTLATCH CORPORATION                5,977.55           .00         .00          .00          .00          .00
0      008224      PPG INDUSTRIES INC                  2,849.01           .00         .00          .00          .00        50.00
0      071043      PRECISION CASTPARTS CORP                 .00         27.50         .00          .00        55.00          .00
0      082889      PRECISION FABRICS GROUP                96.25           .00         .00          .00          .00          .00
0      089125      PREMIER INDUSTRIES CORP                  .00        192.50         .00          .00          .00          .00
0      065830      PREMIX INC                          2,561.45           .00         .00          .00          .00       295.50
0      086929      PRIDE SOLVENTS & CHEM CO                 .00           .00         .00          .00       104.00          .00
0      009814      PRILLAMAN CHEMICAL CORP                  .00        165.00         .00          .00          .00          .00
0      086178      PRILLAMAN CHEMICAL CORP             1,924.00           .00         .00          .00          .00          .00
0      086224      PRILLAMAN CHEMICAL CORP                  .00           .00         .00       110.00-         .00          .00
0      085230      PRIMARY RECOVERY CORP               1,796.00           .00         .00          .00          .00          .00
0      089980      PRIORITY TRANSPORTATION               697.00           .00         .00          .00          .00          .00
0      083883      PRO PAC                                  .00           .00         .00          .00          .00    40,664.58
0      088509      PROCTER & GAMBLE DE MEXIC                .00           .00         .00     1,215.00          .00          .00
0      001303      PROCTER & GAMBLE MFG CO             1,826.00           .00         .00          .00          .00       780.00
0      011800      PROCTER & GAMBLE MFG CO               715.00           .00         .00          .00          .00          .00
0      020435      PROCTER & GAMBLE MFG CO             2,636.68           .00         .00          .00          .00          .00
0      050787      PROCTER & GAMBLE MFG CO            32,089.10         36.00-   3,652.52          .00       736.00        23.00-
0      065910      PROCTER & GAMBLE MFG CO            44,389.04        257.16         .00          .00          .00       387.80
0      065940      PROCTER & GAMBLE MFG CO               392.38           .00         .00          .00          .00          .00
0      065960      PROCTER & GAMBLE MFG CO                  .00           .00         .00       407.00          .00          .00
0      066060      PROCTER & GAMBLE MFG CO            25,661.55      6,253.94       30.00-      448.80        79.64-   11,937.45
0      072571      PROCTER & GAMBLE MFG CO                  .00           .00         .00          .00          .00       220.00
0      075957      PROCTER & GAMBLE MFG CO             1,361.35           .00         .00          .00          .00          .00
0      083295      PROCTER & GAMBLE MFG CO            37,200.00           .00         .00          .00          .00    53,400.00
0      087836      PROCTER & GAMBLE MFG CO             4,650.45           .00         .00          .00          .00          .00
0      089229      PROCTER & GAMBLE MFG CO                  .00         45.00         .00          .00          .00          .00
0      074838      PROCTOR & GAMBLE CELLULOS          14,505.00         27.50         .00          .00          .00          .00
0      085451      PROD, IND, DE PLOMO SA DE          26,418.25           .00         .00          .00          .00          .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90      91 - 120   121 - 150    151 - 180    181 - 210         OVER
0      063181      PROVOST CARTAGE                          .00           .00         .00          .00          .00     1,271.17
0      085969      PSI CHEMICALS                         737.00           .00         .00          .00          .00          .00
0      066220      PUBLIC SERV ELEC & GAS                183.82           .00      137.50          .00       412.50     1,977.50
0      010346      PUERTO RICAN MARINE MGMT                 .00           .00         .00          .00          .00     2,876.44
0      055127      PUROLITE                               45.00           .00         .00          .00          .00       180.00
0      000032      PVS CHEMICALS INC                  67,058.38         50.00    1,401.41     4,904.22     6,118.55     1,199.40
0      014286      PVS CHEMICALS INC                   3,243.20           .00         .00          .00          .00    10,905.33
0      054965      PVS CHEMICALS INC                  25,483.00           .00      102.00       482.28       125.00     4,186.47
0      012574      PVS NOLWOOD CHEMICAL INC            5,077.83           .00         .00          .00       841.14          .00
0      083903      PVS TECHNOLOGIES                   36,812.77        406.34         .00          .00     1,612.86       716.16
0      067220      Q O CHEMICALS INC                  19,537.79        532.50      150.00       200.00       425.00       473.00
0      071195      Q O CHEMICALS INC                   6,736.00           .00         .00          .00          .00          .00
0      087640      QUADRO CORPORATION                  5,712.50           .00         .00          .00          .00          .00
0      006734      QUADRANT CHEMICAL CO                3,150.00           .00         .00          .00          .00       579.90
0      057595      QUAKER CHEMICAL CORP               14,125.60         51.50         .00          .00          .00          .00
0      067180      QUAKER STATE CORPORATION            9,978.80           .00         .00          .00          .00          .00
0      057514      QUAKER SUPREME                           .00           .00         .00          .00          .00        55.00
0      066456      QUALA SYSTEMS INC                   3,650.00           .00         .00          .00          .00          .00
0      085029      QUALA SYSTEMS INC                   6,291.00        225.00         .00          .00          .00          .00
0      087388      QUALA SYSTEMS INC                     675.00           .00         .00          .00          .00          .00
0      089043      QUALA SYSTEMS INC                     450.00           .00         .00          .00          .00          .00
0      089223      QUALA SYSTEMS INC                   6,137.50           .00         .00          .00          .00          .00
0      089225      QUALA SYSTEMS INC                   2,962.50           .00         .00          .00          .00          .00
0      089226      QUALA SYSTEMS INC                  10,362.50           .00         .00          .00          .00          .00
0      089227      QUALA SYSTEMS INC                     455.50-          .00         .00          .00          .00          .00
0      089231      QUALA SYSTEMS INC                  14,745.00           .00         .00          .00          .00          .00
0      089233      QUALA SYSTEMS INC                      50.00           .00         .00          .00          .00          .00
0      089235      QUALA SYSTEMS INC                   7,775.00           .00         .00          .00          .00          .00
0      089475      QUALA SYSTEMS INC                     225.00           .00         .00          .00          .00          .00
0      089547      QUALA SYSTEMS INC                  15,774.50           .00         .00          .00          .00          .00
0      089725      QUALA SYSTEMS INC                   1,146.00           .00         .00          .00          .00          .00
0      089728      QUALA SYSTEMS INC                     287.50           .00         .00          .00          .00          .00
0      089857      QUALA SYSTEMS INC                  10,748.25           .00         .00          .00          .00          .00
0      089858      QUALA SYSTEMS INC                     330.00           .00         .00          .00          .00          .00
0      089903      QUALA SYSTEMS INC                     197.00           .00         .00          .00          .00          .00
0      023203      QUALITY CHEMICALS                        .00           .00         .00        55.00          .00          .00
0      055074      QUALITY CHEMICALS                        .00           .00         .00          .00          .00       174.00
0      051615      QUANTUM CHEMICAL CORP                 165.00           .00         .00          .00          .00          .00
0      084610      QUANTUM CHEMICAL CORP                 625.00        250.00      125.00       250.00          .00          .00
0      070492      QUEBEC AND ONTATIO PAPER            2,030.86           .00         .00          .00          .00          .00
0      088197      QUEBEC PIGMENTS                       110.00           .00         .00          .00          .00          .00
0      003776      QUIMICA IND DEL NORTE SA                 .00           .00         .00          .00          .00     7,494.33
0      075517      QUIMOBASICOS S.A. DE C. V.               .00           .00         .00          .00          .00     2,797.11
0      006766      QUIMOBASICOS S.A. DE C. V.            280.00           .00         .00          .00          .00          .00
0      073339      QUINCY COMPRESSOR                   5,797.00           .00         .00          .00          .00          .00
0      005642      R & F COAL COMPANY                       .00           .00      745.45          .00          .00          .00
0      022836      R M INDUSTRIES                           .00         27.50         .00          .00          .00          .00
0      019883      R MAX                                 110.00           .00         .00          .00          .00          .00
0      086639      RAANI CORPORATION                        .00           .00         .00          .00          .00     1,697.70
0      086169      RADCURE                               302.50           .00         .00          .00          .00          .00
0      090121      RADCURE SPECIALTIES INC             5,496.00           .00         .00          .00          .00          .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90      91 - 120   121 - 150    151 - 180    181 - 210         OVER
0      057955      RADIATOR SPECIALTY CO                  90.00           .00         .00          .00          .00          .00
0      088687      RAIL SERVICE INC                      169.00        524.00         .00          .00          .00          .00
0      067476      RAISIO INC                               .00           .00       90.00          .00          .00        55.00
0      067700      REA MAGNET WIRE CO INC              7,269.00           .00         .00          .00          .00          .00
0      058432      REACTION PRODUCTS COMPANY             963.82           .00         .00          .00          .00          .00
0      012628      REAGENT CHEMICAL COMPANY                 .00           .00         .00          .00          .00       392.00
0      089026      RECKITT & COLMAN                         .00         21.40-        .00          .00          .00          .00
0      080919      RECKITT & COLMAN HOUSEHOL           5,156.50           .00         .00          .00          .00          .00
0      007282      RECOCHEM INC                             .00           .00         .00          .00          .00       127.50
0      051205      RECOCHEM INC                             .00           .00         .00          .00          .00        36.78
0      088106      RECOVERY SYSTEMS                         .00           .00         .00          .00          .00     3,763.75
0      004482      RED SPOT WESTLAND INC                 165.00           .00         .00       137.50          .00       150.00
0      087397      REDMONT SA DE CV                   19,745.00           .00         .00          .00          .00          .00
0      068200      REFINED SUGARS INC                    165.00        548.00         .00          .00          .00          .00
0      087100      REGAL MARINE INDUSTRIES I                .00           .00         .00          .00          .00        27.50
0      022246      REGALITE PLASTICS CORP                   .00           .00         .00          .00          .00        36.00
0      006628      REGIONAL ENTERPRISES                   27.50           .00         .00          .00        27.50          .00
0      004430      REICHHOLD CHEMICAL COMPAN             843.52           .00         .00          .00          .00          .00
0      000561      REICHHOLD CHEMICAL COMPANY          1,785.65           .00         .00          .00          .00       723.65-
0      004437      REICHHOLD CHEMICAL COMPANY               .00           .00         .00          .00          .00       900.25
0      006660      REICHHOLD CHEMICAL COMPANY            814.84           .00         .00          .00          .00          .00
0      063085      REICHHOLD CHEMICAL COMPANY               .00           .00         .00          .00          .00       682.00
0      068490      REICHHOLD CHEMICAL COMPANY          2,914.92           .00         .00          .00          .00          .00
0      070310      REICHHOLD CHEMICAL COMPANY               .00           .00         .00          .00          .00        96.00
0      070510      REICHHOLD CHEMICAL COMPANY          1,137.34           .00         .00        55.00          .00          .00
0      073978      REICHHOLD CHEMICAL COMPANY               .00           .00         .00          .00        55.00       175.00
0      075254      REICHHOLD CHEMICAL COMPANY               .00           .00         .00          .00          .00       825.00
0      077216      REICHHOLD CHEMICAL COMPANY          3,077.50           .00         .00          .00          .00     3,082.50
0      089521      REICHHOLD CHEMICALS INC                55.00           .00         .00          .00          .00          .00
0      068610      REILLY INDUSTRIES INC                 708.25           .00         .00          .00          .00          .00
0      068700      REILLY WHITEMAN INC                 3,560.00           .00       52.00          .00          .00          .00
0      077422      REILLY WHITEMAN INC                 8,669.00      2,025.00      625.00       929.75          .00       625.00
0      021083      RELIANCE UPHOLSTERY CO                 45.00           .00         .00          .00          .00          .00
0      055707      REMALY RUEL COMPANY                   125.68           .00         .00          .00          .00          .00
0      082087      REMARC CHEMICAL COMPANY             1,033.00           .00         .00          .00          .00          .00
0      004451      RENOSOL CORPORATION                   245.00           .00      165.00          .00          .00          .00
0      089162      RENTAL UNIFORM SERVICE                   .00         27.50         .00          .00          .00          .00
0      085467      REPROCELL PULP & PAPER                660.00           .00         .00          .00          .00          .00
0      089432      REPUBLIC ENVIRONMENTAL SY             302.50           .00         .00          .00          .00          .00
0      085322      RESEARCH OIL COMPANY                     .00           .00         .00       330.00          .00          .00
0      026619      RESIN TECHNOLOGY INC                   90.00           .00         .00          .00          .00          .00
0      009459      RESINALL INC                             .00           .00         .00        55.00          .00          .00
0      016915      RESINALL INC                             .00           .00         .00          .00          .00       165.00
0      068980      REVLON PROFESSIONAL PRODU           1,666.70           .00         .00          .00          .00       619.50
0      002707      REYNOLDS METALS COMPANY               756.00           .00         .00          .00          .00          .00
0      069010      REYNOLDS METALS COMPANY                  .00           .00       27.50          .00          .00          .00
0      001078      RHONE POULENC BASIC CHEMI             600.00           .00      240.00          .00          .00       275.00
0      000531      RHONE POULENC CHEMICAL              3,812.00           .00         .00          .00          .00       317.50
0      001017      RHONE POULENC CHEMICAL              3,797.50        247.50         .00        82.50     1,021.60    11,156.70-
0      001527      RHONE POULENC CHEMICAL              2,855.25           .00         .00          .00          .00       357.50-
0      004760      RHONE POULENC CHEMICAL              6,860.25           .00      192.50        63.50          .00     1,085.00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90      91 - 120   121 - 150    151 - 180    181 - 210         OVER

0      005802      RHONE POULENC CHEMICAL                 27.50           .00         .00          .00          .00          .00
0      006426      RHONE POULENC CHEMICAL                   .00           .00         .00          .00          .00       356.50
0      007936      RHONE POULENC CHEMICAL              2,241.00           .00         .00          .00          .00       432.50
0      008471      RHONE POULENC CHEMICAL                177.00           .00         .00          .00          .00          .00
0      027596      RHONE POULENC CHEMICAL              8,501.23           .00         .00        26.00          .00          .00
0      056840      RHONE POULENC CHEMICAL              2,411.00           .00         .00          .00          .00          .00
0      064806      RHONE POULENC CHEMICAL                   .00        275.00         .00          .00          .00       799.00-
0      065450      RHONE POULENC CHEMICAL            121,950.64      1,956.50      327.50       642.82       642.82       228.50
0      069170      RHONE POULENC CHEMICAL              7,746.00      4,500.00         .00          .00          .00          .00
0      077159      RHONE POULENC CHEMICAL              1,668.50      3,025.50         .00          .00          .00       502.50-
0      083043      RHONE POULENC CHEMICAL                 55.00           .00         .00          .00          .00          .00
0      085098      RHONE POULENC CHEMICAL              1,560.00           .00         .00          .00          .00          .00
0      085530      RHONE POULENC CHEMICAL                360.00           .00         .00          .00          .00          .00
0      086100      RHONE POULENC CHEMICAL             13,927.21           .00         .00     1,205.40       577.40     1,757.03
0      086347      RHONE POULENC CHEMICAL                609.00           .00         .00          .00          .00          .00
0      086700      RHONE POULENC CHEMICAL                560.16           .00         .00        62.50          .00          .00
0      086706      RHONE POULENC CHEMICAL              1,646.30           .00         .00          .00          .00          .00
0      007670      RHONE POULENC CHEMICAL BA           5,527.28      1,097.70         .00        78.00-         .00     1,938.00-
0      012887      RHONE POULENC SPECIALITIE           9,273.23           .00         .00          .00          .00        27.50-
0      074065      RHONE POULENC SPECIALTY C           2,095.50           .00         .00          .00          .00          .00
0      001000      RHONE POULENC SURFACTANTS           2,161.00         90.00         .00          .00       577.50       132.20
0      008779      RICHARDS PAINT MFG CO                    .00           .00         .00       300.00          .00        82.50
0      078729      RIMTEC                              2,460.00          0.00        0.00         0.00         0.00         0.00
0      061389      RINCHEM COMPANY INC                    55.00          0.00        0.00         0.00         0.00         0.00
0      006741      RIO GRANDE FORWARDING               2,350.00           .00         .00          .00          .00          .00
0      086107      RIO GRANDE FORWARDING               2,000.00           .00      360.00          .00          .00          .00
0      078330      RISTANCE COMPOUNDS                       .00           .00         .00          .00        55.00          .00
0      084624      RITA CORP                             420.00           .00         .00          .00          .00          .00
0      076369      RIVERHEAD TRANSIT MIX COR                .00           .00         .00          .00          .00        40.00
0      057330      ROBINSON CHEMICAL COMPANY                .00           .00         .00          .00          .00     4,047.45
0      074884      ROCHESTER GAS & ELECTRIC               55.00           .00         .00          .00          .00          .00
0      019566      ROCHESTER PRODUCTS                       .00           .00         .00          .00       110.00          .00
0      080826      ROCKLAND COUNTY SEWER DIS                .00           .00         .00          .00          .00       150.00
0      065364      RODCO INTERNATIONAL                19,119.09        810.00    1,080.00       130.00          .00       710.00
0      089429      ROHM & HASS CANADA INC              4,993.62           .00         .00          .00          .00          .00
0      059435      ROHM & HASS COMPANY                      .00         90.00         .00          .00          .00        30.00-
0      059515      ROHM & HASS COMPANY                   142.00           .00         .00          .00          .00          .00
0      059565      ROHM & HASS COMPANY                   552.00           .00         .00          .00          .00          .00
0      066140      ROHM & HASS COMPANY                   125.00           .00         .00          .00          .00          .00
0      070320      ROHM & HASS COMPANY               199,375.81      1,058.35      164.00-       47.58          .00     3,988.06
0      077435      ROHM & HASS COMPANY                   128.40           .00         .00          .00          .00          .00
0      080960      ROHM & HASS COMPANY               126,342.53      1,702.76    1,079.00-    1,110.00     2,171.00-        5.00-
0      087500      ROHM & HASS COMPANY               278,346.62           .00    2,716.00-    3,568.00-         .00     3,433.00
0      087501      ROHM & HASS COMPANY                 4,170.25           .00         .00          .00        75.00-      446.00-
0      087502      ROHM & HASS COMPANY                    78.00           .00         .00          .00          .00          .00
0      088352      ROHM & HASS COMPANY                   700.50           .00      110.00          .00          .00          .00
0      089211      ROHM & HASS COMPANY                 1,700.50           .00         .00          .00          .00          .00
0      077852      ROLLAND INC                              .00           .00         .00          .00          .00     6,970.00
0      002653      ROLLINS ENVIRONMENTAL SER                .00           .00         .00          .00          .00     5,138.00
0      055110      ROLLINS ENVIRONMENTAL SER           1,960.00           .00         .00          .00          .00          .00
0      008467      ROMIC CHEMICAL COMPANY                 55.00           .00         .00          .00          .00          .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                              0 - 90     91 - 120  121 - 150   151 - 180   181 - 210         OVER
0  072504      ROMIC CHEMICAL COMPANY                  3,284.00          .00        .00         .00         .00          .00
0  020762      ROSCOM                                     27.50        27.50        .00       27.50         .00        82.50
0  056177      ROTONDO-PENN CAST                            .00          .00        .00      150.00         .00        20.00
0  058816      ROUGE STEEL COMPANY                     1,806.40          .00        .00         .00         .00          .00
0  088518      ROUTE 85 LUMBER                              .00          .00        .00       42.00         .00          .00
0  077914      ROY BROTHERS INC                          212.00          .00        .00         .00         .00          .00
0  004317      ROYAL CHEMICAL COMPANY                    300.00       100.00     200.00      100.00      125.00       727.00
0  064899      ROYAL CROWN BOTTLING COMPANY                 .00       110.00        .00         .00         .00          .00
0  013648      ROYCE ASSOCIATES                          704.00-         .00        .00         .00         .00          .00
0  023318      RUBATEX INCORPORATED                         .00          .00        .00         .00         .00     1,204.55-
0  075802      RUBBERMAID INC                             82.50          .00        .00         .00         .00          .00
0  071020      RUBICON CHEMICAL INC                   60,638.43          .00        .00      938.00         .00          .00
0  070960      RUCO POLYMER CORPORATION               43,972.40          .00        .00         .00         .00        82.50
0  005838      RUETGERS NEASE CHEMICAL                 1,594.00          .00        .00         .00         .00          .00
0  019924      RUETGERS NEASE CHEMICAL                 2,071.00          .00        .00         .00         .00          .00
0  056420      RUETGERS NEASE CHEMICAL                44,003.53          .00        .00         .00         .00        20.00
0  063436      RUSH TRUCKING                                .00          .00        .00         .00         .00       100.00
0  006394      S & S CHEMICAL COMPANY                       .00          .00        .00         .00         .00       172.00
0  067024      S A B H                                   165.00          .00        .00         .00         .00          .00
0  052005      S A DAY MFG CO INC                      3,325.61          .00        .00         .00         .00          .00
0  005238      S C JOHNSON & SON INC                     165.00          .00        .00       55.00         .00        55.00
0  003234      S C M CORPORATION                       2,023.00          .00        .00         .00         .00          .00
0  022130      S C M ORGANIC CHEMICALS                      .00          .00      23.00         .00         .00       373.00
0  004699      S D WARREN COMPANY                     27,068.00          .00        .00         .00         .00          .00
0  051892      S D WARREN COMPANY                      1,855.00       721.39        .00         .00         .00     1,602.96
0  001265      S L GILLMAN PAINT CO                    6,755.00          .00        .00         .00         .00     2,073.00
0  077112      S S T CORPORATION                         440.00          .00        .00         .00         .00       450.00
0  089196      SABIC MARKETING AMERICAS                  275.00          .00        .00         .00         .00          .00
0  002052      SAFETY KLEEN CORPORATION               53,874.68     9,884.38        .00         .00         .00       695.30-
0  013047      SAFETY KLEEN CORPORATION                  137.50       330.00        .00         .00         .00     1,027.25
0  062361      SAFETY KLEEN CORPORATION                  570.00          .00        .00         .00       68.75       747.50
0  071758      SAFETY KLEEN CORPORATION                     .00          .00        .00         .00         .00       102.50
0  074012      SAFETY KLEEN CORPORATION                     .00          .00        .00         .00         .00       445.00
0  074773      SAFETY KLEEN CORPORATION               13,058.00       556.00     527.50      510.00      147.50    18,671.00
0  089069      SAFETY KLEEN CORPORATION                1,669.50     3,408.60        .00         .00         .00          .00
0  073226      SAN MATEO FORWARDING INC                  840.00          .00        .00         .00         .00          .00
0  086925      SANCAP ABRASIVES                          557.00          .00        .00         .00         .00          .00
0  086796      SANDOZ AGRO INC                         4,041.05          .00        .00         .00         .00          .00
0  005364      SANDOZ CHEMICALS CORP                     200.00          .00        .00         .00         .00          .00
0  058041      SANDOZ CHEMICALS CORP                     880.50          .00        .00         .00         .00          .00
0  065587      SANDOZ CHEMICALS CORP                     599.15          .00        .00         .00         .00          .00
0  076400      SANDOZ CHEMICALS CORP                     595.50          .00        .00         .00         .00       337.00
0  019501      SANITARY SOAP COMPANY                     135.00          .00        .00         .00         .00          .00
0  084817      SARA LEE KNIT PRODUCTS                       .00          .00        .00         .00         .00       472.00-
0  079942      SARTOMER COMPANY                        2,643.00     1,237.50        .00         .00         .00       729.52
0  078321      SATTELITE INT'L SUPPLY INC                   .00          .00        .00         .00         .00       180.00
0  080267      SATURN CORPORATION CENTER                    .00          .00        .00         .00         .00       797.50
0  071660      SAYLES BILTMORE BLEACHERY                    .00          .00        .00         .00         .00       348.16-
0  003416      SCHENECTADY INTERNATIONAL                 165.00          .00        .00         .00         .0        390.56
0  005019      SCHENECTADY INTERNATIONAL               4,183.50          .00        .00         .00         .00     1,561.29
0  071900      SCHENECTADY INTERNATIONAL              10,695.40        82.50        .00      192.50       55.45     1,996.50

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  060879      SCHULLER INTERNATIONAL                       .00          .00        .00         .00         .00   1,471.87
0  083272      SCM CHEMICALS                                .00     1,652.00   2,036.00         .00         .00        .00
0  060109      SCOT LUBRICANTS                              .00          .00      48.00         .00         .00     120.00
0  010540      SCOTFORD/CO/SHELLL CANADA               6,607.50          .00        .00         .00         .00        .00
0  056207      SCOTT LABS INC                            302.50          .00        .00         .00         .00        .00
0  089430      SCOTT PAPER CO                          2,480.60          .00        .00         .00         .00        .00
0  026424      SCOTT PAPER COMPANY                     2,435.30       220.00        .00         .00      766.02   5,795.81
0  084731      SEA-PRO BOATS INC                         150.00          .00        .00         .00         .00        .00
0  005066      SEALED AIR CORPORATION                    137.50          .00        .00         .00         .00      27.50-
0  073620      SEALMASTER MANUFACTURING                1,635.00          .00        .00         .00         .00        .00
0  053493      SEALRIGHT COMPANY INC                     120.00          .00        .00         .00         .00        .00
0  067562      SEELER INDUSTRIES                       3,067.00          .00        .00         .00         .00        .00
0  085738      SEGO                                         .00          .00        .00         .00         .00     381.40
0  056251      SELECTIVE COATINGS INC                  1,692.00          .00        .00         .00         .00        .00
0  078125      SERVICE COATINGS INC                      440.00        27.50      55.00         .00         .00        .00
0  057880      SERVICES TMG                                 .00          .00        .00         .00         .00     217.63-
0  085163      SFPP L T                                1,536.33          .00        .00         .00         .00        .00
0  001442      SHAKESPEARE COMPANY                        27.50       137.50     205.00         .00         .00        .00
0  078937      SHANNON CHEMICAL CORP                        .00          .00        .00         .00       27.50     385.50
0  002778      SHARON TUBE COMPANY                       253.78          .00        .00         .00      253.78        .00
0  063539      SHEBOYGAN PAINT CO INC                    906.35          .00        .00         .00         .00        .00
0  076642      SHELL CANADA                            2,998.25          .00        .00         .00         .00        .00
0  016629      SHELL CHEMICAL COMPANY                  1,800.50          .00        .00         .00         .00        .00
0  063357      SHELL CHEMICAL COMPANY                 10,994.86          .00        .00    3,245.70         .00     751.00
0  073550      SHELL CHEMICAL COMPANY                       .00          .00        .00         .00         .00   1,279.00
0  073640      SHELL CHEMICAL COMPANY                    137.50          .00        .00         .00         .00     900.00
0  073780      SHELL CHEMICAL COMPANY                 58,117.57          .00        .00         .00       69.90   1,430.76
0  073830      SHELL CHEMICAL COMPANY                    165.00          .00        .00         .00         .00        .00
0  074394      SHELL CHEMICAL COMPANY                    302.50          .00        .00         .00         .00     577.50
0  077088      SHELL CHEMICAL COMPANY                       .00          .00        .00         .00         .00   3,769.99
0  078484      SHELL CHEMICAL COMPANY                    397.00          .00        .00         .00         .00        .00
0  081341      SHELL CHEMICAL COMPANY                    672.00          .00        .00         .00         .00        .00
0  089676      SHELL CHEMICAL COMPANY                  4,994.00          .00        .00         .00         .00        .00
0  014020      SHELL DEVELOPMENT COMPANY               2,845.60       220.00        .00         .00         .00     185.00-
0  000712      SHELL OIL COMPANY                       3,131.50    74,209.25   1,267.50         .00       55.00        .00
0  002769      SHELL OIL COMPANY                            .00          .00        .00         .00      990.86-       .00
0  020865      SHELL OIL COMPANY                         622.83          .00        .00         .00         .00        .00
0  022501      SHELL OIL COMPANY                       1,467.92          .00        .00         .00         .00        .00
0  054721      SHELL OIL COMPANY                            .00          .00        .00         .00         .00   1,707.64
0  056616      SHELL OIL COMPANY                            .00     2,719.30-       .00         .00         .00        .00
0  064591      SHELL OIL COMPANY                            .00          .00        .00         .00         .00   4,077.00
0  067075      SHELL OIL COMPANY                       1,485.00          .00        .00         .00         .00        .00
0  071413      SHELL OIL COMPANY                            .00          .00      55.00         .00         .00        .00
0  072452      SHELL OIL COMPANY                       3,311.89          .00        .00         .00         .00        .00
0  073530      SHELL OIL COMPANY                       3,234.00          .00        .00         .00         .00        .00
0  073760      SHELL OIL COMPANY                      26,298.35          .00        .00         .00         .00        .00
0  075337      SHELL OIL COMPANY                       2,397.00          .00        .00         .00         .00      75.00
0  076581      SHELL OIL COMPANY                       5,365.00          .00        .00         .00         .00        .00
0  078048      SHELL OIL COMPANY                      39,516.38     6,359.74        .00         .00    2,566.00   1,328.00
0  081351      SHELL OIL COMPANY                       7,254.00          .00        .00         .00         .00        .00
0  050636      SHELL WESTERN E & P INC                      .00          .00        .00       45.00         .00        .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  055319      SHELL WESTERN E & P INC                      .00     2,606.32        .00         .00         .00        .00
0  073800      SHENANGO INC                            3,128.60          .00        .00         .00         .00        .00
0  073720      SHEPHERD CHEMICAL COMPANY               1,180.88          .00        .00         .00         .00        .00
0  004754      SHEREX CHEMICAL COMPANY                 2,097.00          .00        .00         .00         .00        .00
0  053960      SHERMAN HEATING OIL                          .00          .00        .00         .00         .00     245.25-
0  008303      SHERWIN WILLIAMS COMPANY                  247.50          .00        .00         .00         .00        .00
0  009175      SHERWIN WILLIAMS COMPANY                  330.00          .00        .00         .00         .00        .00
0  020436      SHERWIN WILLIAMS COMPANY                  612.50          .00        .00         .00         .00      36.67
0  022090      SHERWIN WILLIAMS COMPANY                  632.50          .00        .00         .00         .00        .00
0  050665      SHERWIN WILLIAMS COMPANY                  110.00          .00        .00         .00         .00        .00
0  073740      SHERWIN WILLIAMS COMPANY                  161.50          .00        .00         .00         .00     805.00
0  073940      SHERWIN WILLIAMS COMPANY                  687.50          .00     135.00         .00       55.00     392.50
0  083645      SHERWIN WILLIAMS CO                        90.00          .00        .00         .00         .00        .00
0  018868      SHERWOOD MEDICAL INDUSTRI                  55.00          .00        .00         .00         .00        .00
0  065130      SHINTECH                                4,088.00          .00        .00         .00      292.00        .00
0  056088      SHRIEVE CHEMICAL COMPANY                1,339.50          .00        .00         .00         .00        .00
0  051274      SHU CHEM INC                              160.00        40.00        .00         .00         .00        .00
0  080156      SICO INC                                     .00          .00        .00         .00      527.51     323.68
0  054665      SIDNEY COAL COMPANY                       110.00        55.00        .00         .00         .00   1,688.00
0  022154      SILGAN PLASTICS CORP                    3,787.24          .00        .00         .00         .00        .00
0  090174      SIMPLOT SOILBUILDERS                      120.00          .00        .00         .00         .00        .00
0  007596      SIMPSON PAPER COMPANY                      27.50          .00        .00         .00         .00        .00
0  016111      SIMPSON PAPER COMPANY                      52.52          .00        .00         .00         .00        .00
0  082507      SIMS WAREHOUSE                             55.00          .00        .00         .00         .00        .00
0  063015      SLACK CHEMICAL COMPANY                     27.50          .00        .00         .00         .00        .00
0  065747      SLOSS INDUSTRIES CORP                        .00          .00        .00         .00         .00     165.00
0  087930      SNOWDEN ENTERPRISES                          .00          .00        .00         .00         .00     340.80
0  050401      SNPE NORTH AMERICA INC                    285.50          .00        .00         .00         .00        .00
0  013295      SOCO WESTERN CHEM CORP                     82.50          .00      27.50-      27.50-        .00        .00
0  024660      SOFECIA S A                                  .00          .00        .00         .00         .00     180.00
0  086630      SOFECIA S A                                  .00          .00        .00         .00         .00     786.00
0  087606      SOFECIA S A                             2,673.00     2,621.54        .00         .00      475.00        .00
0  022874      SOLLIDAY OIL COMPANY                         .00          .00        .00         .00         .00     168.60-
0  089084      SOLVAY AUTOMOTIVE                       1,994.42          .00        .00         .00         .00        .00
0  089796      SOLVAY MINERALS                           180.00          .00        .00         .00         .00        .00
0  002551      SOLVENTS & CHEMICALS                         .00          .00        .00         .00         .00     126.00
0  084954      SOLVENTS & CHEMICALS INC                     .00          .00        .00         .00         .00     188.00
0  023215      SOLVOX MFG COMPANY                           .00          .00        .00    2,052.00         .00        .00
0  061785      SONOCO PRODUCTS COMPANY                 1,496.80          .00        .00         .00         .00        .00
0  067070      SONOCO PRODUCTS COMPANY                 1,367.95          .00        .00         .00         .00        .00
0  088854      SONOCO PRODUCTS COMPANY                      .00          .00     137.50         .00         .00        .00
0  066946      SONY MAGETIC PRODUCTS INC                 585.00          .00        .00         .00         .00        .00
0  053389      SORG PAPER COMPANY                      3,566.22          .00        .00         .00         .00        .00
0  000101      SOUTEX WORKS                              110.00          .00        .00         .00         .00        .00
0  009544      SOUTH ATLANTIC SERVICES                 3,065.99          .00        .00         .00         .00        .00
0  076530      SOUTH COAST TERMINALS                      82.50          .00        .00         .00         .00        .00
0  076660      SOUTHCHEM INCORPORATED                  3,677.60          .00        .00         .00         .00        .00
0  002089      SOUTHDOWN ENVIRONMENTAL S               8,397.98          .00        .00         .00         .00     664.00-
0  086299      SOUTHERN CALIF EDISON                     385.00          .00        .00         .00         .00        .00
0  085219      SOUTHERN CALIF EDISON CO                  707.40          .00        .00         .00         .00        .00
0  012689      SOUTHERN COATINGS & CHEM                  137.50          .00        .00         .00         .00        .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  085979      SOUTHERN COTTON OIL                       593.00          .00        .00         .00         .00        .00
0  071625      SOUTHERN COUNTIES OIL CO                3,304.50          .00        .00         .00         .00        .00
0  075010      SOUTHERN MERCERIZING                      353.89          .00        .00         .00         .00        .00
0  063150      SOUTHERN PACIFIC TRANS CO                    .00          .00     521.00         .00         .00        .00
0  053065      SOUTHWEST DISTRIBUTING                    220.00          .00        .00         .00         .00        .00
0  023669      SOUTHWEST SOLVENTS & CHEM               2,261.45          .00        .00         .00         .00     145.50
0  080875      SPADARO INTERNATIONAL SER                    .00          .00        .00         .00         .00     155.00
0  065611      SPARTAN ADHESIVES                          55.00          .00        .00         .00         .00        .00
0  002264      SPAULDING COMPOSITES CO I                    .00          .00        .00    2,471.00         .00        .00
0  063270      SPECIALTY MINTERALS INC.                  165.00          .00        .00         .00         .00        .00
0  089014      SPINIELLO LIMITED INC                        .00          .00     137.50         .00         .00        .00
0  071380      ST JOE PAPER COMPANY                         .00          .00        .00         .00         .00   6,210.00
0  003765      ST LAWRENCE CHEMICAL LTD                  110.00          .00      27.50      110.00         .00     577.50
0  005482      ST LAWRENCE CHEMICAL LTD                   82.50          .00        .00         .00         .00        .00
0  065709      ST LAWRENCE CHEMICAL LTD                  192.50          .00        .00         .00         .00     481.04
0  064215      ST LAWRENCE RESIN PRODUCT               1,216.60          .00        .00         .00      996.60     137.50
0  082377      ST LOUIS COUNTY WATER                     110.00          .00        .00         .00         .00        .00
0  083012      ST NICHOLAS CO S                          704.59          .00        .00         .00         .00        .00
0  089724      ST SERVICES                               608.00          .00        .00         .00         .00        .00
0  061141      STAFLEX SPECIALTY ESTERS                     .00          .00        .00         .00         .00     175.00-
0  001954      STAHL USA                                    .00          .00        .00         .00         .00      82.50
0  088851      STALER TISSUE CO                             .00          .00   1,035.50         .00         .00        .00
0  087197      STANADYNE AUTOMOTIVE CORP               1,082.28          .00        .00         .00         .00        .00
0  073867      STANCHEM INC                                 .00          .00        .00         .00         .00     537.79
0  007944      STANCHEM OF CANADA INC                       .00       192.50-       .00         .00         .00     165.00
0  070953      STANDARD CHLORINE                       7,202.50          .00        .00         .00         .00   1,232.50-
0  071626      STAR ENTERPRISE                         8,179.58       185.22        .00      132.86         .00     255.45
0  074513      STAR ENTERPRISE                         1,057.00          .00        .00         .00         .00        .00
0  076409      STAR ENTERPRISE                            55.00          .00        .00         .00         .00   1,417.00
0  014263      STATE INDUSTRIES                           55.00          .00        .00         .00         .00        .00
0  078050      STELCO INC                             10,878.63       941.60        .00         .00      868.84     454.14-
0  057464      STEPAN CANADA INC                         135.00          .00        .00         .00       55.00-       .00
0  004907      STEPAN COMPANY                          2,712.00       236.53-    310.00         .00         .00        .00
0  006419      STEPAN COMPANY                            966.25       220.00        .00         .00      305.50     220.00
0  064096      STEPAN COMPANY                            364.00          .00        .00         .00         .00      26.00
0  065465      STEPAN COMPANY                               .00       467.50        .00         .00         .00      24.00
0  065485      STEPAN COMPANY                            110.00          .00        .00         .00         .00     310.00
0  078190      STEPAN COMPANY                          8,391.25        56.00        .00         .00         .00        .00
0  075031      STEPAN MEXICO S A                      10,585.99          .00        .00         .00         .00        .00
0  015656      STERLING ORGANICS US                    8,594.50          .00        .00         .00         .00        .00
0  085829      STERLING WINTHROP                          82.50          .00      55.00-        .00         .00        .00
0  013524      STEWART & STEVENSON OPERA                    .00          .00   7,825.10         .00         .00        .00
0  005076      STOCKHAUSEN INC                         1,058.00          .00        .00         .00         .00        .00
0  070227      STOLLER CHEMICAL CO                       100.00          .00        .00         .00         .00        .00
0  057565      STOLT NEILSON INC                       3,405.36          .00        .00      207.00       55.00-    272.00-
0  067555      STOLT NEILSON INC                      68,587.25     4,585.50   2,632.00         .00      635.70-  2,573.10
0  083816      STOLT NEILSON INC                      11,061.10     1,302.00   1,218.00    1,787.70         .00   3,972.60
0  089314      STOLT NEILSON INC                         195.00          .00        .00         .00         .00        .00
0  082053      STONE CONSOLIDATED INC                     58.85          .00        .00         .00         .00        .00
0  007194      STONE CONTAINER CORP                    1,749.00          .00        .00         .00         .00        .00
0  010734      STONE CONTAINER CORP                    1,036.00          .00        .00         .00         .00     322.00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  022224      STONE CONTAINER CORP                      210.00          .00        .00         .00         .00        .00
0  077392      STORA PAPYRUS NEWTON FALL                  41.25          .00        .00         .00         .00        .00
0  008948      STREET INDUSTRIES NC                    2,508.00          .00        .00         .00         .00        .00
0  023683      STRICK CORPORATION                           .00        55.00        .00         .00         .00        .00
0  002921      SULCO CHEMICALS LTD                       247.50          .00        .00         .00         .00        .00
0  059597      SUMITRANS CORP/SUMITOMO                 1,527.00          .00        .00         .00         .00        .00
0  082321      SUMMIT ENVIRONMENTAL CORP                    .00     1,100.00        .00         .00         .00  73,335.82
0  008890      SUMMIT RESOURCE                         7,880.71        23.00        .00         .00       25.00-    574.42
0  075070      SUN BELT                                6,828.57          .00        .00         .00         .00        .00
0  004530      SUN CHEMICAL COMPANY                         .00          .00        .00         .00    3,694.00   1,796.50-
0  020684      SUN CHEMICAL COMPANY                       27.50          .00        .00         .00         .00        .00
0  053448      SUN CHEMICAL COMPANY                         .00          .00        .00         .00         .00     725.00
0  064273      SUN CHEMICAL COMPANY                         .00          .00        .00         .00         .00     950.00
0  081160      SUN CHEMICAL COMPANY                    1,750.80          .00        .00         .00         .00        .00
0  002489      SUN COMPANY INC                              .00          .00        .00         .00         .00     392.00
0  005896      SUN COMPANY INC                        11,501.30     1,856.98        .00         .00         .00        .00
0  021509      SUN COMPANY INC                           710.00          .00        .00         .00         .00        .00
0  022561      SUN COMPANY INC                         8,438.67       186.50        .00         .00         .00     219.50
0  069874      SUN COMPANY INC                         1,995.54          .00        .00         .00      200.00     275.00
0  079410      SUN COMPANY INC                        52,769.16       277.50     192.50      180.00       26.00   4,051.55
0  083786      SUN COMPANY INC                         1,389.91          .00        .00         .00         .00        .00
0  086444      SUN PETROCHEMICALS CO                        .00          .00     597.60         .00         .00        .00
0  069467      SUN PINE COMPANY                             .00          .00        .00         .00         .00     120.00
0  082766      SUN PIPE LINE COMPANY                     826.00          .00        .00         .00         .00        .00
0  089263      SUNBURY COMPONENT IND INC               3,869.00          .00        .00         .00         .00        .00
0  050019      SUNOCO PRODUCTS COMPANY                    82.50          .00        .00         .00         .00        .00
0  089957      SUNRISE UTILITY                           165.00          .00        .00         .00         .00        .00
0  079356      SUNSHINE QUALITY PRODUCTS                  27.50          .00        .00         .00         .00        .00
0  083757      SUPER BOND                                   .00          .00        .00         .00         .00     247.50
0  000871      SUPER TECH PRODUCTS INC                 1,662.20          .00        .00         .00         .00        .00
0  086734      SUPERIOR QUALITY PRODUCTS                 830.00          .00        .00         .00         .00        .00
0  081266      SURFACTANT TECHNOLOGY                      30.00-         .00        .00         .00         .00        .00
0  004062      SURPASS CHEMICAL LTD                    1,972.50          .00        .00      142.98         .00   2,662.50
0  007975      SURPASS CHEMICAL LTD                    9,971.50          .00      29.40      276.36    1,033.38   6,055.76
0  062046      SUTTON LABORATORIES INC                    32.00          .00        .00         .00         .00        .00
0  065023      SUTTONS INTL (N A) INC                 20,035.20       296.00-       .00         .00         .00   3,022.36
0  053526      SWANK CONSTRUCTION CO                      45.00          .00        .00         .00         .00        .00
0  062067      SWEETHEART CUP CORP                        55.00          .00        .00         .00         .00        .00
0  009134      SYBRON CORPORATION                         90.00     3,304.31     110.00      200.00       45.00     200.00
0  020365      SYNAIR CORPORATION                        217.50          .00        .00         .00         .00        .00
0  000699      SYNDET PRODUCTS                            82.50          .00        .00         .00         .00        .00
0  085005      SYNERGISTICS                                 .00        55.00      27.50      165.00      137.50   1,121.00
0  083316      SYNERGISTICS/CARY WEST                  1,529.00          .00        .00         .00         .00     275.00
0  086500      SYNTHETIC PRODUCTS CO                      27.50          .00        .00         .00         .00   1,201.50
0  080993      SYSTECH                                      .00       247.50-       .00         .00         .00        .00
0  022099      SYSTECH CORPORATION                       420.00          .00        .00         .00       27.50     107.00
0  026171      T & T CHEMICAL COMPANY                  6,299.50          .00        .00         .00         .00        .00
0  089530      T C I INC                               1,500.50          .00        .00         .00         .00        .00
0  055329      T D S I                                 8,892.76          .00   4,142.72-        .00         .00        .00
0  056884      T D S I                                      .00          .00        .00       82.50    1,040.67   1,269.02
0  080596      T D S I                                    27.50          .00        .00         .00         .00     722.50

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  090132      T D S I                                 9,733.80          .00        .00         .00         .00        .00
0  077369      T G SODA ASH INC                             .00          .00        .00         .00         .00      74.80
0  075448      TAMARACK FARMS DAIRY                         .00          .00        .00         .00         .00      27.50
0  025814      TANNER CHEMICAL                           526.00          .00        .00         .00         .00        .00
0  005977      TARKETT INCORPORATED                    3,342.00          .00        .00         .00         .00        .00
0  084324      TAYLOR CHEMICAL CO                        137.50          .00        .00         .00         .00        .00
0  089221      TAYLOR MINSTER                               .00       575.00        .00         .00         .00        .00
0  078478      TECHNI THERM INC                             .00          .00        .00         .00         .00     969.00
0  060138      TECHNICAL CHEMICAL CO                        .00          .00        .00         .00         .00     120.00
0  010102      TECHNICAL COATINGS CO                     165.00          .00        .00         .00         .00        .00
0  003658      TECHNICAL PRODUCTS                        604.25          .00        .00         .00         .00        .00
0  010109      TECHNICOTE INCORPORATED                    55.00          .00        .00         .00         .00        .00
0  025658      TECTRONICS                              8,414.50          .00   6,151.10         .00         .00        .00
0  065618      TEDIA CORP                                   .00          .00        .00         .00         .00     225.00
0  002199      TELEDYNE ALLVAC                           404.80          .00        .00         .00         .00        .00
0  088042      TEMPLE INLAND                              27.50          .00        .00         .00         .00        .00
0  073299      TEMPLE INLAND FOREST PROD                 946.00          .00        .00         .00         .00        .00
0  075556      TEMPO CHEMICALS INC                     4,264.25          .00     279.00-        .00         .00     844.00
0  027304      TERRA CHEMICALS INTL                    5,025.00          .00        .00         .00         .00        .00
0  051347      TETLEY INC                             10,066.00          .00        .00         .00    1,734.40     510.00
0  088802      TETRA TECHNOLOGIES                      1,421.95          .00        .00         .00         .00        .00
0  088934      TETRA TECHNOLOGIES                           .00     2,083.33        .00         .00         .00        .00
0  000988      TEXACO CHEMICAL COMPANY                      .00          .00        .00         .00         .00      55.00-
0  005826      TEXACO CHEMICAL COMPANY                71,650.63     4,502.00    8027.40      478.00    2,733.40      68.88-
0  006053      TEXACO CHEMICAL COMPANY                    55.00          .00        .00         .00         .00        .00
0  031460      TEXACO CHEMICAL COMPANY                    82.50          .00        .00         .00         .00        .00
0  072917      TEXACO INT TRADERS INC                  1,111.75          .00        .00         .00         .00        .00
0  080018      TEXACO LUBRICANTS                       3,916.68          .00        .00         .00         .00        .00
0  014070      TEXACO REF & MARKETING                  2,657.53          .00        .00         .00         .00        .00
0  056940      TEXACO REF & MARKETING                  1,079.52          .00     416.00         .00         .00     982.50
0  071628      TEXACO REF & MARKETING                    793.50       212.00      82.50         .00         .00     652.00
0  079351      TEXACO REF & MARKETING                  4,210.38          .00        .00         .00         .00        .00
0  007830      TEXAS EASTMAN COMPANY                   5,418.80          .00        .00         .00         .00        .00
0  012767      TEXAS FIBERS INCORPORATED                 120.00          .00        .00         .00         .00        .00
0  002993      TEXAS GULF INC                               .00          .00        .00   10,607.11    3,991.00        .00
0  084771      TEXAS INDUSTRIES                             .00          .00        .00         .00         .00   2,836.50
0  052400      TEXAS PETROCHEMICAL                       120.00          .00        .00         .00         .00        .00
0  078662      TEXAS PLASTICS INDUSTRIES                    .00          .00        .00         .00         .00     125.00
0  058105      TEXASGULF INC                          18,059.22          .00        .00         .00         .00        .00
0  085066      TEXPAR ENERGY                                .00          .00        .00         .00         .00     776.00
0  081800      TEXTILE CHEMICAL CO                     3,369.24        45.00        .00       93.25      282.23   3,615.09
0  004729      THATCHER CHEMICAL                       1,229.83        22.00        .00         .00      192.50   1,866.25
0  060370      THE DIAL CORPORATION                      247.50          .00        .00         .00         .00   8,609.42
0  087174      THE DIAL CORPORATION                      663.04          .00        .00         .00         .00        .00
0  050880      THE INK COMPANY                            55.00          .00        .00         .00         .00        .00
0  051307      THERMAL OXIDATION                         357.50          .00        .00         .00         .00        .00
0  059274      THERMALKEN INC                            247.50          .00        .00         .00         .00   3,052.00
0  050501      THERMOCLAD COMPANY                         25.00          .00        .00         .00         .00        .00
0  009790      THIELE KADLIN COMPANY                      24.00          .00        .00         .00         .00        .00
0  090169      THOMAS & BETTS                          4,351.70          .00        .00         .00         .00        .00
0  068415      THOMAS BUILT BUSES                        140.00          .00        .00         .00         .00        .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  081681      THOMAS W DUNN CORP                           .00          .00        .00         .00         .00     210.00
0  065806      THOMPSON CONSUMER ELCTRO                     .00          .00        .00         .00         .00     497.64-
0  085158      TIFFANY MARBLE CO                            .00          .00      82.50         .00         .00     137.50
0  087022      TILLEY CHEMICAL                              .00          .00        .00         .00         .00     539.50
0  066143      TILLEY CHEMICAL CO INC                       .00          .00        .00         .00         .00   2,190.90
0  000611      TIMKEN COMPANY                             55.00          .00        .00         .00         .00        .00
0  064754      TIMKEN COMPANY                             55.00          .00        .00         .00         .00        .00
0  088786      TIMKEN COMPANY                          1,123.88          .00        .00         .00         .00        .00
0  089951      TIRA PRODUCTS                              60.00          .00        .00         .00         .00        .00
0  085333      TITANK AGENCIES USA INC                    79.00        79.00        .00         .00         .00     358.45
0  087975      TOMEN AMERICA INC                            .00          .00        .00      910.70         .00     489.86
0  064116      TOPIDERM                                   27.50          .00        .00         .00         .00        .00
0  013948      TOSCO                                        .00          .00     966.80         .00         .00        .00
0  086890      TOTAL DISTRIBUTION SERVICE              4,218.50       454.30        .00      454.30         .00        .00
0  056363      TOYOTA MOTORS MFG USA                   1,265.00          .00        .00         .00         .00        .00
0  010686      TR-METRO CHEMICALS INC                       .00     1,202.76        .00         .00         .00        .00
0  083008      TRADE SHARE CORPORATION                 1,402.50          .00        .00         .00         .00        .00
0  075364      TRADE WASTE INCINERATION                     .00          .00        .00         .00         .00     275.00
0  019609      TRAFPAK NORTH AMERICA INC                 280.00          .00        .00         .00         .00        .00
0  089748      TRANS CHEM INC                             70.00          .00        .00         .00         .00        .00
0  002297      TRANS CHEMICAL INC                        116.40          .00        .00         .00         .00        .00
0  062717      TRANS COASTAL INDUSTRIES                     .00          .00        .00         .00         .00     505.75-
0  082460      TRANS GAS PIPE LINE CORP                  768.00          .00        .00         .00         .00        .00
0  082152      TRANS OCEAN                             1,029.50          .00        .00         .00         .00        .00
0  087695      TRANS TRADE                            14,362.10          .00        .00        3.50-        .00        .00
0  086156      TRANSCHEM INC                                .00          .00        .00      527.00         .00        .00
0  006700      TRANSCONTINENTAL FWG                    4,780.00          .00        .00         .00         .00        .00
0  054038      TRANSO ENVELOPE COMPANY                   192.00          .00        .00         .00         .00        .00
0  087608      TRANSOURCE POLYMERS, INC                  825.00          .00        .00         .00         .00        .00
0  081176      TRANSPORT LINK                               .00        55.00        .00         .00         .00        .00
0  058144      TRANSPORTATION COST CONTR                 642.00          .00        .00         .00         .00        .00
0  021595      TRANSPORTERS QUIUNTANILLA                 180.00          .00        .00         .00         .00  11,140.00
0  088753      TRANSPORTES LOPEZ E HIJOS                    .00       100.00        .00         .00         .00        .00
0  081352      TRANSPORTES TRESA S A DE                9,090.00    18,270.00        .00         .00         .00        .00
0  003261      TREMCO MFG COMPANY                           .00          .00        .00         .00         .00     220.00
0  026636      TRI ALLWASTE                                 .00          .00        .00         .00         .00     155.00
0  079802      TRI STATES ENVIRONMENTAL                     .00          .00        .00         .00         .00   1,080.00
0  089810      TRIBOSPEC CORP                          2,082.50          .00        .00         .00         .00        .00
0  050846      TRIMAC TRANSPORT SYSTEMS                     .00          .00        .00         .00         .00     213.08
0  067422      TRIMAC TRANSPORT SYSTEMS                     .00          .00        .00         .00         .00     750.79
0  003332      TRIMET TECHNICAL PRODUCTS                 935.04          .00        .00         .00         .00        .00
0  086671      TRINITY CHEMICAL IND INC               17,815.50          .00        .00         .00         .00        .00
0  079858      TRU-TEST                                   82.50          .00        .00         .00         .00        .00
0  008663      TRUMBULL ASPHALT COMPANY                     .00          .00        .00         .00         .00     232.50
0  051130      TRUMBULL ASPHALT COMPANY                1,038.86          .00        .00         .00         .00        .00
0  084764      TRYLINE CO INC                               .00          .00        .00         .00         .00   3,136.80
0  077294      TULIO LANDSCAPING INC                        .00          .00        .00         .00         .00     598.76
0  000847      TURTLE WAX INC                            825.00          .00        .00         .00         .00        .00
0  011582      U N X CHEMICALS INC                          .00        27.50        .00         .00         .00        .00
0  084090      U S AIR FORCE                                .00          .00        .00         .00         .00     110.00
0  084520      U S ARMY                               30,824.00          .00        .00         .00         .00      77.71-

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  086175      U S E HICKSON PRODUCTS LT               1,902.40          .00        .00    2,150.80         .00        .00
0  025472      U S FINISHING CORP                         50.00          .00        .00         .00         .00        .00
0  069064      U S G CORP                                   .00          .00        .00         .00         .00     915.00
0  068438      U S G INTERIORS                           385.37          .00        .00         .00         .00        .00
0  067674      U S GYPSUM CO                           1,035.80          .00        .00         .00         .00        .00
0  027621      U S GYPSUM COMPANY                        856.50          .00        .00         .00         .00        .00
0  063917      U S GYPSUM COMPANY                         55.00          .00        .00         .00         .00        .00
0  065516      U S GYPSUM COMPANY                         26.26        26.26        .00         .00         .00     405.00
0  070726      U S GYPSUM COMPANY                      1,458.60          .00        .00         .00         .00        .00
0  074397      U S GYPSUM COMPANY                      1,623.56          .00        .00         .00         .00        .00
0  009357      U S NAVY DEPARTMENT                       137.50          .00      82.50         .00       27.50     207.50
0  070405      U S NAVY DEPARTMENT                          .00          .00        .00         .00      275.00        .00
0  035020      U S X CORPORATION                       2,604.90          .00        .00         .00         .00        .00
0  085100      U S X CORPORATION                         110.00          .00        .00         .00         .00        .00
0  086892      ULRICH CHEMICAL CO                           .00          .00        .00         .00         .00     178.75
0  071952      UNDERWOOD INDUSTRIES                         .00          .00        .00         .00         .00   1,014.00
0  067410      UNICHEMA CHEMICALS INC                  5,259.50       300.00        .00         .00         .00   1,061.00
0  076736      UNICHEMA CHEMICALS INC                 42,670.00          .00   2,488.00-        .00         .00        .00
0  015277      UNIFI INC                                 250.00          .00        .00         .00         .00        .00
0  074862      UNIFIED UNIVERSAL                         225.00          .00        .00         .00         .00        .00
0  004607      UNION CAMP CORPORATION                  4,578.00          .00        .00         .00         .00        .00
0  026346      UNION CAMP CORPORATION                  2,116.00          .00        .00       82.50         .00        .00
0  028234      UNION CAMP CORPORATION                     55.00          .00        .00         .00         .00     319.00
0  073865      UNION CAMP CORPORATION                 10,653.30          .00        .00         .00         .00   1,160.50
0  083470      UNION CAMP CORPORATION                  1,101.60        13.75        .00         .00       27.50-  1,816.50
0  083690      UNION CAMP CORPORATION                 21,149.55        82.50        .00         .00         .00   1,412.00
0  087113      UNION CAMP CORPORATION                       .00       520.00        .00         .00         .00        .00
0  089343      UNION CAMP CORPORATION                    875.00          .00        .00         .00         .00        .00
0  089641      UNION CAMP CORPORATION                  1,000.00          .00        .00         .00         .00        .00
0  001917      UNION CARBIDE CORPORATION              68,882.89          .00        .00       75.00       23.00   2,373.17-
0  003710      UNION CARBIDE CORPORATION                    .00          .00     262.50         .00         .00        .00
0  009184      UNION CARBIDE CORPORATION               5,388.50          .00        .00         .00         .00        .00
0  011681      UNION CARBIDE CORPORATION              38,924.57       450.00        .00         .00      135.00-       .00
0  013731      UNION CARBIDE CORPORATION                 650.00       500.50        .00         .00         .00   2,868.58
0  013874      UNION CARBIDE CORPORATION                 720.00          .00        .00         .00         .00        .00
0  054095      UNION CARBIDE CORPORATION              58,426.78       130.00        .00         .00         .00     957.75
0  055860      UNION CARBIDE CORPORATION                    .00          .00        .00         .00      165.00        .00
0  059675      UNION CARBIDE CORPORATION                    .00          .00        .00         .00         .00      24.61
0  071285      UNION CARBIDE CORPORATION                    .00          .00        .00                     .00     110.00
0  076296      UNION CARBIDE CORPORATION                    .00          .00        .00      275.00         .00   1,366.50
0  081332      UNION CARBIDE CORPORATION                    .00          .00        .00         .00         .00    1247.00-
0  081717      UNION CARBIDE CORPORATION                 729.00     2,694.99        .00         .00         .00        .00
0  083870      UNION CARBIDE CORPORATION             540,352.69     9,182.58   1,685.90    4,986.47       82.50     650.71-
0  088980      UNION CARBIDE CORPORATION               1,245.00          .00        .00         .00         .00        .00
0  089501      UNION CARBIDE CORPORATION               1,265.00          .00        .00         .00         .00        .00
0  065972      UNION ENVELOPE CORPORATION                 82.50          .00        .00         .00         .00        .00
0  065926      UNION PACIFIC RAILROAD CO               2,288.38          .00        .00         .00         .00        .00
0  084684      UNION TEXAS PETROLEUM                      27.50          .00        .00         .00         .00        .00
0  009532      UNIROYAL CHEMICAL                      54,171.50        57.50     835.00         .00         .00        .00
0  022455      UNIROYAL CHEMICAL                       4,430.00          .00        .00         .00         .00        .00
0  052732      UNIROYAL CHEMICAL                      11,937.91          .00   2,844.07      483.11      483.11   8,725.52

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  072376      UNIROYAL CHEMICAL                       3,963.00          .00        .00         .00         .00        .00
0  084750      UNIROYAL CHEMICAL                      13,269.50        47.50      40.50         .00         .00     138.75
0  084790      UNIROYAL CHEMICAL                         856.25        30.00        .00         .00         .00        .00
0  084840      UNIROYAL CHEMICAL                          88.28          .00        .00         .00         .00        .00
0  084980      UNIROYAL CHEMICAL                       4,619.68       154.00      80.00         .00         .00     261.25
0  088101      UNITED BIOTECH                               .00          .00        .00         .00      200.00  11,523.50
0  079578      UNITED COLORS TECHNOLOGY                  165.00          .00        .00         .00         .00        .00
0  085506      UNITED PANEL                              220.00          .00        .00         .00         .00        .00
0  084430      UNITED REFINING COMPANY                 1,181.44          .00        .00         .00         .00     740.61-
0  063289      UNITED STATES SUGAR                     4,192.61          .00        .00         .00         .00        .00
0  052168      UNITED TECHNOLOGIES                       567.00          .00        .00         .00         .00        .00
0  080894      UNITED TECHNOLOGIES AUTOM                    .00        45.00        .00         .00         .00        .00
0  087225      UNITED TECHNOLOGIES AUTOM              11,205.48          .00        .00         .00         .00        .00
0  085380      UNITEX CHEMICAL CORP                    3,850.50          .00        .00         .00         .00        .00
0  005973      UNIVERSAL COOPERATIVES                    943.00          .00        .00         .00         .00        .00
0  024653      UNIVERSAL FORWARDING CO                 2,800.00          .00        .00         .00         .00        .00
0  085940      UNIVERSAL PACKAGING                       946.00          .00        .00         .00         .00        .00
0  072714      UNIVERSAL POLYMERS                           .00          .00        .00         .00      137.50        .00
0  079275      UNO-VEN                                      .00          .00        .00         .00         .00     394.63
0  086549      UNOCAL                                    350.60          .00        .00         .00         .00        .00
0  002172      UNOCAL CORPORATION                      4,875.90          .00        .00         .00         .00        .00
0  003560      UNOCAL CORPORATION                         45.00          .00        .00         .00         .00        .00
0  009453      UNOCAL CORPORATION                           .00          .00        .00         .00         .00     559.00
0  010485      UNOCAL CORPORATION                     23,991.86       198.69        .00         .00         .00     889.40
0  011749      UNOCAL CORPORATION                           .00          .00        .00         .00      412.50        .00
0  012275      UNOCAL CORPORATION                           .00          .00        .00         .00         .00     669.00
0  012833      UNOCAL CORPORATION                           .00          .00        .00         .00         .00     165.00
0  074954      UNOCAL CORPORATION                           .00          .00        .00      829.00         .00        .00
0  079974      UNOCAL CORPORATION                           .00          .00        .00         .00         .00     793.24
0  085570      UPJOHN COMPANY                          4,500.00          .00        .00         .00         .00        .00
0  085520      UPJOHN COMPANY                             55.00          .00        .00         .00         .00   1,487.00
0  079076      URETAN S A DE C V                         140.00          .00        .00         .00         .00        .00
0  086578      USX CORPORATION                           192.50          .00        .00         .00         .00        .00
0  090023      USX CORPORATION                            55.00          .00        .00         .00         .00        .00
0  059950      UTILITY MFG COMPANY                          .00          .00        .00         .00      833.50        .00
0  026910      UTILITY TRAILER COMPANY                   160.00          .00        .00         .00         .00      24.00
0  082250      V F L TECHNOLOGY                             .00          .00        .00         .00         .00     590.00
0  065043      V V V CORPORATION                         632.50          .00        .00         .00         .00        .00
0  089290      VALENTINE SUGAR                         1,709.28          .00        .00         .00         .00        .00
0  059659      VALLEY PROTEIN                            529.20          .00        .00         .00         .00        .00
0  026066      VALSPAR CORPORATION                     6,272.60          .00        .00      220.00         .00     126.50-
0  090047      VALVOLVINE CO                           4,073.00          .00        .00         .00         .00        .00
0  061019      VALVOLINE OIL COMPANY                     330.00          .00        .00         .00         .00        .00
0  074959      VALVOLINE OIL COMPANY                      27.50          .00        .00         .00         .00        .00
0  089144      VALVOLINE OIL COMPANY                     220.00          .00        .00         .00         .00        .00
0  000010      VAN WATERS & ROGERS                        45.00          .00        .00         .00         .00        .00
0  000142      VAN WATERS & ROGERS                          .00          .00        .00         .00         .00     115.00
0  000569      VAN WATERS & ROGERS                     1,079.00          .00      82.50         .00         .00     722.05
0  001263      VAN WATERS & ROGERS                       110.00          .00        .00         .00      135.00        .00
0  002731      VAN WATERS & ROGERS                       516.40          .00        .00         .00         .00        .00
0  003067      VAN WATERS & ROGERS                     3,104.02          .00        .00         .00         .00   5,844.93

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  003572      VAN WATERS & ROGERS                       165.00          .00        .00         .00         .00     110.00
0  004335      VAN WATERS & ROGERS                       180.00          .00        .00         .00         .00        .00
0  005251      VAN WATERS & ROGERS                     2,108.40          .00        .00         .00         .00        .00
0  005480      VAN WATERS & ROGERS                          .00          .00        .00         .00         .00     475.00
0  005956      VAN WATERS & ROGERS                       137.50          .00        .00         .00       82.50     135.00
0  010288      VAN WATERS & ROGERS                          .00          .00        .00         .00         .00      10.00
0  012125      VAN WATERS & ROGERS                       270.00          .00        .00         .00         .00        .00
0  012291      VAN WATERS & ROGERS                     1,625.00        82.50     137.50         .00      130.00     335.00
0  016600      VAN WATERS & ROGERS                          .00          .00     471.65         .00         .00        .00
0  027932      VAN WATERS & ROGERS                     3,118.90          .00        .00         .00         .00        .00
0  028261      VAN WATERS & ROGERS                       200.00          .00        .00         .00         .00        .00
0  050620      VAN WATERS & ROGERS                       140.00          .00        .00         .00         .00        .00
0  050840      VAN WATERS & ROGERS                    14,529.69          .00        .00         .00         .00   1,843.67
0  057210      VAN WATERS & ROGERS                       578.00          .00        .00         .00         .00   3,798.80
0  076588      VAN WATERS & ROGERS                    17,803.37       442.50        .00         .00    2,350.00  12,964.72
0  077074      VAN WATERS & ROGERS                     4,015.00     1,594.00     243.50      193.13       30.00   3,788.64
0  077090      VAN WATERS & ROGERS                       337.50          .00        .00         .00         .00        .00
0  079754      VAN WATERS & ROGERS                          .00          .00        .00         .00      137.50        .00
0  084913      VAN WATERS & ROGERS                     3,928.00          .00        .00         .00         .00      80.00
0  085770      VAN WATERS & ROGERS                        55.00          .00        .00         .00         .00        .00
0  089068      VAN WATERS & ROGERS                          .00     2,026.68        .00         .00         .00        .00
0  074247      VAN WATERS & ROGERS INC                    90.00          .00        .00         .00         .00        .00
0  052239      VANCHEM INC                               981.00          .00        .00         .00         .00        .00
0  088678      VANGUARD PLASTICS INC                     187.00          .00        .00         .00         .00        .00
0  056428      VELSICOL CHEMICAL CORP                  4,420.00          .00        .00         .00         .00      79.00
0  086180      VELSICOL CHEMICAL CORP                  1,170.00          .00        .00         .00         .00     522.50
0  080640      VENTEX FIBERS LTD                          27.50          .00        .00         .00         .00        .00
0  083246      VENTURA COASTAL                              .00          .00     491.47         .00         .00        .00
0  072418      VESUVIUS U S A                          6,062.70          .00        .00         .00         .00        .00
0  080122      VI-JON LABS INC                           962.50       320.00        .00         .00         .00        .00
0  0900042     VIGORD INDUSTRIES                       1,237.00          .00        .00         .00         .00        .00
0  089200      VILLE DE TERREBONNE                       445.12          .00        .00         .00         .00        .00
0  054201      VININGS ALUM PRODUCTS                   4,303.92          .00        .00         .00         .00        .00
0  089083      VIPLASTICOS SA DE CV                       90.00          .00        .00         .00         .00        .00
0  024454      VIRGINIA CONCRETE COMPANY                    .00          .00        .00         .00         .00     120.00
0  002737      VIRGINIA ELEC POWER CO                  1,998.00          .00        .00         .00         .00        .00
0  004373      VIRGINIA GALVANIZING CORP               2,337.00          .00        .00         .00         .00        .00
0  008099      VIRKLER CHEMICAL COMPANY                   27.50          .00        .00         .00         .00     472.20
0  005610      VISTA CHEMICAL                          7,524.50          .00        .00         .00         .00     535.00
0  019020      VISTA CHEMICAL                        170,910.01     3,989.00   2,186.38         .00         .00   2,935.47
0  019400      VISTA CHEMICAL                            577.50          .00        .00         .00         .00   2,351.99
0  081761      VISTA CHEMICAL                               .00     2,909.20        .00         .00         .00        .00
0  083525      VISTA CHEMICAL                            130.00          .00        .00         .00         .00        .00
0  026774      VISTA POLYMER                                .00          .00      82.50         .00         .00        .00
0  083604      VITAFOAM                                   27.50          .00        .00         .00         .00        .00
0  072935      VULCAN MATERIAL CORP                  191,945.35          .00        .00    1,046.50      213.50        .00
0  086260      VULCAN MATERIAL CORP                         .00          .00        .00         .00         .00   1,014.00-
0  002656      VULCAN OIL COMPANY                           .00       165.00      27.50         .00         .00        .00
0  082558      VULSAY INDUSTRIES INC                      27.50          .00        .00         .00         .00        .00
0  075370      VYCON CHEMICALS INC                       510.00          .00        .00         .00         .00        .00
0  086043      W D SERVICES                            1,596.00          .00        .00         .00         .00        .00

RCP017                                A G E D     A C C O U N T S     R E C E I V A B L E                    AS  OF  4/30/93

CD   CUST           N A M E                          0 - 90       91 - 120    121 - 150  151 - 180   181 - 210          OVER
0  071327      W F TAYLOR CORP                              .00          .00        .00         .00         .00     137.50
0  006307      W H SHURTLEFF CO                          874.72          .00        .00         .00         .00        .00
0  078020      W K MERRIMAN                                 .00          .00        .00         .00         .00   3,611.32
0  007710      W M BARR & COMPANY                      1,350.00          .00   2,208.50      275.00       27.50   1,995.50
0  077298      W R BONSAL COMPANY                           .00          .00        .00      480.00         .00        .00
0  006603      W R GRACE & COMPANY                     1,425.16          .00        .00         .00         .00        .00
0  022410      W R GRACE & COMPANY                       996.80          .00        .00         .00         .00     307.00
0  035320      W R GRACE & COMPANY                     1,302.50     1,420.00     125.00         .00         .00        .00
0  061013      W R GRACE & COMPANY                        27.50          .00        .00         .00         .00        .00
0  010577      W R GRACE CONSTRUCTION DI                 522.50          .00        .00         .00         .00        .00
0  077135      W S DODGE                                 110.00          .00        .00         .00         .00        .00
0  085717      WAMPLER-LONGACRE CHICKEN                     .00          .00        .00         .00         .00     200.00
0  000419      WARLICK PAINT COMPANY INC               2,696.64          .00        .00         .00         .00        .00
0  069452      WARREN LABORATORIES                     1,144.00          .00        .00         .00         .00        .00
0  083161      WARREN PETROLEUM CORP                   2,451.46          .00        .00         .00         .00        .00
0  073785      WASHINGTON STEEL CORP                        .00          .00        .00         .00       25.00     225.00
0  089085      WASTE TECHNOLOGY INC                      237.50     3,357.70        .00         .00         .00        .00
0  082112      WASTE TECHNOLOGY SERVICES                    .00          .00        .00         .00         .00     170.00
0  089117      WATER TECH INC                            192.50          .00        .00         .00         .00        .00
0  084974      WATERSOLES                              1,118.00          .00        .00         .00         .00        .00
0  002118      WATSON STANDARD COMPANY                      .00          .00        .00         .00         .00      27.50-
0  087330      WEIRTON STEEL CORPORATION                 891.00       100.00     685.00         .00      462.50     656.00
0  021669      WELCHEM INC                             1,598.75          .00        .00         .00         .00        .00
0  005003      WELLAND CHEMICAL                          935.00          .00        .00         .00         .00   2,655.41
0  086262      WELLMAN INC                                  .00        52.00        .00         .00         .00        .00
0  002829      WEN-DON CORPORATION                        55.00          .00        .00         .00         .00        .00
0  023224      WERTHAN INDUSTRIES                           .00        82.50        .00         .00         .00        .00
0  086020      WEST MICHIGAN STEEL FOUND                 703.00          .00        .00         .00         .00        .00
0  085199      WEST POINT PEPPERELL                      429.00          .00        .00         .00         .00        .00
0  073471      WESTERN KRAFT COMPANY                   6,789.60          .00        .00         .00         .00        .00
0  089886      WESTERN KRAFT CORP                        261.00          .00        .00         .00         .00        .00
0  052808      WESTERN PUBLISHING CO INC                 611.00          .00        .00         .00         .00        .00
0  027668      WESTERN TEXTILE PRODUCTS                     .00       110.00        .00         .00         .00     745.00-
0  058609      WESTERN ZIRCONIUM                         302.50          .00     357.50         .00         .00        .00
0  026450      WESTFIELD TANNING COMPANY                  27.50          .00        .00         .00         .00        .00
0  005329      WESTINGHOUSE ELECTRIC CO                   26.00          .00        .00         .00         .00        .00
0  056477      WESTINGHOUSE ELECTRIC CO                     .00          .00        .00         .00         .00   1,468.50
0  087890      WESTINGHOUSE ELECTRIC CO                  220.00          .00        .00         .00         .00     425.00
0  087950      WESTINGHOUSE ELECTRIC CO                1,345.85          .00        .00         .00         .00        .00
0  088040      WESTINGHOUSE ELECTRIC CO               12,301.92          .00        .00         .00         .00        .00
0  083019      WESTLAKE PETROCHEMICAL CO                    .00          .00        .00         .00         .00     100.00-
0  086318      WESTLAKE STYRENE                          700.00          .00        .00         .00         .00        .00
0  025417      WESTLAND OIL CO INC                     6,749.90          .00        .00         .00         .00        .00
0  086827      WESTROCK INDUSTRIES LTD                 1,112.26          .00        .00         .00         .00        .00
0  007796      WESTVACO CORPORATION                   50,305.87     2,025.00   1,620.00    1,661.88      205.00   6,807.38
0  007950      WESTVACO CORPORATION                    6,692.45          .00     100.00         .00         .00        .00
0  027909      WESTVACO CORPORATION                      683.40          .00        .00         .00         .00        .00
0  074601      WESTVACO CORPORATION                    3,136.80          .00        .00         .00         .00     125.00
0  078202      WESTVACO CORPORATION                   23,888.25          .00     962.50         .00         .00      27.50
0  081049      WESTVACO CORPORATION                       82.50          .00      27.50         .00         .00        .00
0  087430      WESTVACO CORPORATION                    1,786.24          .00        .00         .00         .00      98.32

RCP017                                                AGED ACCOUNTS RECEIVABLE                                         AS OF 4/30/93

CO      CUST              NAME                        0 - 90     91 - 120    121 - 150    151 - 180       181 - 210             OVER
0      087690    WESTVACO CORPORATION                  55.00          .00          .00          .00             .00             .00
0      087700    WESTVACO CORPORATION               1,424.63          .00          .00          .00             .00        1,597.50
0      087720    WESTVACO CORPORATION               2,102.30          .00          .00          .00             .00             .00
0      087740    WESTVACO CORPORATION               1,564.84     1,543.20          .00          .00             .00          229.50
0      076292    WESTVACO US ENVELOPE DIV                .00          .00          .00          .00             .00          195.00
0      014606    WEYERHAEUSER COMPANY                  55.00          .00          .00          .00             .00          693.00-
0      088020    WEYERHAEUSER COMPANY                  55.00          .00          .00          .00             .00             .00
0      088230    WHEATLAND TUBE COMPANY                  .00          .00          .00          .00             .00          230.46
0      072503    WHEELING PITTSBURGH STEEL          8,726.07        55.00       300.00     1,787.72        1,644.82          617.50-
0      074595    WHEELING STEEL CORP                     .00          .00       132.00        22.00           22.00           71.50
0      056693    WHIP MIX CORP                      2,100.00          .00          .00          .00             .00             .00
0      075334    WHIRLPOOL CORPORATION              3,767.50          .00          .00          .00             .00        2,025.00
0      008022    WHITE & BAGLEY OF MICH                  .00          .00          .00          .00             .00          313.00
0      050536    WHITEHALL PLYWOOD                    220.00          .00          .00          .00             .00          275.00
0      062430    WILLAMETTE INDUSTRIES INC          9,169.50          .00          .00          .00             .00          110.00
0      082611    WILLIAM HOUSE INC                       .00          .00          .00          .00             .00          226.75
0      012400    WILLIAM T BURNETT COMPANY             82.50          .00          .00          .00             .00          275.00
0      074849    WILLIAMSPORT WIRERROPE             3,874.59          .00          .00          .00             .00             .00
0      089374    WILSON LABORATORIES                   90.00          .00          .00          .00             .00             .00
0      081053    WIM VOS USA INC                         .00          .00          .00          .00             .00        1,595.97
0      089643    WIM VOS USA INC                      136.00          .00          .00          .00             .00             .00
0      089330    WISE FOODS                            55.00          .00          .00          .00             .00             .00
0      006776    WITCO CHEMICAL COMPANY                82.50          .00          .00          .00             .00          137.50-
0      003627    WITCO CORPORATION                     54.25          .00          .00          .00             .00             .00
0      004100    WITCO CORPORATION                  1,413.18          .00          .00          .00             .00          241.50
0      004563    WITCO CORPORATION                  4,642.07          .00          .00          .00             .00             .00
0      015063    WITCO CORPORATION                       .00          .00          .00          .00             .00           90.00
0      020624    WITCO CORPORATION                  2,194.50          .00          .00          .00             .00             .00
0      055673    WITCO CORPORATION                  5,937.40          .00          .00        40.00             .00        8,766.70
0      065824    WITCO CORPORATION                       .00          .00          .00          .00             .00          275.00-
0      067530    WITCO CORPORATION                       .00          .00          .00          .00             .00          302.50
0      070445    WITCO CORPORATION                     55.00          .00          .00          .00             .00             .00
0      075245    WITCO CORPORATION                       .00          .00          .00          .00             .00          335.00
0      089370    WITCO CORPORATION                  9,330.77          .00          .00          .00             .00             .00
0      089380    WITCO CORPORATION                    220.00          .00          .00          .00             .00          347.00
0      089410    WITCO CORPORATION                  5,477.66          .00          .00          .00             .00          632.50
0      089420    WITCO CORPORATION                    220.00        55.00          .00          .00             .00        1,822.50
0      089440    WITCO CORPORATION                  2,575.34     9,933.70          .00          .00             .00             .00
0      067801    WOLVERINE TECHNOLOGY CORP             82.50          .00          .00          .00             .00             .00
0      075385    WOOD CO LTD W C                      137.50          .00          .00          .00             .00             .00
0      084320    WOOD FIBER INDUSTRIES                   .00          .00          .00          .00             .00        1,884.53
0      001464    WOODBRIDGE FOAM PRODUCTS             135.00          .00          .00          .00             .00        1,072.50
0      071084    WOODBRIDGE FOAM PRODUCTS           1,439.70          .00          .00          .00             .00             .00
0      081028    WOODBRIDGE FOAM PRODUCTS          14,420.50          .00          .00          .00             .00            6.59
0      055330    WOODS WIRE PRODUCTS                     .00          .00          .00          .00             .00          297.50
0      065304    WORLDWIDE DISPATCH                   450.00          .00          .00          .00             .00             .00
0      058868    WORTH CHEMICAL CORP                  402.00          .00          .00          .00             .00             .00
0      089820    WORTH CHEMICAL CORP                   27.50          .00          .00          .00             .00             .00
0      009651    WORTH INC                               .00          .00          .00          .00             .00           36.00-
0      054436    WORTHINGTON FOODS INC                 27.50          .00          .00          .00             .00             .00
0      088357    WOTHINGTON STEEL CO                  453.00          .00          .00          .00             .00             .00

RCP017                                                AGED ACCOUNTS RECEIVABLE                                         AS OF 4/30/93

CO      CUST              NAME                        0 - 90     91 - 120    121 - 150    151 - 180       181 - 210             OVER
0      077751    WYCO WELL SERVICE                       .00          .00          .00          .00             .00        2,578.00
0      088640    YORK INTERNATIONAL CORP               55.00          .00          .00          .00             .00             .00
0      004565    YOUNGER BROTHERS                        .00          .00          .00          .00             .00        1,622.88
0      025160    ZACLON INC                        24,129.01     3,478.83          .00          .00             .00          138.60
0      088097    ZEGO GRP                             590.00          .00          .00          .00             .00             .00
0      055829    ZENECA INC/AG PRODUCTS                  .00          .00          .00          .00             .00        1,350.00-
0      004528    ZENECA INC/AGROCHEMICALS          18,150.00          .00          .00          .00             .00             .00
0      066470    ZENECA RESINS INC                     55.00          .00          .00          .00          104.00             .00
0      068365    ZENECA SPECIALTY INKS              1,638.44        55.00          .00          .00             .00             .00
0      089551    ZENECA SPECIALTY INKS                137.50          .00          .00          .00             .00             .00
0      084282    ZEON CHEMICALS                    12,098.70          .00          .00          .00             .00             .00
0      089309    ZEXEL ILLINOIS INC                 1,055.00          .00          .00          .00             .00             .00
0      008544    ZINC CORP OF AMERICA              11,745.00          .00          .00          .00             .00          130.00
0      050276    ZOECON INDUSTRIES                       .00          .00          .00          .00             .00          225.00-
0                    TOTAL                     21,966,704.68   723,465.19   251,299.07   186,995.07      137,885.85    1,276,000.80

                     BALANCE                             .00          .00          .00          .00             .00   24,542,350.66

                        CHEMICAL LEAMAN TANK LINES, INC.
                                    SUMMARY

     Summary of Chemical Leaman Tank Lines, Inc. aged accounts receivable as of May 1, 1993 (showing detailed aging less than 90 days from invoice date) total $24,542,350.
============

JOB-RCPMO5   FNR  5/02/93     CO-CODE: O   A G E D   A C C O U N T S  R E C E I V A B L E           ENDING-DATE  5/01/93     PAGE# 1
S.C. CUST.#    CUSTOMER              ADDRESS                 ST. CITY             0-TO-30  31-TO-60  61-TO-90 OVER-90 TOTAL BAL. DUE
C 07893                                                                                  `                         $27       $27.50
                                                            CUST. TOTAL .....                                       27        27.50


   83782 A B B POWER T & D CO      NEWTON BRIDGE ROAD        GA ATHENS               $7,112                               $7,112.00
   79807 A B B POWER T & D CO      4350 SEMPLE AVENUE        MO SAINT LOUIS          $1,381            $3,873             $5,255.22
                                                            CUST. TOTAL .....         8,493             3,873             12,367.22

   81975 A B C COMPOUNDING COMPAN  P O  BOX 16247            GA ATLANTA                                   $27                $27.50
                                                            CUST. TOTAL .....                              27                 27.50

   90002 A E S BEAVER VALLEY       P O  BOX 27714            TX HOUSTON              $4,375                               $4,375.10
                                                            CUST. TOTAL .....         4,375                                4,375.10

   60803 A H SMITH                 BRANCHVILLE RD            MD BRANCHVILLE                                        $20       $20.00
                                                            CUST. TOTAL .....                                       20        20.00

   88369 A HARRISON & CO INC       P O  BOX 494              RI PAWTUCKET                     $1,930                      $1,930.50
                                                            CUST. TOTAL .....                  1,930                       1,930.50

   86942 A O SMITH CORP            630 SOUTHWEST ST          OH BELLEVUE             $2,515                               $2,515.38
                                                            CUST. TOTAL .....         2,525                                2,515.38

   81384 A O SMITH CORPORATION     5960 FALCON ROAD          IL ROCKFORD             $1,896                               $1,896.00
   88065 A O SMITH CORPORATION     3301 CLINE ROAD           IN CORYDON              $1,323                               $1,323.96
   18270 A O SMITH CORPORATION     P O  BOX 510              SC MCBEE                                    $330               $330.00
   86206 A O SMITH CORPORATION     52 A O SMITH ROAD         TN MILAN                            $82               $82      $165.00
   53507 A O SMITH CORPORATION     3533 N 27TH STREET        WI MILWAUKEE            $1,350                               $1,350.00
                                                            CUST. TOTAL .....         4,569       82      330       82     5,064.96

   76254 A SCHULMAN INC            3550 WEST MARKET STREET   OH AKRON                                              $55       $55.00
                                                            CUST. TOTAL .....                                       55        55.00

   82153 A SHULMAN                 % THE SUN PRENE CO        OH BELLEVUE                                           $82       $82.50
                                                            CUST. TOTAL .....                                       82        82.50

   25619 A T & T                   P O BOX 105154            GA ATLANTA                       $4,651                      $4,651.20
                                                            CUST. TOTAL .....                  4,651                       4,651.20

   57838 A W COMPOUNDERS           5 PINELANDS AVENUE        ON STONEY CREEK                                       $55       $55.00
                                                            CUST. TOTAL .....                                       55        55.00

   05724 ABB POWER T & D COMPANY   P O  BOX 2448             IN MUNCIE               $1,895                               $1,895.12
   84236 ABB POWER T & D COMPANY   1400 PARK AVE             NJ LINDEN                                            $275      $275.00
                                                            CUST. TOTAL .....         1,895                        275     2,170.12

   88301 ABB POWER T&D COMPANY     RESERVE ROAD              CT HARTFORD               $602                                 $602.35
                                                            CUST. TOTAL .....           602                                  602.35

   82951 ABBOTT LABORATORIES       INBOUND FREIGHT PAYMENT   IL ABBOTT PARK          $2,007            $2,034             $4,041.74
   18338 ABBOTT LABORATORIES       16TH & SHERIDAN ROAD      IL N CHICAGO            $1,179   $2,311                      $3,490.10
                                                            CUST. TOTAL .....         3,186    2,311    2,034              7,531.84

JOB-RCPMO5   FNR  5/02/93     CO-CODE: O   A G E D   A C C O U N T S  R E C E I V A B L E           ENDING-DATE  5/01/93     PAGE# 2

S.C. CUST.#    CUSTOMER              ADDRESS                 ST. CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90  TOTAL BAL. DUE
   89910 ABC TRAFFIC SERVICE       P O  BOX 26035            NC CHARLOTTE            $5,811                               $5,811.00
                                                            CUST. TOTAL .....         5,811                                5,811.00

   00130 ABCO                      P O  BOX 335              SC ROEBUCK                 $75                     $2,981    $3,056.88
                                                            CUST. TOTAL .....            75                      2,981     3,056.88

   53282 ABSORPTION SYSTEMS INC.   P O  BOX 387              NJ MILLBURN             $4,904   $4,501   $1,155   $5,528   $16,089.84
                                                            CUST. TOTAL .....         4,904    4,501    1,155    5,528    16,089.84

   83835 ACCENT STRIPE CO          3275 BENZING RD           NY ORCHARD PARK         $4,168                               $4,168.00
                                                            CUST. TOTAL .....         4,168                                4,168.00

   73385 ACCOUNTS RECEIVABLE                                 PA. LIONVILLE             $704-                                $704.00-
                                                            CUST. TOTAL .....           704-                                 704.00-

   89077 ACCU PAC INC              301 ISLAND RD             NJ MAHWAH                 $110                                 $110.00
                                                            CUST. TOTAL .....           110                                  110.00

   79319 ACE CORP                  P O  BOX 296              LA KEITHVILLE                                      $1,762    $1,762.50
                                                            CUST. TOTAL .....                                    1,762     1,762.50

   58739 ACE HARDWARE CORP         21901 CENTRAL AVENUE      IL MATTESON               $357                                 $357.50
                                                            CUST. TOTAL .....           357                                  357.50

   55539 ACE PAPER PRODUCTS        7986 N TELEGRAPH ROAD     MI MONROE                 $576                                 $576.50
                                                            CUST. TOTAL .....           576                                  576.50

   72036 ACERLAN                   609 STONE AVE             TX LAREDO               $4,010                               $4,010.00
                                                            CUST. TOTAL               4,010                                4,010.00

   03373 ACHEM CORPORATION         P O BOX 930               SC COWPENS                         $105                        $105.00
                                                            CUST. TOTAL                          105                         105.00

   52663 ACID PRODUCTS CO INC      600 WEST 41ST STREET      IL CHICAGO                                           $413      $413.77
                                                            CUST. TOTAL                                            413       413.77

   00230 ACME BORDEN               1401 CIRCLE AVENUE        IL FOREST PART          $8,631   $1,828   $1,195            $11,655.29
                                                            CUST. TOTAL .....         8,631    1,828    1,195             11,655.29

   09734 ACME RESIN CORPORATION    10330 W ROOSEVELT RD      IL WESTCHESTER                     $660                        $660.00
                                                            CUST. TOTAL .....                    660                         660.00

   10327 ACTO KLEEN COMPANY        7869 PARAMOUNT BLVD       CA PICO RIVERA                     $959                        $959.80
                                                            CUST. TOTAL .....                    959                         959.80

   74621 ACUCOTE INC               910 EAST ELM STREET       NC GRAHAM                 $110                                 $110.00
                                                            CUST. TOTAL .....           110                                  110.00

   15601 ADCOM METALS COMPANY INC  STEPHENS DRIVE            KY NICHOLASVILLE                                     $247      $247.50
                                                            CUST. TOTAL .....                                      247       247.50

   75608 ADM  TRANSPORT            P O  BOX 3574             GA MACON                           $290                        $290.00
                                                            CUST. TOTAL .....                    290                         290.00

JOB-RCPMO5   FNR  5/02/93     CO-CODE: O   A G E D   A C C O U N T S  R E C E I V A B L E           ENDING-DATE  5/01/93     PAGE# 3

S.C. CUST.#    CUSTOMER              ADDRESS                 ST. CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90  TOTAL BAL. DUE
   10248 ADVANCE TRANSMIT MIX      613 OAK LANE              PA GLENOLDEN                                         $200      $200.00
                                                            CUST. TOTAL .....                                      200       200.00

   24115 ADVANCED AEROMATICS       P O  BOX 1516             TX BAYTOWN                          $27                         $27.50
                                                            CUST. TOTAL .....                     27                          27.50

   13543 AEROVOX INDUSTRIES INC    740 BELLEVILLE AVENUE     MA NEW BEDFORD                     $137      $82     $412      $632.50
                                                            CUST. TOTAL .....                    137       82      412       632.50

   72191 AERVOE PACIFIC            1198 SAN MILL ROAD        NV GARDNERVILLE                                       $27       $27.50
                                                            CUST. TOTAL .....                                       27        27.50

   89937 AG DIV CIBA-GEIGY CORP    C/O MID-OHIO CHEMICAL CO  OH MT STERLING            $110                                 $110.00
                                                            CUST. TOTAL .....           110                                  110.00

   84971 AG ORGANICS               130 BRAINARDS ROAD        NJ PHILLIPSBURG                           $2,021             $2,021.89
                                                            CUST. TOTAL .....                           2,021              2,021.89

   82915 AGWAY INCS                729 LOUCKS MILL ROAD      PA YORK                    $23                                  $23.00
                                                            CUST. TOTAL .....            23                                   23.00

   00890 AIR PRODUCTS & CHEMICALS  P O  BOX 97               KY CALVERT CITY         $2,434              $220             $2,654.18
   01271 AIR PRODUCTS & CHEMICALS  P O  BOX 227              MA HOPKINTON            $3,588                               $3,588.00
   39670 AIR PRODUCTS & CHEMICALS  P O  BOX 231              NJ PAULSBORO           $11,858                              $11,858.65
   00660 AIR PRODUCTS & CHEMICALS  P O  BOX 25702            PA LEHIGH VALLEY       $29,947   $2,917     $210     $648   $33,722.75
   68983 AIR PRODUCTS & CHEMICALS  409 OLD PELZER RD         SC PIEDMONT               $540                                 $540.72
   90059 AIR PRODUCTS & CHEMICALS  C/O E I DUPONT            WV BELLE                $1,173                               $1,173.00
                                                            CUST. TOTAL .....        49,542    2,917      430      648    53,537.30

   15823 AIRCO INDUSTRIAL GASES    P O  BOX 590              DE CLAYMONT            $19,071  $13,595                     $32,666.95
   65189 AIRCO INDUSTRIAL GASES    P O  BOX 361              MO PASADENA             $1,026                               $1,026.60
   07177 AIRCO INDUSTRIAL GASES    9 RANGER DR               ME KITTERY              $2,748   $1,497                      $4,245.78
   71826 AIRCO INDUSTRIAL GASES    P O  BOX 417              NJ MIDDLESEX           $20,600                              $20,600.50
   05256 AIRCO INDUSTRIAL GASES    101 CATHERINE STREET      NY BUFFALO                       $1,062                      $1,062.00
   89243 AIRCO INDUSTRIAL GASES    2095 MARIE-VICTORIAN ST   PQ CONTRECOEUR          $7,537   $1,448                      $8,986.55
   01158 AIRCO INDUSTRIAL GASES    P O  BOX 247              WV CHESTER                                           $499      $499.21
                                                            CUST. TOTAL .....        50,984   17,603               499    69,087.59

   16930 AKRON CITY HOSPITAL       525 E MARKET ST           OH AKRON                  $253     $596                        $849.50
                                                            CUST. TOTAL .....           253      596                         849.50

   10464 AKRON DISPERSIONS         3291 SAWMILL ROAD         OH COPLEY                 $524                                 $524.00
                                                            CUST. TOTAL .....           524                                  524.00


   79280 AKZO CHEMICALS            ROUTE 2                   WV GALLIPOLIS FER                   $55                         $55.00
                                                            CUST. TOTAL .....                     55                          55.00

   28980 AKZO CHEMICALS INC        US HWY 341 EAST           GA BAXLEY               $4,296                               $4,296.12
   68866 AKZO CHEMICALS INC        P O  BOX 909711           IL CHICAGO             $33,809                       $612   $34,421.80
   88745 AKZO CHEMICALS INC        300 SOUTH RIVERSIDE PLAZ  IL CHICAGO                       $3,202   $2,430  $10,890   $16,522.50
   75350 AKZO CHEMICALS INC        2904 MISSOURI AVE         IL E SAINT LOUIS        $1,389                               $1,389.60
   04590 AKZO CHEMICALS INC        8201 WEST 47TH STREET     IL MCCOOK                                          $2,776    $2,776.00

JOB-RCPMO5   FNR  5/02/93     CO-CODE: O   A G E D   A C C O U N T S  R E C E I V A B L E           ENDING-DATE  5/01/93     PAGE# 4

S.C. CUST.#    CUSTOMER              ADDRESS                 ST. CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90  TOTAL BAL. DUE
   78000 AKZO CHEMICALS INC        9901 SAND CREEK HWY       MI WESTON               $4,519   $3,246     $198-            $7,567.96
   78070 AKZO CHEMICALS INC        MEADOW ROAD               NJ EDISON               $3,552                               $3,552.55
   51815 AKZO CHEMICALS INC        2153 LOCKPORT-OLCOTT RD   NY BURT                    $25                                  $25.00
   78887 AKZO CHEMICALS INC        1313 WINDSOR AVENUE       OH COLUMBUS             $1,946   $1,028                      $2,974.69
   23132 AKZO CHEMICALS INC        13000 BAY PARK ROAD       TX PASADENA             $1,453   $4,584     $150-            $5,887.50
   78040 AKZO CHEMICALS INC        P O  BOX 1721             WV GALLIPOLIS FRY       $7,164   $1,991                      $9,155.69
                                                            CUST. TOTAL .....        58,157   14,052    2,082   14,278    88,869.41

   74507 AK20 COATINGS AMERICA IN  434 W. MEATS AVENUE       CA ORANGE                 $110     $137                        $247.50
                                                            CUST. TOTAL .....           110      137                         247.50

   68590 AKZO COATINGS INC         4730 CRITTENDEN DRIVE     KY LOUISVILLE                      $948                        $948.00
   86868 AKZO COATINGS INC         P O  BOX 7062             MI TROY                    $27      $82     $220     $412      $742.50
   68630 AKZO COATINGS INC         100 BELMONT DRIVE         NJ SOMERSET               $646                                 $646.48
                                                            CUST. TOTAL .....           673    1,030      220      412     2,336.98

   22800 AKZO SALT INC             2085 MANCHESTER RD        OH AKRON                $2,264                               $2,264.75
                                                            CUST. TOTAL .....         2,264                                2,264.75

   05719 ALBRIGHT & WILSON AMERIC  P O  BOX 26229            VA RICHMOND             $6,553     $935              $210    $7,698.23
                                                            CUST. TOTAL .....         6,553      935               210     7,698.23

   68562 ALCAN ROLLED PRODUCTS     151 JOHN JAMES AUDUBON P  NY AMHERST                          $27              $137      $165.00
                                                            CUST. TOTAL .....                     27               137       165.00

   76624 ALCHEM PRODUCTS           P O  BOX 137              PA NEWTOWN SQUARE                                  $2,693    $2,693.00
                                                            CUST. TOTAL .....                                    2,693     2,693.00

   88592 ALODA ALUMINUM            PARK AVENUE EAST          NY MASSENA                                         $3,910    $3,910.50
                                                            CUST. TOTAL .....                                    3,910     3,910.50

   88067 ALCOA SPECIALTY CHEMICAL  213 WARD CIRCLE           TN BRENTWOOD            $1,874   $1,413     $666             $3,954.22
                                                            CUST. TOTAL .....         1,874    1,413      666              3,954.22

   10125 ALEX C FERGUSSON CO       SPRING MILL DRIVE         PA FRAZER              $10,649   $1,503     $972     $391-  $12,733.40
                                                            CUST. TOTAL .....        10,649    1,503      972      391-   12,733.40

   89985 ALISO WATER MGMT AGENCIE  28303 ALICIA PARKWAY      CA LAGUNA NIGUEL          $588                                 $588.00
                                                            CUST. TOTAL .....           588                                  588.00

   88300 ALKO AMERICA              106 ELM ST                SC LANCASTER                                       $1,406    $1,406.99
                                                            CUST. TOTAL .....                                    1,406     1,406.99

   87558 ALL AMERICAN GOURMET      607 PHILLIPS ST           NY FULTON                           $82               $27      $110.00
                                                            CUST. TOTAL .....                     82                27       110.00

   85103 ALL AMERICAN READY MIX I  530 FAILE STREET          NY BRONX                                              $40       $40.00
                                                            CUST. TOTAL .....                                       40        40.00

   54663 ALL CHEMICAL              104 JAPHET STREET         TX HOUSTON                                           $412      $412.50
                                                            CUST. TOTAL .....                                      412       412.50

JOB-RCPMO5   FNR  5/02/93     CO-CODE: O   A G E D   A C C O U N T S  R E C E I V A B L E          ENDING-DATE  5/01/93     PAGE# 5

S.C. CUST.#    CUSTOMER              ADDRESS                 ST. CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90  TOTAL BAL. DUE
   89888 ALL TANK TRANSPORT        900 FLOORA AVENUE         OH AKRON                $1,480                               $1,480.00
                                                            CUST. TOTAL .....         1,480                                1,480.00

   04436 ALLEGHENY LUDLUM STEEL    P O  BOX 565              PA LEECHBURG               $82                        $27      $110.00
   68399 ALLEGHENY LUDLUM STEEL    130 LINCOLN AVE           PA VANDERGRIFT                      $55                         $55.00
                                                            CUST. TOTAL .....            82       55                27       165.00

   80716 ALLEGHENY PARTICLEBOARD   RD 1 BOX 266              PA KANE                                              $250      $250.00
                                                            CUST. TOTAL .....                                      250       250.00

   01160 ALLENTOWN CEMENT COMPANY  P O  BOX 199              PA BLANDON             $84,224  $13,201      $59-  $2,797  $100,183.72
   08404 ALLENTOWN CEMENT COMPANY  P O  BOX 199              PA BLANDON              $1,041                               $1,041.16
                                                            CUST. TOTAL .....        85,265   13,201       59-   2,797   101,204.88

   70641 ALLIANCE AGRANOMICS       6526 MECHANICSVILLE TURN  VA MECHANICSVILLE      $10,434                              $10,434.02
                                                            CUST. TOTAL .....        10,434                               10,434.02

   01630 ALLIANCE CHEMICAL COMPAN  33 AVENUE P               NJ NEWARK                                             $55       $55.00
                                                            CUST. TOTAL .....                                       55        55.00

   90090 ALLIANCE FERTILIZER CORP  5810 MEADOW BRIDGE RD     VA MECHANICSVILLE         $849                                 $849.00
                                                            CUST. TOTAL .....           849                                  849.00

   85169 ALLIANCE PAINT AND COATI  510 W ELY STREET          OH ALLIANCE                                           $27       $27.50
                                                            CUST. TOTAL .....                                       27        27.50

   81201 ALLIED CHEMICAL           P O  BOX 2000             DO AMHERSTBURG                   $3,112                      $3,112.73
                                                            CUST. TOTAL .....                  3,112                       3,112.73

   20486 ALLIED COLLOIDS INC       2301 WILROY ROAD          VA SUFFOLK                $147                       $550      $697.00
                                                            CUST. TOTAL .....           147                        550       697.00

   72358 ALLIED PROCESSORS         701 TIFFANY STREET        WI BOYCEVILLE             $137                       $302      $440.00
                                                            CUST. TOTAL .....           137                        302       440.00

   55076 ALLIED-SIGNAL INC         6100 PHILADELPHIA PIKE    DE CLAYMONT                $24   $1,704                      $1,728.00
   16035 ALLIED-SIGNAL INC         5005 SOUTH HARLEM AVENUE  IL BERWYN                  $72                                  $72.00
   89481 ALLIED-SIGNAL INC         P O  BOX 1748             KS PITTSBURG           $23,731   $2,785                     $26,516.00
   89597 ALLIED-SIGNAL INC         P O  BOX 1087             NJ MORRISTOWN           $8,809                               $8,809.00
   86928 ALLIED-SIGNAL INC         FRICTION MATERIALS GROUP  OH CLEVELAND            $8,082   $6,547   $8,611            $23,241.12
   07040 ALLIED-SIGNAL INC         BERMUDA & MARGARET STS    PA PHILADELPHIA        $23,445                              $23,445.60
   01431 ALLIED-SIGNAL INC         FIBERS DIV                SC COLUMBIA               $110               $86   $5,244    $5,440.38
   15005 ALLIED-SIGNAL INC         ROUTE 10---               VA HOPEWELL            $61,350   $1,464      $90   $2,571-  $60,333.91
   88974 ALLIED-SIGNAL INC         C/O CHEMICAL LEAMAN TANK  VA PRINCE GEORGE      $118,431      $75  $23,534           $142,040.84
                                                            CUST. TOTAL .....       244,056   12,576   32,321    2,672   291,626.85

   51486 ALP LIGHTING              6965 AIRPORT HWY          NJ PENNSAUKEN             $110                                 $110.00
                                                            CUST. TOTAL .....           110                                  110.00

   10685 ALPHA CHEMICAL CORP       1 JABEZ AVENUE            NJ NEWARK                                             $82       $82.50
                                                            CUST. TOTAL .....                                       82        82.50

JOB-RCPMO5   FNR  5/02/93     CO-CODE: O   A G E D   A C C O U N T S  R E C E I V A B L E           ENDING-DATE  5/01/93     PAGE# 6

S.C. CUST.#    CUSTOMER              ADDRESS                 ST. CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90  TOTAL BAL. DUE
   89644 ALTERNATE CIRCUIT TECHNO  46 ROGERS RD              MA WARD HILL              $550                                 $550.00
                                                            CUST. TOTAL .....           550                                  550.00

   39045 ALUMAX ALUMINUM CORP      P O  BOX 3167             PA LANCASTER              $263                                 $263.73
                                                            CUST TOTAL ......           263                                  263.73

   79260 ALUMAX MILL PRODUCTS INC  1111 IOWA STREET          CA RIVERSIDE            $3,269                               $3,269.72
                                                            CUST. TOTAL .....         3,269                                3,269.72

   89342 ALUMINUM COMPANY OF AMER  P O  BOX 170              PA PITTSBURGH           $1,749            $2,024             $3,773.00
                                                            CUST.  TOTAL ....         1,749             2,024              3,773.00

   08590 ALVA INC                  P O  BOX 5857             SC GREENVILLE                       $55      $55-  $1,184    $1,184.40
                                                            CUST. TOTAL .....                     55       55-   1,184     1,184.40

   87870 AM PEL CORP               7200 HICKMAN              IA DES MOINES           $3,931                               $3,931.84
                                                            CUST. TOTAL .....         3,931                                3,931.84

   04257 AMANA REFRIGERATION INC   MAIN STREET               IA AMANA                         $2,717                      $2,717.96
   55621 AMANA REFRIGERATION INC   1810 WILSON PARKWAY       TN FAYETTEVILLE           $738                                 $738.00
                                                            CUST. TOTAL .....           738    2,717                       3,455.96

   88722 AMCHEM PRODUCTS INC       P O  BOX 2111             MI WARREN                        $1,506   $1,363             $2,869.00
                                                            CUST. TOTAL .....                  1,506    1,363              2,869.00

   58615 AMERADA HESS CORPORATION  P O  BOX 6950             NJ WOODBRIDGE                               $792   $2,117    $2,909.85
                                                            CUST. TOTAL .....                             792    2,117     2,909.85

   28659 AMERIBROM INC             P O  BOX 24 HWY 133 WEST  NC ROCKY POINT            $628              $628             $1,256.00
                                                            CUST. TOTAL .....           628               628              1,256.00

   04999 AMERICAN & EFIRD MILLS    P O  BOX 507              NC MOUNT HOLLY          $1,062                               $1,062.00
                                                            CUST. TOTAL .....         1,062                                1,062.00

   76703 AMERICAN CHEMICAL CORP    46915 LIBERTY DR          MI WIXON                                             $165      $165.00
                                                            CUST. TOTAL .....                                      165       165.00

   80552 AMERICAN CHEMICAL WORKS   P O  BOX 6031             RI PROVIDENCE             $183     $183            $3,635    $4,002.64
                                                            CUST. TOTAL .....           183      183             3,635     4,002.64

   02250 AMERICAN CYANAMID COMPAN  P O  BOX 1924             AL MOBILE                 $336                                 $336.00
   02150 AMERICAN CYANAMID COMPAN  P O  BOX 425              CT WALLINGFORD          $8,835   $1,163   $1,006     $185-  $10,819.50
   02640 AMERICAN CYANAMID COMPAN  1801 CYANAMID ROAD        FL PACE                 $2,244                               $2,244.50
   11165 AMERICAN CYANAMID COMPAN  10800 RIVER ROAD          LA AVONDALE               $200                                 $200.00
   54434 AMERICAN CYANAMID COMPAN  P O  BOX 545              MI ESCANABA             $3,747   $1,545                      $5,292.82
   03020 AMERICAN CYANAMID COMPAN  2715 MILLER RD            MI KALAMAZOO           $23,938   $2,442   $1,262   $1,017   $28,660.90
   51943 AMERICAN CYANAMID COMPAN  P O  BOX 817              MO HANNIBAL            $43,624  $18,018                      61,642.00
   85937 AMERICAN CYANAMID COMPAN  STATE ROUTE 168 & J J S P MO SOUTH RIVER         $11,009                       $382-  $10,627.75
   74123 AMERICAN CYANAMID COMPAN  P O  BOX 32787            NC CHARLOTTE          $150,090   $9,201   $2,059     $650  $162,001.00
   82616 AMERICAN CYANAMID COMPAN  P O  BOX 32787            NC CHARLOTTE            $8,271     $923                      $9,194.59
   86233 AMERICAN CYANAMID COMPAN  INTERNATIONAL BILLING ON  NC CHARLOTTE                       $447     $275               $722.50
   02220 AMERICAN CYANAMID COMPAN  WEST MAIN STREET          NJ BOUND BROOK            $415              $415               $830.00

JOB-RCPMO5   FNR  5/02/93     CO-CODE: O   A G E D   A C C O U N T S  R E C E I V A B L E           ENDING-DATE  5/01/93     PAGE# 7

S.C. CUST.#    CUSTOMER              ADDRESS                 ST. CITY              0-TO-30 31-TO-60 61-TO-90 OVER-90  TOTAL BAL. DUE
   02260 AMERICAN CYANAMID COMPAN  BOX 31                    NJ LINDEN                           $24      $48                $72.00
   11205 AMERICAN CYANAMID COMPAN  FT OF TREMLEY PT RD       NJ WARNERS              $3,627                               $3,627.85
   09030 AMERICAN CYANAMID COMPAN  1 CYANAMID PLAZA          NJ WAYNE                $1,822                       $564     2,386.50
   07383 AMERICAN CYANAMID COMPAN  CUTTER DOCK ROAD          NJ WOODBRIDGE             $440                                 $440.00
   88963 AMERICAN CYANAMID COMPAN  ATTN ACCTS PAYABLE - MR   WV BELMONT              $1,900                               $1,900.00
   02280 AMERICAN CYANAMID COMPAN  ROUTE 2 NORTH             WV WILLOW ISLAND       $40,739   $5,687     $210            $46,636.83
                                                            CUST. TOTAL .....       301,241   39,452    5,276    1,665   347,634.00

   73310 AMERICAN ELECRIC          8733 HAMILTON RD          MS SOUTHAVEN            $1,750   $1,750                      $3,500.00
                                                            CUST. TOTAL .....         1,750    1,750                       3,500.00

   55261 AMERICAN FIBRIT INC       76 ARMSTRONG ROAD         MI BATTLE CREEK           $473                                 $473.00
                                                            CUST. TOTAL .....           473                                  473.00

   90236 AMERICAN INK AND COATING  PERKIMOMEN ROAD           MI PHOENIXVILLE            $55                                   $55.00
                                                            CUST. TOTAL .....            55                                    55.00

   89912 AMERICAN LUBRICATING CO   500 S FRONT ST            TN MEMPHIS                $838                                 $838.44
                                                            CUST. TOTAL .....           838                                  838.44

   02324 AMERICAN NATIONAL CAN CO  P O  BOX 66935            IL CHICAGO                                           $110      $110.00
                                                            CUST. TOTAL .....                                      110       110.00

   88189 AMERICAN PACKAGING CORP   COATING DIVISION          PA PHILADELPHIA         $4,751     $556                      $5,307.60
                                                            CUST. TOTAL .....         4,751      556                       5,307.60

   83045 AMERICAN RESOURCE RECOVE  901 EAST BODLEY           TN MEMPHIS              $4,180   $1,050     $420  $21,905   $27,555.50
                                                            CUST. TOTAL .....         4,180    1,050      420   21,905    27,555.50

   83682 AMERICAN SAW & MFG CO     P O  BOX 504              MA E LONGMEADOW           $135                                 $135.00
                                                            CUST. TOTAL .....           135                                  135.00

   25602 AMERICAN STANDARD         605 SOUTH ELLSWORTH AVE   0H SALEM                                     $82                $82.50
                                                            CUST. TOTAL .....                              82                 82.50

   59039 AMERICAN STEEL FOUNDRY    3761 CANAL STREET         IN E CHICAGO              $513                                 $513.00
   57901 AMERICAN STEEL FOUNDRY    1001 E BROADWAY           OH ALLIANCE                                          $220      $220.00
                                                            CUST. TOTAL .....           513                        220       733.00

   03260 AMERICAN SWEETERNS INC    LEE BOULEVARD             PA FRAZER              $34,260                              $34,260.80
                                                            CUST. TOTAL .....        34,260                               34,260.80

   03240 AMERICAN SYNTHETIC RUBB   4520 CAMP ROUND ROAD      KY LOUISVILLE              $27                                  $27.50
                                                            CUST. TOTAL .....            27                                   27.50

   85407 AMERICAN ULTRA SPECIALTI  6855 INDUSTRIAL PARKWAY   OH HUDSON                                   $192               $192.50
                                                            CUST. TOTAL .....                             192                192.50

   83070 AMERIPOL SYNPOL COMPANY   P O  BOX 667              TX PORT NECHES             $50                                  $50.00
                                                            CUST. TOTAL .....            50                                   50.00

   08163 AMERON COMPANY            P O  BOX 192610           AR LITTLE ROCK                                       $137      $137.50
                                                            CUST. TOTAL .....                                      137       137.50

JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 8

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   76864   AMOCO CHEMICAL COMPANY     2357 STANDARD AVENUE        IN WHITING           $693                                 $693.00
                                                                CUST. TOTAL ....        693                                  693.00

   04370   AMOCO CHEMICAL CORP        PO BOX 2215                 AL DECATUR         $9,272                               $9,272.75
   03949   AMOCO CHEMICAL CORP        200 EAST RANDOLPH DRIVE     IL CHICAGO        $21,032  $18,794              $443   $40,269.80
   09572   AMOCO CHEMICAL CORP        P O  BOX 1488               TX ALVIN             $987                                 $987.33
                                                                CUST. TOTAL.....    $31,292   18,794               443   $50,529.88

   71699   AMOCO OIL CORP             P O BOX 9090                IA DES MOINES      $2,440                               $2,440.16
   02960   AMOCO OIL CORP             2300 STANDARD AVENUE        IN WHITING           $110                       $226-     $116.00-
   03098   AMOCO OIL CORP             BOX 1088                    PA MECHANICSBURG   $8,198                               $8,198.86
   03170   AMOCO OIL CORP             2401 5TH AVENUE SOUTH       TX TEXAS CITY      $2,504                               $2,504.50
                                                                CUST. TOTAL ....     13,253                        226-  $13,027.52

   75656   AMOCO PERFORMANCE PRODUC   3702 CLANTON                GA AUGUSTA           $357     $412               $15-     $755.00
   55009   AMOCO PERFORMANCE PRODUC   RIVERVIEW ROAD              OH MARIETTA        $3,525                        $27    $3,553.37
                                                                CUST. TOTAL.....      3,883      412                12    $4,308.37

   68950   AMOCO PETROLEUM ADDITIVE   P O BOX 968                 MS NATCHEZ                                      $398       398.00
                                                                CUST. TOTAL ....                                   398       398.00

   18327   AMREX CHEMICAL CO INC      117 E FREDERICK STREET      NY BINGHAMTON        $845   $1,095                      $1,940.00
                                                                CUST. TOTAL ....        845    1,095                       1,940.00

   53724   AMSPEC CHEMICAL CORP       FOOT OF WATER ST            NJ GLOUCESTER CIT $14,615                     $7,465   $22,081.61
                                                                CUST. TOTAL ....     14,615                      7,465    22,081.61

   86917   AMTEX                      1500 KINGSVIEW DRIVE        OH LEBANON                    $130                        $130.00
                                                                CUST. TOTAL ....                 130                         130.00

   11390   ANCHOR CONTINENTAL         2000 S BELT LINE BLVD       SC COLUMBIA          $110                                 $110.00
                                                                CUST. TOTAL ....        110                                  110.00

   02538   ANDERSON DEVELOPMENT       1415 EAST MICHIGAN STREE    MI ADRIAN          $3,668                               $3,668.70
                                                                CUST. TOTAL ....      3,668                                3,668.70

   03037   ANDREW JERGENS COMPANY     2535 SPRING GROVE           OH CINCINNATI                                    $55       $55.00
                                                                CUST. TOTAL ....                                    55        55.00

   86864   ANGUS CHEMICAL COMPANY     1500 E LAKE COOK ROAD       IL BUFFALO GROVE  $65,979   $8,254                     $74,234.45
   17782   ANGUS CHEMICAL COMPANY     2211 SANDERS ROAD           IL NORTHBROOK                                    $75-      $75.00-
   18630   ANGUS CHEMICAL COMPANY     P O BOX 1325                LA STERLINGTON     $9,620                               $9,620.00
   79419   ANGUS CHEMICAL COMPANY     P O BOX 626                 LA STERLINGTON             $12,690                     $12,960.00
                                                                CUST. TOTAL ....     75,599   20,944               $75-  $96,469.45

   28341   ANHEUSER BUSCH INC         15800 ROSCOE BLVD           CA VAN NUYS        $1,563      $42                      $1,605.00
   53439   ANHEUSER BUSCH INC         200 US HWY 1                NJ NEWARK             $52                                  $52.52
   15833   ANHEUSER BUSCH INC         P O BOX 200                 NY BALDWINSVILLE                                $260      $260.00
   61241   ANHEUSER BUSCH INC         8688 MARKET ST              TX HOUSTON                                      $120      $120.00
   15060   ANHEUSER BUSCH INC         P O DRAWER U                VA WILLIAMSBURG                                 $137      $137.50
                                                                CUST. TOTAL ....      1,615      $42              $517    $2,175.02

JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 9

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE

   03880   ANSUL COMPANY              BLDG 112 PIERCE AVENUE      WI MARINETTE                                    $275-     $275.00-
                                                                CUST TOTAL......                                   275-      275.00-

   79329   APACHE CHEMICAL            8200 SHELL RD               VA RICHMOND                                   $2,929    $2,929.75
                                                                CUST TOTAL......                                 2,929     2,929.75

   55713   APGAR OIL COMPANY          625 E CONGRESS STREET       PA ALLENTOWN         $455                                 $455.66
                                                                CUST.TOTAL......        455                                  455.66

   87221   APOLLO AMERICA CORP        701 PORT ROAD               IN JEFFERSONVILLE $30,719   $5,962  $5,461       $82   $42,226.02
                                                                CUST TOTAL......     30,719    5,962   5,461        82    42,226.02

   67321   APOLLO CHEMICAL CORP       1105 SOUTHERLAND ST         NC GRAHAM          $3,958                        $27-   $3,930.70
                                                                CUST TOTAL......      3,958                         27-    3,930.70

   89545   APOLLO WATER               7777 INDUSTRY AVE           CA PICO RIVERA                $156                        $156.00
                                                                CUST TOTAL......                $156                         156.00

   05286   APPALACHIAN POWER COMPAN   MOUNTAINEER PLANT           WV NEW HAVEN                                     $50       $50.00
                                                                CUST TOTAL......                                    50        50.00

   86406   APPERSON CHEMICAL INC      C/O SUN STATE SUPPLY        FL CASSELBERRY                                   $27       $27.50
                                                                CUST TOTAL......                                    27        27.50

   06466   APPLETON PAPERS INC        1030 W ALEX BELL ROAD       OH W. CARROLLTON  $11,207   $4,435     $44    $5,880   $21,568.36
                                                                CUST TOTAL......     11,207    4,435      44     5,880    21,568.36

   38520   AQUALON COMPANY            P O BOX 350                 NJ PARLIN          $1,551     $367    $790    $2,864    $5,572.96
   59153   AQUALON COMPANY            1111 HERCULES RD            VA HOPEWELL        $1,872                               $1,872.70
                                                                CUST TOTAL......     $3,424     $367    $790    $2,864     7,445.66

   26786   AQUATECH CHEMICAL INTL     408 ALBURN AVENUE           MI PONTIAC         $1,327      $27                      $1,355.00
                                                                CUST TOTAL......      1,327       27                       1,355.00

   89339   ARANCIA INTERNATIONAL      C/O ARELLANI INC            TX LAREDO                                     $2,129    $2,129.00
                                                                CUST TOTAL......                                 2,129     2,129.00

   59813   ARBCO                      P O BOX 0                   PA EXPORT            $104                                 $104.00
                                                                CUST TOTAL......        104                                  104.00

   89870   ARCADIAN                   C/O HELMS FERTILIZER        TN MEMPHIS         $1,339                               $1,339.02
                                                                CUST TOTAL......      1,339                                1,339.02

   18510   ARCADIAN CORPORATION       23 COLUMBIA NITROGEN RD     GA AUGUSTA         $4,485                               $4,485.00
   66883   ARCADIAN CORPORATION       5100 POPLAR AVENUE          TN MEMPHIS        $24,963           $1,520-      $35   $23,478.26
                                                                CUST.TOTAL......    $29,448            1,520-       35   $27,963.26

   82479   ARCADIAN FERTILIZER L P    6750 POPLAR AVE - SUITE     TN MEMPHIS         $2,188                               $2,188.70
                                                                CUST.TOTAL......      2,188                                2,188.70

   12012   ARCHER DANIELS MIDLAND C   P O BOX 1445                IA CEDAR RAPIDS    $2,328                        $82    $2,411.00
                                                                CUST.TOTAL......      2,328                         82     2,411.00

JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 10

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   02708   ARCO CHEMICAL COMPANY      P O BOX 17625               MO  SAINT LOUIS    $7,757   $6,581  $2,406      $120   $16,864.37
   06555   ARCO CHEMICAL COMPANY      3801 WEST CHESTER PIKE      PA  NEWTOWN SQUARE    $27     $649  $1,673              $2,350.25
   09500   ARCO CHEMICAL COMPANY      P O BOX 1568                TX  CHANNELVIEW    $2,639      $55                      $2,694.50
   84888   ARCO CHEMICAL COMPANY      P O BOX 8004/BLDG 82-248    WV  S CHARLESTON     $675     $975                      $1,650.00
                                                                CUST  TOTAL....     $11,099   $8,260  $4,079      $120   $23,559.12

   65457   ARIES                      P O BOX 169A                NV  CASTORLAND     $2,960   $1,224                      $4,184.00
                                                                CUST  TOTAL....      $2,960   $1,224                      $4,184.00

   67876   ARISTECH CHEMICAL CORP     291 W ADAMS STREET          CA  COLTON            $45                                  $45.00
   60087   ARISTECH CHEMICAL CORP     P O BOX 2130                FL  BARTOW                                      $168      $168.00
   12448   ARISTECH CHEMICAL CORP     7530 EMPIRE DRIVE           KY  FLORENCE       $5,796   $4,725    $966             $11,487.50
   85140   ARISTECH CHEMICAL CORP     P O BOX 127                 OH  IRONTON       $35,739                       $458-  $35,281.38
   85050   ARISTECH CHEMICAL CORP     300 STATE STREET            PA  CLAIRTON      $18,633   $1,204            $4,225   $24,063.75
   70615   ARISTECH CHEMICAL CORP     ISLAND AVENUE               PA  NEVILLE ISLAND   $935     $838    $302      $675    $2,751.25
   74203   ARISTECH CHEMICAL CORP     ISLAND AVENUE               PA  PITTSBURGH     $9,033                       $150-   $8,883.29
   81914   ARISTECH CHEMICAL CORP     NEVILLE ISLAND PLANT        PA  PITTSBURGH   $249,235 $133,861 $16,247    $1,664- $397,679.60
   82108   ARISTECH CHEMICAL CORP     600 GRANT STREET            PA  PITTSBURGH                                $3,285    $3,285.00
   68276   ARISTECH CHEMICAL CORP     P O BOX 600                 TX  PASADENA      $24,687     $520            $1,579   $26,786.26
                                                                CUST  TOTAL....    $344,104 $141,149 $17,515    $7,660  $510,431.03

   11579   ARKANSAS EASTMAN COMPANY   HIGHWAY 394 SOUTH           AR  MAGNESS                 $5,637  $2,695              $8,332.50
                                                                CUST  TOTAL....                5,637   2,695               8,332.50

   04250   ARMCO INC                  P O BOX 832                 PA  BUTLER         $2,799   $2,421    $774       $55    $6,050.50
                                                                CUST  TOTAL....       2,799    2,421     774        55     6,050.50

   51446   ARMSTRONG WORLD INDUST     10 PLAIN STREET             MA  S BRAINTREE                                  $55       $55.00
   04520   ARMSTRONG WORLD INDUST     P O BOX 184                 NY  FULTON         $6,415                               $6,415.02
   04500   ARMSTRONG WORLD INDUST     LIBERTY & CHARLOTTE ST      PA  LANCASTER        $492                                 $492.00
   26490   ARMSTRONG WORLD INDUST     6870 WESTBURY AVENUE        PQ  MONTREAL                                  $3,097    $3,097.50
                                                                CUST  TOTAL....      $6,907                     $3,152    $1,059.52

   06671   ARMTEX CORPORATION         803 NORTH OAKLAND STREET    NC  GASTONIA         $277                                 $277.00
                                                                CUST  TOTAL....         277                                  277.00

   86125   ARNCO                      3400 INDEPENDENCE RD        OH  CLEVELAND                                   $137      $137.50
                                                                CUST  TOTAL....                                    137       137.50

   79514   ARNCO CORPORATION          3400 INDEPENDENCE RD        OH  CLEVELAND         $55     $165              $330      $550.00
                                                                CUST  TOTAL....          55      165               330       550.00

   00588   ARR MAZ PRODUCTS           621 SNIVELY AVENUE          FL  WINTER HAVEN     $876                                 $876.40
                                                                CUST  TOTAL....         876                                  876.00

   87061   ARROW TRANSPORATION CO     INTERNATIONAL BILLING ON    OR  PORTLAND       $1,850  $11,875 $11,745   $17,827   $43,297.50
                                                                CUST  TOTAL....       1,850   11,875  11,745    17,827    43,297.50

   08533   ARSYNCO INCORPORATED       FOOT OF 13TH STREET         NJ  CARLSTADT                 $918                        $918.00
                                                                CUST  TOTAL....                  918                         918.00

   04145   ARUNDEL CORPORATION        P O BOX 38181               MD  BALTIMORE                                   $113      $113.52
                                                                CUST  TOTAL....                                    113       113.52

JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 11

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   72567   ASARCO INCORPORATED        WEST PIMA MINE ROAD       AZ   SAHUARITA                                     $27       $27.50
                                                                CUST TOTAL......                                    27       $27.50

   83586   ASEA BROWN BOVERI INC      1600 MONTEE STE JULIE     PQ   VARENESS                 $4,641                      $4,641.80
                                                                CUST TOTAL......               4,641                      $4,641.80

   85507   ASGROW FLORIDA CO          4144 HWY 39 NORTH         FL   PLANT CITY                                    $55       $55.00
                                                                CUST TOTAL......                                    55       $55.00

   79056   ASHLAND CHEMICAL & SOLVE   200 DARROW ROAD           OH   AKRON                                        $801-     $801.90-
                                                                CUST TOTAL......                                   801-     $801.90-

   85670   ASHLAND CHEMICAL CO        2461 CROCKER CIRCLE       CA   FAIRFIELD       $2,334                               $2,334.40
                                                                CUST TOTAL......      2,334                               $2,334.40

   04540   ASHLAND CHEMICAL COMPANY   3300 BALL STREET          AL   BIRMINGHAM                  $45                         $45.00
   57158   ASHLAND CHEMICAL COMPANY   6839 W CHICAGO ST         AZ   CHANDLER                 $1,744              $345    $2,089.73
   80063   ASHLAND CHEMICAL COMPANY   2461 CROCKER CIRCLE       CA   FAIRFIELD       $8,121                               $8,121.79
   69529   ASHLAND CHEMICAL COMPANY   6608 EAST 26TH STREET     CA   LOS ANGELES     $1,260     $801                      $2,062.24
   12059   ASHLAND CHEMICAL COMPANY   8600 ENTERPRISE DR        CA   NEWARK          $4,021   $1,247    $325    $1,828    $7,422.99
   10596   ASHLAND CHEMICAL COMPANY   10505 SOUTH PAINTER       CA   SANTA FE SPRS     $144   $5,251            $1,505    $6,900.73
   03959   ASHLAND CHEMICAL COMPANY   3033 NW NORTH RIVER DRIV  FL   MIAMI                                      $1,712    $1,712.25
   05891   ASHLAND CHEMICAL COMPANY   200 N E 181ST STREET      FL   N MIAMI BEACH      $45      $45                         $90.00
   69824   ASHLAND CHEMICAL COMPANY   5600 COMMERCE ST          FL   TAMPA           $1,890                               $1,890.80
   06100   ASHLAND CHEMICAL COMPANY   4550 NE EXPRESSWAY        GA   DORAVILLE       $3,499                               $3,499.27
   05370   ASHLAND CHEMICAL COMPANY   8500 S WILLOW SPRINGS RD  IL   WILLOW SPRINGS                               $357-     $357.50-
   10078   ASHLAND CHEMICAL COMPANY   1817 1/2 WEST INDIANA AV  IN   SOUTH BEND                                   $863-     $863.31-
   64496   ASHLAND CHEMICAL COMPANY   P O BOX 391               KY   ASHLAND         $5,879   $2,526                      $8,405.65
   05250   ASHLAND CHEMICAL COMPANY   4185 ALGONQUIN PARKWAY    KY   LOUISVILLE         $55                                  $55.00
   08849   ASHLAND CHEMICAL COMPANY   1500 CARBON AVENUE        MD   BALTIMORE                                     $25-      $25.00-
   06750   ASHLAND CHEMICAL COMPANY   2011 TURNER STREET        MI   LANSING           $932   $2,550               $82    $3,564.70
   87538   ASHLAND CHEMICAL COMPANY   12005 TOEPFER RD          MI   WARREN                   $3,165            $1,436    $4,601.00
   59542   ASHLAND CHEMICAL COMPANY   3930 GLENWOOD DR          NC   CHARLOTTE                                  $2,115-   $2,115.45-
   01878   ASHLAND CHEMICAL COMPANY   2802 PATTERSON STREET     NC   GREENSBORO      $1,172                               $1,172.72
   78099   ASHLAND CHEMICAL COMPANY   RT 571 BLD #3             NJ   CRANBURY           $45                                  $45.00
   13995   ASHLAND CHEMICAL COMPANY   P O BOX 152               NY   RENSSELAER        $428     $402    $402              $1,232.26
   04780   ASHLAND CHEMICAL COMPANY   P O BOX 6250              OH   AKRON           $5,484   $7,969  $3,089    $2,182   $18,725.71
   04010   ASHLAND CHEMICAL COMPANY   2191 WEST 110TH ST        OH   CLEVELAND       $3,580     $165     $55              $3,800.89
   59259   ASHLAND CHEMICAL COMPANY   3849 FISHER ROAD          OH   COLUMBUS           $55     $742                        $797.49
   85433   ASHLAND CHEMICAL COMPANY   P O BOX 2219              OH   COLUMBUS                                     $143      $143.80
   82246   ASHLAND CHEMICAL COMPANY   5200 BLAZER PARKWAY       OH   DUBLIN                              $27-     $220      $192.50
   82834   ASHLAND CHEMICAL COMPANY   5200 BLAZER PARKWAY       OH   DUBLIN                     $255    $425      $880    $1,560.00
   87426   ASHLAND CHEMICAL COMPANY   5200 BLAZER PARKWAY       OH   DUBLIN                   $4,962                      $4,962.00
   06686   ASHLAND CHEMICAL COMPANY   5700 LOMBARDO CENTRE      OH   SEVEN HILLS                                  $112-     $112.50
   05186   ASHLAND CHEMICAL COMPANY   2620 ROYAL  WINDSOR DRIVE ON   MISSISSAUGA       $247     $180               $90      $517.50
   22016   ASHLAND CHEMICAL COMPANY   1-95 INDUSTRIAL PARK      PA   ASTON           $4,253     $756    $402-      $35-   $4,571.38
   18738   ASHLAND CHEMICAL COMPANY   COLWELLS LANE             PA   CONSHOHOCKEN      $137      $82                        $220.00
   46170   ASHLAND CHEMICAL COMPANY   400 ISLAND PARK RD        PA   EASTON          $2,274   $1,161    $402              $3,838.20
   02256   ASHLAND CHEMICAL COMPANY   2801 CHRISTOPHER COLUMBU  PA   PHILADELPHIA                $27  $1,626              $1,653.69
   61201   ASHLAND CHEMICAL COMPANY   1270 RUE NOBEL            PQ   BOUCHERVILLE   $15,195   $3,359              $337-  $18,218.43
   06170   ASHLAND CHEMICAL COMPANY   729 MAUNEY DRIVE          SC   COLUMBIA           $82     $522              $476    $1,081.00
   06110   ASHLAND CHEMICAL COMPANY   P O BOX 5716              SC   GREENVILLE        $299     $449                        $748.00

JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 12

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   09570   ASHLAND CHEMICAL COMPANY   2351 CHANNEL AVE            TN MEMPHIS                     $27                         $27.50
   04840   ASHLAND CHEMICAL COMPANY   8901 OLD GALVESTON RD       TX HOUSTON           $260                                 $260.00
                                                                CUST.TOTAL........  $59,365  $38,439  $5,896     7,055  $110,755.86

   13635   ASHLAND OIL & REFINING C   200 NE 181ST STREET         FL MIAMI                                         $48       $48.00
                                                                CUST TOTAL........                                 $48       $48.00

   03025   ASHTA PETROLEUM COMPAN     P O BOX 391                 KY ASHLAND            $39                                  $39.00
                                                                CUST TOTAL........       39                                   39.00

   89297   ASHTA CHEMICALS CO/ITS     P O BOX 127                 NJ MONMOUTH BEACH    $836                                 $836.00
                                                                CUST TOTAL........      836                                 $836.00

   75147   ASHTA CHEMICALS, INC.      3509 MIDDLE ROAD            OH ASHTABULA         $900     $450              $950    $2,300.00
                                                                CUST TOTAL........      900     $450              $950     2,300.00

   57067   ATCHINSON TOPEKA & SANTA   P O BOX 1674                KS TOPEKA                                     $4,387-   $4,387.03-
                                                                CUST TOTAL........                               4,387-    4,387.03-

   83314   ATLANTIC CHEMICAL INTL I   11757 KATY FREEWAY          TX HOUSTON           $350                                 $350.00
                                                                CUST TOTAL........      350                                  350.00

   87804   ATLANTIC COAST POLYMERS    PLAINFIELD INDUSTRIAL PK    CT PLAINFIELD     $10,251   $1,704                     $11,955.50
                                                                CUST TOTAL........   10,251    1,704                      11,955.50

   09219   ATLANTIC CONCRETE COMPAN   P O BOX 321                 DE MILFORD           $409                       $346      $755.67
                                                                CUST TOTAL........      409                       $346       755.67

   16785   ATLANTIC CONTAINER LINES   1629 THAMES ST              MD BALTIMORE                                    $100      $100.00
   81316   ATLANTIC CONTAINER LINES   28900 HEILDEBRNDT RD        MI ROMULUS                                    $1,350    $1,350.00
   72348   ATLANTIC CONTAINER LINES   50 CRAGWOOD ROAD            NJ S PLAINFIELD   $17,689   $5,659  $1,640    $2,051   $27,040.40
                                                                CUST TOTAL........   17,689    5,659   1,640    $3,501   $28,490.40

   10595   ATLANTIC CONTAINER LINES   2170 N FLEETING ST          NJ ELIZABETH       $3,627   $3,222              $431    $7,281.00
                                                                CUST TOTAL........    3,627    3,222               431     7,281.00

   05000   ATLANTIC GELATIN           HILL STREET                 MA WOBURN             $27                                  $27.50
                                                                CUST TOTAL........      $27                                   27.50

   04862   ATLANTIC REF & MARKETING   5145 SIMPSON FERRY ROAD     PA MECHANICSBURG   $1,446                               $1,446.81
                                                                CUST TOTAL........    1,446                                1,446.81

   81569   ATM INDUSTRIAL CORPORATI   1844 C TUCKER INDUSTRIAL    GA TUCKER                                     $2,527    $2,527.30
   81950   ATM INDUSTRIAL CORPORATI   5901 LINCOLN AVE            IL MORTON GROVE                                 $293      $293.25
                                                                CUST TOTAL........                              $2,820    $2,820.55

   80612   ATD AUSIMONT               CROWN POINT RD & LEONARD    NJ THOROFARE       $4,379-                      $100    $4,279.00-
                                                                CUST TOTAL........    4,379-                       100     4,279.00-

   83702   AUSIMONT  USA INC          44 WHIPPANY ROAD            NJ MORRISTOWN        $900                                 $900.00
                                                                CUST TOTAL........      900                                  900.00

JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 13

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   88151   AUTO EXPRESS HERCULES SA   RAVON NO.  2810 NTE         MX MONTERREY NL    $1,530   $1,530  $2,050              $5,110.20
                                                                CUST. TOTAL ......    1,530    1,530   2,050               5,110.20

   11517   AUTO EXPRESS MERCURIO SA   PROLONG VENUSTI CARR 320    MX MONTERREY NL             $1,260  $9,000    $2,863   $14,123.70
                                                                CUST. TOTAL ......             1,260   9,000     2,863    14,123.70

   81714   AUTO TRANSPORTES RACAVE    P O BOX 6249                TX LAREDO         $30,028  $15,000 $31,204   $10,583   $86,815.90
                                                                CUST. TOTAL ......   30,028   15,000  31,204    10,583    86,815.90

   08851   AUTOLINEAS REGIONMONTANAS  PROLONGACION DIAZ ORDAZ     MX SAN NICHOLAS   $28,350   $2,230  $5,711    $2,430   $38,721.60
                                                                CUST. TOTAL ......   28,350    2,230   5,711     2,430    38,721.60

   72913   AUTOSTYLE                  5015 52ND ST SE             MI GRAND RAPIDS                                 $907      $907.50
                                                                CUST. TOTAL ......                                 907       907.50

   06760   AUTOSTYLE PLASTICS         505 KENDRICK S E            MI GRAND RAPIDS       $55                       $488      $543.00
                                                                CUST. TOTAL ......       55                        488       543.00

   05087   AUTOSTYLE PLASTICS         109 COUNTY ROAD             KY HOPKINSVILLE    $1,475     $192                      $1,667.50
                                                                CUST. TOTAL ......    1,475      192                      1,667.50

   85492   AVATAR CORPORATION         7728 W 99TH STREET          IL HICKORY HILLS                                $406      $406.36
                                                                CUST. TOTAL ......                                 406       406.36

   03562   AVERY CHEMICAL DIVISION    R O #2 BOX 70               PA MILL HALL       $2,301     $661                      $3,162.50
                                                                CUST. TOTAL ......    2,301      661                       3,162.50

   14390   AVERY PRODUCTS CORP        CALLER NUMBER 8002          OH PAINSEVILLE    $49,509   $9,890  $1,547             $60,946.25
                                                                CUST. TOTAL ......   49,509    9,890   1,547              60,946.25

   86760   AXIM CONTRETE              8282 MIDDLE BRANCH RD       OH MIDDLE BRANCH   $2,268                               $2,268.24
                                                                CUST. TOTAL ......    2,268                                2,268.24

   59324   AZON SYSTEMS INC           2204 RAVINE RD              MI KALAMAZOO          $55      $82     $55                $192.50
                                                                CUST. TOTAL ......       55       82      55                 192.50
   87648   BDP INTERNATIONAL INC      810-E OREGON AVE            MO LINTHICUM                                    $130      $130.00
   61203   BDP INTERNATIONAL INC      510 WALNUT STREET           PA PHILADELPHIA      $989                       $570    $1,589.19
                                                                CUST. TOTAL ......      989                        700     1,689.19

   34980   P F GOODRICH CHEMICAL CO   BOX 15                      IL HENRY              $55                                  $55.00
   35010   P F GOODRICH CHEMICAL CO   RT 130 SALEM COUNTY         NJ PEDRICKTOWN                $110              $364      $474.00
   35050   P F GOODRICH CHEMICAL CO   240 WEST EMERLING AVENUE    OH AKRON           $2,231     $675    $279              $3,186.50
   35040   P F GOODRICH CHEMICAL CO   MOORE & WALKER ST           OH AVON LAKE                $1,429              $660    $2,089.44
   35090   P F GOODRICH CHEMICAL CO   P O BOX 30559               OH CLEVELAND       $2,339                               $2,339.70
   69449   P F GOODRICH CHEMICAL CO   P O BOX 30280               OH CLEVELAND                          $125                $125.00
   87537   P F GOODRICH CHEMICAL CO   991 BRECKSVILLE ROAD        OH CLEVELAND       $3,852                               $3,852.00
                                                                CUST. TOTAL ......    8,478    2,215     404     1,024    12,121.64

   02111   B P CHEMICALS INC          12335 S VAN NESS            CA HAWTHORNE                                    $247      $247.50
   62622   B P CHEMICALS INC          NEWBURG ROAD                NJ HACKETTSTOWN                               $3,052    $3,052.95
   01400   B P CHEMICALS INC          200 PUBLIC SQUARE           OH CLEVELAND                                     196       196.39

JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 14

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   66177   B P CHEMICALS INC          FT AMANDA & ADGATE ROAD     OH LIM             $1,281                        $56-   $1,224.24
                                                                CUST. TOTAL ......    1,281                      3,440     4,721.08

   06293   B P OIL CORPORATION        HIGHWAY 23                  LA ALLIANCE          $200                                 $200.00
   53026   B P OIL CORPORATION        P O BOX 395                 LA BELLE CHASSE      $899   $1,003                      $1,902.50
   16509   B P OIL CORPORATION        P O BOX 428                 PA MARCUS HOOK                                   $55       $55.00
   04193   B P OIL CORPORATION        HUNTING PARK AVE & G STR    PA PHILADELPHIA    $1,759                       $252    $2,011.74
                                                                CUST. TOTAL ......    2,858    1,003               307     4,169.24

   88862   BABCOCK AND WILCOX         581 CORONATION BLVD         ON CAMBRIDGE                        $6,741    $2,097    $8,838.74
                                                                CUST. TOTAL ......                     6,741     2,097     8,838.74

   63051    BABOCK & WILSON           640 KEYSTONE STREET         OH ALLIANCE        $4,571                               $4,571.00
                                                                CUST. TOTAL ......    4,571                                4,571.00

   87183   BADGER MINING CO           COUNTY HIGHWAY P            WI TAYLOR                                       $412      $412.50
                                                                CUST. TOTAL ......                                $412       412.50

   88305   BADGER PAPER COMPANY       P O BOX 1043                OH DAYTON             $82                                  $82.50
                                                                CUST. TOTAL ......       82                                   82.50

   88558   BAKER PERFORMANCE CHEMIC   103 INDUSTRIAL              LA RAYNE           $1,848     $926                      $2,774.50
   81884   BAKER PERFORMANCE CHEMIC   C/O WITCO CORPORATION       TX FORT WORTH         $27                                  $27.50
   47930   BAKER PERFORMANCE CHEMIC   3920 ESSEX LANE             TX HOUSTON        $44,829  $20,681 $19,219    $9,725   $94,455.87
                                                                CUST. TOTAL ......   46,705   21,608  19,219     9,725    97,257.87

   83877   BAKOR INC                  10 EOUL GAURON              PQ VILLE ST PIERR $21,605  $34,741  $4,372   $11,222   $71,941.18
                                                                CUST. TOTAL ......   21,605   34,741   4,372    11,222    71,941.18

   89286   BALTIMORE CITY WATER DEP   WASHINGTON BLVD             MD BALTIMORE       $1,260                               $1,260.00
                                                                CUST. TOTAL ......    1,260                                1,260.00

   72579   BALTIMORE SPECIALTY STEE   3501 EAST RIDDLE ST         MD BALTIMORE                                     $55       $55.00
                                                                CUST. TOTAL ......                                  55        55.00

   08203   BAMBERGER POLYMERS         1983 MARCUS AVE             NY LAKE SUCCESS    $1,875     $292              $412    $2,580.00
                                                                CUST. TOTAL ......    1,875      292               412     2,580.00

   21000   BANITE INC                 47 EAST MARKET STREET       NY BUFFALO .....   $3,414                               $3,414.00
                                                                CUST. TOTAL           3,414                                3,414.00

   07030   BARCROFT COMPANY           P O BOX 481                 DE LEWES           $3,045                               $3,045.00
                                                                CUST. TOTAL ......    3,045                                3,045.00

   34371   BAROID DRILLING FLUIDS     MAGNET COVE CHEM PLANT      AR MALVERN                             $27                 $27.50
                                                                CUST. TOTAL ......                        27                  27.50

   07632   BARR COMPANY               6100 WEST HOWARD STREET     IL NILES                                      $4,955    $4,955.00
                                                                CUST. TOTAL ......                               4,955     4,955.00

   57870   BARRE NATIONAL             7205 WINDSOR BLVD           MD BALTIMORE          $55                       $206      $261.25
                                                                CUST. TOTAL ......       55                        206       261.25


JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 15

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE
   89139   BARRERA FORWARDING AND S   840 LOS CRUCES              TX LAREDO            $360                                 $360.00
                                                                CUST. TOTAL ......      360                                  360.00


   04105   BARTON SOLVENTS INC        P O BOX 221                 IA DES MONES                                  $5,536    $5,536.21
                                                                CUST. TOTAL ......                               5,536     5,536.21

   80680   BASF CANADA INC            369 RAILWAY STATION RD      AB BLACKIE                                       $82       $82.50
   74581   BASF CANADA INC            345 CARLINGVIEW             ON TORONTO         $2,732                        $80    $2,812.26
                                                                CUST. TOTAL ......    2,732                        162     2,894.76

   56436   BASF CORPORATION           P O BOX 287                 IN WARSAW             $48                                  $46.00
   86088   BASF CORPORATION           P O BOX 457                 LA GEISMAR           $608                       $137-     $471.25
   86089   BASF CORPORATION           P O BOX 457                 LA GEISMAR           $425                                 $425.50
   86092   BASF CORPORATION           P O BOX 457                 LA GEISMAR                                    $3,865    $3,865.00
   86093   BASF CORPORATION           P O BOX 457                 LA GEISMAR            $20              $80                $100.00
   86094   BASF CORPORATION           P O BOX 457                 LA GEISMAR         $2,828     $315    $331      $185    $3,660.25
   86095   BASF CORPORATION           P O BOX 457                 LA GEISMAR            $82                                  $82.50
   89716   BASF CORPORATION           P O BOX 457                 LA GEISMAR        $10,030     $125                     $10,155.00
   90260   BASF CORPORATION           P O BOX 457                 LA GEISMAR        $20,565     $470                     $21,035.52
   50441   BASF CORPORATION           13000 LEVAN ROAD            MI LIVONIA         $7,022     $330    $495    $5,154   $13,001.55
   90290   BASF CORPORATION           1609 BIDDLE AVENUE          MI WYANDOTTE       $2,797                        $50-   $2,747.00
   04338   BASF CORPORATION           P O BOX 668836              NC CHARLOTTE         $506                                 $506.00
   69679   BASF CORPORATION           P O BOX 13528               NC RES TRIANGLE P $10,712                              $10,712.31
   87012   BASF CORPORATION           P O BOX 13528               NC RES TRIANGLE P  $9,434     $724    $934      $210   $11,302.00
   05990   BASF CORPORATION           1255 BROAD STREET           NJ CLIFTON         $2,323                       $302    $2,625.50
   67997   BASF CORPORATION           1065 CRANBURY ROAD          NJ JAMESBURG       $5,000                               $5,000.00
   18405   BASF CORPORATION           100 CHERRY HILL ROAD        NJ PARISPPANY     $26,891   $1,020  $5,729      $615   $34,256.46
   78930   BASF CORPORATION           100 CHERRY HILL ROAD        NJ PARISPPANY                                   $577      $577.50
   86253   BASF CORPORATION           100 CHERRY HILL ROAD        NJ PARISPPANY                                   $302      $302.50
   88445   BASF CORPORATION           100 CHERRY HILL ROAD        NJ PARISPPANY      $1,920                               $1,920.00
   16099   BASF CORPORATION           P O BOX 2273                NJ RAHWAY         332,297  $23,199 $32,730   $23,526  $411,753.38
   04868   BASF CORPORATION           36 RIVERSIDE AVENUE         NY RENSSELAER      $9,124   $2,544  $3,796       $55-  $15,410.00
   01274   BASF CORPORATION           370 FRANKFORT ROAD          PA MONACA         $13,201   $7,206  $6,418    $1,251   $28,076.75
   03580   BASF CORPORATION           P O BOX 488                 SC CENTRAL           $910                       $690    $1,600.00
   88443   BASF CORPORATION           FIBERS DIV                  SC CENTRAL         $2,600                               $2,600.00
   23616   BASF CORPORATION           P O BOX 2108                SC SPARTANBURG     $1,936                       $190    $2,126.75
   82286   BASF CORPORATION           3805 AMICOLA HIGHWAY        TN CHATTANOOGA     $1,095                               $1,095.00
   50371   BASF CORPORATION           1216 TREND DRIVE            TX CARROLLTON        $140                                 $140.00
   23920   BASF CORPORATION           602 COPPER ROAD             TX FREEPORT          $108             $303                $409.50
   09831   BASF CORPORATION           24TH STREET & 5TH AVENUE    WV HUNTINGTON        $125                                 $125.00
                                                                CUST. TOTAL ......  462,749   35,933  50,817    36,627   566,128.72

   43360   BASF INMONT CORPORATION    200 GREGG STREET            NJ LDDI                                       $2,139    $2,139.00
   55136   BASF INMONT CORPORATION    845 WYANDOTTE STREET WES    ON WINDOR            $412     $247                        $660.00
                                                                CUST. TOTAL ......      412      247             2,139     2,799.00

   58993   BASF INMONT DIV PLAN 052   P O BOX 1158                PA CORAOPOLIS      $2,712                               $2,712.00
   09682   BASF INMONT DIV PLAN 052   P O BOX 1158                PA CORAOPOLIS                 $414                        $414.00
                                                                CUST. TOTAL ......    2,712      414                       3,126.00

   07557   BATESVILLE CASKET COMPANY  MONOGARD ROAD               TN MANCHESTER        $959                                 $959.00
                                                                CUST. TOTAL ......      959                                  959.00

JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 16

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE

   25878   BATTENFIELD AMERICA        1575 CLINTON STREET         NY BUFFALO         $1,874                               $1,874.00
                                                                CUST. TOTAL ......   $1,874                                1,874.00

   70609   BAXTER PHARMASEAL          2301 BUFFALO ROAD           TN JOHNSON CITY      $656                                 $656.00
                                                                CUST. TOTAL ......      656                                  656.00

   76427   BAY CHEMICAL CO            4119 GUNN HWY, SUITE 28     FL TAMPA             $475                                 $475.00
                                                                CUST. TOTAL ......      475                                  475.00

   84309   BAY SHORE VINYL COMPOUND   P O BOX 430                 NJ TENNENT            $27                                  $27.50
                                                                CUST. TOTAL ......      $27                                   27.50

   87342   BAYER CANADA INC           77 BELFIELD ROAD            ON ETOBICOKE       $8,434                               $8,434.40
                                                                CUST. TOTAL ......    8,434                                8,434.40

   03670   BAYPORT CHEMICAL           223 NORTH BROCKMAN STREET   TX PASADENA                                     $247      $247.50
                                                                CUST. TOTAL ......                                 247       247.50

   26530   BAYWAY REFINING COMPANY    P O BOX 94                  NJ LINDEN          $1,237   $1,223  $1,212              $3,673.45
                                                                CUST. TOTAL ......    1,237    1,223   1,212               3,673.45

   16182   BEAR ISLAND PAPER          P O BOX 2119                VA ASHLAND                                       $25       $25.00
                                                                CUST. TOTAL ......                                  25        25.00

   27535   BEATRICE FOODS             1002 MC ARTHUR ROAD         PA WHITEHALL                                  $1,424    $1,424.50
                                                                CUST. TOTAL ......                               1,424     1,425.50

   72403   BEAULIEU NYLON             P O BOX 1060                AL BRIDGEPORT         $27                        $96      $123.50
                                                                CUST. TOTAL ......       27                         96       123.50

   23649   BEAVER ADHESIVES           440 EDGEWYN AVENUE          OH HILLIARD          $728     $726                      $1,454.00
                                                                CUST. TOTAL ......      728      726                       1,454.00

   85777   BEAZER EAST INC            436 7TH STREET              PA PITTSBURGH                                 $2,047    $2,047.50
                                                                CUST. TOTAL ......                               2,047     2,047.50

   80952   BECKETT PAPER              400 DAYTON ST               OH HAMILTON        $1,948                               $1,946.10
                                                                CUST. TOTAL ......    1,948                                1,946.10

   86888   BEECHFORK PROCESSING       P O BOX 190                 KY LOVELY                                       $577      $577.50
                                                                CUST. TOTAL ......                                 577       577.50

   55714   BEERS                      170 N CANAL STREET          PA WALNUTPORT        $126                                 $126.20
                                                                CUST. TOTAL ......      126                                  126.20

   89948   BEHAN WELL SERVICE         P O BOX 393                 PA LEWIS RUN                  $320                        $320.00
                                                                CUST. TOTAL ......               320                         320.00

   14028   BEIRSDORF INC              360 MARTIN LUTHER KING H    CT S NORWALK       $1,653     $872                      $2,525.00
                                                                CUST. TOTAL ......    1,653      872                       2,525.00

   86557   BELMONT PLATING            3410 RIVER RD               IL FRANKLIN PARK               $27     $27      $247      $302.50
                                                                CUST. TOTAL ......                27      27       247      $302.50

JOB - RCPMO5      FNR 5/02/93       CO - CODE: O      A G E D  A C C O U N T S  R E C E I V A B L E   ENDING-DATE 5/01/93   PAGE# 17

S.C. CUST #         CUSTOMER              ADDRESS                 ST  CITY         0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL-DUE

   62227   BELOIT CORPORATION         1165 PRAIRIE HILL RD        IL ROCKTON                                      $192      $192.50
                                                                CUST. TOTAL ......                                 192       192.50

   10535   BENBOW CHEMICAL  PACKAGING 935 EAST HIAWATHA BLVD      NY SYRACUSE        $2,447                               $2,447.00
                                                                CUST. TOTAL ......    2,447                                2,447.00

   82266   BENCKISER CONSUMER PRODU   21702 E HURON RIVER DRIV    MI ROCKWOOD           $27                       $322      $350.00
                                                                CUST. TOTAL ......       27                        322       350.00

   08370   BENJAMIN MOORE & COMPANY   134 LISTER AVE/ALKYD DEP    MI NEWARK             $27                                  $27.50
                                                                CUST. TOTAL ......       27                                   27.50

   05572   BENZSAY & HARRISON         RAILROAD AVE                NY DELANSON                                   $6,924    $6,924.80
                                                                CUST. TOTAL ......                               6,924     6,924.80

   22074   BERGEN CHEMICAL COMPANY    EDEN CHURCH ROAD            LA DENHAM SPRINGS    $525     $262  $1,050              $1,837.50
                                                                CUST. TOTAL ......      525      262   1,050               1,837.50

   12594   BERLIN & JONES COMPANY     2 EAST UNION AVENUE         NJ E RUTHERFORD                                 $123      $123.75
                                                                CUST. TOTAL ......                                 123       123.75

   84464   BERLISS BEARING COMPANY    644 W MT PLEASANT AVE       NJ LIVINGSTON                                   $247      $247.50
                                                                CUST. TOTAL ......                                 247       247.50

   03224   BETHLEHEM STEEL CORP       1169 EIGHTH AVE             PA BETHELEHEM ..   $4,567                               $4,567.50
   08700   BETHLEHEM STEEL CORP       BOX 500/ACCTS PAYABLE       PA BETHELEHEM ..                                 $82-      $82.50-
   78324   BETHLEHEM STEEL CORP       P O  BOX  5700              PA BETHELEHEM ..                                $730      $730.00
                                                                CUST. TOTAL ......    4,567                        647     5,215.00

   01040   BETZ LABORATORIES INC      333 SOUTH LOMBARD ROAD      IL ADDISON           $701                                 $701.87
   01865   BETZ LABORATORIES INC      AIRLINE HWY & ROSENWALD     LA RESERVE           $874             $652              $1,526.91
   68613   BETZ LABORATORIES INC      170 FORBES ROAD             MA BRAINTREE      $81,159     $656  $1,436      $118   $83,371.70
   87499   BETZ LABORATORIES INC      INTERNATIONAL BILLING ON    MA BRAINTREE       $3,271  $11,550                     $14,821.25
   16275   BETZ LABORATORIES INC      2118 REISER AVENUE          OH NEW PHILADELPHI $4,729     $975  $1,227              $6,932.02
   89699   BETZ LABORATORIES INC      3028 SOLANDT                ON KANATA          $4,229                               $4,229.71
   08910   BETZ LABORATORIES INC      4638 SOMERTON ROAD          PA TREVOSE            $82     $275                        $357.50
   56020   BETZ LABORATORIES INC      918 SOUTH 32ND STREET       WA WASHQUAGAL       9,200                                9,200.10
                                                                CUST. TOTAL ......  104,248   13,456   3,317       118   121,141.06

   08373   BETZ PAPERCHEM INC         7510 BAYMEADOWS WAY         FL JACKSONVILLE    $1,499           $1,218              $2,718.12
   74574   BETZ PAPERCHEM INC         7525 NORTH EAST IND BLVD    GA MACON              $27      $82                        $110.00
                                                                CUST. TOTAL ......    1,527       82   1,218               2,828.12

   74105   BIBB MANUFACTURING CO      OSPREY PLANT                GA PORTERDALE        $446             $446      $870    $1,762.00
                                                                CUST. TOTAL ......      446              446       870    $1,762.00

   04191   BIG THREE INDUSTRIES       1711 FARM ROAD 523          TX FREEPORT                                     $137      $135.50
   08003   BIG THREE INDUSTRIES       11400 BAY AREA BLVD         TX PASADENA                                     $537-     $537.00-
                                                                CUST. TOTAL ......                                 399-      399.50-

   11997   BIO LAB                    1735 DOGWOOD AVENUE         GA CONYERS                                      $247      $247.50
                                                                CUST. TOTAL .....                                  247       247.50

   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #18

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

    82492  BIOCRAFT LABORATORIES    5000 CHRISTOPHER DRIVE    MO MEXICO                        $707                         $707.50
    81979  BIOCRAFT LABORATORIES    18-01 RIVER ROAD          NJ FAIR LAWN       $4,653        $477     $768         28-  $5,870.50
                                                             CUST. TOTAL.....     4,653       1,184     $768         28-   6,578.00

    81505  BLACK BEAR COMPANY       27-10 HUNTERS POINT AVE   NY LONG ISLAND CI                                    $190     $190.00
                                                             CUST. TOTAL                                           $190      190.00

    09350  BLACKMAN UHLER CHEMICAL  BLDG 2 CROFT IND AREA     SC SPARTANBURG       $552        $422                         $974.00
                                                             CUST. TOTAL.....       552         422                          974.00

    89478  BLANCHESTER FMC INC      P O BOX 155               DH BLANCHESTER                   $598                         $598.00
                                                             CUST. TOTAL.....                   598                          598.00

    83392  BLANDIN PAPER COMPANY    115 FIRST ST SW           MN GRAND RAPIDS    $3,304                                   $3,304.23
                                                             CUST. TOTAL.....     3,304                                    3,304.23

    00081  BLOCKSOM & COMPANY       P O BOX 477               IN MICHIGAN CITY     $225                  $45                $270.00
                                                             CUST. TOTAL.....       225                   45                 270.00

    17733  BLUE CIRCLE CEMENT INC   5700 CHEMICAL ROAD        MD BALTIMORE      $54,026      $2,797       39-       155- $56,629.43
    04990  BLUE CIRCLE CEMENT INC   BOX 3                     NY RAVENA                                             $55      $55.00
                                                             CUST. TOTAL.....    54,026       2,852       39-       155-  56,684.43

    09483  BLUE GRASS CHEMICAL      895 INDUSTIAL BLVD        IN NEW ALBANY      $2,950      $1,092                       $4,042.00
    52987  BLUE GRASS CHEMICAL      16703 GRANT ROAD          TX CYPRESS           $120        $572      $80        $40     $812.66
                                                             CUST. TOTAL.....     3,070       1,664       80         40    4,854.66

    57829  BOC GROUP                1500 EAST ROUTE A         MO WENTZVILLE      $2,641      $1,981                       $4,622.80
                                                             CUST. TOTAL.....     2,641       1,981                        4,622.80

    02987  BOEHME FILATEX INC       RT 11 BOX 5               NC REIDSVILLE        $822                                     $822.80
                                                             CUST. TOTAL.....       822                                      822.80

    28703  BOISE CASCADE            P O BOX 128               LA FLORIEN                                         $90.00      $90.00
    08127  BOISE CASCADE            PAPER GROUP               ME RUMFORD                                      $1,725.00   $1,725.00
                                                             CUST. TOTAL.....                                  1,815.00    1,815.00

    81688  BOLIDEN INTERTRADE       HWY 68                    TN COPPERHILL                                          55-     $55.00-
                                                             CUST. TOTAL.....                                        55-      55.00-

    55317  BOND COTE INC            P O BOX 729               VA PULASKI            $27                                      $27.50
                                                             CUST. TOTAL.....        27                                      $27.50

    81892  BONLAM S A DE C V        EJE 128/APT 584           MX SAN LUIS POTOS                                    $830     $830.00
                                                             CUST. TOTAL.....                                       830      830.00

    06160  BORDEN & REMINGTON       P O BOX 2573              MA FALL RIVER                     $52                  82-     $29.98-
                                                             CUST. TOTAL.....                   $52                  82-      29.98-

    08604  BORDEN CHEMICAL          P O BOX 27                IL ILLIOPOLIS      $2,752                                   $2,752.37
    17966  BORDEN CHEMICAL          P O BOX 17602             MO SAINT LOUIS    $83,493      $3,215   $4,202             $90,911.55
    10050  BORDEN CHEMICAL          P O BOX 410               NC FAVETTEVILLE      $110        $220                         $330.00

   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #19

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

   87685   BORDEN CHEMICAL          C/O ASTRO INDUSTIRES      NC MORGANTON         $678                                     $678.89
                                                             CUST. TOTAL.....    87,034       3,435    4,202              94,672.81

   82862   BORDEN INC               6200 COMP GROUND ROAD     KY LOUISVILLE        $591                  $27                $618.75
                                                             CUST. TOTAL.....       591                   27                 618.75

   87686   BOROUGH OF BROOKLYN      FATLANDS AVE & HENDRIX S  NY BROOKLYN                      $900                         $900.00
                                                             CUST. TOTAL.....                   900                          900.00

   87774   BOROUGH OF MANHATTAN     WARDS ISLAND WPCP         NY WARDS ISLAND                   $75                          $75.00
                                                             CUST. TOTAL.....                    75                           75.00

   87775   BOROUGH OF QUEENS        150TH AVE & 134 ST        NY JAMACIA                       $350                         $350.00
                                                             CUST. TOTAL.....                   350                          350.00

   87553   BOSTON EDISON            STATION 509               MA CAMBRIDGE                     $552                         $552.50
                                                             CUST. TOTAL.....                   552                          552.50

   03870   BOSTON EDSION COMPANY    P O BOX 488               MA BOSTON             $52                                      $52.52
   05252   BOSTON EDSION COMPANY    173 ALFORD STREET         MA CHARLESTOWN        $52                                      $52.52
                                                             CUST. TOTAL.....       105                                      105.40

   05614   BOWATER CAROLINA CO      P O BOX 7                 SC CATAWBA         $1,975                                   $1,975.18
                                                             CUST. TOTAL.....     1,975                                    1,975.18

   10490   BOWATER SALES            P O BOX 7 / TR5AFFIC DEPT SC CATAWBA                                         $1,023-  $1,023.00-
                                                             CUST. TOTAL.....                                     1,023-   1,023.00-

   87939   BREAUX PETROLEUM PRODUCT P O BOX 160               LA LOCKPORT                                           $36      $36.00
                                                             CUST. TOTAL.....                                        36       36.00

   65730   BRICK TOWNSHIP MUNICIPAL FORGE POND ROAD           NJ BRICK TOWN                                         $26      $26.00
                                                             CUST. TOTAL.....                                        26       26.00

   83158   BRIGHTS ASOCIATES        P O BOX 736               NY TONAWANDA                                       $1,175   $1,175.00
                                                             CUST. TOTAL.....                                     1,175    1,175.00

   11010   BRISTOL MYERS COMPANY    THOMPSON ROAD BLDG 20     NY E SYRACUSE        $150                            $220     $370.00
   13890   BRISTOL MYERS COMPANY    P O BOX 4755/ACCT/PAYABL  NY SYRACUSE           $50                                      $50.00
                                                             CUST. TOTAL.....       200                             220      420.00

   51685   BRITZ CHEMICAL COMPANY   P O BOX 60011             CA FRESNO                        $804                         $804.34
                                                             CUST. TOTAL.....                   804                          804.34

   80160   BROUCK PLASTICS          P O BOX 428               IL LEMONT            $371        $371                         $742.00
                                                             CUST. TOTAL.....       371         371                          742.00

   01284   BROWN & WILLIAMSON CO    2600 WEAVER ROAD          GA MACON                                              $75      $75.00
   09858   BROWN & WILLIAMSON CO    P O BOX 35090             KY LOUISVILLE      $7,015      $4,650                      $11,665.00
                                                             CUST. TOTAL.....     7,090       4,650                       11,740.00

   08731   BROWN CHEMICAL COMPANY   302 WEST OAKLAND AVENUE   NJ OAKLAND           $776         $78     $247       $933   $2,036.48
                                                             CUST. TOTAL.....       776          78      247        933    2,036.48

   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #20

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

    01960  BROWN MATT FWG           1385 CHEERS BLVD          TX BROWNSVILLE     $5,150                            $720   $5,870.00
                                                             CUST. TOTAL......    5,150                             720    5,870.00

    89532  BROWNING & FERRIS IND/CE 5092 ABER ROAD            OH  WILLIAMSBURG   $1,206      $8,487                       $9,693.50
    71066  BROWNING & FERRIS INDUST P O BOX 1237              MO  MARYLAND HEIGH   $990                                     $990.00
                                                             CUST. TOTAL......    2,196       8,487                       10,683.50

    75029  BROWNING FERRIS INDUSTRI P O BOX 3151              TX  HOUSTON       $10,135                                  $10,135.00
                                                             CUST. TOTAL......   10,135                                   10,135.00

    17545  BRUNING PAINT COMPANY    FLEET & HAVEN STREETS     MD  BALTIMORE                                        $137     $137.50
                                                             CUST. TOTAL......                                      137      137.50

    87328  BRUSH WELLMAN            P O BOX  13020            KY  LEXINGTON      $1,608                                   $1,608.42
    53577  BRUSH WELLMAN            BOX  973                  PA  READING                       $55                          $55.00
                                                             CUST. TOTAL......    1,608          55                        1,663.42

    52738  BRYSON RECOVERY SERVICES 411 BURTON ROAD           SC  LEXINGTON                                     $10,448     $10,448
                                                             CUST. TOTAL......                                   10,448      10,448

    07646  BTL SPECIALTY RESINS COR P O BOX 598               IL  BLUE ISLAND    $4,379                                   $4,379.88
                                                             CUST. TOTAL......    4,379                                    4,379.88

    04775  BUCKBEE MEARS COMPANY    P O BOX 189               NY  CORTLAND       $3,176        $361                       $3,537.00
                                                             CUST. TOTAL......    3,176         361                        3,537.00

    89913  BUCKEYE CELLULOSE CO     5100 POPLAR AVENUE        TN  MEMPHIS          $220                                     $397.48
                                                             CUST. TOTAL......      220                                      397.48

    90016  BUCKEYE PIPE LINE CO     CONSTUCTION DEPT          PA  EMMAUS           $397                                     $397.48
                                                             CUST. TOTAL......      397                                      397.48

    06823  BUCKMAN LABORATORIES     P O BOX 200               MO  CADET          $1,487      $3,148                $797   $5,432.75
    11830  BUCKMAN LABORATORIES     1256 NO MCEAN BLVD        TN  MEMPHIS       $12,756      $7,539                      $20,295.60
                                                             CUST. TOTAL......   14,243      10,688                 797   25,728.35

    11940  BUFFALO COLOR CORPORATIO P O BOX 7027              NY  BUFFALO       $26,672      $6,687   $1,061             $34,421.38
                                                             CUST. TOTAL......   26,672       6,687    1,061              34,421.38

    00604  BULK CHEMICAL INC        P O BOX 186               PA  MOHRSVILLE                                        $27      $27.50
                                                             CUST. TOTAL......                                       27       27.50

    86792  BULK CONNECTION INC      15 ALLEN STREET           CT  MYSTIC                     $1,632              $1,585   $3,218.00
                                                             CUST. TOTAL......                1,632               1,585    3,218.00

    67962  BULK CONNECTIONS         P O BOX 977               MA  BELCHERTOWN                                       $69-     $69.00-
                                                             CUST. TOTAL......                                       69-      69.00-

    24515  BULK DISTRIBUTION        1292 FERN VALLEY ROAD     KY  LOUISVILLE                                       $371     $371.06
                                                             CUST. TOTAL......                                      371      371.06

    72700  BULK MATERIALS INTERNATI P O BOX  256              CT  NEWTOWN        $4,486        $641                       $5,127.96
                                                             CUST. TOTAL......    4,486         641                        5,127.96

   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #21

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

    26929  BULKHAUL USA INC          6 COMMERCE DRIVE         NJ  CRANFORD      $22,812      $9,547   $5,400     $7,210  $44,970.92
                                                             CUST. TOTAL......   22,812       9,547    5,400      7,210   44,970.92

    88475  BUNKER HILL PLASTICS INC  500 RUTHERFORD AVENUE    MA  CHARLESTOWN       $27                                      $27.50
                                                             CUST. TOTAL......       27                                       27.50

    54399  BURLINGTON INDUSTRIES     TURNER ROAD              NC  MAYODAN        $1,221                                   $1,221.90
                                                             CUST. TOTAL......    1,221                                    1,221.90

    73457  BURNETT ASSOCIATES LTD    5928 COURT STREET ROAD   NY  SYRACUSE       $2,280      $1,863                       $4,143.74
                                                             CUST. TOTAL......    2,280       1,863                        4,143.74

    12690  BURRIS CHEMICAL COMPANY   4210 AZALEA DRIVE        SC  CHARLESTON       $429                                     $429.00
                                                             CUST. TOTAL......      429                                      429.00

    83683  BURROWS PAPER CORP        LYONSDALE ROAD           NY  LYONS FALLS    $1,628                                   $1,628.72
                                                             CUST. TOTAL......    1,628                                    1,628.72

    89846  BUTTERBALL TURKEY CORP                             MO  CARTHAGE       $1,385                                   $1,385.50
                                                             CUST. TOTAL......    1,385                                    1,385.50

    27228  BYK CHEMIE USA INC        524 SOUTH CHERRY         CT  WALLINGFORD      $474                                     $474.00
                                       STREEET               CUST. TOTAL......      474                                      474.00


    66727  C B FLEET COMPANY INC     4615 MURRAY PLACE        VA LYNCHBURG          $27                                      $27.50
                                                             CUST. TOTAL......       27                                       27.50

    69360  C D R PIGMENTS & DISPERS  75  FRONT ST             PA  RIDGWAY           $41                                      $41.25
                                                             CUST. TOTAL......       41                                       41.25

    05086  C H PATRICK & COMPANY     TANNER DRIVE             SC  TAYLORS        $1,992                                   $1,992.33
                                                             CUST. TOTAL......    1,992                                    1,992.33

    80953  C J R PROCESSING          2323 S MT PROSPECT RD    IL DES PLAINES                                       $110-    $110.00-
                                                             CUST. TOTAL......                                      110-     100.00-

    84563  C L HATHAWAY AND SON INC  638 SUMER STREET         MA  LYNN                                             $110     $110.00
                                                             CUST. TOTAL......                                      110      110.00

    53219  C P C INTERNATIONAL       WHITE PINES ROAD         IL  OREGON           $778                                     $778.00
                                                             CUST. TOTAL......      778                                      778.00

    56996  C P CHEMICALS INC         25 HOME STREET           NY WHITE PLAINS      $137                                     $137.50
                                                             CUST. TOTAL......      137                                      137.50

    19568  C P HALL COMPANY          4460 HUDSON DRIVE        OH  STOW              $55                                      $55.00
                                                             CUST. TOTAL......       55                                       55.00

    58804  C P I ENGINEERING SERVICE P O BOX 1666             MI  MIDLAND       $12,668                            $222- $12,446.00
                                                             CUST. TOTAL......   12,668                             222-  12,446.00

   123251  C P S CHEMICALS           P O BOX 2107             AR  W MEMPHIS         150                                     $150.00


   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #22

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

    12820  C P S CHEMICALS           P O BOX 162              NJ  OLD BRIDGE     $4,329        $577     $495     $5,829  $11,232.07
                                                             CUST. TOTAL......    4,479         577      495      5,829   11,232.07

    86791  C R SEMLER INCORPORATED   11664 MAPLEVILLE RD      MD  SMITHSBURG       $142                                     $142.00
                                                             CUST. TOTAL......      142                                      142.00

    11765  C S A LTD                 16210 W MONTGOMERY ROAD  TX  HOUSTON                                          $100     $100.00
                                                             CUST. TOTAL......                                      100      100.00

    82117  C S X TRANSPORTATION      301 NORTH CHARLES STREET MD  BALTIMORE                           $1,360              $1,360.00
                                                             CUST. TOTAL......                         1,360               1,360.00

    10564  CABOT CORPORATION         157 CONCORD ROAD BLDG 3  MA  BILLERICA      $2,450                                   $2,450.50
    42245  CABOT CORPORATION         COUNTY LINE ROAD         PA  BOYERTOWN         $26                                      $26.26
    01101  CABOT CORPORATION         BEAVER RUN ROAD BOX 1A   PA  REVERE         $5,244                                   $5,244.00
                                                              CUST. TOTAL......   7,720                                    7,720.76

   857775  CAL WAX CORP              155 NORTH ASPAN AVENUE   CA  AZUSA            $985                 $968              $1,954.60
                                                             CUST. TOTAL......      985                  968               1,954.60

    63307  CALABRIAN CORPORATION     15600 JFK BOULEVARD      TX  HOUSTON                                          $675     $675.00
    14677  CALABRIAN CORPORATION     HOGABOOM ROAD            TX  PORT NECHES    $3,885                                   $3,885.60
                                                             CUST. TOTAL......    3,885                             675    4,560.60

    89709  CALCIQUEST INC            1891 I-85 SERVICE RD     NC  CHARLOTTE      $4,300                                   $4,300.48
                                                             CUST. TOTAL......    4,300                                    4,300.48

    51456  CALGON CARBON COMPANY     P O BOX 4448             PA  PITTSBURGH                                     $7,397   $7,397.20
    86147  CALGON CARBON COMPANY     P O BOX 717              PA  PITTSBURGH                                     $2,646   $2,646.48
                                                             CUST. TOTAL......                                   10,043   10,043.68

    12910  CALGON CORPORATION        P O BOX 671              PA ELLWOOD CITY       $27                 $901       $385   $1,313.65
    12950  CALGON CORPORATION        P O BOX 817              PA PITTSBURGH      $5,151                                   $5,151.15
    55485  CALGON CORPORATION        P O BOX 817              PA PITTSBURGH      $1,313                                   $1,313.30
                                                             CUST. TOTAL......    6,491                  901        385    7,778.10

    00208  CALGON VESTAL             P O BOX 147              MO  SAINT LOUIS    $2,624      $1,309                       $3,934.81
                                                             CUST. TOTAL......    2,624       1,309                        3,934.81

    79913  CALIF CONSOLIDATED ENTER  P O BOX 3134             NC  WILMIGTON                                         $27      $27.50
                                                             CUST. TOTAL......                                       27       27.50

    90223  CALIFORNIA CEDAR PRODUCT  P O BOX 528              CA STOCKTON          $611                                     $611.00
                                                             CUST. TOTAL......      611                                      611.00

    23150  CALIFORNIA OILS CORPORAT  1145 HARBOUR WAY SOTH    CA  RICHMOND                                         $412     $412.50
                                                             CUST. TOTAL......                                      412      412.50

    13010  CALLAHAN CHEMICAL COMPAN  FILMORE & W BROAD ST     NJ  PALMYRA                                           $45      $45.00
                                                             CUST. TOTAL......                                       45       45.00

    84526  CALLAWAY CHEMICAL COMPAN  P O BOX 2335             GA  COLUMBUS           82                                      $82.50


   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #23

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

    89565  CALLAWAY CHEMICAL COMPAN  6601 CANAL STREET        GA COLUMBUS          $137                                     $137.50
                                                             CUST. TOTAL.....       220                                      220.00

    19409  CALUMET CHEMICAL CORP     19-14 14TH ROAD          NY COLLEGE POINT                  $27      $27       $247     $302.50
                                                             CUST. TOTAL.....                    27       27        247      302.50

    27338  CAMCO CHEMICAL COMPANY    175 LONGWOOD ROAD SOUTH  ON HAMILTON        $2,481                                   $2,481.80
                                                             CUST. TOTAL.....     2,481                                    2,481.80

    01774  CAMECO CORPORATION        1 EDORADO PLACE          ON PORT HOPE          $58                 $235                $294.25
                                                             CUST. TOTAL.....        58                  235                 294.25

    13530  CANADA COLOR & CHEM INC   238 GLIDDEN ROAD         ON BRAMPTON                                        $2,527   $2,527.80
    09613  CANADA COLOR & CHEM INC   80 SCARSDALE             ON DON MILLS                                          $79      $79.51
                                                             CUST. TOTAL.....                                     2,607    2,607.31

    82149  CANADA RESOURCES DISTRIB  6225 CORONATION ST       ON WINDSOR                                           $110     $110.00
                                                             CUST. TOTAL.....                                       110      110.00

    50821  CANADA SQUARE RESINS      940 LANSDOWNE AVENUE     ON TORONTO                                         $1,324   $1,324.14
                                                             CUST. TOTAL.....                                     1,324    1,324.14

    53750  CANADA STARCH             800 JAMES STREET         ON CARDINAL       $19,689                                  $19,689.95
                                                             CUST. TOTAL.....    19,689                                   19,689.95

    04660  CANADA WIRE & CABLE LTD   P O BOX 29               KY LA GRANGE         $192        $435                         $628.00
                                                             CUST. TOTAL.....       192         435                          628.00

    85384  CANADIAN GYPSUM CD INC    HWY 6                    ON HAGERSVILLE                                     $1,051   $1,051.28
                                                             CUST. TOTAL.....                                     1,051    1,051.28

    11796  CANADIAN OXY CHEMICAL CO  100 DUNLOP STREET        ON FORT ERIE      $10,440      $1,219   $2,702             $14,362.95
                                                             CUST. TOTAL.....    10,440       1,219    2,702              14,362.95

    77004  CANADIAN PACIFIC FOREST   BOX 430                  ON THUNDER BAY                                        $55      $55.00
    77625  CANADIAN PACIFIC FOREST   1155 MICALFE STREET      PQ MONTREAL                    $4,318                       $4,318.50
                                                             CUST. TOTAL.....                 4,318                  55    4,373.50

    80651  CANAL ELECTIRC LIGHT CO   2421 CRANBERY HWY        MA WAREHAM         $1,980                                   $1,980.20
                                                             CUST. TOTAL.....     1,980                                    1,980.20

    88657  CANAMERA FOODS INC        30 WESTON ROAD           ON TORONTO            $26                                      $26.75
                                                             CUST. TOTAL.....        26                                       26.75

    38420  CAPE INDUSTRIES           HIGHWAY 421 NORTH        NC WILMINGTON      $1,620                                   $1,620.00
                                                             CUST. TOTAL.....     1,620                                    1,620.00

    01858  CAPITAL RESIN CORPORATIO  P O BOX 07849            OH COLUMBUS        $1,036                                   $1,036.94
                                                             CUST. TOTAL.....     1,036                                    1,036.94

    85655  CAPITAL CEMENT            100 RIVERTON ROAD        VA FRONT ROYAL       $970                             $82   $1,052.52
                                                             CUST. TOTAL.....       970                              82    1,052.52

   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #24

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

    21078  CAPITOL CEMENT CORP      SOUTH QUEEN STREET        WV  MARTINSBURG   $70,064     $15,806                      $85,871.92
                                                             CUST. TOTAL..       70,064      15,806                       85,871.92

    57160  CARBONAIRE               P O BOX 163               PA  PALMERTON      $3,823                          $1,687   $5,510.67
                                                             CUST. TOTAL..        3,823                           1,687    5,510.67

    28839  CARDINAL ALUM            4005 DAKLAWN DRIVE        KY  LOUISVILLE                                       $335     $335.00
                                                             CUST. TOTAL..                                          335      335.00

    13617  CARDINAL STABILIZERS INC 2010 S BELTINE BOULEVAR   SC  COLUMIBA                                          $96      $96.00
                                                             CUST. TOTAL..                                           96       96.00

    28452  CARDOLITE CORPORATION    500 DOREMUS AVE           NJ  NEWARK                       $467                         $467.50
                                                             CUST. TOTAL..                      467                          467.50

    88528  CARGAMEX                 LONDRES 38-4 PISO         MX  MEXICO DF MEXI   $425        $425     $425     $2,225   $3,500.00
                                                             CUST. TOTAL..         $425         425      425      2,225    3,500.00

    74284  CARGILL CORN PLANT       P O BOX 13368             TN  MEMPHIS                                        $1,437   $1,437.23
                                                              CUST. TOTAL..                                       1,437    1,437.23

    62179  CARGILL INC              762 MARIETTA BLVD NW      GA  ATLANTA                       $25                          $25.00
    00700  CARGILL INC              71 BARNETT ROAD           GA  FOREST PARK   $60,252     $14,965   $2,743        392- $77,568.44
    03361  CARGILL INC              COUNTY ROAD T61           IA EDDYVILLE         $192                                     $192.50
    13870  CARGILL INC              100 COTTAGE AVE/LAKE MAR  IL CARPENTERSVILL  $3,302                             $55   $3,357.04
    25407  CARGILL INC              P O BOX 1380              TX ENNIS          $10,963        $630     $569             $12,162.87
                                                             CUST. TOTAL..       74,709      15,620    3,313        337-  93,305.85

    57891  CARLISLE CHEMICAL        5 MILITIA DRIVE           MA  LEXINGTON        $663                            $665   $1,328.00
                                                             CUST. TOTAL..          663                             665    1,328.00

    50672  CARLISLE SYNTEC          P O BOX 7000              PA  CARLISLE       $1,585                                   $1,585.33
                                                             CUST. TOTAL..        1,585                                    1,585.33

    62798  CARLISLE TIRE & RUBBER C FACTORY & C STREETS       PA  CARLISLE       $1,427                                   $1,427.64
                                                             CUST. TOTAL..        1,427                                    1,427.64

    66227  CARLOS LEFFLER INC       P O BOX 278               PA  RICHLAND                                         $165-    $165.24-
                                                             CUST. TOTAL..                                          165-     165.24-

    83593  CARPLASTIC SA DE CV      CARR APODACA V JUAREZ KM  MX  MONTERREY NL                 $360     $270     $3,375   $4,005.00
                                                             CUST. TOTAL..                      360      270      3,375    4,005.00

    89979  CARRIER CORP             CARYLE COMPRESSOR DIV     NY  SYRACUSE       $5,498                                   $5,498.92
                                                             CUST. TOTAL..        5,498                                    5,498.92

    90105  CARRIER CORPORATION      HWY 55                    TN  MORRISON       $1,540                                   $1,540.00
                                                             CUST. TOTAL..        1,540                                    1,540.00

    06956  CARTER WALLACE INC       HALF ACRE ROAD            NJ  CRANBURY       $2,598                                   $2,598.90
                                                             CUST. TOTAL..        2,598                                    2,598.90

   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #25

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

    08519  CASCHEM INC              40 AVENUE A               NJ  BAYONNE          $110        $577              $2,239   $2,926.50
                                                             CUST. TOTAL..          110         577               2,239    2,926.50

    63296  CASCO COMPANY            1100 GREEN VALLEY ROAD    ON  LONDON            $80         $21      $42       $513     $658.05
                                                             CUST. TOTAL..           80          21       42        513      658.05

    88666  CASS TRANSPORT SERVICE   P O BOX  17625            MO  SAINT LOUIS                           $783                $783.00
                                                             CUST. TOTAL..                               783                 783.00

    68513  CASTING SUPPLY HOUSE     130-32 LENOX AVENUE       CT  STAMFORD                                         $331     $331.25
                                                             CUST. TOTAL..                                          331      331.25

    74318  CASTROL INC              P O BOX 1230              IL  LANSING        $1,484                                   $1,484.80
    81025  CASTROL INC              FIELDCREST AVENUE         NJ  EDSION                       $790                         $790.78
    59957  CASTROL INC              775 LOUIS DR              PA  WARMINSTER    $16,021                                  $16,021.22
                                                             CUST. TOTAL..       17,506         790                       18,296.80

    81794  CASTROL INDUSTRIAL CENTR 630 W WASHIGTON BLVD      IL  CHICAGO        $2,775                          $1,941-    $833.48
    11016  CASTROL INDUSTRIAL CENTR 149-162 GRANT ST          IL  N AURORA          $46                                      $46.00
                                                             CUST. TOTAL..        2,821                           1,941-     879.48

    88901  CATALYST GOLDEN BEAR     535 MADISON AVENUE        NY  NEW YORK                                       $7,794   $7,794.10
                                                             CUST. TOTAL..                                        7,794    7,794.10

    07074  CATERPILLAR TRACTOR CO   FREIGHT PAYABLES LD 353   IL  E PEORIA       $1,382                                   $1,382.32
                                                             CUST. TOTAL..        1,382                                    1,382.32

    63110  CCL CUSTOM MANUFACTURING 1 WEST HEGELER LANE       IL  DANVILLE                                          $75      $75.00
    83500  CCL CUSTOM MANUFACTURING 1 WEST HEGELER LANE       IL  DANVILLE         $890         $82              $2,762   $3,734.50
                                                             CUST. TOTAL..          890          82               2,837    3,809.50

    83844  CCL CUSTOM MFG           13 BETHRIDGE ROAD         ON  REXDALE           $82         $27                         $110.00
                                                             CUST. TOTAL..           82          27                          110.00

    06083  CECOS INTERNATIONAL INC  27004 SOUTH FROST         LA  LIVINGSTON        $50-                                     $50.00-
                                                             CUST. TOTAL..           50-                                      50.00-

    16780  CEDAR CONCEPT CORP       P O BOX 2749              AR  W HELENA                     $560                         $560.00
                                                             CUST. TOTAL..                      560                          560.00

    83085  CEDAR CONCEPT CORP       4392 S WOLCOTT            IL  CHICAGO           $82                                      $82.50
                                                             CUST. TOTAL..           82                                       82.50

    69983  CELLO CHEMICAL COMPANY   EXECUTIVE PLAZA NO 1/STE  MD  HUNT VALLEY                                      $913     $913.50
                                                             CUST. TOTAL..                                          913      913.50

    78098  CENTERLINE INDUSTRIES IN 5380 BIRCHER BLVD         MO  SAINT LOUIS                                      $460     $460.00
                                                             CUST. TOTAL..                                          460      460.00

    70725  CENTRAL PRODUCTS COMPAN  531 NO STILES ST          NJ  LINDEN           $605        $626                       $1,232.00
                                                             CUST. TOTAL..          605         626                        1,232.00


   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #26

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

    81361  CENTRAL STATES CAN CO    2101 9TH ST SW            OH  MASSILLON                    $572                         $572.00
                                                             CUST TOTAL ....                    572                          572.00

    56413  CENTURY ADHESIVES CO     802 HARMON AVE            OH  COLUMBUS          $55                                      $55.00
                                                             CUST TOTAL ....         55                                       55.00

    90094  CENTURY OIL ACQUISITION  53 S MAIN ST              NY  SPRING VALLEY  $1,138                                   $1,138.25
                                                             CUST TOTAL ....      1,138                                    1,138.25

    12877  CERTIFIED CHEMICAL CO    P O BOX 2286              NJ  CINNAMINSON                                    $3,419   $3,419.40
                                                             CUST TOTAL ....                                      3,419    3,419.40

    14444  CHALES R HABBART & SONS  BOX 203 A/R F D I         NJ  SPARTA                                             $9       $9.00
                                                             CUST TOTAL ....                                          9        9.00

    76122  CHALLENGE INTERNATIONAL  5005 MITCHELLDALE ST      TX  HOUSTON        $1,274      $5,499      $79     $2,844   $9,697.12
                                                             CUST TOTAL ....      1,274       5,499       79      2,844    9,697.12

    28518  CHAMPION INTERNATIONAL   HIGHWAY 29                FL  CANTONMENT    $10,640                  $55             $10,695.00
    15380  CHAMPION INTERNATIONAL   P O BOX C-10              NC  CANTON            $27        $110              $5,049   $5,186.76
    55203  CHAMPION INTERNATIONAL   P O BOX 580               NC  ROANOKE RAPIDS $1,549                                   $1,549.12
    28248  CHAMPION INTERNATIONAL   P O BOX 149               TX  LUFKIN                                         $1,769-  $1,769.20-
    11181  CHAMPION INTERNATIONAL   11611 5TH STREET          TX  SHELDON                                          $230-    $230.00-
                                                             CUST TOTAL ....     12,216         110       55      3,050   15,431.68

    05402  CHAMPION PAPER COMPANY   101 KNIGHTSBRIDGE DRIVE   OH  HAMILTON       $4,550                                   $4,550.00
                                                             CUST TOTAL ....      4,550                                    4,550.00

    85340  CHARDON OIL CO INC       420 WATER STREET          OH  CHARDON                                           $27      $27.50
                                                             CUST TOTAL ....                                         27       27.50

    65421  CHARLOTTE CHEM           7625 SCENIC HWY           LA  BATON ROUGE                                      $150     $150.00
                                                             CUST TOTAL ....                                        150      150.00

    88938  CHEATHAM CHEMICAL        1550 ROADHAVEN DRIVE      GA  STONE MOUNTAIN                $55     $546       $687   $1,288.50
                                                             CUST TOTAL ....                     55      546        687    1,288.50

    09113  CHEM TREND INCORPORATED  3205 EAST GRAND RIVER     MI  HOWELL         $2,416                                   $2,416.80
                                                             CUST TOTAL ....      2,416                                    2,416.80

    63303  CHEMAID INCORPORATED     100 MAYHILL STREET        NJ  SADDLE BROOK                 $492                         $492.50
                                                             CUST TOTAL ....                    492                          492.50

    15457  CHEMCENTRAL CORPORATION  1 ALCHEMY PLACE           GA  DORAVILLE                             $137     $1,555   $1,692.50
    77305  CHEMCENTRAL CORPORATION  P O BOX 730               IL  BEDFORD PARK   $2,065                                   $2,065.20
    87680  CHEMCENTRAL CORPORATION  13395 HURON RIVER DRIVE   MI  ROMULUS          $326                 $110                $436.50
    08839  CHEMCENTRAL CORPORATION  2648 METRO BOULEVARD      MO  MARYLAND HEIGHTS                       $55                 $55.00
    76770  CHEMCENTRAL CORPORATION  P O BOX 100               NC  JAMESTOWN                  $2,168                       $2,168.95
    04076  CHEMCENTRAL CORPORATION  21600 DRAKE ROAD          OH  STRONGSVILLE     $220         $82                $137     $440.00
    00093  CHEMCENTRAL CORPORATION  MONTOUR BRANCH            PA  PITTSBURGH                                       $595     $595.00
    58870  CHEMCENTRAL CORPORATION  8401 MARKET STREET        TX  HOUSTON          $962                             $40   $1,002.31
    02134  CHEMCENTRAL CORPORATION  P O BOX 23188             TX  SAN ANTONIO    $3,945               $1,452              $5,397.50
                                                              CUST TOTAL ....     7,519       2,251    1,755      2,327   13,852.96

   JOB-RCPMO5      FNR 5/02/93        CO-CODE: 0 AGED  ACCOUNTS   RECEIVABLE       ENDING DATE 5/01/93                      PAGE #27

                                                                                                                          TOTAL BAL.
S.C. CUST.#   CUSTOMER                   ADDRESS              ST. CITY            0-TO-30    31-TO-60   61-TO-90  OVER-90    DUE

    08046  CHEMETALS INT'L INC      11999 KATY FREEWAY        TX  HOUSTON        $2,602                                   $2,602.00
                                                             CUST TOTAL....       2,602                                    2,602.00

    05540  CHEMFIL CORPORATION      54 W INDUSTRIAL DRIVE     MO  OFALLON          $687                            $423   $1,111.30
                                                             CUST TOTAL....         687                             423    1,111.30

    04075  CHEMICAL CORP OF AMERICA 2 CARLTON AVENUE          NJ  E RUTHERFORD                        $1,356              $1,356.75
                                                             CUST TOTAL....                            1,356               1,356.75

    83400  CHEMICAL DISTRIBUTOR     6001 DONITHAN             TX  EL PASO                                           $21      $21.00
    16030  CHEMICAL DISTRIBUTORS IN 524 HOWARD STREET         NY  BUFFALO           $27                                      $27.50
                                                             CUST TOTAL....          27                              21       48.50

    72417  CHEMICAL LEAMAN INTERNAT INTERNATIONAL BILLING ON  PA  EXTON         $24,420        $899     $146       $571  $26,037.34
                                                             CUST TOTAL....      24,420         899      146        571   26,037.34

    61384  CHEMICAL LEAMAN TANK LIN                           AL  MOBILE                                           $350     $350.00
    73641  CHEMICAL LEAMAN TANK LIN CEMENT NIGHT UNLD CREDIT  PA  LIONVILLE         206-                                    $206.00-
                                                             CUST TOTAL....         206-                            350      144.00

    84385  CHEMICAL MARKETING       58 CAROUSEL CURCLE        PA  NEW BRITAIN                                    $2,140   $2,140.50
                                                             CUST TOTAL....                                       2,140    2,140.50

    89632  CHEMICAL MARKETING ASSOC 11601 KATY FREEWAY        TX  HOUSTON        $1,645                                   $1,645.00
                                                             CUST TOTAL....       1,645                                    1,645.00

    63786  CHEMICAL POLLUTION CONTR 120 SOUTH 4TH STREET      NY  BAY SHORE        $481                 $481       $481   $1,444.98
                                                             CUST TOTAL....         481                  481        481    1,444.98

    84495  CHEMICAL RAINBOW TANK CL 21119 S WILMINGTON AVE    CA  LONG BEACH     $4,050                         $13,585  $17,635.00
                                                             CUST TOTAL....       4,050                          13,585   17,635.00

    01924  CHEMICAL RESOURCES INC   P O BOX 34097             KY  LOUISVILLE     $2,614      $3,236                       $5,850.68
                                                             CUST TOTAL....       2,614       3,236                        5,850.68

    11478  CHEMICAL SERVICES COMPAN 2600 THUNDERHAWK COURT    OH  DAYTON                                           $247     $247.50
                                                             CUST TOTAL....                                         247      247.50

    79963  CHEMICAL WASTE MANAGEMEN 1704 WEST FIRST STREET    CA  AZUSA         $10,040     $19,406                      $29,447.00
    70858  CHEMICAL WASTE MANAGEMEN 100 LISTER AVENUE         NJ  NEWARK                              $1,291              $1,291.50
    14201  CHEMICAL WASTE MANAGEMEN 3956 STATE ROUTE 412      OH  VICKERY                                          $192     $192.50
                                                             CUST TOTAL....      10,040      19,406    1,291        192   30,931.00

    76601  CHEMICAL WAY CORPORATION 11450 GULF STREAM DRIVE   TN  ARLINGTON      $3,906      $2,011                       $5,917.48
                                                             CUST TOTAL....       3,906       2,011                        5,917.48

    06719  CHEMIONICS CORPORATION   390 MUNROE FALLS ROAD     OH  TALLMADGE        $110                                     $110.00
                                                             CUST TOTAL....         110                                      110.00

    09242  CHEMLINK PETROLEUM       5135 BOYLAN STREET        CA  BAKERSFIELD       $72                            $481     $553.25
                                                               CUST TOTAL....        72                             481      553.25


JOB-RCPM05     FNR  5/02/93   CO-CODE:  0    AGED ACCOUNTS  RECEIVABLE
ENDING-DATE    5/01/93   PAGE# 28

S.C. CUST #  CUSTOMER               ADDRESS         ST.    CITY           0-TO-30   31-TO-60     61-TO-90     OVER-90  TOTAL BAL-DUE
-----------  --------               -------         ---    ----           -------   --------     --------     -------  -------------

   00723     CHEMPAC LTD            2000 KIPLING    ON     REXDALE         $4,820                                         $4,820.00
                                    AVENUE
                                                           CUST. TOTAL      4,820                                          4,820.00
   78599     CHEMPAK                3639 WILLOW     TX     HOUSTON           $137       $110        $385         $715     $1,347.50
                                    BEND BLVD
                                                           CUST. TOTAL        137        110         385          715      1,347.50
   03774     CHEMPLY INCORPORATED   ELIZABETH       PA     BUNOLA                                                $605       $605.00
                                    BUNOLA ROAD
   13139     CHEMPLY INCORPORATED   P O BOX 18049   PA     PITTSBURGH        $351       $100                   $3,688     $4,139.20
                                                           CUST. TOTAL        351        100                    4,293      4,744.20
   79621     CHEMQUEST              6235 S          FL     SARASOTA           $27                                            $27.50
                                    MCINTOSH RD
                                                           CUST. TOTAL         27                                             27.50
   88510     CHEMREAL CORP          1600 JAY        NY     ROCHESTER                  $1,642-                             $1,642.39-
                                    STREET
                                                           CUST. TOTAL                 1,642                               1,642.39-
   89156     CHEMREAL INC           190 LEE RD      NY     ROCHESTER                                           $1,249     $1,249.80
                                                           CUST. TOTAL                                          1,249      1,249.80
   04735     CHEMRON CORPORATION    P O BOX 2299    CA     PASO ROBLES     $4,452     $3,349        $477       $3,917    $12,197.52
   86232     CHEMRON CORPORATION    INTERNATIONAL   CA     PASO ROBLES     $3,187    $12,200                   $1,625    $17,012.50
                                    BILLING ON
                                                           CUST. TOTAL      7,640     15,549         477        5,542     29,210.02
   65733     CHEMSTREAM             3105 GRUBBLE    NC     MATTHEWS                                            $6,462     $6,462.22
                                    RD
                                                           CUST. TOTAL                                          6,462      6,462.22
   64649     CHEMSUN INC            36 YORK MILLS   ON     N YORK                                              $1,163-    $1,163.14-
                                    RD
                                                           CUST. TOTAL                                          1,163-     1,163.14-

   69160     CHEMTALL               P O BOX 247     GA     RICEBORO        $4,797                 $2,850          $82      7,729.95
             INCORPORATED
                                                           CUST. TOTAL      4,797                  2,850           82      7,729.95
   51629     CHEMTECH               411 N SAM       TX     HOUSTON         $4,012                   $849         $522     $5,384.00
             INTERNATIONAL          HOUSTON PKWY
   71010     CHEMTECH               P O BOX 509     TX     SEABROOK                               $1,409                  $1,409.15
             INTERNATIONAL
                                                           CUST. TOTAL      4,012                  2,258          522      6,793.15
   16230     CHEMTECH PRODUCTS      1655 DES PERES  MO     SAINT LOUIS     $1,898                    $64                  $1,962.75
                                    ROAD
                                                           CUST. TOTAL      1,898                     64                   1,962.75
   75712     CHERRY HILL            8170 MISSION    MD     JESSUP                                                $951       $951.35
             CONSTRUCTION           ROAD
   83239     CHERRY HILL            8211            MD     JESSUP                                                $570       $570.00
             CONTRUCTION            WASHINGTON
                                    BLVD
                                                           CUST. TOTAL                                          1,521      1,521.35
   16060     CHESAPEAKE             19TH STREET     VA     WEST POINT        $110                                           $110.00
             CORPORATION
                                                           CUST. TOTAL        110                                            110.00
   80470     CHEASPEAKE HARDWOOD    201 DEXTER      VA     CHESAPEAKE                                            $137       $137.50
                                    CIRCLE
                                                           CUST. TOTAL                                            137        137.50
   21225     CHESEBROUGH PONDS      JOHN ST         CT     CLINTON            $75                   $715       $3,846     $4,636.97
   07484     CHESEBROUGH PONDS      P O BOX 1047    MO     JEFFERSON                                 $45                     $45.00
                                                           CITY
                                                           CUST. TOTAL         75                    760        3,846      4,681.97

JOB-RCPM05     FNR  5/02/93   CO-CODE:  0    AGED ACCOUNTS  RECEIVABLE
ENDING-DATE    5/01/93   PAGE# 29

S.C. CUST #  CUSTOMER               ADDRESS         ST.    CITY            0-TO-30    31-TO-60  61-TO-90     OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---    ----            -------    --------   --------    -------   -------------
   23077     CHEVRON CHEMICAL       940 HENSLEY     CA     RICHMOND         $1,614     $1,129                  $264       $3,008.39
             COMPANY                STREET
   88986     CHEVRON CHEMICAL       576 STANDARD    CA     RICHMOND         $3,621     $1,707     $5,353                 $10,682.08
             COMPANY                AVE
   68370     CHEVRON CHEMICAL       P O BOX 5047    CA     SAN RAMON          $843       $848                             $1,691.69
             COMPANY
   78516     CHEVRON CHEMICAL       P O BOX 5048    CA     SAN RAMON                                 $90                     $90.00
             COMPANY
   60248     CHEVRON CHEMICAL       3000 SHEFFIELD  IN     HAMMOND             $82                                           $82.50
             COMPANY                STREET
   15950     CHEVRON CHEMICAL       P O BOX 70      LA     BELLE CHASSE     $8,458     $8,377                            $16,836.57
             COMPANY
   21148     CHEVRON CHEMICAL       P O BOX 78      LA     SAINT JAMES      $4,710       $330                             $5,040.00
             COMPANY
   01604     CHEVRON CHEMICAL       2497 ADIE ROAD  MO     MARYLAND           $110                                          $110.00
             COMPANY                                       HEIGH
   05604     CHEVRON CHEMICAL       P O BOX 509     TX     BAYTOWN          $1,381                                        $1,381.98
             COMPANY
   16520     CHEVRON CHEMICAL       P O BOX 4858    TX     HOUSTON        $103,784     $4,925                  $346     $109,055.97
             COMPANY
   82179     CHEVRON CHEMICAL       P O BOX 2449    TX     HOUSTON                       $787                               $787.50
             COMPANY
   08172     CHEVRON CHEMICAL       FARM ROAD       TX     ORANGE              $82                                           $82.50
             COMPANY                1006
                                                           CUST. TOTAL     124,688     18,106      5,443        610      148,849.18
   03078     CHEVRON USA INC        P O BOX W       CA     CONCORD                       $518                $1,961       $2,479.53
   66985     CHEVRON USA INC        P O BOX 9250    CA     CONCORD          $3,384       $556       $322                  $4,262.00
   75964     CHEVRON USA INC        P O BOX 4120    CA     CONCORD         $33,644     $3,238                $1,052      $37,936.06
   04618     CHEVRON USA INC        P O BOX 1000    OH     MARIETTA         $3,371                                        $3,371.50
   06624     CHEVRON USA INC        P O BOX 4858    TX     HOUSTON            $206                              $27         $233.75
   86077     CHEVRON USA INC        P O BOX         TX     HOUSTON          $2,733                                        $2,733.41
                                    3766/ROOM 1050  CUST. TOTAL             43,339      4,313        322      3,041       51,016.25
   16439     CHICAGO MAGNET WIRE    901 CHASE AVE   IL     ELK GROVE        $2,368                                        $2,368.00
             CORP                                          VLG
                                                           CUST. TOTAL       2,368                                         2,368.00
   89705     CHOICE TRANSPORTATION  54 BROAD ST     NJ     RED BANK         $6,819       $973                             $7,793.06
                                                           CUST. TOTAL       6,819        973                              7,793.06
   87960     CHRISTY CORP           260 AUTHORITY   MA     FITCHBURG                     $567                $2,129       $2,696.03
                                    DR              CUST. TOTAL                           567                 2,129        2,696.03
   53375     CHRYSLER CORP          RT 5 & STONE    IL     BELVIDERE           $55        $55                  $137         $247.50
                                    QUARRY ROAD
   68803     CHRYSLER CORP          P O BOX 195199  MI     BURTON                                   $824     $1,763       $2,587.48
   51186     CHRYSLER CORP          21500 MOUND     MI     WARREN                                              $220         $220.00
                                    ROAD            CUST. TOTAL                 55         55        824      2,120        3,054.98
   64343     CHUBB NATIONAL FOAM    P O BOX 67      MO     SAINT LOUIS      $3,559                                        $3,559.84
   85701     CHUBB NATIONAL FOAM    150 GORDON DR   PA     EXTON               $82                              $55         $137.50
                                                           CUST. TOTAL       3,642                               55        3,697.34
   87006     CHUSEI USA INC         12500 BAY       TX     PASADENA           $100       $340-                              $240.00-
                                    AREA BLVD       CUST. TOTAL                100        340-                               240.00-
   32240     CIBA GEIGY             GEIGY ROAD      AL     MCINTOSH         $2,718                $1,130                  $3,848.00
             CORPORATION
   78659     CIBA GEIGY             P O BOX 95303   AL     MCINTOSH         $2,743       $132       $250                  $3,125.00
             COPRORATION
   24191     CIBA GEIGY             205 S JAMES ST  DE     NEWPORT         $22,582     $7,659     $2,263     $1,430      $33,936.40
             CORPORATION
   21705     CIBA GEIGY             P O BOX 480     LA     SAINT GABRIEL      $105        $82     $1,685-      $987         $510.00-
             CORPORATION
   12952     CIBA GEIGY             P O BOX 67      MO     SAINT LOUIS     $65,057     $2,653     $1,428                 $69,139.45
             CORPORATION
   14711     CIBA GEIGY             P O BOX 7648    NC     CHARLOTTE                                           $577-        $577.50-
             CORPORATION
   06549     CIBA GEIGY             P O BOX 18300   NC     GREENSBORO       $3,615     $2,894                   $55       $6,565.36
             CORPORATION
   68773     CIBA GEIGY             P O BOX 19103   NC     GREENSBORO         $385       $330       $720       $677       $2,112.50
             CORPORATION
   88799     CIBA GEIGY             410 SWING       NC     GREENSBORO       $8,337     $3,303       $125     $1,168      $12,933.80
             CORPORATION            ROAD


JOB-RCPM05     FNR  5/02/93   CO-CODE:  0    AGED      ACCOUNTS  RECEIVABLE
ENDING DATE    5/01/93   PAGE# 30


S.C. CUST #  CUSTOMER            ADDRESS         ST.    CITY          0-TO-30   31-TO-60    61-TO-90      OVER-90    TOTAL BAL-DUE
-----------  --------            -------         ---    ----          -------   --------    --------      -------    -------------

   75083     CIBA GEIGY          555  RT 1       NJ     ISELIN         $1,857     $1,807                                    $50.00
             CORPORATION         SOUTH
   16560     CIBA GEIGY          P O BOX 2277    NJ     RAHWAY       $113,059    $26,585                   $5,524      $145,170.75
             CORPORATION
   21725     CIBA GEIGY          P O BOX 71      NJ     TOMS RIVER                              $100         $165          $265.00
             CORPORATION
   76953     CIBA GEIGY          SEVEN           NY     HAWTHORNE      $8,869                                            $8,869.60
             CORPORATION         SKYLINE
                                 DRIVE
   89199     CIBA GEIGY          SEVEN           NY     HAWTHORNE                               $364                       $364.50
             CORPORATION         SKYLINE
                                 DRIVE
   19324     CIBA GEIGY          1200            ON     CAMBRIDGE        $135                                              $135.00
             CORPORATION         FRANKLIN
                                 BLVD
   08095     CIBA GEIGY          3591            TN     MEMPHIS          $285                                              $285.00
             CORPORATION         TULANE
                                                        CUST. TOTAL   229,751     41,833       3,967        9,430       284,983.86
   73887     CIBA-GEIGY  SA      601             TX     LAREDO           $125                                $605          $125.00
             MEXICANA            GUATEHOTZIN
                                 ST
                                                        CUST. TOTAL       125                                               125.00
   12324     CIBRO PETROLEUM     PORT OF         NY     ALBANY         $1,650                                            $1,650.00
             PRODUCTS            ALBANY
                                                        CUST. TOTAL     1,650                                             1,650.00
   07616     CITGO PETROLEUM     P O BOX 40      OK     TULSA                                                $131          $131.22
             CORP
   90219     CITGO PETROLEUM     6100 SOUTH      OK     TULSA            $211                                              $211.56
             CORP                YALE

                                                        CUST. TOTAL       211                                 131           342.78
   07793     CITY OF AKRON       1570            OH     KENT                                                  $55           $55.00
                                 RAVENNA
                                 ROAD

                                                        CUST. TOTAL                                            55            55.00
   07684     CITY OF NIAGARA     1225            NY     NIAGARA                                               $27           $27.50
             FALLS               BUFFALO                FALLS
                                 AVENUE
                                                        CUST. TOTAL                                            27            27.50
   51676     CITY OF TULSA       18707           OK     TULSA                                                $137          $137.50
                                 E 21ST ST
                                                        CUST. TOTAL                                           137           137.50
   22127     CITY OF WICHITA     1815            KS     WICHITA           $27                                               $27.50
                                 WEST PINE
                                                        CUST. TOTAL        27                                                27.50
   23943     CL INDUSTRIES INC   P O BOX 218     IL     GEORGETOWN                                           $220          $220.00
                                                        CUST. TOTAL                                           220           220.00
   16910     CLAIROL INC         1 BLACKLEY      CT     STAMFORD                     $55         $55         $106          $216.50
                                 ROAD
                                                        CUST. TOTAL                   55          55          106           216.50

   27083     CLARK FILTER        3649            PA     LANCASTER         $65                                               $65.00
                                 HEMPLAND
                                 ROAD
                                                        CUST. TOTAL        65                                                65.00
   08468     CLAUSSEN            1055 KING       NJ     FORDS                                                $165          $165.00
             COMPANY             GEORGE ROAD
                                                        CUST. TOTAL                                           165           165.00
   73190     CLAYTON             866 HORAN DR    MO     FENTON            $82                                               $82.50
             CORPORATION

                                                        CUST. TOTAL        82                                                82.50
   77149     CLEAN HARBORS INC   11800 SOUTH     IL     CHICAGO        $1,000                                            $1,000.00
                                 STONEY ISLAN
                                                        CUST. TOTAL     1,000                                             1,000.00
   12610     CLOROX COMPANY      125 THEODORE    NJ     JERSEY CITY               $2,253                                 $2,253.60
                                 CONRAD DRIV
                                                        CUST. TOTAL                2,253                                  2,253.60

JOB-RCPM05     FNR  5/02/93   CO-CODE:  0    AGED      ACCOUNTS  RECEIVABLE
ENDING DATE    5/01/93   PAGE# 31


S.C. CUST #  CUSTOMER            ADDRESS         ST.    CITY          0-TO-30   31-TO-60    61-TO-90      OVER-90    TOTAL BAL-DUE
-----------  --------            -------         ---    ----          -------   --------    --------      -------    -------------

   24856     CLOUD CORPORATION   INDUSTRIAL      AR     HARRISON          $65                                               $65.00
                                 PARK
                                                        CUST. TOTAL        65                                                65.00
   50868     CLOUGH              178 RUE ST      PQ     ST JEAN        $2,704     $5,326      $2,625                    $10,656.60
             CHEMICAL            PIERRE
                                                        CUST. TOTAL     2,704      5,326       2,625                     10,656.60
   27341     CMX INC             16000           NJ     MOUNT                                              $3,633        $3,633.34
                                 COMMERCE               LAUREL
                                 PARKWAY
                                                        CUST. TOTAL                                         3,633         3,633.34
   04829     COASTAL EAGLE       P O BOX 1000    NJ     WESTVILLE        $137                              $1,299        $1,436.50
             POINT OIL
                                                        CUST. TOTAL       137                               1,299         1,436.50
   75773     COASTAL             1101 MAIN       SC     VARNVILLE                   $450                      $82          $532.50
             ENGINEERED          STREET
             PROD
                                                        CUST. TOTAL                  450                       82           532.50
   07233     COASTAL OIL         FOOT OF EAST    NJ     BAYONNE        $2,800                                            $2,800.00
             NEW YORK INC        5TH STREET

                                                        CUST. TOTAL     2,800                                             2,800.00
   07487     COASTAL REFINING    1300 CANTWELL   TX     CORPUS            $80                                               $80.00
             & MARKE             LANE                   CHRISTI
                                                        CUST. TOTAL        80                                                80.00
   12501     COCA COLA           COCA COLA       AL     MOBILE           $110                                              $110.00
             BOTTLING CO         ROAD
   64269     COCA COLA           4901            NC     CHARLOTTE                                            $220          $220.00
             BOTTLING CO         CHESAPEAKE
                                 DR
   70788     COCA COLA           64 BY PASS      TN     CLEVELAND         $27                                               $27.50
             BOTTLING CO
                                                        CUST. TOTAL       137                                 220           357.50
   01828     COCA COLA USA       P O DRAWER      GA     ATLANTA                   $1,007        $220       $2,625        $3,852.50
                                 1734
   84947     COCA COLA USA       600 AMHERST     NH     NASHUA           $505                   $471                       $976.35
                                 STREET
                                                        CUST. TOTAL       505     $1,007         691        2,625         4,828.85
   86866     COCHEM              7555 BESSEMER   OH     CLEVELAND                                             $55           $55.00

                                                        CUST. TOTAL                                            55            55.00
   65614     COLDMATIC           8500 KEELE ST   ON     CONCORD                                               $82           $82.50
             REFRIGERATION
                                                        CUST. TOTAL                                            82            82.50
   08915     COLE CHEMICALS      950 ECHO LANE   TX     HOUSTON          $110        $40        $515                       $665.40
              & DIST

                                                        CUST. TOTAL       110         40         515                        665.40
   55392     COLFAX INC          38 COLFAX       RI     PAWTUCKET                                            $604          $604.50
                                 STREET
                                                        CUST. TOTAL                                           604           604.50
   17810     COLGATE             CLARKE BLVD     IN     JEFFERSONVILLE   $791                   $637         $412        $1,841,50
             PALMOLIVE           & WOERNER
             COMPAN              AVE

   63709     COLGATE             1806 KANSAS     KS     KANSAS CITY                                          $172          $172.50
             PALMOLIVE           AVENUE
             COMPAN
                                                        CUST. TOTAL       791                    637          585         2,014.00
   17647     COLONIAL OIL        P O BOX 576     GA     SAVANNAH                                              $27           $27.50
             INDUSTRIES
                                                        CUST. TOTAL                                           137            27.50
   76467     COLONIAL            P O BOX 69      MD     WOODBINE       $4,965                                            $4,965.66
             PIPELINE  013245
                                                        CUST. TOTAL     4,965                                             4,965.66

JOB-RCPM05     FNR  5/02/93   CO-CODE:  0    AGED      ACCOUNTS  RECEIVABLE
ENDING DATE    5/01/93   PAGE# 32

S.C. CUST #  CUSTOMER               ADDRESS         ST.  CITY           0-TO-30   31-TO-60    61-TO-90    OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---  ----           -------   --------    --------    -------   -------------
   64151     COLORCON               415 MOYER       PA   WEST POINT        $538                                           $538.54
                                    BLVD
                                                         CUST. TOTAL        538                                            538.54
   01084     COLORITE PLASTICS      101 RAILROAD    NJ   RIDGEFIELD                                        $6,800       $6,800.00
                                    AVENUE
                                                         CUST. TOTAL                                        6,800        6,800.00
   90161     COLUMBIA FOREST        100 SOUTH       VA   CHATHAM           $302                                           $302.50
             PRODUCTS               PAUL ROAD
                                                         CUST. TOTAL        302                                           $302.50
   18540     COLUMBUS MC KINNON     HWY 22 A        TN   LEXINGTON       $1,318       $890                              $2,208.73
             CO                     SOUTH
                                                         CUST. TOTAL      1,318        890                               2,208.73
   03319     COMMANDING OFFICER     NAVAL           CT   GROTON                                            $2,654       $2,654.50
                                    SUBMARINE
                                    SUPPORT
                                                         CUST. TOTAL                                        2,654        2,654.50
   00522     COMMERCIAL PRODUCTS    117 ETHYL       NJ   HAWTHORNE                                           $440         $440.00
                                    AVENUE
                                                         CUST. TOTAL                                          440          440.00
   76707     COMMONWEALTH OIL       C/O ESSO        ON   HARROW                                 $1,100                  $1,100.00
             CORP                   CHEMICAL
                                    CANADA
                                                         CUST. TOTAL                             1,100                   1,100.00
   61877     COMPAC CORP            OLD FLANDERS    NJ   NETCONG        $14,400     $3,600                             $18,000.00
                                    ROAD
                                                         CUST. TOTAL     14,400      3,600                              18,000.00
   66021     COMPONENTES            P O BOX 4447    TX   BROWNSVILLE    $50,915    $54,697      $9,516     $3,995-    $111,133.29
             MECANICAS
                                                         CUST. TOTAL     50,915     54,697       9,516      3,995-     111,133.29
   06266     COMPRESSION POLYMERS   GREENWOOD &     PA   SCRANTON          $870     $1,708      $1,586                  $4,164.00
                                    WARNER
                                                         CUST. TOTAL        870      1,708       1,586                   4,164.00
   04180     CONCORD CHEMICAL       17TH & FEDERAL  NJ   CAMDEN             $55                                            $55.00
             COMPANY                STREETS
                                                         CUST. TOTAL         55                                             55.00
   81832     CONE MILLS             EAST CONE       NC   GREENSBORO        $137       $137                                $275.00
             CORPORATION            BLVD
                                                         CUST. TOTAL        137        137                                 275.00
   63457     CONICA CORP            LOWER BUTLER    PA   HARMONY                                   $45     $2,452       $2,497.50
                                    ROAD
                                                         CUST. TOTAL                               $45      2,452        2,497.50
   87226     CONOCO INC             P O BOX 1260    CA   SANTA MARIA     $1,277                                         $1,277.60
   56721     CONOCO INC             250 AIRPORT     DE   NEW CASTLE     $25,459     $1,011                             $26,471.44
                                    ROAD
   06918     CONOCO INC             P O BOX 1267    OK   PONCA CITY                 $2,417                              $2,417.60
   02354     CONOCO INC             BOX 2197/2007   TX   HOUSTON         $2,746                                         $2,746.50
                                    PONCA BLDG
                                                         CUST. TOTAL     29,483      3,429                              32,913.14

   77099     CONQUEST CHEMICALS     425             MO   SAINT LOUIS       $562                                           $562.50
                                    WOODS MILL
                                    ROAD S
                                                         CUST. TOTAL        562                                            562.50
   86518     CONRAIL CORPORATION    FLEXIFLO        PA   PHILADELPHIA                                        $980         $980.65
                                    TERMINAL
                                                         CUST. TOTAL                                          980          980.65
   59357     CONSOLIDATED           1100 RICHMOND   TN   JACKSON                      $348                                $348.64
             ALUMINUM               STREET
                                                         CUST. TOTAL                   348                                 348.64

JOB-RCPM05     FNR  5/02/93   CO-CODE:  0    AGED      ACCOUNTS  RECEIVABLE
ENDING DATE    5/01/93   PAGE# 34


S.C. CUST #  CUSTOMER               ADDRESS         ST.  CITY           0-TO-30   31-TO-60    61-TO-90    OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---  ----           -------   --------    --------    -------   -------------
   50077     CONSOLIDATED COAL      BLADESVILLE     WV   WANA              $880                                            $880.34
             COMPAN                 #2
                                                         CUST. TOTAL        880                                             880.34
   09590     CONSOLIDATED PAPER     P O BOX 50      WI   WISCONSIN                                            $90-          $90.00-
             INC                                         RPDS
                                                         CUST. TOTAL                                           90-           90.00-
   87835     CONSOLIDATED RAIL      BLD #2 PETE     NJ   NEWARK                     $4,489                 $3,448        $7,937.50
             CORP                   SCHROLL
   17661     CONSOLIDATED RAIL      P O CORP 145    NY   SELKIRK                    $2,497                               $2,497.00
             CORP
   88780     CONSOLIDATED RAIL      FLEXIFLO        PA   PITTSBURGH                                        $9,717        $9,717.50
             CORP
                                                         CUST. TOTAL                 6,986                 13,165        20,152.00
   80682     CONTAINER CARE         860 HARBOUR     CA   RICHMOND                     $513                                 $513.75
                                    WAY SOUTH
                                                         CUST. TOTAL                   513                                  513.75
   68766     CONTAINER CORP OF      P O BOX 12950   CA   FRESNO          $3,438       $877                               $4,315.40
             AMERIC
   61348     CONTAINER CORP OF      2001 E 57TH     CA   VERNON                                              $612          $612.00
             AMERIC                 STREET
   19580     CONTAINER CORP OF      NORTH 8TH ST    FL   FERNANDINA         $27                                             $27.50
             AMERIC                                      BCH
   56926     CONTAINER CORP OF      P O BOX 1214    OH   RAVENNA           $137        $55                    $75          $267.50
             AMERIC
                                                         CUST. TOTAL      3,603        932                    687         5,222.40
   27704     CONTINENTAL CAN        8201 WOODLEY    CA   VAN NUYS                                             $55           $55.00
             COMPANY                AVENUE
                                                         CUST. TOTAL                                           55            55.00
   01583     CONTINENTAL            5010 HOVIS      NC   CHARLOTTE                    $137-                                $137.50-
             INDUSTRIAL C           ROAD
                                                         CUST. TOTAL                   137-                                 137.50-
   86296     CONTINENTAL TRAFFIC    5100 POPLAR     TN   MEMPHIS           $192                                            $192.00
             SVC                    AVE
                                                         CUST. TOTAL        192                                             192.00
   84445     CONVENIENCE KING INC   P O BOX 189     NC   DILLSBORO                                           $315          $315.00
                                                         CUST. TOTAL                                          315           315.00
   84908     CONWAY INTERMODAL      2322 GRAVEL     TX   FORT WORTH                                          $383          $383.50
                                                         CUST. TOTAL                                          383           383.50
   19350     CONWELL OIL            EAST 14TH ST/   NY   ELMIRA HTS      $4,715                                          $4,715.25
             CORPORATION            P O BOX 215
                                                         CUST. TOTAL      4,715                                           4,715.25
   81570     COOK COMPOSITES &      P O BOX 189     IA   BURLINGTON         $82                                             $82.50
             POLYME
   28621     COOK COMPOSITES &      2434 HOLMES     TX   HOUSTON         $5,851     $1,010        $637     $2,544       $10,043.90
             POLYME                 ROAD
                                                         CUST. TOTAL      5,934      1,010         637      2,544        10,126.40
   90053     COOK FAMILY FOODS      800 CW          KY   GRAYSON            $27                                             $27.50
                                    STEVENS BLVD
                                                         CUST. TOTAL         27                                              27.50
   23247     COOKSON PIGMENTS INC   256             NJ   NEWARK            $420                    $27       $292          $740.16
                                    VANDERPOOL
                                    STREET
   83700     COOKSON PIGMENTS INC   P O BOX 1259    NJ   SOMERVILLE      $1,548                                          $1,548.92
                                                         CUST. TOTAL      1,969                     27        292         2,289.08
   00287     COOLEY INC             50 ESTEN        RI   PAWTUCKET                                            $55           $55.00
                                    AVENUE
                                                         CUST. TOTAL                                           55            55.00


JOB-RCPM05     FNR  5/02/93   CO-CODE:  0    AGED      ACCOUNTS  RECEIVABLE
ENDING DATE    5/01/93   PAGE# 34

S.C. CUST #  CUSTOMER               ADDRESS         ST.    CITY             0-TO-30   31-TO-60   61-TO-90  OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---    ----             -------   --------   --------  -------   -------------
   90104     COON INDUSTRIES        P O BOX 155     PA     LUZERNE           $1,171                                     $1,171.00
                                                           CUST. TOTAL        1,171                                      1,171.00
   82195     COOPER OIL TOOL CO     16500 S MAIN    TX     MISSOURI CITY                                       $82         $82.50
                                    STREET
                                                           CUST. TOTAL                                          82          82.50
   86380     COOPER POWER           C/O POTOMAC     DC     WASHINGTON                                $927                 $927.58
                                    ELECTRIC P
                                                           CUST. TOTAL                                927                  927.58
   88884     COOPER POWER SYSTEMS   GOLDEN GEM      FL     UMATILLA                                         $3,253      $3,253.60
                                    DRIVE
  777730     COOPER POWER SYSTEMS   CURRY           PA     CANONSBURG       $12,306                            $27-    $12,278.64
                                    AVENUE
                                                           CUST. TOTAL       12,306                          3,226      15,532.24
   19550     COOPERS CREEK CHEM     90 RIVER ROAD   PA     W CONSHOHOCKEN    $2,015                                     $2,015.00
             CORP
                                                           CUST. TOTAL        2,015                                      2,015.00
   20180     COPOLYMER RUBBER &     1836 SHADA      LA     BATON ROUGE       $4,459     $2,865                          $7,324.15
             CHEM                   AVE
                                                           CUST. TOTAL        4,459      2,865                           7,324.15
   19860     CORNING GLASS          P O BOX 1407    NY     CORNING          $26,443     $4,330                         $30,774.04
             COMPANY
                                                           CUST. TOTAL       26,443      4,330                          30,774.04
   77840     CORNWALL CHEMICALS     P O BOX 200     ON     WILLOWDALE           $64                  $192   $2,471      $2,728.50
             LTD
                                                           CUST. TOTAL           64                   192    2,471       2,728.50
   77165     CORRECTIONAL           TURNEY          TN     ONLY                                      $137                 $137.50
             ENTERPRISES            CENTER
                                                           CUST. TOTAL                                137                  137.50
   88671     CORRIGATED             237 ROCKWOOD    CA     CALEXICO          $4,918     $2,598                          $7,517.05
             CONTAINER CO           AVENUE
                                                           CUST. TOTAL        4,918      2,598                           7,517.05
   07658     CORWOOD LABS INC       55 ADAMS        NY     HAUPPAUGE                                           $89         $89.00
                                    STREET
                                                           CUST. TOTAL                                          89          89.00
   05064     COSCO INCORPORATED     137 SKILLMAN    NY     BROOKLYN          $1,169                                     $1,169.00
                                    AVENUE
                                                           CUST. TOTAL        1,169                                      1,169.00
   84801     COUNTRYMARK CO-OP      REFINERY        IN     MOUNT                                               $45         $45.00
                                    ROAD                   VERNON
                                                           CUST. TOTAL                                          45          45.00
   24209     COUNTY LINE QUARRY     S FRONT ST      PA     WRIGHTSVILLE                   $195       $795                 $990.94
                                                           CUST. TOTAL                     195        795                  990.94
   83232     COURTAULDS AEROSPACE   11601 UNITED    CA     MOJAVE            $1,000                                     $1,000.00
                                    STREET
   86543     COURTAULDS AEROSPACE   410 JERSEY AVE  NJ     GLOUCESTER       $12,704     $2,529                         $15,233.42
                                                           CIT
                                                           CUST. TOTAL       13,704      2,529                          16,233.42
   81030     COURTNEY INDUSTRIES    P O BOX 3416    MD     BALTIMORE         $4,401     $4,989     $2,691   $1,900     $13,982.31
             CORP
                                                           CUST. TOTAL        4,401      4,989      2,691    1,900      13,982.31
   89928     COVENANT COAL          FRONTAGE        VA     CEDAR BLUFF          $45                                        $45.00
                                    ROAD
                                                           CUST. TOTAL           45                                         45.00

JOB-RCPM05     FNR  5/02/93   CO-CODE:  0    AGED      ACCOUNTS  RECEIVABLE
ENDING DATE    5/01/93   PAGE# 35


S.C. CUST #  CUSTOMER               ADDRESS         ST.    CITY             0-TO-30   31-TO-60   61-TO-90  OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---    ----             -------   --------   --------  -------   -------------
   12801     CRANE & COMPANY        PIONEER MILL    MA     DALTON            $2,346     $3,483       $580               $6,411.15
                                                           CUST. TOTAL        2,346      3,483        580                6,411.15
   58793     CRESCENT INKS INC      1116 E          NC     KERNERSVILLE                                       $200        $200.00
                                    MOUNTAIN
                                    STREET
                                                           CUST. TOTAL                                         200         200.00
   15095     CRODA INC              P O BOX 178     PA     MILL HALL        $23,893     $1,572        $96              $25,561.65
                                                           CUST. TOTAL       23,893      1,572         96               25,561.65
   83585     CROMPTON & KNOWLES     % COMPUTREX     KY     LEXINGTON         $1,067                                     $1,067.50
             CORP                   INC
   25515     CROMPTON & KNOWLES     ROUTE 724       PA     GILBRALTAR           $65                           $402        $468.15
             CORP
                                                           CUST. TOTAL        1,133                            402       1,535.65
   03121     CROSS OIL &            END OF EAST     AR     SMACKOVER         $1,086                                     $1,086.90
             REFINING CO            6TH STREET
                                                           CUST. TOTAL        1,086                                     $1,086.90

   64456     CROSSFIELD             BROADWAY &      IL     JOLIET                                             $150        $150.00
             CHEMICAL CO            INGALLS AVE
                                                           CUST. TOTAL                                         150         150.00
   05819     CRYSTAL TISSUE         P O BOX 13020   KY     LEXINGTON         $2,682       $884              $1,280      $4,846.72
                                                           CUST. TOTAL        2,682        884               1,280      $4,846.72
   75159     CSSI                   P O BOX 71      PA     SHENANDOAH                                       $1,732      $1,732.50
                                                           CUST. TOTAL                                       1,732       1,732.50
   55606     CUMBERLAND FARMS       777 DEDHAM      MA     CANTON              $245        $30                            $275.00
                                    ROAD
                                                           CUST. TOTAL          245         30                             275.00
   80424     CUSTOCHEM              503 LAFAYETTE   GA     LAFAYETTE         $1,056                         $1,056      $2,112.50
                                                           CUST. TOTAL        1,056                          1,056       2,112.50
   83446     CUSTOM CHEMICAL        8707            CA     SANTA FE            $519                                       $519.78
                                    MILLERGROVE            SPRIN
                                                           CUST. TOTAL         $519                                       $519.78
   05710     CUSTOM INTERCHEM INC.  4736 ALLUM      TX     HOUSTON                        $552                            $552.91
                                    ROAD
                                                           CUST. TOTAL                     552                             552.91
   50889     CUSTOM PAPERS GROUP    340 MILL        MI     ROCHESTER           $150                                       $150.50
                                    STREET
                                                           CUST. TOTAL          150                                        150.50
   64733     CYANAMID OF CANADA     88 MCNABB       ON     MARKHAM           $6,362                  $198               $6,560.61
                                    STREET
   20960     CYANAMID OF CANADA     BOX 240         ON     NIAGARA           $5,727     $6,295    $11,985   $1,979     $25,988.77
                                    GARNER                 FALLS
                                    RD/WELLAN
   78444     CYANAMID OF CANADA     P O BOX 2118    ON     NIAGARA           $4,643     $4,194              $4,643     $13,482.00
                                                           FALLS
   79499     CYANAMID OF CANADA     INTERNATIONAL   ON     NIAGARA                                            $465        $465.45
                                    BILLING ON             FALLS
                                                           CUST. TOTAL       16,733     10,490     12,184    7,098      46,496.83
   28644     CYCLOPS CORPORATION    17400 STATE     OH     COSHOCTON                                  $82                  $82.50
                                    RT 16
                                                           CUST. TOTAL                                 82                   82.50
   20615     CYRO CANADA INC        8100            ON     NIAGARA             $357                                       $357.50
                                    DORCHESTER             FALLS
                                    STREET
                                                           CUST. TOTAL          357                                        357.50

JOB-RCPMOS   FNR 5/02/93   CO-CODE 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 36


S.C.
CUST#     CUSTOMER               ADDRESS         ST.    CITY              0-TO-30   31-TO-60    61-TO-90   OVER-90   TOTAL BAL-DUE
-----     --------               -------         ---    ----              -------   --------    --------   -------   -------------
51009     CYRO INDUSTRIES        P O BOX 591     ME     SANFORD           $12,280        $29-        $29-     $210      $12,431.20
13957     CYRO INDUSTRIES        P O BOX 591     ME     SANFORD                          $45                                $45.00
                                                        CUST. TOTAL        12,280         15          29-      210       12,476.20
83233     D K ENTERPRISES        1930 E          NJ     CHERRY HILL                   $1,330                             $1,330.00
                                 MARLTON PIKE E
                                                        CUST. TOTAL         1,330                                         1,330.00
82898     DAIRY FARM PRODUCTS    455 W MONROE    OH     NEW BREMEN                                            $200         $200.00
                                 ST
                                                        CUST. TOTAL                                            200          200.00
16909     DANA CORPORATION       P O BOX 13459   PA     READING              $110                                          $110.00
                                                        CUST. TOTAL           110                                           110.00
21193     DANA TRANSPORT         P O BOX 370     NJ     AVENEL             $1,500     $1,500      $1,500                 $4,500.00
                                                        CUST. TOTAL         1,500      1,500       1,500                  4,500.00
21130     DANIEL INTERNATIONAL   400             NJ     JERSEY CITY          $220                                          $220.00
                                 CLAREMONT AVE
                                                        CUST. TOTAL           220                                           220.00
03546     DAUBERT CHEMICAL       4700 SOUTH      IL     CHICAGO            $2,430        $82                             $2,512.95
          COMPANY                CENTRAL AVENUE
                                                        CUST. TOTAL         2,430         82                              2,512.95
07617     DAVID MICHAEL & CO INC 10801 DECATUR   PA     PHILADELPHIA                                          $677         $677.50
                                 ROAD
                                                        CUST. TOTAL                                            677          677.50
89123     DAVIDSON INTERIOR      1515            MI     WESTLAND                                     $27      $110         $137.50
          TRIM/T                 NEWBURGH
                                 ROAD
                                                        CUST. TOTAL                                   27       110          137.50
68296     DAVIDSON               PO BOX 1504     NH     DOVER                                                 $220         $220.00
          INTERIOR/TEXTR
                                                        CUST. TOTAL                                            220          220.00
21300     DAVIDSON RUBBER        INDUSTRIAL      NH     DOVER                                                 $125         $125.50
          COMPANY                PARK
26355     DAVIDSON RUBBER        ROUTE 11        HN     FARMINGTON            $27       $165                   $75-        $117.50
          COMPANY
                                                        CUST. TOTAL            27        165                    50          243.00
06333     DAVOLIN PAINT          700 ALLSTON     CA     BERKELEY                                              $137         $137.50
                                 WAY
                                                        CUST. TOTAL                                            137          137.50
52104     DAY-GLO COLOR          4515 ST CLAIR   OH     CLEVELAND                                             $302         $302.50
                                 AVENUE
                                                        CUST. TOTAL                                            302          302.50
89531     DE GUSSA CORP          1515 REIDEL     IL     MUNDELEIN             $82                                           $82.50
                                 DRIVE
78485     DE GUSSA CORP          P O BOX 1259    NJ     SOMERVILLE         $5,207     $4,914                $1,400      $11,521.00
                                                        CUST. TOTAL         5,289      4,914                 1,400       11,603.50
05111     DEFENSE ACCOUNTING     TRANSPORTATION  VA     NORFOLK           $41,288    $44,991     $20,650   $42,391     $149,322.36
          OFFICE                 PAYMENT C
                                                        CUST. TOTAL        41,288     44,991      20,650    42,391      149,322.36
54724     DEFT INC               411 EAST        OH     ALLIANCE                                               $75-         $75.00-
                                 KEYSTONE
                                                        CUST. TOTAL                                             75-          75.00-
18063     DELCO ELECTRONICS      1555 LYELL      NY     ROCHESTER                                             $443         $443.00
          CORP                   AVENUE
                                                        CUST. TOTAL                                            443          443.00

JOB-RCPMOS   FNR 5/02/93   CO-CODE 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 37


S.C.
CUST#     CUSTOMER               ADDRESS         ST.    CITY              0-TO-30   31-TO-60    61-TO-90    OVER-90    TOTAL BAL-DUE
-----     --------               -------         ---    ----              -------   --------    --------    -------    -------------
90101     DELTA AIR              NEWARK INT'L    NJ     NEWARK               $735                                          $735.00
          INCORPORATED           AIRPORT
                                                        CUST. TOTAL           735                                           735.00
05675     DELTA CORRUGATED       W. RUBY         NJ     PALISADES                                               $55         $55.00
                                 AVENUE                 PARK
                                                        CUST. TOTAL                                              55          55.00
10309     DELTA DISTRIBUTORS INC P O BOX 359     LA     SAINT GABRIEL      $1,030       $893                             $1,923.90
                                                        CUST. TOTAL         1,030        893                              1,923.90
06232     DELTA INDUSTRIAL       5700            TN     ARLINGTON                                               $27         $27.50
          COATING                COMMANDER
                                 DRIVE
                                                        CUST. TOTAL                                              27          27.50
16361     DELTA LABORATORIES     P O BOX 2258    FL     OCALA                                                   $45         $45.00
                                                        CUST. TOTAL                                              45          45.00
78183     DELTA PETROLEUM        P O BOX 1133    LA     SAINT ROSE           $660       $192         $91                   $943.50
          PRODUCTS
                                                        CUST. TOTAL           660        192          91                    943.50
                                                        CUST. TOTAL           660        192          91                    943.50
22120     DELTA SOLVENTS & CHEM  610 FISHER      TX     LONGVIEW           $1,567     $1,507                             $3,075.00
          CO                     ROAD
                                                        CUST. TOTAL         1,567      1,507                              3,075.00
71918     DELTECH CORP           P O BOX 97875   LA     BATON ROUGE       $61,725    $37,932      $4,166     $2,471    $106,295.40
                                                        CUST. TOTAL        61,725     37,932       4,166      2,471     106,295.40
52649     DEMENNO KERDOON        2100 N          CA     COMPTON                                                $210-       $210.00-
                                 ALAMEDA
                                 STREET
                                                        CUST. TOTAL                                             210-        210.00-
76789     DENA CORP              850 NICHOLAS    IL     ELK GROVE                                               $55         $55.00
                                 BLVD                   VLG
                                                        CUST. TOTAL                                              55          55.00
79647     DENALT CHEMICALS       8620 PASCAL     PQ     ST LEONARD                                              $88         $88.81
                                 GAGNON
                                                        CUST. TOTAL                                              88          88.81
23743     DANCO INDUSTRIES       P O BOX 73563   TX     HOUSTON                                                $150        $150.46
                                                        CUST. TOTAL                                             150         150.46
04722     DENNIS CHEMICAL        2700 PAPIN      MO     SAINT LOUIS           $55                                           $55.00
                                 STREET
                                                        CUST. TOTAL            55                                            55.00
26905     DEPT OF ENVIRONMENTAL  5000 OVERLOOK   DC     WASHINGTON                                             $137        $137.50
                                 AVENUE
                                                        CUST. TOTAL                                             137         137.50
83033     DERIVADOS                              TX     LAREDO               $540                                          $540.00
                                                        CUST. TOTAL           540                                           540.00
86117     DESIGN TIME INC        P O BOX 2027    IN     ELKHART                                                 $92         $92.00
                                                        CUST. TOTAL                                              92          92.00
26965     DETREX CHEMICAL IND    STATE ROAD/     OH     ASHTABULA          $1,695                                        $1,695.31
                                 P O BOX 623
                                                        CUST. TOTAL         1,695                                         1,695.31
90049     DEUTSCH CO             700 S           CA     BANNING            $1,306                                        $1,306.40
                                 HATHAWAY
                                                        CUST. TOTAL         1,306                                         1,306.40

JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 38


S.C.
CUST#     CUSTOMER               ADDRESS         ST.    CITY              0-TO-30   31-TO-60    61-TO-90   OVER-90   TOTAL BAL-DUE
-----     --------               -------         ---    ----              -------   --------    --------   -------   -------------
08716     DEXTER CORPORATION     EAST WATER      IL     WAUKEGAN             $681                                          $681.75
                                 STREET
70571     DEXTER CORPORATION     1205 AVE H      TX     GRAND PRAIRIE                                         $875         $875.00
                                 EAST
                                                        CUST. TOTAL           681                              875        1,556.75
87436     DEXTER ELECTRONIC      15051 E DON     CA     CITY OF              $683                                          $683.60
          MATERI                 JULIAN ROAD            INDUST
                                                        CUST. TOTAL           683                                           683.60
58691     DEXTRAN PRODUCTS       421 COMSTOCK    ON     SCARBOROUGH                                            $64-         $64.20-
                                 ROAD
                                                        CUST. TOTAL                                             64-          64.20-
77658     DIAL CORPORATION       JC DRIVE        PA     WEST               $1,927       $997                             $2,925.00
                                 VALMONT IND            HAZLETON
                                 PAR
                                                        CUST. TOTAL         1,927        997                              2,925.00
68163     DICEY MILLS INC        NEISLER         NC     SHELBY                                                 $50          $50.00
                                 STREET
                                                        CUST. TOTAL                                             50           50.00
02224     DICKLER CHEMICAL INC   4201            PA     PHILADELPHIA                                           $55          $55.00
                                 TORRESDALE
                                 AVENUE
                                                        CUST. TOTAL                                             55           55.00
90144     DIRECTORM DFAS         ATTN:           IN     INDIANAPOLIS       $6,742                                        $6,742.00
          INDIANAPOL              DFAS-IN-T
                                                        CUST. TOTAL         6,742                                         6,742.00
68258     DISPOSAL SYSTEMS INC   P O BOX 1914    TX     DEER PARK                                             $955         $955.96
                                                        CUST. TOTAL                                            955          955.96
23240     DISTILLATION PRODUCTS  P O BOX 1910    NY     ROCHESTER             $55                                           $55.00
          IN
                                                        CUST. TOTAL            55                                            55.00
90320     DIVERSEY CORPORATION   1846            GA     TUCKER                                                $475         $475.00
                                 MONTREAL
                                 RD/BOX 45
07627     DIVERSEY CORPORATION   1532 BIDDLE     MI     WYANDOTTE            $412                           $1,237       $1,650.00
                                 AVENUE
                                                        CUST. TOTAL           412                            1,712        2,125.00
85771     DIVERSEY FABRILIFE     C/O CAMCO       CA     CITY OF               $27                                           $27.50
          CORP                   CHEMICAL               INDUST
                                                        CUST. TOTAL            27                                            27.50
86621     DIVERSIFIED CHEMICAL   2131 PLEASANT   GA     DULUTH                                              $8,210       $8,210.00
          PRO                    HILL RD
89178     DIVERSIFIED CHEMICAL   361 INDUSTRIAL  GA     LAWRENCEVILLE                                $68                    $68.75
          PRO                    PARK DR
                                                        CUST. TOTAL                                   68     8,210        8,278.75
83423     DIVEX                  123 LAWAND      SC     COLUMBIA                                           $21,319      $21,319.00
                                 DR
                                                        CUST. TOTAL                                         21,319       21,319.00
67209     DIXIANA MILL           P O BOX 1248    SC     DILLON                                                 $45          $45.00
                                                        CUST. TOTAL                                             45           45.00
55868     DOBER CHEMICAL CORP    14461 S         IL     MIDLOTHIAN                       $27                                $27.50
                                 WAVERLY AVE
                                                        CUST. TOTAL                       27                                 27.50
23500     DOCK RESINS CORP       1512 W          NJ     LINDEN                $27       $137                               $165.00
                                 ELIZABETH AVE
                                                        CUST. TOTAL            27        137                                165.00
23790     DOFASCO INC            1330            ON     HAMILTON              162     $1,393         $42      $890       $2,488.72
                                 BURLINGTON
                                 STREET
                                                        CUST. TOTAL           162      1,393          42       890        2,488.72

JOB-RCPMO5   FNR   5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 39


S.C.
CUST#     CUSTOMER               ADDRESS         ST.    CITY              0-TO-30   31-TO-60    61-TO-90   OVER-90   TOTAL BAL-DUE
-----     --------               -------         ---    ----              -------   --------    --------   -------   -------------
88599     DOMFER METALS          6090 NEWMAN     PQ     LA SALLE                         $64                                $64.20
                                                        CUST. TOTAL                       64                                 64.20
04594     DOMINION COLOR         455 FINLEY      ON     AJAX               $1,324                                        $1,324.66
          COMPANY                AVENUE
                                                        CUST. TOTAL         1,324                                         1,324.66
01972     DOMINION FOAM          8785 BOUL       PQ     MONTREAL                                  $2,977                 $2,977.50
          CORPORATIO             LANGELLIER
                                 BLV
                                                        CUST. TOTAL                                2,977                  2,977.50
11953     DOMINO SUGAR           P O BOX 838     MD     BALTIMORE                        $55                   $2,608    $2,663.48
          CORPORATION
03430     DOMINO SUGAR           49 SOUTH 2ND ST NY     BROOKLYN                                                  $82       $82.50
          CORPORATION
68503     DOMINO SUGAR           1114 6TH        NY     NEW YORK             $247                              $1,990    $2,238.00
          CORPORATION            AVENUE FLOOR
                                 24
                                                        CUST. TOTAL           247         55                    4,681     4,983.98
81755     DOMTAR GYPSUM          1101 S FRONT    NJ     CAMDEN                $55                                           $55.00
                                 STREET
                                                        CUST. TOTAL            55                                            55.00
83704     DORAN TEXTILES INC     C/O J & C       NC     SHELBY               $459                   $459-                     $.00
                                 DYEING CORP
                                                        CUST. TOTAL           459                    459-                      .00
10365     DOUBLE EAGLE STEEL     3000 MILLER     MI     DEARBORN           $8,802     $2,388      $1,333       $1,761   $14,285.70
          CTG C                  ROAD
                                                        CUST. TOTAL         8,802      2,388       1,333        1,761    14,285.70
65478     DOUBLE ENVELOPE CO     7702            VA     ROANOKE                                                   $55       $55.00
                                 PLANTATION
                                 ROAD
                                                        CUST. TOTAL                                                55        55.00
85233     DOVE AVIATION INC      650 DANBURY     CT     DANBURY                       $2,191                             $2,191.00
                                 ROAD
85232     DOVE AVIATION INC      650 DANBURY     CT     RIDGEFIELD                      $636      $4,091       $3,855    $8,582.10
                                 ROAD
                                                        CUST. TOTAL                    2,827       4,091        3,855    10,773.10
04383     DOW CHEMICAL CANADA    4445 MARIE      PQ     VARENNES                        $152                               $152.00
                                 VICTORIAN
86408     DOW CHEMICAL CANADA    C/O VAN         MB     WINNIPEG              $90                                           $90.00
          INC                    WATERS &
                                 ROGERS
66788     DOW CHEMICAL CANADA    C/O BOISE       ON     FORT FRANCES                     $45                                $45.00
          INC                    CASCADE
                                 CANADA
23960     DOW CHEMICAL CANADA    P O BOX         ON     SARNIA            $85,748    $48,311         $21               $134,081.06
          INC                    3030/SOUTH
                                 VIDAL
64081     DOW CHEMICAL CANADA    P O BOX         ON     SARNIA             $7,487       $507      $4,243                $12,238.73
          INC                    3030/SOUTH
                                 VIDAL
72210     DOW CHEMICAL CANADA    67 GREEN LANE   ON     THORNHILL             $27                              $1,379    $1,407.38
          INC                    WESTSIDE
                                                        CUST. TOTAL        93,353     49,015       4,265        1,379   148,014.17
11679     DOW CHEMICAL                           CA     PITTSBURG             $60                              $1,931    $1,991.52
          COMPANY
23320     DOW CHEMICAL           ALLYNS POINT    CT     GALES FERRY        $1,460     $4,479                             $5,939.04
          COMPANY                DIVISION
27705     DOW CHEMICAL           1466 PROSSER    GA     DALTON             $8,289       $240                             $8,529.38
          COMPANY                DRIVE, SE
09195     DOW CHEMICAL           P O BOX 368     IL     JOLIET               $270       $405         $45                   $720.00
          COMPANY
65107     DOW CHEMICAL           P O BOX 150     LA     PLAQUEMINE           $130                                          $130.00
          COMPANY

69669     DOW CHEMICAL           P O BOX 500     LA     PLAQUEMINE         $6,485        $45      $2,914       $1,936   $11,380.82
          COMPANY
11904     DOW CHEMICAL           SOUTH           MI     LUDINGTON            $485                                          $485.00
          COMPANY                MADISON
                                 STREET
24000     DOW CHEMICAL           P O BOX 2559    MI     MIDLAND           $57,953    $11,089      $2,590         $673-  $70,960.38
          COMPANY
79935     DOW CHEMICAL           P O BOX 1726    MI     MIDLAND                                                  $120-     $120.00-
          COMPANY
83413     DOW CHEMICAL           2020 BLDG       MI     MIDLAND           $17,746                                       $17,746.00
          COMPANY
83890     DOW CHEMICAL           P O BOX 1726    MI     MIDLAND           $12,455    $12,939                   $9,315   $34,709.88
          COMPANY
89563     DOW CHEMICAL           1000            NJ     MOUNT                                       $675                   $675.00
          COMPANY                MIDLANTIC              LAUREL
                                 DRIVE
51018     DOW CHEMICAL           1400 NORTON     OH     COLUMBUS           $2,855     $1,270      $1,315                 $5,440.00
          COMPANY                ROAD
24250     DOW CHEMICAL           P O DRAWER K    TX     FREEPORT          $49,107     $3,400                      $90   $52,597.29
          COMPANY

JOB-RCPMO5   FNR  5/02/93      CO-CODE: O  A G E D    A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93   PAGE # 40

S.C. CUST # C U S T O M E R          A D D R E S S          ST.  C I T Y     0-TO-30  31-TO-60  61-TO-90 OVER-90  TOTAL BAL-DUE

24300 DOW CHEMICAL COMPANY      2301 BRAZOS PORT BLVD        TX FREEPORT        $11,893        $45     $402   $1,333     $13,673.54
24470 DOW CHEMICAL COMPANY      INBOUND ACCOUNTS PAYABLE     TX FREEPORT        $93,683     $7,888  $11,196   $2,309    $115,077.52
85838 DOW CHEMICAL COMPANY                                   TX LAREDO             $560                                     $560.00
                                                           CUST. TOTAL.....     263,432     41,802   19,138   16,121     340,495.37

83615 DOW CHEMICAL USA          P O BOX 182390               OH COLUMBUS     $1,176,277   $100,453  $14,337   $2,085  $1,293,154.28
87784 DOW CHEMICAL USA          P O BOX 182390               OH COLUMBUS        $47,806     $8,596   $1,796     $490     $58,690.02
                                                           CUST. TOTAL        1,224,083    109,049   16,134    2,576   1,351,844.30

86251 DOW CORNING CORP./ INTRA  INTERNATIONAL BILLING ON     MI BURTON, GE                    $550                          $550.00
                                                           CUST. TOTAL.....                    550                           550.00

00299 DOW CORNING CORPORATION   750 HOGENVILLE ROAD          KY ELIZABETHTOWN    $1,523                                   $1,523.20
24490 DOW CORNING CORPORATION   P O BOX 195000               MI BURTON          $15,518    $12,168   $8,712-             $18,975.12
28115 DOW CORNING CORPORATION   1635 NORTH GLEANER RD        MI HEMLOCK            $522                                     $522.00
56578 DOW CORNING CORPORATION   12334 GEDDES ROAD            MI HEMLOCK          $5,052                                   $5,052.13
24410 DOW CORNING CORPORATION   P O BOX 0998                 MI MIDLAND         $10,790                $165     $277     $11,233.10
23740 DOW CORNING CORPORATION   2914 PATERSON ST             NC GREENSBORO       $4,390                                   $4,390.13
                                                           CUST. TOTAL.....      37,796     12,168    8,547-     277      41,695.68

81047 DOW ELANCO                KRISTINE JOST                IN INDIANAPOLIS                                     $55-        $55.00-
                                                           CUST. TOTAL.....                                       55-         55.00-

58216 DOW INTERNATIONAL/DOMEST  INTERNATIONAL BILLING ON     TX LAKE JACKSON                $5,490     $600   $5,594     $11,684.00
                                                           CUST. TOTAL.....                  5,490      600    5,594      11,684.00

90156 DOW NORTH AMERICA         2040 DOW CENTER              MI MIDLAND          $2,075                                   $2,075.32
                                                           CUST. TOTAL.....       2,075                                    2,075.32

86269 DOW USA                   P O BOX 2084                 MI MIDLAND          $8,971       $800     $325   $2,277     $12,373.70
                                                           CUST. TOTAL.....       8,971        800      325    2,277      12,373.70

05673 DOW USA EASTERN DIVISION  P O BOX 182390               OH COLUMBUS            $45                                      $45.00
                                                           CUST. TOTAL.....          45                                      $45.00

83418 DOW USA LOUISIANA DIVISI  P O BOX 182390               OH COLUMBUS                                        $140-       $140.00-
                                                           CUST. TOTAL.....                                      140-        140.00-

83607 DOW USA MICHIGAN DIVISIO  P O BOX 182390               OH COLUMBUS                                        $142-       $142.60-
                                                           CUST. TOTAL.....                                      142-        142.60-

77331 DOWBRANDS INC             P O BOX 68511                IN INDIANAPOLIS     $6,313                          $58      $6,372.66
                                                           CUST. TOTAL.....       6,313                           58       6,372.66

82283 DOWELANCO                 934 BLOG                     MI MIDLAND                       $225                          $225.00
                                                           CUST. TOTAL.....                    225                           225.00

86164 DOWELANCO/MICHIGAN DIVIS  P O BOX 182390               OH COLUMBUS        $46,591     $8,873                       $55,464.88
                                                           CUST. TOTAL.....      46,591      8,873                        55,464.88

54303 DOWELL SCHLUMBERGER INC   US 131 & THOMAS ROAD         MI KALKASKA                                      $3,535-     $3,535.75-
26271 DOWELL SCHLUMBERGER INC   6717 SOUTH 61ST WEST AVE     OK TULSA            $3,677                         $282      $3,960.10

JOB-RCPMO5   FNR  5/02/93      CO-CODE: O  A G E D    A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93   PAGE # 41

S.C. CUST # C U S T O M E R          A D D R E S S          ST.  C I T Y     0-TO-30  31-TO-60  61-TO-90 OVER-90  TOTAL BAL-DUE

61231 FLUID PACKAGING CO        800 AIRPORT RD               NJ  LAKEWOOD          $220       $137     $522     $962      $1,842.50
                                                           CUST. TOTAL......        220        137      522      962       1,842.50

  83426 DOWELL SCHLUMBERGER INC  5155 W CARDINAL DR           TX BEAUMONT                                        $60        $60.00
  82930 DOWELL SCHLUMBERGER INC  801 STANDARD STREET          TX LONGVIEW                                       $160       $160.00
                                                           CUST. TOTAL.....      3,677                         3,033-       644.35

  55205 DOWN RIVER               3271 FRANKLINTON RD          GA MACON                      $805                           $805.00
                                                           CUST. TOTAL.....                  805                            805.00

  12054 DREW CHEMICAL COMPANY    ONE DREW CHEMICAL PLAZA      NJ BOONTON          $603                        $4,928     $5,531.80
                                                           CUST. TOTAL.....        603                         4,928      5,531.80

  01569 DREXEL CHEMICAL COMPANY                               MS TUNICA         $3,865                                   $3,865.40
  15300 DREXEL CHEMICAL COMPANY  P O BOX 9306                 TN MEMPHIS        $1,441       $40                $634     $2,115.80
                                                           CUST. TOTAL.....      5,306        40                 634      5,981.20

  54082 DRYDEN OIL COMPANY       692 MILLBURY STREET          MA WORCESTER      $2,081                          $140     $2,221.76
                                                           CUST. TOTAL.....      2,081                           140      2,221.76

  24476 DSM CHEMICALS            1 COLUMBIA NITROGEN ROAD     GA AUGUSTA                    $790                           $790.00
                                                           CUST. TOTAL.....                  790                            790.00

  24500 DUBOIS CHEMICALS INC     3630 EAST KEMPER ROAD        OH SHARONVILLE                 $55                 $55       $110.00
                                                           CUST. TOTAL.....                   55                  55        110.00

  59629 DUBROOK                  P O BOX 220746               VA CHANTILLY                                    $1,096     $1,096.00
                                                           CUST. TOTAL.....                                    1,096      1,096.00

  78845 DUCK BACK PRODUCTS       P O BOX 980                  CA CHICO          $3,186                                   $3,186.25
  78852 DUCK BACK PRODUCTS       2644 HEGAN LANE              CA CHICO          $6,572                                   $6,572.50
                                                           CUST. TOTAL.....      9,758                                    9,758.75

C 87203 DUNCOR ENTERPRISES INC   75 JAMES STREET              ON BARRIS                                       $7,294     $7,294.94
                                                           CUST. TOTAL.....                                    7,294      7,294.94

  12140 DUPONT OF CANADA LTD     ST CLAIRE RIVERSITE          ON CORUNNA        $1,548    $1,803     $321                $3,672.97
  00469 DUPONT OF CANADA LTD     P O BOX 2200 STREETSVILL     ON MISSISSIPPI  $220,549   $38,108  $12,334    $17,350   $288,342.73
                                                           CUST. TOTAL.....    222,098    39,911   12,655     17,350    292,015.70

  28685 DURAL PRODUCTS           555 MARSHALL AVENUE          PQ DORVAL                                                       $.00
                                                           CUST. TOTAL.....                                                   $.00

  09281 DURON PAINT INC          10406 TUCKER STREET          MD BELTSVILLE                                     $125       $125.00
                                                           CUST. TOTAL.....                                      125        125.00

  80110 DUTCH CHEMICALS          44 CLAYSON ROAD              ON WESTON            $27                                      $27.50
                                                           CUST. TOTAL.....         27                                      $27.50

  06205 DYNA TECH ADHESIVES INC  COUNTRY CLUB ROAD            WV CRAFTON       $27,264                          $156    $27,420.20
                                                           CUST. TOTAL.....     27,264                           156     27,420.20

  76753 DYNAGEN INC              2000 E POOL RD               TX ODESSA            $50                           $50-         $.00
                                                           CUST. TOTAL.....         50                            50-         $.00

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 42

S.C.CUST#  C U S T 0 M E R          A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE
74053    E DAVIS                    7 TURNER PLACE            NJ  PISCATAWAY                                     $55         $55.00
                                                             CUST. TOTAL ....                                     55          55.00

61583    E F HOUGHTON & COMPANY     P 0 BOX 67                MO  SAINT LOUIS     $2,568                        $646      $3,214.81
10753    E F HOUGHTON & COMPANY     MADISON & VAN BUREN AVES  PA  VALLEY FORGE      $412      $330            $5,433      $6,176.14
                                                             CUST. TOTAL ....      2,981       330             6,079       9,390.95

08056    E I DUPONT                 P O BOX 525               AL  AXIS                                          $540        $540.00
55075    E I DUPONT                 P O BOX 8964              DE  WILMINGTON    $306,943  $172,324  $51,685  $12,226    $543,200.09
56579    E I DUPONT                 1007 MARKET STREET        DE  WILMINGTON     $15,097                                 $15,097.50
66073    E I DUPONT                 1007 MARKET STREET        DE  WILMINGTON                $1,000   $2,000   $4,000      $7,000.00
85286    E I DUPONT                 INTERNATIONAL BILLING ON  DE  DEWILMINGTON    $1,303       $88   $4,495               $5,886.50
85859    E I DUPONT                 1007 MARKET STREET        DE  WILMINGTON     $13,520   $14,560                       $28,080.00
25030    E I DUPONT                 HC 66-400 HARRIS RD       KY  WURTLAND                     $65                           $65.00
55447    E I DUPONT                                           MI  MOUNT CLEMENS     $100                                    $100.00
12340    E I DUPONT                 CHAMBERS WORKS            NJ  DEEPWATER       $2,354      $709      $55               $3,118.50
26080    E I DUPONT                 NORTH REPAUND AVE         NJ  GIBBSTOWN                            $302     $896      $1,198.00
07731    E I DUPONT                                           OH  MIAMI FORT                  $388                          $388.50
05002    E I DUPONT                 EMIG & BUSSER ROADS       PA  EMIGSVILLE         $27                                     $27.50
63426    E I DUPONT                 P 0 BOX 286/ACCTS PAYABL  TX  BEAUMONT        $1,899    $1,886                        $3,785.16
25240    E I DUPONT                 P O BOX 635*              WV  BELLE                                       $3,366      $3,366.00
14493    E I DUPONT             FMI P O BOX 8964              DE  WILMINGTON   $1706,939  $460,926   $4,178  $16,669  $2,188,715.09
                                                             CUST. TOTAL ....  2,048,184   651,948   62,715   37,798   2,800,647.94

72709    E N S R OPERATIONS         1700 GATEWAY BLVD         OH  CANTON                                      $2,423      $2,423.00
                                                             CUST. TOTAL ....                                  2,423       2,423.00

54117    E R CARPENTER COMPANY IN   2611 N GENERAL BRUCE DRI  TX  TEMPLE                                         $27-        $27.50-
                                                             CUST. TOTAL ....                                     27-         27.50-

20954    EASTECH CHEMICAL INC       5700 TACONY STREET        PA  PHILADELPHIA      $831             $2.388     $200      $3,419.00
                                                             CUST. TOTAL ....        831              2,388      200       3,419.00

79581    EASTERN CONSOLIDATED UTI   7785 SPRING CREEK RD      PA  MACUNGIE                                    $2,080      $2,080.60
                                                             CUST. TOTAL ....                                  2,080       2,080.60

89287    EASTMAN CHEMICAL           P 0 BOX 219               TX  CONROE                                        $220        $220.00
                                                             CUST. TOTAL ....                                    220         220.00

60638    EASTMAN CHEMICAL COMPANY   P 0 BOX 1990/157 E MAIN   TN  KINGSPORT       $5,715      $260              $677      $6,652.50
81470    EASTMAN CHEMICAL COMPANY   P 0 BOX 511               TN  KINGSPORT      $20,595                      $1,030     $21,625.77
                                                             CUST. TOTAL ....     26,310       260             1,707      28,278.27

25910    EASTMAN KODAK COMPANY      P 0 BOX 92704             NY  ROCHESTER      $29,681                                 $29,681.45
                                                             CUST. TOTAL ....     29,681                                  29,681.45

6ll82    ECCLESTONE INDUSTRIAL CH   21701 HOOVER RD           MI  WARREN            $753                        $140        $893.00
                                                             CUST. TOTAL ....        753                         140         893.00

74611    ECHOLAB INC                255 BLAIR RD              NJ  AVENEL                                        $516        $516.50
                                                             CUST. TOTAL ....                                    516         516.50

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 43

S.C.CUST#  C U S T 0 M E R          A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE
75645    ECOLAB INC                 5075 TOMKEN AVENUE        ON  MISSISSAUGA                                    $4,827    $4,827.84
                                                             CUST. TOTAL .......                                  4,827     4,827.84

88059    ECOLOCHEM INC              73 RUMSEY ROAD            CT  EAST HARTFORD               $157                           $157.56
                                                             CUST. TOTAL .......               157                            157.56

29875    ECONOMICS LABORATORY INC   255 BLAIR ROAD            NJ  AVENEL             $82                                      $82.50
29885    ECONOMICS LABORATORY INC   2305 SHERWIN STREET       TX  GARLAND            $27                                      $27.50
                                                             CUST. TOTAL .......     110                                      110.00

57079    EDDIE MERCER INC           LINGANORE RD              MO  FREDERICK         $150                                     $150.00
                                                             CUST. TOTAL .......     150                                      150.00

60540    EDWARDS HIGH VACUUM        2175 MILITARY ROAD        NY  TONAWANDA       $1,285                                   $1,285.00
                                                             CUST. TOTAL .......   1,285                                    1,285.00

86161    EKA NOBEL INC              2622 NASHVILLE FERRY RD   MS  COLUMBUS        $9,419                                   $9,419.00
89894    EKA NOBEL INC              69 SOUTH                  MS  COLUMBUS        $4,774                                   $4,774.00
                                                             CUST. TOTAL .......  14,193                                   14,193.00

70153    EL PASO REFINING           P 0 BOX 9579              TX  EL PASO                                          $140      $140.00
                                                             CUST. TOTAL .......                                    140       140.00

13140    ELF ATOCHEM                HIGHWAY 43 NORTH          AL  AXIS              $467      $110                 $433    $1,011.25
51650    ELF ATOCHEM                2316 HIGHLAND AVENUE      KY  CARROLLTON     $21,135    $5,324                 $144   $26,603.85
82103    ELF ATOCHEM                17168 WEST JEFFERSON      MI  RIVERVIEW       $3,003                                   $3,003.75
89035    ELF ATOCHEM                17168 WEST JEFFERSON AVE  MI  RIVERVIEW                 $3,585                         $3,585.42
75485    ELF ATOCHEM                P 0 BOX 2287              NJ  RAHWAY         $10,807    $1,333               $1,502   $13,642.00
86400    ELF ATOCHEM                P 0 BOX 188               NY  GENESEO         $3,626                           $380    $4,006.50
23058    ELF ATOCHEM                421 LONDEN ROAD           OH  DELAWARE        $4,589                                   $4,589.31
58913    ELF ATOCHEM                700 3RD LINE              ON  OAKVILLE          $364      $498     $1,590              $2,452.00
26312    ELF ATOCHEM                THREE PARKWAY             PA  PHILADELPHIA   $77,038   $47,680    $19,644   $27,519  $171,882.41
62400    ELF ATOCHEM                THREE PARKWAY             PA  PHILADELPHIA    $3,531      $190     $1,195       $95    $5,011.00
74194    ELF ATOCHEM                THREE PARKWAY             PA  PHILADELPHIA   $41,719    $3,261               $1,680   $46,661.60
74198    ELF ATOCHEM                THREE PARKWAY             PA  PHILADELPHIA              $5,656                 $485    $6,141.88
74672    ELF ATOCHEM                THREE PARKWAY             PA  PHILADELPHIA              $2,608                 $858    $3,466.50
78678    ELF ATOCHEM                THREE PARKWAY             PA  PHILADELPHIA   $24,010    $8,511       $620    $1,030-  $32,111.30
78896    ELF ATOCHEM                THREE PARKWAY             PA  PHILADELPHIA    $1,536                 $560      $650    $2,746.70
80328    ELF ATOCHEM                THREE PARKWAY             PA  PHILADELPHIA    $1,375               $1,382      $182    $2,939.50
81660    ELF ATOCHEM                THREE PARKWAY             PA  PHILADELPHIA   $19,439                                  $19,439.20
89149    ELF ATOCHEM                3 PARKWAY PLAZA           PA  PHILADELPHIA              $3,438               $1,139    $4,577.90
04633    ELF ATOCHEM                P 0 BOX 1427              TX  BEAUMONT                                       $1,400    $1,400.00
00155    ELF ATOCHEM                2231 HADEN R0AD           TX  HOUSTON         $5,094      $420                 $163    $5,677.50
                                                             CUST. TOTAL ....... 217,737    82,616     24,991    35,603   360,949.57

81674    ELI LILLY & COMPANY INC    P 0 BOX 818019            OH  CLEVELAND         $852                                     $852.50
                                                             CUST. TOTAL .......     852                                      852.50

06583    ELIZABETHTOWN WATER CO     P 0 BOX 102               NJ  BOUND BROOK                                       $26       $26.00
                                                             CUST. TOTAL .......                                     26        26.00

05049    ELKEM METALS COMPANY       P 0 BOX 266               PA  PITTSBURGH                                     $1,475    $1,475.00
                                                             CUST. TOTAL .......                                  1,475     1,475.00

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 44

S.C.CUST#  C U S T 0 M E R          A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE
90041    ELLIOTT BROTHERS STEEL C   STATE ROUTE 168           PA  NEW CASTLE     $2,302                                    $2,302.40
                                                             CUST. TOTAL .......  2,302                                     2,302.40

89694    EMBALLAGE ST JEAN          3050 ST MICHEL            PQ  SAINT JEAN                  $64                             $64.20
                                                             CUST. TOTAL .......               64                              64.20

89151    EMERY WORLDWIDE            INDIANAPOLIS INTL AIRPOR  IN  INDIANAPOLIS                                     $45        $45.00
                                                             CUST. TOTAL .......                                    45         45.00

80551    EML ENTERPRISES            4243 NORTH RIVER ROAD     LA  PORT ALLEN                 $110                  $82       $192.50
                                                             CUST. TOTAL .......              110                   82        192.50

05839    EMPAK INCORPORATED         2759 BATTLEGROUND ROAD    TX  DEER PARK                  $110      $330     $1,090     $1,530.00
88481    EMPAK INCORPORATED         2759 BATTLEGROUND ROAD    TX  DEER PARK                                       $420       $420.00
                                                             CUST. TOTAL .......              110       330      1,510      1,950.00

50301    EMPIRE MARBLE              195 RIVER STREET          NJ  PATERSON                                         $82        $82.50
                                                             CUST. TOTAL .......                                    82         82.50

62559    EMS AMERICAN GRILON        AND CORPORATE WAY         SC  SUMTER            $75                                       $75.00
                                                             CUST. TOTAL .......     75                                        75.00

24773    ENGELHARD CORPORATION      3400 BANK STREET          KY  LOUISVILLE                  $27                             $27.50
23421    ENGELHARD CORPORATION      120 PINE STREET           OH  ELYRIA                                          $250       $250.00
                                                             CUST. TOTAL .......               27                  250        277.50

50674    ENSCO INC                  P O BOX 1957              AR  EL DORADO                                     $2,474     $2,474.00
                                                             CUST. TOTAL .......                                 2,474      2,474.00

87383    ENSI                       194 AVE L                 NJ  NEWARK                                          $130       $130.00
                                                             CUST. TOTAL .......                                   130        130.00

73171    ENSING PRODUCTS            3528 E 76TH STREET        OH  CLEVELAND                                       $385       $385.00
                                                             CUST. TOTAL .......                                   385        385.00

84737    ENSOLITE INC               312 N HILL STREET         IN  MISHAWAKA                  $110                            $110.00
                                                             CUST. TOTAL .......              110                             110.00

82429    ENTROPEX                   1390 LOUGAR               ON  SARNIA                               $659                  $659.66
                                                             CUST. TOTAL .......                        659                   659.66

87498    ENVIRODYNE CORPORATION     %K L S LOGISTICS SUITE 3  CA  PLEASANTON                 $308               $9,840    $10,148.30
                                                             CUST. TOTAL .......              308                9,840     10,148.30

76869    ENVIRODYNE SYSTEMS         2840 A HOWE ROAD          CA  MARTINEZ                   $192                            $192.50
                                                             CUST. TOTAL .......              192                             192.50

88902    ENVIRONMENTAL PRODS & SE   5140 PAXTON ST            PA  HARRISBURG                                    $4,680     $4,680.00
                                                             CUST. TOTAL .......                                 4,680      4,680.00

84884    ENVIRONMENTAL PRODUCTS &   P O BOX 676               NY  BUFFALO                                       $3,750     $3,750.00
                                                             CUST. TOTAL .......                                 3,750      3,750.00

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 45

S.C.CUST#  C U S T 0 M E R          A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE
89482     ENVIRONMENTAL WASTE CONT  27140 PRINCETON AVE       MI  INKSTER            $48      $168                           $216.00
                                                             CUST. TOTAL .......      48       168                            216.00

89525     ERGON REFINING INC        P O BOX 309               MS  VICKSBURG       $2,162                                   $2,162.60
                                                             CUST. TOTAL .......   2,162                                    2,162.60

75320     ERIE COKE CORPORATION     BOX 6180                  PA  ERIE                        $137             $1,862      $2,000.00
                                                             CUST. TOTAL .......               137              1,862       2,000.00

64693     ERVIN KAHLER IND          225 SOUTH MAPLE STREET    IL  MORTON                                         $160        $160.00
                                                             CUST. TOTAL .......                                  160         160.00

74828     ESSEX GROUP               US 30 WEST & 600 EAST     IN  COLUMBIA CITY     $137                $27                  $165.00
                                                             CUST. TOTAL .......     137                 27                   165.00

82238     ESSEX SPECIALTY COMPANY   1135 BROAD STREET         NJ  CLIFTON         $9,211                                   $9.211.00
                                                             CUST. TOTAL .......   9,211                                    9,211.00

06964     ESSO CHEMICAL CANADA      P O BOX 3033              ON  SARNIA            $119                                     $119.50
54461     ESSO CHEMICAL CANADA      4711 YONGE STREET         ON  TORONTO         $8,469                       $2,027     $10,496.64
                                                             CUST. TOTAL .......   8,588                        2,027      10,616.14

63293     ESSO PETROLEUM CANADA     CRISTINA ST/P O BOX 3022  ON  SARNIA          $2,805                                   $2,805.60
55563     ESSO PETROLEUM CANADA     55 ST CLAIR AVE WEST      ON  TORONTO                   $2,898             $5,869      $8,767.68
                                                             CUST. TOTAL .......   2,805     2,898              5,869      11,573.28

15675     ESSROC MATERIALS INC      P O BOX D                 MO  FREDERICK                                    $1,843      $1,843.79
56330     ESSROC MATERIALS INC      P O BOX 32                PA  NAZARETH       $12,671                       $1,747     $14,418.87
                                                             CUST. TOTAL .......  12,671                        3,591      16,262.66

87931     ETHICHEM CORP             TECHNICAL OIL PRODUCT     PA  EASTON             $82                                      $82.50
                                                             CUST. TOTAL .......      82                                       82.50

06586     ETHYL CANADA INC          220 ST CLAIR PARKWAY      ON  CORUNNA           $162    $5,347                         $5,509.90
                                                             CUST. TOTAL .......     162     5,347                          5,509.90

17157     ETHYL CORPORATION         P O BOX 1890              AR  MAGNOLIA        $4,632       $41               $232      $4,905.25
09091     ETHYL CORPORATION         451 FLORIDA BLVD          LA  BATON ROUGE        $96       $40                $82        $218.75
88429     ETHYL CORPORATION         451 FLORIDA BLVD          LA  BATON ROUGE        $27                                      $27.50
06291     ETHYL CORPORATION         P O BOX 67                MO  SAINT LOUIS    $54,187   $12,623       $93-    $658     $67,376.11
28470     ETHYL CORPORATION         VENDOR 17169-139 BOX 102  SC  ORANGEBURG      $4.418      $930                         $5,348.75
28480     ETHYL CORPORATION         P O BOX 472               TX  PASADENA       $32,199    $4,248      $955     $499     $37,902.35
87530     ETHYL CORPORATION         330 SOUTH 4TH ST          VA  RICHMOND       $13,187                                  $13,187.85
                                                             CUST. TOTAL ....... 108,749    17,883       861    1,472     128,966.56

29955     ETHYL PETROLEUM ADDITIVE  ATT: KATRICE FAULKNER     IL  SAUGET          $8,330    $5,911               $295     $14,536.75
26600     ETHYL PETROLEUM ADDITIVE  20 SOUTH 4TH STREET       MO  SAINT LOUIS                                  $1,877      $1,877.66
67769     ETHYL PETROLEUM ADDITIVE  20 S 4TH STREET           MO  SAINT LOUIS                                  $1,870      $1,870.00
88788     ETHYL PETROLEUM ADDITIVE  P O BOX 67                MO  SAINT LOUIS    $10,464    $3,838                        $14,302.84
                                                             CUST. TOTAL .......  18,794     9,750              4,042      32,587.25

53449     EUCLID CHEMICAL COMPANY   BLDG 25B-SUITE 4C         NJ  E BRUNSWICK       $860                                     $860.14
                                                             CUST. TOTAL .......     860                                      860.14

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 46

S.C.CUST#  C U S T 0 M E R         A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE
79079    EURO GULF INC             % CARE SHIPPING INC        TX  HOUSTON                                      $2,770    $2,770.04
                                                            CUST. TOTAL .......                                 2,770     2,770.04

75435    EVANS ADHESIVES CORP      925 OLD HENDERSON RD      OH  COLUMBUS           $80                                     $80.00
                                                            CUST. TOTAL .......      80                                      80.00

10074    EVANS CHEMETICS           DIV OF HAMPSHIRE CHEMICA  NY  WATERLOO           $27                $110                $137.50
28530    EVANS CHEMETICS           DIV OF HAMPSHIRE CHEMICA  NY  WATERLOO        $4,628                                  $4,628.59
                                                            CUST. TOTAL .......   4,656                 110               4,766.09

11171    EVANS COOPERAGE CO INC    1255 PETERS RD            LA  HARVEY             $41-                                    $41.25-
16945    EVANS COOPERAGE CO INC    10521 SHELDON ROAD        TX  HOUSTON                                       $2,145    $2,145.00
                                                            CUST. TOTAL .......      41-                        2,145     2,103.75

04957    EVERETT V MOSER           2222-B OLD NATIONAL PIKE  MO  MIDDLETOWN                                      $131-     $131.84-
                                                            CUST. TOTAL .......                                   131-      131.84-

75527    EVERGREEN OIL CO          6880 SMITH AVENUE         CA  NEWARK            $693                           $42      $735.00
                                                            CUST. TOTAL .......     693                            42       735.00

65613    EXCEL OF TENNESSEE INC    2200 HELTON DR            TN  LAWRENCEBURG       $82                                     $82.50
                                                            CUST. TOTAL .......      82                                      82.50

87102    EXCEL TSD INC             552 RIVERGATE ROAD        TN  MEMPHIS         $7,867    $11,025     $396    $3,825   $23,113.32
                                                            CUST. TOTAL .......   7,867     11,025      396     3,825    23,113.32

86669    EXPERT FREIGHT INC OF GA  2440 SANDY PLAINS RD      GA  MARIETTA                                      $1,768    $1,768.22
                                                            CUST. TOTAL .......                                 1,768     1,768.22

89661    EXPRESS CONTAINER SERVIC  809 CHATAGUA              VA  PORTSMOUTH                   $211                         $211.50
                                                            CUST. TOTAL .......                211                          211.50

01309    EXXON CHEMICAL AMERICAS   4999 SCENIC HWY*          LA  BATON ROUGE     $4,160       $345   $1,123      $322    $5,951.50
27990    EXXON CHEMICAL AMERICAS   P O BOX 216               NJ  LINDEN          $9,174    $17,883                      $27,058.00
27620    EXXON CHEMICAL AMERICAS   P O BOX 4004*             TX  BAYTOWN           $136       $948                       $1,084.00
10101    EXXON CHEMICAL AMERICAS   P O BOX 4259              TX  HOUSTON         $1,602       $137             $2,405    $4,146.26
27890    EXXON CHEMICAL AMERICAS   P O BOX 4259              TX  HOUSTON         $1,593     $2,340     $334    $2,030-   $2,237.30
75564    EXXON CHEMICAL AMERICAS   P O BOX 4321              TX  HOUSTON                                         $534      $534.00
80405    EXXON CHEMICAL AMERICAS   P O BOX 4259              TX  HOUSTON                                         $220      $220.00
57483    EXXON CHEMICAL AMERICAS   13330 HATCHERVILLE RD     TX  MONT BELVIEU   $13,393                                 $13,393.86
                                                            CUST. TOTAL .......  30,060     21,654    1,457     1,451    54,624.92

84361    EXXON CHEMICAL COMPANY    P O BOX 23                NJ  LINDEN          $3,000     $3,000                       $6,000.00
78839    EXXON CHEMICAL COMPANY    C/O CASS LOGISTICS        OH  COLUMBUS        $4,626              $1,598      $159-   $6,064.68
31440    EXXON CHEMICAL COMPANY    8230 STEDMAN ST           TX  HOUSTON         $2,186       $960     $908      $960    $4,615.15
                                                            CUST. TOTAL .......   9,813      3,960    2,406       500    16,679.83

20176    EXXON CHEMICAL TRADING I  P O BOX 264               NJ  FLORHAM PARK                                     $52       $52.00
                                                            CUST. TOTAL .......                                    52        52.00

27810    EXXON COMPANY U S A       P O BOX 551               LA  BATON ROUGE     $2,243                        $1,494    $3,737.50
05676    EXXON COMPANY U S A       1 AVENUE J                NJ  BAYONNE            $67     $2,094     $247      $165    $2,574.00

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 47

S.C.CUST#  C U S T 0 M E R          A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE
15731 EXXON COMPANY U S A          1445 GREENLEAF STREET    SC   CHARLESTON                    $22                           $22.50
06450 EXXON COMPANY U S A          P 0 BOX 1981             TX   HOUSTON         $2,847                          $27      $2,875.00
55439 EXXON COMPANY U S A          P 0 BOX 4687             TX   HOUSTON                       $82    $357                  $440.00
58602 EXXON COMPANY U S A          P 0 BOX 4275             TX   HOUSTON         $8,090                       $7,009     $15,099.75
62083 EXXON COMPANY U S A          P 0 BOX 4646             TX   HOUSTON                                        $370        $370.80
72963 EXXON COMPANY U S A          P 0 BOX 2169             TX   HOUSTON         $1,085                       $1,085      $2,170,00
84967 EXXON COMPANY U S A          P 0 LOX 4695             TX   HOUSTON           $358                                     $358.00
                                                           CUST. TOTAL......     14,691      2,199     605    10,152      27,647.55

90198 EZE MANUFACTURING N W IN     1265 HENDRICKSON DRIVE   WA   KALAMA                       $532                          $532.50
                                                           CUST. TOTAL......                   532                           532.50

OVER-365-DAYS...   172,821                                  ***  A TO E ***   8,442,382  2,074,779 503,105   754,576  11,774,844.03

56169 P E COOPER LUMBER                                     PA   HOPEWELL          $944                                      $944.81
                                                           CUST. TOTAL......        944                                       944.81

16882 F M C ACG CORPORATION        P O  BOX 782             IL   AURORA          $6,322     $5,073  $2,834               $14,230.36
23391 F M C ACG CORPORATION        P 0  BOX 180             IL   WYOMING            $27                                      $27.50
30570 F M C ACG CORPORATION        P 0  BOX 1616            MD   BALTIMORE      $84,479    $48,829    $891-     $238    $132,655.25
75431 F M C ACG CORPORATION                                 MD   BALTIMORE                                      $394-       $394.28-
57800 F M C ACG CORPORATION        100 NIAGARA STREET       NY   MIDDLEPORT     $56,068     $5,565     $60    $3,667     $65,360.97
84435 F M C ACG CORPORATION        1735 MARKET STREET       PA   PHILADELPHIA   $12,494     $3,649              $192-    $15,951.40
03207 F M C ACG CORPORATION        P 0 BOX 579              WV   INSTITUTE         $992     $8,629                        $9,621.50
                                                           CUST. TOTAL......    160,384     71,746   2,003     3,318     237,452.70

23007 F M C CORPORATION            8787 ENTERPRISE DRIVE    CA   NEWARK                     $6,408              $426      $6,834.80
79274 F M C CORPORATION            P O BOX 4111             ID   POCATELLO       $1,584       $352                        $1,936.00
05210 F M C CORPORATION            440 N 9TH STREET         KS   LAWRENCE                                     $1,668      $1,668.00
30550 F M C CORPORATION            500 ROOSEVELT AVENUE     NJ   CARTERET                      $55               $30         $85.00
30450 F M C CORPORATION            RIVER RD & SAWYER AVE    NY   TONAWANDA         $275       $192              $265        $732.50
05619 F M C CORPORATION            P.O. BOX 8793            PA   PHILADELPHIA    $1,425     $2,245    $370       $20      $4,060.00
79950 F M C CORPORATION            1735 MARKET STREET       PA   PHILADELPHIA                       $1,360-               $1,360.00-
80136 F M C CORPORATION            P 0 BOX 8793             PA   PHILADELPHIA       $95       $887  $1,384       $69      $2,436.00
82984 F M C CORPORATION            P O B0X 8793             PA   PHILADELPHIA   $25,109    $11,504  $3,439    $4,520     $44,573.44
58950 F M C CORPORATION            PROCESS ADDITIVES DIV    WV   NITRO                        $302                          $302.50
30540 F M C CORPORATION            3200 MAC CORKLE AVENUE   WV   S. CHARLESTON   $3,450     $3,450  $6,450               $13,350.00
74661 F M C CORPORATION            RR STATION WESTVACO WY   WY   GREEN RIVER                                    $130-       $130.50-
                                                           CUST TOTAL......      31,938     25,396  10,283     6,869      74,487.74

08846 F M C CORPORATION / LITH     449 NORTH COX RD         NC  GASTONIA        $18,942     $2,584    $470               $21,996.48
08578 F M C CORPORATION / LITH     12000 BAY AREA BLVD      TX  PASADENA           $136               $136      $357        $629.50
                                                           CUST. TOTAL.....      19,078      2,584     606       357      22,625.98

56935 FAESY & BESTHOFF INC         143 RIVER ROAD           NJ  EDGEWATER        $1,745       $537                        $2,282.00
                                                           CUST. TOTAL....        1,745        537                         2,282.00

01533 FAR RESEARCH INC             2210 WIHELMINA COURT     FL  PALM BAY           $192                                     $192.50
                                                           CUST. TOTAL......        192                                      192.50

03501 FARLEY CHEMICAL & SOLVEN     P 0 BOX 1668             OH  AKRON               $45                                      $45.00
                                                           CUST. TOTAL......         45                                       45.00

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 48

S.C.CUST#  C U S T 0 M E R          A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE

08142 FARMLAND INDUSTRIES          P 0 BOX 7305             MO   KANSAS CITY   $1,326                                  $1,326.60
52043 FARMLAND INDUSTRIES          6300 SO WASHINGTON STREE TX   AMARILLO        $305                                    $305.00
                                                           CUST. TOTAL......    1,631                                   1,631.60

81409 FAVESA                       15 LEIGH FISHER          TX   EL PASO         $220                                    $220.00
                                                           CUST. TOTAL......      220                                     220.00

01429 FEDERAL PAPERBOARD CO        GA HWY 56 SOUTH PLT 510  GA   AUGUSTA                                        $80       $80.00
                                                           CUST. TOTAL......                                     80        80.00

77354 FERRANTI PACKARD INC         P 0 BOX 640      .       NY   GETZVILLE                 $192                          $192.50
89109 FERRANTI PACKARD INC         C/O FRANKLIN TRAFFIC SER NY   RANSOMVILLE   $4,486                                  $4,486.42
                                                           CUST. TOTAL......    4,486       192                         4,678.92

32035 FERRO CORPORATION            7050 KRICK ROAD          OH   BEDFORD      $15,772       $27    $3,399      $320   $19,519.70
                                                           CUST. TOTAL......   15,772        27     3,399       320    19,519.70

89537 FERTIZONA INC                17102 W OLIVE AVE        AZ   WADDELL                   $315                          $315.00
                                                           CUST. TOTAL......                315                           315.00

52886 FIBER-LITE CORP              P 0 BOX 8                OH   TOLEDO                    $512                          $512.00
                                                           CUST. TOTAL......                512                           512.00

05595 FIEDALE CORP                 P 0 BOX 558              GA   BALDWIN                             $450                $450.00
                                                           CUST. TOTAL......                          450                 450.00

06430 FIELDALE CORPORATION                                  GA   CORNELIA        $350                                    $350.00
                                                           CUST. TOTAL......      350                                     350.00

79639 FIELDCREST CANNON INC        P 0 BOX 1200             NC   EDEN                      $472                          $472.00
                                                           CUST. TOTAL......                472                           472.00

90034 FIL-PAK CO                   47OO HEWES AVE           MS   GULFPORT      $2,992                                  $2,992.00
                                                           CUST. TOTAL......    2,992                                   2,992.00

09009 FINA OIL & CHEMICAL CO       P 0 BOX 17651            MO   SAINT LOUIS  $22,632    $5,836    $6,276    $3,032   $37,778.34
12827 FINA OIL & CHEMICAL CO       P 0 BOX 2159             TX   DALLAS        $3,162      $360      $460       $75    $4,057.00
08339 FINA OIL & CHEMICAL CO       BATTLEGROUND RD          TX   LA PORTE                                      $688-     $688.50-
87833 FINA OIL & CHEMICAL CO       12212 PORT ROAD          TX   PASADENA      $1,968                                  $1,968.75
                                                           CUST. TOTAL......   27,762     6,196     6,736     2,419    43,115.59

29430 FINCH PRUYN CO INC           1 GLEN STREET            NY   GLENS FALLS                                    $55       $55.00
                                                           CUST. TOTAL......                                     55        55.00

00251 FINDETT CORPORATION          8 GOVENOR DRIVE          MO   SAINT CHARLES           $1,540                        $1,540.00
                                                           CUST. TOTAL......              1,540                         1,540,00

53835 FINDLEY ADHESIVES INC        11320 W WATERTOWN PLANK  WI   WAUWATOSA     $3,678                                  $3,678.00
                                                           CUST. TOTAL......    3,678                                   3,678.00

75583 FIRESTONE BLDG PRODUCTS      2100 CENTURY CIRCLE      TX   IRVING                                        $215      $215.00
54265 FIRESTONE BLDG PRODUCTS      1125 PAGE BLVD           MA   SPRINGFIELD                                   $357      $357.50
                                                           CUST. TOTAL......                                    572       572.50

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 49

S.C.CUST#  C U S T 0 M E R          A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE
06112 FIRESTONE TIRE & RUBBER      HIGHWAY US 301 NORTH     NC   WILSON          $110                                    $110.00
                                                           CUST. TOTAL......      110                                     110.00

82301 FIRMENICH INC                928-964 DOREMUS AVE      NJ   NEWARK                     $82                           $82.50
78347 FIRMENICH INC                P O BOX 3415             NJ   PRINCETON               $1,746                        $1,746.30
                                                           CUST. TOTAL......              1,828                         1,828.80

89868 FIRST BRANDS                                          VA   AMHERST      $10,651                                 $10,651.53
                                                           CUST. TOTAL......   10,651                                  10,651.53

13671 FIRST BRANDS CORPORATION     P O BOX 1911             CT   DANBURY       $5,482                        $3,608    $9,091.03
76800 FIRST BRANDS CORPORATION     UNIVERSAL ROAD OFF MANTU NJ   PAULSBORO     $1,080       $55                        $1,135.00
                                                           CUST. TOTAL......    6,562        55               3,608    10,226.03

83167 FIRST BRANDS INDUSTRIES      101 JOHN STREET          ON   ORANGEVILLE   $2,379                                  $2,379.60
                                                           CUST. TOTAL......    2,379                                   2,379.60

12230 FIRST CHEMICAL CORP          P O BOX 1427             MS   PASCAGOULA    $5,471                                  $5,471.98
                                                           CUST. TOTAL......    5,471                                   5,471.98

12086 FISH CHEMICAL & EQUIPMEN     18 INDUSTRIAL ROAD       MA   WALPOLE         $165       $55                 $55      $275.00
                                                           CUST. TOTAL......      165        55                  55       275.00

09275 FISHER GUIDE DIV OF GM       1000 TOWN LINE ROAD      NY   SYRACUSE                                      $146-     $146.00-
                                                           CU5T. TOTAL......                                    146-      146.00-

2983O FISHER SCIENTIFIC            1 REAGENT LANE           NJ   FAIR LAWN       $696                                    $696.00
                                                           CUST. TOTAL......      696                                     696.00

71966 FIVE STAR FINISHING INC      LOWY DRIVE               GA   CHATSWORTH      $415                                    $415.00
                                                           CULT. TOTAL......      415                                     415.00

77923 FLEISCHMANNS YEAST           2743 RIVERPORT RD        TN   MEMPHIS         $201                                    $201.60
                                                           CUST. TOTAL......      201                                     201.60

28070 FLETCHER OIL & REFINING      24721 SOUTH MAIN STREET  CA   CARSON                                      $1,044    $1,044.80
88456 FLETCHER OIL & REFINING      P 0 BOX 548              CA   WILMINGT0N                                    $862      $862.00
                                                           CUST. TOTAL......                                  1,906     1,906.80

00805 FLEX PRODUCTS                STATE ROUTE 93           OH   BALTIC                     $82                           $82.50
                                                           CUST. TOTAL......                 82                            82.50

77095 FLEXCON COMPANY INC          SOUTH SPENCER RD         MA   SPENCER         $137      $137                          $275.00
                                                           CUST. TOTAL......      137       137                           275.00

71879 FLEXEL INC                   115 PERIMETER CENTER PLA GA   ATLANTA       $1,087      $137                        $1,225.30
                                                           CUST. TOTAL......    1,087       137                         1,225.30

65351 FLEXI FLO TERMINAL           125 COUNTRY RD           NJ   JERSEY CITY                                   $100      $100.00
                                                           CUST. TOTAL......                                    100       100.00

14380 FLEXI FL0-CON RAIL           P O BOX 56O              NY   BUFFALO                                       $451      $451.00
                                                           CUST. TOTAL......                                    451       451.00

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 50

S.C.CUST#  C U S T 0 M E R          A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE
29870 FLEXIBLE PRODUCTS CO INC     1007 INDUSTRIAL PK DR    GA   MARIETTA         $2,706                                 $2,706.15
                                                           CUST. TOTAL......       2,706                                  2,706.15

84513 FLINT INK CORPORATION        14930 MARQUARDT STREET   CA   SANTA FE SPRIN                                  $874-     $874.40-
                                                           CUST. TOTAL......                                      874-      874.40-

88437 FLOUR A LIFE                 501 RECOLD ROAD          SC   WALTERBORO          $39                                    $39.00
                                                           CUST. TOTAL......          39                                     39.00

61231 FLUID PACKAGING CO           800 AIRPORT RD           NJ   LAKEWOOD           $220     $137      $522      $962    $1,842.50
                                                           CUST. TOTAL......         220      137       522       962     1,842.50

08908 FOAM ENTERPRISES INC         13830 WATERTOWER CIRCLE  MN   MINNEAPOLLS         $60      $40                          $100.00
                                                           CUST. TOTAL......          60       40                           100.00

75173 FOAMEX CORPORATION           1705 A INDUSTRIAL BLVD   GA   CONYERS                                         $275      $275.00
76988 FOAMEX CORPORATION           3210 CURTIS BOULEVARD    TX   MESQUITE           $110                         $110-        $.00
                                                           CUST. TOTAL......         110                          165       275.00

79364 FOAMEX PRODUCTS INC          3005 COMMERCIAL RD       IN   FORT WAYNE          $27                                    $27.50
7263O FOAMEX PRODUCTS INC          LEE INDUSTRIAL PK SOUTH  MS   VERONA                                          $330      $330.00
01028 FOAMEX PRODUCTS INC          466 SHADY AVENUE         PA   CORRY                        $27                           $27.50
                                                           CUST. TOTAL......          27       27                 330       385.00

72892 FOAMSEAL INCORPORATED        195 DEMILLE              MI   LAPEER                    $1,578      $110              11,688.55
                                                           CUST. TOTAL......                1,578       110               1,688.55

78438 FOAMTEK INC                  1151 ATLANTIC DRIVE      IL   W CHICAGO           $45                                    $45.00
                                                           CUST. TOTAL......          45                                     45,00

55717 FOGEL FUEL SERVICE           P O BOX 407              PA   NAZARETH           $352                                   $352.82
                                                           CUST. TOTAL......         352                                    352.82

68512 FOOTE MINERAL COMPANY        P O BOX 420              TN   NEW JOHNSONVIL                                  $260      $260.00
                                                           CUST. TOTAL......                                      260       260.00

71854 FORD MOTOR COMPANY           P O BOX 194567           CA   SAN FRANCISCO    $4,668   $3,045    $1,370              $9,065.00
02776 FORD MOTOR COMPANY           340 HENRY FORD II AVENUE GA   HAPEVILLE           $82                                    $82.50
60637 FORD MOTOR COMPANY           P O BOX 195000           MI   BURTON             $135               $175    $1,757    $2,067.50
68564 FORD MOTOR COMPANY           P O BOX 1557             MI   DEARBORN           $376                                   $376.04
79241 FORD MOTOR COMPANY           P O BOX 6056             MI   DEARBORN                                      $2,207    $2,207.50
84827 FORD MOTOR COMPANY           290 TOWN CENTER DRIVE    MI   DEARBORN           $467     $247                          $715.00
75630 FORD MOTOR COMPANY           701 E 32 MILE RD         MI   ROMEO                                           $220      $220.00
32625 FORD MOTOR COMPANY           500500 MOUND ROAD        MI   UTICA               $82                                    $82.50
78175 FORD MOTOR COMPANY           37625 MICHIGAN AVE       MI   WAYNE              $677     $740                        $1,417.58
13152 FORD MOTOR COMPANY           6250 NORTH LINDBERG      MO   HAZELWOOD                                       $433      $433.50
51990 FORD MOTOR COMPANY           650 MILLER ROAD          OH   AVON LAKE        $1,340                          $48    $1,388.00
10329 FORD MOTOR COMPANY           P O BOX 9860             OH   BROOK PARK         $612                         $233      $845.84
67943 FORD MOTOR COMPANY           P O BOX 42039            OH   BROOK PARK      $16,049   $1,330                $643   $18,022.92
30640 FORD MOTOR COMPANY           2424 SPRINGFIELD AVE     VA   NORFOLK                                          $45       $45.00
                                                           CUST. TOTAL......      24,491    5,363     1,545     5,588    36,988.88

JOB-RCPMO5   FNR 5/02/93       CO-CODE: O  A G E D   A C C 0 U N T S   R E C E I V A B L E      ENDING-DATE   5/01/93       PAGE# 51

S.C.CUST#  C U S T 0 M E R          A D D R E S S             ST.  C I T Y       0-TO-30  31-TO-60  61-TO-90  OVER-90  TOTAL BAL-DUE
57983 FORMOSA PLASTICS CORP        P 0 BOX 271              LA  BATON ROUGE        $55                                      $55.00
79372 FORMOSA PLASTICS CORP        9 PEACHTREE HILL RD      NJ  LIVINGSTON        $270       $270              $3,174    $3,714.90
                                                           CUST. TOTAL......       325        270               3,174     3,769.90

65235 FORT HOWARD PAPER COMPAN     BAKER HILL ROAD          GA  RINCON                       $137                          $137.50
                                                           CUST. TOTAL......                  137                           137.50

23699 FORT ORANGE PAPER CO INC     1900 RIVER ROAD          NY  CASTLETON ON H                                   $123      $123.75
                                                           CUST. TOTAL......                                      123       123.75

83344 FORTIFIBER CORP              55 STARKEY AVE           MA  ATTLEBORO                     $45                           $45.00
                                                           CUST. TOTAL......                   45                            45.00

04476 FOX RIVER PAPER MILLS IN     WEST CHURCH STREET       OH  URBANA            $834                                     $834.20
                                                           CUST. TOTAL......       834                                      834.20

39580 FRANCIS BARNES               ROUTE 1 BOX 16           NY  DOWNSVILLE        $886                                     $886.96
                                                           CUST. TOTAL......       886                                      886.96

04806 FRANKLIN INTERNATIONAL       2020 BRUCK STREET        OH  COLUMBUS        $6,582     $4,014                       $10,596.10
                                                           CUST. TOTAL......     6,582      4,014                        10,596.10

03963 FRANKLIN OIL COMPANY         40 S PARK STREET         OH  BEDFORD                                          $137      $137.50
                                                           CUST. TOTAL......                                      137       137.50

11493 FRANKLIN PLASTICS            113 PASSAIC AVENUE       NJ  KEARNY                                           $216      $216.50
                                                           CUST. TOTAL......                                      216       216.50

O2241 FRASER PAPER CO LTD          25 BRIDGE STREET         ME  MADAWASKA         $135               $5,864    $2,008    $8,007.78
                                                           CUST. TOTAL......       135                5,864     2,008     8,007.78

86341 FREEDOM TEXTILE CHEM GRO     8309 WILKINSON BLVD      NC  CHARLOTTE         $220                                     $220.00
                                                           CUST. TOTAL......       220                                      220.00

85954 FRESH PAK                    P  O  BOX 256            MI   STEVENSVILLE                                    $878      $878.72
                                                           CUST. TOTAL ......                                     878       878.72

90069 FRITO LAY                    2800 SILVER STAR RD      FL  ORLANDO            $82                                      $82.50
                                                           CUST. TOTAL......        82                                       82.50

85240 FRITZ COMPANIES INC          500 MARKLEY ST           NJ PORT READING                                      $322      $322.00
                                                           CUST. TOTAL .....                                      322       322.00

86873 FUEL TANK MAINTENANCE        4 N FERGUSON             TN  COOKEVILLE      $1,052                                   $1,052.00
                                                           CUST. TOTAL .....     1,052                                    1,052.00

77759 FUJI PHOT0 FILM INC          211 PUCKETT'S FERRY RD   SC  GREENWOOD         $165                                     $165.00
                                                           CUST. TOTAL......       165                                      165.00

81021 FULCO CHEMICAL SPECIALTY     KRAMER CHEMICALS INC     NY  JOHNSTOWN       $1,792        $68       $72              $1,932.00
                                                           CUST. TOTAL......     1,792         68        72               1,932.00

JOB-RCPMO5 FNR 5/02/93               CO-CODE: 0                AGED ACCOUNTS RECEIVABLE            ENDING DATE 5/01/93     PAGE #52

S.C. CUST.#      CUSTOMER             ADDRESS                  ST. CITY             0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL.DUE
   65009   FULLER SALES              1901 KIMBERLY PARK DRIVE  GA DALTON             $3,120   $3,804   $7,943   $4,977   $19,845.89
                                                              CUST. TOTAL .....      $3,120   $3,804   $7,943   $4,977    19,845.89

   90220   FUTURE FOAM INC           400 N TENTH ST            IA COUNCIL BLUFFS        $41                                  $41.25
                                                              CUST. TOTAL .....          41                                   41.25

   90037   G A F CORPORATION         2400 EMOGENE ST           AL MOBILE               $260                                 $260.00
   60429   G A F CORPORATION         P O BOX 37                KY CALVERT CITY                                    $110      $110.00
                                                              CUST. TOTAL .....         260                        110       370.00

   87076   G F I                     P O BOX 777               MA SUDBURY                       $502                        $502.00
                                                              CUST. TOTAL .....                  502                         502.00

   56706   G J CHEMICAL COMPANY      128 DOREMUS AVENUE        NJ NEWARK                         $55                         $55.00
                                                              CUST. TOTAL .....                   55                          55.00

   01225   G K TECHNOLGIES           6285 GARFIELD AVENUE      MI CASS CITY            $165                                 $165.00
                                                              CUST. TOTAL .....         165                                  165.00

   28240   G R FOAM PRODUCTS CORP    2060 NORTH BATAVIA STREE  CA ORANGE                                          $110      $110.00
                                                              CUST. TOTAL .....                                    110       110.00

   88922   G S ROBINS                C/O PETROLEUM FUELS       IL GRANITE CITY                                    $392      $392.80
                                                              CUST. TOTAL .....                                    392       392.80


   76922   G S ROBINS & COMPANY      C/O PETROLEUM FUELS       IL GRANITE CITY                           $267               $267.50
   04170   G S ROBINS & COMPANY      126 CHOUTEAU AVENUE       MO SAINT LOUIS          $571      $50   $3,202     $440    $4,263.70
                                                              CUST. TOTAL .....         571       50    3,469      440     4,531.20

   61056   G T S TRANS               4749 BENNETT DRIVE        CA LIVERMORE            $712                                 $712.50
                                                              CUST. TOTAL .....         712                                  712.50

   50606   G W SMITH & SONS          1700 SPALDING ROAD        OH DAYTON             $1,685                       $120    $1,805.12
                                                              CUST. TOTAL .....       1,685                        120     1,805.12

   83375   GABRIEL CHEMICALS INC     P O BOX 691769            TX HOUSTON           $23,801      $68      $55     $395   $24,320.73
                                                              CUST. TOTAL .....      23,801       68       55      395    24,320.73

   01137   GAGE PRODUCTS COMPANY     625 WANDA STREET          MI FERNDALE                       $36                         $36.00
                                                              CUST. TOTAL .....                   36                          36.00

   27801   GALLADE CHEMCIAL COMPANY  1230 EAST ST GERTRUDE PL  CA SANTA ANA            $238                                 $238.00
                                                              CUST. TOTAL .....         238                                  238.00

   11444   GANTRADE CORPORATION      210 SUMIT AVENUE          NJ MONTVALE                                        $330      $330.00
   81114   GANTRADE CORPORATION      2700 POST OAK BLVD        TX HOUSTON           $13,867  $12,460                     $26,328.10
                                                              CUST. TOTAL .....      13,867   12,460               330    26,658.10

   68520   GARDNER ASPHALT           1100 NANTICOKE AVE        DE SEAFORD            $1,682                               $1,682.79
                                                              CUST. TOTAL .....       1,682                                1,682.79

   20809   GARRETT OIL COMPANY       1 GREENWAY PLAZA          TX HOUSTON                                         $892      $892.34
                                                              CUST. TOTAL .....                                    892       892.34

JOB-RCPMO5 FNR 5/02/93               CO-CODE: 0                AGED ACCOUNTS RECEIVABLE            ENDING DATE 5/01/93     PAGE #53

S.C. CUST.#      CUSTOMER             ADDRESS                  ST. CITY             0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL.DUE
   04931   GARRISON FUEL COMPANY     926 ROSLYN DRIVE          PA BERWICK              $183                                 $183.00
                                                              CUST. TOTAL .....         183                                  183.00

   10274   GARY CORP                 GETTO DRIVE               MA LEOMINSTER                                       $27       $27.50
                                                              CUST. TOTAL .....                                     27        27.50

   88163   GATEWAY ADDITIVES         5023 SOUTH MAIN STREET    SC COWPENS                     $1,485                      $1,485.00
                                                              CUST. TOTAL .....                1,485                       1,485.00

   74770   GAYLORD CHEMICAL CORP     P O BOX 1209              LA SLIDELL            $2,559                               $2,559.94
                                                              CUST. TOTAL .....       2,559                                2,559.94

   58659   GAYLORD CONTAINER CORPOR  P O BOX 1060              LA BOGALUSA                                         $27       $27.50
                                                              CUST. TOTAL .....                                     27        27.50

   05457   GAYLORD CONTAINERS LIMIT  P O BOX 10                CA ANTIOCH               $27                                  $27.50
                                                              CUST. TOTAL .....          27                                   27.50

   83654   GE CANADA                 C/O KNOWLTON PACKAGING    PO KNOWLTON                                        $110-     $100.00-
                                                              CUST. TOTAL .....                                   $110-      100.00-

   74842   GEBHARDT-VOGEL TANNNING C 2615 W GREVES STREET      WI MILWAUKEE                                       $695      $695.00
                                                              CUST. TOTAL .....                                    695       695.00

   50616   GEHRING MONTGOMERY INC    1425 ADAMS ROAD           PA BENSALEM             $702      $78                        $781.28
                                                              CUST. TOTAL .....         702       78                         781.28

   33820   GENCORP POLYMER PRODUCTS  165 SOUTH CLEVELAND AVE   OH MOGADORE           $1,609            $1,187-     $51      $473.37
                                                              CUST. TOTAL .....       1,609             1,187-      51       473.37

   82545   GENECOR                   1000 41ST STREET AVENUE   IA CEDAR RAPIDS       $6,791                               $6,791.75
                                                              CUST. TOTAL .....       6,791                                6,791.75

   55677   GENERAL CHEMCIAL CORP     NICHOLS ROAD              CA PITTSBURG          $1,336     $836                      $2,172.00
   32710   GENERAL CHEMCIAL CORP     6300 PHILADELPHIA PIKE    DE CLAYMONT           $2,352   $2,592   $1,242   $6,709   $12,895.75
   57006   GENERAL CHEMCIAL CORP     90 E HALSEY ROAD          NJ PARISPPANY           $471     $110            $3,677    $4,258.76
   53253   GENERAL CHEMCIAL CORP     P O BOX 2281              NJ RAHWAY           $181,753   $2,246   $2,482   $5,912  $192,394.99
   53948   GENERAL CHEMCIAL CORP     P O BOX 16                NY SOLVAY                $27      $27               $82      $137.50
   16471   GENERAL CHEMCIAL CORP     P O BOX 2000              DN AMHERSTBURG                                   $1,059    $1,059.72
   61414   GENERAL CHEMCIAL CORP     PLANT STREET              VA HOPEWELL              $55      $55               $55      $165.00
                                                              CUST. TOTAL .....     185,995    5,867    3,724   17,496   213,083.72

   24573   GENERAL DYNAMICS CORP     P O BOX 949               CT GROTON                                        $1,373    $1,373.50
                                                              CUST. TOTAL .....                                  1,373     1,373.50

   82498   GENERAL ELECTRIC CANADA   1063 COPPERSTONE DRIVE    ON PICKERING          $4,232     $975              $810    $6,017.50
                                                              CUST. TOTAL .....       4,232      975               810     6,017.50

   69700   GENERAL ELECTRIC COMPANY  P O BOX 061020            FL FORT MYERS       $398,460  $20,107   $2,905  $14,666  $436,139.18
   33200   GENERAL ELECTRIC COMPANY  APPLIANCE PARK/AP5 - 137  KY LOUISVILLE        $40,948  $29,971   $3,697            $74,616.48
   33220   GENERAL ELECTRIC COMPANY  P O BOX 2369              MA PITTSFIELD           $770     $110               $27      $907.50
   81274   GENERAL ELECTRIC COMPANY  P O BOX 2359              MA PITTSFIELD        $25,384   $5,458   $4,129   $3,935   $38,908.42

JOB-RCPMO5 FNR 5/02/93               CO-CODE: 0                AGED ACCOUNTS RECEIVABLE            ENDING DATE 5/01/93     PAGE #54

S.C. CUST.#      CUSTOMER             ADDRESS                  ST. CITY             0-TO-30 31-TO-60 61-TO-90  OVER-90 TOTAL BAL.DUE
   81275   GENERAL ELECTRIC COMPANY  P O BOX 3209              MA PITTSFILED                                    $2,845-   $2,845.00-
   81276   GENERAL ELECTRIC COMPANY  P O BOX 2719              MA PITTSFILED       $110,695   $9,936   $3,990  $21,541- $103,080.50
   18099   GENERAL ELECTRIC COMPANY  P O BOX 2188              NC HICKORY            $3,608                               $3,608.02
   61800   GENERAL ELECTRIC COMPANY  SILICONE PROD DEPT BLD 8  NY WATERFORD         $90,893     $872     $220     $420   $92,405.75
   88641   GENERAL ELECTRIC COMPANY  260 HUDSON RIVER RD BLDG  NY WATERFORD          $7,630                               $7,630.00
   32650   GENERAL ELECTRIC COMPANY  6325 HUNTLEY RD           OH WORTHINTON                     $37      $25                $62.50
   56044   GENERAL ELECTRIC COMPANY  5A FOUNDERS               TX EL PASO                                         $220-     $220.00-
   87970   GENERAL ELECTRIC COMPANY  1000 DUPONT RD            WV MORGANTOWN        $27,798  $13,924     $556            $42,279.48
   10310   GENERAL ELECTRIC COMPANY  INTERNATIONAL CENTER      WV PAKERSBURG         $2,185                               $2,185.00
   88395   GENERAL ELECTRIC COMPANY  P O BOX 68                WV WASHINGTON            $55                                  $55.00
                                                              CUST. TOTAL .....       $5556- 708,428   80,417   15,523   798,812.83

   63080   GENERAL ELECTRIC PLASTIC  1 PLASTIC DRIVE           AL BURKVILLE          $2,262     $198            $1,763    $4,223.52
   80171   GENERAL ELECTRIC PLASTIC  P O BOX 061000            FL FORT MYERS        $10,483              $540   $3,950   $14,973.97
   10330   GENERAL ELECTRIC PLASTIC  CANAL ROAD                IL OTTAWA                $27      $27              $180      $235.00
   89819   GENERAL ELECTRIC PLASTIC  1 LEXAN LANE              IN MOUNT VERNON      $35,616  $24,770                     $60,386.50
   33320   GENERAL ELECTRIC PLASTIC  ONE NORYL AVENUE          NY SELKIRK            $1,627   $1,807      $27      $55    $3,517.00
   61610   GENERAL ELECTRIC PLASTIC  P O BOX 68                WV WASHINGTON         $7,109   $5,579    $1278-    $552   $11,962.52
                                                              CUST. TOTAL .....         711-  57,126   32,382    6,500    95,298.51

   81072   GENERAL ELECTIRC SILICON  P O BOX 61000             FL FORT MYERS       $172,085            $3,554   $2,576  $178,215.50
   88480   GENERAL ELECTIRC SILICON  P O BOX 61000             FL FORT MYERS                 $10,946                     $10,946.00
                                                              CUST. TOTAL .....     172,085   10,946    3,554    2,576   189,161.50

   80606   GENERAL & FABRIC          P O BOX 658               GA SOPERTON                                      $1,829    $1,829.07
                                                              CUST. TOTAL .....                         1,829              1,829.07

   14240   GENERAL FOAM CORPORATION  13 MANOR ROAD             NJ E RUTHERFORD          $55                                  $55.00
   03211   GENERAL FOAM CORPORATION  VALMONT INDUSTRIAL PARK   PA HAZLETON              $82              $110     $123      $316.25
                                                              CUST. TOTAL .....                  137      110      123       371.25

   72532   GENERAL FORWARDING        5801 E 14TH ST            TX BROWNSVILLE        $3,400                               $3,400.00
                                                              CUST. TOTAL .....       3,400                                3,400.00

   10945   GENERAL LATEX & CHEMCIAL  11266 JERSEY BLVD         CA CUCAMONGA          $2,690                               $2,690.00
   33500   GENERAL LATEX & CHEMCIAL  P O BOX 498               OH ASHLAND              $270                                 $270.00
                                                              CUST. TOTAL .....                                  2,960     2,960.00

   89088   GENERAL LATEX AND CHEMIC  COLEMAN N E               KS WICITA                         $27                         $27.50
                                                              CUST. TOTAL .....                   27                          27.50

   88028   GENERAL MOTORS            INLAND DIVISION/ TRAFFIC  OH DALTON             $1,000   $1,000   $1,000             $3,000.00
                                                              CUST. TOTAL .....       1,000    1,000    1,000              3,000.00

   28039   GENERAL MOTORS CORP       CENTRAL FLOUNDRY DIVISIO  IL TILTON                      $4,916   $2,261             $7,117.25
   67186   GENERAL MOTORS CORP       CENTRAL FLOUNDRY DIV      IN BEDFORD              $652   $1,354              $702    $2,708.00
   06342   GENERAL MOTORS CORP       1450 EAST BEECHER ROAD    MI ADRIAN                                          $247      $247.00
   72449   GENERAL MOTORS CORP       P O BOX 195055            MI BURTON             $2,337   $4,923     $779             $8,039.00
   79271   GENERAL MOTORS CORP       DELCO ELECTRONICS - PLANT MI BURTON                                           $82-      $82.50-
   02931   GENERAL MOTORS CORP       G2238 WEST BRITOL ROAD    MI FLINT                                            $23-      $23.00-
   03229   GENERAL MOTORS CORP       16 JUDSON STREET 1605-0   MI PONTIAC                                         $578-     $578.80-
   85751   GENERAL MOTORS CORP       P O BOX 436040            MI PONTIAC                       $125     $275     $150      $550.00

JOB-RCPM05          FNR 5/02/93           CO-CODE: O AGED ACCOUNTS RECEIVABLE               ENDING DATE 5/01/93             PAGE #55
S.C.CUST#       CUSTOMER                ADDRESS                 ST. CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90  TOTAL BAL-DUE
   05053   GENERAL MOTORS CORP       PO BOX 5073              MI SAGINAW                                           $65-      $65.00-
   09505   GENERAL MOTORS CORP       1629 N WASHINGTON AVE    MI SAGINAW                        $550      $55     $302      $907.50
   76888   GENERAL MOTORS CORP       PO BOX 5073 C/O TV5 BLD  MI SAGINAW                                          $952      $952.50
   86710   GENERAL MOTORS CORP       PO BOX 5156              MI SOUTHFIELD          $1,203   $2,407            $3,256    $6,867.00
   89363   GENERAL MOTORS CORP       NORTH AMERICAN OPERATION MI WARREN             $12,447   $2,260                     $14,707.50
   08582   GENERAL MOTORS CORP       PO BOX 972               NY BUFFALO               $255     $255                        $510.00
   37530   GENERAL MOTORS CORP       200 UPPER MOUNTAIN RD    NY LOCKPORT               $50                                  $50.00
   41130   GENERAL MOTORS CORP       PO BOX 1042              OH DAYTON                       $4,925              $328    $5,253.50
   57252   GENERAL MOTORS CORP       STATE ROUTE 281 E        OH DEFIANCE                                         $250      $250.00
   07573   GENERAL MOTORS CORP       2601 WEST STROOP ROAD    OH MORAINE                                           $27       $27.50
   76648   GENERAL MOTORS CORP       1908 COLONEL SAM DRIVE   ON OSHAWA                $467     $275     $632   $3,533    $4,908.75
                                                             CUST. TOTAL....        $17,412  $21,990   $4,002   $9,001    52,406.70

   58065   GENERAL MOTORS CORP/FISH  2915 PENDLETON AVE       IN ANDERSON                                         $398      $398.75
                                                             CUST. TOTAL....                                       398       398.47

   22944   GENERAL SPICE             238 NICOLAS AVENUE       NJ S PLAINFIELD        $1,145   $1,114                      $2,260.47
                                                             CUST. TOTAL....          1,145    1,114                       2,260.47

   64492   GENERAL TIRE              PO BOX 190               GA BARNESVILLE                                       $75       $75.00
                                                             CUST. TOTAL....                                        75        75.00

   08233   GENERAL TIRE & RUBBER CO  PO BOX 7001              NC CHARLOTTE             $382     $147                        $529.50
   37430   GENERAL TIRE & RUBBER CO  PO BOX 2032              TX ODESSA                                            $55       $55.00-
                                                             CUST. TOTAL....            382      147                55       474.50

   87869   GENESCO INC               WHITEHALL LEATHER CO     MI WHITEHALL                      $137                        $137.50
                                                             CUST. TOTAL....                     137                         137.50

   28588   GENLABS                   5568 SCHAEFER            CA CHINO                                            $161      $161.00
                                                             CUST. TOTAL....                                       161       161.00

   70914   GENOVESE INDUSTRIES       70 DAVENPORT STREET      CT STAMFORD                                         $200      $200.00
                                                             CUST. TOTAL....                                       200       200.00

   80448   GEOBASE FOUNDATION SYSTE  BOX 3330                 MD CROFTON                                          $260      $260.00
                                                             CUST. TOTAL....                                       260       260.00

   34020   GEORGE A GOULSTON CO      700 N JOHNSON ST         NC MONROE             $10,527     $172     $320     $426   $11,446.20
                                                             CUST. TOTAL....         10,527      172      320      426    11,446.20

   25323   GEORGE S COYNE            3015 STATE ROAD          PA CROYDON             $1,127                               $1,127.50
                                                             CUST. TOTAL....          1,127                                1,127.50

   33950   GEORGIA GULF CORP         PO BOX 629               LA PLAQUEMINE             $39     $110                        $149.00
   28624   GEORGIA GULF CORP         PO BOX 1959              TX PASADENA              $280                                 $280.00
                                                             CUST. TOTAL....            319      110                        $429.00

   80192   GEORGIA PACIFIC CORP      PO BOX 496               AR ASHDOWN               $137                                 $137.50
   06032   GEORGIA PACIFIC CORP      2163 NORTH STATE STREET  CA UKIAH               $6,708                               $6,708.95
   14619   GEORGIA PACIFIC CORP      STATE RT 216             FL PALATKA                $55                        $55      $110.00
   07064   GEORGIA PACIFIC CORP      PO BOX 4188              GA PORT WENTWORTH        $392                                 $392.00

JOB-RCPM05          FNR 5/02/93           CO-CODE: O AGED ACCOUNTS RECEIVABLE               ENDING DATE 5/01/93             PAGE #56
S.C.CUST#       CUSTOMER                ADDRESS                 ST. CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90  TOTAL BAL-DUE
   53728   GEORGIA PACIFIC CORP      2425 KINGS HWY           MI KALAMAZOO             $957                      $945     $1,902.00
   27396   GEORGIA PACIFIC CORP      PO BOX 608               MS MONTICELLO             $27                                  $27.50
   82346   GEORGIA PACIFIC CORP      HWY 29 N                 MS NEW AUGUSTA            $92                                  $82.50
   34140   GEORGIA PACIFIC CORP      BOX 368/CHEMICAL DIV     NC CONWAY                $120      $60                        $180.00
   89466   GEORGIA PACIFIC CORP      PLYWOOD PLANT            NC DUDLEY                                   $50                $50.00
   82960   GEORGIA PACIFIC CORP      415 BROADWAY             NY BUCHANAN                        $22      $46      $84      $152.00
   07509   GEORGIA PACIFIC CORP      C/O CHEMICAL LEAMAN TANK OH COLUMBUS           $10,752     $600-               $4-  $10,148.50
   34220   GEORGIA PACIFIC CORP      CHEMICAL DIV/PO BOX 147  SC RUSSELVILLE         $7,437                       $700    $8,137.75
   89866   GEORGIA PACIFIC CORP      OLD DIKE ROAD            SC RUSSELVILLE           $535                                 $535.96
   81052   GEORGIA PACIFIC CORP      WISCONSIN OPERATIONS     WI NEKOOSA             $3,256                               $3,256.40
                                                             CUST. TOTAL...          30,462      518-      96    1,780    31,821.06

   87898   GEORGIA POWER             PO BOX 4545              GA ATLANTA                        $577                        $577.00
                                                             CUST. TOTAL...                      577                         577.00

   90172   GEORGIA POWER CO          PLANT WANSLEY            GA ROOPVILLE             $685                                  685.50
                                                             CUST. TOTAL...            685                                   685.00

   34090   GEORGIA POWER COMPANY     PO BOX 121               GA COOSA                          $500                        $500.00
   34100   GEORGIA POWER COMPANY     PO BOX 990               GA MILLEDGEVILLE       $1,291                              $1,291.36
   34110   GEORGIA POWER COMPANY     PO BOX 71                GA TAYLORSVILLE        $2,614   $1,028                      $3,642.17
                                                             CUST. TOTAL...           3,905    1,528                       5,433.53

   90137   GERAGHTY & MILLER         841 2ND STREET SE        DC WASHINGTON          $2,356                               $2,356.72
                                                             CUST. TOTAL...           2,356                                2,356.72

   54968   GIANT REFINING COMPANY    RT 3                     NM GALLUP                                           $228      $228.00
                                                             CUST. TOTAL...                                        228       228.00

   87906   GIBBS DYE CASTING         369 COMMUNITY DRIVE      KY HENDERSON                                         $27       $27.50
                                                             CUST. TOTAL...                                         27        27.50

   10585   GIBRALTAR CHEMICAL RESOU  PO BOX 248               TX WINONA              $2,916   $4,290     $600   $4,555   $12,361.25
                                                             CUST. TOTAL...           2,916    4,290      600    4,555    12,361.25

   16420   GIBSON & HOMANS           1755 ENTERPRISE PARKWAY  OH TWINSBURG                                       $550      $550.00
                                                             CUST. TOTAL...                                        550       550.00

   84734   GILARDI ENVIRONMENTAL     1035 REEVES STREET       PA DUNMORE                                        $4,420    $4,420.00
                                                             CUST. TOTAL...                                      4,420     4,420.00

   34130   GILLETTE COMPANY          30 BURTT ROAD            MA ANDOVER                $55      $27              $275      $357.50
                                                             CUST. TOTAL...              55       27               275       357.50

   34260   GIVAUDAN CORPORATION      100 DELAWANNA AVE        NJ CLIFTON                $52                        $26       $78.52
                                                             CUST. TOTAL...              52                         26        28.52

   56962   GLASTIC CORPORATION       4321 GLENRIDGE RD        OH CLEVELAND           $1,081   $4,650                      $5,732.60
   04968   GLASTIC CORPORATION       400 EAST ERIE STREET     OH JEFFERSON             $780     $780     $161             $1,721.00
                                                             CUST. TOTAL...           1,861    5,430      161              7,453.60

   87297   GLAXO                     PO BOX 13358             NC RES TRIANGLE P                                 $1,410    $1,410.40
                                                             CUST. TOTAL...                                      1,410     1,410.40

JOB-RCPM05          FNR 5/02/93           CO-CODE: O AGED ACCOUNTS RECEIVABLE               ENDING DATE 5/01/93             PAGE #57
S.C.CUST#       CUSTOMER                ADDRESS                 ST. CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90  TOTAL BAL-DUE

   34870   GLIDDEN COMPANY           PO BOX 19627             GA ATLANTA             $1,649                       $150    $1,799.25
   04457   GLIDDEN COMPANY           6906 DIXIE ST            GA COLUMBUS                       $387                        $387.50
   08860   GLIDDEN COMPANY           WEST WHITE ROAD          GA OAKWOOD             $1,487                               $1,487.00
   34450   GLIDDEN COMPANY           300 SPOWL ROAD           OH HURON               $1,494   $1,714      $55             $3,264.34
   80236   GLIDDEN COMPANY           801 CANTERBURY ROAD      OH WESTLAKE                              $4,181             $4,181.35
   34440   GLIDDEN COMPANY           PO BOX 15049             PA READING             $6,894      $82              $112    $7,089.25
                                                             CUST TOTAL...           11,524    2,184    4,236      262    18,208.69

   24911   GLOBAL PLASTICS CORP      20 MOHAWK DRIVE          MA LEOMINSTER                                        $27       $27.50
                                                              CUST TOTAL...                                         27        27.50

   57063   GLOBE MANUFACTURING CO    456 BEDFORD STREET       MA FALL RVR                                          $52       $52.00
                                                             CUST TOTAL...                                          52        52.00

   72518   GLOBE VEDAG               380 TANK STREET          ON PETROLIA            $4,055     $811              $770    $5,636.76
                                                             CUST TOTAL...            4,055      811               770     5,636.76

   01663   GLOUCESTER COMPANY        235 COTTAGE STREET       MA FRANKLIN                                         $137      $137.50
                                                             CUST TOTAL...                                         137       137.50

   79621   GNB BATTERIES INC         1800 VALLEY VIEW LANE    TX DALLAS                                           $165       165.00
                                                             CUST TOTAL...                                         165       165.00

   62238   GOLD BOND BLDG PRODUCTS   2301 S NEWKIRK STREET    MD BALTIMORE                                        $168      $168.00
   84389   GOLD BOND BLDG PRODUCTS   1818 RIVER ROAD          NJ BURLINGTON                                       $144      $144.00
   83878   GOLD BOND BLDG PRODUCTS   PO BOX 400               NY E GREENBUSH                                      $765      $765.00
   04692   GOLD BOND BLDG PRODUCTS   OLD RT15 NEAR INTERSTATE PA NEW COLUMBIA        $3,498                     $2,626    $6,125.17
                                                             CUST TOTAL...            3,498                      3,703     7,202.17

   85934   GOLD BOND BUILDING PRODU  PO BOX 1888              CA LONG BEACH             $82                                  $82.50
                                                             CUST TOTAL...               82                                   82.50

   65263   GOLD KIST INC             PO BOX 495               GA ROYSTON                                          $250      $250.00
                                                             CUST TOTAL...                                        250       250.00

   20412   GOLDSCHMIDT CHEMICAL      920 RANDOLPH ROAD        VA HOPEWELL            $1,873      $82      $55             $2,011.03
                                                             CUST TOTAL...           1,873        82       55              2,011.03

   72872   GOODYEAR CANADA INC       45 RAYNES AVE/BOX 61     ON BOWMANVILLE                              $55     $156      $211.00
   68338   GOODYEAR CANADA INC       2600 LAMGLOIF BLVD       PQ VALLEYFIELD            $27      $55               $55-       27.50
                                                             CUST TOTAL...               27       55       55      101       238.50

   00472   GOODYEAR TIRE & RUBBER C  922 EAST MEIGHAN BLVD    AL GADSDEN             $1,256     $220     $182   $2,081-     $422.02-
   36540   GOODYEAR TIRE & RUBBER C  1601 HIGHWAY 41 S W      GA CALHOUN                        $423               $60      $483.00
   35160   GOODYEAR TIRE & RUBBER C  5408 BAKER AVENUE        NY NIAGARA FALLS       $2,562   $1,024              $320-   $3,266.80
   35200   GOODYEAR TIRE & RUBBER C  PO BOX 1709              OH AKRON              $13,544   $1,829   $4,568   $6,099   $26,043.39
   69543   GOODYEAR TIRE & RUBBER C  1376 TECH WAY DR         OH AKRON               $4,082   $2,720   $2,720   $1,360   $10,883.85
   02343   GOODYEAR TIRE & RUBBER C  1689 EAST FRONT STREET   OH LOGAN                  $55      $27              $467      $550.00
   35630   GOODYEAR TIRE & RUBBER C  PO BOX 26003             TX BEAUMONT            $1,650                       $971    $2,622.48
   35440   GOODYEAR TIRE & RUBBER C  PO BOX 5397              TX HOUSTON             $2,891                               $2,891.16
   21599   GOODYEAR TIRE & RUBBER C  1435 GOODYEAR BLVD       VA DANVILLE                                       $1,835    $1,835.82
                                                             CUST TOTAL...           26,042    6,246    7,471    8,393    48,154.48

JOB-RCPM05          FNR 5/02/93           CO-CODE: O AGED ACCOUNTS RECEIVABLE               ENDING DATE 5/01/93             PAGE #58

S.C.CUST#       CUSTOMER                ADDRESS                 ST. CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90  TOTAL BAL-DUE
   09716   GODMAN BROTHERS           18 DIVISTON PALCE        NY  BROOKLYN                                        $472     $472.00
                                                             CUST. TOTAL...                                        472     $472.00

   65600   GOULD INC                 5045 NORTH STATE STREET  OH MCCONNELSVILLE         $27                                 $27.50
                                                             CUSTOM. TOTAL...            27                                  27.50

   12306   GPM GAS CORPORATION       8015 DIXON DRIVE         KY FLORENCE                                         $192     $192.00
   64050   GPM GAS CORPORATION       P O BOX 792              TX PASEDENA                     $1,350                     $1,350.00
                                                             CUST. TOTAL...                    1,350               192   $1,542.00

   88129   GRAHAM INSULATION         551 HARBOR DRIVE         ON ERIN                   $64      $32     $128              $224.70
                                                             CUST. TOTAL...              64       32      128               224.70

C   77712   GRAHAM PRODUCTS LTD       MAPLE AVE                ON INGLEWOOD                                      $1,475   $1,475.00
                                                             CUST. TOTAL...                                      1,475    1,475.00

   75018   GRANITE CITY WASTE WATER  NIEDRING HAUS AVE & HWY  IL GRANITE CITY                                     $250     $250.00
                                                             CUST. TOTAL...                                        250      250.00

   35450   GRANT CHEMICAL COMPANY    PO BOX 263               LA BATON ROUGE           $440                       $166     $606.00
   10272   GRANT CHEMICAL COMPANY    PO BOX 360               NJ ELMWOOD PARK           $55                                 $55.00
                                                             CUST. TOTAL...             495                        166      661.00

   11118   GREAT DANE INCORPORATED                            IN BRAZIL                 $55                                 $55.00
   54276   GREAT DANE INCORPORATED   1200 CENTENIAL ROAD      NE WAYNE                                    $55      $27      $82.50
                                                             CUST. TOTAL...              55                55       27      137.50

   26414   GREAT LAKES CHEMICAL      380 CHEMWOOD DRIVE       TN NEWPORT                $27                                 $27.50
   64471   GREAT LAKES CHEMICAL CO   13074 ZACHARY            CA MCFARLAND           $4,476     $105-           $2,486   $6,858.75
   73897   GREAT LAKES CHEMICAL COR  SOUTH PLANT - HWY 167 S  AR EL DORADO           $4,383                              $4,383.78
                                                             CUST. TOTAL...           8,888      105-            2,486   11,270.03

   11980   GREAT WESTERN CARPET CO   2060 NORTH BATAVIA ST    CA ORANGE                                   $27      $45      $72.50
                                                             CUST. TOTAL...                                27       45       72.50

   56625   GREAT WESTERN CHEMICAL C  3451 UNICORN #200       CA BAKERSFIELD            $636                                $636.59
   02276   GREAT WESTERN CHEMICAL C  860 WHARF STREET         CA RICHMOND              $749                        $27     $776.50
   59581   GREAT WESTERN CHEMICAL C  520 ZEPHYR STREET        CA STOCKTON                                         $334     $334.10
                                                             CUST. TOTAL...                                        361    1,747.19

   15129   CREENWALD INDUSTRIAL PRO  2507 51ST AVENUE         MD HYATTSVILLE                                       $80      $80.00
                                                             CUST. TOTAL...                                         80       80.00

   90000   GREGORY RYAN INC          725 KEYSTONE DRIVE       AL CLANTON                $27                                 $27.50
                                                             CUST. TOTAL...              27                                  27.50

   88605   GRINNELL CORPORATION      1411 LANCASTER AVE       PA COLUMBIA            $1,100                              $1,100.88
                                                             CUST. TOTAL...           1,100                               1,100.88

   58094   GROW GROUP INC            101 LOUISVILLE AIR PARK  KY LOUISVILLE                              $412              $412.50
   69079   GROW GROUP INC            1354 OLD POST RD         MD HAVRE DE CRACE        $192                                $192.50
                                                             CUST. TOTAL...             192               412               605.00

JOB-RCPM05          FNR 5/02/93           CO-CODE: O AGED ACCOUNTS RECEIVABLE               ENDING DATE 5/01/93             PAGE #59

S.C.CUST#       CUSTOMER                ADDRESS                 ST. CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90  TOTAL BAL-DUE
   74521   GUARDSMAN PRODUCTS INC    145 DIVIDEND ROAD        CT ROCKY HILL          $1,538     $150     $189   $2,032   $3,909.50
   03946   GUARDSMAN PRODUCTS INC    1350 STEEL STREET        MI GRAND RAPIDS        $1,721                       $225   $1,946.09
                                                             CUST. TOTAL...           3,259      150      189    2,257    5,855.59

   64216   GUELPH PRODUCTS           500 LAIRD RD             ON GUELPH              $1,959   $1,766            $1,766   $5,492.30
                                                             CUST. TOTAL...           1,959    1,766             1,766    5,492.30

   85573   GULF COAST SPECIALTY PRO  FRANK PETTEWAY, B 1705   TX FREEPORT                                         $185     $185.00
                                                             CUST. TOTAL                                           185      185.00

   80524   GULF OIL-CUMBERLAND FARM  777 DEDHAM STREET        MA CANTON              $1,051                              $1,051.00
   52908   GULF OIL-CUMBERLAND FARM  165 FLANDERS ROAD        MA WESTBORO                                          $90      $90.10
                                                             CUST. TOTAL              1,051                         90    1,141.10

   58093   H B FULLER COMPANY        PO BOX 1456              CA TULARE                $556                                $556.00
   52149   H B FULLER COMPANY        12110 HARLAND DR         GA COVINGTON                                        $200     $200.00
   01796   H B FULLER COMPANY        40 HAYES MEMORIAL DRIVE  MA MARLBOROUGH                           $1,839            $1,839.50
   76926   H B FULLER COMPANY        3530 LEXINGTON AVE N     MN SAINT PAUL            $791                                $791.00
   36265   H B FULLER COMPANY        3005 HOLTS CHAPEL ROAD   NC GREENSBORO          $6,508   $7,758   $8,963   $1,450- $21,779.35
   83223   H B FULLER COMPANY        59 BRUNSWICK AVE         NJ EDISON                       $1,316   $1,450            $2,766.35
   18003   H B FULLER COMPANY        880 RANGEVIEW ROAD       ON MISSISSAUGA                                      $192     $192.50
   13512   H B FULLER COMPANY        PO BOX 7096              TN MEMPHIS             $1,441     $925     $975            $3,341.75
                                                             CUST. TOTAL...           9,297    9,999   13,227    1,057-  31,466.10

   58762   H C HYDROCARBONS INC      PO BOX 215               TX MANVEL                 $40                                 $40.00
                                                             CUST. TOTAL...              40                                  40.00

C   86736   H C I GEORGIA             11 PIEDMONT CENTER       GA ATLANTA            $17,992      $34                    $18,026.56
                                                             CUST. TOTAL...          17,992       34                     18,026.56

   80833   H H & K BURG DIL          836 BROADWAY             NY ELMIRA              $1,067                              $1,067.11
                                                             CUST. TOTAL...           1,067                               1,067.11

   10797   H HELLER COMPANY          707 WESTCHESTER AVENUE   NY WHITE PLAINS                                     $679     $679.50
   86274   H HELLER COMPANY          5025 ORBITOR DRIVE       ON MISSISSAUGA                                    $6,223   $6,223.45
                                                             CUST. TOTAL...                                      6,902    6,902.95

   63168   H L BLACHFORD INC         1400 W NUCLEAR DRIVE    IL W CHICAGO                        $82                        $82.50
                                                             CUST. TOTAL                          82                         82.5

   36250   H R SIMON & COMPANY       3515 MARMENCO COURT      MO BALTIMORE                                         $27      $27.50
                                                             CUST. TOTAL...                                         27       27.50

   89495   HAARMAN AND REIMER, S.A.  AV REP MEXICANA #200     MX DE LOS GARZA N      $3,133            $2,933            $6,066.00
                                                             CUST. TOTAL...           3,133             2,933             6,066.00

   52370   HAARMANN & REIMER CORP    1000 RANDOLPH ST         IN ELKHARD                                           $55      $55.00
   89603   HAARMANN & REIMER CORP    SPRING ST AT WATERFRONT  MN DULUTH                         $467                       $467.50
   66498   HAARMANN & REIMER CORP    70 DIAMOND RD            NJ SPRINGFIELD                  $4,118                     $4,118.00
                                                             CUST. TOTAL...                    4,585                55    4,640.50

   67121   HACKENSACK WATER COMPANY  LAKE SHORE DRIVE        NJ HAWORTH             $18,302  $52,645                    $70,947.60
                                                             CUST. TOTAL...          18,302   52,645                     70,947.60

JOB-RCPM05          FNR 5/02/93           CO-CODE: O AGED ACCOUNTS RECEIVABLE               ENDING DATE 5/01/93             PAGE #60

S.C.CUST#       CUSTOMER                ADDRESS                 ST. CITY           0-TO-30 31-TO-60 61-TO-90  OVER-90  TOTAL BAL-DUE
   39590   HALL CHEMICAL COMPANY     PO BOX 200               OH WICKLIFFE                                        $225     $225.00
                                                             CUST. TOTAL...                                        225      225.00

   25325   HALLIBURTON IND SERVICES  PO BOX 297               OK DUNCAN                                           $105     $105.00
                                                             CUST. TOTAL...                                        105      105.00

   80454   HALLTOWN PAPERBOARD CO I  BOX 10                   WV HALLTOWN                     $1,225                     $1,225.00
                                                             CUST. TOTAL...                    1,225                      1,225.00

   03813   HALTERMANN INCORPORATED   16717 JACINTOPORT BLVD   TX HOUSTON                $27                                 $27.50
                                                             CUST. TOTAL...              27                                  27.50

   75622   HAMILTON STANDARD         1 HAMILTON RD            CT WINDSOR LOCKS                                     $26      $26.00
                                                             CUST. TOTAL...                                         26       26.00

   36880   HAMPDEN-MATHIEU CORP      PO BOX 558               MA SPRINGFIELD           $210     $131            $2,053   $2,394.53
                                                             CUST. TOTAL...             210      131             2,053    2,394.53

   11724   HAMPSHIRE CHEMICAL        5525 US 60 EAST          KY OWENSBORO             $412                                $412.50
                                                             CUST. TOTAL...             412                                 412.50

   22440   HAMPSHIRE CHEMICAL CORP   2 EAST SPITBROOD RD      NH HASHUA                                $6,114            $6,114.00
   89585   HAMPSHIRE CHEMICAL CORP                            NY WATELOO             $2,175                              $2,175.00
                                                             CUST. TOTAL...           2,175             6,114             8,289.00

   04084   HANGSTERFERS LABS INC     OGDEN ROAD               NJ MANTUA                         $275     $137     $605   $1,017.50
                                                             CUST. TOTAL...                      275      137      605    1,017.50

   78328   HANLIN CHEMICALS          ONE CHASE CENTER         NJ RAHWAY                                        $10,386  $10,386.90
   75900   HANLIN CHEMICALS          PO DRAWER J              WV MOUNDSVILLE                                   $65,458  $65,458.42
   83049   HANLIN CHEMICALS          PO DRAWER J              WV MOUNDSVILLE                                   $13,095  $13,095.74
                                                             CUST. TOTAL...                                     88,941   88,941.06

   85958   HAPAG-LLOYD CONTAINER LI  201 ST CHARLES ST        LA NEW ORLEANS                                    $2,180   $2,180.00
   71570   HAPAG-LLOYD CONTAINER LI  C/O MAHER TERMINAL       NJ ELIZABETH           $7,044   $2,013     $918            $9,976.84
   67915   HAPAG-LLOYD CONTAINER LI  325 CHESTNUT STREET      PA PHILADELPHIA        $7,750  $22,422   $2,621           $32,794.51
   59100   HAPAG-LLOYD CONTAINER LI  2855 MANQUM ROAD SUIT 4  TX HOUSTON               $736            $1,824   $7,933  $10,493.01
                                                             CUST. TOTAL...          15,530   24,436    5,364   10,113   55,444.36

   71756   HARBINGER                 RIVER STREET             GA CALHOUN                                          $318     $318.00
                                                             CUST. TOTAL...                                        318      318.00

   73648   HARBISON WALKER REF CO                             OH WINDHAM                                          $484     $484.00
                                                             CUST. TOTAL...                                        484      484.00

   65681   HARCROS CHEMICAL INC      2675 CUMBERLAND PARKWAY  GA ATLANTA                                        $1,014-  $1,014.73-
   82190   HARCROS CHEMICAL INC      5200 SPEAKER ROAD        KS KANSAS CITY            $27      $82              $758     $868.35
   00109   HARCROS CHEMICAL INC      4330 GERALDINE AVENUE    MO SAINT LOUIS         $9,040      $55     $326     $146   $9,567.75
   76317   HARCROS CHEMICAL INC      ROUTE 3 - PO BOX 340     NH MERRIMACK           $1,383      $50                     $1,433.50
   76981   HARCROS CHEMICAL INC      6 LONG ISLAND AVE        NY HOLTSVILLE                                       $137     $137.50
   82450   HARCROS CHEMICAL INC      PO BOX 13007             TN MEMPHIS               $670                       $294     $964.80
                                                             CUST. TOTAL...          11,122      187      326      321   11,957.17


JOB-RCPMO5     FNR 5/02/93      CO-CODE    0   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 61

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   87637   HARCROS PIGMENTS INC      11 EXECUTIVE DRIVE        IL  FAIRVIEW HEIGH    $3,500     $489                      $3,989.60
                                                              CUST TOTAL...           3,500      489                       3,989.60

   88634   HARCROSS CHEMICALS INC    2040 W RIVER ST           IA  DAVENPORT         $1,795                               $1,795.20
                                                              CUST TOTAL...           1,795                                1,795.20

   79369   HARCROSS PIGMENTS INC     1525 WOOD AVE             PA  EASTON               $82                                  $82.50
                                                              CUST TOTAL...              82                                   82.50

   82499   HARDWICK CHEMICAL CO      2114 LARRY JEFFERS RD     SC  ELGIN                                  $27                $27.50
                                                              CUST TOTAL...                                27                 27.50

   09162   HARRIS CORPORATION        PALM BAY ROAD             FL  PALM BAY          $2,570   $2,570                      $5,140.44
                                                              CUST TOTAL...           2,570    2,570                       5,140.44

   59242   HARRISON RADIATOR         200 UPPER MOUNTAIN RD     NY  LOCKPORT             $27      $55                         $82.50
                                                              CUST TOTAL...              27       55                          82.50

   37860   HARWICK CHEMICAL CO       60 SO SEIBERLING ST       OH  AKRON             $3,887                               $3,887.00
                                                              CUST TOTAL...           3,887                                3,887.00

   06772   HATCO CHEMICAL CORP       KING GEORGE POST RAOD     NJ  FORDS                $27                                  $27.50
                                                              CUST TOTAL...              27                                   27.50

   86847   HAYES DANA                500 JAMES ST SOUTH        ON  ST MARYS                               $55                $55.00
                                                              CUST TOTAL...                                55                 55.00

   05264   HAYWOOD COMPANY           751 DUPREE STREET         TN  BROWNSVILLE                $1,728                      $1,728.00
                                                              CUST TOTAL...                    1,728                       1,728.00

   88470   HCI CHEMTECH DIST INC     8301 BIRMINGHAM ROAD      MO  KANSAS CITY         $110                                 $110.00
                                                              CUST TOTAL...             110                                  110.00

   05727   HEDWIN CORPORATION        1600 ROLAND HEIGHTS AVE   MD  BALTIMORE         $1,622      $96      $76     $633    $2,427.00
                                                              CUST TOTAL...           1,622       96       76      633     2,427.00

   38180   HEICO INC                 P O BOX 160               PA  DELAWARE WTR G      $953                                 $953.58
                                                              CUST TOTAL...             953                                  953.58

   00827   HELENA CHEMICAL COMPANY   P O BOX 2338              AR  W HELENA             $82                                  $82.50
                                                              CUST TOTAL...              82                                   82.50

   62503   HELENE CURTIS INDUSTRIES  19161 EAST WALNUT         CA  CITY OF INDUST      $165      $55                        $220.00
   12928   HELENE CURTIS INDUSTRIES  4401 WEST NORTH AVENUE    IL  CHICAGO           $1,903            $1,903   $1,873    $5,679.00
                                                              CUST TOTAL...           2,068       55    1,903    1,873     5,899.00

   21646   HEMLOCK SEMICONDUCTOR     12334 GEDDES ROAD         MI  HEMLOCK             $515   $2,491                      $3,006.00
                                                              CUST TOTAL...             515    2,491                       3,006.00

   05156   HEMPT BROTHERS            205 CREEK ROAD            PA  CAMP HILL ,CU     $1,142                               $1,142.73
   07001   HEMPT BROTHERS            HUMMEL AVENUE             PA  LEMOYNE             $293                                 $293.53
                                                              CUST TOTAL...           1,436                                1,436.26


JOB-RCPMO5     FNR 5/02/93      CO-CODE    0   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 62

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   85763   HENDRICK MILES            100 MAIN STREET           TX  PRESIDIO                                        $82       $82.50
                                                              CUST TOTAL...                                         82        82.50

   83660   HENKEL ADHESIVES          1345 GASKET DR            IL  ELGIN                                 $137               $137.50
                                                              CUST TOTAL...                               137                137.50

   62762   HENKEL ADHESIVES CORPORA  2532 COMMERCE PLACE       GA  TUCKER            $2,448      $80                      $2,528.81
                                                              CUST TOTAL...           2,448       80                       2,528.81

   78534   HENKEL CANADA LTD         2290 ARGENTINA RD         ON  MISSISSAUGA                $2,244                      $2,244.42
   78538   HENKEL CANADA LTD         165 REXDALE BLVD          ON  REXDALE              $21      $64                         $85.60
                                                              CUST TOTAL...              21    2,308                       2,330.02

   65224   HENKEL CORP               1140 HARBOR WAY SOUTH     CA  RICHMOND                      $27                         $27.50
   22580   HENKEL CORP               P O BOX 1047              GA  CEDARTOWN        $21,303   $7,852     $455   $6,687   $36,298.35
   06983   HENKEL CORP               P O BOX 191               IL  KANKAKEE            $957      $22                        $979.90
   84175   HENKEL CORP               C/O CAMCO                 KY  FLORENCE             $55                                  $55.00
   27443   HENKEL CORP               P O BOX 411729            NC  CHARLOTTE                                       $55       $55.00
   64033   HENKEL CORP               P O BOX 7044              NC  CHARLOTTE         $3,025                        $55    $3,080.50
   22620   HENKEL CORP               FIRST & ESSEX STS         NJ  HARRISON                     $275      $55     $412      $742.50
   77370   HENKEL CORP               1301 JEFFERSON ST         NJ  HOBOKEN              $27      $27               $98-      $43.00-
   74736   HENKEL CORP               P O BOX 1259              NJ  SOMERVILLE        $4,006                               $4,006.60
   02854   HENKEL CORP               4900 ESTE AVENUE          OH  CINCINNNATI         $270                                 $270.50
   27450   HENKEL CORP               P O BOX 429557/EMERY GROU OH  CINCINNNATI       $3,050                       $685    $3,735.82
   58024   HENKEL CORP               P O BOX 818019            OH  CLEVELAND        $90,803  $17,053     $175     $666- $107,365.44
   50176   HENKEL CORP               300 BROOKSIDE AVENUE      PA  AMBLER            $1,484               $75     $959    $2,518.00
   14019   HENKEL CORP               P O BOX 818019            PA  CASTANEA          $2,259                       $375    $2,634.50
   83300   HENKEL CORP               P O BOX 628               SC  MAULDIN           $9,341     $110      $27             $9,479.25
                                                              CUST TOTAL...         136,584   25,367      787    8,466   171,205.86

   04725   HENKEL CORPORATION        25817 CLAWITER ROAD       CA  HAYWARD           $3,153                               $3,153.60
                                                              CUST TOTAL...           3,153                                3,153.60

   38530   HERCULES CANADA INC       P O BOX 100               ON  BURLINGTON        $4,350            $1,903             $6,253.96
   25805   HERCULES CANADA INC       4 ROBERT SPECK PARKWAY    ON  MISSISSAUGA                                     $80       $80.00
                                                              CUST TOTAL...           4,350             1,903       80     6,333.96

   14696   HERCULES FIBERS           ALCOVEY ROAD              GA  COVINGTON         $1,028                               $1,028.00
                                                              CUST TOTAL...           1,028                                1,028.00

   89468   HERCULES INCORPORATED     C/O CHEMICAL LEAMAN TANK  CT  BRANFORD         $58,454   $2,352     $455   $1,014   $62,276.37
   22328   HERCULES INCORPORATED     MIDDLETON INDUSTRIAL PAR  DE  MIDDLETOWN        $1,876                               $1,876.50
   38460   HERCULES INCORPORATED     13TH & MARKET STREETS     DE  WILMINGTON        $2,291      $24      $71   $2,048    $4,434.50
   83313   HERCULES INCORPORATED     3RD FLOOR                 DE  WILMINGTON                                     $319      $319.80
   38360   HERCULES INCORPORATED     COOK ST                   GA  BRUNSWICK         $7,656                               $7,656.50
   38400   HERCULES INCORPORATED     P O BOX 2249              GA  SAVANNAH          $2,621     $687                      $3,309.00
   38550   HERCULES INCORPORATED     1111 GRATTAN STREET       MA  CHICOPEE            $405              $247   $1,175    $1,827.50
   16884   HERCULES INCORPORATED     P O BOX 1027              MI  KALAMAZOO         $7,713     $640                      $8,353.50
   38560   HERCULES INCORPORATED     P O DRAWER 1937           MS  HATTIESBURG       $8,453                               $8,453.00
   38490   HERCULES INCORPORATED     L NECK RD                 NJ  BURLINGTON                                   $4,551-   $4,551.68-
   83198   HERCULES INCORPORATED     50 NORTH MARKET STREET    NJ  GIBBSTOWN        $19,395     $352                     $19,748.00
   38510   HERCULES INCORPORATED     MOUNT ARLINGTON GATE      NJ  KENVIL           $10,950   $2,750     $165            $13,865.00


JOB-RCPMO5     FNR 5/02/93      CO-CODE    0   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 63

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   37805   HERCULES INCORPORATED     RT 837 & MADISON AVENUE   PA  W ELIZABETH       $3,741                     $1,189    $3,741.50
   38480   HERCULES INCORPORATED     P O BOX 656               VA  FRANKLIN         $23,047   $6,420                     $30,657.92
   07224   HERCULES INCORPORATED     CALLER SERVICE I          VA  RADFORD           $2,268                               $2,268.50
                                                              CUST TOTAL...         148,874   13,227      938    1,196   164,235.91

   75633   HERITAGE ENVIRONMENTAL    4132 POMPANO ROAD         NC  CHARLOTTE                                      $400      $400.00
                                                              CUST TOTAL...                                        400       400.00

   08991   HESS & CLARK INCORPORATE  7TH & ORANGE STREETS      OH  ASHLAND             $625                                 $625.00
                                                              CUST TOTAL...             625                                  625.00

   79931   HEXACOMB CORPORATION      2001 MARLBORO ROAD        NC  FARMVILLE           $733                                 $733.55
                                                              CUST TOTAL...             733                                  733.55

   01229   HICKORY SPRINGS MFG CO    P O BOX 2948              NC  HICKORY             $110                                 $110.00
                                                              CUST TOTAL...             110                                  110.00

   77311   HICKSON DANCHEM CORPORAT  1975 RICHMOND BLVD        VA  DANVILLE            $894     $992                      $1,886.50
                                                              CUST TOTAL...             894      992                       1,886.50

   80330   HIGH POINT CHEMICAL CORP  243 WOODBINE STREET       NC  HIGH POINT        $2,827                               $2,827.05
                                                              CUST TOTAL...           2,827                                2,827.05

   28122   HILL BROTHERS CHEMICAL    15017 EAST CLARK STREET   CA  CITY OF INDUST                               $2,730    $2,730.00
                                                              CUST TOTAL...                                      2,730     2,730.00

   63267   HILTON DAVIS COMPANY      2235 LANGDON FARM         OH  CINCINNATI          $505     $537               $25    $1,067.50
                                                              CUST TOTAL...             505      537                25     1,067.50

   09466   HIMONT USA INC            2 LITTLE FALSS CENTRE     DE  WILMINGTON                                     $150      $150.00
   72193   HIMONT USA INC            P O BOX 15439             DE  WILMINGTON        $1,155                               $1,155.00
                                                              CUST TOTAL...           1,155                        150     1,305.00

   88981   HOECHST CELANESE CHEMICA  SOU-TEX PLANT             NC  MOUNT HOLLY          $27                     $4,460    $4,488.05
                                                              CUST TOTAL...              27                      4,460     4,488.05

   01841   HOECHST CELANESE CORP     P O BOX 64                AL  BUCKS               $275     $330               $35-     $569.70
   06742   HOECHST CELANESE CORP     P O BOX 133               IL  ARGO                $565                       $934    $1,499.62
   59650   HOECHST CELANESE CORP     P O BOX 1026              NC  CHARLOTTE                                       $69-      $69.00-
   04587   HOECHST CELANESE CORP     EAST CATAWBA AVENUE       NC  MOUNT HOLLY         $110     $137                        $247.50
   60556   HOECHST CELANESE CORP     HWY 70 W BOX 4            NC  SALISBURY         $1,260                               $1,260.00
   14850   HOECHST CELANESE CORP     331-345 DOREMUS AVE       NJ  NEWARK            $9,430     $557   $1,400   $1,380   $12,768.95
   06683   HOECHST CELANESE CORP     P O BOX 1259              NJ  SOMERVILLE       $31,682   $2,379   $3,223   $4,126   $41,412.38
   61750   HOECHST CELANESE CORP     50 MEISTER AVE            NJ  SOMERVILLE          $110     $987                      $1,097.00
   02480   HOECHST CELANESE CORP     500 WASHINGTON ST         RI  COVENTRY          $3,478     $750               $27    $4,256.75
   14790   HOECHST CELANESE CORP     2850 CHERRY ROAD          SC  ROCK HILL                           $3,315   $2,042    $5,357.50
   05583   HOECHST CELANESE CORP     P O BOX 428               TX  BISHOP           $11,137   $5,397     $220   $1,583   $18,338.27
   03569   HOECHST CELANESE CORP     P O BOX 569320            TX  DALLAS            $1,854                       $166    $2,020.00
   83204   HOECHST CELANESE CORP     P O BOX 819005            TX  DALLAS                                         $375      $375.00
   09360   HOECHST CELANESE CORP     P O BOX 58190             TX  HOUSTON                                $50     $303      $353.00
   77732   HOECHST CELANESE CORP     P O BOX 58160             TX  HOUSTON                                      $1,446    $1,446.94
   15010   HOECHST CELANESE CORP     P O BOX 937               TX  PAMPA               $577   $2,748                      $3,325.50


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 64

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   10438   HOECHST CELANESE CORP     12212 PORT ROAD          TX PASADENA                        $27                         $27.50
   72471   HOECHST CELANESE CORP     3340 W NORFOLK ROAD      VA PORTSMOUTH                     $402                        $402.50
   85890   HOECHST CELANESE CORP     801 WATER STREET         VA PORTSMOUTH                                        $27       $27.50
   60966   HOECHST CELANESE CORP.    P O BOX 78               SC CARLISLE                                       $2,582    $2,582.40
                                                             CUST. TOTAL...          60,481   13,717    8,208   14,892    97,299.01

   38335   HOFFMAN LA ROCHE INC      P O BOX 238              NJ BELVIDERE             $472                                 $472.50
   39050   HOFFMAN LA ROCHE INC      1153 BLOOMFIELD AVE      NJ NUTLEY             $11,563                       $175   $11,738,32
                                                             CUST. TOTAL...          12,035                        175    12,210.82

   82105   HOFMANN WATER TREATING C  120 GRACEY AVE           CT MERIDEN             $1,635                               $1,635.31
                                                             CUST. TOTAL...           1,635                                1,635.31

   51640   HOLLAND COMPANY INC       153 HOWLAND AVENUE       MA ADAMS                                          $5,001     5,001.38
                                                             CUST. TOTAL...                                      5,001     5,001.38

   39680   HOLLINGSWORTH & VOSE CO   112 WASHINGTON ST        MA E WALPOLE           $1,930                               $1,930.36
   38375   HOLLINGSWORTH & VOSE CO   219 TOWNSEND RD          MA W GROTON            $1,143                               $1,143.00
   09600   HOLLINGSWORTH & VOSE CO   EASTON MILL              NY GREENWICH             $880                                 $880.55
                                                             CUST. TOTAL...           3,953                                3,953.91

   01724   HOLTRA CHEMICAL INC       159 BODEN LANE           MA NATICK             $16,368                              $16,368.00
   50736   HOLTRA CHEMICAL INC       395 HOOK ROAD            NJ BAYONNE             $1,120     $648     $982     $637    $3,388.36
                                                             CUST. TOTAL...          17,488      648      982      637    19,756.38

   87882   HOLTRACHEM                309-327 AVENUE P         NJ NEWARK                                           $300      $300.00
                                                             CUST. TOTAL...                                        300       300.00

   06144   HOOVER UNIVERSAL INC      HIGHWAY 68 E             KY CADIZ                                             $82       $82.50
                                                             CUST. TOTAL...                                         82        82.50

   62420   HOPEWELL REGIONAL FACILI  RT 10 HUMMEL ROSS RD     VA HOPEWELL                                         $165      $165.00
                                                             CUST. TOTAL...                                        165       165.00

   83307   HORIZON INDUSTRIES INC    SOUTH INDUSTRIAL BLVD    GA CALHOUN             $2,862                               $2,862.00
                                                             CUST. TOTAL...           2,862                                2,862.00

   81144   HORSEHEAD RESOURCE DEVEL  300 FRANKFORD RD         PA MONACA                       $5,201                      $5,201.18
                                                             CUST. TOTAL...                    5,201                       5,201.18

   88413   HOUSMEX INC               17001 NORTH CHASE DRIVE  TX HOUSTON             $8,194                     $4,277   $12,471.00
                                                             CUST. TOTAL...           8,194                      4,277    12,471.00

   81778   HOWELL CHEMICAL CO        1201 SOUTH SHELDON ROAD  TX CHANNELVIEW           $260                       $130      $390.00
                                                             CUST. TOTAL...             260                        130       390.00

   17750   HOYER USA INCORPORATED    136 CENTRAL AVENUE       NJ CLARK              $26,766   $5,226              $865   $32,858.10
   78703   HOYER USA INCORPORATED    2 NORTH POINT RD         TX HOUSTON                                          $805      $805.50
                                                             CUST. TOTAL...          26,766    5,226             1,671    33,663.60

   10179   HULS AMERICA              RANGE LINE ROAD          AL MOBILE                $165                                 $165.00
   17690   HULS AMERICA              ROUTE 297                MD CHESTERTOWN           $504                                 $504.00


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 65

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   00973   HULS AMERICA              TURNER PLACE             NJ PISCATAWAY         $16,024   $1,402     $136   $4,555   $22,117.80
   87536   HULS AMERICA              C/O FTS FREIGHT PAYMENT  NJ SOMERVILLE                   $4,014                      $4,014.40
   87609   HULS AMERICA              % FTS FREIGHT PAYMENT PL NJ SOMERVILLE          $3,472            $3,225   $9,675   $16,372.50
                                                             CUST. TOTAL...          20,165    5,416    3,361   14,230    43,173.70

   83772   HULS AMERICA/C/O BDP      80 CENTENNIAL AVE        NJ PISCATAWAY                                     $1,584    $1,584.30
                                                             CUST. TOTAL...                                      1,584     1,584.30

   65882   HULS CANADA INC           235 ORENDA ROAD          ON BRAMALEA              $412                     $4,850    $5,262.72
                                                             CUST. TOTAL...             412                      4,850     5,262.72

   39415   HUMKO PRODUCTS            P O BOX 398              TN MEMPHIS                                           $90       $90.00
                                                             CUST. TOTAL...                                         90        90.00

   87427   HUMPHREY CHEMICAL COMPAN  CAMBREX FINE CHEMICALS G NJ CARLSTADT           $4,316                       $130    $4,446.10
   88672   HUMPHREY CHEMICAL COMPAN  C/O CAMBREX FINE CHEMICA NJ CARLSTADT           $2,900                     $2,900    $5,800.00
                                                             CUST. TOTAL...           7,216                      3,030    10,246.10

   89826   HUNT PRODUCTS             HUNT PRODUCTS CO DIV     TX DALLAS                          $55                         $55.00
                                                             CUST. TOTAL...                       55                          55.00

   00952   HUNTSMAN CHEMICAL         6 RIVERSIDE IND PARK     GA ROME                           $672                        $672.00
   19370   HUNTSMAN CHEMICAL         P O BOX 600              OH BELPRE                $275                     $1,622    $1,897.50
   52858   HUNTSMAN CHEMICAL         5100 BAINBRIDGE BLVD     VA CHESAPEAKE          $6,185   $8,616   $9,077   $9,913   $33,792.50
                                                             CUST. TOTAL...           6,460    9,288    9,077   11,536    36,362.00

   89978   HUNTSMAN CHEMICAL CORP    C/O CTI LOGISTICS INC    NJ RAHWAY              $6,984                               $6,984.00
                                                             CUST. TOTAL...           6,984                                6,984.00

   88107   HUNTSMAN FILM PRODUCTS    300 EAGLE GATE TOWER     UT SALT LAKE CITY                                    $27       $27.50
                                                             CUST. TOTAL...                                         27        27.50

   73894   HYCHEM INC                P O BOX 250              GA RICEBORO                                         $265      $265.00
                                                             CUST. TOTAL...                                        265       265.00

   04168   HYDRITE CHEMICAL COMPANY  7300 WEST BRADLEY ROAD   WI MILWAUKEE           $2,249                               $2,249.41
                                                             CUST. TOTAL...           2,249                                2,249.41

   87300   HYDRITE CHEMICALS         49 SOUTH STREET          IL PARK FOREST                    $549              $558    $1,107.05
                                                             CUST. TOTAL...                      549               558     1,107.05

C   87295   HYDRO SERVICES            6410 STATE LINE RD       AR TEXARKANA                                      $2,115    $2,115.75
                                                             CUST. TOTAL...                                      2,115     2,115.75

   06376   I P I                     P O BOX 70               MD ELKTON                 $27   $1,453                      $1,481.34
                                                             CUST. TOTAL...              27    1,453                       1,481.34

   33175   I S P CHEMICALS INC       RTE 95 INDUSTRIAL AVENUE KY CALVERT CITY        $2,806                               $2,806.36
                                                             CUST. TOTAL...           2,806                                2,806.36

   54043   IBM CORP                  P O BOX 1000             NY HOPEWELL JUNCT                          $136               $136.00
   07714   IBM CORP                  P O BOX 1400/DEPT 870    NY POUGHKEEPSIE                            $104     $338      $442.00
                                                             CUST. TOTAL...                               240      338       578.00


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 66

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   66083   ICI AMERICAS INC          560 PIER A PLACE         CA WILMINGTON                                       $137      $137.50
   40400   ICI AMERICAS INC          CONCORD PIKE & MURPHY RD DE WILMINGTON            $474              $184     $195-     $463.00
   89627   ICI AMERICAS INC          3411 SILVERSIDE ROAD     DE WILMINGTON            $624   $1,478     $915             $3,017.87
   90076   ICI AMERICAS INC          3411 SILVERSIDE ROAD     DE WILMINGTON          $2,760                               $2,760.00
   89361   ICI AMERICAS INC          C/O RUBICON INC          LA GEISMAR             $3,603   $1,874                      $5,477.00
   39355   ICC AMERICAS INC          333 MAIN STREET          MA DIGHTON                                           $50       $50.00
   05600   ICI AMERICAS INC          P O BOX 17631            MO SAINT LOUIS        $26,724   $5,557   $2,240   $3,878   $38,400.01
   39365   ICI AMERICAS INC          P O BOX 31786            NC CHARLOTTE                                         $40       $40.00
                                                             CUST. TOTAL...          34,185    8,909    3,339    3,910    50,345.38

   65866   ICI AMERICAS INC/AGRI PR  P O BOX 152              TN MT PLEASANT           $165                       $998    $1,163.50
                                                             CUST. TOTAL...             165                        998     1,163.50

   02558   ICI CANADA INC            P O BOX 1299             ON CORNWALL            $3,902                       $225    $4,127.96
   10089   ICI CANADA INC            P O BOX 1900             ON COURTRIGHT             $64                                  $64.20
                                                             CUST. TOTAL...           3,967                        225     4,192.16

   52259   ICI EXPLOSIVES            P O BOX 271              PA TAMAQUA               $433                       $433      $866.00
                                                             CUST. TOTAL...             433                        433       866.00

   02667   ICI NITROGEN PRODUCTS     P O BOX 5201             ON LONDON             $25,791   $2,958   $1,582     $571   $30,904.23
                                                             CUST. TOTAL...          25,791    2,958    1,582      571    30,904.23

   60122   ICI SPECIALTY INKS        3730 OLD TASSO ROAD NE   TN CLEVELAND             $876   $1,504                      $2,380.00
                                                             CUST. TOTAL...             876    1,504                       2,380.00

   89793   ICS CHEMICAL              5401 W KENNEDY BLVD      FL TAMPA                        $3,316                      $3,316.75
   81208   ICS CHEMICAL              135 PINEVIEW DRIVE       NY AMHERST                                        $1,177    $1,177.50
                                                             CUST. TOTAL...                    3,316             1,177     4,494.25

   40380   IDEAL CHEM & SUPPLY       P O BOX 18698            TN MEMPHIS            $20,135   $1,773                     $21,908.78
                                                             CUST. TOTAL...          20,135    1,773                      21,908.78

   40255 IFF                         600 STATE HIGHWAY 36     NJ HAZLET             $28,557   $1,968     $605   $3,168   $34,298.95
   40275 IFF                         800 ROSE LANE            NJ UNION BEACH           $260                                 $260.00
                                                             CUST. TOTAL...          28,817    1,968      605    3,168    34,558.95

   87010   IFF DE MEXICO             % CEGO GROUP             TX LAREDO              $1,158                               $1,158.00
                                                             CUST. TOTAL...           1,158                                1,158.00

   87013   IGI PETROLEUM SPECIALTIE  461 FROM RD              NJ PARAMUS                                           $71-      $71.00-
                                                             CUST. TOTAL...                                         71-       71.00-

   00747   IGLOO PRODUCTS CORP       P O BOX 19322            TX HOUSTON               $247                       $137      $385.00
                                                             CUST. TOTAL...             247                        137       385.00

   26154   IMEX FORWARDING AGENCY    P O BOX 1326             TX LAREDO                $280                                 $280.00
                                                             CUST. TOTAL...             280                                  280.00

   72651   IMPACT PLASTIC INC        780 FOUR ROD RD          CT KENSINGTON          $6,449   $1,523     $822             $8,794.91
                                                             CUST. TOTAL...           6,449    1,523      822              8,794.91

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #67


S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   56265    IMPERIAL OIL LIMITED       CHRISTINA & CLIFFORD      ON SARNIA                       $82                         $82.50
                                                                CUST. TOTAL...                    82                          82.50

   45600    IMPERIAL WALLPAPER CO      UNDERWOOD AVE             NY PLATTSBURGH      $2,189                               $2,289.44
                                                                CUST. TOTAL...        2,189                                2,189.44

   05446    IMPERIAL WEST CHEMICAL C   1701 WILBUR AVENUE        CA ANTIOCH         $54,853   $3,864     $336-  $8,054   $66,436.67
                                                                CUST. TOTAL...       54,853    3,864      336-   8,054    66,436.67

   75760    INCEPTOR INC               2970 AIRPORT HWY          OH TOLEDO                       $27                         $27.50
                                                                CUST. TOTAL...                    27                          27.50

   72098    INCO ALLOYS INTERNATIONA   ROUTE 23                  KY BURNAUGH           $348                                 $348.00
   27881    INCO ALLOYS INTERNATIONA   RIVERSIDE ROAD            WV HUNTINGTON         $490                                 $490.50
                                                                CUST. TOTAL...          838                                  838.50

   41640    INCO LTD                   ACCOUNTS PAYABLE          ON COPPER CLIFF     $4,562   $2,252                      $6,814.97
                                                                CUST. TOTAL...        4,562    2,252                       6,814.97

   23118    INDCO INC                  N RAILROAD & ESSEX ST     NJ GLOUCESTER CIT     $960     $480                      $1,440.00
                                                                CUST. TOTAL...          960      480                       1,440.00

   07253    INDEPENDENT CEMENT CORP    P O BOX 12-310            NY ALBANY             $250     $436     $107   $3,147    $3,942.36
   08674    INDEPENDENT CEMENT CORP    P O BOX 1008              NY BUFFALO                                       $133-     $133.43
                                                                CUST. TOTAL...          250      436      107    3,014     3,808.93

   88708    INDOLEX                    5675 KENNEDY ROAD         ON MISSISSAUGA         $53                                  $53.50
                                                                CUST. TOTAL...           53                                   53.50

   05168    INDOPCO INC                CEDAR SPRINGS RD          NC SALISBURY                   $110                        $110.00
                                                                 CUST. TOTAL...                  110                         110.00

   50287    INDUSTRIAL ADHESIVES       130 N CAMPBELL AVE        IL CHICAGO                                        $45       $45.00
                                                                CUST. TOTAL...                                      45        45.00

   64289    INDUSTRIAL CHEM-TEX        P O BOX 6964              TX LONGVIEW           $935            $1,250             $2,186.04
                                                                CUST. TOTAL...          935             1,250              2,186.04

   54680    INDUSTRIAL CHEMICALS       12801 NEWBURGH ROAD       MI LIVONIA             $27                                  $27.50
   89756    INDUSTRIAL CHEMICALS       885 W SMITH ROAD          OH MEDINA             $416                                 $416.24
                                                                CUST. TOTAL...          443                                  443.74

   71713    INDUSTRIAL GENERAL CORP    3 PERKINS WAY             MA NEWBURYPORT      $5,217                               $5,217.84
                                                                CUST. TOTAL...        5,217                                5,217.84

   77400    INDUSTRIAL SOLVENTS CORP   P O BOX 125               MI SAINT LOUIS                                 $2,379    $2,379.42
                                                                CUST. TOTAL...                                   2,379     2,379.42

   61372    INDUSTRIAS ASTROL          8535 SAN GABRIEL DR       TX LAREDO             $900                                 $900.00
                                                                CUST. TOTAL...          900                                     900

   80421    INDUSTRIAS RESISTOL S A    KM 52.5                   MX LERMA EDO        $1,950                               $1,950.00
                                                                CUST. TOTAL...        1,950                                1,950.00

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #68


S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   76325    INGRAM BARGE               PO BOX 23049              TN NASHVILLE                   $480                        $480.00
                                                                CUST. TOTAL...                   480                         480.00

   90068    INLAND FISHER GUIDE RIMI   DIV OF GENERAL MOTORS     TX BROWNSVILLE      $2,499                               $2,499.00
                                                                CUST. TOTAL...        2,499                                2,499.00

   59990    INLAND ORANGE INC          OLD HIGHWAY 87            TX ORANGE                                        $600      $600.00
                                                                CUST. TOTAL...                                     600       600.00

   33920    INLAND ROME INC            238 MAYS BRIDGE ROAD      GA ROME             $2,895                               $2,895.59
                                                                CUST. TOTAL...        2,895                                2,895.59

   43960    INDLEX CORPORATION         JACKSON & SWANSON STS     PA PHILADELPHIA    $14,319   $6,842              $209   $21,370.88
                                                                CUST. TOTAL...       14,319    6,842               209    21,370.88

   41390    INSTA FOAM                 2050 NO BROADWAY          IL JOLIET             $192                       $235      $427.50
                                                                                        192                        235       427.50

   66915    INSULATING MATERIALS INC   1 CAMPBELL ROAD           NY SCHENECTADY      $2,249                       $141    $2,391.02
                                                                CUST. TOTAL...        2,249                        141     2,391.02

   69819    INTAC AUTOMOTIVE PRDT IN   PO BOX  339               IL LEMONT           $1,035              $641             $1,676.00
                                                                CUST. TOTAL           1,035               641              1,676.00

   56570    INTER PACK CORP            399 DETROIT AVENUE        MI MONROE             $549               $24               $573.00
                                                                CUST. TOTAL...          549                24                573.00

   76879    INTERAMERICA FORWARDING    JEFFERSON & PINDER STREE  TX LAREDO             $980                                 $980.00
                                                                CUST. TOTAL...          980                                  980.00

   85243    INTERCONTINENTAL FWG       1985 N CENTRAL AVE        TX BROWNSVILLE      $2,470                               $2,470.00
                                                                CUST. TOTAL...        2,470                                2,470.00

   89542    INTERCORP MEXICO S A DE    GUADALUPE NUEVO LEON      MX MEXICO                    $1,229   $1,229              2,458.00
                                                                CUST. TOTAL...                 1,229    1,229              2,458.00

   78719    INTERCORP MEXICO S.A DE    GUERRERO 213 A SUR        MX CO QUADALUPE N     $938   $1,876     $938             $3,752.00
                                                                CUST. TOTAL...          938    1,876      938              3,752.00

   74110    INTERFLOW USA              363 N SAM HOUSTON PKWY E  TX HOUSTON          $8,719   $2,446            $3,461   $14,627.19
                                                                CUST. TOTAL...        8,710    2,446             3,461    14,627.19

   22312    INTERLUBE CORPORATION      4646 BAKER AVENUE         OH CINCINNATI                                  $2,133    $2,133.51
                                                                CUST. TOTAL...                                   2,133     2,133.51

   82379    INTERNATIONAL CONTAINER    P O BOX 24686             FL TAMPA            $1,736                               $1,736.23
   64466    INTERNATIONAL CONTAINER    66 YORK STREET            NJ JERSEY CITY      $1,680   $8,674   $9,456   30,897   $50,708.49
                                                                CUST. TOTAL...        3,416    8,674    9,456   30,897    52,444.72

   88927    INTERNATIONAL PAPER CO     100 DICKMON RD            AL BAY MINETTE               $1,164                      $1,164.00
   10193    INTERNATIONAL PAPER CO     P O BOX 7069              AR PINE BLUFF                                    $340      $340.75
   41120    INTERNATIONAL PAPER CO     P O BOX 31 2              LA BASTROP          $7,959                       $292    $8,252.25

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #69


S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   00205    INTERNATIONAL PAPER CO     OFF HIGHWAY 509           LA MANSFIELD          $735                                 $735.17
   01483    INTERNATIONAL PAPER CO     P O BOX 20 RILEY ROAD     ME JAY              $8,785   $4,585   $1,714     $687   $15,771.50
   40575    INTERNATIONAL PAPER CO     P O BOX 311               MS NATCHEZ                                       $777      $777.00
   41610    INTERNATIONAL PAPER CO     P O BOX 1362              NY TICONDEROGA                                    $91       $91.00
   53229    INTERNATIONAL PAPER CO     P O BOX 797               NY TUXEDO PK                                   $3,771    $3,771.00
   27231    INTERNATIONAL PAPER CO     KAMINSKI STREET           SC GEORGETOWN       $1,835                               $1,835.00
   84292    INTERNATIONAL PAPER CO     P O BOX 946               TN MEMPHIS                              $509      $82      $591.50
                                                                CUST. TOTAL...       19,314    5,749    2,223    6,042    33,329.17

   08161    INTERNATIONAL PERMALITE    300 NORTH HAVEN           CA ONTARIO            $617                     $1,667    $2,285.41
                                                                CUST. TOTAL...          617                      1,667     2,285.41

   86418    INTERNATIONAL RESOURCES    8945 GUILFORD ROAD        MD COLUMBIA                                      $635      $635.18
                                                                CUST. TOTAL...                                     635       635.18

   52479    INTERPLAST UNIVERSAL IND   199 GARIBALDI AVENUE      NJ LODI                        $137                        $137.50
                                                                CUST. TOTAL...                   137                         137.50

   01057    INTERPLASTICS CORPORATIO   1545 SOUTH OLIVE          IN SOUTH BEND                                    $395      $395.00
                                                                CUST. TOTAL...                                     395       395.00

   58104    INTERPOLYMER CORP          7501 IDSTRIBUTION DRIVE   KY LOUISVILLE      $15,667   $8,371              $720-  $23,318.50
                                                                CUST. TOTAL...       15,667    8,371               720-   23,318.50

   72655    INTERPROVINCIAL  COOPERAT  945 MARION ST             MB WINNIPEG           $160                                 $160.00
                                                                CUST. TOTAL...          160                                  160.00

   07323    INTERSOL IND CORP          P O BOX 270383            FL TAMPA            $2,250                               $2,250.01
                                                                CUST. TOTAL...        2,250                                2,250.01

   74498    INTERSTATE CHEMICAL CO     2797 FREEDLAND ROAD       PA HERMITAGE           $91                                  $91.75
   04841    INTERSTATE CHEMICAL CO     2797 FREEDLAND ROAD       PA W MIDDLESEX                                   $230      $230.00
                                                                CUST. TOTAL...           91                        230       321.75

   41810    INTERSTATE CONTAINER CO    GRACESON & MEADE ST       PA READING                                       $110      $110.00
                                                                CUST. TOTAL...                                     110       110.00

   81678    INTERSTATE RACING FUEL     8128 SUBET RD             MD BALTIMORE                                     $137      $137.50
                                                                CUST. TOTAL...                                     137       137.50

   82904    INTROSUL INC               404 SEARS ROAD            GA PERRY                                         $125      $125.00
                                                                CUST. TOTAL                                        125       125.00

   89011    INX INTERNATIONAL INK CO   1860 WESTERN DRIVE        IL WEST CHICAGO     $1,155                               $1,155.32
                                                                CUST. TOTAL           1,155                                1,155.32

   87327    IONPURE TECHNOLOGIES COR   8211 COUNTRY CLUB PLACE   IN INDIANAPOLIS                                   $45-      $45.00-
                                                                CUST. TOTAL...                                      45-       45.00-

   50837    ISOCYANATE PRODUCTS INC    12243 BRANFORD STREET     CA SUN VALLEY                                    $691       691.80
                                                                CUST. TOTAL...                                     691       691.80

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #70


S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE

   84353    ITT TEVES AMERICA          111 W LOVERS LANE        VA  CULPEPER                    $945                        $945.01
                                                                CUST. TOTAL....                  945                         945.01

   89142    ITTC                       P O BOX 750              NY  PLATTSBURGH     $13,431   $9,366   $5,033            $27,831.42
                                                                CUST. TOTAL....      13,431    9,366    5,033             27,831.42

   89058    ITW DEVCON                 36 ENIDCOTT ST           MA  DANVERS             $82                       $247      $330.00
                                                                CUST. TOTAL....          82                        247       330.00

   72359    IVAX INDUSTRIES            12 FACTORY LANE          NJ  MIDDLESEX          $495     $110                        $605.00
                                                                CUST. TOTAL....         495      110                         605.00

   53831    IVEX CORPORATION           218 CLEVELAND STREET     OH  CHARGIN FALLS             $1,036                      $1,036.00
                                                                CUST. TOTAL....                1,036                       1,036.00

   74969    IZUMI CORPORATION          COUNTRY RD 101           NY  YAPHANK         $14,559  $12,349           $11,935   $38,843.97
                                                                CUST. TOTAL....      14,559   12,349            11,935    38,843.97

   42240    J & L SPCIALTY PRODUCTS    P O BOX 3373             PA  PITTSBURGH                   $82     $151               $233.75
                                                                CUST. TOTAL....                   82      151                233.75

   07342    J B EURELL COMPANY         45 WEST SCOTTDALE ROAD   PA  LANSDOWNE                                     $920      $920.00
                                                                CUST. TOTAL....                                    920       920.00

   06949    J L PRESCOTT COMPANY       16750 S VINCENNES ROAD   IL  S HOLLAND          $488                                 $488.00
                                                                CUST. TOTAL....         488                                  488.00

   86356    J M HUBER CORPORATION      P O BOX P                TN  ETOWAH          $11,000   $6,600   $4,400            $22,000.00
                                                                CUST. TOTAL....      11,000    6,600    4,400             22,000.00

   51309    J R SIMPLOT COMPANY        16777 SO HOWLAND AVENUE  CA  LATHROP            $358                                 $358.91
                                                                CUST. TOTAL....         358                                  358.91

   88024    J R STERLING SERVICE CO    7550 SANTA FE DRIVE      IL  HODGKINS                                      $550      $550.00
                                                                CUST. TOTAL....                                    550       550.00

   62498    J T BAKER CHEMICAL CO      1223 GROVE ROAD          PA  PITTSBURGH                                     $50-      $50.34-
                                                                CUST. TOTAL....                                     50-       50.34-

   06300    J T BAKER INC              600 N BROAD              NJ  PHILLIPSBURG    $28,188   $7,388   $4,916      $14-  $40,479.32
                                                                CUST. TOTAL....      28,188    7,388    4,916       14-   40,479.32

   90241    JACKSON CHEMICAL           P O BOX 616              NJ  LIVINGSTON       $1,690                               $1,690.31
                                                                CUST. TOTAL....       1,690                                1,690.31

   78804    JACKSON IND UNIFORM SERV   240 MITCHELL AVE         MS  JACKSON                      $48                         $48.00
                                                                CUST. TOTAL....                   48                          48.00

   90099    JAMES RIVER CORPORATION    2101 WILLIAMS ST         CA  SAN LEANDRO      $1,008                               $1,006.80
   63383    JAMES RIVER CORPORATION    PO BOX 218               LA  ST FRANCISVILL                              $1,373    $1,372.50
   04439    JAMES RIVER CORPORATION    100 ISLAND AVE           MI  PARCHMENT        $8,341                               $8,341.81
   69250    JAMES RIVER CORPORATION    FRENCH TOWN ROAD         NJ  MILFORD            $655                                 $655.00
                                                                CUST. TOTAL....      10,003                      1,372    11,376.11

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #71


S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   59215    JAMESTOWN PLYWOOD          34 STEEL STREET          NY  JAMESTOWN                                     $110      $110.00
                                                                CUST. TOTAL....                                    110       110.00

   03407    JEEP CORPORATION           940 NORTH COVE BOULEVARD OH  TOLEDO                       $27                         $27.50
                                                                CUST. TOTAL....                   27                          27.50

   09674    JET PLASTICA               1100 SWAB RD             PA  HATFIELD                                      $110      $110.00
                                                                CUST. TOTAL....                                    110       110.00

   00209    JETCO CHEMICAL INC         E HWY 31                 TX  CORSICANA           $40                                  $40.00
                                                                CUST. TOTAL....          40                                   40.00

   23550    JOHN C DOLPH               NEW ROAD                 NJ  MONMOUTH JCT                 $82              $140      $223.00
                                                                CUST. TOTAL....                   82               140       223.00

   64698    JOHN DEERE & COMPANY       VINE & MADISON           IA  OTTUMWA          $2,642                               $2,642.50
                                                                CUST. TOTAL....       2,642                                2,642.50

   38640    JOHN R HESS & SONS INC     P O BOX 3615             RI  CRANSTON         $1,411      $37                      $1,448.50
                                                                CUST. TOTAL....       1,411       37                       1,448.50

   87308    JOHNSON & JOHNSON          50 GEORGE STREET         NJ  N BRUCSWICK               $5,778            $9,032-    $3254.50-
   86235    JOHNSON & JOHNSON          P O BOX 217              NJ  SKILLMAN        $18,212                    $14,667-   $3,545.50
                                                                CUST. TOTAL....      18,212    5,778            23,699-      291.00

   84251    JOHNSON & JOHNSON INC      7101 NOTRE-DAME EST      PQ  MONTREAL         $2,876                               $2,876.10
                                                                CUST. TOTAL....       2,876                                2,876.10

   82710    JONHSON CONTROLS INC       2525 NORTH SIXTH STREET  IN  VINCENNES                                     $137      $137.50
   60952    JONHSON CONTROLS INC       P O BOX 116              ON  ORANGEVILLE                  $27              $220      $247.50
   77024    JONHSON CONTROLS INC       1890 MINES ROAD          TN  PULASKI                      $27                         $27.50
                                                                CUST. TOTAL....                   55               357       412.50

   39530    JOHNSON CONTROLS LTD       100 TOWNLINE ROAD        ON  TILLSONBURG                                   $135      $135.00
                                                                CUST. TOTAL....                                    135       135.00

   82015    JOHNSON MERCHANTILE CO     FRONT STREET             NC  HAMILTON                                      $150      $150.00
                                                                CUST. TOTAL....                                    150       150.00

   65974    JONES CHEMICAL COMPANY     520 W TENTH AVE          LA  RESERVE                                     $1,629    $1,629.84
   42340    JONES CHEMICAL COMPANY     2500 VANDERHOOF RD       OH  BARBERTON          $414     $100     $100     $425    $1,039.80
                                                                CUST. TOTAL....         414      100      100    2,054     2,669.64

   52161    JONES HAMILTON             P O BOX 464              CA  NEWARK          $12,443   $1,033                     $13,476.90
                                                                CUST. TOTAL....      12,443    1,033                      13,476.90

   56287    JONES PLASTIC & ENGINEER   2410 PLANTSIDE DRIVE     KY  JEFFERSONTOWN    $1,782     $238            $1,100    $3,121.10
                                                                CUST. TOTAL....       1,782      238             1,100     3,121.10

   61039    JUAN B CARRANZA            109 FLETCHA LANE         TX  LAREDO             $140                                 $140.00
                                                                CUST. TOTAL....         140                                  140.00


JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #72


S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   89600    JUAN DURAN FWG             1650 CENTRAL AVE         TX  BROWNSVILLE        $900                                 $900.00
                                                                CUST. TOTAL....         900                                  900.00

   55140    K & D INDUSTRIAL CLEANER   2962 VENTURE DR          MI  MIDLAND            $478     $505                        $983.50
                                                                CUST. TOTAL....         478      505                         983.50

   88345    K & S INDUSTIRES LTD       P O BOX 297              CT  GEORGETOWN       $1,634                               $1,634.00
                                                                CUST. TOTAL....       1,634                                1,634.00

   10348    K CHEMICAL CORPORATION     1200 SUMMER STREET       CT  STAMFORD                            $1920-             $1920.00-
                                                                CUST. TOTAL....                         $1920-              1920.00-

   67280    K J QUINN & COMPANY        135 FOLLY MILL ROAD      NH  SEABROOK                                      $247      $247.50
                                                                CUST. TOTAL....                                    247       247.50

   79493    KAISER ALUMINUM & CHEM     INTERNATIONAL BIILING ON LA  GRAMERCY         $5,040                               $5,040.00
   52250    KAISER ALUMINUM & CHEM     P O BOX 15108            WA  SPOKANE          $4,196                               $4,196.92
                                                                CUST. TOTAL....       9,236                                9,236.92

   13462    KALAM CHEMICAL INC         1296 N W 3RD STREET      WA  KALAMA                                         $45-      $45.00-
                                                                CUST. TOTAL....                                     45-       45.00-

   80324    KALAMA INTERNATIONAL       1200 SMITH SUITE 1111    TX  HOUSTON            $737                                 $737.50
                                                                CUST. TOTAL....         737                                  737.50

   79107    KANEMATSU-GOSHO USA INC    114 WEST 47TH ST 23RD FL NY  NEW YORK         $3,109                               $3,109.00
                                                                CUST. TOTAL....       3,109                                3,109.00

   89366    KARLSHAMNS USA INC         P O BOX 1025             NJ  HARRISON           $131                                 $131.30
                                                                CUST. TOTAL....         131                                  131.30

   81105    KELMAR                     5210 HOVIS RD            NC  CHARLOTTE                    $82                         $82.50
                                                                CUST. TOTAL....                   82                          82.50

   56091    KEMIRA INC                 P O BOX 845              FL ATLANTIC BEACH    $1,788   $1,181                      $2,970.86
                                                                CUST. TOTAL....       1,788    1,181                       2,970.86

   05241    KEMIRA INCORPORATED        P O BOX 368              GA  SAVANNAH         $1,982                               $1,982.30
                                                                CUST. TOTAL....       1,982                                1,982.30

   66401    KEMTEC INC                 11001 ST CATHERINES ST E PQ  MONTREAL                                   $36,406   $36,406.78
                                                                CUST. TOTAL....                                 36,406    36,406.78

   59104    KENSIGTON CORPORATION      P O BOX 663              CT  MADSION            $526     $526           $11,746   $12,800.37
   64942    KENSIGTON CORPORATION      C/O ARGUS CHEMICAL CORP  NY  BROOKLYN                                      $104      $104.00
                                                                CUST. TOTAL....         526      526             1,850    12,904.37

   15466    KERR MC GEE CHEMICAL COR   P O BOX 25861            OK  OKLAHOMA CITY    $2,720                               $2,720.00
                                                                CUST. TOTAL....       2,720                                2,720.00

   89348    KIMBERLY CLARK CORP        58 PICKETT DISTRICT RD   CT  NEW MILFORD      $4,615     $493                      $5,108.63
   10036    KIMBERLY CLARK CORP        GREY LOCK STREE          MA  LEE                                           $192      $192.50


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 73

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   42695   KIMBERLY CLARK CORP       EAST MUNISING AVE        MI MUNISING               $80      $40                        $120.00
   43320   KIMBERLY CLARK CORP       MAIN STREET              NJ SPOTSWOOD                               $177               $177.61
   76895   KIMBERLY CLARK CORP       1111 HENRY STREET        WI NEENAH                                           $115      $115.00
                                                             CUST. TOTAL...           4,695      533      177      307     5,713.74

   63833 KIMBERLY-CLARK CORP         P O BOX 370              OH TROY                   $27                                  $27.50
                                                             CUST. TOTAL...              27                                   27.50

   60688   KING FINISHING            P O BOX 480              GA STATESBORO                     $909                        $909.30
                                                             CUST. TOTAL...                      909                         909.30

   84232   KINGS LABORATORY          P O BOX 120              SC BLYTHEWOOD                                       $110      $110.00
                                                             CUST. TOTAL...                                        110       110.00

   51494   KIWI BRANDS INC           447 OLD SWEDE RD         PA DOUGLASSVILLE       $1,391                               $1,391.50
                                                             CUST. TOTAL...           1,391                                1,391.50

   83229   KLAMATH DOORS             3305 LAKEPORT BLVD       OR KLAMATH FALLS       $1,548                               $1,548.60
                                                             CUST. TOTAL...           1,548                                1,548.60

   43450   KLEEN BRITE LABORATORIES  P O BOX 20408            NY ROCHESTER          $11,266                              $11,255.50
                                                             CUST. TOTAL...          11,266                               11,266.50

   06118   KMCO INCORPORATED         16503 RAMSEY ROAD        TX CROSBY                $100                                 $100.00
                                                             CUST. TOTAL...             100                                  100.00

   86891   KOCH MATERIALS CO         10100 BROWER ROAS        OH NORTH BEND          $3,811                               $3,811.68
                                                             CUST. TOTAL...           3,811                                3,811.68

   78465   KOCH MATERIALS COMPANY    1305 E GRAND RIVER       MI HOWELL                                         $1,645-   $1,645.70-
   78993   KOCH MATERIALS COMPANY    P O BOX 27327            MO SAINT LOUIS         $1,105                               $1,105.00
                                                             CUST. TOTAL...           1,105                      1,645-      540.70-

   02714   KOCH SERVICE INC          P O BOX 10347            TX CORPUS CHRISTI                          $192               $192.50
                                                             CUST. TOTAL...                               192                192.50

   57643   KOCH SULFUR PRODUCTS      P O BOX 2256             KS WICHITA                                          $511      $511.74
                                                             CUST. TOTAL...                                        511       511.74

   57980   KOHLER COMPANY            444 HIGHLAND DRIVE       WI KOHLER                 $55                                  $55.00
                                                             CUST. TOTAL...              55                                   55.00

   83780   KOKOKU STEEL CORP         P O BOX 357              IN SCOTTSBURG             $55                                  $55.00
                                                             CUST. TOTAL...              55                                   55.00

   08997   KOLMAR LABORATORIES INC   SKYLINE DRIVE            NY PORT JERVIS            $26                                  $26.26
                                                             CUST. TOTAL...              26                                   26.26

   09649   KOPPERS INDUSTRIES INC    3900 SOUTH LARAMIE STREE IL CICERO                 $55                                  $55.00
   86667   KOPPERS INDUSTRIES INC    P O BOX 1230             IL LANSING            $83,885   $6,694   $1,753  $16,455  $108,788.73
   77479   KOPPERS INDUSTRIES INC    P O BOX 3485             NH NASHUA                                         $2,059    $2,059.20
   44440   KOPPERS INDUSTRIES INC    P O BOX 665              WV FOLLANSBEE        $172,460   $8,870  $11,985   $7,912  $201,229.30
                                                             CUST. TOTAL...         256,401   15,564   13,739   26,426   312,132.23


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 74

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   82602   KOST GROUP                12141 PAULMEADOWS RD     OH CINCINNATI                                        $50       $50.00
                                                             CUST. TOTAL...                                         50        50.00

   05311   KRACO ENTERPRISES INC     505 E EUCLID AVENUE      CA COMPTON                                          $302      $302.50
                                                             CUST. TOTAL...                                        302       302.50

   84427   KRAFT GENERAL FOODS       342 GRANT STREET         PA CHAMBERSBURG                                      $82       $82.50
                                                             CUST. TOTAL...                                         82        82.50

   25139   KRAFT INC DAIRY GROUP     261 DELAWARE STREET      NY WALTON                                           $385      $385.00
                                                             CUST. TOTAL...                                        385       385.00

   44650   KRAMER CHEMICAL           P O BOX 1299             NJ CLIFTON             $2,427   $1,495            $3,283    $7,206.36
                                                             CUST. TOTAL...           2,427    1,495             3,283     7,206.36

   83829   KRONOS                    P O BOX 70               LA WESTLAKE                                         $630      $630.00
                                                             CUST. TOTAL...                                        630       630.00

   23462   KRONOS CANADA INC         4 PLACE VILLE MARIE      PO MONTREAL           $11,446              $775     $262   $12,484.65
                                                             CUST. TOTAL...          11,446               775      262    12,484.65

   88282   KRONOS, INC.              C/O BROUSSAND & ASSOCIAT TX HOUSTON             $2,772                               $2,772.60
                                                             CUST. TOTAL...           2,772                                2,772.60

   86952   KROPP FORGE DIVISION      ANADITE                  IL CICERO                $518     $518   $1,036   $2,046    $4,118.00
                                                             CUST. TOTAL...             518      518    1,036    2,046     4,118.00

   82808   KY TN CLAY COMPANY        P O BOX 160              MS CRENSHAW                                         $110      $110.00
                                                             CUST. TOTAL...                                        110       110.00

   76980   KYSOR NEEDHAM             4201 JANADA              TX FORT WORTH                                       $100      $100.00
                                                             CUST. TOTAL...                                        100       100.00

   89935   KYZEN CORPORATION         413 HARDING IND DR       TN NASHVILLE           $1,075                               $1,075.77
                                                             CUST. TOTAL...           1,075                                1,075.77

   13446   L & F PRODUCTS            225 SUMMITT AVENUE       NJ MONTVALE                        $27                         $27.50
                                                             CUST. TOTAL...                       27                          27.50

   71090   L B RUSSELL CHEMICAL CO   14-33 31ST AVENUE        NY LONG ISLAND CY               $1,713                      $1,713.00
                                                             CUST. TOTAL...                    1,713                       1,713.00

   64659   L C I LAY-CEE INC         1448 MCCARTER HWY        NJ NEWARK              $7,034                               $7,034.00
                                                             CUST. TOTAL...           7,034                                7,034.00

   23715   L C I LIMITED             415 PABLO AVENUE NORTH   FL JACKSONVILLE        $8,576     $371                      $8,947.50
                                                             CUST. TOTAL...           8,576      371                       8,947.50

   16698   L C P CHEMICALS           P O BOX 1558             GA BRUNSWICK                                        $480      $480.65
   64936   L C P CHEMICALS           RIVER ROAD               ME ORRINGTON                                      $3,610    $3,610.20
   83055   L C P CHEMICALS           RIVER ROAD               ME ORRINGTON                                      $1,044    $1,044.00
   14640   L C P CHEMICALS           P O BOX 98               NY SOLVAY                                        $27,320   $27,320.93


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 75

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   83052   L C P CHEMICALS           P O BOX 98               NY SOLVAY              $1,291   $1,791   $1,642  $21,139   $25,865.36
                                                             CUST. TOTAL...           1,291    1,791    1,642   53,595    58,321.14

   84350   L M R                     P O BOX 126              LA GEISMAR            $11,545                              $11,545.00
                                                             CUST. TOTAL...          11,545                               11,545.00

   89208   LA FARGE CORPORATION      5160 MAIN STREET         PA WHITEHALL                       $36-                        $36.26-
                                                             CUST. TOTAL...                       36-                         36.26-

   85270   LA ROCHE INDUSTRIES       1726 TOTAL STREET        NC CHARLOTTE                      $495                        $495.59
   10803   LA ROCHE INDUSTRIES       P O BOX 1629             NJ S HACKENSACK        $1,712   $2,097                      $3,810.20
                                                             CUST. TOTAL...           1,712    2,593                       4,305.79

   10201   LABBCO INCORPORATED       2903 DUPREE              TX HOUSTON               $893              $533             $1,426.31
                                                             CUST. TOTAL...             893               533              1,426.31

   87200   LACLEDE STEEL             1 METROPOLITAN SQUARE    MO SAINT LOUIS        $12,637                              $12,637.75
   78214   LACLEDE STEEL             1175 HARBOR AVE          TN MEMPHIS               $223                                 $223.60
                                                             CUST. TOTAL...          12,861                               12,861.35

   85931   LACLEDE STEEL CO          FAIRLESS PIPE            PA FAIRLESS HILLS      $1,983                               $1,983.75
                                                             CUST. TOTAL...           1,983                                1,983.75

   66815   LAID LAW ENVIRONMENTAL    LAUREL RIDGE RD          LA WHITE CASTLE                                     $535      $535.20
   71453   LAID LAW ENVIRONMENTAL    ROUTE 1 CLARK RD         LA WHITE CASTLE                                     $149      $149.63
   78334   LAID LAW ENVIRONMENTAL    P O BOX 321              SC ROEBUCK               $700              $858             $1,558.50
                                                             CUST. TOTAL...             700               858      684     2,243.33

   81697   LAIDLAW ENVIRONMENTAL SE  3300 CUMMINGS RD         TN CHATTANODGA           $137      $96      $55               $288.75
                                                             CUST. TOTAL...             137       96       55                288.75

   65328   LAKE RIVER TERMINAL       5005 S HARLEM AVE        IL BERWYN                $275                                 $275.00
                                                             CUST. TOTAL...             275                                  275.00

   89945   LALLEMAND INC             1620 RUE PREFONTAINE     PO MONTREAL              $294                                 $294.25
                                                             CUST. TOTAL...             294                                  294.25

   57642   LAMSTEEL CORP             ANDREWS AVENUE NORTH     TN HARTSVILLE                                     $1,492    $1,492.00
                                                             CUST. TOTAL...                                      1,492     1,492.00

C  75460   LAND-LINK TRAFFIC SERVIC  800 OCENA ROAD           NJ POINT PLEASANT      $2,341     $525   $1,160   $1,850    $5,876.50
                                                             CUST. TOTAL...           2,341      525    1,160    1,850     5,876.50

   88801   LARRY E TYREE CO INC      208 RT 109               NY FARMINGDALE         $3,255                               $3,255.00
                                                             CUST. TOTAL...           3,255                                3,255.00

   89599   LARSON INTERMODAL         P O BOX 45               TX GALENA PARK                     $60                         $60.00
                                                             CUST. TOTAL...                       60                          60.00

   61990   LAS VIRGENES WATER DIST   4232 LAS VIRGENES RD     CA CALABASAS                                        $416      $416.00
                                                             CUST. TOTAL...                                        416       416.00

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #76

S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   03621    LATICRETE INTERNATIONAL    1 LATICRETE PARK NORTH    CT BETHANY            $405                                 $405.00
                                                                CUST. TOTAL...          405                                  405.00

   89497    LAUGHLIN TOWING            110 SAWYER AVE            NY TONAWANDA                          $1,269             $1,269.00
                                                                CUST. TOTAL...                          1,269              1,269.00

   79998    LAVO LTEE                  1800 RUE DE CHAMBLY       PQ MONTREAL                                      $257      $257.50
                                                                CUST. TOTAL...                                     257       257.50

   05397    LAWRENCE MC FADDEN          7430 STATE ROAD          PA PHILADELPHIA       $746                                 $746.94
                                                                CUST. TOTAL...          746                                  746.94

   79240    LE CHEM                    12537 SCENIC HWY          LA BATON ROUGE                                    $40       $40.00
                                                                CUST. TOTAL...                                      40        40.00

   54773    LE JO ENTERPRISES          2 LEE BLVD                PA MALVERN                                       $569      $569.98
                                                                CUST. TOTAL...                                     569       569.98

   04703    LEA LUMBER & PLYWOOD       ROUTE 3 BOX               NC WINDSOR             $55                                  $55.00
                                                                CUST. TOTAL...           55                                   55.00

                                                                 MI DETROIT                     $208     $348     $884    $1,440.00
   09166    LEAR SIEGLER INC           4600 NANCY AVENUE        CUST. TOTAL...                   208      348      884     1,440.00

   76694    LEDERLE LABORATORIES       5100 POPLAR AVENUE        TN MEMPHIS            $236     $131                        $367.64
                                                                CUST. TOTAL...          236      131                         367.64

   75384    LEHIGH MARBLE                                        PA MACUNGIE                                      $165      $165.00
                                                                CUST. TOTAL...                                     165       165.00

   05741    LEHIGH PORTLAND CEMENT     HOKE MILL RD & LEMON ST   PA YORK                $27                                  $27.50
                                                                CUST. TOTAL...           27                                   27.50

   11029    LEN RON MFG COMPANY        350 SO SERVICE ROAD       NY MELVILLLE          $574     $657               $46    $1,277.50
                                                                CUST. TOTAL...          574      657                46     1,277.50

   53502    LENAPE CHEMICALS INC       210 E HIGH ST             NJ BOUND BROOK      $9,859   $4,948     $187   $3,180   $18,175.34
                                                                CUST. TOTAL...        9,859    4,948      187    3,180    18,175.34

   65847    LES TRANSPORTS PROVOST     7887 GRENACHE ST          PQ VILLE D ANJOU      $260                                 $260.00
                                                                CUST. TOTAL...          260                                  260.00

   28412    LESCHACO INCORPORATED      RTS 1 & 9 S & INTNL WAY   NJ NEWARK                                        $506-     $506.00-
   00615    LESCHACO INCORPORATED      8552 KATY FREEWAY/SUITE   TX HOUSTON          $2,381     $720   $2,860  $12,711   $18,673.81
   74319    LESCHACO INCORPORATED      8552 KATY FREEWAY         TX HOUSTON                                       $332      $332.00
   24869    LESCHACO INCORPORATED      5711 SOUTH LABURNUM AVE   VA RICHMOND                                      $287      $287.50
                                                                CUST. TOTAL...        2,381      720    2,860   12,825    18,787.31

   89508    LETSOS COMPANY             C/O BANK ONE              TX HOUSTON                      $40                         $40.00
                                                                CUST. TOTAL...                    40                          40.00

   46580    LEVER BROTHERS COMPANY     1200 CALUMET AVENUE                                                        $247      $247.50

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #77

S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   44095    LEVER BROTHERS COMPANY     5300 HOLABIRD AVENUE      MD BALTIMORE                                   $2,750    $2,750.00
   08147    LEVER BROTHERS COMPANY     PO BOX 39                 MO SAINT LOUIS     $10,555              $735-    $343   $10,164.43
                                                                CUST. TOTAL...       10,555               735-   3,341    13,161.93

   56937    LEVER.DIV OF CANADA INC    1 SUNLIGHT PARK ROAD      ON TORONTO                                       $533      $533.75
                                                                CUST. TOTAL...                                     533       533.75

   28608    LIBERTY SOLVENTS & CHEM    9429 RAVENNA ROAD         OH TWINSBURG          $445                                 $445.00
                                                                CUST. TOTAL...          445                                  445.00

   81775    LIGNOTECH U. S. INC                                  WI ROTHCHILD          $275                                 $275.00
                                                                CUST. TOTAL...          275                                  275.00

   87696    LILLY IND COATINGS INC     456 W ABBOTT ST           IN INDIANAPOLIS     $2,891                               $2,891.50
                                                                CUST. TOTAL...        2,891                                2,891.50


   85431    LILLY INDUSTRIES INC       65 DUKE ST                ON LONDON              $82                                  $82.50
                                                                CUST. TOTAL...           82                                   82.50

 C 86461    LINDALE MANUFACTURING      PARK AVENUE               GA LINDALE                                               $3,227.00
                                                                CUST. TOTAL...                                             3,227.00

   89893    LINDE GAS                                            CT SUFFIELD            $24                                  $24.68
                                                                CUST. TOTAL...           24                                   24.68

   06425    LION OIL COMPANY           1000 MCHENRY AVENUE       AR EL DORADO        $1,465     $210                      $1,675.81
                                                                CUST. TOTAL...        1,465      210                       1,675.81

   84539    LIQUID CARBONIC CDRP       INDUSTRIAL MEDICAL CORP   MA TEWKSBURY        $6,492                               $6,492.97
   22738    LIQUID CARBONIC CDRP       145 SHIMERSVILLE RD       PA BETHLEHEM        $5,752                               $5,752.50
   86934    LIQUID CARBONIC CDRP       416 CENTRE ST             PA STOCKERTOWN        $111     $890                      $1,001.63
                                                                CUST. TOTAL...       12,356      890                      13,247.10

   51103    LIQUID TRANSPORTERS INC    PO BOX 1649               KY ASHLAND                                     $1,535    $1,535.98
   25743    LIGUIS TRANSPORTERS INC    1622 PARKER DRIVE         NC CHARLOTTE                                     $461      $461.00
                                                                CUST. TOTAL...                                   1,996     1,996.98

   07230    LOGAN ALUMINUM             U S HWY 431               KY ASHLAND             $24                     $1,535    $1,535.98
                                                                 NC CHARLOTTE            24                       $461      $461.00
                                                                CUST. TOTAL...                                   1,996      1996.98

   89678    LOGISTICS MANAGEMENT SYS   COLDBROOK ROAD            ME BANGOR             $150     $600                        $750.00
                                                                CUST.TOTAL...           150      600                         750.00

   80639    LOMAS INTERNATIONAL        600 GUY PAINE ROAD        GA MACON                                         $300      $300.00
                                                                CUST. TOTAL...                                     300       300.00

   84818    LONG ISLAND LIGHTING CO    INTERNATIONAL BILLING ON  NY NORTHPORT                                     $750      $750.00
                                                                CUST. TOTAL...                                     750       750.00

   04691    LONG ISLAND PAINT & CHEM   1 CONTINENTAL HILL        NY GLENN COVE                                    $125      $125.00
                                                                CUST. TOTAL...                                     125       125.00

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #78

S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   44725    LONZA INC                  PO BOX 105                IL MAPLETON           $275                     $1,594    $1,869.80
   05534    LONZA INC                  17-17 ROUTE 208           NJ FAIR LAWN        $3,773     $945              $267    $4,986.26
   10458    LONZA INC                  PO BOX 4006               NJ METUCHEN         $1,217                       $488    $1,705.83
   34820    LONZA INC                  3500 TRENTON AVE          PA WILLIAMSPORT       $110                                 $110.00
                                                                CUST. TOTAL...        5,375      945             2,351     8,671.89

   65202    LOPEZ I HIJOS                                        PA LIONVILLE                                     $100      $100.00
                                                                CUST. TOTAL...                                     100       100.00

   44765    LORD CORPORATION           PO BOX 556                PA SAEGERTOWN                   $55                         $55.00
                                                                CUST. TOTAL...                    55                          55.00

   54643    LOUISIANA PACIFIC          STATION ROAD              ME NEW LIMERICK                                   $48       $48.00
                                                                CUST. TOTAL...                                      48        48.00

   11971    LOXCREEN CORPORATION       PO BOX 29                 NC ROXBORO             $27                                  $27.50
                                                                CUST. TOTAL...           27                                   27.50

   00116    LIV STEEL COMPANY          PO BOX 30382              OH CLEVELAND                   $412                        $412.50
   41915    LIV STEEL COMPANY          ALIQUIPPA WORKS           PA ALIQUIPPA        $1,621                               $1,621.00
   54077    LIV STEEL COMPANY          4650 SECOND STREET        PA PITTSBURGH          $27      $82                        $110.00
                                                                CUST. TOTAL...        1,648      495                       2,143.50

   03069    LUBRICATING SPECIALTIES    8015 PARAMOUNT BLVD       CA PICO RIVERA     $10,718                              $10,718.15
                                                                CUST. TOTAL...       10,718                               10,718.15

   00924    LUBRIZOL CORPORATION       PO BOX 30382              OH CLEVELAND                            $276               $276.00
   26669    LUBRIZOL CORPORATION       155 FREEDOM RD            OH PAINESVILLE      $1,127              $100             $1,227.50
   10037    LUBRIZOL CORPORATION       5800 THOROLD STONE RD     ON NIAGARA FALLS             $1,035                     $41,035.23
   47580    LUBRIZOL CORPORATION       PO BOX 158                TX DEER PARK           $82                                  $82.50
                                                                CUST. TOTAL...        1,210    1,035      376              2,621.23

   05920    LUDLOW CORPORATION         2100 COMMERCE DRIVE       OH FREMONT                              $390               $390.00
                                                                CUST. TOTAL...                            390                390.00

   47770   LYMAN PRINT & FINISHING   ACCOUNTING DEPT          SC LYMANN                $705                                 $705.00
                                                                CUST. TOTAL...          705                                  705.00

   78433    LYONDELL PETRO CHEM CO     8280 SHELDON RD           TX CHANNELVIEW        $227                                 $227.50
   06319    LYONDELL PETRO CHEM CO     PO BOX 802                TX HOUSTON                      $27                         $27.50
   69523    LYONDELL PETRO CHEM CO     12000 LAWNDALE AVE        TX HOUSTON                   $2,912   $5,274             $8,186.70
                                                                CUST. TOTAL...          227    2,939    5,274              8,441.70

   52850    M & M MARS                 HIGH STREET               NJ HACKETTSTOWN    $14,147                       $646-  $13,501.55
                                                                CUST. TOTAL...       14,147                        646-   13,501.55

   07446    M A BRUDER & SONS          52ND  & GRAYS FERRY       PA PHILADELPHIA        $55                                  $55.00
                                                                CUST. TOTAL...           55                                   55.00

   88025    M I DRILLING               HALLIBRUTON RD & MCDERMO  LA VENICE           $8,061                               $8,061.75
                                                                CUST.  TOTAL...       8,061                                8,061.75


JOB-RCPMO5     FNR 5/02/93      CO-CODE    0   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 79

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   16792   MI DRILLING FLUIDS COMP   P O BOX 589               TX  HOUSTON           $5,077                               $5,077.36
                                                              CUST TOTAL...           5,077                                5,077.36

   48140   M I HOLDINGS              223 WEST SIDE AVE         NJ  JERSEY CITY                           $960-              $960.75-
                                                              CUST TOTAL...                               960-               960.75-

   46215   MAC DERMID INC            526 HUNTINGDON AVENUE     CT  WATERBURY           $105                                 $105.04
                                                              CUST TOTAL...             105                                  105.04

   58900   MAC TAC CANADA LTD        100 KENNEDY ROAD SOUTH    ON  BRAMPTON                                       $460      $460.00
                                                              CUST TOTAL...                                        460       460.00

   80195   MACK TRUCKING INC         7125 PRCHARD LAKE ROAD    MI  W BLOOMFIELD      $3,332                       $442    $3,774.84
                                                              CUST TOTAL...           3,332                        442     3,774.84

   75195   MACTAC                    4560 DARROW ROAD          OH  STOW                $330                                 $330.00
                                                              CUST TOTAL...             330                                  330.00

   80139   MAERSK CONTAINER          P O BOX 880               NJ  MADISON                                      $1,874    $1,874.64
                                                              CUST TOTAL...                                      1,874     1,874.64

   77205   MAGNATEK ELECTRIC INC     400 S PRAIRIE AVE         WI  WAUKESHA          $1,288                               $1,288.05
                                                              CUST TOTAL...           1,288                                1,288.05

   90061   MAGNETEK ELECTRIC INC     C/O PACIFIC GAS & ELEC    CA  FRENCH CAMP       $1,270                               $1,270.58
                                                              CUST TOTAL...           1,270                                1,270.58

   81287   MAINE PLASTICS INC        OFF ROUTE 122             ME  POLAND SPRING       $467                                 $467.50
                                                              CUST TOTAL...             467                                  467.50

   06785   MAJOR PAINT & VARNISH     4300 WEST 190TH STREET    CA  TORRANCE                                       $165      $165.00
                                                              CUST TOTAL...                                        165       165.00

   48090   MALCO PRODUCTS            361 FAIRVIEW AVE          OH  BARBERTON                                      $803      $803.50
                                                              CUST TOTAL...                                        803       803.50

   88734   MALETTE KRAFT PULP & PAP  P O BOX 310               ON  SMOOTH ROCK FA                      $5,031             $5,031.59
                                                              CUST TOTAL...                             5,031              5,031.59

   67288   MALLINCKRODT INC          3440 NORTH BROADWAY BLD   MO  SAINT LOUIS       $5,349                               $5,349.74
   46485   MALLINCKRODT INC          8801 N BLVD               NC  RALEIGH             $192                                 $192.50
   06852   MALLINCKRODT INC          1707 GASKELL AVENUE       PA  ERIE                $516                                 $516.50
                                                              CUST TOTAL...           6,058                                6,058.74

   08884   MANHATTAN PRODUCTS        333 STARKE ROAD           NJ  CARLSTADT           $110      $55                        $165.00
                                                              CUST TOTAL...             110       55                         165.00

   48400   MANLEY REGAN CHEMICAL     P O BOX 391               PA  MIDDLETOWN                                     $46-       $46.00-
                                                              CUST TOTAL...                                        46-        46.00-

   48350   MANNINGTON MILLS INC      P O BOX 30                NJ  SALEM                $27                                  $27.50
                                                              CUST TOTAL...              27                                   27.50


JOB-RCPMO5     FNR 5/02/93      CO-CODE    0   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 80

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   24368   MAPCO PETROLEUM INC       543 WEST MALLORY AVENUE   TN  MEMPHIS             $425      $96                        $521.45
                                                              CUST TOTAL...             425       96                         521.45

   10552   MARCAL PAPER              MARKET STREET             NJ  ELMWOOD PARK         $90     $494                        $584.50
                                                              CUST TOTAL...              90      494                         584.50

   68221   MARCHEM PLASTICS          400 N MIAN STREET         GA  ADAIRSVILLE          $55                                  $55.00
                                                              CUST TOTAL...              55                                   55.00

   70464   MARSULEX                  111 GORDON BAKER RD       ON  NORTH YORK        $4,583   $1,606     $110     $244    $6,544.35
                                                              CUST TOTAL...           4,583    1,606      110      244     6,544.35

   22667   MARTIN MARIETTA CORP      SANDLAKE ROAD             FL  ORLANDO                                         $75       $75.00
   75119   MARTIN MARIETTA CORP      P O BOX 4006              NJ  METUCHEN         $11,415   $1,276              $872-  $11,818.84
                                                              CUST TOTAL...          11,415    1,276               797-   11,893.84

   17586   MARTIN SURFACING & DECKI  2601 RIVER ROAD           NJ  CINNAMINSON                   $27            $2,437    $2,464.50
                                                              CUST TOTAL...                       27             2,437     2,464.50

   89480   MASON METALS              P O BOX 38                IN  SCHERERVILLE                          $192               $192.50
                                                              CUST TOTAL...                               192                192.50

   84153   MASONITE CORP             P O BOX 99                ME  LISBON FALLS      $1,225                               $1,225.89
                                                              CUST TOTAL...           1,225                                1,225.89

   47095   MASONITE CORPORATION      P O BOX 311               PA  TOWANDA             $302     $208                        $510.50
                                                              CUST TOTAL...             302      208                         510.50

   17251   MASTER BUILDERS           1810 NORTHWESTERN AVE     IL  GURNEE            $3,650                               $3,650.00
   25245   MASTER BUILDERS           23700 CHAGRIN BLVD        OH  CLEVELAND         $6,996                               $6,996.00
                                                              CUST TOTAL...          10,646                               10,646.00

   78451   MASTERPAK SA DE CV S      PLANTA REYPRINT           MX  MONTERREY                                     $210-      $210.00-
   78453   MASTERPAK SA DE CV S      PLANTA CELOREY            MX  MONTERREY NL               $2,790                      $2,790.00
   78454   MASTERPAK SA DE CV S      PLANTA PROPIREY           MX  MONTERREY NL                                 $1,134    $1,134.70
   12934   MASTERPAK SA DE CV S      PLANTA CELOREY            TX  LAREDO              $280                                 $280.00
   57254   MASTERPAK SA DE CV S      PLANTA REYPRINT           TX  LAREDO                                         $810      $810.00
                                                              CUST TOTAL...             280    2,790             1,734     4,804.70

   82649   MATCHLESS METALPOLISH     840 W 49TH PLACE          IL CHICAGO                                         $137      $137.50
                                                              CUST TOTAL...                                        137       137.50

   88694   MATERIAL RESOURCES INC    BOX 499                   NY  CLIFTON PARK                                   $695      $695.00
                                                              CUST TOTAL...                                        695       695.00

   54213   MATHCO CO                 3855 E 78TH STREET        OH  CLEVELAND                                      $451-     $451.00-
                                                              CUST TOTAL...                                        451-      451.00-

   16894   MATHIESON GAS             CONALCO RD/BOX 321        TN  NEW JOHMSONVIL      $200     $600                        $800.00
                                                              CUST TOTAL...             200      600                         800.00

   62372   MATLACK INC               22422 S ALAMEDA           CA  LONG BEACH          $526     $558     $531      $52-   $1,563.76


JOB-RCPMO5     FNR 5/02/93      CO-CODE    0   A G E D   A C C O U N T S   R E C E I V A B L E     ENDING-DATE 5/01/93    PAGE# 81

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   66424   MATLACK INC               2760 GOODRICK AVENUE      CA  RICHMOND         $13,648   $6,517               $50   $20,216.91
   64341   MATLACK INC               2200 CONCORD PIKE         DE WILMINGTON                                    $1,586    $1,586.60
                                                              CUST TOTAL...          14,175    7,075      531    1,584    23,367.27

   82572   MATTEL INC                1775 SOUTH CARRILLO RD    TX  LAREDO             6,560   $2,920                      $9,480.00
                                                              CUST TOTAL...           6,560    2,920                       9,480.00

   89067   MATYHY CONSTRUCTION       915 COMMERCIAL COURT      WI  ONALASKA                                       $247      $247.50
                                                              CUST TOTAL...                                        247       247.50

   77817   MAYCO OIL & CHEMICAL CO   775 LOUIS DR              PA  WARMINSTER        $2,822                     $6,473    $9,295.85
                                                              CUST TOTAL...           2,822                      6,473     9,295.85

   50060   MAYO CHEMICAL COMPANY     5544 OAKDALE ROAD SE      GA  SMYRNA               $82                                  $82.50
                                                              CUST TOTAL...              82                                   82.50

   60751   MAZDA MOTO MFG            1 MAZDA DRIVE             MI  FLAT ROCK                                       $45-      $45.00-
                                                              CUST TOTAL...                                         45-       45.00-

   15903   MC DONNELL DOUGLAS CORP   MC DONNEL BLVD            MO  HAZELWOOD                                       $63       $63.00
                                                              CUST TOTAL...                                         63        63.00

   62435   MC GRAW EDISON COMPANY    80 BURSON ST              PA  E STROUDSBURG                                  $585      $585.77
                                                              CUST TOTAL...                                        585       585.77

   11334   MC NEIL CPC               CAMPHILL ROAD             PA  FORT WASHINGTO    $5,886                               $5,886.90
                                                              CUST TOTAL...           5,886                                5,886.90

   04588   MC WHORTER INC            400 E COTTAGE PLACE       IL  CARPENTERSVILL       $27                                  $27.50
                                                              CUST TOTAL...              27                                   27.50

   27286   MCCOLL FRONTENAC INC      1210 SHEPHARD AVE         ON  N YORK                                         $183-     $183.60-
                                                              CUST TOTAL...                                        183-      183.60-

   12214   MCLAUGHLIN GORMLEY        8810 TENTH NORTH          MN  MINNEAPOLIS       $2,911                               $2,911.50
                                                              CUST TOTAL...           2,911                                2,911.50

   07973   MEAD COATED BOARD INC     P O BOX 940               AL  PHENIX CITY                  $375                        $375.00
                                                              CUST TOTAL...                      375                         375.00

   51000   MEAD CORPORATION          P O BOX 2500              OH  CHILLICOTHE       $2,209                       $125-   $2,084.41
                                                              CUST TOTAL...           2,209                        125-    2,084.41

   71158   MEAD INK PRODUCTS         104 NATIONAL DRIVE        AL  ANNISTON                                       $200      $200.00
                                                              CUST TOTAL...                                        200       200.00

   82610   MEAD PRODUCTS             MAIN ST & BARREE RD       PA  ALEXANDRIA                                      $55       $55.00
                                                              CUST TOTAL...                                         55        55.00

   08729   MEDINA FORWARDING COMPAN  488 REGAL ROAD            TX  BROWNSVILLE         $650                                 $650.00
                                                              CUST TOTAL...             650                                  650.00

JOB - RCPO5     FNR  5/02/93      CO-CODE: 0  A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE   5/01/93  PAGE# 82

S.C. CUST#  C U S T O M E R               A D D R E S S       ST.  CITY           0-TO-30  31-TO-60  61-TO-90 OVER-90  TOTAL BAL-DUE
   73066   MEGALOID LABORATORIES     120 TRADERS BLVD EAST    ON MISSISSAUGA                                      $598      $598.00
                                                             CUST. TOTAL...                                        598       598.00

   20593   MEIER STONE COMPANY       RT 206 & GOLD MINE RD    NJ FLANDERS                                          $58       $58.50
                                                             CUST. TOTAL...                                         58        58.50

   88082   MENNEN CO LTD             6400 NORTHWEST DRIVE     ON MISSISSAUGA            $27                        $82      $110.00
                                                             CUST. TOTAL...              27                         82       110.00

   47525   MENNEN COMPANY            P O BOX 2372             NJ MORRISTOWN             $82                                  $82.50
                                                             CUST. TOTAL...              82                                   82.50

   47525   MERCK & COMPANY INC       3517 RADIUM SPRINGS ROAD GA ALBANY             $31,810                              $31,810.94
   77973   MERCK & COMPANY INC       555 ROUTE 1 SOUTH        NJ ISELIN                $123              $275     $137      $536.25
   51490   MERCK & COMPANY INC       P O BOX 2000             NJ RAHWAY             $22,949  $18,395            $1,112   $42,456.56
   82910   MERCK & COMPANY INC       P O BOX 2000             NJ RAHWAY                                         $2,160    $2,160.00
   51500   MERCK & COMPANY INC       RIVERSIDE                PA DANVILLE              $440     $192              $587    $1,220.00
   51510   MERCK & COMPANY INC       P O BOX 7                VA ELKTON                       $2,707                      $2,707.60
                                                             CUST. TOTAL...          55,323   21,295      275    3,997    80,891.35

   76774   MERICHEM COMPANY          P O BOX 40777            AL TUSCALOOSA                   $2,432                      $2,432.11
   51460   MERICHEM COMPANY          1914 HADEN RD            TX HOUSTON                $55   $9,245              $302    $9,603.18
                                                             CUST. TOTAL...              55   11,677               302    12,305.29

   85195   MERRAND INTERNATIONAL     187 BALLARD VALE STREET  MA WILMINGTON                            $2,860     $479-   $2,381.00
                                                             CUST. TOTAL...                             2,860     $479-    2,381.00

   89367   MET ELECTRIC TESTING CO   916 W PATAPSCO AVENUE    MD BALTIMORE             $610                     $1,669    $2,279.25
                                                             CUST. TOTAL...             610                      1,669     2,279.25

   23126   METAL WORKING LUBRICANTS  25 SILVERDOME INDUSTRIAL MI PONTIAC             $1,155   $1,045     $192   $3,858    $6,250.50
                                                             CUST. TOTAL...           1,155    1,045      192    3,858     6,250.50

   51610   METALPLATE GALVANIZING I  P O BOX 966              AL BIRMINGHAM                                       $815-     $815.32-
   47665   METALPLATE GALVANIZING I  500 SELIG DRIVE S W      GA ATLANTA            $14,368   $3,592               $48   $18,008.00
                                                             CUST. TOTAL...          14,368    3,592               767-   17,192.68

   00385   METROPOLITAN EDISON CO    P O BOX 230              PA PORTLAND                       $427                        $427.96
                                                             CUST. TOTAL...                      427                         427.96

   87839   METROPOLITAN ENVIRONMENT  ATTN ACCOUNTS PAYABLE    OH CELINA                                         $2,251    $2,251.67
                                                             CUST. TOTAL...                                      2,251     2,251.67

   89947   MEUSCA & INTERNATIONAL F                           TX BROWNSVILLE           $450                                 $450.00
                                                             CUST. TOTAL...             450                                  450.00

   22441   MFG CHEMICAL & SUPPLY     P O BOX 4359             GA DALTON                         $343                        $343.75
                                                             CUST. TOTAL...                      343                         343.75

   01667   MICHELIN TIRE AMERICAS S  P O BOX 308              SC SANDY SPRINGS          $99                     $1,934    $2,033.99
                                                             CUST. TOTAL...              99                      1,934     2,033.99

JOB - RCPO5     FNR  5/02/93      CO-CODE: 0  A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE   5/01/93  PAGE# 83

S.C. CUST#  C U S T O M E R               A D D R E S S       ST.  CITY           0-TO-30  31-TO-60  61-TO-90 OVER-90  TOTAL BAL-DUE
   82896   MICHELIN TIRES            100 GRANTON ROAD         NS GRANTON                        $407              $357      $765.00
                                                             CUST. TOTAL...                      407               357       765.00

   17987   MICHELMAN INC             9089 SHELL ROAD          OH CINCINNATI            $262                                 $262.50
                                                             CUST. TOTAL...             262                                  262.50

   61463   MICHIGAN PAPERBOARD CO    79 E FOUNTAIN ST         MI BATTLE CREEK                             $82     $426      $508.75
                                                             CUST. TOTAL...                                82      426       508.75

   89021   MID MONROE PETROLEUM CO   P O BOX 1158             PA MARSHALLS CREE      $3,100                               $3,100.31
                                                             CUST. TOTAL...           3,100                                3,100.31

   11906   MID SOUTH WIRE COMPANY    P O BOX 491              TN NASHVILLE             $574                                 $574.87
                                                             CUST. TOTAL...             574                                  574.87

   86127   MID STATE OIL COMPANY     1824 S MAIN ST           NC LEXINGTON             $950                                 $950.40
                                                             CUST. TOTAL...             950                                  950.40

   14919   MID STATES CHEMICAL CO    P O BOX 430              PA ALTOONA             $6,876   $2,704                      $9,581.38
                                                             CUST. TOTAL...           6,876    2,704                       9,581.38

   00459   MID-CONTINENT             8230 FORSYTH BLVD        MO SAINT LOUIS        $17,173     $117                     $17,291.00
                                                             CUST. TOTAL...          17,173      117                      17,291.00

   51850   MIDDLETOWN ICE & COAL     P O BOX 175              PA MIDDLETOWN            $293     $880      $99             $1,273.08
                                                             CUST. TOTAL...             293      880       99              1,273.08

   74334   MIDWEST INDUSTRIAL SUPPL  P O BOX 8431             OH CANTON                                            $27       $27.50
                                                             CUST. TOTAL...                                         27        27.50

   86109   MIGUEL SALINAS FWG        3535 E 14TH ST           TX BROWNSVILLE           $900                                 $900.00
                                                             CUST. TOTAL...             900                                  900.00

   74731   MIKI SANGYO               747 3RD AVE              NY NEW YORK            $1,764                               $1,764.00
                                                             CUST. TOTAL...           1,764                                1,764.00

   09841   MILES INC                 MOBAY ROAD               PA PITTSBURGH        $202,912  $50,206  $12,058  $18,218  $283,395.81
   53100   MILES INC                 MOBAY ROAD               PA PITTSBURGH        $644,657  $24,212   $5,152   $3,974  $677,997.61
   15655   MILES INC                 P O BOX 10288            SC BUSHY PARK          $2,473   $1,513                      $3,987.25
   52970   MILES INC                 8500 WEST BAY RD         TX BAYTOWN            $69,479  $33,508   $1,760  $62,670  $167,417.00
   77612   MILES INC                 8500 WEST BAY RD         TX BAYTOWN            $10,891  $10,627   $5,408   $5,830   $33,057.97
   85366   MILES INC                 8500 WEST BAY RD         TX BAYTOWN            $53,885  $29,380                     $83,265.50
   48455   MILES INC                 RT 2                     WV NATRIUM                                 $790     $165      $955.00
                                                             CUST. TOTAL...         984,299  149,448   25,469   90,858 1,250,075.64

   00570   MILLER BREWING COMPANY    CORDELE ROAD             GA ALBANY                         $137                        $137.50
                                                             CUST. TOTAL...                      137                         137.50

   02798   MILLER PLUMBING & HEATIN  114 CHURCH STREET        PA WHITE HAVEN           $454                                 $454.50
                                                             CUST. TOTAL...             454                                  454.50

   52550   MILLIKEN & COMPANY        P O BOX 817              SC INMAN               $1,800   $1,714            $3,539    $7,054.08
                                                             CUST. TOTAL...           1,800    1,714             3,539     7,054.08

JOB - RCPO5     FNR  5/02/93      CO-CODE: 0  A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE   5/01/93  PAGE# 84

S.C. CUST#  C U S T O M E R               A D D R E S S       ST.  CITY           0-TO-30  31-TO-60  61-TO-90 OVER-90  TOTAL BAL-DUE
   65448  MILPARK DRILLING           P O BOX 22111            TX HOUSTON                                          $577      $577.50
                                                             CUST. TOTAL...                                        577       577.50

   85621  MILTON PLASTICS            82 DARLING STREET        MA SPRINGFIELD                                    $1,409     1,409.50
                                                             CUST. TOTAL...                                      1,409     1,409.50

   88817  MINCHEM CANADA LTD         460 WYECROFT             ON OAKVILLE              $462                                 $462.00
                                                             CUST. TOTAL...             462                                  462.00

   01709  MINE SAFETY APPLIANCE      R D 2                    PA EVANS CITY             $27                                  $27.50
                                                             CUST. TOTAL...              27                                   27.50

   75341  MINNESOTA MINING & MFG C   HWY 78 E                 AL GUIN                   $45                                  $45.00
   52690  MINNESOTA MINING & MFG C   HWY 84 NORTH             IL CORDOVA               $110                                 $110.00
   14354  MINNESOTA MINING & MFG C   COUNTY ROAD & HWY 61 S   MN COTTAGE GROVE          $82                                  $82.50
   33580  MINNESOTA MINING & MFG C   305 SAWYER AV/O-CEL-O PL NY TONAWANDA                                        $100      $100.00
                                                             CUST. TOTAL...             237                        100       337.50

   50156  MISCO PRODUCTS CORPORATI   RD #9 BOX 9155           PA READING                      $1,768                      $1,768.25
                                                             CUST. TOTAL...                    1,768                       1,768.25

   78684  MISTRAL TRADE CORPORATIO   1502 AUGUSTA DRIVE       TX HOUSTON               $560                                 $560.00
                                                             CUST. TOTAL...             560                                  560.00

   73651  MITSUI OSK LINES           HARBOR SIDE FINANCIAL CE NJ JERSEY CITY                                    $3,266     3,266.60
                                                             CUST. TOTAL...                                      3,266     3,266.60

   05589  MOBIL CHEMICAL CORP        495 LORDSHIP BLVD        CT STRATFORD             $514                     $4,692    $5,206.94
   69108  MOBIL CHEMICAL CORP        P O BOX 2295             TX BEAUMONT              $440               $27               $467.50
                                                             CUST. TOTAL...             954                27    4,692     5,674.44

   66903  MOBIL CHEMICAL CORPORATION CHEMICAL PRODUCTS DIVISI NJ EDISON              $2,193     $990   $7,117   $3,334   $13,635.25
   89568  MOBIL CHEMICAL CORPORATION P O BOX 2295             NJ EDISON                       $3,982                      $3,982.50
                                                             CUST. TOTAL...           2,193    4,972    7,117    3,334   $17,617.75


   27679  MOBIL CHEMICAL CORPORATION P O BOX 58863            CA LOS ANGELES                                    $1,163    $1,163.40
   71649  MOBIL CHEMICAL CORPORATION OLD RIVER RD             LA CHALMETTE             $265     $137              $249      $651.50
   67515  MOBIL CHEMICAL CORPORATION 580 CHELSEA ST           MA BOSTON                       $4,545                      $4,545.50
   75490  MOBIL CHEMICAL CORPORATION 1001 BILLINGSPORT RD     NJ PAULSBORO             $884               $30   $3,684    $4,598.04
   15086  MOBIL CHEMICAL CORPORATION P O BOX 839              PA VALLEY FORGE         $4,787  $8,062     $592     $889   $14,331.59
   75330  MOBIL CHEMICAL CORPORATION P O BOX 3311*            TX BEAUMONT                                       $4,436    $4,436.40
   57068  MOBIL CHEMICAL CORPORATION 3225 GALLOWS ROAD        VA FAIRFAX             $2,194                               $2,194.00
                                                             CUST. TOTAL...           8,130   12,745      622   10,421    31,920.43

   61224  MOBIL PROCESS TECHNOLOGY   2070 AIRWAYS BOULEVARD   TN MEMPHIS                      $1,801                      $1,801.60
                                                             CUST. TOTAL...                    1,801                       1,801.60


   64003  MOBIL RESEARCH CENTER      1001 BILLINGS PORT RD    NJ PAULSBORO                                        $173      $173.25
                                                             CUST. TOTAL...                                        173       173.25

   89456  MOCK ROUSOURCES            5 PARK PLAZA             CA IRVINE                                         $1,294     $1,294.00
                                                             CUST. TOTAL...                                      1,294      1,294.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 85

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   86940   MODERN TOOL & DYE         5389 WEST 130TH ST        OH CLEVELAND          $1,952   $1,941                      $3,893.56
                                                              CUST. TOTAL ....        1,952    1,941                       3,893.56

   75363   MONA INDUSTRIES           445 ROUTE 304             NY BARDONIA              $27                       $333      $361.00
                                                              CUST. TOTAL ....           27                        333       361.00

   57957   MONONGAHELA POWER COMPAN  1310 FAIRMONT AVE         WV FAIRMONT           $8,376                               $8,379.11
                                                              CUST. TOTAL ....        8,376                                8,379.11

   74268   MONROE AUTO EQUIPMENT     P O BOX 1230              IL LANSING            $1,444      $32                      $1,476.60
                                                              CUST. TOTAL ....        1,444       32                       1,476.60

   49335   MONSANTO CANADA INC       425 ST PATRICK STREET     PQ LA SALLE              $55     $357            $3,048    $3,460.51
                                                              CUST. TOTAL ....           55      357             3,048     3,460.51

   85038   MONSANTO CHEMICAL COMPAN  P O BOX 14307             MO SAINT LOUIS                                     $400-     $400.00-
                                                              CUST. TOTAL ....                                     400-      400.00-

   53880   MONSANTO COMPANY          300 BIRMINGHAM HWY        AL ANNISTON                                        $714      $714.75
   90014   MONSANTO COMPANY          300 BIRMINGHAM HWY        AL ANNISTON          $12,627                              $12,627.17
   53610   MONSANTO COMPANY          COURTLAND HIGHWAY         AL DECATUR            $4,511   $1,097                      $5,609.34
   03310   MONSANTO COMPANY          1778 MONSANTO WAY         CA MARTINEZ              $82                                  $82.50
   15016   MONSANTO COMPANY          1610 MARVIN GRIFFIN RD    GA AUGUSTA              $865               $27-              $837.50
   53800   MONSANTO COMPANY          HIGHWAY 18 RIVER RD ---   LA LULING             $4,300                        $25    $4,325.48
   07939   MONSANTO COMPANY          200 SHENANOGAH ST         MO SAINT LOUIS           $27                       $247-     $220.00-
   53490   MONSANTO COMPANY          P O BOX 17627             MO SAINT LOUIS       $79,620   $9,212   $1,204   $6,864   $96,902.39
   58407   MONSANTO COMPANY          P O BOX 14307             MO SAINT LOUIS        $4,477     $792              $825    $6,094.70
   63354   MONSANTO COMPANY          8201 IDAHO AVE            MO SAINT LOUIS                   $556                        $556.00
   78586   MONSANTO COMPANY          800 N LINDBERGH BLVD      MO SAINT LOUIS          $453     $450              $112-     $790.65
   82790   MONSANTO COMPANY          800 N LINDBERGH BLVD      MO SAINT LOUIS        $5,060                       $257    $5,318.50
   89567   MONSANTO COMPANY          P O BOX 14309             MO SAINT LOUIS        $5,050                               $5,050.00
   04651   MONSANTO COMPANY          P O BOX 2307              NC FAYETTEVILLE          $55                                  $55.00
   86361   MONSANTO COMPANY          POWELL DUFFRYN TERMINALS  NJ BAYONNE                                          $55-      $55.00-
   53470   MONSANTO COMPANY          DELAWARE RIVER PLANT      NJ BRIDGEPORT                    $283      $26               $309.00
   82950   MONSANTO COMPANY          52 OREGON AVENUE          PA PHILADELPHIA          $55     $130              $137      $322.50
   53530   MONSANTO COMPANY          FR ROAD 2917              TX ALVIN              $3,697                               $3,697.39
   53520   MONSANTO COMPANY          1 MONSANTO ROAD           WV NITRO              $3,652     $197              $178    $4,028.37
                                                              CUST. TOTAL ....      124,535   12,718    1,203    8,588   147,046.24

   72565   MONSEY PRODUCTS COMPANY   430 HUDSON RIVER ROAD     NY WATERFORD          $1,037                               $1,307.00
   49405   MONSEY PRODUCTS COMPANY   P O BOX 368               PA KIMBERTON          $2,482                               $2,482.79
                                                              CUST. TOTAL ....        3,519                                3,519.79

   87131   MONTGOMERY INTERMODAL     71 W UWCHLAN AVE          PA EXTON                 $79                                  $79.00
                                                              CUST. TOTAL ....           79                                   79.00

   54110   MONTGOMERY TANK LINES     3108 CENTRAL DRIVE        FL PLANT CITY                                      $781-     $781.33-
                                                              CUST. TOTAL ....                                     781-      781.33-

   89830   MOORE ASPHALT CO          P O BOX 173               TX TYLER                          $80                         $80.00
                                                              CUST. TOTAL ....                    80                          80.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 86

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   08873   MORTON CHEMICAL COMPANY   430 FINDLEY AVENUE        ON AJAX               $3,480                     $1,319    $4,799.44
                                                              CUST. TOTAL ....        3,480                      1,319     4,799.44

   06674   MORTON INT'L SPECIALITY   2700 EAST 170TH STREET    IL LANSING              $777                                 $777.68
   66373   MORTON INT'L SPECIALITY   560 W WASHINGTON BLVD     IL CHICAGO            $1,989                               $1,989.60
   83338   MORTON INT'L SPECIALITY   5724 ELSER FERRY ROAD     MS PASCAGOULA                                      $605      $605.00
   69124   MORTON INT'L SPECIALITY   137 FOLLY MILL RD         NH SEABROOK                                $55                $55.00
                                                              CUST. TOTAL ....        2,767                55      605     3,427.28

   80014   MORTON INTERNATIONAL      1430 JERSEY AVENUE        NJ NORTH BRUNSWIC       $651                                 $651.02
   54207   MORTON INTERNATIONAL      333 MC LEAN BLVD          NJ PATERSON             $471     $334            $1,290     $2,095.50
                                                              CUST. TOTAL ....        1,122      334             1,290      2,746.52

   54250   MORTON SALT COMPANY       44 RIBAUD AVENUE E        NY SILVER SPRINGS                                  $110-     $110.00-
                                                              CUST. TOTAL ....                                     110-      110.00-

   75129   MORTON THIOKOL            2000 WEST STREET          OH CINCINNATI                                      $192      $192.50
                                                              CUST. TOTAL ....                                     192       192.50

   83739   MOTOR OILS LTD            7601 WEST 47TH ST         IL MCCOOK                                          $825      $825.00
                                                              CUST. TOTAL ....                                     825       825.00

   71920   MOUNT CLEMENS COATING IN  400 GROESBECK HIGHWAY     MI MOUNT CLEMENS                                    $22-      $22.68-
                                                              CUST. TOTAL ....                                      22-       22.68-

   00286   MOZEL CHEMICAL            4003 PARK AVENUE          MO SAINT LOUIS          $220                                 $220.00
                                                              CUST. TOTAL ....          220                                  220.00

   69835   MTM HARDWICKE INC         2114 LARRY JEFFERS ROAD   SC ELGIN                $475                                 $475.00
                                                              CUST. TOTAL ....          475                                  475.00

   80113   MULTI CHEM INC            1205 AMPERE               PQ BOUCHERVILLE      $14,573   $5,557     $819   $2,521   $23,471.78
                                                              CUST. TOTAL ....       14,573    5,557      819    2,521    23,471.78

   83865   MULTI-CHEMICAL PROD INC   10880 POPULAR AVE         CA FONTANTA              $45      $90                        $135.00
                                                              CUST. TOTAL ....           45       90                         135.00

   77692   MULTICHEM INC                                       PQ VALLEYFIELD          $556                                 $556.40
                                                              CUST. TOTAL ....          556                                  556.40

   60602   MURPHY OIL USA INC        2500 ST BERNARD WAY       LA MERAUX             $1,020                               $1,020.00
                                                              CUST. TOTAL ....        1,020                                1,020.00

   79365   N R G BARRIERS            1215 W DAVEY ST           IN BREMEN                                           $27       $27.50
   66194   N R G BARRIERS            15 LUND ROAD              ME SACO                                          $1,737    $1,737.50
                                                              CUST. TOTAL ....                                   1,765     1,765.00

   86527   N W L TRANSFORMERS INC    P O BOX 1259              NJ SOMERVILLE         $2,412                               $2,412.64
                                                              CUST. TOTAL ....        2,412                                2,412.64

   55480   NABISCO INCORPORATED      2211 ROUTE 208            NJ FAIRLAWN          $13,455                       $556   $14,011.90
                                                              CUST. TOTAL ....       13,455                        556    14,011.90

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 87

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   84398   NACAN PRODUCTS            60 WEST AVENUE            ON BRAMPTON             $220      $27      $27     $137      $412.50
   07703   NACAN PRODUCTS            50 MARIE VICTORIAN        PQ BOUCHERVILLE                                  $1,207    $1,207.50
                                                              CUST. TOTAL ....          220       27       27    1,345     1,620.00

   62913   NALCO CHEMICAL COMPANY    ONE NALCO CENTER          IL NAPERVILLE         $1,500     $380                      $1,880.00
   82364   NALCO CHEMICAL COMPANY    INTERNATIONAL DIVISION    IL NAPERVILLE         $2,308                               $2,308.48
   64730   NALCO CHEMICAL COMPANY    405 EAST 78TH STREET      MN BLOOMINGTON       $20,988                              $20,988.30
   21654   NALCO CHEMICAL COMPANY    1927 NOLTE DRIVE          NJ PAULSBORO            $885                                 $885.00
   54710   NALCO CHEMICAL COMPANY    7701 HIGHWAY 90-A         TX SUGARLAND          $1,798                               $1,798.50
                                                              CUST. TOTAL ....       27,480      380                      27,860.28

   70873   NALCOMEX                                            TX LAREDO               $140                                 $140.00
   86030   NALCOMEX                  C/O RAVISA                TX LAREDO               $180                                  180.00
                                                              CUST. TOTAL ....          320                                  320.00

   87787   NASCOTE INDUSTRIES INC    106 EAST ST LOUIS ST      IL NASHVILLE                            $2,844             $2,844.35
                                                              CUST. TOTAL ....                          2,844              2,844.35

   85856   NASH SALVAGE COMPANY      10680 SILICON AVE         CA MONTCLAIR          $2,669                               $2,669.80
                                                              CUST. TOTAL ....        2,669                                2,669.80

   04066   NASHUA CORPORATION        P O BOX 3001              NH MERRIMACK            $120                                 $120.00
                                                              CUST. TOTAL ....          120                                  120.00

   90147   NATIONAL AUTO/TRUCKSTOPS  1650 E GOLF RD            IL SHAUMBURG          $9,847                               $9,847.38
                                                              CUST. TOTAL ....        9,847                                9,847.38

   55450   NATIONAL CHEMICAL LAB.    401 N 10TH STREET         PA PHILADELPHIA         $110                     $2,375    $2,485.50
                                                              CUST. TOTAL ....          110                      2,375     2,485.50

   26697   NATIONAL COATINGS CO      254 BEECH STREET          MA ROCKLAND                      $522                        $522.50
                                                              CUST. TOTAL ....                   522                         522.50

   80111   NATIONAL FOAM CUSHON MFG  P O BOX 820865            TX N RICHLAND HIL                                   $40       $40.00
                                                              CUST. TOTAL ....                                      40        40.00

   50145   NATIONAL GYPSUM COMPANY   1414 EAST HADLEY          AZ PHOENIX                                          $82       $82.50
   82227   NATIONAL GYPSUM COMPANY   GOLD BOND BLDG PRODUCTS   NJ BURLINGTON         $1,673                               $1,673.90
                                                              CUST. TOTAL ....        1,673                         82     1,756.40

   66834   NATIONAL PIPE CO          P O BOX 714               NY BINGHAMTOM                                      $110      $110.00
                                                              CUST. TOTAL ....                                     110       110.00

   01658   NATIONAL SOLVENTS         955 WEST SMITH ROAD       OH MEDINA                                           $25       $25.00
                                                              CUST. TOTAL ....                                      25        25.00

   55910   NATIONAL STARCH & CHEM C  P O BOX 13669             GA ATLANTA              $200                        $25      $225.00
   55880   NATIONAL STARCH & CHEM C  P O BOX 197               IL MEREDOSIA            $137                                 $137.50
   05201   NATIONAL STARCH & CHEM C  225 BELLEVILLE AVENUE     NJ BLOOMFIELD           $260                                 $260.00
   74785   NATIONAL STARCH & CHEM C  10 FINDERNE  *            NJ BRIDGEWATER          $180     $931      $18     $388    $1,518.65
   87805   NATIONAL STARCH & CHEM C  10 FINDERNE  *            NJ BRIDGEWATER        $3,660                               $3,660.61
   55950   NATIONAL STARCH & CHEM C  1735 W FRONT STREET       NJ PLAINFIELD         $1,004   $1,004                      $2,008.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 88

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   55890   NATIONAL STRACH & CHEM C  105 EMPIRE DRIVE          NY W SENECA           $1,000     $125                      $1,125.00
   03522   NATIONAL STRACH & CHEM C  P O BOX 818019            OH CLEVELAND         $37,589   $3,576            $2,799   $43,964.43
   54786   NATIONAL STRACH & CHEM C  P O BOX 81119             OH CLEVELAND         $25,220     $167      $55   $1,484   $26,926.50
   03409   NATIONAL STRACH & CHEM C  P O BOX 578               SC WOODRUFF             $220     $412                        $632.50
   11833   NATIONAL STRACH & CHEM C  4035 SENATOR STREET       TN MEMPHIS              $330              $150               $480.00
   16472   NATIONAL STRACH & CHEM C  2410 CHARLES CITY RD      VA RICHMOND           $2,283     $137                      $2,420.75
   79895   NATIONAL STRACH & CHEM C  500 W MARQUETTE AVE       WI OAK CREEK         $15,624                       $843   $16,488.20
                                                              CUST. TOTAL...         87,709    6,354      223    5,540    99,827.14

   78948   NAVISTAR INTERNATIONAL C PP O BOX 1902              IL HOMEWOOD           $1,655   $2,763     $827     $855    $6,101.00
   84677   NAVISTAR INTERNATIONAL C PC/O TRANZACT SYSTEMS LTD  IL HOMEWOOD          $18,200     $431   $1,300      $55   $19,986.00
                                                              CUST. TOTAL...         19,855    3,194    2,127      910    20,087.00

   60898   NED LLOYD MARINE          TWO JOURNAL SQUARE PLAZA  NJ JERSEY CITY                                   $5,673-   $5,673.00-
                                                              CUST. TOTAL...                                     5,673-    5,673.00-

   77690   NEITA CHEMICAL            10549 W LITTLE YORK       TX HOUSTON                                         $318      $318.00
                                                              CUST. TOTAL...                                       318       318.00

   23880   NEOCHEM CORP              4828 LOOP CENTRAL DRIVE   TX HOUSTON            $2,803                               $2,803.50
                                                              CUST. TOTAL...          2,803                                2,803.50

   78716   NEPERA PRODUCT CHEMICAL   445 ROUTE 304             NY BARDONIA           $7,210   $1,741                      $8,952.77
   56460   NEPERA PRODUCT CHEMICAL   RT #17M                   NY HARRIMAN          $13,154                              $13,154.00
                                                              CUST. TOTAL...         20,364    1,741                      22,106.77

   51960   NEUTROGENA CORPORATION    5780 W 96TH STREET        CA LOS ANGELES          $145                                 $145.50
                                                              CUST. TOTAL...            145                                  145.50

   56269   NEUTRON PRODUCTS          23301 MT EPHRAIAM RD      MD DICKERSON          $7,051   $2,808                      $9,859.85
                                                              CUST. TOTAL...           7051     2808                        9859.85

   56457   NEVILE CHEMICAL COMPANY   2800 NEVILLE ROAD         PA PITTSBURG            $137                                 $137.50
                                                              CUST. TOTAL...            137                                  137.50

   57607   NEVILE CHEMICAL COMPANY   P O BOX 909711            IL CHICAGO              $304     $304                        $608.00
                                                              CUST. TOTAL...            304      304                         608.00

   55629   NEVILLE SYNTHESIS         ROUSEVILLE ROAD           PA OIL CITY           $8,349   $6,481            $1,216   $16,047.16
                                                              CUST. TOTAL...          8,349    6,481             1,216    16,047.16

   69520   NEW CENTURY FREIGHT ASSO  111 WEST JACKSON BLVD     IL CHICAGO                                $946               $946.00
                                                              CUST. TOTAL...                              946                946.00

   67685   NEW DEPARTURE HYATT BEAR  780 JAMES CASEY RD        CT BRISTOL                       $791                        $791.73
                                                              CUST. TOTAL...                     791                         791.73

   02373   NEW ENGLAND LAMINATES     THREE ELM STREET          NY WALDEN                                          $322-     $322.00-
                                                              CUST. TOTAL...                                       322-      322.00-

   03956   NEW ENGLAND POWER COMPAN  25 RESEARCH DRIVE         MA WESTBOROUGH          $810                                 $810.36
                                                              CUST. TOTAL...            810                                  810.36

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 89

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE

   88626   NEW VENTURE GEAR          MUNCIE DIVISION          IN MUNCHIE             $2,865   $1,497                      $4,363.16
                                                             CUST. TOTAL...           2,865    1,497                       4,363.16

C  88043   NEWMAN CABLE CONST CO     100 NORTH BROADWAY       OK KONAWA                                  $730   $1,168    $1,898.50
                                                             CUST. TOTAL...                               730    1,168     1,898.50

   74264   NEWSPRINT SOUTH INC       PAPER MILL ROAD          MS GRENADA               $693                                 $693.00
                                                             CUST. TOTAL...             693                                  693.00

   10929   NIACET CORPORATION        400 47TH STREET GATE #5  NY NIAGRA FALLS        $1,627   $2,486            $1,620    $5,734.24
                                                             CUST. TOTAL...           1,627    2,486             1,620     5,734.24

   21657   NIAGARA MOHAWK POWER COR  300 ERIE BLVD WEST       NY SYRACUSE              $508                                 $508.18
                                                             CUST. TOTAL...             508                                  508.18

   07449   NIAGARA NATIONAL COMPANY  2160 C HILLS AVENUE      GA ATLANTA                                          $105      $105.00
                                                             CUST. TOTAL...                                        105      $105.00

   86148   NICHOLAS GALVANIZING      120 DUFFIELD AVE         NJ JERSEY CITY         $3,407                               $3,407.80
                                                             CUST. TOTAL...           3,407                                3,407.80

   78506   NILIT AMERICA CORP        PRESIDENTIAL PALZA 2     NJ MIDDLESEX                                        $115      $115.00
                                                             CUST TOTAL...                                         115       115.00

   19646   NISSAN MOTOR MFG CORP     NISSAN BLVD.             TN SMYRNA                 $82                                  $82.50
                                                             CUST. TOTAL...              82                                   82.50

   18957   NO AMER PHILLIPS LIGHTIN  RD 2                     NY BATH                  $542     $543                      $1,086.00
                                                             CUST. TOTAL...             542      543                       1,086.00

   85648   NOLAN & CUNNING INC       P O BOX 2111             MI WARREN              $6,591                       $921    $7,512.40
                                                             CUST. TOTAL...           6,591                       $921     7,512.40

   24206   NORAMCO OF DELAWARE INC   500 OLD SWEDES LANDING R DE WILMINGTON                     $220                        $220.00
                                                             CUST. TOTAL...                      220                         220.00

   89050   NORFOLK SOUTHERN RWY      110 FRANKLIN ROAD SE     VA ROANOKE                                        $1,673-   $1,673.80-
                                                             CUST. TOTAL...                                      1,673-    1,673.80-

   86115   NORMA CADENA              PO BOX 829               TX BROWNSVILLE         $2,450                               $2,450.00
                                                             CUST. TOTAL...           2,450                                2,450.00

   09310   NORPLEX/OAK               NORTH EAST COUNTY ROADS  IA POSTVILLE                       $82                         $82.50
                                                             CUST. TOTAL...                       82                          82.50

   81450   NORTH AMERICAN CHEMICAL   777 N ELDRIDGE           TX HOUSTON                        $118                        $118.00
                                                             CUST. TOTAL...                      118                         118.00

   23290   NORTH AMERICAN LOBSTER    2000 TONNELLE AVENUE     NJ N BERGEN                                $536     $385      $921.00
                                                             CUST. TOTAL...                               536     $385       921.00

   79884   NORTH AMERICAN REFACTORI  2201 MICHIGAN BAR ROAD   CA IONE                         $6,751                      $6,751.87
                                                             CUST. TOTAL...                    6,751                       6,751.87

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 90

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   52137   NORTH AMERICAN REFRACTOR  ROUTE #879               PA CURWENSVILLE                   $110                        $110.00
                                                             CUST. TOTAL...                      110                         110.00

   60891   NORTH AMERICAN TRANSFORM  1200 PIPER DRIVE         CA MILPITAS            $1,456            $1,905   $2,678    $6,039.00
                                                             CUST. TOTAL...           1,456             1,905    2,678     6,039.00

   05712   NORTH INDUSTRIAL CHEM     609 EAST KING ST         PA YORK                   $82                       $165      $247.50
                                                             CUST. TOTAL...              82                        165       247.50

   88317   NORTHEAST CHEMICAL        P O BOX 52               PA LANSFORD                                         $923      $923.00
                                                             CUST. TOTAL...                                        923       923.00

   05388   NORTHEAST CONTAINER       161 WOODBINE STREET      NJ BERGENFIELD                                      $110      $110.00
                                                             CUST. TOTAL...                                        110       110.00

   08031   NORTON COMPANY            2770 W WASHINGTON        TX STEPHENVILLE         $2,576                              $2,576.84
                                                             CUST. TOTAL...            2,576                               2,576.84

   60842   NOVA CHEM                 7924 WRENWOOD BLVD       LA BATON ROUGE                                    $1,005    $1,005.00
                                                             CUST. TOTAL...                                      1,005     1,005.00

   03619   NOVA PETROCHEMICALS INC   795 HILL STREET          ON CORUNNA                                           $87       $87.80
                                                             CUST. TOTAL...                                         87        87.80

   76046   NOVACOR                   P O BOX 2535 STATION M   AB CALGARY             $5,072   $1,505              $838    $7,416.74
   60767   NOVACOR                   P O BOX 3042             ON SARNIA                $399     $668                      $1,067.30
                                                             CUST. TOTAL...           5,471    2,174               838     8,484.04

   58190   NOVACOR CHEMICALS CANADA  201 N FRONT STREET       ON SARNIA                 $90                                  $90.00
                                                             CUST. TOTAL...              90                                   90.00

   61002   NOVACOR CHEMICALS         C/O MERIDAN TRAFFIC SVC  MA BRAINTREE                                      $1,026    $1,026.80
                                                             CUST. TOTAL...                                      1,026     1,026.80

   83279   NOVAGARD                  2710 EAST 79TH STREET    OH CLEVELAND                                        $605      $605.00
                                                             CUST. TOTAL...                                        605       605.00

   73274   NOVAMAX TECHNOLOGIES                               GA ATLANTA                $55                                  $55.00
                                                             CUST. TOTAL...              55                                   55.00

   73351   NOVO NORDISK BIOINDUSTRI  33 TURNER RD             CT DANBURY            $10,908                              $10,908.15
   89215   NOVO NORDISK BIOINDUSTRI  %CASS LOGISTICS          MO SAINT LOUIS                                    $2,564    $2,564.40
                                                             CUST. TOTAL...          10,908                      2,564    13,472.55

   81438   NOXCRETE INC              1444 S 20TH STREET       NE OMAHA                                          $3,278    $3,278.50
                                                             CUST. TOTAL...                                      3,278     3,278.50

   55847   NOXELL CORPORATION        11050 YORK ROAD          MD HUNT VALLEY           $985                                 $985.60
                                                             CUST. TOTAL...             985                                  985.60

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #91

S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   60566    NUCOR CORPORATION          OLD VALLEY HEAD ROAD      AL FORT PAYNE                           $286               $286.00
                                                                CUST. TOTAL...                            286                286.00

   69856    NUHART & COMPANY INC       49 DUPONT STREET          NY BROOKLYN                                      $84        $84.00
                                                                CUST. TOTAL...                                     84         84.00

   52594    NUTRASWEET COMPANY         1750 LOVERS LANE          GA AUGUSTA                                     1,558     $1,558 .50
                                                                CUST. TOTAL...                                   1558      1,558.50

   84226    NYLONGE CORP               1301 LOWELL STREET        OH ELYRIA                       $27                         $27.50
                                                                CUST. TOTAL...                    27                          27.50

    OVER-365...          288,059                                *** F TO N ***  4,704,352    949,762  256,330 739,300  6,649,745.55

   83009    O BRIEN (PARLIN) COGEN     225 S 8TH STREET          PA PHILADELPHIA                 $52                         $52.52
                                                                CUST. TOTAL...                    52                          52.52

   21383    O C ADHESIVES CORPORATIO   11-27 EAST 24TH STREET    NJ PATERSON                                     $137       $137.50
                                                                CUST. TOTAL...                                    137        137.50

   09953    O H D THERMACORE INC       3200 REACH ROAD           PA WILLIAMSPORT              $1,183                      $1,183.00
                                                                CUST. TOTAL...                 1,183                       1,183.00

   59890    O SULLIVAN CORPORATION     1944 VALLEY PIKE          VA WINCHESTER     $1,681     $1,575           $1,825     $5,082.00
                                                                CUST. TOTAL         1,681      1,575            1,825      5,082.00

   89075    O'BRIEN CORP               2001 W WASHINGTON ST      IN SOUTH BEND                                    $78        $78.00
                                                                CUST. TOTAL...                                     78         78.00

   86451    OAKITE PRODUCTS INC        445 ROUTE 304             NY BARDONIA                                   $2,455     $2,455.50
                                                                CUST. TOTAL...                                  2,455      2,455.50

   87815    OAKWOOD BEACH WPCP         751 MILL RD               NY STATEN ISLAND    $671                                   $671.00
                                                                CUST. TOTAL...        671                                    671.00

   59277    OCCIDENTAL CHEMICAL CORP   P O BOX 1230              IL LANSING                                      $384       $384.09
   38525    OCCIDENTAL CHEMICAL CORP   HIGHWAY 18                LA TAFT              $50                         $55       $105.00
   55090    OCCIDENTAL CHEMICAL CORP   RIVER ROAD                NJ BURLINGTON                                    $55        $55.00
   08157    OCCIDENTAL CHEMICAL CORP   651 TONNELE AVENUE        NJ JERSEY CITY      $568                         $27       $596.00
   38575    OCCIDENTAL CHEMICAL CORP   673 WALK ROAD             NY TONAWANDA      $4,659     $2,165           $4,664    $11,489.20
   24720    OCCIDENTAL CHEMICAL CORP   P O BOX 344               NY NIAGARA FALLS  $8,733     $3,925   $1,172  $1,221    $15,053.86
   26303    OCCIDENTAL CHEMICAL CORP   P O BOX 344               NY NIAGARA FALLS               $738     $294    $640     $1,672.50
   39400    OCCIDENTAL CHEMICAL CORP   P O BOX 728               NY NIAGARA FALLS    $477       $302     $385 $21,979    $23,144.75
   78706    OCCIDENTAL CHEMICAL CORP   5000 PACKARD RD           NY NIAGARA FALLS             $1,203     $251  $3,060     $4,514.50
   79481    OCCIDENTAL CHEMICAL CORP                             NY NIAGARA FALLS                                 $55        $55.00
   82296    OCCIDENTAL CHEMICAL CORP   53RD & BUFFALO            NY NIAGARA FALLS     $55        $82             $939     $1,076.50
   27265    OCCIDENTAL CHEMICAL CORP   725 STATE ST & E 6TH ST   OH ASHTABULA        $518                         $21-      $497.18
   51528    OCCIDENTAL CHEMICAL CORP   13717 STATE RT 68 S       OH KENTON         $4,681     $1,345   $1,451    $214     $7,692.80
   07934    OCCIDENTAL CHEMICAL CORP   P O BOX 809050            TX DALLAS        $96,945    $29,221   $2,939    $754   $129,861.88
   81511    OCCIDENTAL CHEMICAL CORP   P O BOX 809050            TX DALLAS         $1,413                      $1,314-       $99.25
                                                                CUST. TOTAL...    118,103     38,984    6,493  32,714    196,297.51

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #92

S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   58890    OCTAGON PROCESSING INC     596 RIVER ROAD            NJ EDGEWATER        $105        $78-                        $27.04
                                                                CUST. TOTAL...        105         78-                         27.04

   26443    OHIO POLYCHEMICAL          P O BOX 369004            OH COLUMBUS       $8,176       $432                      $8,608.50
   90700    OHIO POLYCHEMICAL          1920 LEONARD AVENUE       OH COLUMBUS       $1,494                                 $1,494.50
                                                                CUST. TOTAL...      9,670        432                      10,103.00

   09669    OIL CHEM INC               C/O CNC                   RI LINCOLN                     $440           $1,788     $2,228.63
                                                                CUST. TOTAL...                   440            1,788      2,228.63

   14572    OLD BRIDGE CHEMICAL        P O BOX 194               NJ OLD BRIDGE                                 $9,936       $936.53
                                                                CUST. TOTAL...                                  9,936        936.53

   87731    OLD QUAKER PAINT           12401 INDUSTRIAL BLVD     CA VICTORVILLE                                  $384       $384.00
                                                                CUST. TOTAL...                                    384        384.00

   07320    0LES ENVELOPE CORP         2510 LOCH HAVEN ROAD      MD BALTIMORE         $27                        $357       $385.00
                                                                CUST. TOTAL...         27                         357        385.00

   59390    OLIN CORPORATION           120 LONG RIDGE RD         CT STAMFORD      $77,939     $3,400   $5,109  $6,332    $92,783.25
   82831    OLIN CORPORATION           120 LONG RIDGE RD         CT STAMFORD       $9,513       $480   $9,725  $3,736    $23,455.13
   88539    OLIN CORPORATION           DO NOT MAIL               CT STAMFORD       $3,803     $3,753   $4,156    $100-   $11,613.19
   59350    OLIN CORPORATION           P O BOX 1234              GA AUGUSTA           $75                                    $75.00
   07983    OLIN CORPORATION           P O BOX 547               KY BRANDENBURG   $15,738              $1,356- $1,017    $15,398.50
   59360    OLIN CORPORATION           P O BOX 2896              LA LAKE CHARLES     $980       $600              $40-    $1,541.00
   59400    OLIN CORPORATION           P O BOX 748               NY NIAGARA FALLS  $1,560       $776     $255    $666     $3,257.58
   59410    OLIN CORPORATION           100 MCKEE ROAD            NY ROCHETER       $4,538                                 $4,538.50
   59470    OLIN CORPORATION           BOX 30                    TX BEAUMONT       $2,574                                 $2,574.00
                                                                CUST. TOTAL...    116,722      9,010   17,890  11,612    155,236.15

   79767    OLIN HUNT                  731 ENGLER ROAD           PA NAZARETH                                      $41        $41.25
                                                                CUST. TOTAL...                                     41         41.25

   51209    OLYMPIC OIL COMPANY        5000 WEST 41ST STREET     IL CICERO         $1,419                                 $1,419.00
                                                                CUST. TOTAL...      1,419                                  1,419.00

   90019    OMEGA CHEMICAL CORP        3102 OAK LAWN AVENUE      TX DALLAS                                     $1,419     $1,419.00
                                                                CUST. TOTAL...                                  1,419      1,419.00

   52526    OMNICOLOGY INC             20 INDUSTRIAL PARKWAY     NY GLOVERSVILLE     $424                                   $424.00
                                                                CUST. TOTAL...        424                                    424.00

   80566    ONTARIO HYDRO              BROCK RD SOUTH            ON PICKERING         $32        $45                         $77.10
   79982    ONTARIO HYDRO              P O BOX 1000              ON TIVERTON         $504                                   $504.93
                                                                CUST. TOTAL           537         45                         582.03

   85390    OPERATIONAL ENERGY CORP    HWY 130 & PORCUPINE RD    NJ PEDRICKTOWN                                   $55        $55.00
                                                                CUST. TOTAL...                                     55         55.00

   89749    OPTIMA CHEMICAL            1415 WILLACOOCHEE ROAD    GA DOUGLAS          $725       $175                        $900.00
                                                                CUST. TOTAL...        725        175                         900.00

JOB-RCPMO5     FNR 5/02/93             CO-CODE: 0 AGED ACCOUNTS RECEIVABLE              ENDING DATE 5/01/93                 PAGE #93

S.C. CUST. #  CUSTOMER                   ADDRESS                ST. CITY            0-TO-30 31-TO-60 61-TO-90 OVER-90 TOTAL BAL. DUE
   59680    ORMET CORPORATION          BOX 176                   OH HANNIBAL                             $210               $210.00
                                                                CUST. TOTAL...                            210                210.00

   79741    OSCO/BRYSON INC            522 RIVERGATE RD          TN MEMPHIS                                    $4,269     $4,269.50
   81782    OSCO/BRYSON INC            618 GRASSMERE PARK DRIVE  TN NASHVILLE                                  $3,274     $3,274.40
                                                                CUST. TOTAL...                                  7,543      7,543.90

   77272    OSPECA ENTERRISES          4740 COFFEEPORT RD        TX BROWNSVILLE    $1,800                                 $1,800.00
                                                                CUST. TOTAL...      1,800                                  1,800.00

   88574    OWENS CORNING FIBERGLAS    P O BOX 89                CA SANTA CLARA    $3,717                                 $3,717.00
   09326    OWENS CORNING FIBERGLAS    300 SUNSHINE ROAD         KS KANSAS CITY       $82                                    $82.50
   51516    OWENS CORNING FIBERGLAS    P O BOX 98                NY DELMAR                                       $200       $200.00
   59930    OWENS CORNING FIBERGLAS    CASE AVENUE               OH NEWARK                                        $27-       $27.50-
   59700    OWENS CORNING FIBERGLAS    P O BOX 10028             OH TOLEDO         $7,453     $1,557     $820  $3,944    $13,775.51
   59830    OWENS CORNING FIBERGLAS    PO BOX 499                SC AIKEN          $3,022                                 $3,022.00
                                                                CUST. TOTAL...     14,275      1,557      820   4,116     20,769.51

   71343    OXY PETROCHEMICALS INC     P O BOX 56388             TX HOUSTON        $5,465                $210    $395     $6,070.89
                                                                CUST. TOTAL...      5,465                 210     395      6,070.89

   71431    P & O CONTAINERS LIMITED   ONE MEADOWLANDS PLAZA     NJ E RUTHERFORD                                 $138       $138.50
                                                                CUST. TOTAL...                                    138        138.50

   02173    P B & S CHEMICAL COMPANY   250 CENTRL FLORIDA PKWAY  FL ORLANDO        $2,249                                 $2,249.80
   60640    P B & S CHEMICAL COMPANY   P O BOX 20                KY HENDERSON      $2,873                         $63     $2,936.50
                                                                CUST. TOTAL...      5,123                          63      5,186.30

   63072    P C A EAST INC             BOX 58868                 CA LOS ANGELES      $857              $1,578  $1,173     $3,609.50
                                                                CUST. TOTAL...        857               1,578   1,173      3,609.50

   82020    P C I                      WURTZ RD                  KY WURTLAND          $27                 $27-                $0.00
                                                                CUST. TOTAL...         27                  27-                 0.00

   56669    P C R INCORPORATED         P O BOX 1466              FL GAINESVILLE      $935       $248             $275     $1,458.50
                                                                CUST. TOTAL...        935        248              275      1,458.50

   33970    P D GEORGE COMPANY         P O BOX 66756             MO SAINT LOUIS    $4,027                                 $4,027.27
                                                                CUST. TOTAL...      4,027                                  4,027.27

   71793    P H GLATFELTER COMPANY     P O BOX 200               NC PISGAH FOREST                                $822       $822.50
   34300    P H GLATFELTER COMPANY     228 S MAIN STREET         PA SPRING GROVE   $8,675                 $39  $1,020     $9,734.50
                                                                CUST. TOTAL...      8,675                  39   1,842     10,557.00

   77873    P O CONTAINERS LIMITED     C/O SEALAND MARINE TERMI  NJ ELIZABETH        $362                                   $362.25
                                                                CUST. TOTAL...        362                                    362.25

   00168    P P G INDUSTRIES INC       P O BOX 790-SIGNAL ST     CA SAN PEDRO                            $165               $165.00
   64580    P P G INDUSTRIES INC       1377 OAKLEIGH DR          GA E POINT          $277                                   $277.50
   64620    P P G INDUSTRIES INC       BOX 1000                  LA LAKE CHARLES   $6,341       $325     $302             $6,969.25
   78033    P P G INDUSTRIES INC       1330 PIEDMONT             MI TROY                                         $937       $937.40
   03198    P P G INDUSTRIES INC       P O BOX 1857              NC LEXINGTON                            $651               $651.80


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 94

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY         0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   64660   P P G INDUSTRIES INC      RT 4 WASHBURN SWITCH ROA  NC SHELBY                                           $55       $55.00
   18500   P P G INDUSTRIES INC      4829 FAIRLAND ROAD        OH BARBERTON                   $1,274                      $1,274.00
   75436   P P G INDUSTRIES INC      848 SOUTHERN AVE          OH CHILLCOTHE         $1,593                               $1,593.00
   63230   P P G INDUSTRIES INC      P O BOX 30382             OH CLEVELAND                                       $765      $765.82
   83191   P P G INDUSTRIES INC      C/O COMMERCIAL TRAFFIC CO OH CLEVELAND            $409                       $181      $590.23
   53365   P P G INDUSTRIES INC      760 PITTSBURGH DRIVE      OH DELAWARE           $4,581                       $100-   $4,481.34
   28435   P P G INDUSTRIES INC      1 P P G PLACE             PA PITTSBURGH                  $2,227                      $2,227.40
   77420   P P G INDUSTRIES INC      CHEMICALS GROUP           PA PITTSBURGH        $37,817   $3,665   $4,452  $12,011   $57,946.21
   64740   P P G INDUSTRIES INC      125 COLFAX/C & R ACCTG    PA SPRINGDALE         $1,293            $1,293             $2,587.98
   07372   P P G INDUSTRIES INC      1901 AVE H & 16TH ST      TX LA PORTE           $8,334                       $981-   $7,352.55
   51984   P P G INDUSTRIES INC      SANTEK DIVISION           WI APPLETON                                         $25-      $25.00-
   53425   P P G INDUSTRIES INC                                WV NATRIUM                                          $55       $55.00
   18520   P P G INDUSTRIES INC      P O BOX 191               WV NEW MARTINSVIL     $3,540   $3,478     $440   $3,739   $11,197.25
                                                              CUST. TOTAL...         64,187   10,969    7,306   16,638    99,101.73

   22149   P Q CORPORATION           P O DRAWER 5407           GA AUGUSTA                                         $278-     $278.36-
   09153   P Q CORPORATION           P O BOX 667               MA LEXINGTON          $1,641                     $1,302    $2,943.96
   18156   P Q CORPORATION           1 PADDOCK STREET          NJ AVENEL                                           $27-      $27.50-
   53290   P Q CORPORATION           P O BOX 840               PA VALLEY FORGE      $11,830  $16,235     $965      $95   $29,125.00
                                                              CUST. TOTAL...         13,471   16,235      965    1,092    31,763.10

   51313   P&O CONTAINERS LIMITED    6610-B TRIBUTARY STREET   MD BALTIMORE            $432                                 $432.50
                                                              CUST. TOTAL...            432                                  432.50

   09473   PABCO PAPER PRODUCTS INC  4469 PACIFIC BLVD         CA VERNON               $688                                 $688.00
                                                              CUST. TOTAL...            688                                  688.00

   79852   PACE CHEMICAL INC         10333 RICHMOND            TX HOUSTON            $4,439   $2,585            $3,152   $10,176.08
                                                              CUST. TOTAL...          4,439    2,585             3,152    10,176.08

   70673   PACIFIC ANCHOR CHEMICAL   3305 E26TH ST             CA LOS ANGELES                    $27                         $27.50
                                                              CUST. TOTAL...                      27                          27.50

   88660   PACIFIC COAST             1412 KNOX AVE             MO KANSAS CITY                                     $154      $154.00
                                                              CUST. TOTAL...                                       154       154.00

   06360   PACIFIC INDUSTRIES INC    787 WATERVILIET           NY LATHAM             $3,108                               $3,108.00
                                                              CUST. TOTAL...          3,108                                3,108.00

   69838   PACIFIC MOLASSES COMPANY  2700 BROENING HWY         MD BALTIMORE                                       $247-     $247.50-
                                                              CUST. TOTAL...                                       247-      247.50-

   87754   PACIFIC PAC INC           2340 BERT DRIVE           CA HOLLISTER                                        $55       $55.00
                                                              CUST. TOTAL...                                        55        55.00

   19295   PACKAGING CORP OF AMERIC  4633 DOWNEY ROAD          CA LOS ANGELES                 $7,411   $7,704            $15,116.10
   66725   PACKAGING CORP OF AMERIC  P O BOX 1046              GA VALDOSTA             $825                                 $825.00
                                                              CUST. TOTAL...            825    7,411    7,704             15,941.10

   58874   PACKAGING SERVICES        P O BOX 875               TX PEARLAND                                        $292      $292.50
                                                              CUST. TOTAL...                                       292       292.50


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 95

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   87712   PAGE CLEANING             16824 114TH AVENUE       AB EDMONTON                        $55                         $55.00
                                                             CUST. TOTAL...                       55                          55.00

   66106   PAN AMERICAN AIRLINES     J F K AIRPORT            NY JAMAICA                                          $125      $125.00
                                                             CUST. TOTAL...                                        125       125.00

   60220   PANTASOTE COMPANY         26 JEFFERSON STREET      NJ PASSIAC             $3,207      $27                      $3,234.98
   72332   PANTASOTE COMPANY         67 MADISON STREET        NJ PASSAIC                                          $242      $242.50
                                                             CUST. TOTAL...           3,207       27               242     3,477.48

C  88433   PANTECH                   6404 MCCONKLE AVE SW     WV SAINT ALBANS                                   $4,446    $4,446.00
                                                             CUST. TOTAL...                                      4,446     4,446.00

   56823   PAPER MANUFACTURERS       9800 BUSTLETON AVENUE    PA PHILADELPHIA          $305                                 $305.00
                                                             CUST. TOTAL...             305                                  305.00

   85023   PARA AG INC               14014 PARADISE CHURCH RD MD HAGERTOWN                                      $5,716    $5,716.16
                                                             CUST. TOTAL...                                      5,716     5,716.16

   60280   PARA CHEMICAL INC         HIGHWAY 14               SC SIMSONVILLE                                      $180      $180.00
                                                             CUST. TOTAL...                                        180       180.00

   85910 PARADIGM LABS               P.O. BOX 448             PA BERNVILLE                                $90     $243      $333.00
                                                             CUST. TOTAL...                                90      243       333.00

   24163   PARAMOUNT FEED            19310 LONG MEADOW RD     MD HAGERSTOWN            $630                                 $630.99
                                                             CUST. TOTAL...             630                                  630.99

   11345   PARK CHEMICAL COMPANY     8074-A110 MILITARY AVE   MI DETROIT             $2,006   $2,006                      $4,013.40
                                                             CUST. TOTAL...           2,006    2,006                       4,013.40

   21430   PARKE DAVIS & COMPANY     188 HOWARD STREET        MI HOLLAND               $165                     $1,698    $1,863.30
                                                             CUST. TOTAL...             165                      1,698     1,863.30

   05150   PARKER AMCHEM             23343 SHERWOOD           MI WARREN                 $55               $27                $82.50
                                                             CUST. TOTAL...              55                27                 82.50

   28636   PARKS CORPORATION         1630 NORTH FIFTH STREET  GA MADISON                      $1,235                      $1,235.00
   60440   PARKS CORPORATION         1 MAIN STREET            MA SOMERSET                     $4,302                      $4,302.00
   20941   PARKS CORPORATION         3122 COLLEGE             TX GREENVILLE          $1,906                               $1,906.00
                                                             CUST. TOTAL...           1,906    5,537                       7,443.00

   00240   PASSONNO CORPORATION      500 BROADWAY             NY WATERLIET                                         $75       $75.00
                                                             CUST. TOTAL...                                         75        75.00

   89549   PATCO                     C/O USA DETERGENTS       NJ EDISON                         $192                        $192.50
                                                             CUST. TOTAL...                      192                         192.50

   17785   PAULSBORO PACKAGING       UNIVERSAL ROAD OFF MANTU NJ PAULSBORO              $55                        $27       $82.50
                                                             CUST. TOTAL...              55                         27        82.50

   07172   PAULSEN WIRE              880 SOUTH 2ND STREET     PA SUNBURY             $3,072   $2,308                      $5,381.31
                                                             CUST. TOTAL...           3,072    2,308                       5,381.31


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 96

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   00644   PAVE MARK                 1855 PLYMOUTN ROAD NW    GA ATLANTA                $50                        $25-      $25.00
                                                             CUST. TOTAL...              50                         25-       25.00

   28464   PCT TRANSPORT INC         P O BOX 7002             TX ADDISON               $363                                 $363.84
                                                             CUST. TOTAL...             363                                  363.84

   68337   PEBRA-PETERSBOROUGH       775 NEAL DRIVE           ON PETERBOROUGH          $192                                 $192.50
                                                             CUST. TOTAL...             192                                  192.50

   03017   PECTIN                    P O BOX 4407             TX HOUSTON                                        $1,350    $1,350.00
                                                             CUST. TOTAL...                                      1,350     1,350.00

   89459   PEINNACLE OIL             5009 WEST 81 STREET      IN INDIANAPOLIS                    $65                         $65.00
                                                             CUST. TOTAL...                       65                          65.00

   51645   PENCO INC OF LYNDHURST N  540 NEW YORK AVENUE      NJ LYNDHURST                       $26                         $26.26
                                                             CUST. TOTAL...                       26                          26.26

   08502   PENFORD PRODUCTS CO       1001 FIRST AVE S W       IA CEDAR RAPIDS        $2,558                               $2,558.78
                                                             CUST. TOTAL...           2,558                                2,558.78

   62140   PENNA POWER & LIGHT CO    2 NORTH 9TH STREET       PA ALLENTOWN          $15,193                              $15,193.69
   54395   PENNA P0WER & LIGHT CO    P O BOX 257              PA MARTINS CREEK         $840                                 $840.53
                                                             CUST. TOTAL...          16,034                               16,034.22

   85706   PENNTECH CORP             100 CENTER ST            PA JOHNSONBURG            $55                                  $55.00
                                                             CUST. TOTAL...              55                                   55.00

   70737   PENNZOIL PRODUCTS CO      3450 HOLLYWOOD AVE       LA SHREVEPORT             $82                                  $82.50
   69887   PENNZOIL PRODUCTS CO      P O BOX 17649            MO SAINT LOUIS         $1,319     $718                      $2,037.50
   54472   PENNZOIL PRODUCTS CO      P O BOX 2967             TX HOUSTON                                          $247      $247.50
                                                             CUST. TOTAL...           1,401      718               247     2,367.50

   71344   PENRECO                   138 PETROLIA STREET      PA KARNS CITY                     $514                        $514.00
                                                             CUST. TOTAL...                      514                         514.00

   51090   PENTRON INC               200 KING ROAD            PA WEST CHESTER          $155                                 $155.75
                                                             CUST. TOTAL...             155                                  155.75

   02436   PERDUE INCORPORATED       BOX 1537                 MD SALISBURY           $5,739     $790              $169    $6,699.79
                                                             CUST. TOTAL...           5,739      790               169     6,699.79

   28310   PERIDOT CHEMICAL COMPANY  C/O CHEMICAL LEAMAN TANK NJ NEWARK            $172,148                     $4,987  $177,135.93
   30735   PERIDOT CHEMICAL COMPANY  330 DOREMUS AVENUE       NJ NEWARK                                           $426      $426.00
   37497   PERIDOT CHEMICAL COMPANY  P O BOX 2498             OH COLUMBUS                                       $1,323    $1,323.44
                                                             CUST. TOTAL...         172,148                      6,737   178,885.37

   89607   PERKIT FOLDING BOX CORP   36 POYDRAS ST            MA BOSTON                          $40                         $40.50
                                                             CUST. TOTAL...                       40                          40.50

   86422   PERMAGILE INDUSTRIES      101 COMMERCIAL STREET    NY PLAINVIEW                                         $84       $84.00
                                                             CUST. TOTAL...                                         84        84.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 97

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   86357   PERRIGO SILICA            502 EASTERN AVE           MI ALLEGAN              $275                                 $275.00
   86358   PERRIGO SILICA            117 WATER STREET          MI ALLEGAN                              $2,066-    $130-   $2,196.00-
                                                              CUST. TOTAL...            275             2,066-     130-    1,921.00-

   01838   PERVO PAINT COMPANY       6624 STANFORD AVENUE      CA LOS ANGELES                                     $572      $572.50
                                                              CUST. TOTAL...                                       572       572.50

   21551   PET FOODS INC             NEW CUT ROAD              SC SPARTANBURG                            $137               $137.50
                                                              CUST. TOTAL...                              137                137.50

   54126   PETRO CANADA PRODUCTS     385 SOUTHDOWN ROAD        ON MISSISSAUGA          $330   $1,598      $27   $5,573    $7,529.75
   89114   PETRO CANADA PRODUCTS     385 SOUTHDOWN ROAD        ON MISSISSAUGA                                   $1,907    $1,907.67
                                                              CUST. TOTAL...            330    1,598       27    7,481     9,437.42

   06203   PETRO CANADA VENTURES     11701 SHERBROOKE ST E     PQ MONTREAL                                        $247-     $247.50-
                                                              CUST. TOTAL...                                       247-      247.50-

   85258   PETROCEL S A              BELISARIO DOMINGUEZ NO 2  MX MONTERREY NL         $836                                 $836.00
                                                              CUST. TOTAL...            836                                  836.00

   00373   PETROLITE CORPORATION     369 MARSHALL AVE          MO WEBSTER GROVES    $22,296   $7,415     $313   $4,530   $34,555.94
   21995   PETROLITE CORPORATION     4TH & SAVILLE AVE         PA EDDYSTONE                     $220              $220      $440.00
   67218   PETROLITE CORPORATION     16010 BAKERSPOINT LANE    TX HOUSTON            $1,031                               $1,031.00
   05098   PETROLITE CORPORATION     13200 BAYPARK ROAD        TX PASADENA          $29,215   $4,555              $968   $34,739.03
                                                              CUST. TOTAL...         52,542   12,190      313    5,718    70,765.97

   72559   PETRON CORPORATION        SUITE 103-180 GORDON DRI  PA LIONVILLE            $205   $1,250   $3,559     $275    $5,291.02
                                                              CUST. TOTAL...            205    1,250    3,559      275     5,291.02

   71541   PETROPLUS                 P O BOX 5376              NJ DEPTFORD             $346                       $677    $1,024.49
                                                              CUST. TOTAL...            346                        677     1,024.49

   83884   PETROWAX PA INC           33 RT 31 NORTH            NJ ANNANDALE                                     $3,078    $3,078.00
                                                              CUST. TOTAL...                                     3,078     3,078.00

   55345   PFISTER CHEMICAL WORKS    LINDEN AVE ROUTE 46       NJ RIDGEFIELD                                      $987      $987.00
                                                              CUST. TOTAL...                                       987       987.00

   63180   PFIZER INC                BLDG 113 EASTERN POINT    CT GROTON                $27      $82                        $110.00
   80463   PFIZER INC                P O BOX 340               NC PLYMOUTH                                        $125      $125.00
   67090   PFIZER INC                235 E 42ND ST             NY NEW YORK                                        $450      $450.00
                                                              CUST. TOTAL...             27       82               575       685.00

   55455   PHELPS DODGE CORPORATION  P O BOX 600               IN FORT WAYNE                     $82                         $82.50
                                                              CUST. TOTAL...                      82                          82.50

   52115   PHIBRO ENERGY INC         P O BOX 5038              TX HOUSTON               $27                       $411      $438.50
                                                              CUST. TOTAL...             27                        411       438.50

   04667   PHIBRO REFINING INC       HIGHWAY 105 SOUTH         LA KROTZ SPRINGS        $882                                 $882.00
                                                              CUST. TOTAL...            882                                  882.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 98

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   63510   PHILA ELECTRIC COMPANY    2301 MARKET ST            PA PHILADELPHIA          $26                                  $26.26
                                                              CUST. TOTAL...             26                                   26.26

   88146   PHILADELPHIA CONVENTION   13TH AND ARCH STREETS     PA PHILADELPHIA                                  $1,265    $1,265.00
                                                              CUST. TOTAL...                                     1,265     1,265.00

   75832   PHILIPS COMPONENTS        6071 ST ANDREWS RD        SC COLUMBIA           $1,238                               $1,238.40
                                                              CUST. TOTAL...          1,238                                1,238.40

   76148   PHILIPS LIGHTING CORP     7265 HAMMONDSPORT RD DOC  NY BATH                                          $2,365-   $2,365.00-
                                                              CUST. TOTAL...                                     2,365-    2,365.00-

   11199   PHILLIP MORRIS USA        4100 BERMUDA HUNDRED ROA  VA CHESTER            $1,425                               $1,425.00
   55615   PHILLIP MORRIS USA        P O BOX 26603             VA RICHMOND             $385                       $275      $660.00
                                                              CUST. TOTAL...          1,810                        275     2,085.00

   62398   PHOENIX PETROLEUM         1009 W 9TH AVE            PA KING OF PRUSSI       $178                                 $178.76
                                                              CUST. TOTAL...            178                                  178.76

   64110   PHOTO CIRCUIT COMPANY     31 SEA CLIFF AVENUE       NY GLEN COVE             $26                       $338-     $311.74-
                                                              CUST. TOTAL...             26                        338-      311.74-

   53345   PHTHALCHEM INC            266 WEST MITCHELL AVENUE  OH CINCINNATI            $25      $75                        $100.00
                                                              CUST. TOTAL...             25       75                         100.00

   81953   PICKETT ENTERPRISES INC   3341 SUCCESSFUL WAY       OH DAYTON                                        $4,103    $4,103.58
                                                              CUST. TOTAL...                                     4,103     4,103.58

   60094   PIEDMONT LABS             2030 OLD CHANDLER ROAD    GA GAINESVILLE                   $285                        $285.00
                                                              CUST. TOTAL...                     285                         285.00

   64210   PIERCE & STEVENS CHEMICA  P O BOX 1092              NY BUFFALO                                          $27-      $27.50-
   00797   PIERCE & STEVENS CHEMICA  COLDSTREAM ROAD           PA KIMBERTON         $11,843   $3,938                     $15,782.06
                                                              CUST. TOTAL...         11,843    3,938                27-   15,754.56

   63651   PILGRIM INDUSTRIES        P O BOX 1656              TX MOUNT PLEASANT                                  $275      $275.00
                                                              CUST. TOTAL...                                       275       275.00

   01815   PILOT CHEMICAL COMPANY    606 SHEPHERD DRIVE        OH LOCKLAND             $110               $25               $135.00
   54204   PILOT CHEMICAL COMPANY    3439 YANKEE ROAD          OH MIDDLETOWN         $4,980                       $247-   $4,732.73
   01027   PILOT CHEMICAL COMPANY    11623 N HOUSTON-ROSSLYN   TX HOUSTON               $55      $82                        $137.50
   90228   PILOT CHEMICAL COMPANY    11623 N HOUSTON-ROSSLYN   TX HOUSTON               $55                                  $55.00
                                                              CUST. TOTAL...          5,200       82       25      247-    5,060.23

   66500   PILOT LABORATORIES        267 HOMESTEAD AVE         NJ AVENEL`               $27                                  $27.50
                                                              CUST. TOTAL...             27                                   27.50

   27599   PIONEER CHLORALKALI CO I  P O BOX 86                NV HENDERSON             $42              $156               $198.60
                                                              CUST. TOTAL...             42               156                198.60

   08274   PIONEER PAINT PRODUCTS    1529 N 31ST AVENUE        IL MELROSE PARK                                    $467      $467.50
                                                              CUST. TOTAL...                                       467       467.50

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93    PAGE# 99

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   14546   PIRELLI CABLE CORPORATIO  HIGHWAY 28 BYPASS         SC ABBEBILLE                                        $68       $68.75
                                                              CUST. TOTAL...                                        68        68.75

   51388   PITTSBURGH PENN OIL COMP  FREEPORT ROAD             PA CREIGHTON                               $55                $55.00
                                                              CUST. TOTAL...                               55                 55.00

   05901   PITTWAY CORPORATION       6100 WEST HOWARD STREET   IL NILES                                           $237      $237.50
                                                              CUST. TOTAL...                                       237       237.50

   65174   PLACID REFINING CO        1940 HIGHWAY 1 N          LA PORT ALLEND        $2,161                               $2,161.50
                                                              CUST. TOTAL...          2,161                                2,161.50

   88148   PLAID ENTERPRISES         2365 PARK CENTRAL BLVD    GA DECATUR                                         $665      $665.00
                                                              CUST. TOTAL...                                       665       665.00

   76839   PLASTIC SPEC & TECH       145 BAEKELAND AVE         NJ PISCATAWAY                                      $100      $100.00
                                                              CUST. TOTAL...                                       100       100.00

   70603   PLASTICS SPEC & TECHNOLO  101 RAILROAD AVENUE       NJ RIDGEFIELD            $55     $110     $137   $1,212    $1,514.50
                                                              CUST. TOTAL...             55      110      137    1,212     1,514.50

   88008   PLAZE INC                 105 BOLTEE LANE           MO SAINT CLAIR                    $27                         $27.50
                                                              CUST. TOTAL...                      27                          27.50

   06642   PMC SPECIALTIES GROUP IN  10051 ROMANDEL            CA SANTA FE SPRS                                   $214-     $214.20-
   09604   PMC SPECIALTIES GROUP IN  735 E 115TH STREET        IL CHICAGE                                 $27     $374      $402.00
   06082   PMC SPECIALTIES GROUP IN  INDUSTRIAL DRIVE          NJ FORDS                          $78              $302      $380.00
   05752   PMC SPECIALTIES GROUP IN  5220 VINE STREET          OH CINCINNATI                                      $166      $166.00
   73970   PMC SPECIALTIES GROUP IN  501 MURRAY ROAD           OH CINCINNATI                                      $625      $625.00
                                                              CUST. TOTAL...                      78       27    1,253     1,358.80

   63086   POLIOLES                                            PA LIONVILLE          $4,195   $4,465                      $8,660.50
   06773   POLIOLES                  3535 E 14TH STREET        TX BROWNSVILLE          $260                                 $260.00
                                                              CUST. TOTAL...          4,455    4,465                       8,920.50

   61874   POLLIO DAIRY PRODUCTS     8600 MAIN STREET          NY CAMPBELL                       $25                         $25.00
                                                              CUST. TOTAL...                      25                          25.00

   22041   POLY CHEM INC             154 EAST AVENUE           CT NORWALK                                         $600-     $600.65-
                                                              CUST. TOTAL...                                       600-      600.65-

   65060   POLYCAST TECHNOLOGY CORP  69 SOUTHFIELD AVENUE      CT STAMFORD                                        $220      $220.00
                                                              CUST. TOTAL...                                       220       220.00

   81555   POLYCHROME CORPORATION    #1 POLY PARK CORP         GA COLUBUS                     $1,974                      $1,974.05
                                                              CUST. TOTAL...                   1,974                       1,974.05

   80546   POLYCON INDUSTRIES        65 INDEPENDENCE PLACE     ON GUELPH                                  $55                $55.00
                                                              CUST. TOTAL...                               55                 55.00

   03604   POLYFILMS INC             DEPOT STREET              MA WILKINSONVILLE      $220                        $735      $955.00
                                                              CUST. TOTAL...           220                         735       955.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 100

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   02596   POLYMER DEVELOPMENT LABS  212 WEST TAFT AVENUE      CA  ORANGE              $145     $135                        $280.00
                                                              CUST. TOTAL...            145      135                         280.00

   80507   POLYSAR RUBBER SERVICES   1265 VIDAL ST SOUTH       ON  SARNIA              $270      $96      $64               $430.50
                                                              CUST. TOTAL...            270       96       64                430.50

   69062   POLYSAT INC               7240 STATE ROAD           PA  PHILADELPHIA      $2,260   $2,990            $3,036    $8,287.00
                                                              CUST. TOTAL...          2,260   $2,990             3,036     8,287.00

   68853   POLYTEX ENVIRONMENTAL IN  820 EAST 140TH ST         NY  BRONX                                           $50       $50.00
                                                              CUST. TOTAL...                                        50        50.00

   28622   POLYTHANE SYSTEMS INC     P O BOX 1452              TX  SPRING                                         $746-     $746.77-
                                                              CUST. TOTAL...                                       746-      746.77-

   09637   POLYTOP                   110 GRAHAM DRIVE          RI  SLATERVILLE       $3,835   $1,812              $346    $5,993.73
                                                              CUST. TOTAL...          3,835    1,812               346     5,993.73

   87509   POPE & TALBOT INC         ABSORBENT PRODUCTS DIV    WI  EAU CLAIRE        $1,450   $1,500                      $2,950.00
                                                              CUST. TOTAL...          1,450    1,500                       2,950.00

   87281   PORCELAIN INDUSTRIES INC  20 CECO ROAD              TN  DICKSON             $272                                 $272.00
                                                              CUST. TOTAL...            272                                 $272.00

   05983   POTLATCH CORPORATION      EAST END                  MN  CLOQUET           $5,977                               $5,977.55
                                                              CUST. TOTAL...          5,977                                5,977.55

   08224   PPG INDUSTRIES INC        AUTOMOTIVE FINISHES       OH  CLEVELAND           $781   $1,557              $560    $2,899.01
                                                              CUST. TOTAL...            781    1,557               560     2,899.01

   71043   PRECISION CASTPARTS CORP  4600 S E HARVEY DRIVE     OR  PORTLAND                                        $82       $82.50
                                                              CUST. TOTAL...                                        82        82.50

   82889   PRECISION FABRICS GROUP   301 EAST MEADOWVIEW RD    NC  GREENSBORO           $96                                  $96.25
                                                              CUST. TOTAL...             96                                   96.25

   89125   PREMIER INDUSTRIES CORP   C/O BROOKS TECHNOLOGY DI  OH  CLEVELAND                                      $192      $192.50
                                                              CUST. TOTAL...                                       192       192.50

   65830   PREMIX INC                ROUTE 20 & HARMON ROAD    OH  N KINGSVILLE      $2,561                       $295    $2,856.95
                                                              CUST. TOTAL...          2,561                        295     2,856.95

   86929   PRIDE SOLVENTS & CHEM CO  6 LONG ISLAND  AVE        NY  HOLTSVILLE                                     $104      $104.00
                                                              CUST. TOTAL...                                       104       104.00

   86224   PRILLAMAN CHEMICAL CORP   2001 CONTINENTAL BLV      NC  CHARLOTTE                                      $110-     $110.00-
   09814   PRILLAMAN CHEMICAL CORP   334 WORTH STREET          NC  FAYETTEVILLE                                   $165      $165.00
   86178   PRILLAMAN CHEMICAL CORP   C/O RADIATOR SPECIALTY C  NC  INDIAN TRAIL      $1,924                               $1,924.00
                                                              CUST. TOTAL...          1,924                         55     1,979.00

   85230   PRIMARY RECOVERY CORP     3302 DEEPWATER TERMINAL   VA  RICHMOND                   $1,796                      $1,796.00
                                                              CUST. TOTAL...                   1,796                       1,796.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 101

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   89980   PRIORITY TRANSPORTATION   7585 PRIORITY LANE        MS  OLIVE BRANCH        $697                                 $697.00
                                                              CUST. TOTAL...            697                                  697.00

   83883   PRO PAC                   1000 BARBEE STREET        NC  SPRING HOPE                                 $40,664   $40,664.58
                                                              CUST. TOTAL...                                    40,664    40,664.58

   88509   PROCTER & GAMBLE DE MEXI  LOMA FLORIDA NO 32        MX  MESICO DF                                    $1,215    $1,215.00
                                                              CUST. TOTAL...                                     1,215     1,215.00

   11800   PROCTER & GAMBLE MFG CO   ROUTE 3                   FL  PERRY                                 $715     $220      $715.00
   72571   PROCTER & GAMBLE MFG CO   1 W HEGLER LANE           IL  DANVILLE                                                 $220.00
   65940   PROCTER & GAMBLE MFG CO   1422 NICHOLSON ST         MD  BALITMORE           $392                                 $392.38
   01303   PROCTER & GAMBLE MFG CO   5921 SUMMIT AVENUE        NC  BROWN SUMMIT        $412            $1,413     $780    $2,606.00
   75957   PROCTER & GAMBLE MFG CO   C/O HETERENE CHEM         NJ  PATERSON                      $55   $1,306             $1,361.35
   50787   PROCTER & GAMBLE MFG CO   P O BOX 1574/NOT EDI BIL  OH  CINCINNATI       $10,828  $19,818   $1,442   $4,329   $36,418.62
   65910   PROCTER & GAMBLE MFG CO   P O BOX 1574              OH  CINCINNATI       $26,647  $17,741              $644   $45,034.00
   83295   PROCTER & GAMBLE MFG CO   5299 SPRING GROVE AVE     OH  CINCINNATI       $37,200                    $53,400   $90,600.00
   65960   PROCTER & GAMBLE MFG CO   5201 SPRING GROVE AVE     OH  IVORYDALE                                      $407      $407.00
   66060   PROCTER & GAMBLE MFG CO   P O BOX 355 STATION A     ON  TORONTO          $15,811   $2,514   $7,334  $18,530   $44,192.10
   20435   PROCTER & GAMBLE MFG CO   P O BOX 32                PA  MEHOOPANY         $2,636                               $2,636.68
   87836   PROCTER & GAMBLE MFG CO   6500 TRANS CANADA HIGHWA  PQ  POINTE CLAIRE     $2,309   $2,340                      $4,650.45
   89229   PROCTER & GAMBLE MFG CO   C/O KOLMAR LABS           TN  MEMPHIS                                $45                $45.00
                                                              CUST. TOTAL...         96,239   42,470   12,256   78,312   229,278.58

   74838   PROCTOR & GAMBLE CELLULO  5100 POPLAR AVENUE        TN  MEMPHIS          $11,275   $3,060              $197   $14,532.50
                                                              CUST. TOTAL...         11,275    3,060               197    14,532.50

   85451   ROD. IND. DE PLOMO SAD    FCO I MADERO 233          MX  STA CATARINA     $15,724  $10,693                     $26,418.25
                                                              CUST. TOTAL...         15,724   10,693                      26,418.25

   63181   PROVOST CARTAGE           7887 GRENACHE             PQ  MONTREAL                                     $1,271    $1,271.17
                                                              CUST. TOTAL...                                     1,271     1,271.17

   85969   PSI CHEMICALS             655 WASHINGTON BLVD       CT  STAMFORD            $737                                 $737.00
                                                              CUST. TOTAL...            737                                  737.00

   66220   PUBLIC SERV ELEC & GAS    P O BOX 1866              NJ  NEWARK                                $183   $2,527    $2,711.32
                                                              CUST. TOTAL...                              183    2,527     2,711.32

   10346   PUERTO RICAN MARINE MGMT  BOX 3170 RARITON PLAZA    NJ  EDISON                                       $2,876    $2,876.44
                                                              CUST. TOTAL...                                     2,876     2,876.44

   65127   PUROLITE                  150 MONUMENT AVENUE       PA  BALA CYNWYD          $45                       $180      $225.00
                                                              CUST. TOTAL...             45                        180       225.00

   54965   PVS CHEMICALS INC         12260 S CARONDOLET AVE    IL  CHICAGO          $25,184              $298   $4,895   $30,378.75
   14286   PVS CHEMICALS INC         55 LEE STREET             NY  BUFFALO           $3,243            $1,106   $9,799   $14,148.53
   00032   PVS CHEMICALS INC         3149 COPLEY ROAD          OH  COPLEY           $65,070   $2,034      $47-  13,673   $80,731.96
                                                              CUST. TOTAL...         93,498    2,034    1,357   28,368   125,259.24

   12574   PVS NOLWOOD CHEMICAL INC. 10900 HARPER AVENUE       MI  DETROIT           $3,831   $1,246              $841    $5,918.97
                                                              CUST. TOTAL...          3,831    1,246               841     5,918.97

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 102

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   83903   PVS TECHNOLOGIES          10900 HARPER AVENUE       MI  DETROIT          $35,459   $1,353     $406   $2,329   $39,548.13
                                                              CUST. TOTAL...         35,459    1,353      406    2,329    39,548.13

   71195   Q O CHEMICALS INC         2801 KENT AV              IN  W LAFAYETTE       $3,383   $3,352                      $6,736.00
   67220   Q O CHEMICALS INC         3324 CHELSEA AVE          TN  MEMPHIS          $18,412            $1,125   $1,780   $21,318.29
                                                              CUST. TOTAL...         21,796   $3,352    1,125    1,780    28,054.29

   87640   QUADRA CORPORATION        210 SUMMIT AVE            NJ  MONTVALE          $5,712                               $5,712.50
                                                              CUST. TOTAL...          5,712                                5,712.50

   06734   QUADRANT CHEMICAL CO      2600 INDUSTRIAL BVD       TX  MCKINNEY                   $3,150              $579   $3,729.90
                                                              CUST. TOTAL...                   3,150               579    3,729.90

   57595   QUAKER CHEMICAL CORP      ELM & LEE STREET          PA  CONSHOHOCKEN      $7,605   $6,243     $277      $51  $14,177.10
                                                              CUST. TOTAL...          7,605    6,243      277       51   14,177.10

   67180   QUAKER STATE CORPORATION  CONGO RD                  WV  NEWELL            $9,978                               $9,978.80
                                                              CUST. TOTAL...          9,978                                9,978.80

   57514   QUAKER SUPREME            435 SADLER STREET         AL  MONTGOMERY           $55                                  $55.00
                                                              CUST. TOTAL...             55                                   55.00

   85029   QUALA SYSTEMS INC         3643 DEPOT RD             CA  HAYWARD           $6,516                               $6,516.00
   89043   QUALA SYSTEMS INC         P O BOX 1708              GA  AUGUSTA             $450                                 $450.00
   87388   QUALA SYSTEMS INC         P O BOX 7                 GA  JONESBORO           $675                                 $675.00
   89227   QUALA SYSTEMS INC         P O BOX 165               LA  SAINT GABRIEL       $455-                                $455.50-
   89728   QUALA SYSTEMS INC         119 E LOUGHBOROUGH ST     MO  SAINT LOUIS         $287                                 $287.50
   89223   QUALA SYSTEMS INC         US 421 & COWPEN LANDING   NC  WILMINGTON        $6,137                               $6,137.50
   89226   QUALA SYSTEMS INC         CEDAR SWAMP & COOPER RDS  NJ  BRIDGEPORT       $10,362                              $10,362.50
   89475   QUALA SYSTEMS INC         80 DOREMUS AVENUE         NJ  NEWARK              $225                                 $225.00
   66456   QUALA SYSTEMS INC         BOX 174                   NJ  PEDRICKTOWN       $3,650                               $3,650.00
   89903   QUALA SYSTEMS INC         470 FILLMORE AVE          NY  TONAWANDA           $197                                 $197.00
   89857   QUALA SYSTEMS INC         P O BOX 10                OH  ROSS              $5,496   $5,251                     $10,748.25
   89231   QUALA SYSTEMS INC         BOX 579                   SC  FAIRFOREST       $14,745                              $14,745.00
   89547   QUALA SYSTEMS INC         4953 VIRGINIA AVE         SC  N CHARLESTON     $15,774                              $15,774.50
   89725   QUALA SYSTEMS INC         131 S GARRISON RD         SC  ROCK HILL         $1,146                               $1,146.00
   89233   QUALA SYSTEMS INC         701 SOUTH HWY 288         TX  CLUTE                $50                                  $50.00
   89235   QUALA SYSTEMS INC         P O BOX 168               WV  FRIENDLY          $7,775                               $7,775.00
   89858   QUALA SYSTEMS INC         P O BOX 168               WV  INSTITUTE           $330                                 $330.00
   89225   QUALA SYSTEMS INC         ROUTE 2                   WV  NATRIUM           $2,962                               $2,962.50
                                                              CUST. TOTAL...         76,324    5,251                      81,576.25

   55074   QUALITY CHEMICALS         2112 INDUSTRIAL ROAD      MI  HOWELL                                         $174      $174.00
   23203   QUALITY CHEMICALS         P O BOX 216               PA  TYRONE                                          $55       $55.00
                                                              CUST. TOTAL...                                       229       229.00

   51615   QUANTUM CHEMICAL CORP     8805 NORTH TABLER ROAD    IL  MORRIS              $165                                 $165.00
   84610   QUANTUM CHEMICAL CORP     P O BOX 429596            OH  CINCINNATI          $125     $125     $375     $625    $1,250.00
                                                              CUST. TOTAL...            290      125      375      625     1,415.00

   70492   QUEBEC AND ONTARIO PAPER  BOX 1040 ALLANBURG RD     ON  THOROLD           $2,030                               $2,030.86
                                                              CUST. TOTAL...          2,030                                2,030.86

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 103

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE

   88197   QUEBEC PIGMENTS           302 BROSSEAU ST          PQ  ST JEAN              $110                                 $110.00
                                                             CUST. TOTAL...             110                                  110.00

   03776   QUIMICA IND DEL NORTE SA  P O BOX 3762             CA  SAN YSIDRO                                    $7,494    $7,494.33
                                                             CUST. TOTAL...                                      7,494     7,494.33

   76517   QUIMOBASICOS S.A. DE C.V. AVE RUIZ CORTINES        MX  MONTERREY N L                                 $2,797    $2,797.11
                                                             CUST. TOTAL...                                      2,797     2,797.11

   06766   QUIMOBASICOS, S.A. DE C.  2200 JEFFERSON STREET    TX  LAREDO               $280                                 $280.00
                                                             CUST. TOTAL...             280                                  280.00

   73339   QUINCY COMPRESSOR         7TH AND DOBSON AVE       AL BAY MINETTE         $5,797                               $5,797.00
                                                             CUST. TOTAL...           5,797                                5,797.00

   05642   R & F COAL COMPANY        538 N MAIN ST            OH CADIZ                                            $745      $745.00
                                                             CUST. TOTAL...                                        745       745.00

   22836   R M INDUSTRIES            P O BOX 770              SC FORT MILL                                         $27       $27.50
                                                             CUST. TOTAL...                                         27        27.50

   19883   R MAX                     210 LYON DRIVE           NV FERNLEY               $110                                 $110.00
                                                             CUST. TOTAL...             110                                  110.00

   86639   RAANI CORPORATION         5401 W 65TH STREET       IL BEDFORD PARK                                   $1,697    $1,697.70
                                                             CUST. TOTAL...                                      1,697     1,697.70

   86169   RADCURE                   C/O RHONE POULENC DIV    MO SAINT LOUIS                                      $302      $302.50
                                                             CUST. TOTAL...                                        302       302.50

   90121   RADCURE SPECIALITIES INC  2000 LAKE PARK DRIVE     GA SMYRNA              $5,496                               $5,496.00
                                                             CUST. TOTAL...           5,496                                5,496.00

   57955   RADIATOR SPECIALTY CO     600 RADIATOR ROAD        NC INDIAN TRAIL                    $90                         $90.00
                                                             CUST. TOTAL...                       90                          90.00

   88687   RAIL SERVICE INC          SUITE 17                 MI OKENOS                                  $169     $524      $693.00
                                                             CUST. TOTAL...                               169      524       693.00

   67475   RAISIO INC                3RD & OAK STREETS        PA BERWICK                                          $145      $145.00
                                                             CUST. TOTAL...                                        145       145.00

   67700   REA MAGNET WIRE CO INC    P.O. BOX 6128            IN FORT WAYNE          $7,269                               $7,269.00
                                                             CUST. TOTAL...           7,269                                7,269.00

   58432   REACTION PRODUCTS COMPANY 840 MORTON AVE           CA RICHMOND              $963                                 $963.82
                                                             CUST. TOTAL...             963                                  963.82

   12628   REAGENT CHEMICAL COMPANY  P O BOX 584              WV INSTITUTE                                        $392      $392.00
                                                             CUST. TOTAL...                                        392       392.00

   89026   RECKITT & COLMAN          2 WICKMAN RD             ON TORONTO                                           $21-      $21.40-
                                                             CUST. TOTAL...                                         21-       21.40-


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 104

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   80919   RECKITT & COLMAN HOUSEHO  P O BOX 941              NJ WAYNE               $4,019   $1,147                      $5,166.50
                                                             CUST. TOTAL...           4,019    1,147                       5,166.50

   51205   RECOCHEM INC              131 EAST DR              ON BRAMPTON                                          $36       $36.78
   07282   RECOCHEM INC              175 RUE DE LEGLISE       PQ NAPIERVILLE                                      $127      $127.50
                                                             CUST. TOTAL...                                        164       164.28

   88106   RECOVERY SYSTEMS          P O  BOX 1188            MO ROLLA                                          $3,763    $3,763.75
                                                             CUST. TOTAL...                                      3,763     3,763.75

   04482   RED SPOT WESTLAND INC     350 SOUTH EDWIN          MI WESTLAND              $165                       $287      $452.50
                                                             CUST. TOTAL...             165                        287       452.50

   87397   REDMONT SA DE CV          C/O IMEX FORWARDING      TX LAREDO             $19,745                              $19,745.00
                                                             CUST. TOTAL...          19,745                               19,745.00

   58200   REFINED SUGARS INC        ONE FEDERAL STREET       NY YONKERS               $165              $210     $338      $713.00
                                                             CUST. TOTAL...             165               210      338       713.00

   87100   REGAL MARINE INDUSTRIES   P O BOX 369              TN SMITHVILLE                                        $27       $27.50
                                                             CUST. TOTAL...                                         27        27.50

   22246   REGALITE PLASTICS CORP    300 NEEDHAN STREET       MA NEWTON UPR FLS                                    $36       $36.00
                                                             CUST. TOTAL...                                         36        36.00

   08628   REGIONAL ENTERPRISES      410 WATER ST             VA HOPEWELL                                 $27      $27       $55.00
                                                             CUST. TOTAL...                                27       27        55.00

   04430   REICHHOLD CHEMICAL COMPA  P O DRAWER K             DE DOVER                 $843                                 $843.52
                                                             CUST. TOTAL...             843                                  843.52

   63085   REICHOLD CHEMICAL COMPANY P O BOX 1433             FL PENSACOLA                                        $682      $682.00
   06660   REICHOLD CHEMICAL COMPANY COLLINS ROAD             IL MORRIS                $814                                 $814.84
   70510   REICHOLD CHEMICAL COMPANY 6401 CHEMICAL RD         MD BALTIMORE           $1,137                        $55    $1,192.34
   77215   REICHOLD CHEMICAL COMPANY P O BOX 13582            MO RES TRIANGLE P      $3,077                     $3,082    $6,160.00
   04437   REICHOLD CHEMICAL COMPANY 400 DOREMUS AVENUE       NJ NEWARK                                           $900      $900.25
   70310   REICHOLD CHEMICAL COMPANY 46 ALBERT AVE            NJ NEWARK                                            $96       $96.00
   75254   REICHOLD CHEMICAL COMPANY 400 DOREMUS AVENUE       NJ NEWARK                                           $825      $825.00
   00561   REICHOLD CHEMICAL COMPANY 1919 WILSON AVENUE       ON WESTON                $110     $192              $759    $1,062.00
   73978   REICHOLD CHEMICAL COMPANY ROUTE 50N STREET         PA BRIDGEVILLE                                      $230      $230.00
   68490   REICHOLD CHEMICAL COMPANY 1503 HAYDEN ROAD         TX HOUSTON             $2,914                               $2,914.92
                                                             CUST. TOTAL...           8,054      192             6,630    14,877.35

   89521   REICHOLD CHEMICALS INC    300 HADGRAFT             GA CHICKAMAUGA            $55                                  $55.00
                                                             CUST. TOTAL...              55                                   55.00

   88610   REILLY INDUSTRIES INC     P O  BOX 41078           IN INDIANAPOLIS          $625      $82                        $708.25
                                                             CUST. TOTAL...             625       82                         708.25

   77422   REILLY WHITEMAN INC       800 OCEAN ROAD           NJ POINT PLEASANT      $3,361   $3,361   $1,947   $4,204   $12,873.75
   58700   REILLY WHITEMAN INC       801 WASHINGTON STREET    PA CONSHOHOCKEN        $3,395     $110      $55      $52    $3,612.00
                                                             CUST. TOTAL...           6,756    3,471    2,002    4,256    16,485.75

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 105

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   21083   RELIANCE UPHOLSTERY CO    15902 S MAIN ST          CA GARDENA                $45                                  $45.00
                                                             CUST. TOTAL...              45                                   45.00

   55707   REMALY FUEL COMPANY       6751 PENNA ROUTE 873     PA SLATINGTON            $125                                 $125.68
                                                             CUST. TOTAL...             125                                  125.68

   82087   REMARC CHEMICAL COMPANY   5523 HAVENWOODS DRIVE    TX HOUSTON             $1,033                               $1,033.00
                                                             CUST. TOTAL...           1,033                                1,033.00

   04451   RENOSOL CORPORATION       505 HOOVER STREET        MI FARWELL               $110     $135              $165      $410.00
                                                             CUST. TOTAL...             110      135               165       410.00

   89162   RENTAL UNIFORM SERVICE    5901 MIDDLEBROOK PIKE    TN KNOXVILLE                                         $27       $27.50
                                                             CUST. TOTAL...                                         27       $27.50

   85467   REPROCELL PULP & PAPER    5600 S ALEMEDA           CA VERNON                $660                                 $660.00
                                                             CUST. TOTAL...             660                                  660.00

   89432   REPUBLIC ENVIRONMENTAL S  2869 SANDSTONE DRIVE     PA HATFIELD                        $82     $220               $302.50
                                                             CUST. TOTAL...                       82      220                302.50

   85322   RESEARCH OIL COMPANY      2777 BROADWAY            OH CLEVELAND                                        $330      $330.00
                                                             CUST. TOTAL...                                        330       330.00

   25619   RESIN TECHNOLOGY INC      2270 S CASTLE HARBOR PL  CA ONTARIO                $90                                  $90.00
                                                             CUST. TOTAL...              90                                   90.00

   09459   RESINALL INC              102 DIXIE PINE ROAD      MS HATTIESBURG                                       $55       $55.00
   16915   RESINALL INC              P O BOX 195              NC SEVERN                                           $165          165
                                                             CUST. TOTAL...                                        220       220.00

   68980   REVLON PROFESSIONAL PROD  P O BOX 984              NJ EDISON                       $1,666              $619    $2,286.20
                                                             CUST. TOTAL...                    1,666               619     2,286.20

   69010   REYNOLDS METALS COMPANY   CAVERNS BLVD             VA GROTTOES                                          $27       $27.50
   02707   REYNOLDS METALS COMPANY   P O BOX 27003            VA RICHMOND              $756                                 $756.00
                                                             CUST. TOTAL...             756                         27       783.50

   01078   RHONE POULENC BASIC CHEM  8615 MANCHESTER ROAD     TX HOUSTON               $560               $40     $515    $1,115.00
                                                             CUST. TOTAL...             560                40      515     1,115.00

   83043   RHONE POULENC CHEMICAL    3929 MEDFORD ST          CA LOS ANGELES            $27      $27                         $55.00
   08471   RHONE POULENC CHEMICAL    100 MOCOCO ROAD          CA MARTINEZ                       $177                        $177.00
   86347   RHONE POULENC CHEMICAL    501 NICHOLS ROAD         CA PITTSBURG             $609                                 $609.00
   27596   RHONE POULENC CHEMICAL    4570 ARDINE STREET       CA SOUTH GATE          $8,501                        $26    $8,527.23
   01017   RHONE POULENC CHEMICAL    INDUSTRIAL PKWY          GA WINDER              $1,467   $2,495   $5,784-  $4,186-   $6,007.60-
   05802   RHONE POULENC CHEMICAL    2000 MICHIGAN STREET     IN HAMMOND                         $27                         $27.50
   07936   RHONE POULENC CHEMICAL    1495 SOUTH 11TH ST       KY LOUISVILLE          $2,241                       $432    $2,673.50
   04760   RHONE POULENC CHEMICAL    P O BOX 828              LA BATON ROUGE         $4,363   $1,981     $515   $1,341    $8,201.25
   06426   RHONE POULENC CHEMICAL    P O BOX 773              LA SPINGHILL                                        $356      $356.50
   86700   RHONE POULENC CHEMICAL    207 TELEGRAPH DR         NC GASTONIA               $27     $532               $62      $622.66
   85098   RHONE POULENC CHEMICAL    CN 7500 BLDG N           NJ CRANBURY            $1,560                               $1,560.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 106

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE

   65530   RHONE POULENC CHEMICAL    INTERNATIONAL BILLING ON  NJ CRANBURY             $360                                 $360.00
   86706   RHONE POULENC CHEMICAL    CN 7500 BLDG N            NJ CRANBURY             $665     $980                      $1,646.30
   56840   RHONE POULENC CHEMICAL    68 CULVER ROAD            NJ DAYTON                      $2,411                      $2,411.00
   00531   RHONE POULENC CHEMICAL    125 BLACKHORSE LANE       NJ MONMOUTH JCT       $3,812                       $317    $4,129.50
   65450   RHONE POULENC CHEMICAL    PO BOX 1259               NJ SOMERVILLE       $107,555  $13,981   $2,369   $1,473  $125,380.96
   86100   RHONE POULENC CHEMICAL    2300 S PENNSYLVANIA AVE   MORRISVILLE          $13,927                     $3,539   $17,467.04
   77159   RHONE POULENC CHEMICAL    SIMMS CHAPEL ROAD         SC SPARTANBURG          $856     $812   $3,025     $502-   $4,191.50
   01527   RHONE POULENC CHEMICAL    BOX 1130 CONTINENTAL BLV  TN NASHVILLE            $577   $2,277              $357-   $2,497.75
   69170   RHONE POULENC CHEMICAL    5213 HIGHWAY 332-E        TX FREEPORT           $6,817   $5,209     $220            $12,246.00
   64806   RHONE POULENC CHEMICAL    ROUTE 25                  WV INSTITUTE                              $275     $799-     $524.00-
   07670   RHONE POULENC CHEMICAL    PO BOX 22776              CA LONG BEACH         $6,194     $374-    $292-    $918-   $4,608.98
                                                              CUST. TOTAL...        159,563   30,539      328      786   191,217.07

   12887   RHONE POULENC SPECIALITI  490 DUFFERIN STREET       PQ VALLEYFIELD        $3,948   $5,324               $27-   $9,245.73
   74065   RHONE POULENC SPECIALITI  2000 ARGENTIA RD          ON MISSISSAUGA          $220   $1,875                      $2,095.50
                                                              CUST. TOTAL...          4,168    7,200                27-   11,341.23

   01000   RHONE POULENC SURFACTANT  3440 FAIRFIELD ROAD       MD BALTIMORE          $1,666     $495              $799    $2,960.70
                                                              CUST. TOTAL...          1,666      495               799     2,960.70

   08779   RICHARDS PAINT MFG CO     200 PAINT STREET          FL ROCKLEDGE                                       $382      $382.50
                                                              CUST. TOTAL...                                       382       382.50

   78729   RIMTEC                    BEVERLY ROAD              NJ BURLINGTON         $2,460                               $2,460.00
                                                              CUST. TOTAL...          2,460                                2,460.00

   51389   RINCHEM COMPANY INC       4115 WEST TURNEY AVENUE   AZ PHOENIX               $55                                  $55.00
                                                              CUST. TOTAL...             55                                   55.00

   06741   RIO GRANDE FORWARDING     1360 N CENTRAL AVE        TX BROWNSVILLE        $2,350                               $2,350.00
   86107   RIO GRANDE FORWARDING     1333 E 14TH ST            TX BROWNSVILLE        $2,000                       $360    $2,360.00
                                                              CUST. TOTAL...          4,350                        360     4,710.00

   78330   RISTANCE COMPOUNDS        PO BOX 1230               IL LANSING                                          $55       $55.00
                                                              CUST. TOTAL...                                        55        55.00

   84624   RITA CORP                 C/O AGENCIA ADUADE AMERI  TM LAREDG               $420                        $40      $420.00
                                                              CUST. TOTAL...            420                         40       420.00

   76369   RIVERHEAD TRANSIT MIX CO  25 MONTCLAIR AVE          NY SAINT JAMES                                               $420.00
                                                              CUST. TOTAL...                                                 420.00

   57320   ROBINSON CHEMICAL COMPAN  16 WASHINGTON STREET      MO CAMBRIDGE                                     $4,047    $4,047.45
                                                                                                                 4,047     4,047.45

   74884   ROCHESTER GAS & ELECTRIC  PO BOX 40660              NY ROCHESTER                      $55                         $55.00
                                                              CUST. TOTAL...                      55                          55.00

   19556   ROCHESTER PRODUCTS        1000 LEXINGTON AVENUE     NY ROCHESTER
                                                              CUST. TOTAL...                                      $110      $110.00
                                                                                                                   110       110.00

   80826   ROCKLAND COUNTY SEWER DI  4 ROUTE 340               NY ORANGEBURG                                      $150      $150.00
                                                              CUST. TOTAL...                                       150       150.00


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 107

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   65364   RODCO INTERNATIONAL       8930 FOURWINDS DR         TX SAN ANTONIO        $4,598   $8,251   $6,269   $2,730   $21,849.09
                                                              CUST. TOTAL...          4,598    8,251    6,269    2,730    21,849.09

   89429   ROHM & HAAS CANADA INC    C/O BENJAMIN MOORE & CON  BC ALDERGROVE                  $4,993                      $4,993.62
                                                              CUST. TOTAL...                   4,993                       4,993.62

   87501   ROHM & HAAS COMPANY       14420 MACAW BLVD          CA LA MIRADA          $3,723     $368      $78     $521-   $3,649.25
   87502   ROHM & HAAS COMPANY       6800 ROBERTSON AVENUE     CA NEWARK                         $78                         $78.00
   87500   ROHM & HAAS COMPANY       PO BOX 909711             IL CHICAGO          $173,572  $90,111  $11,566     $245  $275,495.62
   59435   ROHM & HAAS COMPANY       PO BOX 32260              KY LOUISVILLE                                       $60       $60.00
   88352   ROHM & HAAS COMPANY       14700 MALLARD CREEK RD    NC CHARLOTTE            $618      $82              $110      $810.00
   77435   ROHM & HAAS COMPANY       2 MANSE ROAD              ON WEST HILL            $107      $21                        $128.40
   89211   ROHM & HAAS COMPANY       C/O CHEMICAL LEAMAN TANK  PA BENSALEM           $1,544      $52     $104             $1,700.50
   59515   ROHM & HAAS COMPANY                                 PA BRISTOL              $142                                 $142.00
   66140   ROHM & HAAS COMPANY       RICHMOND, BRIDGE & THOMP  PA PHILADELPHIA         $125                                 4125.00
   70320   ROHM & HAAS COMPANY       ATTN TRAN DEPT BLD 60     PA PHILDELPHIA      $190,494   $7,070   $2,090   $4,650  $204,305.80
   80960   ROHM & HAAS COMPANY       5000 RICHMOND STREET      PA PHILADELPHIA     $109,030  $14,294   $3,018     $442- $125,900.29
   59565   ROHM & HAAS COMPANY       PO BOX 672                TX DEER PARK            $552                                 $552.00
                                                              CUST. TOTAL...        479,909  112,078   16,856    4,102   612,947.36

   77652   ROLLAND INC               455 ROLLAND AVE           PQ ST JEROME, TE                                 $6,970    $6,970.00
                                                              CUST. TOTAL...                                     6,970     6,970.00

   55110   ROLLINS ENVIRONMENTAL SE  PO BOX 74137              LA BATON ROUGE        $1,960                     $5,138    $1,960.00
   02653   ROLLINS ENVIRONMENTAL SE  PO BOX 609                TX DEER PARK                                      5,138    $5,138.00
                                                              CUST. TOTAL...         $1,960                                7,098.00

   72504   ROMIC CHEMICAL COMPANY    6760 W ALLISON ROAD       AZ CHANDLER           $3,284                               $3,284.00
   08467   ROMIC CHEMICAL COMPANY    2081 BAY ROAD             CA E PALO ALTO                    $55                         $55.00
                                                              CUST. TOTAL...          3,284       55                       3,339.00

   20762   ROSCOM                    40 ENTERPRISE AVENUE      NJ TRENTON               $27                       $137      4165.00
                                                              CUST. TOTAL...             27                        137       165.00

   56177   ROTONDO-PENN CAST         514 TOWNSHIP LINE ROAD    PA TELFORD                                         $170      $170.00
                                                              CUST. TOTAL...                                       170       170.00

   58816   ROUGE STEEL COMPANY       PO BOX 195000             MI BURTON             $1,806                               $1,806.40
                                                              CUST. TOTAL...          1,806                                1,806.40

   88518   ROUTE 85 LUMBER           522 CHURCH ST             CT HEBRON                                           $42       $42.00
                                                              CUST. TOTAL...                                        42        42.00

   77914   ROY BROTHERS INC          764 BOSTON ROAD           MA BILLERICA            $212                                 $212.00
                                                              CUST. TOTAL...            212                                  212.00

   04317   ROYAL CHEMICAL COMPANY    PO BOX 172                OH MACEDONIA                              $300   $1,252    $1,552.50
                                                              CUST. TOTAL...                              300    1,252     1,552.50

   64899   ROYAL CROWN BOTTLING CO   1000 TENTH AVENUE         GA COLUMBUS                                        $110      $110.00
                                                              CUST. TOTAL...                                       110       110.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 6     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 108

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   13648   ROYCE ASSOCIATES          35 CARLTON AVENUE         NJ E RUTHERFORD         $704-                                $704.00-
                                                              CUST. TOTAL...            704-                                 704.00-

   23318   RUBATEX INCORPORATED      PO BOX 340                VA BEDFORD                                       $1,204-   $1,204.55-
                                                              CUST. TOTAL...                                     1,204-    1,204.55-

   75802   RUBBERMAID INC            1616 WHEAT RD             KS WINFIELD              $82                                  $82.50
                                                              CUST. TOTAL...             82                                   82.50

   71020   RUBICON CHEMICAL INC      PO BOX 517                LA GEISMAR           $60,638                       $938   $61,576.43
                                                              CUST. TOTAL...         60,638                        938    61,576.43

   70960   RUCO POLYMER CORPORATION  NEW SOUTH ROD             NY HICKSVILLE        $34,807   $9,165               $82   $44,054.90
                                                              CUST. TOTAL...         34,807    9,165                82    44,054.90

   19924   RUETGERS NEASE CHEMICAL   500 CLANTON ROAD          GA AUGUSTA            $2,071                               $2,071.00
           RUETGERS NEASE CHEMICAL   10740 PADDYS RUN ROAD     OH FERNALD            $1,594                               $1,594.00
           RUETGERS NEASE CHEMICAL   201 STRUBLE ROAD          PA STATE COLLEGE     $43,270     $732               $20   $44,023.53
                                                              CUST. TOTAL...         46,935      732                20    47,688.53

   53436   RUSH TRUCKING             382 ROUTE 15 SOUTH 15     NJ WHARTON                                         $100      $100.00
                                                              CUST. TOTAL...                                       100       100.00

   06394   S & S CHEMICAL COMPANY    333 JERICHO TURNPIKE      NJ JERICHO                                         $172-     $172.00-
                                                              CUST. TOTAL...                                       172-      172.00-

   67024   S A B H                   18450 S MILES ROAD        OH CLEVELAND                     $165                        $165.00
                                                              CUST. TOTAL...                     165                         165.00

   52005   S A DAY MFG CO INC        1489 NIAGARA STREET       NY BUFFALO            $2,059   $1,266                      $3,325.61
                                                              CUST. TOTAL...          2,059    1,266                       3,325.61

   05238   S C JOHNSON & SON INC     1525 HOWE STREET          WI RACINE                        $110      $55     $110      $275.00
                                                              CUST. TOTAL...                     110       55      110       275.00

   03234   S C M CORPORATION         3901 FT ARMISTEAD ROAD    MD BALTIMORE          $1,973      $50                      $2,023.00
                                                              CUST. TOTAL...          1,973       50                       2,023.00

   22130   S C M ORGANIC CHEMICALS   PO BOX 389                FL JACKSONVILLE                                    $396      $396.00
                                                              CUST. TOTAL...                                       396       396.00

   51892   S D WARREN COMPANY        R F D #3                  ME SKOWHEGAN          $1,855              $721   $1,602    $4,179.35
   04699   S D WARREN COMPANY        SUBSIDARY OF SCOTT PAPE   ME WESTBROOK         $24,278   $2,790                     427,068.00
                                                              CUST. TOTAL...         26,133    2,790      721    1,602    31,247.35

   01265   S L GILMAN PAINT CO       2250 MORELAND AVENUE S E  GA ATLANTA            $5,907              $847   $2,073   $48,828.50
                                                              CUST. TOTAL...          5,907               847    2,073    48,828.50

   77112   S S T CORPORATION         15 LEIGH FISHER           TX EL PASO              $440              $275-    $725      $890.00
                                                              CUST. TOTAL...            440               275-     725       890.00

   89196   SABIC MARKETING AMERICAS  METRO CENTER              CT STAMFORD             $275                                 $275.00
                                                              CUST. TOTAL...            275                                  275.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 109

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   13047   SAFETY KLEEN CORPORATION  1445 W 42ND STREET        IL CHICAGO              $137              $275   $1,082    $1,494.75
   74012   SAFETY KLEEN CORPORATION  633 E 138TH STREET        IL DOLTON                                          $445      $445.00
   02052   SAFETY KLEEN CORPORATION  777 BIG TIMBER ROAD       IL ELGIN             $12,073  $34,543  $14,572   $1,874   $63,063.76
   62361   SAFETY KLEEN CORPORATION  STATE HWY 146             KY NEW CASTLE           $452      $27      $90     $816    $1,386.25
   74773   SAFETY KLEEN CORPORATION  1200 SYLVAN ST            NJ LINDEN            $12,728     $330      $55  $20,357   $33,470.00
   89069   SAFETY KLEEN CORPORATION  16540 S E 130TH           OR CLACKAMAS                   $1,669            $3,408    $5,078.40
   71758   SAFETY KLEEN CORPORATION  RT 2 BOX 418              SC HOLLY HILL                                      $102      $102.50
                                                              CUST. TOTAL...         25,391   36,571   14,992   28,086   105,040.66

   73226   SAN MATEO FORWARDING INC  9220 SAN MATEO DR IND PA  TX LAREDO               $840                                 $840.00
                                                              CUST. TOTAL...            840                                  840.00

   86925   SANCAP ABRASIVES          16123 ARMOUR ROAD N E     OH ALLIANCE             $557                                 $557.00
                                                              CUST. TOTAL...            557                                  557.00

   86796   SANDOZ AGRO INC           1300 E TOUHY AVE          IL DES PLAINES        $4,041                               $4,041.05
                                                              CUST. TOTAL...          4,041                                4,041.05

   68041   SANDOZ CHEMICALS CORP     HIGHWAY 27 WEST           NC CHARLOTTE            $798               $82               $880.50
   65587   SANDOZ CHEMICALS CORP     P O BOX 26035             NC CHARLOTTE            $599                                 $599.15
   76400   SANDOZ CHEMICALS CORP     P O BOX 669246            NC CHARLOTTE            $595                       $337      $932.50
   05364   SANDOZ CHEMICALS CORP     HIGHWAY 102               SC MARTIN               $200                                 $200.00
                                                              CUST. TOTAL...          2,192                82      337     2,612.15

   19501   SANITARY SOAP COMPANY     81 DALE AVENUE            NJ PATERSON                      $135                        $135.00
                                                              CUST. TOTAL...                     135                         135.00

   84817   SARA LEE KNIT PRODUCTS    I-40 & JAMESTOWN RD       NC MORGANTON                                       $472-     $472.00-
                                                              CUST. TOTAL...                                       472-      472.00-

   79942   SARTOMER COMPANY          468 THOMAS JONES WAY      PA EXTON              $1,837     $806            $1,967    $4,610.02
                                                              CUST. TOTAL...          1,837      806             1,967     4,610.02

   78321   SATTELITE INT'L SUPPLY I  502 CHAPARRAL             TX VICTORIA                                        $180      $180.00
                                                              CUST. TOTAL...                                       180       180.00

   80267   SATURN CORPORATION CENTE  HIHGWAY 31 SOUTH          TN SPRING HILL                                     $797      $797.50
                                                              CUST. TOTAL...                                       797       797.50

   71660   SAYLES BILTMORE BLEACHER  P O BOX 2749              NC ASHEVILLE                                       $348-     $348.16-
                                                              CUST. TOTAL...                                       348-      348.16-

   71900   SCHENECTADY INTERNATIONA  CONGRESS ST & 10TH AVE    NY SCHENECTADY        $9,567     $577     $577   $2,299   $13,022.35
   03416   SCHENECTADY INTERNATIONA  319 COMSTOCK ROAD         ON SCARBOROUGH          $165                       $390      $555.56
   05019   SCHENECTADY INTERNATIONA  ROUTE 523                 TX FREEPORT           $4,183                     $1,561    $5,744.79
                                                              CUST. TOTAL...         13,916      577      577    4,251    19,322.70

   60789   SCHULLER INTERNATIONAL    P O BOX 5130              WV VIENNA                                        $1,471    $1,471.87
                                                              CUST. TOTAL...                                     1,471     1,471.87

   83272   SCM CHEMICALS             C/O CONTINENTAL TRAFFIC   TN MEMPHIS                                       $3,688    $3,688.00
                                                              CUST. TOTAL...                                     3,688     3,688.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 110

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   60109   SCOT LUBRICANTS           1715 E TREMONT STREET     PA ALLENTOWN                                       $168      $168.00
                                                              CUST. TOTAL...                                       168       168.00

   10540   SCOTFORD/CO/SHELL CANADA  75 WINFORD DRIVE          ON DON MILLS          $6,005     $602                      $6,607.50
                                                              CUST. TOTAL...          6,005      602                       6,607.50

   56207   SCOTT LABS INC            18841 PARK CIRCLE DR      OH CHAGRIN FALLS        $247      $55                        $302.50
                                                              CUST. TOTAL...            247       55                         302.50

   89430   SCOTT PAPER CO            NORTHWEST OPERATIONS      WA EVERETT                              $2,480             $2,480.60
                                                              CUST. TOTAL...                            2,480              2,480.60

   28424   SCOTT PAPER COMPANY       P O BOX 9010              PA PHILDADELPHIA      $2,297              $137   $6,781    $9,217.13
                                                              CUST. TOTAL...          2,297               137    6,781     9,217.13

   84731   SEA-PRO BOATS INC         769 CHAPIN RD             SC CHAPIN               $150                                 $150.00
                                                              CUST. TOTAL...            150                                  150.00

   05066   SEALED AIR CORPORATION    OLD SHERMAN TURNPIKE      CT DANBURY              $137                        $27-     $110.00
                                                              CUST. TOTAL...            137                         27-      110.00

   73620   SEALMASTER MANUFACTURING  P O BOX 282               PA HILLSBILLE           $654                       $981    $1,635.00
                                                              CUST. TOTAL...            654                        981     1,635.00

   53403   SEALRIGHT COMPANY INC     4209 EAST NOAKES STREET   CA CITY OF COMMER       $120                                 $120.00
                                                              CUST. TOTAL...            120                                  120.00

   67562   SEELER INDUSTRIES         2000 N BROADWAY STREET    IL JOLIET             $3,067                               $3,067.00
                                                              CUST. TOTAL...          3,067                                3,067.00

   86738   SEGO                      P O BOX 3526              OR PORTLAND                                        $381      $381.40
                                                              CUST. TOTAL...                                       381       381.40

   56251   SELECTIVE COATINGS INC    5008 INDUSTRIAL BLVD      NJ FARMINGDALE        $1,692                               $1,692.00
                                                              CUST. TOTAL...          1,692                                1,692.00

   78125   SERVICE COATINGS INC      15600 LATHROP STREET      IL HARVEY               $165     $220      $55      $82      $522.50
                                                              CUST. TOTAL...            165      220       55       82       522.50

   57880   SERVICES TMG              3400 CHEMIN DUCOLUMB      PQ ST HONORE                                       $217-     $217.63-
                                                              CUST. TOTAL...                                       217-      217.63-

   85163   SFPP L T                  588 S FIGUEROA STREET     CA LOS ANGELES        $1,536                               $1,536.33
                                                                                      1,536                                1,536.33

   01442   SHAKESPEARE COMPANY       PO BOX 733                SC NEWBERRY              $27                       $342      $370.00
                                                              CUST. TOTAL...             27                        342       370.00

   78937   SHANNON CHEMICAL CORP     602 JEFFERS CIRCLE        PA EXTON                                           $413      $413.00
                                                              CUST. TOTAL...                                       413       413.00

   02778   SHARON TUBE COMPANY       134 MILL STREET           PA SHARON                                 $243     $253      $507.56
                                                              CUST. TOTAL...                              243      253       507.56

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 111

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   63539   SHEBOYGAN PAINT CO INC    HWY 100 & SECOND ST       GA CEDARTOWN            $906                                 $906.35
                                                              CUST. TOTAL...            906                                  906.35

   76642   SHELL CANADA              6010 NOTRE DAME STREET    PQ MONTREAL                             $2,998             $2,998.25
                                                              CUST. TOTAL...                            2,998              2,998.25

   16629   SHELL CHEMICAL COMPANY    P O BOX 6249              CA CARSON               $247   $1,553                      $1,800.50
   81341   SHELL CHEMICAL COMPANY    20945 S WILMINGTON AVE    CA CARSON                        $672                        $672.00
   73640   SHELL CHEMICAL COMPANY    BOX 500 ATT SHIPPING DEP  LA GEISMAR               $27     $110              $900    $1,037.50
   78484   SHELL CHEMICAL COMPANY    P O BOX 10                LA NORCO                                  $397               $397.00
   73830   SHELL CHEMICAL COMPANY    111 STATE STREET          NJ SEWAREN              $165                                 $165.00
   73550   SHELL CHEMICAL COMPANY    P O BOX 4444              TX DEER PARK                                     $1,279    $1,279.00
   74394   SHELL CHEMICAL COMPANY    P O BOX 2633              TX DEER PARK                     $302              $577      $880.00
   63357   SHELL CHEMICAL COMPANY    P O BOX 1876              TX HOUSTON            $6,060   $4,852            $4,079   $14,991.56
   73780   SHELL CHEMICAL COMPANY    P O BOX 1876/ATT FRT ACC  TX HOUSTON           $57,138     $979            $1,500   $59,618.23
   77088   SHELL CHEMICAL COMPANY    P O BOX 3105              TX HOUSTON                                       $3,769    $4,994.00
   89675   SHELL CHEMICAL COMPANY    P O BOX 3105              TX HOUSTON                     $4,994
                                                              CUST. TOTAL...         63,638   13,462      397   12,106    89,604.78

   14020   SHELL DEVELOPMENT COMPAN  P O BOX 1382              TX HOUSTON            $2,845                        $35    $2,880.60
                                                              CUST. TOTAL...          2,845                         35     2,880.60

   71413   SHELL OIL COMPANY         1622 E SEPULVEDA BLVD     CA CARSON                                           $55       $55.00
   00712   SHELL OIL COMPANY         P O BOX 711               CA MARTINEZ           $2,062     $566           $76,034   $78,663.25
   56616   SHELL OIL COMPANY         P O BOX 262               IL WOOD RIVER                                    $2,719-   $2,719.30-
   22501   SHELL OIL COMPANY         P O BOX 7400              LA METAIRIE           $1,467                               $1,467.92
   67075   SHELL OIL COMPANY         HWY 61 & RIVER ROAD       LA NORCO              $1,485                               $4,485.00
   54721   SHELL OIL COMPANY         P O BOX 68                NJ SEWAREN                                       $1,707    $1,707.64
   73530   SHELL OIL COMPANY         2982 WASHINGTON BLVD      OH BELPRE             $2,886     $347                      $3,234.00
   02769   SHELL OIL COMPANY         C/O GORDON TERMINAL       PA MCKEES ROCKS                                    $990-     $990.86-
   64591   SHELL OIL COMPANY         P O BOX 100               TX DEER PARK                                     $4,077    $4,077.00
   20865   SHELL OIL COMPANY         P O BOX 2463              TX HOUSTON                       $622                        $622.83
   72452   SHELL OIL COMPANY         P O BOX 2463              TX HOUSTON                     $3,311                      $3,311.89
   73760   SHELL OIL COMPANY         P O BOX 4480/EDI BILLING  TX HOUSTON           $24,974   $2,606   $1,282-           $26,298.35
   75337   SHELL OIL COMPANY         P O BOX 4787              TX HOUSTON            $1,453     $944               $75    $2,472.00
   76581   SHELL OIL COMPANY         P O BOX 3105/TONI MURPHY  TX HOUSTON            $5,365                               $5,365.00
   78048   SHELL OIL COMPANY         P O BOX 4408              TX HOUSTON           $31,525   $7,468     $137  $10,638   $49,770.12
   81351   SHELL OIL COMPANY         P O BOX 4408              TX HOUSTON            $7,254                               $7,254.00
                                                              CUST. TOTAL...         78,473   15,867    1,144-  88,877   182,073.84

   50635   SHELL WESTERN E & P INC   BOX 150                   CA COALINGA                                         $45       $45.00
   55319   SHELL WESTERN E & P INC   P O BOX 4632              TX HOUSTON                                       $2,606    $2,606.32
                                                              CUST. TOTAL...                                     2,651    $2,651.32

   73800   SHENANGO INC              200 NEVILLE ROAD          PA PITTSDBURGH        $2,252     $876                      $3,128.60
                                                              CUST. TOTAL...          2,252      876                       3,128.60

   73720   SHEPHERD CHEMICAL COMPAN  2803 HIGHLAND AVE         OH CINCINNATI         $1,180                               $1,180.88
                                                              CUST. TOTAL...          1,180                                1,180.88

   04754   SHEREX CHEMICAL COMPANY   P O BOX 646               OH DUBLIN             $2,097                               $2,097.00
                                                              CUST. TOTAL...          2,097                                2,097.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 112

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   53960   SHERMAN HEATING OIL       P O BOX 206              DE MILTON                                           $245-     $245.25-
                                                             CUST. TOTAL...                                        245-      245.25-

   09175   SHERWIN WILLIAMS COMPANY  1450 SHERWIN AVENUE      CA EMERYVILLE            $330                                 $330.00
   50665   SHERWIN WILLIAMS COMPANY  11700 S COTTAGE GROVE AV IL CHICAGO                $82      $27                        $110.00
   08303   SHERWIN WILLIAMS COMPANY  BOGGS LANE SOUTH         KY RICHMOND              $247                                 $247.50
   20436   SHERWIN WILLIAMS COMPANY  2326 HOLLINS FERRY ROAD  MD BALTIMORE             $310     $302               $36      $649.17
   22090   SHERWIN WILLIAMS COMPANY  1025 HOWARD STREET       NC GREENSBORO            $247     $110     $275               $632.50
   79740   SHERWIN WILLIAMS COMPANY  119 STAGECOACH TRAIL     NC GREENSBORO            $106      $55              $805      $966.50
   73940   SHERWIN WILLIAMS COMPANY  2802 W MILLER RD         TX GARLAND               $340      $45     $302     $582    $1,270.00
                                                             CUST. TOTAL...           1,664      540      577    1,424     4,205.67

   83645   SHERWIN WILLIAMS CO       #150 W SAND LAKE ROAD    FL ORLANDO                $45      $45                         $90.00
                                                             CUST. TOTAL...              45       45                          90.00

   18868   SHERWOOD MEDICAL INDUSTR  HOOK ROAD/P O BOX 147    NY ARGYLE                          $55                         $55.00
                                                             CUST. TOTAL...                       55                          55.00

   65130   SHINTECH                  5616 HWY 332 EAST        TX FREEPORT            $4,088                       $292    $4,380.00
                                                             CUST. TOTAL...           4,088                        292     4,380.00

   56088   SHRIEVE CHEMICAL COMPANY  1717 WOODSTEAD COURT     TX WOODLAND                     $1,339                      $1,339.50
                                                             CUST. TOTAL...                    1,339                       1,339.50

   51274   SHU CHEM INC              PO BOX 159               TX MANVEL                $120      $40               $40      $200.00
                                                             CUST. TOTAL...             120       40                40       200.00

   80156   SICO INC                  2505 AV DE LA METROPOLE  PQ LONGUEVIL                                        $851      $851.19
                                                             CUST. TOTAL...                                        851       851.19

   54666   SIDNEY COAL COMPANY       P O BOX 299              KY SIDNEY                         $110            $1,743    $1,853.00
                                                             CUST. TOTAL...                      110             1,743     1,853.00

   22154   SILGAN PLASTICS CORP      P O BOX 405              CT DEEP RIVER          $3,787                               $3,787.24
                                                             CUST. TOTAL...           3,787                                3,787.24

   90174   SIMPLOT SOILBUILDERS      P O BOX 10004            WA YAKIMA                $120                                 $120.00
                                                             CUST. TOTAL...             120                                  120.00

   16111   SIMPSON PAPER COMPANY     RIVER & MANOR RD         PA MIQUON                 $52                                  $52.52
   07596   SIMPSON PAPER COMPANY     P O BOX 129              VT GILMAN                 $27                                  $27.50
                                                             CUST. TOTAL...              80                                   80.02

   82507   SIMS WAREHOUSE            714 CHATT. AVE           GA DALTON                          $55                         $55.00
                                                             CUST. TOTAL...                       55                          55.00

   63015   SLACK CHEMICAL COMPANY    465 SO CLINTON ST        NY CARTHAGE               $27                                  $27.50
                                                             CUST. TOTAL...              27                                   27.50

   65747   SLOSS INDUSTRIES CORP     P O BOX 5327             AL BIRMINGHAM                                       $165      $165.00
                                                             CUST. TOTAL...                                        165       165.00

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 113

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   87930   SNOWDEN ENTERPRISES       3257 EAST CENTRAL        CA FRESNO                                           $340      $340.80
                                                             CUST. TOTAL...                                        340       340.80

   50401   SNPE NORTH AMERICA INC    103 CARNEGIE CENTER      NJ PRINCETO              $285                                 $285.50
                                                             CUST. TOTAL...             285                                  285.50

   13298   SOCO WESTERN CHEM CORP    3270 E WASHINGTON BLVD   CA LOS ANGELES            $82                        $55-      $27.50
                                                             CUST. TOTAL...              82                         55-       27.50

   86630   SOFECIA S A               2 STAMFORD LANDING       CT STAMFORD                                         $786      $786.00
   87605   SOFECIA S A               10 WESTPORT ROAD         CT WILTON                       $1,312     $810   $3,646    $5,769.54
   24660   SOFECIA S A               920 STATE STREET         NJ PERTH AMBOY                                      $180      $180.00
                                                             CUST. TOTAL...                    1,312      810    4,612     6,735.54

   22874   SOLLIDAY OIL COMPANY      P O BOX 7                MD HAGERSTOWN                                       $168-     $168.60-
                                                             CUST. TOTAL...                                        168-      168.60-

   89084   SOLVAY AUTOMOTIVE         C/O E I DUPONT           IN SOUTH BEND            $913   $1,080                      $1,994.42
                                                             CUST. TOTAL...             913    1,080                       1,994.42

   89796   SOLVAY MINERALS           WEST VACO RD             WY GREEN RIVER                    $180                        $180.00
                                                             CUST. TOTAL...                      180                         180.00

   02551   SOLVENTS & CHEMICALS      4704 SHANK ROAD          TX PEARLAND                                         $126      $126.00
   84994   SOLVENTS & CHEMICALS INC  242 DIVIDEND AVE         TX MIDLOTHIAN                                       $188      $188.00
                                                             CUST. TOTAL...                                        314       314.00

   23215   SOLVOX MFG COMPANY        11725 WEST FAIRVIEW AVE  WI MILWAUKEE                                      $2,052    $2,052.00
                                                             CUST. TOTAL...                                      2,052     2,052.00

   61785   SONOCO PRODUCTS COMPANY   4856 OLD DIXIE ROAD      GA FOREST PARK           $748     $748                      $1,496.80
   76070   SONOCO PRODUCTS COMPANY   1-85 NORTH 2ND STREET    SC HARTSVILLE          $1,367                               $1,367.95
   88854   SONOCO PRODUCTS COMPANY   1925 COUNTRY CLUB        TX CARROLLTON                                       $137      $137.50
                                                             CUST. TOTAL...           2,116      748               137     3,002.25

   66946   SONY MAGETIC PRODUCTS IN  RT 4 BOX 278 W           TX LAREDO                $557      $27                        $585.00
                                                             CUST. TOTAL...             557       27                         585.00

   53389   SORG PAPER COMPANY        901 MANCHESTER STREET    OH MIDDLETOWN          $2,682     $884                      $3,566.22
                                                             CUST. TOTAL...           2,682      884                       3,566.22

   00101   SOUTES WORKS              624 W CATAWBA AVE        NC MOUNT HOLLY            $55      $55                        $110.00
                                                             CUST. TOTAL...              55       55                         110.00

   09544   SOUTH ATLANTIC SERVICES   3527 HYW 421 NORTH       NC WILMINGTON          $3,038      $27                       $3065.99
                                                             CUST. TOTAL...           3,038       27                        3065.99

   76530   SOUTH COAST TERMINALS     P O BOX 15535            TX HOUSTON                $82                                  $82.50
                                                             CUST. TOTAL...              82                                   82.50

   76660   SOUTHCHEM INCORPORATED    P O BOX 1491             NC DURHAM              $3,409     $134     $134             $3,677.60
                                                             CUST. TOTAL...           3,409      134      134              3,677.60


JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 114

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   02089   SOUTHDOWN ENVIRONMENTAL   425 SOUTH ISIS AVENUE    CA INGLEWOOD           $5,430   $2,967              $664-   $7,733.98
                                                             CUST. TOTAL...           5,430    2,967               664-    7,733.98

   86299   SOUTHERN CALIF EDSON      620 S RAYMOND AVENUE     CA ALHAMBRA              $385                                 $385.00
   85219   SOUTHERN CALIF EDSON CO   P O BOX 3853             CA SAN FRANCISCO         $165     $225     $316               $707.40
                                                             CUST. TOTAL...             550      225      316             $1,092.40

   12689   SOUTHERN COATINGS & CHEM  P O BOX 160              SC SUMTER                $137                                 $137.50
                                                             CUST. TOTAL...             137                                  137.50

   85979   SOUTHERN COTTON OIL       P O BOX 5727             AR N LITTLE ROCK         $593                                 $593.00
                                                             CUST. TOTAL...             593                                  593.00

   71625   SOUTHERN COUNTIES OIL CO  1825 W COLLINS ST        CA ORANGE              $2,306     $998                      $3,304.50
                                                             CUST. TOTAL...           2,306      998                       3,304.50

   75010   SOUTHERN MERCERIZING      DRAWER H                 MO TRYON                 $353                                 $353.89
                                                             CUST. TOTAL...             353                                  353.89

   63150   SOUTHERN PACIFIC TRANS C  19700 SLOVER             CA BLOOMINGTON                                      $521      $521.00
                                                             CUST. TOTAL...                                        521       521.00

   53055   SOUTWEST DISTRIBUTING     539 SOUTH DREW STREET    AZ MESA                  $220                                 $220.00
                                                             CUST. TOTAL...             220                                  220.00

   23669   SOUTWEST SOLVENTS & CHE   11235 F M 529            TX HOUSTON             $1,204     $502     $555     $145    $2,406.95
                                                             CUST. TOTAL...           1,204      502      555      145     2,406.95

   80875   SPACARD INTERNATIONAL SE  156-15 146TH AVENUE      NY JAMAICA                                          $155      $155.00
                                                             CUST. TOTAL...                                        155       155.00

   65611   SPARTAN ADHESIVES         ROUTE 176                IL CRYSTAL LAKE           $55                                  $55.00
                                                             CUST. TOTAL...              55                                   55.00

   02264   SPAULDING COMPOSITES CO   1300 SO 7TH ST/PO BOX 86 IL DE KALB                                        $2,471    $2,471.00
                                                             CUST. TOTAL...                                      2,471     2,471.00

   63270   SPECIALTY MINERALS INC.   260 COLUMBIA STREET      MA ADAMS                 $165                                 $165.00
                                                             CUST. TOTAL...             165                                  165.00

   89014   SPINIELLO LIMTED INC      657 NEW YORK AVE         PA ROCHESTER                                        $137      $137.50
                                                             CUST. TOTAL...                                        137       137.50

   71380   ST JOE PAPER COMPANY      HIGHWAY 98               FL PORT ST JOE                                    $6,210    $6,210.00
                                                             CUST. TOTAL...                                      6,210     6,210.00

   03765   ST LAWRENCE CHEMICAL LTD  3055 JARROE ROAD         ON MISSISSAUGA                             $110     $715      $825.00
   65709   ST LAWRENCE CHEMICAL LTD  19201 CLARK GRAHAM AVENU PQ BAILE DURFE                             $192     $481      $673.54
   05482   ST LAWRENCE CHEMICAL LTD  325 HYMUS BLVD           PQ POINTE CLAIRE          $82                                  $82.50
                                                             CUST. TOTAL...              82               302    1,196     1,581.04

   64215   ST LAWRENCE RESIN PRODUC  82 FISH CARRIER STREET   ON CAYUGA              $1,051     $165            $1,134    $2,350.70
                                                             CUST. TOTAL...           1,051      165             1,134     2,350.70

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 115

S.C. CUST.#      CUSTOMER               ADDRESS                 ST.   CITY        0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   82377   ST LOUIS COUNTY WATER     CENTRAL PLT #3            MO CHESTERFIELD          $27      $82                        $110.00
                                                              CUST. TOTAL...             27       82                         110.00

   83012   ST NICHOLAS CO 5          P O BOX 71                PA SHENNANDOAH                            $704               $704.59
                                                              CUST. TOTAL...                              704                704.59

   89724   ST SERVICES               2941 NAVY DRIVE           CA STOCKTON             $608                                 $608.00
                                                              CUST. TOTAL...            608                                  608.00

   61141   STAFLEX SPECIALTY ESTERS  MIDDLESEX AVENUE          NJ CARTERET                                        $175-     $175.00-
                                                              CUST. TOTAL...                                       175-      175.00-

   01954   STAHL USA                 P O BOX 3039              MA PEABODY                                          $82       $82.50
                                                              CUST. TOTAL...                                        82        82.50

   88851   STALER TISSUE CO          54 MAPLE STREET           ME AUGUSTA                                       $1,035    $1,035.50
                                                              CUST. TOTAL...                                     1,035     1,035.50

   87197   STANDADYNE AUTOMOTIVE COR 230 CLARKS NECK ROAD      NC WASHINGTON         $1,082                               $1,082.28
                                                              CUST. TOTAL...          1,082                                1,082.28

   73867   STANCHEM INC              43 JUTLAND ROAD           ON ETOBICOKE                                       $537      $537.79
                                                              CUST. TOTAL...                                       537       537.79

   07944   STANCHEM OF CANADA INC    2900 J P DESCHAMPS        PQ LACHINE                                          $27-      $27.50-
                                                              CUST. TOTAL...                                        27-       27.50-

   70953   STANDARD CHLORINE         PO BOX 1145/UNI-PAY DEP   NY BUFFALO            $6,052            $1,150   $1,232-   $5,970.00
                                                              CUST. TOTAL...          6,052             1,150    1,232-    5,970.00

   76409   STAR ENERPRISE            RIVER ROAD                LA CONVENT                        $55            $1,417    $1,472.00
   71626   STAR ENERPRISE            P O BOX 674414            TX HOUSTON            $8,086      $92              $573    $8,753.11
   74513   STAR ENERPRISE            NORTH END OF HOUSTON AVE  TX PORT ARTHUR        $1,057                               $1,057.00
                                                              CUST. TOTAL...          9,143      147             1,990    11,282.11

   14263   STATE INDUSTRIES          BYPASS ROAD/HWY 49-5      TN ASHLAND CITY          $55                                  $55.00
                                                              CUST. TOTAL...             55                                   55.00

   78050   STELCO INC                P O BOX 2030/CODE 22-072  ON HAMILTON           $4,287   $6,591            $1,356   $12,234.93
                                                              CUST. TOTAL...          4,287    6,591             1,356    12,234.93

   57464   STEPAN CANADA INC         P O BOX 307               ON ORILLA               $135                        $55-      $80.00
                                                              CUST. TOTAL...            135                         55-       80.00

   06419   STEPAN COMPANY            P O BOX 687               GA WINDER               $498              $467     $745    $1,711.75
   78190   STEPAN COMPANY            RR #1                     IL ELWOOD             $5,710   $1,746     $935      $56    $8,447.25
   04907   SPEPAN COMPANY            EDENS & WINNETKA RD       IL NORTHFIELD         $2,339              $136     $310    $2,785.47
   64096   STEPAN COMPANY            4TH & BURLINGTON ST       NJ BORDENTOWN           $182     $182               $26      $390.00
   65455   STEPAN COMPANY            4TH STREET                NJ FIELDSBORO                             $467      $24      $491.50
   65465   STEPAN COMPANY            100 WEST HUNTER AVENUE    NJ MAYWOOD              $110                       $310      $420.00
                                                              CUST. TOTAL...          8,840    1,928    2,006    1,471    14,245.97

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 116

S.C. CUST.#      CUSTOMER               ADDRESS                 ST.   CITY        0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   75031   STEPAN MEXICO S A         P O BOX 2027              TX BROWNSVILLE        $4,325   $6,260                     $10,585.99
                                                              CUST. TOTAL...          4,325    6,260                      10,585.99

   15656   STERLING ORGANICS US      33 RIVERSIDE AVENUE       NY RENSSLAER          $4,201   $4,393                      $8,594.50
                                                              CUST. TOTAL...          4,201    4,393                       8,594.50

   85829   STERLING WINTHROP         RT 206 & HILLSBORO RD     NJ BELLE MEAD                              $82      $55-      $27.50
                                                              CUST. TOTAL...                               82       55-       27.50

   13524   STEWART STEVENSON OPER    WITCO GOLDEN BEAR REFINE  CA OILDALE                                       $7,825    $7,825.10
                                                              CUST. TOTAL...                                     7,825     7,825.10

   05076   STOCKHAUSEN INC           2408 DOYLE STREET         NC GREENSBORO                  $1,058                      $1,058.00
                                                              CUST. TOTAL...                   1,058                       1,058.00

   70277   STOLLER CHEMICAL CO       8582 KATY FREEWAY         TX HOUSTON                                         $100      $100.00
                                                              CUST. TOTAL...                                       100       100.00

   67555   STOLT NEILSON INC         285 DAVIDSON AVENUE       NJ SOMERSET          $37,938  $31,652   $2,721   $5,430   $77,742.15
   83816   STOLT NEILSON INC         INTERNATIONAL BILLING ON  NJ SOMERSET           $3,032   $6,243   $1,786   $8,280   $19,341.40
   89314   STOLT NEILSON INC         C/O ZENECA AGROCHEMICALS  TN MOUNT PLEASANT                $195                        $195.00
   57565   STOLT NEILSON INC         INTERNATIONAL BILLING ON  TX HOUSTON            $2,605     $800     $327-    $207-   $2,871.36
                                                              CUST. TOTAL...         43,575   38,890    4,180   13,503   100,149.91

   82053   STONE CONSOLIDATED INC    891 MAIN STREET           NC BATHURST              $58                                  $58.85
                                                              CUST. TOTAL...             58                                   58.85

   07194   STONE CONTAINER CORP      500 NORTH 4TH STREET      OH COSHOCTON          $1,749                               $1,749.00
   10734   STONE CONTAINER CORP      OLD GEORGETOWN ROAD       SC FLORENCE                    $1,036              $322    $1,358.00
   22224   STONE CONTAINER CORP      P O BOX 201               VA HOPEWELL             $210                                 $210.00
                                                              CUST. TOTAL...          1,959    1,036               322     3,317.00

   77392   STORA PAPYRUS NEWTON FAL  1 MAIN STREET             NY NEWTON FALLS          $41                                  $41.25
                                                              CUST. TOTAL...             41                                   41.25

   08948   STREET INDUSTRIES INC     P O BOX 6509              MO SAINT LOUIS          $556   $1,952                      $2,508.00
                                                              CUST. TOTAL...            556    1,952                       2,508.00

   23653   STRICK CORPORATION        R D # 3 BOX 54            PA HUGHESVILLE                                      $55       $55.00
                                                              CUST. TOTAL...                                        55        55.00

   02921   SULCO CHEMICALS LTD       P O BOX 126               ON ELMIRA               $247                                 $247.50
                                                              CUST. TOTAL...            247                                  247.50

   59597   SUMITRANS CORP/SUMITOMO   1981 MARCUS AVENUE        NY LAKE SUCCESS       $1,527                               $1,527.50
                                                              CUST. TOTAL...          1,527                                1,527.50

   82321   SUMMIT ENVIRONMENTAL COR  3033 W MISSION RD         CA ALHAMBRA                                     $74,435   $74,435.82
                                                              CUST. TOTAL...                                    74,435    74,435.82

   08690   SUMMIT RESOURCE           6325 CONSTITUTION DR      IN FORT WAYNE         $4,821   $3,059              $572    $8,453.13
                                                              CUST. TOTAL...          4,821    3,059               572     8,453.13

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 117

S.C. CUST.#      CUSTOMER               ADDRESS                 ST.   CITY        0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
0  78070   SUN BELT                  ROCK HILL INDUSTRIAL PAR  SC ROCK HILL                   $4,552   $2,276             $6,828.57
                                                              CUST. TOTAL...                   4,552    2,276              6,828.57

   81160   SUN CHEMICAL COMPANY      P O BOX 920               MA NORWOOD              $754              $996             $1,750.80
   04530   SUN CHEMICAL COMPANY      4925 EVANSTON AVENUE      MI MUSKEGON                                      $1,897     1,897.50
   20684   SUN CHEMICAL COMPANY      4526 CHECKERING AVENUE    OH CINCINNATI            $27                                   27.50
   53448   SUN CHEMICAL COMPANY      1380 FORD STREET          OH MAUMEE                                          $725      $725.00
   64273   SUN CHEMICAL COMPANY      P O BOX 569               TN DICKSON                                         $950      $950.00
                                                              CUST. TOTAL...            781               996    3,572     5,350.80

   02489   SUN COMPANY INC           P O BOX 3539              OK TULSA                                           $392      $392.00
   21509   SUN COMPANY INC           DEL AVE & GREEN ST        PA MARCUS HOOK          $684               $26               $710.00
   69874   SUN COMPANY INC           P O BOX 426               PA MARCUS HOOK        $1,517     $478              $475    $2,470.54
   79410   SUN COMPANY INC           P O BOX 1225              PA MARCUS HOOK       $43,874   $7,445   $1,589   $4,587   $57,496.71
   33786   SUN COMPANY INC           5145 SIMPSON FERRY RD     PA MECHANICSBURG      $1,389                               $1,389.91
   05896   SUN COMPANY INC           1801 MARKET STREET        PA PHILADELPHIA      $10,251   $1,250            $1,856   $13,358.28
   22561   SUN COMPANY INC           P O BOX 13812             PA PHILADELPHIA       $8,438                       $406    $8,844.67
                                                              CUST. TOTAL...         66,154    9,174    1,615    7,717    84,662.11

   86444   SUN PETROCHEMICALS CO     BOX 69                    PA BEAVER                                          $597      $597.60
                                                              CUST. TOTAL...                                       597       597.60

   69467   SUN PINE COMPANY          331 WEST JASPER           MS BRANDON                                         $120      $120.00
                                                              CUST. TOTAL...                                       120       120.00

   82766   SUN PIPE LINE COMPANY     P O BOX 2086              PA SINKING SPRING       $826                                 $826.00
                                                              CUST. TOTAL...            826                                  826.00

   89263   SUNBURY COMPONENT IND IN  707 WEST CHERRY ST        OH SUNBURY               $55   $2,046   $1,768             $3,869.00
                                                              CUST. TOTAL...             55    2,046    1,768              3,869.00

   50019   SUNOCO PRODUCTS COMPANY   FT OF SARGENT STREET      MA HOLYOKE               $82                                  $82.50
                                                              CUST. TOTAL...             82                                   82.50

   89957   SUNRISE UTILITY           8700 SW 19TH PLACE        FL FORT LAUDERDAL       $165                                 $165.00
                                                              CUST. TOTAL...            165                                  165.00

   79356   SUNRISE QUALITY PRODUCT   P O BOX 197               PA FRACKVILLE                              $27                $27.50
                                                              CUST. TOTAL...                               27                 27.50

   83757   SUPER BOND                3320 COLLINS STREET       PA PHILADELPHIA                                    $247      $247.50
                                                              CUST. TOTAL...                                       247       247.50

   00871   SUPER TECH PRODUCTS INC   25-44 BOROUGH PLACE       NY WOODSIDE           $1,662                               $1,662.20
                                                              CUST. TOTAL...          1,662                                1,662.20

   86734   SUPERIOR QUALITY PRODUCT  P O BOX 2023              NY SCOTIA               $830                                 $830.00
                                                              CUST. TOTAL...            830                                  830.00

   81266   SURFACTANT TECHNOLOGY     328 W 11TH STREET         FL RIVIERA BEACH         $30-                                 $30.00-
                                                              CUST. TOTAL...             30-                                  30.00-

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 118

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   04082   SURPASS CHEMICAL LTD      36 UPTON ROAD            ON SCARBOROUGH         $1,972                     $2,805    $4,777.98
   07975   SURPASS CHEMICAL LTD      1100-250 CONSUMERS ROAD  ON WILLOWDALE          $9,040     $452     $479   $7,394   $17,366.40
                                                             CUST. TOTAL...          11,012      452      479   10,200    22,144.38

   62046   SUTTON LABORATORIES INC.  116 SUMMIT AVENUE        NJ CHATHAM                                  $32                $32.00
                                                             CUST. TOTAL...                                32                 32.00

   65023   SUTTONS INTL (N A )INC    25 S MAIN ST/SUITE 10    NJ EDISON              $9,716   $6,457   $3,565   $3,022   $22,761.56
                                                             CUST. TOTAL...           9,716    6,457    3,565    3,022    22,761.56

   53526   SWANK CONSTRUCTION CO     PO BOX 21                PA NEW KENSINGTON                                    $45       $45.00
                                                             CUST. TOTAL...                                         45        45.00

   62067   SWEETHEART CUP CORP       10100 REISTERTOWN ROAD   MD OWINGS MILLS           $55                                  $55.00
                                                             CUST. TOTAL...              55                                   55.00

   09134   SYBRON CORPORATION        PO BOX 45                NJ BIRMINGHAM             $45            $3,349     $555    $3,949.31
                                                             CUST. TOTAL...              45             3,349      555     3,949.31

   20365   SYNAIR CORPORATION        2003 AMNICOLA HIGHWAY    TN CHATANGOOGA           $217                                 $217.50
                                                             CUST. TOTAL...             217                                  217.50

   00589   SYNGET PRODUCTS           201 BOSTON TURNPIKE      CT BOLTON                 $55               $27                $82.50
                                                             CUST. TOTAL...              55                27                 82.50

   85005   SYNERGISTICS              10 RUCKLE AVE            NJ FARMINGDALE                                    $1,506    $1,506.00
                                                             CUST. TOTAL...                                      1,506     1,506.00

   83316   SYNERGISTICS/CARY WEST    RT 23 BOX 100            TX CONROE                       $1,317     $212     $275    $1,804.00
                                                             CUST. TOTAL...                    1,317      212      275     1,804.00

   86500   SYNTHETIC PRODUCTS CO     301 BARNUM AVE CUTOFF    CT STRATFORD              $27                     $1,201    $1,229.00
                                                             CUST. TOTAL...              27                      1,201     1,229.00

   80983   SYSTECH                   LYNDALE ROAD             IN GREENCASTLE                                      $247-     $247.50-
                                                             CUST. TOTAL...                                        247-      247.50-

   22099   SYSTECH CORPORATION       S CEMENT ROAD            KS FREDONIA                                $420     $134       554.50
                                                             CUST. TOTAL...                               420     $134      $554.50

   26171   T & T CHEMICAL COMPANY    1160 GRANVILLE ROAD      OH NEWARK              $5,120   $1,179                      $6,299.50
                                                             CUST. TOTAL...           5,120    1,179                       6,299.50

   89530   T C I INC                 RD #3 BOX 1531           NY HUDSON                       $1,500                      $1,500.50
                                                             CUST. TOTAL...                    1,500                       1,500.50

   90132   T D S I                   550 WATER ST             FL JACKSONVILLE        $9,733                               $9,733.80
   55329   T D S I                   100 N CHARLES STREET     MD BALTIMORE           $8,892                     $4,142-   $4,750.04
   80596   T D S I                   1525 ANDRE STREET        MD BALTIMORE                                $27     $722      $750.00
   56884   T D S I                   36TH & MOORE STREETS     PA PHILADELPHIA                                   $2,392    $2,392.19
                                                             CUST. TOTAL...          18,626                27    1,028-   17,626.03

JOB-RCPMO5     FNR 5/02/93      CO-CODE: 0     A G E D   A C C O U N T S   R E C E I V A B L E       ENDING-DATE 5/01/93   PAGE# 119

S.C. CUST.#      CUSTOMER               ADDRESS               ST.   CITY          0-TO-30   31-TO-60 61-TO-90 OVER-90  TOTAL BAL-DUE
   77369   T G SODA ASH INC          P O BOX 30321            NC RALEIGH                                           $74       $74.80
                                                             CUST. TOTAL...                                         74        74.80

   75448   TAMARACK FARMS DAIRY      1701 TAMARACK            OH NEWARK                                            $27       $27.50
                                                             CUST. TOTAL...                                         27        27.50

   25814   TANNER CHEMICAL COMPANY    9 FURMAN HALL CT        SC GREENVILLE            $526                                 $526.00
                                                             CUST. TOTAL...             526                                  526.00

   05977   TARKETT INCORPORATED      1139 LEIGH AVENUE        PA WHITEHALL           $1,114   $2,228                      $3,342.00
                                                             CUST. TOTAL...           1,114    2,228                       3,342.00

   84324   TAYLOR CHEMICAL CO        1029 PROGRESS CIRCLE     GA LAWRENCEVILLE         $137                                 $137.50
                                                             CUST. TOTAL...             137                                  137.50

   89221   TAYLOR MINSTER            201 VANDERPOOL LANE #75  TX HOUSTON                                          $575      $575.00
                                                             CUST. TOTAL...                                        575       575.00

   78478   TECHNI THERM INC          3330 MARLEAU AVE         ON CORNWALL                                         $969      $969.00
                                                             CUST. TOTAL...                                        969       969.00

   60138   TECHNICAL CHEMICAL CO     10737 SPRANGLER ROAD     TX DALLAS                                           $120      $120.00
                                                             CUST. TOTAL...                                        120       120.00

   10102   TECHNICAL COATINGS CO     57 EAST CENTRE STREET    NJ NUTLEY                $165                                 $165.00
                                                             CUST. TOTAL...             165                                  165.00

   03658   TECHNICAL PRODUCTS        PO BOX 7607              VA PORTSMOUTH                     $604                        $604.25
                                                             CUST. TOTAL...                      604                         604.25

   10109   TECHNICOTE INCORPORATED   3200 N 25TH STREET       IN TERRE HAUTE            $55                                  $55.00
                                                             CUST. TOTAL...              55                                   55.00

   25658   TECTRONICS                PO BOX 1600              OR BEAVERTON           $8,414            $6,151            $14,565.60
                                                             CUST. TOTAL...           8,414             6,151             14,565.60

   65618   TEDIA CORP                2930 SYMMES ROAD         OH FAIRFIELD                                        $225      $225.00
                                                             CUST. TOTAL...                                        225       225.00

   02199   TELEDYNE ALLVAC           PO BOX 5031              NC MONROE                $404                                 $404.80
                                                             CUST. TOTAL...             404                                  404.80

   88042   TEMPLE INLAND             540 E BARTON AVENUE      AR W MEMPHIS                       $27                         $27.50
                                                             CUST. TOTAL...                       27                          27.50

   73299   TEMPLE- INLAND FOREST PRO HIGHWAY 105              TX EVADALE               $946                                 $946.00
                                                             CUST. TOTAL...             946                                  946.00

   75556   TEMPO CHEMICALS INC       135-1A WEST MALL         ON ETOBICOKE           $2,431   $1,833              $565    $4,829.25
                                                             CUST. TOTAL...           2,431    1,833               565     4,829.25

   27304   TERRA CHEMICALS INTL      600 4TH STREET           IA SIOUX CITY          $5,025                               $5,025.00
                                                             CUST. TOTAL...           5,025                                5,025.00

JOB-RCPMO5   FNR 5/02/93   CO-CODE 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 120


S.C. CUST #  CUSTOMER               ADDRESS         ST.   CITY            0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---   ----            -------   --------   --------     -------   -------------
   51347     TETLEY INC             40 EAST         NJ    MORRIS PLAINS    $8,986   $1,080                   $2,244      $12,310.40
                                    HANOVER
                                    AVENUE
                                                          CUST. TOTAL       8,986    1,080                    2,244       12,310.40
   88802     TETRA TECHNOLOGIES     P O BOX 73807   TX    HOUSTON                               $1,421                    $1,421.95
   88934     TETRA TECHNOLOGIES                     TX    INGLESIDE                                          $2,083       $2,083.33
                                                          CUST. TOTAL                            1,421        2,083        3,505.28
   06053     TEXACO CHEMICAL        ROUTE 2/TULSA   IL    SALEM               $55                               $55-         $55.00-
             COMPANY                DIVISION
   00988     TEXACO CHEMICAL        1401 DOUGLAS    KS    EL DORADO                                             $55-         $55.00-
             COMPANY                ROAD
   31460     TEXACO CHEMICAL        P O BOX 219     TX    CONROE              $82                                            $82.50
             COMPANY
   05826     TEXACO CHEMICAL        P O BOX 27712   TX    HOUSTON         $65,125   $3,463      $6,167      $12,566      $87,322.55
             COMPANY
                                                          CUST. TOTAL      65,262    3,463       6,167       12,511       87,405.05
   72917     TEXACO INT TRADERS INC P O BOX 2550    TX    BELLAIRE         $1,070      $41                                $1,111.75
                                                          CUST. TOTAL       1,070       41                                 1,111.75
   80018     TEXACO LUBRICANTS CO   P O BOX 4427    TX    HOUSTON          $3,916                                          3,916.68
                                                          CUST. TOTAL       3,916                                          3,916.68
   71628     TEXACO REF &           P O BOX 430     TX    BELLAIRE            $82     $491        $220         $946       $1,740.00
             MARKETING
   14070     TEXACO REF &           780 CLINTON     TX    GALENA PARK      $2,657                                         $2,657.53
             MARKETING              DRIVE
   56940     TEXACO REF &           P O BOX 4785    TX    HOUSTON                     $988        $416       $1,073       $2,478.02
             MARKETING
   79351     TEXACO REF &           P O BOX 4785    TX    HOUSTON             $44   $4,166                                $4,210.38
             MARKETING
                                                          CUST. TOTAL       2,784    5,645         636        2,020       11,085.93
   07830     TEXAS EASTMAN          BOX 7444        TX    LONGVIEW         $4,844                 $574                    $5,418.80
             COMPANY
                                                          CUST. TOTAL       4,844                  574                     5,418.80
   12767     TEXAS FIBERS           P O BOX 843     TX    BRENHAM             $40                  $80                      $120.00
             INCORPORATED
                                                          CUST. TOTAL          40                   80                       120.00
   02993     TEXAS GULF INC         P O BOX 30321   NC    RALEIGH                              $10,607       $3,991      $14,598.11
                                                          CUST. TOTAL                           10,607        3,991       14,958.11
   84771     TEXAS INDUSTRIES       245 WARD        TX    MIDLOTHIAN                                         $2,836       $2,836.50
                                    ROAD
                                                          CUST. TOTAL                                         2,836        2,836.50
   52400     TEXAS PETROCHEMICAL    8600 PARK       TX    HOUSTON            $120                                           $120.00
                                    PLACE BLVD
                                                          CUST. TOTAL         120                                            120.00
   78662     TEXAS PLASTICS         P O BOX 4457    TX    MIDLAND                                              $125         $125.00
             INDUSTRIES
                                                          CUST. TOTAL                                           125          125.00
   68105     TEXAS GULF INC         P O BOX 48      NC    AURORA          $18,059                                        $18,059.22
                                                          CUST. TOTAL      18,059                                         18,059.22
   85066     TEXPAR ENERGY INC      P O BOX 587     WI    WAUKESHA                                             $776         $776.00
                                                          CUST. TOTAL                                           776          776.00
   81800     TEXTILE CHEMICAL CO    P O BOX 13788   PA    READING          $3,286      $55         $27       $4,035       $7,404.81
                                                          CUST. TOTAL       3,286       55          27        4,035        7,404.81


JOB-RCPMO5   FNR 5/02/93   CO-CODE 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 121


S.C. CUST #  CUSTOMER               ADDRESS         ST.   CITY            0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---   ----            -------   --------   --------     -------   -------------
04729        THATCHER CHEMICAL      P O BOX 27407   UT     SALT LAKE       $1,229                            $2,080      $3,310.58
                                                           CITY
                                                           CUST. TOTAL      1,229                             2,080       3,310.58
87174        THE DIAL CORPORATION   1850 NORTH      AZ     PHOENIX           $663                                          $633.04
                                    CENTRAL AVE
60370        THE DIAL CORPORATION   6901            MO     SAINT LOUIS                  $165        $82      $8,609      $8,856.92
                                    MCKISSOCK
                                    AVE
                                                           CUST. TOTAL        663        165         82       8,609       9,519.96

50880        THE INK COMPANY        1139 N W        TX     GRAND PRAIRIE      $55                                           $55.00
                                    CARRIER
                                    PARKWAY
                                                           CUST. TOTAL         55                                            55.00
51307        THERMAL OXIDATION      RAILROAD        SC     ROEBUCK           $357                                          $357.50
                                                           CUST. TOTAL        357                                           357.50

                                    ROAD
59274        THERMALKEM INC         RT 5            SC     ROCK HILL         $247                            $3,052      $3,299.50
                                    VERNSDALE
                                    ROAD
                                                           CUST. TOTAL        247                             3,052       3,299.50
50501        THERMOCLAD COMPANY     320 S W 27TH    FL     OCALA              $25                                           $25.00
                                    AVENUE
                                                           CUST. TOTAL         25                                            25.00
09790        THIELE KAOLIN COMPANY  HIGHWAY 296     GA     WRENS              $24                                           $24.00
                                    NORTH
                                                           CUST. TOTAL         24                                            24.00
90169        THOMAS & BETTS         8735 HAMILTON   MS     SOUTHAVEN       $4,351                                        $4,351.70
                                    RD
                                                           CUST. TOTAL      4,351                                         4,351.70
68415        THOMAS BUILT BUSES     1408 COURTESY   NC     HIGH POINT        $100       $40                                $140.00
                                    ROAD
                                                           CUST. TOTAL        100        40                                 140.00
81681        THOMAS W DUNN CORP     9 VICTORIA      NJ     RIDGEFIELD                                          $210        $210.00
                                    TERRACE
                                                           CUST. TOTAL                                          210         210.00
65806        THOMPSON CONSUMER      KEYSTONE        PA     DUNMORE                                             $497-       $497.46-
             ELECTRIC               INDUSTRIAL
                                    PARK
                                                           CUST. TOTAL                                          497-       $497.46-
85158        TIFFANY MARBLE CO      HWY 311 SOUTH   NC     RANDLEMAN                                           $220        $220.00
                                                           CUST. TOTAL                                          220         220.00
87022        TILLEY CHEMICAL        501             MD     BALTIMORE                                           $539        $539.50
                                    CHESAPEAKE
                                    PARK PLAZA
                                                           CUST. TOTAL                                          539         539.50
66143        TILLEY CHEMICAL CO INC P O BOX 3416    MD     BALTIMORE                                         $2,190      $2,190.90
                                                           CUST. TOTAL                                        2,190       2,190.90
88786        TIMKEN COMPANY         C/O BANK OF     MA     LEXINGTON                                         $1,123      $1,123.88
                                    BOSTON
00611        TIMKEN COMPANY         1835 DUEHER     OH     CANTON             $55                                           $55.00
                                    AVENUE
64754        TIMKEN COMPANY         HWY 29 SOUTH    SC     GAFFNEY                      $55                                 $55.00
                                                           CUST. TOTAL         55        55                   1,123       1,233.88
89951        TIRA PRODUCTS          160 CIRCLE      NJ     PISCATAWAY         $60                                           $60.00
                                    DRIVE NORTH
                                                           CUST. TOTAL         60                                            60.00
85333        TITANK AGENCIES USA    4606 FM 1960    TX     HOUSTON                                $79          $437        $516.45
             INC                    WEST
                                                           CUST. TOTAL                             79           437         516.45


JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 122


 S.C. CUST #  CUSTOMER              ADDRESS         ST.   CITY            0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
 -----------  --------              -------         ---   ----            -------   --------   --------     -------   -------------
C87975        TOMEN AMERICA INC     444 MARKET      CA     SAN FRANCISCO                                     $1,400       $1,400.56
                                    STREET
                                                           CUST. TOTAL                                        1,400        1,400.56
 64116        TOPIDERM              155             NY     BOHEMIA            $27                                            $27.50
                                    KNICKERBOCKER
                                    AVE
                                                           CUST. TOTAL         27                                             27.50
 13948        TOSCO                 SALONA WAY      CA     MARTINEZ                                            $966         $966.80
                                                           CUST. TOTAL                                          966          966.80
C86890        TOTAL DISTRIBUTION    106 EATONS      NY     NORTHPORT                  $4,218       $454        $454       $5,127.10
              SERVI                 NECK ROAD
                                                           CUST. TOTAL                 4,218        454         454        5,127.10
 66363        TOYOTA MOTORS MFG     1001 CHERRY     KY     GEORGETOWN      $1,017       $247                              $1,265.00
              USA                   BLOSSOM WAY
                                                           CUST. TOTAL      1,017        247                               1,265.00
 10686        TR-METRO CHEMICALS    P O BOX 376     NJ     RIDGEFIELD                            $1,202                   $1,202.76
              INC
                                                           CUST. TOTAL                            1,202                    1,202.76
 83008        TRADE SHARE           BUILDING #77    NY     BROOKLYN KI               $1,402                              $1,402.50
              CORPORATION           FTZ  #1
                                                           CUST. TOTAL                 1,402                               1,102.50
 75364        TRADE WASTE           #7 MOBILE       IL     SAUGET                                              $275         $275.00
                                                           CUST. TOTAL                                          275          275.00
              INCINERATION          AVENUE
 19609        TRAFPAK NORTH         1225 NORTH      TX     HOUSTON           $280                                           $280.00
              AMERICA IN            LOOP WEST
                                                           CUST. TOTAL        280                                            280.00
 89748        TRANS CHEM INC        A/C BASF CORP   LA     BATON ROUGE        $70                                            $70.00
                                    POLYMERS D
                                                           CUST. TOTAL         70                                             70.00
 02297        TRANS CHEMICAL INC    419 EAST        MO     SAINT LOUIS       $116                                           $116.40
                                    DE SOTO
                                                           CUST. TOTAL        116                                            116.40
 62717        TRANS COASTAL         P O BOX 80548   GA     CHAMBLEE                                            $505-        $505.75-
              INDUSTRIES
                                                           CUST. TOTAL                                          505-         505.75-
 82460        TRANS GAS PIPE LINE   718 PATERSON    NJ     CARLSTADT         $768                                           $768.00
              CORP                  PLANK ROAD
                                                           CUST. TOTAL        768                                            768.00
 82152        TRANS OCEAN           399 THORNALL    NJ     EDISON          $1,029                                         $1,029.50
                                    STREET
                                                           CUST. TOTAL      1,029                                          1,029.50
 87695        TRANS TRADE           33 WEST SLADE   IL     PALATINE       $10,531     $3,045       $306        $476      $14,358.60
                                    STREET
                                                           CUST. TOTAL     10,531      3,045        306         476       14,358.60
 86156        TRANSCHEM INC         3130 CROW       CA     SAN RAMON                                           $527         $527.00
                                    CANYON PLACE
                                                           CUST. TOTAL                                          527          527.00
 06700        TRANSCONTINENTAL      1144 E LINCOLN  TX     BROWNSVILLE     $4,780                                         $4,780.00
              FWG.                  ST
                                                           CUST. TOTAL      4,780                                          4,780.00
 54038        TRANSO ENVELOPE       6501 SAN        CA     GLENDALE          $192                                           $192.00
              COMPANY               FERNANDO
                                    ROAD
                                                           CUST. TOTAL        192                                            192.00

JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 123


 S.C. CUST #  CUSTOMER               ADDRESS         ST.   CITY           0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
 -----------  --------               -------         ---   ----           -------   --------   --------     -------   -------------
 87608        TRANSOURCE POLYMERS,   275 WARNER      NY     ROSLYN           $825                                           $825.00
              INC                    AVENUE                 HEIGHTS
                                                            CUST. TOTAL       825                                            825.00
 81176        TRANSPORT LINK         P O BOX 23341   IL     CHICAGO                      $55                                 $55.00
                                                            CUST. TOTAL                   55                                  55.00
 68144        TRANSPORTATION COST    P O BOX 4491    OR     CLACKAMAS        $642                                           $642.00
              CONT
                                                            CUST. TOTAL       642                                            642.00
 21595        TRANSPORTERS           1808 MARKLEY    TX     LAREDO                                 $180     $11,140      $11,320.00
              QUIUNTANILL
                                                            CUST. TOTAL                            $180     $11,140      $11,320.00
 88753        TRANSPORTES LOPEZ      JOSE            MX     MONTERREY,                                         $100         $100.00
              E HIJO                 ALVARADO NO            N.L.
                                     1000
                                                            CUST. TOTAL                                         100          100.00
 81352        TRANSPORTES TRESA                      PA     LIONVILLE                 $3,330    $14,040      $9,990      $27,360.00
              S A DE
                                                            CUST. TOTAL                3,330     14,040       9,990       27,360.00
 03261        TREMCO MFG COMPANY     220 WICKSTEED   ON     TORONTO                                            $220         $220.00
                                     AVE
                                                            CUST. TOTAL                                         220          220.00
 26636        TRI ALLWASTE           50-C CAVEN      NJ     JERSEY CITY                                        $155         $155.00
                                     POINT AVENUE
                                                            CUST. TOTAL                                         155          155.00
 79802        TRI STATES             1936            NJ     HEWITT                                           $1,080       $1,080.00
              ENVIRONMENTAL          GREENWOOD
                                     LAKE TURN
                                                            CUST. TOTAL                                       1,080        1,080.00
 89810        TRIBOSPEC CORP         3550 ST         PQ     MONTREAL       $2,082                                         $2,082.50
                                     PATRICK ST
                                                            CUST. TOTAL     2,082                                          2,082.50
 50846        TRIMAC TRANSPORT       P O BOX 3500    AB     CALGARY                                            $213         $213.08
              SYSTEMS
 67422        TRIMAC TRANSPORT       P O BOX 488     ON     SARNIA                                             $750         $750.79
              SYSTEMS
                                                            CUST. TOTAL                                         963          963.87
 03332        TRIMET TECHNICAL       2409 N CEDAR    PA     ALLENTOWN        $935                                           $935.04
              PRODUCT                CREST BLVD
                                                            CUST. TOTAL       935                                            935.04
C86671        TRINITY CHEMICAL IND   8801 S YALE     OK     TULSA          $7,812    $10,003                             $17,815.50
              INC                    AVE
                                                            CUST. TOTAL     7,812     10,003                              17,815.50
 79858        TRU-TEST               823 W           IL     CHICAGO                      $82                                 $82.50
                                     BLACKHAWK
                                                            CUST. TOTAL                   82                                  82.50
 51130        TRUMBULL ASPHALT       12500 STOCKER   MI     DETROIT        $1,038                                         $1,038.86
              COMPANY
 08663        TRUMBULL ASPHALT       1249 NEWARK     NJ     KEARNY                                             $232         $232.50
              COMPANY                TURNPIKE
                                                            CUST. TOTAL     1,038                               232        1,271.36
 84764        TRYLINE CO INC         1325 4TH AVE    WA     SEATTLE                                          $3,136       $3,136.80
                                                            CUST. TOTAL                                       3,136        3,136.80
 77294        TULIO LANDSCAPING INC  19 PEBBLE       PA     WARRINGTON                                         $598         $598.76
                                     RIDGE ROAD
                                                            CUST. TOTAL                                         598          598.76

JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 124


S.C. CUST #  CUSTOMER               ADDRESS         ST.   CITY            0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---   ----            -------   --------   --------     -------   -------------
00847        TURTLE WAX INC         5655 WEST 73RD  IL     CHICAGO           $825                                           $825.00
                                    STREET
                                                           CUST. TOTAL        825                                            825.00

11582        U N X CHEMICALS INC    P O BOX 7206    NC     GREENVILLE                                           $27          $27.50
                                                           CUST. TOTAL                                           27           27.50

84090        U S AIR FORCE          TINKER AIR      OK     MIDWEST CITY                                        $110         $110.00
                                    FORCE BASE
                                                           CUST. TOTAL                                          110          110.00

84520        U S ARMY               FINANCE         IN     INDIANAPOLIS   $22,752     $8,072                    $77-     $30,746.29
                                    CENTER
                                                           CUST. TOTAL     22,752      8,072                     77-      30,746.29

86175        U S E HICKSON PRODUCTS 15 WALLSEND     ON     SCARBOROUGH                $1,902                 $2,150       $4,053.20
             L                      DR
                                                           CUST. TOTAL                 1,902                  2,150        4,053.20

25472        U S FINISHING CORP     P O BOX 3367    SC     GREENVILLE         $50                                            $50.00
                                                           CUST. TOTAL         50                                             50.00

69064        U S G CORP             EAST MAIN       NY     STONY POINT                                         $915         $915.00
                                    STREET
                                                           CUST. TOTAL                                          915          915.00

68438        U S G INTERIORS        P O BOX 398     PA     RED LION          $385                                           $385.37
                                                           CUST. TOTAL        385                                            385.37

67674        U S GYPSUM CO          HIGHWAY 447     NV     EMPIRE          $1,035                                         $1,035.80
                                                           CUST. TOTAL      1,035                                          1,035.80
27621        U S GYPSUM COMPANY     4500 ARDINE     CA     SOUTH GATE        $856                                           $856.50
                                    STREET
53917        U S GYPSUM COMPANY     401 VAN NESS    CA     TORRANCE           $55                                            $55.00
                                    AVE
74397        U S GYPSUM COMPANY     5701 LEWIS      LA     NEW ORLEANS     $1,623                                         $1,623.56
                                    ROAD
65516        U S GYPSUM COMPANY     1255 RAPITAN    NJ     CLARK              $26                              $431         $457.52
                                    RD
70726        U S GYPSUM COMPANY     LAKE STREET     OH     GYPSUM          $1,458                                          1,458.60
                                                           CUST. TOTAL      4,019                               431        4,451.18

70405        U S NAVY DEPARTMENT                    MD     INDIAN HEAD                                         $275         $275.00
09357        U S NAVY DEPARTMENT    NAVAL           VA     YORKTOWN           $82                    $55       $317         $455.00
                                    WEAPONS
                                    STATIONS
                                                           CUST. TOTAL         82                     55        592          730.00

85020        U S X CORPORATION      BOX 878 ACCTS  PA      DRAVDSBURG      $1,548     $1,056                              $2,604.90
                                    PAYABLE
85100        U S X CORPORATION      FAIRLESS        PA     FAIRLESS HILLS     $27        $82                                $110.00
                                    WORKS MAIL
                                                           CUST. TOTAL      1,575      1,139                               2,714.90

86892        ULRICH CHAMICAL CO     4219 N          IN     EVANSVILLE                                          $178         $178.75
                                    GARRISON AVE
                                                           CUST. TOTAL                                          178          178.75

71952        UNDERWOOD INDUSTRIES   27 SURREY       NC     DURHAM                                            $1,014       $1,014.00
                                    LANE
                                                           CUST. TOTAL                                        1,014        1,014.00

67410        UNICHEMA CHEMICALS     4650 SOUTH      IL     CHICAGO         $5,177                    $82     $1,361       $6,620.50
             INC                    RACINE AVE
76736        UNICHEMA CHEMICALS     P O BOX 67      MO     SAINT LOUIS    $37,780     $4,890                 $2,488-     $40,182.00
             INC
                                                           CUST. TOTAL     42,957      4,890          82      1,127-      46,802.50


JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 125


S.C. CUST #  CUSTOMER               ADDRESS         ST.   CITY            0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---   ----            -------   --------   --------     -------   -------------
15277        UNIFI INC              P O BOX 698     NC     YADKINVILLE       $250                                           $250.00
                                                           CUST. TOTAL        250                                            250.00

74862        UNIFIED UNIVERSAL      70 HAWTHORNE    NJ     NEWARK            $225                                           $225.00
                                    DRIVE
                                                           CUST. TOTAL        225                                            225.00

04607        UNION CAMP             100 JENSEN      AL     PRATTVILLE      $4,578                                         $4,578.00
             CORPORATION            ROAD
73865        UNION CAMP             P O BOX 37617   FL     JACKSONVILLE    $6,089     $4,564                 $1,160      $11,813.80
             CORPORATION
83690        UNION CAMP             P O BOX 60369   FL     JACKSONVILLE   $17,735     $3,414        $82      $1,412      $22,664.05
             CORPORATION
87113        UNION CAMP             MILL            GA     SAVANNAH                                            $520         $520.00
             CORPORATION            STOREROOM
89343        UNION CAMP             P O BOX 570     GA     SAVANNAH                                            $875         $875.00
             CORPORATION
89641        UNION CAMP             P O BOX 570     GA     SAVANNAH                              $1,000                   $1,000.00
             CORPORATION
26346        UNION CAMP             P O BOX B       SC     EASTOVER        $1,014     $1,102                    $82       $2,198.50
             CORPORATION
83470        UNION CAMP             P O BOX 178     VA     FRANKLIN          $881       $247        $55-     $1,802       $2,876.85
             CORPORATION
28234        UNION CAMP             2811 COFER      VA     RICHMOND                                 $55        $319         $374.00
             CORPORATION            ROAD
                                                           CUST. TOTAL     30,298      9,327      1,082       6,171       46,880.20

11681        UNION CARBIDE          19206           CA     TORRANCE       $38,924                              $315      $39,239.57
             CORPORATIO             HAWTHORNE
                                    BLVD
13731        UNION CARBIDE          39 OLD          CT     DANBURY           $650                            $3,369       $4,019.08
             CORPORATIO             RIDGEBERRY
                                    ROAD
76296        UNION CARBIDE          30 OLD          CT     DANBURY                                           $1,641       $1,641.50
             CORPORATIO             RIDGEBERRY
                                    ROAD
81717        UNION CARBIDE          P O BOX 1986    CT     DANBURY           $729                $2,694                   $3,423.99
             CORPORATIO
13874        UNION CARBIDE          P O BOX 50      LA     HAHNVILLE         $472       $247                                $720.00
             CORPORATIO
55860        UNION CARBIDE          8 GREEK         NJ     EDISON                                              $165         $165.00
             CORPORATIO             LANE/DAVE
                                    BROWN
09184        UNION CARBIDE          WESTON          NJ     SOMERSET        $5,388                                         $5,388.50
             CORPORATIO             CANAL
                                    CENTER/CN45
59675        UNION CARBIDE          7400 BLVD DES   PO     ANJDU                                                $24          $24.61
             CORPORATIO             GALERIES D
03710        UNION CARBIDE          HWY 185         TX     SEADRIFT                                            $262         $262.50
             CORPORATIO
88980        UNION CARBIDE          P O BOX 471     TX     TEXAS CITY                 $1,245                              $1,245.00
             CORPORATIO
54095        UNION CARBIDE          P O BOX 4008/D  WV     CHARLESTON     $34,807    $15,214     $8,404      $1,087      $59,514.53
             CORPORATIO             CRUMB
81332        UNION CARBIDE          P O BOX 4488    WV     CHARLESTON                                        $1,247-      $1,247.00-
             CORPORATIO
83870        UNION CARBIDE          P O BOX         WV     CHARLESTON    $419,503    $92,173    $32,235     $11,727     $555,639.43
             CORPORATIO             4008/EDI
                                    BILLING
71285        UNION CARBIDE          P O BOX         WV     S CHARLESTON                                        $110         $110.00
             CORPORATIO             8004/BLDG
                                    82-248
01917        UNION CARBIDE          P O BOX 180     WV     SISTERVILLE    $49,508    $15,622                 $1,476      $66,607.72
             CORPORATIO
89501        UNION CARBIDE          P O BOX 180     WV     SISTERVILLE     $1,595                              $300-      $1,265.00
             CORPORATIO
                                                           CUST. TOTAL    551,579    124,502     43,334      18,601      738,019.43

65972        UNION ENVELOPE         HERMITAGE RD    VA     RICHMOND                      $82                                 $82.50
             CORPORATIO             & SHERWOOD
                                                           CUST. TOTAL                    82                                  82.50

65926        UNION PACIFIC RAILROAD 1416 DODGE      NE     OMAHA                                 $2,288                   $2,288.38
             C                      STREET
                                                           CUST. TOTAL                            2,288                    2,288.38

84684        UNION TEXAS            P O BOX 470     LA     GEISMAR            $27                                             27.50
             PETROLEUM
                                                           CUST. TOTAL         27                                             27.50

22455        UNIROYAL CHEMICAL      STATE HWY 225   AL     BAY MINETTE     $4,320       $110                              $4,430.00
                                    EXIT 31
62732        UNIROYAL CHEMICAL      BENSON ROAD     CT     MIDDLEBURY      $3,134     $2,051     $6,751     $12,535      $24,473.72
84750        UNIROYAL CHEMICAL      ELM STREET      CT     NAUGATUCK      $10,960     $2,184       $125        $226      $13,496.25
84980        UNIROYAL CHEMICAL      BOX 397         LA     GEISMAR         $1,760     $1,457     $1,449        $447       $5,114.93
                                    UNIROYAL
                                    CHEM DI
09532        UNIROYAL CHEMICAL      405 EAST 78TH   MN     BLOOMINGTON    $48,952     $1,153     $3,512      $1,446      $55,064.00
                                    STREET
84790        UNIROYAL CHEMICAL      214 W RUBY      NC     GASTONIA          $756        $75        $25         $30         $886.25
                                    AVE/BOX 2337
84840        UNIROYAL CHEMICAL      P O BOX 250     ON     ELMIRA             $29        $58                                 $88.28
72376        UNIROYAL CHEMICAL      NORTH PLANT     TX     PORT NECHES     $3,963                                         $3,963.00
                                                           CUST. TOTAL     73,875      7,090     11,863      14,686      107,516.43

JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 126


 S.C. CUST #  CUSTOMER              ADDRESS         ST.   CITY            0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
 -----------  --------              -------         ---   ----            -------   --------   --------     -------   -------------
88101        UNITED BIOTECH         P O BOX 1487    SC     WALTERBORO                                       $11,723      $11,723.50
                                                           CUST. TOTAL                                       11,723       11,723.50

79578        UNITED COLORS          WEST 19TH       WV     NITRO             $165                                           $165.00
             TECHNOLOGY             STREET
                                                           CUST. TOTAL        165                                            165.00

85506        UNITED PANEL           ROUTE 512       PA     MOUNT                        $220                                $220.00
                                    WELDONE                BETHEL
                                    TERRAC
                                                           CUST. TOTAL                   220                                 220.00

84430        UNITED REFINING        P O BOX 780     PA     WARREN          $1,181                             $740-         $440.83
             COMPANY
                                                           CUST. TOTAL      1,181                              740-          440.83

83289        UNITED STATES SUGAR    SOUTH W C       FL     CLEWISTON                  $4,192                              $4,192.61
                                    OWENS
                                    AVENUE
                                                           CUST. TOTAL                 4,192                               4,192.61

52168        UNITED TECHNOLOGIES    400 MAIN ST     CT     E HARTFORD                                          $567         $567.00
80894        UNITED TECHNOLOGIES    ENGINEERED      IA     IOWA CITY                                 $45                     $45.00
             AUTO                   SYSTEMS DIV

87225        UNITED TECHNOLOGIES    7125 ORCHARD    MI     W BLOOMFIELD    $6,510     $3,199      $1,495                 $11,205.48
             AUTO                   LAKE ROAD
                                                           CUST. TOTAL      6,510      3,199       1,540        567       11,817.48

85380        UNITEX CHEMICAL CORP   520 BROOME      NC     GREENSBORO      $3,850                                         $3,850.50
                                    ROAD
                                                           CUST. TOTAL      3,850                                          3,850.50

05973        UNIVERSAL              P O BOX 398     OH     KENTON            $904        $39                                $943.00
             COOPERATIVES
                                                           CUST. TOTAL        904         39                                 943.00

24653        UNIVERSAL FORWARDING   454 E FRONTON   TX     BROWNSVILLE     $2,800                                         $2,800.00
             CO                     ST
                                                           CUST. TOTAL      2,800                                          2,800.00

85940        UNIVERSAL PACKAGING    49 GEYSER RD    NY     SARATOGA          $946                                           $946.00
                                                           SPRIN
                                                           CUST. TOTAL        946                                            946.00

72714        UNIVERSAL POLYMERS     1122 W N        TX     GRAND PRAIRIE                                       $137         $137.50
                                    CARRIER PKWY
                                                           CUST. TOTAL                                          137          137.50

79275        UNO-VEN                135TH STREET &  IL     LEMONT                                              $394         $394.63
                                    NEW AVENU
                                                           CUST. TOTAL                                          394          394.63

86549        UNOCAL                 1520 E          CA     CARSON                       $350                                $350.60
                                    SEPULVEDA
                                                           CUST. TOTAL                   350                                 350.60

03560        UNOCAL CORPORATION     2555 WILLOW     CA     ARROYO             $45                                            $45.00
                                    ROAD                   GRANDE
12633        UNOCAL CORPORATION     14420 MACAW     CA     LA MIRADA                                           $165         $165.00
                                    BLVD
02172        UNOCAL CORPORATION     1380 SAN PABLO  CA     RODEO           $4,875                                         $4,875.90
                                    AVENUE
09453        UNOCAL CORPORATION     UNION           IL     SCHAUMBURG                                          $559         $559.00
                                    CHEMICAL DIV
10485        UNOCAL CORPORATION     P O BOX 7610    IL     SCHAUMBURG     $17,652     $5,764        $773       $889      $25,079.95
74954        UNOCAL CORPORATION     1650 E GOLF RD  IL     SCHAUMBURG                                          $829         $829.00
79974        UNOCAL CORPORATION     P O BOX 7610    IL     SCHAUMBURG                                          $793         $793.24
11749        UNOCAL CORPORATION     6101 ORR ROAD   NC     CHARLOTTE                                           $412         $412.50
12275        UNOCAL CORPORATION     14700 MALLARD   NC     CHARLOTTE                                           $669         $669.00
                                    CREEK ROAD
                                                           CUST. TOTAL     22,573      5,764         773      4,317       33,428.59


JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 127


 S.C. CUST #  CUSTOMER              ADDRESS         ST.   CITY            0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
 -----------  --------              -------         ---   ----            -------   --------   --------     -------   -------------
85580        UPJOHN COMPANY         410 SACKETT PT  CT     N HAVEN            $55                            $1,487       $1,542.00
                                    RD/18270
85570        UPJOHN COMPANY         7171 PORTAGE    MI     KALAMAZOO       $4,500                                         $4,500.00
                                    ROAD
                                                           CUST. TOTAL      4,555                             1,487        6,042.00

79076        URETAN S A DE C V                      TX     LAREDO            $140                                           $140.00
                                                           CUST. TOTAL       $140                                            140.00

86578        USX CORPORATION                        MN     MOUNTAIN           $55                  $137                     $192.50
                                                           IRON
90023        USX CORPORATION        GARY WORKS      PA     PITTSBURGH                    $55                                 $55.00
                                                           CUST. TOTAL         55         55        137                      247.50

69950        UTILITY MFG COMPANY    700 MAIN        NY     WESTBURY                                            $833         $833.50
                                    STREET
                                                           CUST. TOTAL                                          833          833.50

26910        UTILITY TRAILER        FREEPORT        UT     CLEARFIELD        $160                               $24         $184.00
             COMPANY                CENTER
                                                           CUST. TOTAL        160                                24          184.00

82250        V F L TECHNOLOGY       42 LLOYD AVE    PA     MALVERN                                             $590         $590.00
                                                           CUST. TOTAL                                          590          590.00

65043        V V V CORPORATION      PENNYROYAL      SC     GEORGETOWN        $632                                           $632.50
                                    RD
                                                           CUST. TOTAL        632                                            632.50

89290        VALENTINE SUGAR        VALITE          LA     LOCKPORT        $1,709                                         $1,709.28
                                    DIVISION
                                                           CUST. TOTAL      1,709                                          1,709.28

59659        VALLEY PROTEIN         P O BOX 3588    VA     WINCHESTER        $529                                           $529.20
                                                           CUST. TOTAL        529                                            529.20

26066        VALSPAR CORPORATION    P O BOX 830     MN     MINNEAPOLIS     $4,121     $2,151                    $93       $6,366.10
                                                           CUST. TOTAL      4,121      2,151                     93        6,366.10

90047        VALVOLINE CO           P O BOX 14000   KY     LEXINGTON       $4,073                                         $4,073.00
                                                           CUST. TOTAL      4,073                                          4,073.00

61019        VALVOLINE OIL COMPANY  P O BOX 391     KY     ASHLAND           $302        $27                                $330.00
74959        VALVOLINE OIL COMPANY  501 RAILROAD    PA     ROCHESTER                                $27                      $27.50
                                    STREET
89144        VALVOLINE OIL COMPANY  2627 TIDAL      TX     DEER PARK                               $220                     $220.00
                                    ROAD
                                                           CUST. TOTAL        302         27        247                      577.50

77090        VAN WATERS & ROGERS    16803-118 AVE   AB     EDMONTON          $337                                           $337.50
27932        VAN WATERS & ROGERS    50 S 45TH       AZ     PHOENIX         $3,118                                         $3,118.90
                                    STREET
04335        VAN WATERS & ROGERS    9800 VAN HORN   BC     RICHMOND          $180                                           $180.00
                                    WAY
02731        VAN WATERS & ROGERS    1363 SOUTH      CA     CITY OF           $516                                           $516.40
                                    BONNIE BEACH           COMMER
12291        VAN WATERS & ROGERS    P O BOX 2062    CA     LOS ANGELES       $292     $1,332                   $685       $2,310.00
05480        VAN WATERS& ROGERS     2100 HAFFLY     CA     NATIONAL CITY                                       $475         $475.00
                                    AVENUE
00010        VAN WATERS & ROGERS    2256 JUNCTION   CA     SAN JOSE           $45                                            $45.00
                                    AVENUE
00142        VAN WATERS & ROGERS    P O BOX 2343    GA     AUGUSTA                                             $115         $115.00
01263        VAN WATERS & ROGERS    2145 SKYLAND    GA     NORCROSS          $110                              $135         $245.00
                                    COURT
77074        VAN WATERS & ROGERS    730 COLONIAL    MA     SALEM           $4,015        $30                 $5,819       $9,864.27
                                    ROAD
16600        VAN WATERS & ROGERS    845 TERRACE     MN     SAINT PAUL                                          $471         $471.65
                                    CIRCLE
79754        VAN WATERS & ROGERS    220 BARNES      MO     SPRINGFIELD                                         $137         $137.50


JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 128


S.C. CUST #  CUSTOMER               ADDRESS         ST.    CITY           0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---    ----           -------   --------   --------     -------   -------------
57210        VAN WATERS & ROGERS    160 ESSEX AVE   NJ     AVENEL            $578                            $3,798       $4,376.80
                                    EAST
89068        VAN WATERS & ROGERS    P O BOX 96      NY     GUILDERLAND                                       $2,026       $2,026.68
                                                           CE
84913        VAN WATERS & ROGERS    777 SUPERTEST   ON     DOWNSVIEW       $3,928                               $80       $4,008.00
                                    DRIVE
03067        VAN WATERS & ROGERS    64 ARROW        ON     WESTON          $3,104                            $5,844       $8,948.95
                                    ROAD
03572        VAN WATERS & ROGERS    6000 CASTILE    PA     CORAOPOLIS        $110        $55                   $110         $275.00
                                    DRIVE
50840        VAN WATERS & ROGERS    8335            PA     PHILADELPHIA    $7,658     $6,871                 $1,843      $16,373.36
                                    ENTERPRISE
                                    AVENUE
05956        VAN WATERS & ROGERS    100 MC ARTHUR   PQ     VALLEYFIELD                  $137                   $217         $355.00
                                    STREET
00569        VAN WATERS & ROGERS    DRAWER 2169     SC     SPARTANBURG       $749       $137        $192       $804       $1,883.55
10288        VAN WATERS & ROGERS    3 RIVERSIDE     TN     CHATTANOOGA                                         $110         $110.00
                                    LANE
12125        VAN WATERS & ROGERS    3909 OUTLAND    TN     MEMPHIS           $180        $90                                $270.00
                                    DRIVE
50620        VAN WATERS & ROGERS    402 MCBRIDE     TX     CORPUS            $140                                           $140.00
                                    LANE                   CHRISTI
85770        VAN WATERS & ROGERS    10889 BEKAY     TX     DALLAS             $55                                            $55.00
                                    STREET
28261        VAN WATERS & ROGERS    P O BOX 4579    TX     HOUSTON           $200                                           $200.00
05251        VAN WATERS & ROGERS    8201 SOUTH      WA     KENT            $2,108                                         $2,108.00
                                    212TH STREET
76588        VAN WATERS & ROGERS    P O BOX 34325   WA     SEATTLE        $14,309     $5,844                $13,407      $33,560.59
74247        VAN WATERS & ROGERS    59865 MARKET    IN     SOUTH BEND         $45                    $45                     $90.00
             INC                    STREET
                                                           CUST. TOTAL     41,779     14,498         237     36,081       92,597.55

52239        VANCHEM INC            1 NORTH         NY     LOCKPORT          $981                                           $981.00
                                    TRANSIT RD
                                                           CUST. TOTAL        981                                            981.00
88678        VANGUARD PLASTICS INC  10600           MO     SAINT LOUIS       $187                                           $187.00
                                    KAHLMEYER
                                    DR
                                                           CUST. TOTAL        187                                            187.00
56428        VELSICOL CHEMICAL      10400 WEST      IL     ROSEMONT        $4,420                               $79       $4,499.00
             CORP                   HIGGINS ROAD
86180        VELSICOL CHEMICAL      1199 WARFORD    TN     MEMPHIS         $1,170                              $522       $1,692.50
             CORP                   ST
                                                           CUST. TOTAL      5,590                               601        6,191.50

80640        VENTEX FIBERS LTD      691 GANA        ON     MISSISSAUGA        $27                                            $27.50
                                    COURT
                                                           CUST. TOTAL         27                                             27.50

83246        VENTURA COASTAL        8385 VISTA DEL  CA     VENTURA                                             $491         $491.47
                                    MAR DR
                                                           CUST. TOTAL                                          491          491.47

72418        VESUVIUS U S A         855 N 5TH ST    IL     CHARLESTON      $6,062                                         $6,062.70
                                                           CUST. TOTAL      6,062                                          6,062.70

80122        VI-JON LABS INC        7525 PAGE       MO     PAGEDALE          $220       $742                   $320       $1,282.50
                                    BLVD
                                                           CUST. TOTAL        220        742                   3320        1,282.50

90042        VISORO INDUSTRIES INC  KAISER/ESTECH   OH     NORTH BEND      $1,237                                         $1,237.00
                                    DIV
                                                           CUST. TOTAL      1,237                                          1,237.00

89200        VILLE DE TERREBONNE    4445 COTE       PQ     TERREBONNE        $445                                           $445.12
                                    TERREBONNE
                                                           CUST. TOTAL        445                                            445.12

54201        VININGS ALUM PRODUCTS  3950            GA     ATLANTA                                $4,303                  $4,303.92
                                    CUMBERLAND
                                    PARKWAY
                                                           CUST. TOTAL                             4,303                   4,303.92

89083        VIPLASTICOS SA DE CV   8640 SAN        TX     LAREDO             $90                                            $90.00
                                    LORENZO
                                    DRIVE
                                                           CUST. TOTAL         90                                             90.00

JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 129


S.C. CUST #  CUSTOMER               ADDRESS         ST.    CITY            0-TO-30   31-TO-60   61-TO-90     OVER-90   TOTAL BAL-DUE
-----------  --------               -------         ---    ----            -------   --------   --------     -------   -------------
24454        VIRGINIA CONCRETE      P O BOX 666     VA     SPRINGFIELD                                          $120        $120.00
             COMPAN
                                                           CUST. TOTAL                                           120         120.00

02737        VIRGINIA ELEC POWER CO P O BOX 571     VA     YORKTOWN                    $1,998                             $1,998.00
                                                           CUST. TOTAL                  1,998                              1,998.00

04373        VIRGINIA GALVANIZING   P O BOX 9349    VA     RICHMOND         $2,337                                        $2,337.00
             COR
                                                           CUST. TOTAL       2,337                                         2,337.00

08099        VIRKLER CHEMICAL       12345 STEEL     NC     CHARLOTTE                      $27                   $472        $499.70
             COMPANY                CREEK ROAD
                                                           CUST. TOTAL                     27                    472         499.70

05610        VISTA CHEMICAL         P O BOX 727     LA     WESTLAKE         $6,168                $1,356        $535      $8,059.50
19400        VISTA CHEMICAL         3341 FAIRFIELD  MD     BALTIMORE          $412       $165                 $2,351      $2,929.49
                                    ROAD
19020        VISTA CHEMICAL         P O BOX 219798  TX     HOUSTON        $125,114    $43,253     $3,717      $7,934    $180,020.86
81761        VISTA CHEMICAL         P O BOX 218402  TX     HOUSTON                                 2,909                  $2,909.20
83525        VISTA CHEMICAL         C/O STOLT       TX     HOUSTON                                  $130                    $130.00
                                    TERMINAL
                                                           CUST. TOTAL     131,695     43,418      8,113      10,821     194,049.05

26774        VISTA POLYMER          HIGHWAY 25      MS     ABERDEEN                                              $82         $82.50
                                                           CUST. TOTAL                                            82          82.50

83604        VITAFOAM               2222 SURRETT    NC     HIGH POINT          $27                                            27.50
                                    DR
                                                           CUST. TOTAL          27                                            27.50

72935        VULCAN MATERIAL CORP   P O BOX 530390  AL     BIRMINGHAM     $181,662     $2,424     $7,897      $1,260    $193,205.35
86260        VULCAN MATERIAL CORP   ASHLAND         LA     GEISMAR                                            $1,014-     $1,014.00-
                                    ROAD
                                                           CUST. TOTAL     181,622      2,424      7,897         246     192,191.35

02656        VULCAN OIL COMPANY     5353 SPRING     OH     CINCINNATI                               $165         $27        $192.50
                                    GROVE
                                    AVENUE
                                                           CUST. TOTAL                               165          27         192.50

82558        VULSAY INDUSTRIES INC  35 REGAN ROAD   ON     BRAMPTON                       $27                                $27.50
                                                           CUST. TOTAL                     27                                 27.50
75370        VYCON CHEMICALS INC    GREENWOOD       PA     SCRANTON           $510                                          $510.00
                                    AVE & WAREN
                                                           CUST. TOTAL         510                                           510.00
86043        W D SERVICES           P O BOX 147     NJ     BELLMAWR           $472     $1,069                    $55      $1,596.00
                                                           CUST. TOTAL         472      1,069                     55       1,596.00

71327        W F TAYLOR CORP        13660           CA     SANTA FE SPRS                                        $137         137.50
                                    EXCELSIOR
                                    DRIVE
                                                           CUST. TOTAL                                           137         137.50

06307        W H SHURTLEFF CO       1 RUNWAY        ME     S PORTLAND                    $874                               $874.72
                                    ROAD
                                                           CUST. TOTAL                    874                                874.72

78020        W K MERRIMAN           4640 CAMPBELL   PA     PITTSBURGH                                         $3,611      $3,611.32
                                    RUN RD
                                                           CUST. TOTAL                                         3,611       3,611.32

07710        W M BARR & COMPANY     P O BOX 1879    TN     MEMPHIS          $1,870                   $10      $3,976      $5,856.50
                                                           CUST. TOTAL       1,870                    10       3,976       5,856.50

JOB-RCPMO5   FNR  5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 130


S.C.
CUST#     CUSTOMER               ADDRESS         ST.    CITY              0-TO-30   31-TO-60    61-TO-90   OVER-90   TOTAL BAL-DUE
-----     --------               -------         ---    ----              -------   --------    --------   -------   -------------
77298     W R BONSAL COMPANY     HWY 74          NC     LILESVILLE                                            $480         $480.00
                                                        CUST. TOTAL                                            480          480.00
06603     W R GRACE & COMPANY    7237 EAST       CA     LOS ANGELES        $1,425                                        $1,425.16
                                 GAGE AVENUE
61013     W R GRACE & COMPANY    5210 PHILLIPS   GA     ATLANTA               $27                                           $27.50
                                 LEE DRIVE
22410     W R GRACE & COMPANY    62              MA     CAMBRIDGE            $515       $481                  $307       $1,303.80
                                 WHITTEMORE
                                 AVENUE
35320     W R GRACE & COMPANY    P O BOX 2117/   MD     BALTIMORE            $747       $555                $1,545       $2,847.50
                                 KEN HARTMAN
                                                        CUST. TOTAL         2,715      1,036                 1,852        5,603.96
10577     W R GRACE              2133 85TH       NJ     N BERGEN                                    $522                   $522.50
          CONSTRUCTION D         STREET
                                                        CUST. TOTAL                                  522
77135     W S DODGE              7710            CA     MAYWOOD              $110                                          $110.00
                                 FRUITLAND
                                 AVENUE
                                                        CUST. TOTAL           110                                           110.00
85717     WAMPLER-LONGACRE       P O BOX 275     VA     BROADWAY                                              $200         $200.00
          CHICKHE
                                                        CUST. TOTAL                                            200          200.00
00419     WARLICK PAINT COMPANY  P O DRAWER      NC     STATESVILLE        $1,435     $1,260                             $2,696.64
          IN                     1508
                                                        CUST. TOTAL         1,435      1,260                              2,696.64
69452     WARREN LABORATORIES    12603           TX     STAFFORD           $1,144                                        $1,144.00
                                 EXECITOVE DR-
                                 806
                                                        CUST. TOTAL         1,144                                         1,144.00
83161     WARREN PETROLEUM       10319 HWY 146   TX     MONT BELVIEU                                        $2,451       $2,451.46
          CORP
                                                        CUST. TOTAL                                          2,451        2,451.46
73785     WASHINGTON STEEL CORP  WOODLAND &      PA     WASHINGTON                                            $250         $250.00
                                 GRIFFITH AVES
                                                        CUST. TOTAL                                            250          250.00
89085     WASTE TECHNOLOGY INC   1250 ST         OH     E LIVERPOOL          $237                           $3,357       $3,595.20
                                 GEORGE
                                 STREET
                                                        CUST. TOTAL           237                            3,357        3,595.20
82112     WASTE TECHNOLOGY       6060 PARK       NY     NIAGARA                                               $170         $170.00
          SERVICE                PLACE                  FALLS
                                                        CUST. TOTAL                                            170          170.00
89117     WATER TECH INC         P O BOX 11075   AR     FORT SMITH                      $192                               $192.50
                                                        CUST. TOTAL                      192                                192.50
84974     WATERSOLES             4 FAWCETT       TX     DEL RIO            $1,118                                        $1,118.00
                                 DRIVE
                                                        CUST. TOTAL         1,118                                         1,118.00
02118     WATSON STANDARD        HITE ROAD       PA     HARWICK                                                $27-         $27.50-
          COMPANY
                                                        CUST. TOTAL                                             27-          27.50-
87330     WEIRTON STEEL          400 THREE       WV     WEIRTON              $100                    $55    $2,639       $2,794.50
          CORPORATION            SPRING ROAD
                                                        CUST. TOTAL           100                     55     2,639        2,794.50
21669     WELCHEM INC            P O BOX 920941  TX     HOUSTON            $1,598                                        $1,598.75
                                                        CUST. TOTAL         1,598                                         1,598.75
05003     WELLAND CHEMICAL       P O BOX 26      PA     NEWELL               $330       $220        $385    $2,655       $3,590.41
                                                        CUST. TOTAL           330        220         385     2,655        3,590.41



JOB-RCPMO5   FNR 5/02/93   CO-CODE: 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 131


S.C.
CUST#     CUSTOMER               ADDRESS         ST.    CITY              0-TO-30   31-TO-60    61-TO-90   OVER-90   TOTAL BAL-DUE
-----     --------               -------         ---    ----              -------   --------    --------   -------   -------------
86262     WELLMAN INC            2710 TANAGER    CA     LOS ANGELES                                            $52          $52.00
                                 AVENUE
                                                        CUST. TOTAL                                             52           52.00
02829     WEN-DON CORPORATION    401 ALBER       VA     ROANOKE               $55                                           $55.00
                                 MARBLE AVE
                                                        CUST. TOTAL            55                                            55.00
23224     WERTHAN INDUSTRIES     8TH AVENUE      TN     NASHVILLE                                              $82          $82.50
                                 NORTH
                                                        CUST. TOTAL                                             82           82.50
86020     WEST MICHIGAN STEEL    1148 W          MI     MUSKEGON                        $703                               $703.00
          FOUN                   WESTERN AVE
                                                        CUST. TOTAL                      703                                703.00
85199     WEST POINT PEPPERELL   CHERRY ROAD     SC     CLEMSON                         $429                               $429.00
                                                        CUST. TOTAL                      429                                429.00
73471     WESTERN KRAFT          19615 SOUTH     CA     COMPTON            $4,776     $2,013                             $6,789.60
          COMPANY                SUSANNA
                                                        CUST. TOTAL         4,776      2,013                              6,789.60
89886     WESTERN KRAFT CORP     2800            CA     SAN LEANDRO          $261                                          $261.00
                                 ALVARADO ST
                                                        CUST. TOTAL           261                                           261.00
52808     WESTERN PUBLISHING CO  107 TOM         NC     FAYETTEVILLE         $611                                          $611.00
          IN                     STARLING
                                 ROAD
                                                        CUST. TOTAL           611                                           611.00
27668     WESTERN TEXTILE        3400 TREE CT    MO     SAINT LOUIS                                           $635-        $635.00-
          PRODUCTS
                                                        CUST. TOTAL                                            635-         635.00-
58609     WESTERN ZIRCONIUM      10000 WEST 900  UT     OGDEN                $302                             $357         $660.00
                                 SOUTH
                                                        CUST. TOTAL           302                              357          660.00
26450     WESTFIELD TANNING      360 CHURCH      PA     WESTFIELD             $27                                           $27.50
          COMPANY                STREET
                                                        CUST. TOTAL            27                                            27.50
05329     WESTINGHOUSE ELECTRIC  RD # 4          PA     BLAIRSVILLE                      $26                                $26.00
          CO
87890     WESTINGHOUSE ELECTRIC  ROUTE 993       PA     MANOR                $220                             $425         $645.00
          CO
56477     WESTINGHOUSE ELECTRIC  230 ALPHA       PA     PITTSBURGH                                          $1,468       $1,468.50
          CO                     DRIVE
87950     WESTINGHOUSE ELECTRIC  HOOVER ST       SC     HAMPTON              $614       $731                             $1,345.85
          CO                     NORTH
88040     WESTINGHOUSE ELECTRIC  ROUTE 2         VA     ABINGDON           $9,249     $3,052                            $12,301.92
          CO                     HIGHWAY 1
                                                        CUST. TOTAL        10,083      3,810                 1,893       15,787.27
83019     WESTLAKE               900 HWY 108     LA     SULPHUR                                               $100-        $100.00-
          PETROCHEMICAL CO
                                                        CUST. TOTAL                                            100-         100.00-
86318     WESTLAKE STYRENE       P O BOX 2029    LA     SULPHUR              $700                                          $700.00
                                                        CUST. TOTAL           700                                           700.00
25417     WESTLAND OIL CO INC    2740 VALLEY     LA     SHREVEPORT         $6,749                                         6,749.90
                                 VIEW DRIVE
                                                        CUST. TOTAL         6,749                                         6,749.90
86827     WESTROCK INDUSTRIES    6205 BOUL       PQ     DELSON             $1,112                                        $1,112.26
          LTD                    HEBERT
                                                        CUST. TOTAL         1,112                                         1,112.26


JOB-RCPMO5   FNR 5/02/93   CO-CODE 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 132


S.C. CUST #  CUSTOMER               ADDRESS         ST.  CITY           0-TO-30   31-TO-60    61-TO-90     OVER-90    TOTAL BAL-DUE
---- ------  --------               -------         ---  ----           -------   --------    --------     -------    -------------
      74601  WESTVACO CORPORATION   180 MOODY       CT   ENFIELD         $3,136                               $125        $3,261.80
                                    ROAD
      27909  WESTVACO CORPORATION   5625 NEW        GA   CHAMBLEE          $683                                             $683.40
                                    PEACHTREE
                                    ROAD
      87690  WESTVACO CORPORATION   HWY 51 S        KY   WICKLIFFE          $55                                              $55.00
      07950  WESTVACO CORPORATION   P O BOX 836     LA   DE RIDDER       $4,714     $1,978                    $100        $6,792.45
      87700  WESTVACO CORPORATION   300 PRATT       MD   LUKE            $1,424                             $1,597        $3,022.13
                                    STREET
      87720  WESTVACO CORPORATION   15TH STREET     PA   TYRONE          $2,057                    $45                    $2,102.30
      78202  WESTVACO CORPORATION   P O BOX 70848   SC   CHARLESTON HTS $15,726     $6,464        $200-     $2,887       $24,878.25
      87430  WESTVACO CORPORATION   P O BOX 70848   SC   CHARLESTON HTS  $1,786                                $98        $1,884.56
      07796  WESTVACO CORPORATION   P O BOX 2941105 SC   N CHARLESTON   $21,599    $25,814      $3,096     $12,114       $62,825.13
      81049  WESTVACO CORPORATION   P O BOX 140     VA   COVINGTON                     $82                     $27          $110.00
      87740  WESTVACO CORPORATION   P O BOX 140     VA   COVINGTON       #3,108                               $229        $3,337.54
                                                         CUST. TOTAL     54,291     34,339       2,941      17,179       108,752.56
      76292  WESTVACO US ENVELOPE   315 INDUSTRY    MA   SPRINGFIELD                                          $195          $195.00
             DIV                    AVE
                                                         CUST. TOTAL                                           195           195.00
      14606  WEYERHAEUSER           CARSON ROAD     MS   COLUMBUS           $55                               $693-         $638.00-
             COMPANY
      88020  WEYERHAEUSER           BOX 787         NC   PLMOUTH            $55                                              $55.00
             COMPANY
                                                         CUST. TOTAL        110                                693-          583.00-
      88230  WHEATLAND TUBE         P O BOX 608     PA   WHEATLAND                                            $230          $230.46
             COMPANY
                                                         CUST. TOTAL                                           230           230.46
      72503  WHEELING PITTSBURGH    P O BOX 192     WV   WHEELING        $3,344     $4,151        $165      $4,234       $11,896.11
             STEEL
                                                         CUST. TOTAL      3,344      4,151         165       4,234        11,896.11
      74595  WHEELING STEEL CORP    MCLISTER AVE    OH   MARTINS                                              $247          $247.50
                                                         FERRY
                                                         CUST. TOTAL                                           247           247.50
      56693  WHIP MIX CORP          361             KY   LOUISVILLE      $2,100                                           $2,100.00
                                    FARMINGTON
                                    AVENUE
                                                         CUST. TOTAL      2,100                                            2,100.00
      75334  WHIRLPOOL              405 EAST 78TH   MN   BLOOMINGTON     $3,767                             $2,025        $5,792.50
             CORPORATION            STREET
                                                         CUST. TOTAL      3,767                              2,025         5,792.50
      08022  WHITE & BARLEY OF MICH 7131            MI   DETROIT                                              $313          $313.00
                                    WESTFIELD
                                                         CUST. TOTAL                                           313           313.00
      50536  WHITEHALL PLYWOOD      RURAL ROUTE 2   NY   WHITEHALL         $220                               $275          $495.00
                                    BOX 216
                                                         CUST. TOTAL        220                                275           495.00
      62430  WILLAMETTE INDUSTRIES  100 W CENTER    PA   JOHNSONBURG     $9,169                               $110        $9,279.50
             INC                    ST
                                                         CUST. TOTAL      9,169                                110         9,279.50
      82611  WILLIAM HOUSE INC      WEDDING LANE    PA   SCOTTDALE                                            $226          $226.75
                                                         CUST. TOTAL                                           226           226.75
      12400  WILLIAM T BURNETT      1500 BUSH       MD   BALTIMORE          $82                               $275          $357.50
             COMPANY                STREET
                                                         CUST. TOTAL         82                                275           357.50
      74849  WILLIAMSPORT WIREROPE  P O BOX 3188    PA   WILLIAMSPORT    $2,902       $972                                $3,874.59
                                                         CUST. TOTAL      2,902        972                                 3,874.59

JOB-RCPMO5   FNR 5/02/93   CO-CODE 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 133


S.C. CUST #  CUSTOMER               ADDRESS         ST.  CITY           0-TO-30   31-TO-60    61-TO-90     OVER-90    TOTAL BAL-DUE
---- ------  --------               -------         ---  ----           -------   --------    --------     -------    -------------
      89374  WILSON LABORATORIES    36 HEAD         ON   DUNDAS             $90                                              $90.00
                                    STREET
                                                         CUST. TOTAL         90                                               90.00
      81053  WIM VOS USA INC        2 JOURNAL       NJ   JERSEY CITY                                        $1,595        $1,595.97
                                    SQUARE
      89643  WIM VOS USA INC        500 PLAZA       NJ   SECAUCUS          $136                                             $136.00
                                    DRIVE
                                    6TH FLOOR
                                                         CUST. TOTAL        136                              1,595         1,731.97
      89330  WISE FOODS             228 RASELEY     PA   BERWICK                       $55                                   $55.00
                                    STREET
                                                         CUST. TOTAL                    55                                    55.00
      06776  WITCO CHEMICAL         P O BOX 9       IL   MAPLETON           $82                               $137-          $55.00-
             COMPANY
                                                         CUST. TOTAL         82                                137-           55.00-
      55673  WITCO CORPORATION      10100 SANTA     CA   LOS ANGELES     $4,830       $569        $375      $8,969       $14,744.10
                                    MONICA BLVD
      65824  WITCO CORPORATION      8733 S DICE RD  CA   SANTE FE SPRIN                                       $275-         $275.00-
      89380  WITCO CORPORATION      6200 WEST 51ST  IL   CHICAGO            $27                   $192        $347          $567.50
                                    STREET
      89410  WITCO CORPORATION      P O BOX 308     LA   GRETNA          $4,102     $1,375                    $632        $6,110.16
      20624  WITCO CORPORATION      652 DOREMUS     NJ   NEWARK          #1,778       $416                                $2,194.50
                                    AVENUE
      89420  WITCO CORPORATION      P O BOX 551     NJ   PERTH AMBOY       $220                             $1,877        $2,097.50
      04563  WITCO CORPORATION      P O BOX 108     NJ   PHILLIPSBURG    $4,642                                           $4,642.07
      04100  WITCO CORPORATION      633 COURT       NY   BROOKLYN        $1,413                               $241        $1,654.68
                                    STREET
      75245  WITCO CORPORATION      735 CLINTON     NY   BROOKLYN                                             $335          $335.00
                                    STREET
      03627  WITCO CORPORATION      1485 SPEERS     ON   OAKVILLE           $26        $27                                   $54.25
                                    ROAD
      67530  WITCO CORPORATION      2 BRADPENN      ON   TORONTO                                              $302          $302.50
                                    ROAD
      89370  WITCO CORPORATION      77 NORTH        PA   BRADFORD        $8,459                   $871                    $9,330.77
                                    KENDALL
                                    DRIVE
      89440  WITCO CORPORATION      P O BOX 336     PA   PETROLIA          $711    $11,797                               $12,509.04
      15063  WITCO CORPORATION      15200 ALMEDA    TX   ALMEDA                                                $90           $90.00
                                    ROAD
      70445  WITCO CORPORATION      HWY 59/         TX   MARSHALL           $55                                              $55.00
                                    P O BOX 1439
                                                         CUST. TOTAL     26,267     14,185       1,438      12,520        54,412.07
      67801  WOLVERINE TECHNOLOGY   701 LIBERTY     MI   JACKSON                       $82                                   $82.50
             CORP                   STREET
                                                         CUST. TOTAL                    82                                    82.50
      75385  WOOD CO LTD W C        5 ARTHUR        ON   GUELPH            $137                                             $137.50
                                    STREET SOUTH
                                                         CUST. TOTAL        137                                              137.50
      84320  WOOD FIBER INDUSTRIES  P O BOX 3327    VA   DANVILLE                                           $1,884        $1,884.53
                                                         CUST. TOTAL                                         1,884         1,884.53
      81028  WOODBRIDGE FOAM        6455 E          MO   KANSAS CITY     $7,864     $6,556                      $6       $14,427.09
             PRODUCTS               COMMERCE
                                    AVENUE
      71084  WOODBRIDGE FOAM        1999 FORBES     ON   WHITBY                     $1,439                                $1,439.70
             PRODUCTS               STREET
      01464  WOODBRIDGE FOAM        8214 KIPLING    ON   WOODBRIDGE                   $135                  $1,072        $1,207.50
             PRODUCTS               AVENUE
                                                         CUST. TOTAL      7,864      8,131                   1,079        17,074.29
      55330  WOODS WIRE PRODUCTS    511 THIRD       IN   CARMEL                                               $297          $297.50
                                    AVENUE SW
                                                         CUST. TOTAL                                           297           297.50
      65304  WORLDWIDE DISPATCH     3505 E 14TH     TX   BROWNSVILLE       $450                                             $450.00
                                    STREET
                                                         CUST. TOTAL        450                                              450.00
      89820  WORTH CHEMICAL CORP    P O BOX 20725   NC   GREENSBORO         $27                                              $27.50
      58868  WORTH CHEMICAL CORP    515 23RD STREET NC   LONG VIEW                    $402                                  $402.00
                                    SW
                                                         CUST. TOTAL         27        402                                   429.50

JOB-RCPMO5   FNR 5/02/93   CO-CODE 0    AGED ACCOUNTS RECEIVABLE
ENDING-DATE 5/01/93     PAGE# 134


S.C.
CUST#  CUSTOMER               ADDRESS         ST.  CITY                0-TO-30   31-TO-60    61-TO-90     OVER-90    TOTAL BAL-DUE
-----  --------               -------         ---  ----                -------   --------    --------     -------    -------------
09851  WORTH INC              P O BOX 88104   TN   TULLAHOMA                                                  $36-          $36.00-
                                                   CUST. TOTAL                                                 36-           36.00-
54436  WORTHINGTON FOODS INC  824             OH   WORTHINGTON             $27                                              $27.50
                              PROPRIETORS
                              ROAD
                                                   CUST. TOTAL              27                                               27.50
88357  WORTHINGTON STEEL CO   P O BOX 3050    PA   MALVERN                           $453                                  $453.00
                                                   CUST. TOTAL                        453                                   453.00
77751  WYCO WELL SERVICE      4751 HIGH HILL  OH   CAMBRIDGE                                               $2,578        $2,578.00
                              ROAD
                                                   CUST. TOTAL                                              2,578         2,578.00
88640  YORK INTERNATIONAL     11935A FM 529   TX   HOUSTON                 $55                                              $55.00
       CORP
                                                   CUST. TOTAL              55                                               55.00
04555  YOUNGER BROTHERS       4904 GRIGGS     TX   HOUSTON                                                 $1,622        $1,622.88
                              ROAD
                                                   CUST. TOTAL                                              1,622         1,622.88
25160  ZACLON INC             2981            OH   CLEVELAND            $3,847    $10,965     $11,161      $1,771       $27,746.44
                              INDEPENDENCE
                              ROAD
                                                   CUST. TOTAL           3,847     10,965      11,161       1,771        27,746.44
88097  ZEGO GRP               INTERAMERICA    TX   LAREDO                 $590                                             $590.00
                              DIST. CENTER
                                                   CUST. TOTAL             590                                              590.00
55829  ZENECA INC/AG          3647 SHEPARD    OH   PERRY                                                   $1,350-       $1,350.00-
       PRODUCTS               ROAD
                                                   CUST. TOTAL                                              1,350-        1,350.00-
04528  ZENECA                 RICHMOND        CA   RICHMOND            $14,773     $3,376                    $104       $18,254.00
       INC/AGROCHEMICALS      PLANT-
                              FREIGHT P
                                                   CUST. TOTAL          14,773      3,376                     104        18,254.00
66470  ZENECA RESINS INC      730 MAIN ST     MA   WILMINGTON              $55                                              $55.00
                                                   CUST. TOTAL              55                                               55.00
68365  ZENECA SPECIALTY INKS  1100 FAIRCHILD  NC   WINSTON              $1,538                                $55        $1,593.44
                              ROAD                 SALEM
89551  ZENECA SPECIALTY INKS  1100 FAIRCHILD  NC   WINSTON                $137                                             $137.50
                              ROAD                 SALEM
                                                   CUST. TOTAL           1,675                                 55         1,730.94
84282  ZEON CHEMICALS         P O BOX 34320   KY   LOUISVILLE          $10,727     $1,371                               $12,098.70
                                                   CUST. TOTAL          10,727      1,371                                12,098.70
89309  ZEXEL ILLINOIS INC     625 SOUTHSIDE   IL   DECATUR              $1,055                                           $1,055.00
                              DRIVE
                                                   CUST. TOTAL           1,055                                            1,055.00
08544  ZINC CORP OF AMERICA   300 FRANKFORT   PA   MONACA              $10,440     $1,305                    $130       $11,875.00
                              ROAD
                                                   CUST. TOTAL          10,440      1,305                     130        11,875.00
50276  ZOECON INDUSTRIES      12200 DENTON    TX   DALLAS                                                    $225-         $225.00-
                                    DRIVE
                                                   CUST. TOTAL                                                225-          225.00-

         OVER-365-DAYS ...  330,222                *** O TO Z ***    3,952,851    941,044     276,814     947,050     6,117,761,08
         OVER-365-DAYS ...  791,103                O-COMPANY TOTAL  17,099,585  3,965,587   1,036,250   2,440,927    24,542,350.66

                                 EXHIBIT 2.3(k)
                      NAMES, ADDRESSES AND ACCOUNT NUMBERS
                              FOR LOCKBOX ACCOUNTS

Quala Systems, Inc.
CoreStates Philadelphia National Bank
P. O. Box 7618
Fifth and Market Streets
Philadelphia, PA 19103
Account No. 01743113

Chemical Leaman Tank Lines, Inc.
CoreStates Philadelphia National Bank
P. O. Box 7618
Fifth and Market Streets
Philadelphia, PA 19103
Account No. 01743121

                                 EXHIBIT 2.8(b)

 (1) Officers' Certificate of
     SPC containing:

      (i) Certificate of Incorporation
     (ii) By-Laws
    (iii) Director Resolutions
     (iv) Good Standing Certificates

 (2) Receivables Contribution and Purchase Agreement (RPA)

 (3) Revolving Credit Note to CLTL

 (4) Revolving Credit Note to QSI

 (5) Pooling and Servicing Agreement

 (6) Investor Certificate

 (7) Seller Certificate

 (8) UCC-1 Financing Statements for SPC, as Debtor, filed with:

       (i) Commonwealth of Pennsylvania Department of State
      (ii) Chester County Prothonotary

 (9) Pay-Off Letters from the Bank

(10) UCC-3 Financing Statements filed by the Bank.

(11) Acceptance of Appointment of Authentication Agent

(12) Authentication Instructions

(13) Section 548(a) Certificates for:

    (a) CLTL
    (b) QSI
    (c) SPC

(14) Trustee Certificate

(15) Initial Servicer Report

(16) Closing Certificate

(19) Cross Receipt

(18) Receivables Audit Comfort Letter

(19) Rating Letter

(20) Opinion of Trustee counsel

                                 EXHIBIT 2.8(d)

                FORM OF OPINIONS FROM PEPPER, HAMILTON & SCHEETZ

                                   PEPPER, HAMILTON & SCHEETZ
                                       ATTORNEYS AT LAW


    WASHINGTON, D.C.                   3000 TWO LOGAN SQUARE            WILMINGTON. DELAWARE
  NEWS YORK, NEW YORK                EIGHTEENTH & ARCH STREETS          WESTMONT, NEW JERSEY
   DETROIT. MICHIGAN          PHILADELPHIA, PENNSYLVANIA 19103-2799        LONDON, ENGLAND
HARRISBURG, PENNSYLVANIA                    215-981-4000                   MOSCOW, RUSSIA
  BERWYN, PENNSYLVANIA        FAX: 215-981-4750 o TWX: 710-670-0777
      ------------
 WRITER'S DIRECT NUMBER

     (215) 981-4000

                                  May 14, 1993

Transamerica Life Insurance
  and Annuity Company
1150 S. Olive Street
Los Angeles, CA 90015

Banc One Capital Corp.
90 N. High Street
Columbus, OH 43218

Fidelity Bank, National Association
123 South Broad Street
M.B.O., 18th Floor
Philadelphia, PA 19109

Duff & Phelps Credit Rating Co.
55 East Monroe Street
Chicago, IL 60603

                         Re: PICKERING WAY FUNDING TRUST


Ladies and Gentlemen:

     We have acted as special counsel to Pickering Way Funding Corp., a Delaware corporation (the "Seller"), Chemical Leaman Corporation, a Pennsylvania corporation (the "Servicer"), and Chemical Leaman Tank Lines, Inc., a Delaware corporation and Quala Systems, Inc., a Delaware corporation (collectively, the "Originators"), in connection with (i) the sale and the contribution of the Receivables by the Originators to the Seller pursuant to the provisions of the Receivables Contribution and Purchase Agreement dated of even date herewith between and among the Seller, the Servicer and the Originators (the "RPA"), (ii) the subsequent transfer of the Receivables to the Pickering Way Funding Trust (the "Trust") pursuant to the provisions of the Pooling and Servicing Agreement dated of even date herewith

PEPPER, HAMILTON & SCHEETZ

Page 2
May 14, 1993


between and among the Seller, the Servicer and the Trustee (the "Agreement") and
(iii) the issuance of the Investor Certificate and the Seller Certificate to, respectively, the Investor Certificateholder and the Seller pursuant to the provisions of the Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

     We have examined copies of the executed Agreement and the RPA. We have also examined and relied on original or reproduced or certified copies of the Certificate of Incorporation and the By-Laws of the Seller, the Servicer and the Originator, resolutions or consents of the Board of Directors of the Seller, the Servicer and the Originators and such other agreements, certificates, corporate records, certificates of public officials, instruments and documents, and have made such examinations of law and investigations of fact, as we have deemed necessary to form the basis of our opinions hereinafter expressed.

     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original, the conformity to the originals of all documents submitted to us as copies of originals and the completeness of all minute books furnished to us. We have also assumed that each party to the documents reviewed by us (collectively, the "Documents) other than the Seller, the Servicer and the Originators has the power to enter into and perform all of its obligations under the Documents and that the Trustee, the Originators, the Seller and the Servicer will perform such obligations; that each of the Documents has been duly executed and delivered by each party thereto other than the Seller, the Servicer and the originators; that each of the Documents is valid and binding on each party thereto other than the Seller, the Servicer and the originators; that the Investor Certificate has been duly issued to the Seller and sold by the Seller to the Investor Certificateholder upon the payment of the appropriate consideration; and that the transfer of the Investor Certificate from the Seller to the Investor Certificateholder vested full title and ownership of those certificates in the Investor Certificateholder free and clear of any lien or other encumbrance created prior to the transfer thereof.

     As to matters of fact relevant to the opinions herein expressed, we have relied upon the representations and warranties contained in the Documents and upon certificates of officers of the Seller, the Servicer, and the originators. To the extent

PEPPER, HAMILTON & SCHEETZ

Page 3
May 14, 1993


that our opinion is based on matters known to us or of which we have knowledge, except as otherwise expressly set forth herein, we have relied solely on a review of such representations, warranties and certificates and we have not undertaken any independent investigation to verify any such matters, and our opinion is, therefore, as to such factual matters, based solely thereon. However, as a result of our representation of the Seller, the Servicer and the Originators, we have no actual knowledge of the inaccuracy of such representations which would relate to the knowledge qualifications in the opinions set forth below.

     In addition, A. John May III, a partner of this firm, and William G. Kiesling, an associate in this firm, have been acting in the capacity of corporate general counsel to the Seller, the Servicer and the Originators and, in such capacity, have become aware of various matters involving the Servicer and the Originators. To the extent that our opinion is specifically qualified below by the phrases "to our knowledge", "known to us", or "of which we have knowledge", this opinion specifically excludes our knowledge with respect to such matters referred to in the preceding sentence, except to the extent this firm has been specifically retained for, or represented the Servicer and the Originators in, or we have received actual and complete knowledge of, any such matter.

     This opinion is limited exclusively to the laws of the Commonwealth of Pennsylvania, the federal laws of the United States of America in effect in the Commonwealth of Pennsylvania and the statutory provisions of the General Corporation Law of the State of Delaware.

     Based on the foregoing and subject to the assumptions, matters of reliance and qualifications hereinafter set forth, we are of the opinion that:

     1. Each of the Seller and the Originators is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, to our knowledge, is duly qualified to do business in all states where the laws of such state require the Seller or Originators to be so qualified and the failure to so qualify would have a material adverse effect on their respective operations or ability to perform their respective obligations under the Documents; and each of the Seller and the Originators has the corporate power and authority to execute, deliver and perform under the Documents.

PEPPER, HAMILTON & SCHEETZ

Page 4
May 14, 1993


     2. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and, to our knowledge, is duly qualified to do business in all states where the laws of such state require the Servicer to be so qualified and the failure to so qualify would have a [material] adverse effect on its operations or ability to perform its obligations under the Documents; and the Servicer has the corporate power and authority to execute, deliver and perform under the Documents.

     3. The execution, delivery and performance by the Seller, the Servicer and the Originators of the Documents have been duly authorized by all requisite corporate action, and the Documents have been duly executed and delivered by, as appropriate, the Seller, the Servicer and the Originators, and constitute the valid, binding and enforceable obligations of, as appropriate, the Seller, the Servicer and the Originators enforceable against such party in accordance with their terms.

     4. The execution, delivery and performance by the Seller, the Servicer and the Originators of the Documents will not violate (a) any provision of the Certificate of Incorporation or By-Laws of the Seller, the Servicer or the Originators; (b) any law, rule, regulation or any order of any court or other agency of government applicable to the Seller, the Servicer or the Originators of which we have knowledge; or (c) any provision of any material indenture, agreement or other instrument known to us to which the Seller, the Servicer or the Originator is a party, or by which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute a default under any such indenture, agreement or other instrument or result in the creation or imposition of any material lien, charge or encumbrance of any nature upon any of the properties or assets of the Seller, Servicer and the Originators known to us.

     5. To our knowledge, there is no suit, action or proceeding pending or threatened against the Seller, the Servicer or the Originators or in which the Seller, the Servicer or the Originators is a party, before any court, administrative agency or governmental authority which in any case questions the validity of any of the transactions contemplated by the Documents.

     The forgoing opinions are subject to the following limitations and qualifications and are based on the following assumptions:

PEPPER, HAMILTON & SCHEETZ

Page 5
May 14, 1993


     (i) We express no opinion as to, and our opinion is limited by, the effect of non-compliance with the federal Assignment of Claims Act.

     (ii) With respect to the opinion set forth in paragraph 3 above, the rights of the Trustee and the Seller under the Documents are subject to the requirement that the Trustee and the Seller act reasonably and in good faith and, in connection with the enforcement of the rights described therein, in a commercially reasonably manner.

     (iii) With respect to the opinion set forth in paragraph 3 above, no opinion is given as to the right to exercise remedies upon the happening of a non-material breach of the Documents (including material breaches of non-material provisions thereof).

     (iv) No opinion is given herein as to the existence or quality of title with respect to, or the creation, validity or priority of any lien on or security interest in, any collateral or other property.

     (v) With respect to paragraph 3 above, limitations may be imposed by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by generally applicable equitable principles. No opinion is given with respect to the availability of the remedy of specific performance or other equitable remedies.

     (vi) The opinion set forth in paragraph 3 above is subject to any federal, state or local fraudulent conveyance law, or law of similar import, and of any corporate or contract laws or bodies of such laws restricting the transfer of property or incurring of an obligation by a corporation to or for the benefit of its shareholders or affiliates.

     This opinion is given as of the date hereof and is based upon present laws and court decisions as they exist and are construed as of this date. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

     The opinions set forth herein are intended only for the benefit of the parties to which it is addressed, and it is our understanding and intention that without our written permission

PEPPER, HAMILTON & SCHEETZ

Page 6
May 14, 1993



this letter will not be delivered to or relied upon by any other person or entity without our prior written consent.

                                    Very truly yours,

                                    PEPPER, HAMILTON & SCHEETZ

                           PEPPER, HAMILTON & SCHEETZ
                                ATTORNEYS AT LAW


    WASHINGTON, D.C.                   3000 TWO LOGAN SQUARE            WILMINGTON, DELAWARE
  NEW  YORK, NEW YORK                EIGHTEENTH & ARCH STREETS          WESTMONT, NEW JERSEY
   DETROIT, MICHIGAN          PHILADELPHIA, PENNSYLVANIA 19103-2799        LONDON, ENGLAND
HARRISBURG, PENNSYLVANIA                    215-981-4000                   MOSCOW, RUSSIA
  BERWYN, PENNSYLVANIA        FAX: 215-981-4750 o TWX: 710-670-0777
      ------------
 WRITER'S DIRECT NUMBER

     (215) 981-4000

                                  May 14, 1993

Transamerica Life Insurance
   and Annuity Company
1150 S. Olive Street
Los Angeles, CA 90015

Banc One Capital Corp.
90 N. High Street
Columbus, OH 43218

Fidelity Bank, National Association
123 South Broad Street
M.B.O., 18th Floor
Philadelphia, PA 19109

Duff & Phelps Credit Rating Co.
55 East Monroe Street
Chicago, IL 60603

                      Re: PICKERING WAY FUNDING TRUST


Ladies and Gentlemen:

     We have acted as special counsel to Pickering Way Funding Corp., a Delaware corporation ("Pickering Way"), Chemical Leaman Corporation, a Pennsylvania corporation ("Servicer") and Chemical Leaman Tank Lines, Inc., a Delaware corporation and Quala Systems, Inc., a Delaware corporation (collectively, the "Originators") in connection with (i) the sale and the contribution of the Receivables by the Originators to Pickering Way pursuant to the provisions of the Receivables Contribution and Purchase Agreement of even date herewith between and among Pickering Way and the Originators (the "RPA"), (ii) the subsequent transfer of the Receivables to the Pickering Way Funding Trust (the "Trust") pursuant to the provisions of the Pooling and Servicing Agreement of even date herewith between and

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
  and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 14, 1993
Page 2

among Pickering Way, the Servicer and the Trustee (the "Agreement") and
(iii) the issuance of the Investor Certificate and the Seller Certificate to, respectively, the Investor Certificateholder and Pickering Way pursuant to the provisions of the Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

     In rendering this opinion, we have examined and relied upon executed copies of the Agreement and the RPA. (The Agreement and RPA are referred to hereinafter collectively as the "Transaction Documents".) We also have relied upon a certificate of an officer of the Servicer to the effect that the Servicer is not a party to any instrument, contract or agreement with Pickering Way and has not guaranteed any obligations of Pickering Way. In addition, we have reviewed the Certificate of Incorporation and By-laws of Pickering Way.


                                   I. Opinion

     Based on the facts and assumptions recited herein, and subject to the qualifications and analysis set forth below, we are of the opinion that:

          1. A court of competent jurisdiction would determine that the transfer of the Receivables and the Related Security by the Originators to Pickering Way pursuant to the RPA constituted a sale of the Receivables and the Related Security by the Originators to Pickering Way.

          2. A court of competent jurisdiction would not grant an order consolidating the assets and liabilities of Pickering Way with those of either Originator in the event of a case arising from the bankruptcy of either Originator.

          3. In the event of the bankruptcy of either Originator, a court of competent jurisdiction would conclude that the Receivables and the Related Security are not property of the estate of either Originator under Section 541 of the United States Bankruptcy Code (11 U.S.C. SS 101 et seq., the "Bankruptcy Code"). Consequently, if a petition in bankruptcy were to be filed by or against either Originator under the Bankruptcy Code, a court would conclude

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
  and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 14, 1993
Page 3

     that rights which may be exercised with respect to property of the estate of either Originator pursuant to Sections 362(a), 542(a) and 363 of the Bankruptcy Code are not available with respect to the Receivables and the Related Security.

          4. The provisions contained in Article 13(e) of the Certificate of Incorporation of Pickering Way that require the unanimous approval of the Board of Directors and the stockholders of Pickering Way for the voluntary commencement by Pickering Way of any bankruptcy, insolvency or similar proceeding (the "Special Charter Provision") are permitted under, and do not contravene, the General Corporation Law of the State of Delaware, except that no opinion is expressed as to the availability of specific performance or other equitable remedies to any party seeking enforcement of the Special Charter Provisions.


                                 II. Assumptions

     With your permission, we have assumed in rendering this opinion that the matters set forth below are now and will at all relevant times remain correct:

          1. Pickering Way has been initially capitalized by the originators with a total capital contribution in excess of $5,000,000.

          2. On the Closing Date, Pickering Way will purchase from the Originators pursuant to the RPA a portion of the Receivables in an amount approximately equal to $17,000,000 and the Originators will contribute to Pickering Way a portion of the Receivables in an amount approximately equal to $7,000,000 as the total capital contribution of Pickering Way.

          3. On the Closing Date, pursuant to the Agreement, Pickering Way will transfer the Receivables to the Trust in exchange for the Seller Certificate and the proceeds received by the Trust in exchange for the issuance by the Trust of the Investor Certificate.

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
  and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 14, 1993
Page 4


          4. Pickering Way will observe the corporate procedures required by its Certificate of Incorporation, its by-laws, the RPA, the Agreement and the corporate laws of the State of Delaware, including, without limitation, holding separate director and shareholder meetings from those of any other Person and otherwise ensure at all times that it is maintained as a separate corporate entity from any other Person.

          5. Pickering Way will (i) ensure that its board of directors duly authorizes all of its corporate actions, (ii) keep correct and complete books and records of account separate from those of any other Person, and correct and complete minutes of the meetings and other proceedings of its stockholders and Board of Directors, and (iii) where necessary, obtain proper authorization from its directors or stockholders, as appropriate, for corporation action.

          6. Pickering Way will provide for its operating expenses and liabilities from its own funds and maintain deposit accounts and other bank accounts separate from those of the Originators or the Servicer, or any of their respective Affiliates.

          7. Pickering Way will act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business and ensure that none of the Originators or the Servicer or any of their respective Affiliates controls any corporate decisions made by it. The Originators do not and will not refer to Pickering Way as a division or department of either Originator, and Pickering Way will hold itself out to third parties as a separate corporation.

          8. Pickering Way will ensure that its assets are not commingled with those of the Originators or the Servicer, or any other Person.

          9. Pickering Way will not conduct any business or engage in any activities other than as permitted in its Certificate of Incorporation.

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
  and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 14, 1993
Page 5


          10. Pickering Way (i) will not hold itself out, or permit itself to be held out, as having agreed to pay, or as being liable for, the debts of the Originators, the Servicer, or any other Person; (ii) will maintain an arm's length relationship with the Originators, the Servicer and their respective Affiliates with respect to any transactions between itself and such other Person; and (iii) will continuously maintain as official records the resolutions, agreements and other instruments underlying the transactions contemplated by the Agreement and the RPA.

          11. At least one of the three (3) members of the board of directors of Pickering Way is an Independent Director.

          12. Pickering Way was created by the Originators in furtherance of a business plan to reduce the cost of financing the Receivables.

          13. The financial statements of the Servicer, the Originators and Pickering Way will disclose the effects of the capital contribution by the Originators to Pickering Way and the acquisition by Pickering Way of the Receivables, in accordance with generally accepted accounting principles.

          14. Public notice of the transfer of the Receivables to Pickering Way and to the Trust will be provided by the filing of UCC-1 financing statements.

          15. The Parent, the Originators and Pickering Way will not jointly own any assets.

          16. Pickering Way was formed to pursue a bona fide business opportunity.

          17. Both the capital contribution by the Originators to Pickering Way, and the use by Pickering Way of the proceeds of such capital contribution to purchase the Receivables were consummated in good faith and without intent to hinder, delay or defraud creditors of the Originators.

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
  and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 14, 1993
Page 6


                                 III. Discussion

     A. Sales Treatment

     Whether a particular transaction involving the transfer of accounts constitutes a sale or a transfer for security is dependent upon the results of the judicial analysis of the facts and circumstances surrounding the transaction in question. See Major's Furniture Mart v. Castle Credit Corporation, Inc., 602 F.2d 538 (3rd Cir. 1979). Among the factors recognized by the courts in determining whether such a transaction will be characterized as a sale or as a loan are (i) the clear identification and assignment of each account; (ii) the level of risk assumed by the transferee in connection with the ownership of the interest; (iii) the amount of control over the accounts (such as the commingling of collections with respect to the accounts with the accounts of the transferor); (iv) the intent of the parties when entering into the transaction;
(v) whether the accounts were purchased at a discount; (vi) reliance on the creditworthiness of the transferor and not the creditworthiness of the obligors under the accounts; (vii) whether or not the accounts will be collected directly by the transferor; (viii) the payment by the transferor of costs and expenses associated with collecting the accounts; and (ix) failure to notify the obligors under the accounts of the sale of their accounts. Courts have not been clear as to the degree of significance to be afforded these various factors. Nevertheless, as of the date hereof, we have found no cases in which courts have recharacterized a sale as a secured financing except for those in which the level of recourse to the transferor was higher than the level of recourse of Pickering Way to the Originators in the instant transaction; in such cases there was full or substantial recourse against the transferor for losses on the obligations sold. As we have found no case dealing directly with a transaction of similar structure to the proposed transaction, our opinion, which we believe to be supported by sound analysis, is not based on directly controlling precedent.

     In the instant transaction, under the RPA the Receivables will be clearly identified and sold to Pickering Way by the Originators. With respect to the level of risk associated with ownership, the case law indicates that the greater the risk

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
  and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 14, 1993
Page 7


to the transferee, the more likely the transfer will be deemed to be a sale. Here, the risk of loss due to default will be borne entirely by Pickering Way, the Trust and the Certificateholders without any recourse against the Originators, except with respect to breaches for certain representations and warranties and other limited circumstances set forth in Section 9.1 of the RPA. Moreover, the ability of the Originators to assert control over the Receivables is clearly and significantly limited pursuant to the terms of the Agreement and the RPA. The clear intent of the parties, as evidenced by the provisions of the Agreement and the RPA, is for the Originators to sell the Receivables to Pickering Way. The Originators will not directly collect the balances owed by the Obligors under the Receivables as, under the Agreement, such balances will be collected by the Servicer. The Originators are not paying for the costs and expenses associated with collecting the accounts since, according to the Agreement, those expenses will be borne by the assets of the Trust. On the other hand, under the RPA, Pickering Way purchased the Receivables at a discount and the Obligors will not be notified of the sale of the Receivables.

     Balancing these factors together, we believe that a court, in a properly presented case, would determine that the transfer of the Receivables pursuant to the RPA constitutes a sale of the Receivables to Pickering Way.

     B. Substantive Consolidation

     Substantive consolidation in bankruptcy results in pooling the assets and liabilities of two or more entities, eliminating intercompany claims and combining the creditors of the consolidated companies for purposes of payment of claims and voting on plans of reorganization.(1) 5 Collier on Bankruptcy

 -------------------
1. The Bankruptcy Code does not expressly authorize substantive consolidation. Substantive consolidation derives from bankruptcy case law, and a bankruptcy court's power to effect substantive consolidation derives from the court's general equitable powers under Section 105(a) of the Bankruptcy Code. See, e.g., Donut Queen, 41 B.R. at 708-09 and In re Richton International Corp., 12 B.R. 555, 557 (Bankr. S.D.N.Y. 1981). Substantive consolidation should not be confused with the joint

                                                                  (continued...)

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
  and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 14, 1993
Page 8

Section1100.06[l], at 1100-33, 1100-34 (15th ed. 1991). See also, In re Baker &
Getty Fin. Serv., 78 B.R. 139, 141 (Bankr. N.D. Ohio 1987); In re DRW Property Co. 82, 54 B.R. 489, 494 (Bankr. N.D. Tex. 1985) and In re Donut Queen, Ltd., 41 B.R. 706, 709 (Bankr. E.D.N.Y. 1984).


     The primary purpose of substantive consolidation is to ensure the equitable treatment of all creditors. See, In re Augie/Restivo Baking Co., 860 F.2d 515, 518 (2d Cir. 1988). See also In re Murray Indus., 119 B.R. 820, 829-830 (Bankr. M.D. Fla. 1990) (that substantive consolidation may adversely affect some creditors' interests does not necessarily preclude its imposition). Because of the potential inequity of forcing creditors of one debtor to share on a parity with creditors of a less solvent debtor, substantive consolidation is to be used sparingly. Augie/Restivo, 860 F.2d at 519. But see Murray, 119 B.R. at 829-830 (citing the modern trend that "substantive consolidation may be authorized whenever it will benefit the debtors' estates without betraying legitimate expectations of the debtors and their respective creditors").(2)

-----------------
1. (...continued)
administration of the estates of related debtors, which is authorized under Federal Rule of Bankruptcy Procedure 1015.

2. Although bankruptcy courts are split on whether they have jurisdiction over nondebtor affiliates against which substantive consolidation is sought, the trend is for courts to determine they have jurisdiction provided that the matter is properly pleaded. See e.g., In re The Julien Company, 120 B.R. 930, 938 (Bankr. W.D. Tenn. 1990) (jurisdiction denied, but court suggested that if matter were pleaded differently, as an adversary proceeding instead of a contested matter, jurisdiction would be proper). However, because substantive consolidation is addressed on a case-by-case basis, courts may differ whether they have jurisdiction over such nondebtor affiliates. Compare In re Alpha & Omega Realty, Inc., 36 B.R. 416 (Bankr. D. Idaho 1984) (no jurisdiction) with
In re Tureaud, 45 B.R. 658 (Bankr. N.D. Okla. 1985), aff'd 59 B.R. 973 (N.D. Okla. 1986) and In the Matter of Munford, 115 B.R. 390, 396-398 (Bankr. N.D. Ga.
1990) (jurisdiction).

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
  and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 14, 1993
Page 9



     In determining whether substantive consolidation is appropriate, the bankruptcy courts will, as a general rule, examine the organizational and financial structures and relationships among the relevant entities, as well as the relationships between the companies and their creditors, and analyze whether substantive consolidation is fair and equitable to the creditor body at large and whether there is a harm to rectify. See In re Snider Bros., Inc., 18 B.R. 230, 235 (Bankr. D. Mass. 1982); In re Flora Mir Candy Corp., 432 F.2d 1060 (2d Cir. 1970). The analysis applied by bankruptcy courts relies in large part on the presence or absence of certain "elements" that are identical or similar to factors relevant to "piercing the corporate veil" theories. See, e.g., In re Vecco Constr. Indus., Inc., 4 B.R. 407 (Bankr. E.D. Va. 1980); In re Gulfco Inv. Corp., 593 F.2d 921 (10th Cir. 1979).

     Such "factors," enumerated in the decisional law, are not necessarily dispositive of an inquiry into whether substantive consolidation should be granted, as the tests are to be applied on a case-by-case basis. As one oft-cited court has noted: "[t]hat as to substantive consolidation, precedents are of little value, thereby making each analysis on a case by case basis." In re Crown Machine & Welding, 100 B.R. 25, 27-28 (Bankr. D. Mont. 1989).(3)

     There is no precise formula or combination of factors that supports a finding of substantive consolidation in every case. Nonetheless, two sets of substantive consolidation factors or elements (collectively, "Consolidation Factors") are often cited, and are set forth below:

---------------------
3. This ad hoc approach is largely responsible for the unsettled nature of the appropriate factors to be considered, the weight to be attached to such factors and the significance of competing considerations offered by objectors to substantive consolidation. Accordingly, our analysis, and any other any analysis of whether there is a substantial risk of substantive consolidation, is subject to the express general qualification that there can be no guaranty as to whether a court will exercise its discretionary equitable authority to grant substantive consolidation in any given instance.

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 10

    (1) Parent corporation owns all or a majority of the capital stock of the subsidiary;

    (2)  Parent and subsidiary have common directors and officers;

    (3)  Parent finances subsidiary;

    (4)  Parent is responsible for incorporation of subsidiary;

    (5)  Subsidiary has grossly inadequate capital;

    (6)  Parent pays salaries, expenses or losses of subsidiary;

    (7)  Subsidiary has substantially no business except with parent;

    (8) Subsidiary has essentially no assets except those conveyed to it by parent;

    (9) Parent refers to subsidiary as a subsidiary, department or division of parent;

    (lO) Directors or officers of subsidiary do not act in the interests of subsidiary, but take directions from the parent; and

    (11) Formal legal requirements of the subsidiary as a separate and independent corporation are not observed.

Tureaud, 45 B.R. at 662 (citing Fish v. East, 114 F.2d 177 (lOth Cir. 1940)).


         A second statement of substantive consolidation "elements, which are cited in some of the more recent cases, appears in Vecco Construction:

    (12) The degree of difficulty in segregating and ascertaining individual assets and liabilities;

    (13) The presence or absence of consolidated financial statements;

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 11


    (14) The profitability of consolidation at a single physical location;

    (15) The commingling of assets and business functions;

    (16) The unity of interests and ownership between the various corporate entities;

    (17) The existence of parent and inter-corporate guarantees on loans; and

    (18) The transfer of assets without formal observance of corporate formalities.

Vecco Construction, 4 B.R. at 410. See also Donut Oueen, 41 B.R. at 709.


         Despite the foregoing factors, there is no one set of elements which, if established, ineluctably will mandate consolidation. Snider Bros., 18 B.R.
at 234. Even if many of the elements of substantive consolidation are present, it is not a foregone conclusion that substantive consolidation should be granted. See, e.g., DRW Property, Donut Oueen, Snider and Gulfco, supra, in which several Consolidation Factors were present but the courts denied substantive consolidation in each instance. See also, Coleman v. Corning Glass Works, 619 F. Supp. 950, 956 (W.D.N.Y. 1985), aff'd, 818 F.2d 874 (2d Cir. 1987)
(ownership and existence of common officers and directors are in themselves insufficient to justify "piercing the corporate veil") and Anaconda Bldg. Materials Co. v. Newland, 336 F.2d 625, 629 (9th Cir. 1964) (despite presence of numerous Consolidation Factors, court found that without a greater justification, such as harm to creditors, circumstances did not warrant substantive consolidation). Moreover, these factors are only an aid to and not a substitute for the court's judgment. Holywell Corp. v. Bank of New York, 59 B.R. 340, 347 (S.D. Fla. 1986), appeal dismissed, 820 F.2d 376 (1987).

         After evaluating the Consolidation Factors, a court must determine that there is a need for consolidation and that the benefits of consolidation outweigh whatever harm it might create. In re Steury, 94 B.R. 553, 554 (Bankr. N.D. Ind. 1988) and DRW Property, 54 B.R. at 495. The burden rests with the party proposing consolidation to establish that the benefits of

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 12

consolidation outweigh any resulting prejudice. Steury, 94 B.R at 554; DRW Property, supra, and Crown Machine, 100 B.R. at 27.(4) The proponent's burden is a "substantial" one. Snider Bros., 18 B.R. at 238.

         The prevailing view is that in addition to demonstrating the benefit of substantive consolidation and the presence of a combination of Consolidation Factors, the proponent of substantive consolidation must establish the presence of the following elements: (i) the creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit and (ii) the affairs of the debtors are so "hopelessly entangled" that consolidation will benefit all creditors. Augie/Restivo 860 F.2d at 518; Crown Machine, 100 B.R. at 27.5 In considering the first of those elements, the courts will also examine whether substantive consolidation will

______________________
4. See also, Eastgroup Properties v. Southern Motel Ass'n. Ltd., 935 F.2d. 245, 249 (llth Cir. 1991), in which the United States Court of Appeals for the Eleventh Circuit established its own standard of proof and held that a proponent must show (i) there is substantial identity between the entities to be consolidated (the proponent may demonstrate the existence of Consolidation Factors to meet this burden) and (ii) consolidation is necessary to avoid some harm or realize some benefit. When the proponent makes this showing, a rebuttable presumption arises that the creditors did not rely on the credit of any single entity involved. The burden of proof then shifts to the objecting creditor to prove that (i) it relied on the separate credit of a single entity and (ii) it will be prejudiced by substantive consolidation.

5. Other courts have cited two additional elements: (i) whether the existence of separate entities will work a fraud or injustice on creditors in the absence of consolidation; Tureaud, 45 B.R. at 662 and Gulfco, 593 F.2d at 928; and (ii) whether substantive consolidation will facilitate or expedite the reorganization proceedings. In re Drexel Burnham Lambert Group, 138 B.R. 723 (Bankr. S.D.N.Y.
1992), In re Orfa Corp. of Philadelphia, 129 B.R. 404, 414-415 (Bankr. E.D. Pa.
1991) and In re F.A. Potts & Co., 23 B.R. 569, 574 (Bankr. E.D. Pa. 1982).

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 13


not be unjust to all creditors. Moreover, the presence of an appropriate combination of Consolidation Factors is still a requirement under this analysis; standing alone, the fact that creditors believed they were dealing with one company and not two different entities does not mandate a finding of substantive consolidation. Crown Machinery, 100 B.R. at 28.

         A leading case in the "single economic unit" area is Soviero v. Franklin Nat'l Bank, 328 F.2d 446 (2d Cir. 1964). In that case, affiliated companies commingled assets and functions and did not observe the corporate form: there were common shareholders and directors, no corporate minutes, no working capital in subsidiaries, an arbitrary allocation of inventory and expenses, and intercompany guarantees. Id. at 447. Moreover, creditors were advised that the debtor was a "consolidated enterprise," and received consolidated financial statements listing assets of the affiliate companies as those of the debtor. Id. Based on these factors, the court ordered substantive consolidation because of the presence of numerous Consolidation Factors and the notion that the creditors relied on the credit of the entities as a whole, and not separately. Id. at 447-448. See also Richton, 12 B.R. at 555 (where debtors operated as single entity, funds were shifted among debtors, consolidated tax returns were filed and there were extensive intercorporate guarantees, the bankruptcy court ordered substantive consolidation because the creditors treated the debtors as one entity and because consolidation would result in the equitable treatment of all creditors without prejudice to any one particular group); Eastgroup Properties, 935 F.2d at 250 (substantive consolidation affirmed where there were common owners and employees and intercompany transfers, and one company paid the debts of the other; without substantive consolidation, creditors of one company would have received little while equity holders of the other company might have received a substantial distribution on their claims. Moreover, the objecting creditors failed to prove that they relied solely on the separate credit of one company or that substantive consolidation would harm them).

         The Augie/Restivo court's second element for determining the propriety of substantive consolidation is whether the affiliates' assets, liabilities and business affairs are so "hopelessly entangled" that segregation is either prohibitively expensive or impossible. 860 F.2d at 518-519. Where courts encounter such "hopeless entanglement," they exhibit little

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 14


reluctance in granting substantive consolidation. Id. Poor or nonexistent record-keeping of separate assets (particularly cash and other liquid assets), liabilities and inter-affiliate transactions, whether by design or otherwise, are common reasons for imposing substantive consolidation. See, e.g., Vecco Construction, 4 B.R. at 407. The degree of entanglement is the central question to be examined, because the potentially prejudicial effect of substantive consolidation cannot be justified based on mere contentions of administrative convenience, even if the financial affairs of related entities are not easily distinguishable. Augie/Restivo, 860 F.2d at 578.

The Second Circuit appears to have established a stringent standard for the degree to which the debtor's affairs must be obscured before consolidation will be ordered, holding:

         Resort to consolidation in such circumstances [involving commingling of assets and business functions]' however, should not be Pavlovian. Rather substantive consolidation should be used only after it has been determined that all creditors will benefit because untangling is either impossible or so costly as to consume the assets. . . . Commingling, therefore, can justify substantive consolidation only where "the time and expense necessary even to attempt to unscramble them [is] so substantial as to threaten the realization of any net assets for all the creditors," . . . . or where no accurate identification and allocation of assets is possible. In such circumstances, all creditors are better off with substantive consolidation.

Augie/Restivo 860 F.2d at 519 (citations omitted).6


-----------------------
6. The court in Orfa noted that the prevalent test in the United States Bankruptcy Court for the Eastern District of Pennsylvania differs from the Augie/Restivo test because while Augie/Restivo "appears to bar consolidation unless it benefits all creditors", the test in the Eastern District of Pennsylvania is comprised of
                                                                  (continued...)

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 15


         In some instances, protection of creditors whose interests would be adversely and unfairly affected by consolidation predominates over financial entanglement concerns, thus underscoring the notion that there is more to a finding of substantive consolidation than the satisfaction of a checklist of factors. See, e.g., Flora Mir, 432 F.2d at 1063 (unlikely that any showing of accounting difficulties would justify consolidation when claims of debenture-holders of formerly independent entity, whose stock was subsequently transferred, would be extinguished or diluted).

         Under the above tests, there is some degree of variation in the proof required to demonstrate that substantive consolidation is warranted. Compare Vecco Construction, 4 B.R. at 408-09 (substantive consolidation granted where debtors had single operating account, consolidated financial statements, had combined receivables, disbursements or income, and had filed bankruptcy schedules on consolidated basis), Baker & Getty, 78 B.R. at 142 (substantive consolidation ordered when corporate funds were commingled and used for principal's personal purposes, inadequate records of transfers were made, and corporate entities were alter ego of principal who admitted having engaged in Ponzi scheme to defraud investors) and Murray, 119 B.R. at 820 (court emphasized difficulty of allocating assets among the subsidiaries where there were numerous intercompany exchanges that were never reconciled, and noted that the only parties subject to harm from consolidation were a shareholder of parent and a creditor who was an "insider" as a result of its ownership interest in parent); with In re Ford, 54 B.R. 145, 147-148 n.6 (Bankr. W.D. Md. 1984) (evidence of commingled corporate and personal funds in corporate bank account, common use of funds, and common responsibility for loans insufficient to warrant substantive consolidation; appropriate remedies for diversion of debtors' funds for nondebtor uses are adversary actions to avoid transfers, and not substantive consolidation).

-----------------------
6. (...continued)

two parts -- movant must demonstrate the necessity for consolidation and that the benefits of substantive consolidation outweigh the harm to be caused to objecting creditors. 129 B.R. at 414 (citing Potts, 23 B.R. at 569). The Orfa court viewed this test as less restrictive than the Augie/Restivo test. Id.

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 16


         As noted above in footnote 5, there are two additional elements not addressed by the Augie/Restivo court which may support a finding of substantive consolidation. One element involves whether the affiliate was formed with the intent to hinder, delay or defraud creditors, in which case the court may order substantive consolidation. See, e.g., Fish v. East, 114 F.2d at 182-183; Gulfco, 593 F.2d at 928 (substantive consolidation denied in the absence of a purpose to organize corporate subsidiaries to hinder and delay creditors).

         Courts have ordered substantive consolidation under such circumstances where the entities had displayed "an almost total disregard of the corporate fiction; the corporations are a sham -- functionally indistinguishable from each other with commingling of assets and business functions." Tureaud, 45 B.R. at
661. More significant evidence in that case included the debtors' principal's fraudulent purposes for incorporation ("front to raise money for [principal's personal] purposes, and to delay and hinder judgment creditors," Id. at 660), and "hopeless commingling" of assets and liabilities. Id.7


         The final element considered by courts is whether substantive consolidation will facilitate or expedite the reorganization of related debtors, especially where separate plans of reorganization otherwise would not be feasible. See In re Continental Vending Mach. Corp., 517 F.2d 997, 999 (2d Cir.
1975), cert. denied, 424 U.S. 913 (1976) (court approved plan of reorganization that called for substantive consolidation of

-----------------------
7. See also In re Stop & Go of America. Inc., 49 B.R. 743 (Bankr. D. Mass.
1985). In Stop & Go, the court held that a shell corporation formed to hold title to a franchise was a deliberate scheme to protect a franchise seller's purchase money security interest in a franchise agreement held by the shell corporation to the detriment of creditors of the debtor, an affiliated operating company that sublicensed the franchise from the shell corporation. The shell corporation had no telephone, office, bank account, employees, expenses or income. The court ordered substantive consolidation because without such relief, debtor's creditors would have been deprived of the most significant asset, the franchise agreement, which they had been advised was owned by the debtor.

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 17

parent and subsidiary, without requiring proponents to file a separate motion); Orfa, supra, 129 B.R. at 412-416; Potts, 23 B.R. at 569. But see In re Silver Falls Petroleum Corp., 55 B.R. 495, 497 (Bankr. S.D. Ohio 1985) (court denied confirmation of plan proposing substantive consolidation because proponents failed to carry burden of proving need for substantive consolidation, and, without ruling, stated that the issue of whether a plan proponent could achieve consolidation under a plan of reorganization was novel).

         In Potts, 23 B.R. at 569, the bankruptcy court held that consolidation would "increase the opportunity of the consolidated debtors to obtain long-term financing", a fact which was viewed as a crucial step in the debtors' filing of a feasible plan of reorganization. Id. at 573. In Drexel Burnham, 138 B.R. at 766-767, consolidation would avoid years of intercorporate litigation, would provide for a greater recovery than creditors would otherwise receive, and would enable a reorganized entity to emerge from bankruptcy. A court will not impose substantive consolidation, however, solely upon a showing that it would expedite consummation of a plan of reorganization. Flora Mir, 432 F.2d at 1063.

         In summary, bankruptcy courts will apply a number of rigorous tests before determining that the extraordinary remedy of substantive consolidation is appropriate. Such tests generally require that the proponent establish (a) the presence of a combination of Consolidation Factors, (b) the presence of one or more of the additional elements addressed above, (c) that substantive consolidation is appropriate to rectify a harm and (d) that the benefits of substantive consolidation outweigh any prejudice to creditors.8

-----------------------
8. While there is limited case law expressing divergent views, at least one commentator has suggested that "absent compelling circumstances such as fraud, consolidation of a solvent finance subsidiary to benefit creditors of a debtor parent or other affiliate is not only unauthorized under the Bankruptcy Code but is also against public policy." Sargent, Bankruptcy Remote Finance Subsidiaries:
The Substantive Consolidation Issue, 44 Business Lawyer 1223, 1234 (1989).

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 18


         Our opinion is based on a variety of factors, including the following:
(i) the corporate formalities for maintaining Pickering Way as a separate corporate entity will be observed, including maintaining books and records separate from those of the Originators and the Servicer and holding board meetings separate from those of the originators and the Servicer; (ii) the Certificate of Incorporation of Pickering Way provides that at least one of the three (3) directors of Pickering Way not be an officer, director or employee of the Originators or the Servicer; (iii) Pickering Way will have its own assets that are distinct from those of the Originators and the Servicer, and Pickering Way will not commingle assets with the Originators or the Services; (iv) Pickering Way's business activities will involve dealings with third-party Obligors and will not be confined to business dealings with the Originators or the Servicer; (v) the Originators and the Servicer will not refer to Pickering Way as a department or division of the Originators or the Servicer; (vi) Pickering Way will hold itself out to the public and to its creditors as a corporate entity separate from the Originators and the Servicer; (vii) Pickering Way has received capital in more than a nominal amount; and (viii) the Originators and the Servicer are not parties to any contract with Pickering Way and have not guaranteed any obligations of Pickering Way.

     B. Property of the Bankruptcy Estate of the Originators


         Based on the analysis contained in Section III-A and B of this opinion concerning sale treatment and substantive consolidation, and assuming that title to the Receivables and the Related Security remains exclusively in the name of the Trust after their sale by Pickering Way, a court of competent jurisdiction would not find that the Receivables and the Related Security constitutes property of the bankruptcy estate of either originator upon the bankruptcy of either Originator. It follows that if a bankruptcy court does not substantively consolidate the assets of Pickering Way with those of the Originators, the assets of Pickering Way would not become part of the bankruptcy estate of either Originator. Correspondingly, it follows that if the Receivables and Related Security are not part of the bankruptcy estate of either Originator, the Receivables and Related Security would not be subject to various provisions of the Bankruptcy Code governing a debtor's management of its estate in bankruptcy upon the bankruptcy of either Originator.

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
   and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
Page 19


     Section 541 of the Bankruptcy Code provides that property of the estate includes "all legal or equitable interest of the debtor in property as of the commencement of the case." Although there would appear to be no basis other than the substantive consolidation of the assets of Pickering Way with the assets of the bankruptcy estate of either Originator that would justify such an argument, it is possible that a bankruptcy trustee of either Originator might assert that an Originator had an interest in the Receivables and the Related Security. Under this theory, the bankruptcy trustee of either Originator might seek a court order requiring a turnover of some portion of the Receivables and the Related Security to such a trustee pursuant to Section 542 of the Bankruptcy Code, an order enforcing the automatic stay pursuant to Section 362(a) of the Bankruptcy Code or an order prohibiting distributions with respect to the Receivables and the Related Security pursuant to Section 363 of the Bankruptcy Code. However, Sections 362(a), 363 and 542 do not apply to property which is not property of the debtor's estate. Thus, if the Receivables and the Related Security are not property of the estate of either Originator in bankruptcy, then collections with respect to the Receivables and the Related Security are not prohibited by the automatic stay.

                                      ***

     In expressing the opinions set forth herein, it should be noted that while we believe our opinions are supported by a sound analysis of the transaction, there are no reported controlling judicial precedent directly on point. In addition, judicial analysis of the matters which are the subject of our opinion typically proceeds on a case-by-case basis. The determination is usually made on the basis of an analysis of the facts and circumstances of the particular case, rather than as a result of the application of consistently applied legal doctrines.

     We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are not experts in financial matters and have not made any independent verification of the facts or determinations set forth in any board of directors' resolutions. We have not made an independent investigation of any board of directors' resolutions and in rendering this opinion, are not rendering any opinions

PEPPER, HAMILTON & SCHEETZ


  Transamerica Life Insurance
   and Annuity Company
  Banc One Capital Corp.
  Fidelity Bank, National Association
  Duff & Phelps Credit Rating Co.
  May 14, 1993
  Page 20


whether we believe the resolutions are correct in their conclusions regarding the intent of the parties, the consideration paid, and the financial state of the parties after the consummation of the transactions.

         This opinion is given as of the date hereof and is based upon present laws and court decisions as they exist and are construed as of this date. Our opinion is based upon the assumptions described herein being correct at all relevant times, and with the caveat that in any future bankruptcy of Pickering Way or either Originator, consolidation issues and property of the estate issues must necessarily relate to the state of the businesses of the Originators, the Servicer and Pickering Way, the status of their relationships with their creditors and each other, and other factors existing at the time of the bankruptcy.

         We are qualified to practice law in the Commonwealth of Pennsylvania. We do not purport to express an opinion on any laws other than the law of the Commonwealth of Pennsylvania, the General Corporation Law of the State of Delaware and the Federal law of the United States.

         The opinions rendered herein may be relied on by any assignee or purchaser of the Investor Interest or interests therein and your counsel and counsel for such assignees or purchasers. This opinion may not be relied upon by such persons for any other purpose or by any other party for any purpose without our prior written consent.

         Our rendering of this opinion to you does not obligate us to render any further opinion to you or to update this opinion at any time in the future.

                                        Very truly yours


                                       /s/ Pepper, Hamilton & Scheetz
                                       -----------------------------------------

                            PEPPER, HAMILTON & SCHEETZ
                                 ATTORNEYS AT LAW

     WASHINGTON, D.C.                         3000 TWO LOGAN SQUARE                    WILMINGTON, DELAWARE
   NEW YORK, NEW YORK                         EIGHTEENTH & ARCH STREETS                WESTMONT, NEW JERSEY
   DETROIT, MICHIGAN                     PHILADELPHIA PENNSYLVANIA 19103-2799             LONDON. ENGLAND
HARRISBURG, PENNSYLVANIA                            215-981-4000                           MOSCOW. RUSSIA
  BERWYN, PENNSYLVANIA                  FAX: 215-981-4750 o TWX: 710-670-0777


WRITER'S DIRECT NUMBER

(215) 981-4000

                                  May 14, 1993

Transamerica Life Insurance
   and Annuity Company
1150 S. Olive Street
Los Angeles, CA 90015

Banc one Capital Corp.
90 N. High Street
Columbus, OH 43218

Fidelity Bank, National Association
123 South Broad Street
M.B.O., 18th Floor
Philadelphia, PA 19109

Duff & Phelps Credit Rating Co.
55 East Monroe Street
Chicago, IL 60603


                    Re: PICKERING WAY FUNDING TRUST


Ladies and Gentlemen:

         We have acted as special counsel to Pickering Way Funding Corp., a Delaware corporation (the "Seller"), Chemical Leaman Corporation, a Pennsylvania corporation (the "Servicer"), and Chemical Leaman Tank Lines, Inc., a Delaware corporation and Quala Systems, Inc., a Delaware corporation (jointly, the "Originators"), in connection with (i) the sale and the

PEPPER, HAMILTON & SCHEETZ

Page 2
May 14, 1993

contribution of the Receivables by the Originators to the Seller pursuant to the provisions of the Receivables Contribution and Purchase Agreement dated of even date herewith between and among the Seller, the Servicer and the Originators (the "RPA"), (ii) the subsequent transfer of the Receivables to the Pickering Way Funding Trust (the "Trust") pursuant to the provisions of the Pooling and Servicing Agreement dated of even date herewith between and among the Seller, the Servicer and the Trustee (the "Agreement"), and (iii) the issuance of the Investor Certificate and the Seller Certificate to, respectively, the Investor Certificateholder and the Seller pursuant to the provisions of the Agreement. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

         We have examined copies of the executed Agreement, the RPA and acknowledgement or other copies of Uniform Commercial Code financing statements filed on behalf of the Seller and the Trustee in the office of the Secretary of State of the Commonwealth of Pennsylvania and of the office of the Chester County Prothonotary and stamped by the appropriate filing officers (collectively, the "Financing Statements"). We have also examined such other documents, agreements, instruments and certificates and made such investigations of law and fact as we have deemed necessary for the purposes of this opinion letter.

         We have assumed the genuineness of all signatures other than the signatures of the Seller, the Servicer and the Originators, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies of originals. We have also assumed that each party to the Agreement, the RPA and the other documents reviewed by us other than the Seller, the Servicer and the Originators has the power to enter into and perform all of its obligations under the Agreement, the RPA and the documents and that the Trustee, the Originators, the Seller and the Servicer will perform such obligations; that each of the Agreement, the RPA and the documents has been duly executed and delivered by each party thereto other than the Seller, the Servicer and the Originator; that each of the Agreement, the RPA and the documents is valid and binding on each party thereto other than the Seller, the Servicer and the Originators; that the Investor Certificate has been duly issued to the Seller and sold by the Seller to the Investor Certificateholder upon the payment of the appropriate consideration; and that the transfer of the Investor Certificate from the Seller to the Investor Certificateholder vested full title and ownership of that certificate in the Investor

PEPPER, HAMILTON & SCHEETZ

 Page 3
 May 14, 1993

Certificateholder free and clear of any lien or other encumbrance created prior to the transfer thereof.

         We have relied on the accuracy of the representations and warranties of the Seller set forth in the Agreement, and the Originators in the RPA, excluding those set forth in Section 4.1(h) of the RPA and Section 2.4(a)(i) of the Agreement.

         As to matters of fact relevant to the opinions herein expressed, we have relied upon the representations and warranties contained in the documents we have reviewed in connection herewith (except as excluded in the previous paragraph) and upon certificates of officers of the Seller, the Servicer, and the Originators. To the extent that our opinion is based on matters known to us or of which we have knowledge, except as otherwise expressly set forth herein, we have relied solely on a review of such representations, warranties and certificates and we have not undertaken any independent investigation to verify any such matters, and our opinion is, therefore, as to such factual matters, based solely thereon. However, as a result of our representation of the Seller, the Servicer and the Originators, we have no actual knowledge of the inaccuracy of such representations which would relate to the knowledge qualifications in the opinions set forth below.

         For the purpose of determining whether the Receivables are subject to any security interests, liens or encumbrances filed prior to the date or dates shown in the attached Exhibit A ("Search Schedule"), we have also relied on and assume the accuracy and completeness of the certificates of the appropriate public officers or private search services reflecting searches of public records in the offices and against the entities listed in the Search Schedule. We have assumed with your permission that, except for the filings made pursuant to the Agreement in favor of the Trust and the filings made pursuant to the RPA in favor of the Seller, no filings were made with respect to the Receivables in a particular filing office between the effective date of the search certificate applicable to that office and the date of this opinion letter. In addition, we have relied, without investigation, on certificates of the Originators, the Seller and the Trustee to the effect that, as of the date hereof, the Originators, the Seller and the Trustee had no knowledge or notice of any actual or claimed rights, liens or interests in or affecting the Receivables or the proceeds thereof other than (a) liens for municipal or other local taxes not then due and (b) the

PEPPER, HAMILTON & SCHEETZ

Page 4
May 14, 1993

rights, liens and interests of the Seller pursuant to the RPA and the Trust pursuant to the Agreement. Furthermore, nothing herein constitutes an opinion that, and we expressly assume that, as represented and warranted by Seller in
Section 4.1(h) of the RPA, immediately prior to the conveyance of the Receivables to the Seller pursuant to the RPA, the Originators had good and marketable title to the Receivables, free and clear of the ownership claims of others and of third parties claiming by, through or under any prior owner or any person or entity asserting an ownership claim.

         This opinion is limited exclusively to the laws of the Commonwealth of Pennsylvania, the federal laws of the United States of America in effect in the Commonwealth of Pennsylvania and the statutory provisions of the General Corporation Law of the State of Delaware.

         Based upon and subject to the qualifications, assumptions and matters of reliance set forth herein, we are of the following opinions:

         1. The transaction described in the RPA constitutes a sale, transfer and assignment of the Receivables, a grant of a security interest in the Receivables, or a combination thereof. The RPA grants to the Seller a "security interest." (as defined in Section 1201 of the UCC) in the Receivables and the proceeds thereof. Such security interest constitutes a perfected, first priority security interest in (a) those Receivables in existence on the date of the execution and delivery of the RPA and (b) those Receivables coming into existence after the date of the execution and delivery of the RPA at and after the time those Receivables come into existence. That interest in the Receivables will not be impaired by either (a) liens or claims against either Originator arising before or after the date of the execution and delivery of the RPA or (b) the subsequent bankruptcy or insolvency of either Originator.

         2. The transaction described in the Agreement constitutes a sale, transfer and assignment of the Receivables a grant of a security interest in the Receivables, or a combination thereof. The Agreement grants to the Trust a "security interest" (as defined in Section 1201 of the UCC) in the Receivables and the proceeds thereof. Such security interest constitutes a perfected, first priority security interest in (a) those Receivables in existence on the date of the execution and delivery of the Agreement and (b) those Receivables coming into existence after the date of the execution and delivery of the

PEPPER, HAMILTON & SCHEETZ

Page 5
May 14, 1993

Agreement at and after the time those Receivables come into existence. That interest in the Receivables will not be impaired by either (a) liens or claims against the Seller arising before or after the date of the execution and delivery of the Agreement or (b) the subsequent bankruptcy or insolvency of the Seller.

         3. With respect to the "proceeds" (as defined in Section 9306(a) of the UCC) of the Receivables (which proceeds include payments received from Obligors), the Trust will cease to have a continuing perfected first priority security interest in such proceeds after 10 days from their receipt by the Seller, unless such proceeds constitute identifiable cash proceeds under Section 9306 of the UCC or the Trust otherwise perfects a security interest in the proceeds prior to the end of such period.

         4. Except to the extent that the continuation of the perfection of security interests in proceeds after 10 days from their receipt by the Seller may require some additional action as described in Paragraph 2 above, no actions other than the filing of the Financing Statements are necessary to perfect and (subject to the remainder of this paragraph) maintain the perfection of the Trust's security interests, in the Receivables and the proceeds thereof or the Trust's interests in the Collection Account. We note that if a change in the Seller's or an Originator's name, identity or corporate structure makes a Financing Statement naming the Seller or either Originator as debtor seriously misleading within the meaning of Section 9402(g) of the UCC or if the Seller or either Originator moves any office at which records concerning the Receivables are maintained to any location within Vermont or the U.S. Virgin Islands ("Locations") or moves offices to any location in Pennsylvania other than in Chester County or changes the location of their respective chief executive offices, the timely filing of appropriate new financing statements may be necessary to continue the perfection of the Trust's interests in the Receivables and the proceeds thereof. We have been advised that records concerning the Receivables are not currently maintained at any of the Locations. We note also that the timely filing of continuation statements will be required to continue the perfection of the interests of the Trust in the Receivables and the proceeds thereof. We also note that, in Section 13.2 of the Agreement, the Servicer has agreed to take the actions referred to in this paragraph.

         5. The funds in the Collection Account allocable and owing to the Investor Certificateholder constitutes the property of the Trust or consist of proceeds in which the Trust has a

PEPPER, HAMILTON & SCHEETZ

Page 6
May 14, 1993

     perfected first priority security interest not subject to any liens, encumbrances or claims arising through or under the Seller, so long as Collections are deposited by the Servicer into the Collection Account within 10 days after their receipt by the Servicer as required by the Agreement.

         6. The bankruptcy, insolvency or appointment of a receiver for the Seller will not (a) affect the perfection or priority or the enforceability of the interests of the Trust in the Receivables and the proceeds thereof or in funds deposited in the Collection Account (including funds invested by the Trustee in Permitted Investments) or (b) impair the rights of the Investor Certificateholder to receive payments from the Collection Account of monies owing to them pursuant to the Agreement.

         We express no opinion with respect to the following:

            (a) The priority of any of the Trust's interests in the Receivables and the proceeds thereof against, or the impairment of such interest by, (i) interests that arise by operation of law and that do not require any filing, recording or similar action to take priority over perfected security interests and (ii) any governmental statutory liens, including, without limitation, federal, state or local tax liens or liens arising under the Employee Retirement Income Security Act of 1974, as amended and implemented;

            (b) Receivables arising after the bankruptcy or the insolvency of the Seller or either Originator or the appointment of a receiver for the Seller or either Originator;

            (c) Payments from the Collection Account consisting of monies, other than the proceeds of Receivables;

            (d) The effect of non-compliance with the federal Assignment of
                Claims Act;

            (e) The effect of Section 9306(c) of the Uniform Commercial Code in effect in the Commonwealth of Pennsylvania (the "UCC") on the rights of

PEPPER, HAMILTON & SCHEETZ

     Page 7
     May 14, 1993


               the Trust in the proceeds of Receivables held by the Seller or Servicer at the time bankruptcy or insolvency proceedings are instituted by or against the Seller;

           (f) Whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of the Investor Certificateholder's rights in the Receivables, the proceeds thereof or rights to payment generally;

           (g) The relationship between the Trustee and the depository of the Collection Account or the effect of the insolvency of such depository or the issuer of any investments contained in the Collection Account.

         This opinion is given as of the date hereof and is based upon present laws and court decisions as they exist and are construed as of this date. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

         The opinions set forth herein are intended only for the benefit of the parties to which it is addressed, and it is our understanding and intention that without our written permission this letter will not be delivered to or relied upon by any other person or entity without our prior written consent.

                                        Very truly yours,


                                       /s/ Pepper, Hamilton & Scheetz
                                       -----------------------------------------

                                    EXHIBIT A
                                 Search Schedule

         All searches performed by Nationwide Information Services, Inc.

       Debtor                     Location of Search              Date of Search
       ------                     ------------------              --------------
1.     Quala Systems, Inc.        PA Secretary of State           April 23, 1993
2.     Quala Systems, Inc.        Chester County Prothonotary     March 31, 1993
3.     Quala Systems, Inc.        Chester County Recorder         March 31, 1993
                                    of Deeds
4.     NUBULK Services, Inc.      PA Secretary of State           April 23, 1993
5.     NUBULK Services, Inc.      Chester County Prothonotary     March 30, 1993
                                                                  and
                                                                  March 31, 1993
6.     NUBULK Services, Inc.      Chester County Recorder         March 31, 1993
                                    of Deeds
7.     Chemical Leaman Tank       PA Secretary of State           April 23, 1993
       Lines, Inc.
8.     Chemical Leaman Tank       Chester County Prothonotary     March 31, 1993
       Lines, Inc.
9.     Chemical Leaman Tank       Chester County Recorder         March 31, 1993
       Lines, Inc.                of Deeds

                            PEPPER, HAMILTON & SCHEETZ
                                 ATTORNEYS AT LAW

     WASHINGTON, D.C.                         3000 TWO LOGAN SQUARE                    WILMINGTON, DELAWARE
   NEW YORK, NEW YORK                         EIGHTEENTH & ARCH STREETS                WESTMONT, NEW JERSEY
   DETROIT, MICHIGAN                     PHILADELPHIA PENNSYLVANIA 19103-2799             LONDON. ENGLAND
HARRISBURG, PENNSYLVANIA                            215-981-4000                           MOSCOW. RUSSIA
  BERWYN, PENNSYLVANIA                  FAX: 215-981-4750 o TWX: 710-670-0777



WRITER'S DIRECT NUMBER

(215) 981-4385

                                  May 13, 1993

Transamerica Life Insurance
   and Annuity Company
1150 S. Olive Street
Los Angeles, CA 90015

Banc One Capital Corp.
90 N. High Street
Columbus, OH 43218

Fidelity Bank, National Association
123 South Broad Street
M.B.O., 18th Floor
Philadelphia, PA 19109

Duff & Phelps Credit Rating Co.
55 East Monroe Street
Chicago, IL 60603


                         Re: Pickering Way Funding Trust
                             ---------------------------

Ladies and Gentlemen:

         We have acted as special counsel to Pickering Way Funding Corp., a Delaware corporation (the "Seller"), Chemical Leaman Corporation, a Pennsylvania corporation ("Servicer") and Chemical Leaman Tank Lines, Inc., a Delaware corporation and Quala Systems, Inc., a Delaware corporation (collectively, the "Originators") in connection with (i) the sale and the contribution of the Receivables by the Originators to the Seller pursuant to the provisions of the Receivables Contribution and Purchase Agreement dated of even date herewith between and among the Seller, the Servicer and the Originators (the "RPA"), (ii) the subsequent transfer of the Receivables to the Pickering Way

PEPPER, HAMILTON & SCHEETZ


Transamerica Life Insurance
     and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 13, 1993
Page 2


Funding Trust (the "Trust") pursuant to the provisions of the Pooling and Servicing Agreement dated of even date herewith between and among the Seller, the Servicer and the Trustee (the "Agreement") and (iii) the issuance of the Investor Certificate and the Seller Certificate to, respectively, the Investor Certificateholder and the Seller pursuant to the provisions of the Agreement.

         In connection with the foregoing, you have asked us whether the Investor Certificate will be characterized as indebtedness of the Seller for federal income tax purposes. You have also asked about certain Pennsylvania state tax consequences which are discussed separately below. Unless otherwise defined here, capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

         Our opinion is based on an examination of the Agreement, the Certificates and such other documents, instruments and information as we considered necessary. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Seller, the Servicer, the Originators, the Trustee and others. Our opinion regarding federal income taxation is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities thereunder, and the opinions regarding Pennsylvania taxation are based on the relevant Pennsylvania taxing statutes and the authorities thereunder. The statutory provisions, regulations, and interpretations on which our opinions are based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service or by the Department of Revenue of the Commonwealth of Pennsylvania.

         In our opinion, the Investor Certificate will constitute indebtedness for federal income tax purposes.

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
     and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 13, 1993
Page 3


     I. Federal Income Tax Characterization of the Investor Certificate as Debt.

         In general, the substance of a transaction in determinative of its characterization for federal income tax purposes, and the substance of the transaction in which the Investor Certificate will be issued is consistent with treatment of the Investor Certificate as debt. Although there are certain judicial precedents holding that under appropriate circumstances a taxpayer should be required to treat a transaction in accordance with the form chosen by the taxpayer, regardless of the transaction's substance, the application of these authorities would not alter the treatment of the Investor Certificate as debt because the form, as well as the substance, of the transaction is consistent with such treatment. Even if it should be determined that certain aspects of the transaction are indicative of a sale, the transaction's form as a whole would at worst be viewed as ambiguous rather than clearly as a sale of the Receivables. Since the form of the transaction is consistent with treating the Investor Certificate as debt, the aforementioned authorities requiring tax treatment consistent with a transaction's form would not be applied to require sale characterization. Therefore, the characterization of the issuance of the Investor Certificate would be governed by the substance of the transaction, which is the issuance of debt.

         A. Economic Substance of the Transaction.

         If the economic substance of a transaction differs from the form in which it is cast, except in certain limited circumstances (see discussion below), the substance, rather than the form, governs the federal income tax consequences of the transaction. Gregory v. Helverins, 293 U.S. 465 (1935).

         Whether the Investor Certificate is in substance debt or an ownership interest in the Receivables is based on a determination of which party to the transaction holds the "substantial incidents of ownership" of the Receivables. The courts have identified a variety of factors that must be considered in making that determination. See Town & Country Food Co., v. Commissioner, 51 T.C. 1049 (1969) acq., 1969-2 C.B. xxv; United Surgical Steel Co. v. Commissioner, 54 T.C. 1215 (1970), acg., 1971-2 C.B. 3; G.C.M. 39584 (December 3, 1986). In the
context of this transaction, the most important considerations

PEPPER, HAMILTON & SCHEETZ


Transamerica Life Insurance
     and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 13, 1993
Page 4



are: (i) whether the Seller bears the burdens of ownership (i.e., the risk of loss from the Receivables) and (ii) when the Seller retains the benefits of ownership (i.e., the potential for gain from the Receivables). The following discussion considers these as well as other relevant factors and demonstrates that each factor supports characterization of the Investor Certificate as debt.

         1. The Burdens of Ownership are Borne by the Seller. The principal burden of ownership with respect to Receivables is risk of loss arising from defaulted payments. The risk of loss arising from defaults, under all reasonable default scenarios, is borne by the Seller. After a default, the proceeds of all collections on Receivables are paid to the Investor Certificateholder before the holder of the Seller Certificate receives interest or principal payments. In addition, funds in the Reserve Sub-Account and in the Principal Sub-Account are used to pay principal and interest to the Investor Certificateholder after a default before any funds are distributed to the holder of the Seller Certificate.

         2. The Benefits of Ownership are Retained by the Seller. A change in Obligor payment patterns resulting in fewer defaults than expected based on historical experience will increase the value of the Receivables. Because the Agreement provides that the rate of return to the Investor Certificateholder does not exceed the Certificate Rate and the Seller receives the remaining proceeds from the Receivables (after payment of fixed costs), all of the benefit of any increase in the value of the Receivables will inure to the Seller rather than to the holder of the Investor Certificate.

         3. Other Factors. A number of other factors support the conclusion that the Investor Certificates are in substance debt. The terms of the Receivables differ materially from the terms of the Investor Certificates with regard to their respective maturity dates. The Investor Certificates provide for a Revolving Period followed by an Amortization Period. During the former, only interest will be paid to the Investor Certificate holder and during the latter, both principal and interest payments will be made to such holder. In contrast, individual payments due in connection with the Receivables will be made continuously by the Obligors, and the proceeds of these payments will be returned to the Investor Certificateholder

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
     and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 13, 1993
Page 5


during the Amortization Period as principal payments before the proceeds thereof will be paid to the holder of the Seller Certificate. In addition, the Servicer, an Affiliate of the Seller, will retain control and possession of the Receivables. The Servicer is responsible for servicing, management, collection and administration of the Receivables and will bear all costs and expenses incurred in connection with such activities, although an amount necessary to compensate the Servicer for such collection activity is permitted by the Agreement to be paid periodically to the Servicer from the assets held by the Trust. [The Obligors on the Receivables will not be notified of the transfer of the Receivables to the Trust and will continue to treat the Originators as the owners of such Receivables.] In addition, the Seller will agree to indemnify the Trust for the entire amount of losses, claims, damages or liabilities arising out of the activities of the Servicer. The Trustee, on behalf of the Investor Certificateholder, has the right to inspect the Servicer's documentation of the Receivables, a right which is common in loan transactions. Further, the Servicer collects the Receivables without significant supervision by the Trustee or the Investor Certificateholder. The foregoing additional factors support the conclusion that the transaction described in the Agreement constitutes a loan made by the Investor Certificateholder.

         B. Form versus Substance.

         There is a series of cases holding that, in certain circumstances, the taxpayer is bound by the form of the transaction selected notwithstanding that the characterization of the economic substance of the transaction would be different than the form in which the transaction was cast. Commissioner v. Danielson, 378 F.2d 771 (3rd Cir.), cert. den., 389 U.S. 858 (1967). Here, however, the form of the transaction is consistent with the characterization of the Investor Certificate as debt. Accordingly, these authorities are not applicable to the transaction and will not cause the transaction to be treated as a sale of an interest in the Receivables to the holders of an Investor Certificate. An analysis of the following factors demonstrates that the substance of the transaction is consistent with the characterization of the transaction as a financing and not as a sale of the Receivables:

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
     and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 13, 1993
Page 6


         1. The Agreement and the Investor Certificate will state that the Investor Certificateholder and the Seller will treat the transaction as a financing for federal and state tax purposes.

         2. The language in the Agreement whereby the Seller agrees to "transfer... all of its right, title and interest in and to" the Receivables to the Trust is consistent with language of transfer in other security arrangements where debtors pledge assets to secure debt.

         3. The Investor Certificate states that it represents an "undivided interest" in the Trust. However, the rights of an Investor Certificateholder are only to receive payment of interest at the Certificate Rate on the outstanding amount of the Investor Certificate repayment of the par amount of the Investor Certificate on or prior to the Trust Termination Date.

         4. The Investor Certificate will not provide the Investor Certificateholder with any specific rights in any Receivable, but rather will provide only for rights to cash flow from the Receivables pool.

         5. Although the Investor Certificate states that it represents an "undivided interest" in the Trust, Collections of Receivables are paid to the holders of the Investor Certificate before they are paid to the holder of the Seller Certificate.

         6. The fact that the Seller and the Originators intend to report the transaction as a sale for certain financial accounting purposes does not control the result for tax purposes. Thor Power Tool Co. v. Commissioner, 439 U.S. 522, 538-544 (1979); Frank Lyon Co. v. U.S., 435 U.S. 561, 577 (1978). Nor is such fact necessarily inconsistent with characterizing the form of the transaction as a financing.

         If certain aspects of the transaction should be determined to be inconsistent with treatment of the Investor Certificate as debt and the form of the transaction is therefore ambiguous, numerous cases hold that the economic substance of the transaction controls the transaction's characterization. Elrod
v. Commissioner, 87 T.C. 1046, 1065 (1986); Smith v.

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
     and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 13, 1993
Page 7


Comissioner, 82 T.C. 705, 713 (1984). In such circumstance, it would be inappropriate to restrict taxpayers to the "four corners" of their document, since the written instrument by its own terms is unclear. "The Danielson rule. .
 . [is not] applicable to exclude parol evidence offered with respect to an ambiguous document." Elrod, supra. at 1066. Accordingly, if the form of the transaction is deemed to be ambiguous, a court would look to evidence of the transaction's economic substance to determine its character.

         In our opinion, the substance of the contemplated transaction is consistent with the characterization of the Investor Certificate as debt. The form of the transaction is also consistent with treatment as debt. To the extent that the form of the transaction should be determined to include some features indicative of a sale in addition to the features indicative of a debt financing, the form is at worst ambiguous. Accordingly, based upon the foregoing analysis, the Investor Certificate will be treated as debt for federal income tax purposes.

     II. Characterization of the Trust.

         Because, in our opinion, based upon the foregoing, the transaction will be characterized as a pledge, rather than a sale, of the Receivables by the Seller, the Investor Certificateholder will not be considered to own interests in the Receivables. Instead, the Investor Certificateholder will be treated as owning directly the indebtedness of the Seller represented by the Investor Certificate.

         The Trust is similar to trusts established to hold collateral pledged as security in connection with lending transactions. Such a trust will be disregarded for federal income tax purposes, and will be characterized instead as a mere security arrangement. Treas. Reg. S 1.61-13(b); which provides as follows:

         "If a corporation, for the sole purpose of securing the payment of its ... indebtedness, places property in trust ... under the control of a trustee who may be authorized to invest and reinvest such sums from time to time, the property or fund thus set aside by the corporation and held by the trustee is an asset of the

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
     and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 13, 1993
Page 8


         corporation, and any gain arising therefrom is income of the corporation and shall be included as such in its gross income."

See Also. Rev. Rul. 76-265, 1976-2 C.B. 448; Rev. Rul. 73-100, 1973-1 C.B. 613

         Even if the trust were not disregarded for federal income tax purposes, it would be treated as a trust and not as an association taxable as a corporation. A trust may be characterized as an "association" for tax purposes if the trustee has the right to vary the investment of the investors. For example, in Commissioner v. North American Bond Trust, 122 F.2d 545, (2d Cir,
1941), cert. den. 314 US 701 (1941), a limited power of the trustee to change the investments of certificateholders was deemed determinative because he could select the substitute collateral for the certificates. In the instant case, no new investors can be added and the substitution of collateral as receivables mature is not a discretionary act of the trustees. In American Participations Trust, 14 T.C. 1457 (1950), the Tax Court emphasized that when the powers of the trustee or the debtor (or both combined) are limited to those incidental to the preservation of trust property, the collection of income therefrom and its distribution does not cause the trust to be an association. In the instant case the specificity of the property to be substituted as collateral leaves the trustee and/or the Seller without meaningful discretion. "... the trust property was to be held for investment and not to be used as capital in the transaction of business for profit like a corporation organized for such a purpose. This distinction is what makes the difference tax wise." Commissioner v. Chase National Bank of New York, 122 F.2d 540 (2d Cir, 1942). Thus the trustee and the debtor, or both combined, cannot directly or indirectly vary the investment, and the trust does not have the characteristics of an "association".

     III. Pennsylvania Tax Matters.

         With respect to Pennsylvania taxation, we are of the opinion that (i) the Trust will not be subject to Pennsylvania taxation, and (ii) the transfer of the Receivables to the Trust will not result in the realization or recognition of income by the Seller for Pennsylvania Corporate Net Income Tax purposes. As concluded above, the Investor Certificate will be

PEPPER, HAMILTON & SCHEETZ

Transamerica Life Insurance
     and Annuity Company
Banc One Capital Corp.
Fidelity Bank, National Association
Duff & Phelps Credit Rating Co.
May 13, 1993
Page 9




characterized as debt of the Seller for federal income tax purposes. The base for the Pennsylvania Corporate Net Income Tax is "taxable income ... as returned to and ascertained by the federal government ...", as adjusted. 72 P.S. S7401(3). The transfer of the Receivables by the Seller will not constitute a realization or recognition event for federal income tax purposes. Thus, the transfer likewise will not constitute a realization or recognition event for Pennsylvania Corporate Net Income Tax purposes.

                                      * * *

This opinion is being furnished to you solely for your benefit and is not to be used, circulated, quoted, or otherwise referred to for any purpose without our express written consent. The opinions rendered herein may not be relied upon nor may copies thereof be given to any other parties or person without our prior written consent.

Our rendering of this opinion to you does not obligate us to render any further opinion to you or to update this opinion at any time in the future.


                                          Very truly Yours.


                                          /s/ Lisa B. Petkun, A Partner
                                          --------------------------------------
                                          Lisa B. Petkun, A Partner

                                   EXHIBIT 3.3
                           FORM OF LOCKBOX AGREEMENTS

                          LOCKBOX AND AGENCY AGREEMENT

         This LOCKBOX AND AGENCY AGREEMENT, dated as of May 14, 1993 ("Agreement") between CORESTATES PHILADELPHIA NATIONAL BANK, a national banking association (the "Lockbox Bank"), CHEMICAL LEAMAN TANK LINES, INC., a Delaware corporation ("Chemical Leaman"), PICKERING WAY FUNDING CORP., a Delaware corporation ("Pickering Way") and FIDELITY BANK, N.A., a national banking association (the "Trustee"), shall serve as instructions regarding the operation and procedures for all lockboxes specifically identified herein and any other lockbox now or hereafter maintained at the Lockbox Bank for custody of property of Chemical Leaman or Pickering Way and the bank accounts now or hereinafter maintained at the Lockbox Bank, for the deposit, credit or custody of property of Chemical Leaman or Pickering Way.

         1. Effectiveness. This Agreement shall take effect on the date hereof.

         2. Lockbox and Account Identification. This Agreement applies to Lockbox No. 8500-5-1445 and any successor Lockbox hereafter created at the Lockbox Bank for Chemical Leaman or Pickering Way (the "Lockbox") and Lockbox Account No. 01743121 or any successor account hereafter created at the Lockbox Bank for Chemical Leaman or Pickering Way (the "Lockbox Account").

         3. Ownership and Security Interest; Agency. Chemical Leaman and Pickering Way hereby grant to the Trustee a continuing ownership right in, lien upon, and security interest in, all funds, items, instruments, investments, securities and other things of value at any time paid, deposited, credited or held (whether for collection, provisionally or otherwise), and all other property of Chemical Leaman and Pickering Way from time to time in the possession or under the control of the Lockbox Bank and all proceeds of all of the foregoing, from time to time paid, deposited, credited or held in the Lockbox or the Lockbox Account.

         The Trustee hereby appoints the Lockbox Bank as the Trustee's agent for the Lockbox and the Lockbox Account, and all of such funds, items, instruments, investments, securities, and other things of value and other such property, and proceeds thereof, deposited or credited therein, and the Lockbox Bank by its execution and delivery of this Agreement hereby accepts such appointment and agree to be bound by the terms of this Agreement. Chemical Leaman and Pickering Way hereby agree to such appointment of the Lockbox Bank and further agrees that the Lockbox Bank, on behalf of the Trustee, shall be entitled to exercise, upon the instructions of the Trustee, any and all rights which the Trustee may have under the Pooling and Servicing

Agreement dated May 14, 1993 between Pickering Way, the Trustee and Chemical Leaman Corporation ("Pooling and Servicing Agreement"), or under applicable law with respect to the Lockbox and the Lockbox Account. The Lockbox Bank agrees to take such action as shall from time to time be specified in writing from the Trustee to enable the Trustee to exercise its rights and remedies with respect to the lien and security interest described in this Section 3.

         4. Control of Lockbox and Lockbox Account. The Lockbox (and any related post office box) and the Lockbox Account shall be under the sole dominion and control of the Trustee and shall be maintained by the Lockbox Bank in the name of "Fidelity Bank, National Association, Lockbox Account." Neither Chemical Leaman or Pickering Way nor any other person or entity claiming by, through or under Chemical Leaman or Pickering Way shall have any control over the use of, or any right to withdraw any amount from, the Lockbox or the Lockbox Account.

         5. Lockbox Procedures. The Lockbox Bank shall have exclusive and unrestricted access to, and shall collect the mail addressed or delivered to, the Lockbox (even though addressed to Chemical Leaman or Pickering Way) on each Business Day in accordance with the Lockbox Bank's regular collection schedule. The Lockbox Bank shall follow the following procedures with respect to items so collected from the Lockbox and other deposited items:

            (a) Open mail addressed or delivered to the Lockbox (even though addressed to Chemical Leaman or Pickering Way) and endorse all items and remittances contained therein for automatic daily for deposit in the Lockbox Account.

            (b) In performing its obligations with respect to the Lockbox, the Lockbox Bank may discover from time to time remittances bearing restrictive legends. Any such items discovered by the Lockbox Bank shall be returned to Chemical Leaman Corporation or any successor servicer under the Pooling and Servicing Agreement ("Servicer") unprocessed for further instructions (or, following the Lockbox Bank's receipt of any notice from the Trustee of the occurrence of any Termination Event under the Pooling and Servicing Agreement, to the Trustee), provided, however, that the Lockbox Bank shall have no responsibility for its failure to discover any items bearing a restrictive legend, nor for the Lockbox Bank's failure to determine in any manner the correctness of any remittance. In addition, the Lockbox Bank reserves the right, should there be a question as to any particular item sent to the Lockbox, to forward such item to Servicer for inspection and instructions before processing for deposit (except that after the Lockbox Bank receives any notice from the Trustee of any Termination Event under the Pooling and Servicing Agreement, it shall forward such items to the Trustee).

            (c) The Lockbox Bank shall mail, via overnight mail or courier, to Servicer all documents (invoices, etc.) received with the remittances. Following the Lockbox Bank's receipt of any notice from the Trustee of the occurrence of any Termination Event under the Pooling and Servicing Agreement, such documents shall be mailed to the Trustee.

            (d) The Lockbox Bank shall promptly after receipt mail to Servicer any mail that does not appear to represent a remittance.

            (e) The Lockbox Bank will adhere to the following procedures concerning irregular items:

               (x) The Lockbox Bank will process those checks that lack a signature.

               (y) The Lockbox Bank will return to Servicer any checks postdated over three days, except that after the Lockbox Bank receives any notice from the Trustee of any Termination Event, the Trustee may require the Lockbox Bank to return such item to it. If a check carries and has violated the phrase "void after x--number of days", or is dated over one year past, the check will be returned to Chemical Leaman.

               (z) If the numeric and written amounts of the check should disagree and the amount cannot be verified from a supporting document, the check shall be returned to the Servicer.

            (f) At the close of each banking day, the Lockbox Bank shall deposit
and transfer to General Account No.             or any successor account:
hereafter created at the Lockbox Bank for the Trustee under the Pooling and Servicing Agreement ("Collection Account") all collected remittances and collections received in the Lockbox Account without further act or instruction. The Lockbox Bank shall further use its best efforts to notify both the Trustee and Servicer, not later than 9:00 a.m. of each banking day of all collections and remittances in the

Lockbox Account which were transferred to the Collection Account on the preceding banking day.

            (g) Chemical Leaman agrees to indemnify, pay, save harmless and defend the Lockbox Bank, and any and all of its officers, directors, agents, servants, and employees, from any and all lawsuits, whether in law or in equity, administrative procedures or demand, claims, liabilities, damages, costs, judgments, verdicts, orders, decrees, costs and expenses, including reasonable attorneys' fees, which the Lockbox Bank, its officers, directors, agents, servants, and employees or any of them may suffer, incur or pay arising out of, or in connection with, any lawsuit, administrative procedure or hearing, claim, demand, liability, loss, damage, judgment, verdict, order or decree brought by any person, firm, corporation, partnership, association or any other legal entity arising out of, or connected with (i) the Lockbox Bank's supply of Chemical Leaman's endorsement of items and remittances addressed or delivered to each of the Lockbox, (ii) the Lockbox Bank's transfer of such items or remittances for collection, and (iii) the honor and payment of the items and remittances to Chemical Leaman.

         6. Lockbox Account Procedures. The Lockbox Bank shall adhere to the following procedures with respect to items forwarded to it for deposit in or credit to the Lockbox Account:

            (a) Apply and credit to the Lockbox Account all wire transfers directly to the Lockbox Account and apply and credit for deposit to the Lockbox Account all checks and other items from time to time tendered for deposit therein.

            (b) It is understood and agreed that all such items and remittances credited to the Lockbox Account shall be subject to the usual terms and conditions of the Lockbox Bank in regard to deposits.

            (c) For items which were accepted for credit to the Lockbox Account and are later returned unpaid, the Lockbox Bank shall debit the Lockbox Account and redeposit them through a clearing channel selected by the Lockbox Bank. If returned unpaid a second time, the Lockbox Account shall be debited and the items returned to the Servicer.

            (d) The Lockbox Bank shall follow the instructions from the Trustee as to the holding and transfer of all collected amounts from time to time on deposit in the Lockbox Account.

         7. Statements; Information. The Lockbox Bank shall prepare monthly statements of credits and debits to the Lockbox Account in its standard forms and according to its current practices and mail copies of such statements to such persons or departments of Servicer as Servicer may designate from time to time and mail one copy of any such statements prepared to the Trustee. In addition, the Lockbox Bank shall provide the Trustee with such information with respect to the Lockbox and the Lockbox Account, respectively, as the Trustee may from time to time reasonably request, and Chemical Leaman and Pickering Way hereby consents to such information being provided to the Trustee.

         8. Compensation. Chemical Leaman hereby agrees to:

               (i) pay to the Lockbox Bank the Lockbox Bank's fees and charges with respect to the Lockboxes as set forth in the Schedule of Lockbox fees previously provided to Chemical Leaman and all services performed for Chemical Leaman under this Agreement. It is understood that the Lockbox Bank may change these charges without prior notice. It is understood and agreed that Chemical Leaman may be responsible for payment of these charges and all other expenses related to the provision of services under this Agreement provided, however, the Trustee may pay such fees and charges incurred by the Lockbox Bank directly to the Lockbox Bank and such payments by Trustee on behalf of Chemical Leaman shall be deemed part of the expenses of the Trustee payable under the Pooling and Servicing Agreement.

            (ii) on and after the date a notice of an Termination Event is given, provide the Trustee with a monthly statement showing the invoices sent with respect to the Lockbox and the Lockbox Account, the amount thereof and whether or not such invoices have been paid as of the date of such statement.

         9. Exculpation. The Lockbox Bank undertakes to perform only such duties as are expressly set forth herein. Notwithstanding any other provision of this Agreement, it is agreed by the parties hereto that the Lockbox Bank shall not be liable for any action taken by it or any of its directors, officers, agents or employees in accordance with this Agreement, including, without limitation, any action so taken at the request of the Trustee, except for the Lockbox Bank's or such person's own gross negligence or willful misconduct. In no event shall the Lockbox Bank be liable for losses or delays resulting from computer malfunction, interruption of communication facilities, labor difficulties or other causes beyond the Lockbox Bank's reasonable control or for indirect, special or consequential damages.

         10. Irrevocable Agreements. Chemical Leaman acknowledges that the agreements made by it and the authorizations granted by it herein are irrevocable and that the authorizations granted herein are powers coupled with an interest.

         11. Setoff.

            (a) The Lockbox Bank waives, with respect to all of its existing and future claims against Chemical Leaman, Pickering Way, the Trustee or any affiliate thereof, all existing and future rights of setoff and banker's liens against the Lockbox Account and all items (and proceeds thereof) that come into its possession in connection with the Lockbox Account, including, without limitation, any failure or collection of any funds transferred to Chemical Leaman, provided, however, that the Lockbox Bank shall have the rights to charge the Lockbox Account, without duplication, (i) for all items deposited therein which are subsequently returned to the Lockbox Bank unpaid and for any return charges payable by the Lockbox Bank under applicable law, and (ii) for all past due compensation and expenses with respect to the Accounts as provided in
Section 8(ii).

            (b) If any available funds transferred from the Lockbox Account subsequently are not collected by the Lockbox Bank for any reason whatsoever, the Lockbox Bank shall have recourse for reimbursement of such funds to the Lockbox Account.

         12. Miscellaneous. The Agreement constitutes the entire agreement with respect to the services provided hereunder and is binding upon the parties hereto and their respective successors and assigns (including any trustee of Chemical Leaman appointed or elected on any action under the Bankruptcy Reform Act of 1978, as amended) and shall inure to their benefit. Neither this Agreement nor any provision hereof may be changed, amended, modified or waived orally, but only by an instrument in writing signed by the parties hereto, provided that such instrument need be signed only by the Lockbox Bank and the Trustee if it does not change any rights or obligations of, or authorization granted by, Chemical Leaman hereunder and notice hereof is provided by the Trustee to Chemical Leaman. Any provision of this Agreement which may prove unenforceable under any law or regulation shall not affect the validity of any other provision hereof.

         13. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania without reference to its principles of conflicts of law. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

         14. Termination. This Agreement may be terminated by the Trustee or the Lockbox Bank upon thirty (30) days' advance written notice to the other parties hereto. All rights of the Lockbox Bank under Section 8 and 9 for the period prior to any such termination shall survive such termination. After this Agreement is terminated, the Lockbox Bank may continue to receive mail through the Lockbox for some time. Chemical Leaman or, if notice of an Termination Event has occurred, the Trustee agrees to pay the Lockbox Bank's usual and customary charges for handling this mail.

         15. Notices. All notices, requests or other communications given to Chemical Leaman, Pickering Way, Servicer, the Trustee or the Lockbox Bank shall be given in writing (including telex, facsimile transmission or similar writing) at the address or facsimile number specified below:

   Trustee:  Fidelity Bank, National Association
             The Fidelity Building
             123 South Broad Street
             Philadelphia, Pennsylvania 19103
             Telephone: (215) 985-7202
             Facsimile: (215) 985-7290

   Lockbox   CoreStates Philadelphia National Bank
   Bank:     P.O. Box 7618
             Fifth and Market Streets
             Philadelphia, Pennsylvania 19101-7618
             Telephone: (215)____-____
             Facsimile: (215)____-____

   Chemical  Chemical Leaman Tank Lines, Inc.
   Leaman:   102 Pickering Way
             Lionville, Pennsylvania 19341
             Attention: Charles Fernald
             Telephone: (215) 363-4215
             Facsimile: (215) 363-4233

   Pickering Pickering Way Funding Corp.
   Way:      102 Pickering Way
             Lionville, Pennsylvania 19341
             Attention: Charles Fernald
             Telephone: (215) 363-4215
             Facsimile:(215) 363-4233

   Servicer: Chemical Leaman Corporation
             102 Pickering Way
             Lionville, Pennsylvania 19341
             Attention: Charles Fernald
             Telephone: (215) 363-4215
             Facsimile: (215) 363-4233

Any party may change its address or facsimile number for notices hereunder by notice to each other party hereunder. Each notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and confirmation of receipt is received by the appropriate party, (b) if given by mail, five (5) days after such communication is deposited in the mails with registered first class postage prepaid, addressed as aforesaid or (c) if given by any other means, when delivered at the address specified in this section.


                                          CORESTATES PHILADELPHIA NATIONAL BANK


                                          By:
                                              ----------------------------------
                                                (Assistant) Vice President



                                          FIDELITY BANK, NATIONAL ASSOCIATION,
                                           as Trustee


                                          By:
                                              ----------------------------------
                                                (Vice) President



                                          CHEMICAL LEAMAN TANK LINES, INC.


                                          By:
                                              ----------------------------------
                                                (Vice) President



                                          PICKERING WAY FUNDING CORP.


                                          By:
                                              ----------------------------------
                                                (Vice) President

                          LOCKBOX AND AGENCY AGREEMENT


         This LOCKBOX AND AGENCY AGREEMENT, dated as of May 14, 1993 ("Agreement") between CORESTATES PHILADELPHIA NATIONAL BANK, a national banking association (the "Lockbox Bank"), QUALA SYSTEMS, INC., a Delaware corporation ("Quala") PICKERING WAY FUNDING CORP., a Delaware corporation ("Pickering Way") and FIDELITY BANK, N.A., a national banking association (the "Trustee"), shall serve as instructions regarding the operation and procedures for all lockboxes specifically identified herein and any other lockbox now or hereafter maintained at the Lockbox Bank for custody of property of Chemical Leaman or Pickering Way and the bank accounts now or hereinafter maintained at the Lockbox Bank, for the deposit, credit or custody of property of Quala or Pickering Way.

         1. Effectiveness. This Agreement shall take effect on the date hereof.

         2. Lockbox and Account Identification. This Agreement applies to Lockbox No. 8500-5-5855 and any successor Lockbox hereafter created at the Lockbox Bank for Quala or Pickering Way (the "Lockbox") and Lockbox Account No. 01743113 or any successor account hereafter created at the Lockbox Bank for Quala or Pickering Way (the "Lockbox Account").

         3. Ownership and Security Interest; Agency. Quala and Pickering Way hereby grant to the Trustee a continuing ownership right in, lien upon, and security interest in, all funds, items, instruments, investments, securities and other things of value at any time paid, deposited, credited or held (whether for collection, provisionally or otherwise), and all other property of Quala and Pickering Way from time to time in the possession or under the control of the Lockbox Bank and all proceeds of all of the foregoing, from time to time paid, deposited, credited or held in the Lockbox or the Lockbox Account.

         The Trustee hereby appoints the Lockbox Bank as the Trustee's agent for the Lockbox and the Lockbox Account, and all of such funds, items, instruments, investments, securities, and other things of value and other such property, and proceeds thereof, deposited or credited therein, and the Lockbox Bank by its execution and delivery of this Agreement hereby accepts such appointment and agree to be bound by the terms of this Agreement. Quala and Pickering Way hereby agree to such appointment of the Lockbox Bank and further agrees that the Lockbox Bank, on behalf of the Trustee, shall be entitled to exercise, upon the instructions of the Trustee, any and all rights which the Trustee may have under the Pooling and Servicing Agreement dated May 14, 1993 between Pickering Way, the Trustee and Chemical Leaman

Corporation ("Pooling and Servicing Agreement"), or under applicable law with respect to the Lockbox and the Lockbox Account. The Lockbox Bank agrees to take such action as shall from time to time be specified in writing from the Trustee to enable the Trustee to exercise its rights and remedies with respect to the lien and security interest described in this Section 3.

         4. Control of Lockbox and Lockbox Account. The Lockbox (and any related post office box) and the Lockbox Account shall be under the sole dominion and control of the Trustee and shall be maintained by the Lockbox Bank in the name of "Fidelity Bank, National Association, Lockbox Account." Neither Quala or Pickering Way nor any other person or entity claiming by, through or under Quala or Pickering Way shall have any control over the use of, or any right to withdraw any amount from, the Lockbox or the Lockbox Account.

         5. Lockbox Procedures. The Lockbox Bank shall have exclusive and unrestricted access to, and shall collect the mail addressed or delivered to, the Lockbox (even though addressed to Quala or Pickering Way) on each Business Day in accordance with the Lockbox Bank's regular collection schedule. The Lockbox Bank shall follow the following procedures with respect to items so collected from the Lockbox and other deposited items:

            (a) Open mail addressed or delivered to the Lockbox (even though addressed to Quala or Pickering Way) and endorse all items and remittances contained therein for automatic daily deposit in the Lockbox Account.

            (b) In performing its obligations with respect to the Lockbox, the Lockbox Bank may discover from time to time remittances bearing restrictive legends. Any such items discovered by the Lockbox Bank shall be returned to Chemical Leaman Corporation or any successor servicer under the Pooling and Servicing Agreement ("Servicer") unprocessed for further instructions (or, following the Lockbox Bank's receipt of any notice from the Trustee of the occurrence of any Termination Event under the Pooling and Servicing Agreement, to the Trustee), provided, however, that the Lockbox Bank shall have no responsibility for its failure to discover any items bearing a restrictive legend, nor for the Lockbox Bank's failure to determine in any manner the correctness of any remittance. In addition, the Lockbox Bank reserves the right, should there be a question as to any particular item sent to the Lockbox, to forward such item to Servicer for inspection and instructions before processing for deposit (except that after the Lockbox Bank receives any notice from the Trustee of any Termination Event under the Pooling and Servicing Agreement, it shall forward such items to the Trustee).


            (c) The Lockbox Bank shall mail, via overnight mail or courier, to Servicer all documents (invoices, etc.) received with the remittances. Following the Lockbox Bank's receipt of any notice from the Trustee of the occurrence of any Termination Event under the Pooling and Servicing Agreement, such documents shall be mailed to the Trustee.

            (d) The Lockbox Bank shall promptly mail to Servicer any mail that does not appear to represent a remittance.

            (e) The Lockbox Bank will adhere to the following procedures concerning irregular items:


                (x) The Lockbox Bank will process those checks that lack a signature.

                (y) The Lockbox Bank will return to Servicer any checks postdated over three days, except that after the Lockbox Bank receives any notice from the Trustee of any Termination Event, the Trustee may require the Lockbox Bank to return such item to it. If a check carries and has violated the phrase "void after x--number of days", or is dated over one year past, the check will be returned to Quala.

                (z) If the numeric and written amounts of the check should disagree and the amount cannot be verified from a supporting document, the check shall be returned to the Servicer.


            (f) At the close of each banking day, the Lockbox Bank shall deposit and transfer to General Account No. __ or any successor account hereafter created at the Lockbox Bank for the Trustee under the Pooling and Servicing Agreement ("Collection Account") all remittances and collections received in the Lockbox Account without further act or instruction. The Lockbox Bank shall further use its best efforts to notify both the Trustee and Servicer, not later than 9:00 a.m. of each banking day of all collections and remittances in the

Lockbox Account which were transferred to the Collection Account on the preceding banking day.


            (g) Quala agrees to indemnify, pay, save harmless and defend the Lockbox Bank, and any and all of its officers, directors, agents, servants, and employees, from any and all lawsuits, whether in law or in equity, administrative procedures or demand, claims, liabilities, damages, costs, judgments, verdicts, orders, decrees, costs and expenses, including reasonable attorneys' fees, which the Lockbox Bank, its officers, directors, agents, servants, and employees or any of them may suffer, incur or pay arising out of, or in connection with, any lawsuit, administrative procedure or bearing, claim, demand, liability, loss, damage, judgment, verdict, order or decree brought by any person, firm, corporation, partnership, association or any other legal entity arising out of, or connected with (i) the Lockbox Bank's supply of Quala's endorsement of items and collected remittances addressed or delivered to each of the Lockbox, (ii) the Lockbox Bank's transfer of such items or remittances for collection, and (iii) the honor and payment of the items and remittances to Quala.

         6. Lockbox Account Procedures. The Lockbox Bank shall adhere to the following procedures with respect to items forwarded to it for deposit in or credit to the Lockbox Account:

            (a) Apply and credit to the Lockbox Account all wire transfers directly to the Lockbox Account and apply and credit for deposit to the Lockbox Account all checks and other items from time to time tendered for deposit therein.

            (b) It is understood and agreed that all such items and remittances credited to the Lockbox Account shall be subject to the usual terms and conditions of the Lockbox Bank in regard to deposits.

            (c) For items which were accepted for credit to the Lockbox Account and are later returned unpaid, the Lockbox Bank shall debit the Lockbox Account and redeposit them through a clearing channel selected by the Lockbox Bank. If returned unpaid a second time, the Lockbox Account shall be debited and the items returned to the Servicer.

            (d) The Lockbox Bank shall follow the instructions from the Trustee as to the holding and transfer of all collected amounts from time to time on deposit in the Lockbox Account.

         7. Statements; Information. The Lockbox Bank shall prepare monthly statements of credits and debits to the Lockbox Account in its standard forms and according to its current practices and mail copies of such statements to such persons or departments of Servicer as Servicer may designate from time to time and mail one copy of any such statements prepared to the Trustee. In addition, the Lockbox Bank shall provide the Trustee with such information with respect to the Lockbox and the Lockbox Account, respectively, as the Trustee may from time to time reasonably request, and Quala and Pickering Way hereby consents to such information being provided to the Trustee.

         8. Compensation. Quala hereby agrees to:

            (i) pay to the Lockbox Bank the Lockbox Bank's fees and charges with respect to the Lockboxes as set forth in the Schedule of Lockbox fees previously provided to Quala and all services performed for Quala under this Agreement. It is understood that the Lockbox Bank may change these charges without prior notice. It is understood and agreed that Quala may be responsible for payment of these charges and all other expenses related to the provision of services under this Agreement provided, however, the Trustee may pay such fees and charges incurred by the Lockbox Bank directly to the Lockbox Bank and such payments by Trustee on behalf of Quala shall be deemed part of the expenses of the Trustee payable under the Pooling and Servicing Agreement.

            (ii) on and after the date a notice of an Termination Event is given, provide the Trustee with a monthly statement showing the invoices sent with respect to the Lockbox and the Lockbox Account, the amount thereof and whether or not such invoices have been paid as of the date of such statement.

         9. Exculpation. The Lockbox Bank undertakes to perform only such duties as are expressly set forth herein. Notwithstanding any other provision of this Agreement, it is agreed by the parties hereto that the Lockbox Bank shall not be liable for any action taken by it or any of its directors, officers, agents or employees in accordance with this Agreement, including, without limitation, any action so taken at the request of the Trustee, except for the Lockbox Bank's or such person's own gross negligence or willful misconduct. In no event shall the Lockbox Bank be liable for losses or delays resulting from computer malfunction, interruption of communication facilities, labor difficulties or other causes beyond the Lockbox Bank's reasonable control or for indirect, special or consequential damages.

         l0. Irrevocable Agreements. Quala acknowledges that the agreements made by it and the authorizations granted by it herein are irrevocable and that the authorizations granted herein are powers coupled with an interest.

         11. Setoff.

            (a) The Lockbox Bank waives, with respect to all of its existing and future claims against Quala, Pickering Way, the Trustee or any affiliate thereof, all existing and future rights of setoff and banker's liens against the Lockbox Account and all items (and proceeds thereof) that come into its possession in connection with the Account, including, without limitation, any failure or collection of any funds transferred to Quala, provided, however, that the Lockbox Bank shall have the rights to charge the Lockbox Account, without duplication, (i) for all items deposited therein which are subsequently returned to the Lockbox Bank unpaid and for any return charges payable by the Lockbox Bank under applicable law, and (ii) for all past due compensation and expenses with respect to the Accounts as provided in Section 8(ii).

            (b) If any available funds transferred from the Lockbox Account subsequently are not collected by the Lockbox Bank for any reason whatsoever, the Lockbox Bank shall have recourse for reimbursement of such funds to the Lockbox Account.

         12. Miscellaneous. The Agreement constitutes the entire agreement with respect to the services provided hereunder and is binding upon the parties hereto and their respective successors and assigns (including any trustee of Quala appointed or elected on any action under the Bankruptcy Reform Act of 1978, as amended) and shall inure to their benefit. Neither this Agreement nor any provision hereof may be changed, amended, modified or waived orally, but only by an instrument in writing signed by the parties hereto, provided that such instrument need be signed only by the Lockbox Bank and the Trustee if it does not change any rights or obligations of, or authorization granted by, Quala hereunder and notice hereof is provided by the Trustee to Quala. Any provision of this Agreement which may prove unenforceable under any law or regulation shall not affect the validity of any other provision hereof.

         13. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania without reference to its principles of conflicts of law. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument.

         14. Termination. This Agreement may be terminated by the Trustee or the Lockbox Bank upon thirty (30) days' advance written notice to the other parties hereto. All rights of the Lockbox Bank under Section 8 and 9 for the period prior to any such termination shall survive such termination. After this Agreement is terminated, the Lockbox Bank may continue to receive mail through the Lockbox for some time. Quala or, if notice of an Termination Event has occurred, the Trustee agrees to pay the Lockbox Bank's usual and customary charges for handling this mail.

         15. Notices. All notices, requests or other communications given to Quala, Pickering Way, Servicer, the Trustee or the Lockbox Bank shall be given in writing (including telex, facsimile transmission or similar writing) at the address or facsimile number specified below:

      Trustee: Fidelity Bank, National Association
               The Fidelity Building
               123 South Broad Street
               Philadelphia, Pennsylvania 19103
               Telephone: (215) 985-7202
               Facsimile: (215) 985-7290

      Lockbox  CoreStates Philadelphia National Bank
      Bank:    P.O. Box 7618
               Fifth and Market Streets
               Philadelphia, Pennsylvania 19101-7618
               Telephone: (215) ___ -____
               Facsimile: (215) ____-____

      Quala:   Quala Systems, Inc.
               102 Pickering Way
               Lionville, Pennsylvania 19341
               Attention: Charles Fernald
               Telephone: (215) 363-4215
               Facsimile: (215) 363-4233

     Pickering Pickering Way Funding Corp.
     Way:      102 Pickering Way
               Lionville, Pennsylvania 19341
               Attention: Charles Fernald
               Telephone: (215) 363-4215
               Facsimile: (215) 363-4233

     Servicer: Chemical Leaman Corporation
               102 Pickering Way
               Lionville, Pennsylvania 19341
               Attention: Charles Fernald
               Telephone: (215) 363-4215
               Facsimile: (215) 363-4233

Any party may change its address or facsimile number for notices hereunder by notice to each other party hereunder. Each notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and confirmation of receipt is received by the appropriate party, (b) if given by mail, five (5) days after such communication is deposited in the mail with registered first class postage prepaid, addressed as aforesaid or
(c) if given by any other means, when delivered at the address specified in this section.

                                      CORESTATES PHILADELPHIA NATIONAL BANK

                                      By:
                                         ---------------------------------------
                                              (Assistant) Vice President


                                      FIDELITY BANK, NATIONAL ASSOCIATION,
                                        as Trustee

                                      By:
                                         ---------------------------------------
                                                   (Vice) President

                                      QUALA SYSTEMS, INC.

                                      By:
                                         ---------------------------------------
                                                   (Vice) President

                                      PICKERING WAY FUNDING CORP.

                                      By:
                                         ---------------------------------------
                                                   (Vice) President

                                 EXHIBIT 3.6(a)

                         FORM OF DAILY SERVICER'S REPORT

                             SERVICER DAILY REPORT

                          CHEMICAL LEAMAN CORPORATION
                              SERVICER DAILY REPORT
                         FOR___________________, 199 ___


(l)  Total Eligible Receivables from Daily
     Servicers Report dated _______________________,
     199_.                                                    $
                                                              -----------------
(2)  Amount of New Pool Receivables since
     Daily Servicers Report dated
     ___________________, 199__                               $
                                                              -----------------
(3)  Amount of Cash Collections since Daily
     Servicers Report dated ___________, 199_                 $
                                                               -----------------
(4)  Required Minimum Seller Amount *                         $
                                                               -----------------
(5)  Discount Reserve Requirement                             $
                                                               -----------------

(6)  Reserve Account Required Balance                         $     ( 1,000,000)
                                                               -----------------
(7)  Total Eligible Receivables [(1)+(2)-(3)]                 $     (          )
                                                               -----------------
(8)  Unallocated Principal Sub-Account Required
     Balance [(4)+(5)+(6)+(7)]                                $
                                                               -----------------
(9)  Account Minimums

     (a) Reserve Account -

            (i) Reserve Account Requirement                   $       1,000,000
           (ii) Current Balance                               $
                                                               -----------------
          (iii) Excess (Deficiency)                           $
                                                               -----------------
     (b) Unallocated Principal Account -
            (i) Required Balance (from (8) above)             $
                                                               -----------------
           (ii) Current Balance                               $
                                                               -----------------
          (iii) Excess (Deficiency)                           $
                                                               -----------------

     (c) Interest Account                                     $
                                                               -----------------

------------------
* From last Servicer Monthly Report or, if none, the Initial Servicer Report

(10) Outstanding Fees:
         Trustee  - $
                     ------------
         Servicer - $
                     ------------
         Other    - $
                     ------------
               Total                                          $
                                                               -----------------
                                                               -----------------
 (11) Allocations/Distributions:

     (a) Available Cash in Collection Account                 $
                                                               -----------------
     (b) Payment of Fees and Expenses                         $
                                                               -----------------
     (c) Transfer to Interest Sub-Account                     $
                                                               -----------------
     (d) Transfer to (from) Reserve Account                   $
                                                               -----------------
     (e) Transfer to Unallocated Principal
         Sub-Account [see (b)(iii)]                           $
                                                               -----------------
     (f) Servicer Fees

     (g) Transfer to Seller Sub-Account
         [(a)-(b)+(c)+(d)+(e)+(f)]                            $
                                                               -----------------
                                                               -----------------

                                 EXHIBIT 3.6(b)

                             SERVICER MONTHLY REPORT

                           CHEMICAL LEAMAN CORPORATION
                          SERVICER MONTHLY CERTIFICATE
                 For the Accounting Period ending _______, 199_
--------------------------------------------------------------------------------

 (I) Pool Receivables Balance
    (1) Aggregate principal amount of Pool
        Receivables at end of Accounting Period                $

    (2) Cash Collections of Pool Receivables
        during Accounting Period
                                                              ($             )
    (3) New Pool Receivables created
        during Accounting Period                               $

    (4) Net Pool Receivables Balance at end of
        Accounting Period [sum of (1) through (3)]             $
                                                               ---------------
                                                               ---------------

(II) Aging Analysis of Pool Receivables As of end of Accounting
     Period:

      From          Chemical
      Invoice       Leaman Tank
      Date          Lines. Inc.          Quala Systems, Inc.      Total
      ----          -----------          -------------------      -----

      0-30
      31-60
      61-90
      91-120
      151-180
      181-210
      Over 210      $                      $                    $
                    -------------          -------------        -------------
                    $                      $
                    -------------          -------------
                    -------------          -------------

(III) Eligible Receivables Analysis

     (1) Pool Receivables Balance (from I(6) above)              $

     (2) Concentration Analysis
          (a) Obligors having a rating of "AA/Duff+" or equivalent:
               (i)       -      %
          (b) Obligors having a rating of "A/Duff-1" or equivalent:
               (i)       ~      %
               (ii)      -      %

          (c) Obligors having a rating of investment grade:

                (i)      -      %
               (ii)      -      %
              (iii)      -      %
               (iv)      _      %

          (d) Obligors exceeding maximum permitted percentage:
                     Name                   Excess
                     ----                   ------
                                        $

     (3) Ineligible Receivables as of end of Accounting Period:

     Over 180 Days Past Due                               $
     (210 from invoice date)
     Asserted Set-Off                                     $          0
     Excess Concentration Accounts
     (From III(2) above)                                  $          0
     Non-U.S. Government Obligors                         $          0
     U.S. Government Receivables in Excess
     of $350,000                                          $          0
     Non-U.S. Resident Obligor                            $
     Other ( )                                            $
     Total Ineligible Receivables                         $
                                                          -------------
                                                          -------------


     (4) Total Eligible Receivables [(1)-(3)]             $
                                                          -------------
                                                          -------------

      (5) The Receivables existing on at end of Accounting Period have the respective aging as set forth in the Exhibit A attached hereto as of the last day of the Accounting Period.

(IV) Required Minimum Seller Amount

     (A) Required Minimum Seller Percentage:
         (1) Minimum                                                    20%
                                                              -------------
                                                              -------------

         (2) Charge-Off Ratio Minimum
             (i) Total Charge-Offs in Accounting Period      $
            (ii) Average Outstanding Balance of
                 Pool Receivable                             $
           (iii) Charge-Off Ratio [(i) divided by (ii)]
            (iv) Maximum Permitted Charge-Off
                 Ratio                                                     %
             (v) Excess Charge-Off Ratio
                 [(iii) - (iv)]                                           0%
            (vi) Product of (v) times 1.22                                0%
                                                              -------------
                                                              -------------
         (3) Billing Adjustment Percentage Minimum:
             (i) Total Billing Adjustments for
                 last 3 Accounting Periods
                 ending April 4, 1993                       $
            (ii) Total new Pool Receivables for
                 last 3 Accounting Periods ending
                 April 4, 1993                              $
           (iii) Billing Adjustment Percentage
                 [(i) divided by (ii)]
            (iv) Maximum permitted Billing
                 Adjustment Percentage                                     %
             (v) Excess Billing Adjustment
                 Percentage [(iii)-(iv)]                                  0%
            (vi) Product of (v) times 1.22                                0%
                                                              -------------
                                                              -------------
         (4) Required Initial Minimum Seller
             Percentage for Accounting Period
             [sum of (i)+(ii)+(iii)]
                                                              -------------
                                                              -------------

     (B) Discount Reserve

        (1) Excess of Accrued and unpaid interest
            on Investor Certificates over the
            amount on deposit in Interest
            Sub-Account                                       $

        (2) $23,000,000 x [(V(I)(ii)) divided by 4]           $

        (3) Discount Reserve Requirement [(1)+(2)]            $
                                                               -------------
                                                               -------------
     (C) Unallocated Principal
          Sub-account Required Balance

          (1) Principal Amount of Investor
              Certificate                                     $ 23,000,000

          (2) Required Minimum Seller Percentage
              [see IV(A)(4)]

          (3) Minimum Seller Amount
              [(l) divided by (1-(2))]                        $

          (4) Discount Reserve Requirements
              [IV(B)]
                                                              $
          (5) Reserve Account Required Balance               ($  1,000,000)


          (6) Eligible Receivables [see III(4)]              ($           )

          (7) Unallocated Principal Sub-account
              Required Balance [(3)+(4)+(5)+(6)]              $
                                                              -------------
                                                              -------------
V Financial Ratios

     (A) Charge-Off Ratio -
               (i) Total Pool Receivables Charge-Off
                   During last 3 Accounting Periods
                   ending _______________, 199_               $
              (ii) Average Daily principal balance
                   of Pool Receivables during
                   3 Accounting Periods ending
                   _______________, 199_                      $
             (iii) Maximum Charge-Off Ratio                               8%
              (iv) Actual Charge-Off Ratio for last
                   3 Accounting Periods
                   April 4, 1993 [(i) divided by (ii)]                     %

     (B) Collection Percentage -
          (i) Total Collections for last 3
              Accounting Periods ending
              ______________, 199_                            $
         (ii) Average daily balance of Pool
              Receivables for last 3 Accounting
              Periods ending _______________, 199_            $
        (iii) Minimum Collection Percentage                            70%
         (iv) Actual Closing Percentage
              [(i) divided by (ii)]                                      %

     (C) Delinquency Percentage -
          (i) Average principal balance of
              Eligible Receivables past due
              for at least 91 days at end of
              each of the last 3 Accounting
              Periods ending _______________, 199_               $
         (ii) Average aggregate principal
              balance of Eligible Receivables
              at the end of each of the last
              3 Accounting Periods ending
              _______________________, 199_                      $
        (iii) Maximum Delinquency Percentage                            15%
         (iv) Actual Delinquency Percentage                               %

     (D) Billing Adjustment Percentage -

                 (i) Aggregate Billing Adjustments in
                     the last 3 Accounting Periods
                     ending ________________, 199_               $
                (ii) Aggregate of all Pool Receivables
                     created in the last 3 Accounting
                     Periods ending _______________, 199_        $
               (iii) Maximum Billing Adjustment
                     Percentage                                        1.25%
                (iv) Actual Billing Adjustment
                     Percentage [(i) divided by (ii)]                      %

     (E) Fixed Charge Ratio -

                 (i) Operating Income, exclusive of
                     extraordinary item, interest,
                     depreciation and amortization,
                     for Accounting Period ending
                     ____________, 199_
                (ii) Interest Expense for Accounting
                     Period ending ___________, 199_
               (iii) Minimum Fixed Charge Ratio                        2.75%
                (iv) Actual Fixed Charge Ratio                             %

     (F)  Consolidated Shareholders Equity -

           (i) Minimum Consolidated Shareholders Equity             $21,000,000

          (ii) Actual Consolidated Shareholders Equity
               on __________, 199_                                  $

     (G)  Average Maturity of Pool Receivables on end of
          Accounting Period -                                           41 Days

     (H)  Balance in Reserve Account -                              $ 1,000,000

     (I)  Interest due of Investor Certificates for the current
          Interest Period (__________, 199_ to __________, 199_) -

           (i) Principal Balance of Investor Certificate            $23,000,000

          (ii) Certificate Rate for initial Interest Period                   %

          All defined terms used herein shall have the meanings given them in the Pooling and Servicing Agreement dated May 14, 1993 between Pickering Way Funding Corp., Chemical Leaman Corporation and Fidelity Bank, National Association, as Trustee ("Pooling Agreement").

                                            CHEMICAL LEAMAN CORPORATION

         Date: __________, 199_             By:
                                                -------------------------------
                                                Vice President

                                   EXHIBIT 3.7
                     FORM OF MONTHLY SERVICER'S CERTIFICATE

     I, Charles E. Fernald, Jr., Chief Financial Officer of Chemical Leaman Corporation, the Servicer designated in the Pooling and Servicing Agreement dated as of May 14, 1993 (the "Agreement") among Pickering Way Funding Corp., Seller, Chemical Leaman Corporation, Servicer, and Fidelity Bank, National Association, Trustee, hereby certify as follows:

     1. Under my supervision, a review of the activities of the Servicer during the prior Accounting Period and of the Servicer's performance under this Agreement and the other Transaction Documents was performed;

     2. To the best of my knowledge, based on such review, the Servicer has fully performed all of its obligations under the Agreement and the other Transaction Documents throughout such Accounting Period [except as follows [describe the nature of any default and the status thereof]].

     In WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated: May 14, 1993
                                            -----------------------------------
                                                  Charles E. Fernald, Jr.
                                                  Chief Financial Officer

                                 EXHIBIT 6.1(a)
                          FORM OF INVESTOR CERTIFICATE

NO. 1                                                               $23,000,000

                           PICKERING WAY FUNDING TRUST
                            ASSET BACKED CERTIFICATE

     THIS CERTIFICATE WAS ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), AND MAY BE SOLD ONLY PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT OR AN EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE ACT. IN ADDITION, THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN. A COPY OF THE POOLING AND SERVICING AGREEMENT WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE BY THE TRUSTEE UPON WRITTEN REQUEST.

                         This Certificate represents an
                            undivided interest in the
                           PICKERING WAY FUNDING TRUST

     Evidencing an undivided interest in a Trust, the corpus of which consists of receivables (the "Receivables) generated from time to time in the ordinary course of business of Quala Systems, Inc. ("Quala") and Chemical Leaman Tank Lines, Inc. ("Tank Lines") and initially contributed or sold by Quala and Tank Lines to Pickering Way Funding Corp. ("Pickering Way") pursuant to a Receivables Contribution and Purchase Agreement between and among Quala, Tank Lines, Chemical Leaman Corporation ("CLC") and Pickering Way dated May 14, 1993 (the "RPA"), and immediately thereafter sold by Pickering Way to the Pickering Way Funding Trust (the "Trust") pursuant to a Pooling and Servicing Agreement between and among Pickering Way, CLC and Fidelity Bank, National Association, as Trustee for the Trust (the "Trustee") dated May 14, 1993 (the "Agreement").

     (Not an interest in or obligation of Pickering Way or any affiliate thereof.)

     This certifies that Transamerica Life Insurance and Annuity Company (the "Certificateholder") is the registered owner of an undivided beneficial interest in the Trust created pursuant to the Agreement. The corpus of the Trust consists of (i) the Receivables now existing and hereafter created and arising from time to time, (ii) all Related Security, (iii) all monies due or to become due with respect thereto, (iv) all rights, remedies, powers and privileges with respect to the Receivables and the Related Security, (v) the rights, remedies, powers and privileges of the Seller (but not its obligations) under the RPA,
(vi) all funds on deposit in each of the Accounts (including investments made with such funds) and (vii) all proceeds of the foregoing.

     This Certificate is one of the duly authorized Investor Certificates issued under the Agreement in the aggregate principal amount of $23,000,000. Each $500,000 minimum denomination of the Certificates represents an undivided
2.1739139 interest in the assets of the Trust.

     Although a summary of certain provisions of the Agreement is set forth below, this Certificate does not purport to summarize the Agreement, is qualified in its entirety by the terms and provisions of the Agreement and reference is made to the Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee. A copy of the Agreement may be requested from the Trustee by writing to the Trustee at 123 South Broad Street, M.B.O., 18th Floor, Philadelphia, Pennsylvania 19109, Attention:
Corporation Trust Department. To the extent not defined herein, the capitalized terms used herein have the meanings ascribed to them in the Agreement.

     This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, as amended from time to time; the Certificateholder by virtue of the acceptance hereof, assents and is bound.

     It is the intent of Pickering Way and the Certificateholders that, for federal and state income and franchise tax purpose only, the Certificates will be evidence of indebtedness of Pickering Way secured by the Receivables. Pickering Way and the Certificateholder, by the acceptance of this Certificate, agree to treat this Certificate for federal and state income and franchise tax purposes as indebtedness of Pickering Way.

     In addition to the Certificates, a Seller's Certificate will be issued to the Seller pursuant to the Agreement which will represent the Seller's subordinated interest in the Trust. The Seller's Certificate will represent the interest in the Receivables not represented by the Investor Certificates.

     Interest will be paid quarterly on the fifteenth day of each June, September, December and March (or, if such fifteenth day is not a Business Day, on the next succeeding Business Day) (each a "Payment Date"), commencing June 15, 1993, at the adjustable rate specified in the Agreement. Interest for a Payment Date will accrue from and including the preceding Payment Date to but excluding the current Payment Date. The Record Date with respect to any Payment Date shall be the last day of the calendar month preceding such Payment Date.

     No principal will be payable to Certificateholders until the expiration or early termination of the Revolving

Period. During the Revolving Period, Collections of Receivables otherwise allocable to the Certificateholders will be paid to the Seller in order to maintain the Seller Interest at the amount of the Initial Investor Interest.

     On each Payment Date, the Paying Agent shall distribute to each Certificateholder of record on the related Record Date such Certificateholder's pro rata share of amounts on deposit in the Collection Account as are payable to the Certificateholders pursuant to the Agreement. Payments with respect to this Certificate will be made by the Paying Agent by check mailed to the address of the Certificateholder of record appearing in the Certificate Register without the presentation or surrender of this Certificate or the making of any notation (except for the final payment in respect of this Certificate). Final payment of this Certificate will be made only upon presentation and surrender of this Certificate at the office or agency specified in the notice of final payment delivered by the Trustee to the Certificateholder in accordance with the Agreement.

     At any time after May 13, 1994, the Seller may repurchase this Certificate for a purchase price equal to the then unpaid principal and interest due to the Certificateholders, plus a premium as determined in accordance with the formula specified in the Agreement.

     This Certificate does not represent an obligation of, or an interest in, Pickering Way, the Servicer or any affiliate of Pickering Way and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. This Certificate is limited in right of payment to certain Collections respecting the Receivables (and certain other amounts), all as more specifically set forth hereinabove and in this Agreement.

     The Agreement may be amended by the Seller, the Servicer and the Trustee, without the consent of the Investor Certificateholder Representative, if such an amendment will not have a material adverse impact on the interests of the Certificateholders.

     Subject to the preceding paragraph, the Agreement may be amended by the Servicer, the Seller and the Trustee with the consent of the Investor Certificateholders Representative, for any reason whatsoever. Any such amendment and any such consent by the Investor Certificateholder Representative shall be conclusive and binding on all Certificateholders and upon all future Holders of this Certificate and of any Certificate issued in exchange hereof or in lieu hereof whether or not notation thereof is made upon this Certificate.

     The Certificates are issuable only in registered form in denominations of $500,000 and integral multiples of $500,000. The transfer of this Certificate shall be registered in the Certificate Register upon surrender of this Certificate for registration of transfer at any office or agency maintained by the Transfer Agent and Registrar accompanied by a written instrument of transfer, in a form satisfactory to the Trustee and the Transfer Agent and Registrar, duly executed by the Certificateholder or the Certificateholder's attorney, and duly authorized in writing with such signature guaranteed, and thereupon one or more new Certificates of authorized denominations and for the same aggregate amounts will be issued to the designated transferee or transferees.

     As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates evidencing a like aggregate amount, as requested by the Certificateholder surrendering this Certificate. No service charge may be imposed for any such exchange but the Servicer, the Seller or the Transfer Agent and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     The Servicer, the Trustee, the Paying Agent and the Transfer Agent and Registrar, and any agent of any of them, may treat the person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Servicer, nor the Trustee, the Paying Agent, the Transfer Agent and Registrar, nor any agent of any of them shall be affected by notice to the contrary except in certain circumstances described in the Agreement.

     This Certificate shall be governed by and construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without regard to conflict or choice law or principles.

     Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

     IN WITNESS WHEREOF, Pickering Way has caused this Certificate to be duly executed.

Dated: May 14, 1993

                                           PICKERING WAY FUNDING CORP.

                                           By:
                                               -------------------------------
                                               Vice President

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Investor Certificates described in the within-mentioned Pooling and Servicing Agreement.

                                           FIDELITY BANK, NATIONAL ASSOCIATION,
                                           as Trustee

                                           By:
                                               --------------------------------
                                               Authorized Officer

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE(S)

|--------------------------------------|
|                                      |
|--------------------------------------| ______________________________________
                                         (PLEASE PRINT OR TYPEWRITE NAME AND
                                         ADDRESS OF ASSIGNEE)

_______________________________________________________________________________

_______________________________________________________________________________

the within certificate and all rights thereunder, and hereby irrevocably constitutes and appoints

_______________________________________________________________________________

attorney, with full power of substitution in the premises, to transfer said certificate on the books kept for registration thereof.

Dated:_________________________________________________________________________

                    ___________________________________________________________

                    Note: The signature(s) to this Assignment must correspond with the name(s) as written on the face of the within certificate in every particular, without alteration or enlargement or any change whatever.

A Non-U.S. Person as defined in the Code must certify to the Trustee in writing as to its Non-U.S. Person status and such further information as may be required under the Code or reasonably requested by the Trustee.

                                 EXHIBIT 6.1(b)
                           FORM OF SELLER CERTIFICATE

No. 1                                                                  One Unit

                           PICKERING WAY FUNDING TRUST
                            ASSET BACKED CERTIFICATE

THIS CERTIFICATE WAS ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), AND MAY BE SOLD ONLY PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT OR AN EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE ACT. IN ADDITION, THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN. A COPY OF THE POOLING AND SERVICING AGREEMENT WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE BY THE TRUSTEE UPON WRITTEN REQUEST.

                         This Certificate represents an
                            undivided interest in the
                           PICKERING WAY FUNDING TRUST

Evidencing an undivided interest in a Trust, the corpus of which consists of a portfolio of receivables now existing or hereafter created and other assets and interests constituting the Trust under the Pooling and Servicing Agreement described below.

                     (Not an interest in or an obligation of
             Pickering Way Funding Corp. or any Affiliate thereof.)

     This certifies that ____________________ is the registered owner of an undivided interest in a trust (the "Trust"), the corpus of which consists of a portfolio of receivables (the "Receivables") now existing or hereafter acquired by Pickering Way Funding Corp. (the "Seller"), a Delaware Corporation, all monies due or to become due with respect thereto, all proceeds (as defined in Section 9-306 of the UCC as in effect in any applicable jurisdiction) relating thereto and such funds as from time to time are deposited in the Collection Account, all as more fully described pursuant to the Pooling and Servicing Agreement dated as of May 14, 1993 (the "Pooling and Servicing Agreement") between and among Pickering Way Funding Corp., Seller, Chemical Leaman Corporation, Servicer, and Fidelity Bank, National Association, Trustee. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth herein below. Such summary shall in all cases be subject to the terms set forth in the Pooling and Servicing Agreement. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Holder by virtue of the acceptance hereof assents and by which the Holder is bound.

     This Certificate has not been registered or qualified under the Securities Act of 1933, as amended, or any state securities law. No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 6.3 of the Pooling and Servicing Agreement.

     This Certificate is the Seller Certificate (the "Certificate"), which represents an undivided interest in the Trust, including the right to receive the Collections and other amounts at the times and in the amounts specified in the Pooling and Servicing Agreement to be paid to the Holder of the Certificate. The aggregate interest represented by this Certificate at any time in the Receivables and the Related Security in the Trust shall not exceed the Seller Interest at such time. In addition to this Certificate, Investor Certificates have been issued to investors pursuant to the Pooling and Servicing Agreement, each of which will represent an undivided interest in the Trust, to the extent set forth in the Pooling and Servicing Agreement. The Seller Interest shall be the amount defined as such in the Pooling and Servicing Agreement.

     This Certificate does not represent an obligation of, or any interest in, the Seller or the Servicer, and neither the Certificates nor the Receivables and the Related Security are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. This Certificate is limited in right of payment to certain Collections respecting the Receivables and the Related Security, all as more specifically set forth hereinabove and in the Pooling and Servicing Agreement. Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this

Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement, or be valid for any purpose.

     IN WITNESS WHEREOF, Pickering Way Funding Corp. has caused this Certificate to be duly executed under its official seal.

                                           PICKERING WAY FUNDING CORP.

                                           By:
                                               --------------------------------
                                               Vice President

[ SEAL]

Date: May 14, 1993

                 Form of Trustee's Certificate of Authentication

                          CERTIFICATE OF AUTHENTICATION

     This is the Seller Certificate referred to in the within mentioned Pooling and Servicing Agreement.

                                           FIDELITY BANK, NATIONAL
                                           ASSOCIATION, Trustee

                                           By:
                                               --------------------------------
                                               Authorized Officer

                                  EXHIBIT 11.5


[ LOGO ]                                            123 South Broad Street
                                                    Philadelphia, PA 19109-1199
                                                    (215) 985-6000

-------------------------------------------------------------------------------

March 22, 1993

Mr. Charles E. Fernald, Jr.
Senior Vice President Finance & Treasurer
Chemical Leaman Corporation
102 Pickering Way
Exton, PA 19341-0200

RE: Pickering Way Funding Trust
    S23 million Adjustable Rate Asset Backed Certificates


Dear Charles:

On behalf of Fidelity Bank, thank you for the opportunity to submit our proposal to act as Trustee, Registrar, and Paying Agent for the above referenced transaction.

Fidelity Bank is engaged in a general commercial banking and trust business, offering a full range of commercial, corporate, international, financial market, retail and fiduciary banking services to corporations, institutions, governments and individuals.

With $33 billion in assets, we do not only rank among the nation's twenty-five largest bank holding companies in asset size, but also in the total market value of our outstanding capital stock.

As a leading provider of fiduciary services to municipal, nonprofit institutional and corporate clients, the Corporate Trust Division of Fidelity Bank administers over 3000 accounts with $60 Billion in debt outstanding. Within the Corporate Trust Department, a unit of professionals with extensive legal, financial, and corporate trust experience has been created and dedicated to the unique financing transactions. Administration is over fifty strong, not including marketing, sales, system support or operations. The Corporate Trust Operations utilizes state-of-the-art computer systems including Bondmaster, SEI's Trust-Aid 3000 and a sophisticated administrative tickler system developed for Fidelity Bank by the developers of Bondmaster. In all, Corporate Trust at Fidelity Bank is approximately 200 strong, and what that means is better quality service for our clients, issuers and the business community. The following services will be provided to you upon request and without additional charge:

Mr. Charles E. Fernald, Jr.
March 22, 1993
Page 2

          * Periodic bondholders lists
            - sortable by various indices
            (i.e. geographical, by position, etc.)

          * Periodic payment maps

          * List of unpresented bonds on maturity or call dates

          * Bond transfer statistics

In addition to quality service, we are committed to providing the greatest economy for the on-going administration of this financing. To achieve this objective on your behalf, we have discounted our Annual Administration Fee for our Trustee services. We hope you will agree that our aggressive pricing strategy reflects our keen desire to win the appointment.

Fidelity Bank is very interested in working with Chemical Leaman Corporation on this transaction. We would be pleased to discuss any aspect of this proposal and respond to any inquiry you may have.

Thank you for your interest in Fidelity Bank and we look forward to serving you in the years ahead.

Sincerely,

/s/ Ronald J. Reid
------------------
Ronald J. Reid
Vice President

Enclosures

Fee Agreement between Chemical Leaman Corporation and Fidelity Bank, National Association, in connection with the Issuance of $23,000,000 Adjustable Rate Asset Backed Certificates

Trustee, Registrar and Paying Agent

     A. Initial Fee:                                 $ 5,000

        Represents fee incurred in the review of closing documentation.

     B. Annual Administration Fee                    $10,000 (in advance)

     C. Investment Transaction Fee                   $50.00
        (per purchase and/or sale of Security)

     D. Counsel Fees (capped)                        $10,000

Except as noted above, we provide an all-inclusive service, encompassing; review of all documents; registration and authentication of bonds; on-going administration of the account, including; compliance with indenture provisions, inquiry processing from bondholders or the Obligor, IRS reporting, and valuation of accounts; maintenance of holder records and issuance of interest checks; payment of bonds at maturity, call or redemption; and cancellation, destruction and certification of satisfied securities for the fees quoted.

Our charges for this service are subject to adjustment whenever new laws, or other factors, increase the Bank's expenses in performing the prescribed duties. Additionally, we reserve the right to review and renegotiate fees after three
(3) years and at three (3) year intervals thereafter. In the event of such increase, advance notice shall be given and a mutual agreement made. The fees quoted do not include compensation to the trustee in the event defeasance or default administration must be performed by the Trustee. We reserve the right to impose additional fees and charges upon the occurrence of either of these events under the financing documents. In the event Trustee Counsel has been engaged and this transaction is not consummated, fees and expenses of Trustee Counsel incurred to date will be payable by Chemical Leaman Corporation.

If provided for as permitted investment under the terms of the financing documents, and with your approval, cash balances are automatically invested on a daily basis at money market rates in a short term investment fund. The nominal charge for this service is $.15 per year for every $100.00 of cash invested. The cash management fee, which is in addition to the fees listed above, is deducted from the earned money market interest (see enclosed FFB Funds Semi-Annual Report).

The above fees do not include out-of-pocket expenses related to our attendance at the closing.

The above mentioned fees are basic charges and do not include out-of-pocket expenses, or any future counsel fees and expenses, which will be billed in addition to the regular charges as required. Out-of-pocket expense shall include, but are not Limited to: Telephone tolls, stationery, postage expense, all of which on an annualized basis are not expected to exceed $750.00.

We offer to perform the services as Trustee, Registrar and Paying Agent with the understanding that such offer is subject to a review of the current bond documents by ourselves as well as our counsel.

Please sign and return the enclosed copy of this Agreement.

Chemical Leaman Corporation


By: /s/ Charles E. Fernald, Jr.                  Date: 4/14/93
    ---------------------------                        ------------------------

Fidelity Bank, National Association

By: /s/ Ronald J. Reid                                 Date: 2/22/93
    ---------------------------                        ------------------------

                                  EXHIBIT 12.4
                        FORM OF CONVEYANCE OF RECEIVABLES

     CONVEYANCE of RECEIVABLES, dated as of __________, 19__ (this "Conveyance") by and between the Pickering Way Funding Trust (the "Trust") and the Holder of the Seller Certificate pursuant to the Pooling and Servicing Agreement referred to below (the "Transferee").

                              W I T N E S S E T H:

     WHEREAS, the Transferee and the Trust are parties to the Pooling and Servicing Agreement dated as of May 14, 1993 (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the "Pooling and Servicing Agreement");

     WHEREAS, pursuant to the Pooling and Servicing Agreement, the Transferee wishes to cause the Trust to reconvey all of the Receivables and the Related Security and proceeds thereof, whether now existing or hereafter created, from the Trust to the Transferee pursuant to the terms of Section 12.4 of the Pooling and Servicing Agreement upon termination of the Trust pursuant to Article 12 of the Pooling and Servicing Agreement (as each such term is defined in the Pooling and Servicing Agreement);

     WHEREAS, the Trust is willing to reconvey the Receivables and the Related Security subject to the terms and conditions hereof;

     NOW THEREFORE, the Transferee and the Trust hereby agree as follows:

     1. Defined Terms. All terms defined in the Pooling and Servicing Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

     "Conveyance Date" shall mean _________ __, 19 _ .

     2. Return of Lists of Receivables. The Trustee shall deliver to Transferee, not later than three (3) Business Days after the Conveyance Date, each and every computer file or microfiche listed of Accounts delivered to the Trustee pursuant to the terms of the Pooling and Servicing Agreement.

     3. Conveyance of Receivables.

     (a) The Trust does hereby Convey to the Transferee (without recourse, representation or warranty) all right, title and interest of the Trust in the Receivables and the Related Security, whether then existing or thereafter created, all moneys due or to become due with respect thereto, and all proceeds of the foregoing, except for amounts held by the Trust pursuant to subsection 12.3(b) of the Pooling and Servicing Agreement.

     (b) The Trust shall execute and deliver such instruments of transfer and assignment, in each case without recourse, as shall be reasonably requested by the Transferee to vest in such Transferee all right, title and interest which the Trust had in the Receivables and the Related Security.

     4. Counterparts. This Conveyance may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     5. Governing Law. This Conveyance shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     IN WITNESS WHEREOF, the undersigned have caused this Conveyance to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

                                           FIDELITY BANK, NATIONAL ASSOCIATION,
                                           Trustee on behalf of the
                                           PICKERING WAY FUNDING CORP.

                                           By:
                                               --------------------------------
                                               Name:
                                               Title:

                                           [HOLDER OF SELLER CERTIFICATE]


                                           By:
                                               --------------------------------
                                               Name:
                                               Title:

                               FIRST AMENDMENT TO
                         POOLING AND SERVICING AGREEMENT

         This FIRST AMENDMENT TO POOLING AND SERVICING AGREEMENT (this "Amendment") is made as of December 16, 1994, by and among Pickering Way Funding Corp., a Delaware corporation (the "Seller"), and Chemical Leaman Corporation, a Pennsylvania corporation (the "Servicer"), and First Fidelity Bank, National Association, a national banking association, as successor to Fidelity Bank, National Association, in its capacity as Trustee (the "Trustee").

                                   Background

         1. The Seller, the Servicer and the Trustee are parties to a Pooling and Servicing Agreement dated as of May 14, 1993 (the "Pooling and Servicing Agreement").

         2. Pursuant to the Pooling and Servicing Agreement, the Seller conveys to a trust (the "Trust") certain trade receivables and related assets acquired from Chemical Leaman Tank Lines, Inc. and Quala Systems, Inc. (collectively, the "Originators") under a Receivables Contribution and Purchase Agreement among the Originators, the Seller and the Servicer dated as of May 14, 1993 (the "Receivables Purchase Agreement"). The Trust, in turn, has issued a certificate evidencing an undivided beneficial interest in the Trust to an investor. In addition, the Servicer services the administration and collection of the receivables and other assets so conveyed in accordance with the provisions of the Pooling and Servicing Agreement.

         3. The Seller, the Servicer and the Trustee desire to amend and supplement the Pooling and Servicing Agreement in order to (i) extend the term of the Pooling and Servicing Agreement, (ii) provide for the issuance of an additional investor certificate in the principal amount of $2,000,000, (iii) expand the types of receivables that may be conveyed by the Seller to the Trust under the Pooling and Servicing Agreement, (iv) expand the types of investments which can be made with funds on deposit in certain accounts under the Pooling and Servicing Agreement, (v) reduce the percentage of the Trust assets which the Seller is required to hold, (vi) reduce the rate on interest paid to the holders of the Trust's investor certificates, and (vii) amend and modify certain other terms and conditions of the Pooling and Servicing Agreement, all as set forth herein.

         4. Concurrently with the execution hereof, the Originators, the Seller and the Servicer are entering into a First Amendment to the Receivables Purchase Agreement (the "First Receivables Purchase Amendment"). It is a condition to the effectiveness of the First Receivables Purchase Amendment that this Amendment be executed and delivered to the Seller.

         IN CONSIDERATION of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree to the following:

         Section 1. Defined Terms. For purposes of this Amendment, except as otherwise provided in this Amendment, capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Pooling and Servicing Agreement as amended and supplemented hereby.

         Section 2. Amendment to Pooling and Servicing Agreement.

               (a) The following new definitions are hereby added to Section 1.1 of the Pooling and Servicing Agreement:

               "Additional Investor Certificate" shall mean the Investor Certificate in the principal amount of $2,000,000 which the Investor Certificateholder has agreed to purchase pursuant to the Certificate Purchase Agreement.

               "Certificate Purchase Agreement" shall mean the Certificate Purchase Agreement dated as of December 16, 1994 between the Seller and the Investor Certificateholder, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

               "Days Sales Outstanding" shall mean, for each Accounting Period, a number "expressed in days and computed as of the last day of such Accounting Period, using the financial information set forth in the related Monthly Servicer's Report with respect to such Accounting Period) equal to a fraction, the numerator of which is the average outstanding daily principal balance of all unpaid Receivables for such Accounting Period, and the denominator of which is the combined principal balance of all Receivables generated during such Accounting Period divided by the number of days in such Accounting Period.

               "First Pooling and Servicing Amendment" shall mean the First Amendment to this Agreement dated as of December 16, 1994.

               "Initial Investor Certificate" shall mean the Investor Certificate in the principal amount of $23,000,000 which the Investor Certificateholder purchased on the Closing Date.

               "Seller Percentage Adjustment Condition" shall have the meaning specified in Section 4.4.

         (b) The definition of "Certificate Rate" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               "Certificate Rate" shall mean (i) for initial Interest Period a per annum rate, calculated by the Trustee based on a 360 day calendar year, equal to four and five-eighths percent (4-5/8%), (ii) for each subsequent Interest Period up to but excluding December 16, 1994, a per annum rate, calculated based upon a 360 day calendar year, equal to the LIBOR Rate on the first day of such Interest Period or if such day is not a Business Day, on the immediately preceding Business Day, plus an amount equal to one and one-half percent (1.5%), and (iii) for each Interest Period on and after December 16, 1994, a per annum rate, calculated based upon a 360 day calendar year, equal to the LIBOR Rate on the first, thirty-first and sixty-first day of such Interest
          Period or if any such day is not a Business Day, on the immediately preceding Business Day, plus an amount equal to eight-tenths of one percent (.80%).

         (c) Subpart (i) of the definition of "Defaulted Receivable" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               (i) as to which any payment, or part thereof, remains unpaid for ninety-one (91) days from the original due date for such payment or one hundred twenty-one (121) days from the original invoice date;

         (d) The definition of "Delinquency Percentage" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               "Delinquency Percentage" shall mean, for each Accounting Period the percentage equivalent of a fraction which shall never be less than 0% nor more than

          100% (computed as of the last day of such Accounting Period using the financial information set forth in the related Monthly Servicer's Report with respect to such Accounting Period), the numerator of which is the aggregate principal balance of all Receivables past due for at least ninety-one (91) calendar days (but which are not outstanding more than one hundred eighty (180) days beyond the original due date or two hundred ten (210) days beyond the original invoice date) at the end of such Accounting Period, and the denominator of which is the aggregate unpaid principal balance of all Receivables in the Trust on the last day of such Accounting Period.

         (e) The definition of "Designated Obligor" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               "Designated Obligor" means, at any time, each Obligor which is entitled to credit under the applicable Credit and Collection Policy except:

               (i) Obligors which are an Affiliate of either of the Originators, the Seller or CLC;

               (ii) Obligors which are employees or independent contractors of either of the Originators providing transportation or related services to either of the Originators; and

               (iii) Obligors which are not based or located in the United States, Canada or Mexico.

         (f) Each of subparts (iv) and (xix) of the definition of "Eligible Receivables" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               (iv) which is payable in the United States and denominated only in Dollars; provided, however, that in the case of any Obligor based or located in Canada or Mexico, such Receivables may be denominated in Canadian dollars or in Mexican pesos so long as the risk of currency fluctuations has been limited by a swap agreement satisfactory to the Rating Agency and the Investor Certificateholder Representative.

                                     * * *

               (xix) The Obligor of which is a resident of (A) the United States, (B) Canada, but only to the extent that the combined aggregate balance of all Eligible Receivables from Canadian Obligors does not exceed four percent (4.0%) of the Account Balance of all Eligible Receivables on the last day of the immediately preceding Accounting Period, or (c) Mexico, but only to the extent that the combined aggregate balance of all Eligible Receivables from Mexican Obligors does not exceed one percent (1.0%) of the Account Balance of all Eligible Receivables on the last day of the immediately preceding Accounting Period.

         (g) The definition of "Investor's Percentage" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended to add the following proviso at the end of such definition:

               ; provided, however, that from and after the date of issuance of the Additional Investor Certificate, the numerator in such fraction shall be increased from $23,000,000 to $25,000,000.

         (h) The definition of "LIBOR Rate" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               "LIBOR Rate" shall mean (i) for each Interest Period up to but excluding December 16, 1994, the rate of interest that is published in the Money Rates section of the Eastern Edition of the Wall Street Journal under the section captioned "London Interbank Offered Rates" for dollar deposits with maturities of three (3) months or, if such interest rate is unavailable, such comparable published rate as shall be selected by the Trustee in its sole and absolute discretion, and
          (ii) for each

          Interest Period on or after December 16, 1994, the rate of interest that is published in the Money Rates section of the Eastern Edition of the Wall Street Journal under the section captioned "London Interbank Offered Rates" for dollar deposits with maturities of three (3) months, unless the Seller elects to have the LIBOR Rate based on dollar deposits with maturities of thirty (30) days.

         (i) The definition of "Maximum Receivables Concentration Percentage" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               "Maximum Receivables Concentration Percentage" shall mean two percent (2.0%) for all Obligors other than (i) Obligors whose credit qualifies for a rating of BBB/D-2 from Duff (or if not rated by Duff, its equivalent from another Rating Agency), with respect to which the term Maximum Receivables Concentration Percentage shall mean four percent (4.0%) of Eligible Receivables, (ii) Obligors whose credit qualifies for a rating of A/D-1 from Duff (or if not rated by Duff, its equivalent from another Rating Agency), with respect to which the term Maximum Receivables Concentration Percentage shall mean five percent (5.0%) of Eligible Receivables, (iii) Obligors whose credit qualifies for a rating of AA/D-1+ from Duff (or if not rated by Duff, its equivalent from another Rating Agency), with respect to which the term Maximum Receivables Concentration Percentage shall mean six percent (6.0%) of Eligible Receivables, and (iv) the Obligors listed on Schedule 1 to the First Pooling and Servicing Amendment, with respect to which the term Maximum Receivables Concentration Percentage shall mean the percentage listed opposite the name of such Obligor on such Schedule, subject to the conditions set forth on such Schedule.

         (j) The definition of "Minimum Seller Percentage Adjustment" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby deleted.

         (k) The definition of "Permitted Investments" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended to add a new subpart immediately after subpart (F) of such definition, which shall read as follows:

               (vii) subject to the prior approval of the Investor Certificateholder Representative, guaranteed investment contracts (A) having an Approved Long-Term Rating or (B) with any Person whose long-term unsecured obligations have an Approved Long-Term Rating, in each case, at the time of such investment or contractual commitment providing for such investment, provided that moneys invested thereunder may be withdrawn without penalty, premium or other charge;

and subpart (G) of the definition of "Permitted Investments" shall be redesignated as subpart (H).

         (l) The definition of "Required Minimum Seller Percentage" contained in
Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               "Required Minimum Seller Percentage" shall mean fifteen percent (15%), except that if a Seller Percentage Adjustment Condition shall have occurred and be continuing, the Required Minimum Seller Percentage shall mean twenty percent (20%).

         (m) The definition of "Reserve Amount" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               "Reserve Amount" shall mean an amount equal to zero.

         (n) The definition of "Scheduled Maturity Date" contained in Section
1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               "Scheduled Maturity Date" shall mean December 15, 1997.

         (o) Section 2.5(j) of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               Required Net Worth and Subordinated Debt. The Seller shall not permit its net worth at any time to be less than $2,000,000. In addition, the Seller shall not make any payment or prepayment of principal on its Subordinated Note dated December 16, 1994 payable to Chemical Leaman Tank Lines, Inc. in the principal amount of $2,820,000 or its Subordinated Note dated December 16, 1994 payable to Quala Systems, Inc. in the principal amount of $180,000.

         (p) The following new Sections 2.10 and 2.11 are hereby added to the Pooling and Servicing Agreement immediately after Section 2.9 thereof:

               Section 2.10. Conditions Precedent to Issuance of Additional Investor Certificate. The Additional Investor Certificate shall not be issued until the conditions precedent set forth below are satisfied to the reasonable satisfaction of the Trustee and the Investor Certificateholder Representative (in lieu of the conditions precedent set forth in Section 2.8 hereof):

               (a) The representations and warranties of the Seller, the Servicer and each of the Originators in the Transaction Documents shall be true and correct in all material respects on and as of the date of issuance of the Additional Investor Certificate (except to the extent that a different date is specified in any such Transaction Document);

               (b) No event shall have occurred or condition shall exist, both before and after giving effect to the issuance of the Additional Investor Certificate, which would constitute a Termination Event under this Agreement or the Receivables Purchase Agreement, or which, with the lapse of time or giving of notice or both, would constitute such a Termination Event; and

               (c) The credit analysis of the investment in the Additional Investor Certificate shall not have been materially and adversely affected after the date hereof as a result of a change in applicable law (whether due to the enactment, adoption, amendment or modification of any law, rule or regulation, the issuance of any judicial or administrative order, decision or ruling, or otherwise) relating to any of the legal issues addressed in the bankruptcy and tax opinions of Pepper Hamilton & Scheetz referred to in the opinions delivered by the Seller's counsel to the Purchaser pursuant to Section 4(d) hereof the First Pooling and Servicing Amendment.

               Section 2.11. Distribution of Proceeds from Sale of Additional Investor Certificate. All of the proceeds received by the Trustee in connection with the sale of the Additional Investor Certificate shall be allocated, first, to the Unallocated Principal Sub-Account, to the extent required to increase the Seller Percentage to the Required Minimum Seller Percentage; and second, to the Seller Sub-Account, for application in accordance with Section 4.3 hereof.

         (q) Section 3.6(b) of the Pooling and Servicing Agreement is hereby amended to add the following sentence at the end thereof:

               For each Accounting Period ending after December 16, 1994, the Monthly Servicer's Report shall be in the form of Exhibit A to the First Pooling and Servicing Amendment.

         (r) Section 3.8(b) of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               (b) On or before March 31 of each year, beginning with March 31, 1995, the Servicer shall cause Arthur Andersen & Co. or another United States based, internationally recognized firm of independent public accountants (who may also render other services to the Servicer or the Seller) to furnish a report in a form acceptable to the Rating Agency (to be attached to the First

          Pooling and Servicing Amendment as Exhibit G within 30 days after the execution thereof) to the Trustee, the Investor Certificateholder Representative and the Rating Agency, to the effect that they have applied certain agreed-upon procedures and examined certain documents and records relating to the servicing of the Receivables under this Agreement and setting forth their findings, based upon such agreed-upon procedures, with respect to such servicing by the Servicer.

         (s) The following new Section 4.4 is hereby added to the Pooling and Servicing Agreement immediately after Section 4.3 thereof:

               Section 4.4. Seller Percentage Adjustment Condition. A Seller Percentage Adjustment Condition shall exist during any Accounting Period if any of the following conditions exist:

               (a) the average Charge-Off Ratio shall exceed one and one-half percent (1.5%) for the three (3) consecutive Accounting Periods immediately preceding such Accounting Period;

               (b) the average Billing Adjustment Percentage shall exceed one and one-quarter percent (1.25%) for the three (3) consecutive Accounting Periods immediately preceding such Accounting Period; or

               (c) the average Delinquency Percentage shall exceed four and one-half percent (4.5%) for the three (3) consecutive Accounting Periods immediately preceding such Accounting Period.

         (t) Section 6.1 of the Pooling and Servicing Agreement shall be redesignated subsection (a) of Section 6.1, and a new subsection (b) shall be added immediately thereafter as follows:

               (b) The Additional Investor Certificate shall be issued substantially in the form of Exhibit B to the First Pooling and Servicing Amendment. Upon the issuance of the Additional Investor

          Certificate, the Initial Investor Certificate and Seller Certificate shall be automatically amended as set forth in the forms of the amended and restated Investor Certificate and Seller Certificate attached as Exhibits C and D respectively, to the First Pooling and Servicing Amendment. Upon surrender of the Initial Investor Certificate and Seller Certificate by the holders thereof, the amended and restated Initial Investor Certificate and Seller Certificate shall be issued to such holders in exchange therefor.

         (u) Each of subparts (j), (l) and (m) of Section 9.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

               (j) the average Charge-Off Ratio shall exceed two and one-half percent (2.5%) for any three (3) consecutive Accounting Periods;

                                     * * *

               (l) the average Delinquency Percentage shall exceed six percent (6.0%) for any three (3) consecutive Accounting Periods;

                                     * * *

               (m) the average Billing Adjustment Percentage shall exceed one and one-half percent (1.5%) for any three (3) consecutive Accounting Periods;

         (v) The following new subpart (t) is hereby added to Section 9.1 of the Pooling and Servicing Agreement immediately after subpart(s) thereof:

               (t) the average Days Sales Outstanding shall exceed 47 days for any three (3) consecutive Accounting Periods.

         Section 3. Consent of Trustee. The Trustee hereby consents to this Amendment and the First Receivables Purchase Amendment and the transactions contemplated thereby.

         Section 4. Effectiveness. The effectiveness of this Amendment is subject to the following conditions:

               (a) The execution and delivery by the Originators, the Seller and the Servicer of the First Receivables Purchase Amendment;

               (b) The written consent of the Investor Certificateholder Representative, substantially in the form attached to this Amendment as Exhibit E, consenting to this Amendment and the First Receivables Purchase Amendment and the transactions contemplated thereby;

               (c) The receipt of a letter, in form and substance reasonably satisfactory to the Seller and the Investor Certificateholder Representative, from Duff indicating that, after giving effect to this Amendment and the First Receivables Purchase Amendment, the Initial Investor Certificate will have an "A" rating; and

               (d) The delivery of opinions of Dilworth, Paxson, Kalish & Kauffman substantially in the form of Exhibits F-1, F-2 and F-3 to this Amendment, addressed to the Investor Certificateholder and Duff.

         Section 5. Authorization/Ratification.

         (a) Each of the Seller, the Servicer and the Trustee represent and warrant that (i) it has taken all action necessary to authorize it to execute, deliver and perform this Amendment and (ii) each of this Amendment and the Pooling and Servicing Agreement, as amended and supplemented hereby, constitute a valid and legally binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws.

         (b) Except as expressly set forth in this Amendment, the Pooling and Servicing Agreement is hereby ratified and confirmed in all respects.

         Section 6. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules.

         Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the first date written above.

Attest:                                        PICKERING WAY FUNDING CORP.

/s/ David M. Boucher                           By: /s/ Eugene C. Parkerson
---------------------------                        -----------------------
(Assistant) Secretary                             (Vice) President


                                               ------------------------
                                                        Print Name

Attest:                                        CHEMICAL LEAMAN CORPORATION

/s/ [Illegible]                                By: /s/ David M. Boucher
---------------------------                        ------------------------
(Assistant) Secretary                             (Vice) President


                                               ------------------------
                                                        Print Name



                                                FIRST FIDELITY BANK, NATIONAL
Attest:                                         ASSOCIATION, as Trustee

/s/ [Illegible]                                 By: /s/ John H. Clapham
---------------------------                        ------------------------
(Assistant) Secretary                             Assistant Vice President

                                               ----------------------------
                                                        Print Name

LIST OF SCHEDULES AND EXHIBITS

  Schedules
  ---------
  Schedule 1                            Maximum Receivables Concentration
                                        Percentages for Certain Obligors

  Exhibits
  Exhibit A                             Monthly Servicer's Report
  Exhibit B                             Additional Investor Certificate
  Exhibit C                             Restated Initial Investors Certificate
  Exhibit D                             Restated Seller Certificate
  Exhibit E                             Consent of Investor Certificateholder
  Exhibits F-1,
  F-2 and F-3                           Opinions of Dilworth, Paxson, Kalish &
                                        Kauffman
  Exhibit G                             Accountant's Annual Report

                                   Schedule 1

                                                      Maximum Receivables
  Obligor                                          Concentration Percentage
  -------                                          ------------------------
  Dow Chemical Company                                       15.0%
  E.I. Dupont Company                                        12.0%
  BASF                                                        4.0%
  Aristech Chemical Corporation                               3.0%
  Cytec Industries, Inc.                                      3.0%

Notwithstanding the foregoing, the Maximum Receivables Concentration Percentage for the above Obligors shall be determined as set forth in the general definition of "Maximum Receivables Concentration Percentage" contained in
Section 1.1 of the Pooling and Servicing Agreement, as amended, in the event that -

         (a) with respect to Dow Chemical Company or E.I. Dupont Company, the credit rating of such Obligor is downgraded below a rating of A/D-1 from Duff (or if not rated by Duff, its equivalent from another Rating Agency);

         (b) with respect to BASF, Aristech Chemical Corporation or Cytec Industries, Inc., in the reasonable opinion of Duff or the Investor Certificateholder Representative, there has been a material adverse change in the financial condition of such Obligor.

                               SECOND AMENDMENT TO
                         POOLING AND SERVICING AGREEMENT

     This SECOND AMENDMENT TO POOLING AND SERVICING AGREEMENT (this "Amendment") is made as of June 23, 1995, by and among Pickering Way Funding Corp., a Delaware corporation (the "Seller"), and Chemical Leaman Corporation, a Pennsylvania corporation (the "Servicer"), and First Fidelity Bank, National Association, a national banking association, as successor to Fidelity Bank, National Association, in its capacity as Trustee (the "Trustee").

                                   Background
                                   ----------

     1. The Seller, the Servicer and the Trustee are parties to a Pooling and Servicing Agreement dated as of May 14, 1993, as amended (the "Pooling and Servicing Agreement").

     2. Pursuant to the Pooling and Servicing Agreement, the Seller conveys to a trust (the "Trust") certain trade receivables and related assets acquired from Chemical Leaman Tank Lines, Inc. and Quala Systems, Inc. under a Receivables Contribution and Purchase Agreement among the Originators, the Seller and the Servicer dated as of May 14, 1993. The Trust, in turn, has issued a certificate evidencing an undivided beneficial interest in the Trust to an investor. In addition, the Servicer services the administration and collection of the receivables and other assets so conveyed in accordance with the provisions of the Pooling and Servicing Agreement.

     3. The Seller, the Servicer and the Trustee desire to modify the Maximum Receivables Concentration Percentage with respect to certain Obligors by amending Schedule 1 to the First Pooling and Servicing Amendment as set forth herein.

     IN CONSIDERATION of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree to the following:

     Section 1. Defined Terms. For purposes of this Amendment, except as otherwise provided in this Amendment, capitalized terms not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Pooling and Servicing Agreement as amended and supplemented hereby.

     Section 2. Amendments.


         (a) The schedule of Maximum Receivables Concentration Percentages for Certain Obligors, which is attached as Schedule 1 to the First Pooling and Servicing Amendment, is hereby amended and restated as set forth in Schedule 1 to this Amendment.

         (b) The form of the Monthly Servicer's Report, which is attached as Exhibit A to the First Pooling and Servicing Amendment, is hereby amended and restated as set forth in Exhibit A to this Amendment.

     Section 3. Consent of Trustee. The Trustee hereby consents to this
Amendment.


     Section 4. Effectiveness. The effectiveness of this Amendment is subject to the following conditions:


         (a) The receipt of the written consent of the Investor
Certificateholder Representative with respect to this Amendment; and

         (b) The receipt of a letter, in form and substance reasonably satisfactory to the Seller and the Investor Certificateholder Representative, from Duff indicating that the modification of the Maximum Receivables Concentration Percentages as provided in this Amendment will not affect the "A" rating of the Investor Certificates issued by the Trust.

     Section 5. Authorization/Ratification.

         (a) Each of the Seller, the Servicer and the Trustee represent and warrant that (i) it has taken all action necessary to authorize it to execute, deliver and perform this Amendment and (ii) each of this Amendment and the Pooling and Servicing Agreement, as amended and supplemented hereby, constitute a valid and legally binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws.

         (b) Except as expressly set forth in this Amendment, the Pooling and Servicing Agreement is hereby ratified and confirmed in all respects.

     Section 6. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules.

     Section 7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

     IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the first date written above.


                                            PICKERING WAY FUNDING CORP.
Witness:


/s/ [Illegible]                             By: /s/ David M. Boucher
--------------------------------------         --------------------------------
                                                 (Vice) President


                                                    David M. Boucher
                                            -----------------------------------
                                                        Print Name



                                            CHEMICAL LEAMAN CORPORATION
Witness:


/s/ [Illegible]                             By: /s/ David M. Boucher
--------------------------------------         --------------------------------
                                                  (Vice) President


                                                    David M. Boucher
                                            -----------------------------------
                                                        Print Name



                                            FIRST FIDELITY BANK, NATIONAL
Attest:                                     ASSOCIATION, as Trustee



/s/ [Illegible]                             By: /s/ John H. Clapham
--------------------------------------         --------------------------------
(Assistant Secretary)                           Assistant Vice President

                                   Schedule 1
                                   ----------


                                                   Maximum Receivables
Obligor                                          Concentration Percentage
-------                                          ------------------------

DOW Chemical Company                                      15.0%

E.I. DuPont Company                                       12.0%

Allied Signal, Inc.                                       10.0%

BASF                                                       4.0%

Aristech Chemical Corporation                              3.0%

Cytec Industries, Inc.                                     3.0%

     The Maximum Receivables Concentration Percentages set forth above are subject to the following conditions and limitations:

     1. The Maximum Receivables Concentration Percentage for the above Obligors shall be determined as set forth in the general definition of "Maximum Receivables Concentration Percentage" contained in Section 1.1 of the Pooling and Servicing Agreement, as amended, in the event that --

     (a) with respect to Dow Chemical Company, E.I. Dupont Company and Allied Signal, Inc., the credit rating of such Obligor is downgraded below a rating of A/D-1 from Duff (or if not rated by Duff, its equivalent from another Rating Agency);

     (b) with respect to BASF, Aristech Chemical Corporation and Cytec Industries, Inc., in the reasonable opinion of Duff or the Investor Certificateholder Representative, there has been a material adverse change in the financial condition of such Obligor.

     2. If at any time the aggregate Receivables of any two A-rated Obligors (without duplication) shall exceed 20% of all Eligible Receivables, such excess Receivables shall not constitute Eligible Receivables. For purposes hereof, the term "A-rated Obligor" shall mean an Obligor having a rating of A/D-1 from Duff (or if not rated by Duff, its equivalent from another Rating Agency), but shall not include an Obligor having a higher rating.

                              SECOND AMENDMENT TO
                        POOLING AND SERVICING AGREEMENT
                        -------------------------------


         This SECOND AMENDMENT TO PICKERING WAY FUNDING TRUST POOLING AND SERVICING AGREEMENT (the "Second Amendment") is made as of December 30, 1996. by and among Pickering Way Funding Corp., a Delaware corporation (the "Seller"), and Chemical Leaman Corporation, a Pennsylvania corporation ("CLC" and, in its capacity as Servicer is sometimes referred to herein as "Servicer"), and First Union National Bank, a national banking association, as successor to First Fidelity Bank, National Association, successor to Fidelity Bank, National Association, in its capacity as Trustee (the "Trustee").

                                   Background
                                   ----------

I. The Seller, CLC and the Trustee are parties to a Pooling and Servicing Agreement dated as of May 14, 1993 (as amended from time to time, including by this Second Amendment, the "Pooling and Servicing Agreement").

         1. Pursuant to the Pooling and Servicing Agreement, the Seller conveys to a trust (the "Trust") certain trade receivables and related assets acquired from Chemical Leaman Tank Lines, Inc. and Quala Systems, Inc. (collectively, the "Originators") under a Receivables Contribution and Purchase Agreement among the Originators, the Seller and CLC dated as of May 14, 1993 (the "Receivables Purchase Agreement"). The Trust, in turn, has issued a certificate evidencing an undivided beneficial interest in the Trust to an investor. In addition, the Servicer services the administration and collection of the receivables and other assets so conveyed in accordance with the provisions of the Pooling and Servicing Agreement.

         2. Pursuant to a First Amendment to Pooling and Servicing Agreement dated as of December 16, 1994, the Seller, CLC and the Trustee amended and supplemented the Pooling and Servicing Agreement to inter alia, (i) extend the term of the Pooling and Servicing Agreement, (ii) provide for the issuance of an additional investor certificate in the principal amount of $2,000,000, (iii) expand the types of receivables that may be conveyed by the Seller to the Trust under the Pooling and Servicing Agreement, (iv) expand the types of investments which can be made with funds on deposit in certain accounts under the Pooling and Servicing Agreement, (v) reduce the percentage of the Trust assets which the Seller is required to hold, and (vi) reduce the rate on interest paid to the holders of the Trust's investor certificates.

         3. The Seller, CLC and the Trustee desire to further amend and supplement the Pooling and Servicing Agreement in order to (i) further extend the term of the Pooling and Servicing Agreement, and (ii) provide for the issuance of another additional investor certificate in the principal amount of $3,000,000, (iii) provide for the addition of an additional originator, and (iv) amend and modify certain other terms and conditions of the Pooling and Servicing Agreement, all as set forth herein.

         4. Concurrently with the execution hereof, the Originators, together with Fleet Transport Company, Inc. as an additional originator, the Seller and CLC are entering into a Second Amendment to the Receivables Purchase Agreement (the "Second Receivables Purchase Amendment"). It is a condition to the effectiveness of the Second Receivables Purchase Amendment that this Second Amendment be executed and delivered to the Seller.

         IN CONSIDERATION of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to the following:

     Section I. Defined Terms. For purposes of this Second Amendment, except as otherwise provided in this Second Amendment, capitalized terms not otherwise defined in this Second Amendment shall have the meanings assigned to such terms in the Pooling and Servicing Agreement, as amended and supplemented hereby.


     Section II.   Amendment to Pooling and Servicing Agreement.

         A. The following new definitions are hereby added to Section 1.1 of the Pooling and Servicing Agreement:

                   "Buyer Notes" shall have the meaning assigned to such term in the Receivables Purchase Agreement, as amended.

                   "Additional Investor Certificate" shall mean the Investor Certificate in the principal amount of $3,000,000 which the Investor Certificateholder has agreed to purchase pursuant to the 1996 Certificate Purchase Agreement.

                   "1996 Certificate Purchase Agreement" shall mean the Certificate Purchase Agreement dated as of December 30, 1996 between the Seller and the Investor Certificateholder, as the same may be amended, modified or supplemented from time to time in accordance with its terms.

                   "Second Pooling and Servicing Amendment" shall mean the Second Amendment to this Agreement dated as of December 30, 1996.

         B. The definition of "Designated Obligor" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                   "Designated Obligor," means, at any time, each Obligor which is entitled to credit under the applicable Credit and Collection Policy except:

                   (i) Obligors which are an Affiliate of either of the Originators, the Seller or CLC;

                   (ii) Obligors which are employees or independent contractors of any of the Originators providing transportation or related services to any of the Originators; and

                   (iii) Obligors which are not based or located in the United States, Canada or Mexico.

         C. The definition of "Investor's Percentage" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended to add the following proviso at the end of such definition:

         ;provided, however, that from and after the date of issuance of the Additional Investor Certificate, the numerator in such fraction shall be increased from $23,000,000 to

         $25,000,000; and provided further from and after the date of the issuance of the 1996 Additional Investor Certificate, the numerator in such fraction shall be increased from $25,000,000 to $28,000,000.

         D. The definition of "Originators" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                   "Originators" shall mean Chemical Leaman Tank Lines, a Delaware corporation, Quala Systems, Inc., a Delaware corporation, and Fleet Transport Company, Inc., a Delaware corporation.

         E. The definition of "Scheduled Maturity Date" contained in Section 1.1 of the Pooling and Servicing Agreement is hereby amended and restated in its entirety to read as follows:

                   "Scheduled Maturity Date" shall mean December 15, 1999.

         F. The following new Sections 2.12 and 2.13 are hereby added to the Pooling and Servicing Agreement immediately after Section 2.9 thereof:

                   Section 2.12. Conditions Precedent to Issuance of 1996 Additional Investor Certificate. The 1996 Additional Investor Certificate shall not be issued until the conditions precedent set forth below are satisfied to the reasonable satisfaction of the Trustee and the Investor Certificateholder Representative (in lieu of the conditions precedent set forth in Section 2.8 and Section 2.10 hereof):

                       (a) The representations and warranties of the Seller, the Servicer and each of the originators in the Transaction Documents shall be true and correct in all material respects on and as of the date of issuance of the 1996 Additional Investor Certificate (except to the extent that a different date is specified in any such Transaction Document);

                       (b) No event shall have occurred or condition shall exist, both before and after giving effect to the issuance of the 1996 Additional Investor Certificate, which would constitute a Termination Event under this Agreement or the Receivables Purchase Agreement, or which, with the lapse of time or giving of notice or both, would constitute such a Termination Event; and

                       (c) The credit analysis of the investment in the 1996 Additional Investor Certificate shall not have been materially and adversely affected after the date hereof as a result of a change in applicable law (whether due to the enactment, adoption, amendment or modification of any law, rule or regulation, the issuance of any judicial or administrative order, decision or ruling, or otherwise) relating to any of the legal issues addressed in the bankruptcy and tax opinions of Pepper Hamilton & Scheetz delivered in connection with the original Pooling and Servicing Agreement, as confirmed by Dilworth, Paxson, Kalish & Kauffman in connection with the First Amendment and as further confirmed in connection with the Second Amendment.

                   Section 2.13. Distribution of Proceeds from sale of 1996 Additional Investor certificate. All of the proceeds received by the Trustee in connection with the sale of the

         1996 Additional Investor Certificate shall be allocated, first, to the Unallocated Principal Sub-Account, to the extent required to increase the Seller Percentage to the Required Minimum Seller Percentage; and second, to the Seller Sub-Account, for application in accordance with
         Section 4.3 hereof.

         G. The following new subsection (c) is hereby added to the Pooling and Servicing Agreement immediately after Section 6.1(b) thereof as follows:

                   (c) The 1996 Additional Investor Certificate shall be issued substantially in the form of Exhibit B to the Second Pooling and Servicing Amendment. Upon the issuance of the 1996 Additional Investor Certificate, the Initial Investor Certificate and Seller Certificate shall be automatically amended as set forth in the forms of the amended and restated Investor Certificates and Seller Certificates attached as Exhibits C and D, respectively, to the Second Pooling and Servicing Amendment. Upon surrender of the Initial Investor Certificate and Seller Certificate by the holders thereof, the amended and restated Initial Investor Certificate and Seller Certificate shall be issued to such holders in exchange therefor.

     Section III. Consent of Trustee. The Trustee hereby consents to this Second Amendment and the Second Receivables Purchase Amendment and the transactions contemplated thereby.

     Section IV. Effectiveness. The effectiveness of this Second Amendment is subject to the following conditions:

         A. The execution and delivery by the originators, the Seller and CLC of the Second Receivables Purchase Amendment;

         B. The written consent of the Investor Certificateholder
Representative, substantially in the form attached to this Second Amendment as Exhibit E, consenting to this Second Amendment and the Second Receivables Purchase Amendment and the transactions contemplated thereby;

         C. The receipt of a letter, in form and substance reasonably satisfactory to the Seller and the Investor Certificateholder Representative, from Duff indicating that, after giving effect to this Second Amendment and the Second Receivables Purchase Amendment, each of the Initial Investor Certificate and the Additional Investor Certificate will have an "A" rating; and

         D. The delivery of opinions of Pepper, Hamilton & Scheetz substantially in the form of Exhibits F-l, F-2 and F-3 to this Amendment, addressed to the Investor Certificateholder and Duff.

     Section V. Authorization/Ratification.


         A. Each of the Seller, CLC and the Trustee represent and warrant that
(i) it has taken all action necessary to authorize it to execute, deliver and perform this Amendment and (ii) each of this Second Amendment and the Pooling and Servicing Agreement, as amended and supplemented hereby, constitute a valid and legally binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws.

         B. Except as expressly set forth in this Second Amendment, the Pooling and Servicing Agreement is hereby ratified and confirmed in all respects.

     Section VI. Governing Law. This Second Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules.

     Section VII. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Second Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Second Amendment.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Second Amendment to Pickering Way Funding Trust Pooling and Servicing Agreement as of the first date written above.

Attest:                                    PICKERING WAY FUNDING CORP.


By: /s/ Susan M. Conapinski                By: /s/ David M. Boucher
    -----------------------------------        -------------------------------
    Name:                                      Name:
    Title: (Assistant) Secretary               Title: (Vice) President



Attest:                                    CHEMICAL LEAMAN CORPORATION


By: /s/ Susan M. Conapinski                By: /s/ David M. Boucher
    -----------------------------------        -------------------------------
    Name:                                      Name:
    Title: (Assistant) Secretary               Title: (Vice) President



Attest:                                    FIRST UNION NATIONAL BANK, as Trustee


By: /s/ Ralph E. Jones                     By: /s/ Alan G. Finn
    -----------------------------------        -------------------------------
    Name:                                      Name:
    Title: Corp. Trust Officer                 Title: Assistant Vice President

                         LIST OF SCHEDULES AND EXHIBITS
                         ------------------------------

Exhibits
--------

Exhibit A          Monthly Servicer's Report

Exhibit B          1996 Additional Investor Certificate

Exhibit C-1        Restated Initial Investors Certificate
and C-2            and Additional Investor Certificate

Exhibit D          Restated Seller Certificate

Exhibit E          Consent of Investor Certificateholder

Exhibits F-1,
F-2 and F-3        Opinions of Pepper, Hamilton & Scheetz

                          CHEMICAL LEAMAN CORPORATION

                         MONTHLY SERVICER'S CERTIFICATE


         I, David M. Boucher, Chief Financial Officer of Chemical Leaman Corporation, the Servicer designated in the Pooling and Servicing Agreement dated as of May 14, 1993 and amended as of December 16, 1994 and as further amended as of December 30, 1996 (the "Agreement") among Pickering Way Funding Corp. ("Seller"); Chemical Leaman Corporation ("Servicer"); and First Union National Bank, successor to First Fidelity Bank, N.A. ("Trustee"), hereby certify as follows:

         1. Under my supervision, a review of the activities of the Servicer during the prior Accounting Period and of the Servicer's performance under the Agreement and other Transaction Documents was performed.

         2. To the best of my knowledge, based on such review, the Servicer has fully performed all of its obligations under the Agreement and the other Transaction Documents throughout such Accounting Period.

         IN WITNESS WHEREOF, I have hereto signed my name and affixed the seal of the Servicer.

CHEMICAL LEAMAN (CORPORATION

/s/ David M. Boucher
---------------------------------                     --------------------------
David M. Boucher                                                            Date
Senior Vice President &
Chief Financial Officer

                            SERVICER MONTHLY REPORT

                          Chemical Leaman Corporation
                          Servicer Monthly Certificate


             For the Accounting Period Ending ______________, 199__



           ---------------------------------------------------------


(I)  Pool Receivables Balance


    (1) Aggregate principal amount of Pool Receivables at beginning of Accounting Period

                                                                        $

    (2)  Cash Collections of Pool Receivables during Accounting
         Period

                                                                       ($    )

    (3)  New Pool Receivables created during Accounting Period          $

    (4)  Net Pool Receivables Balance at end of Accounting
         Period [sum of (1) through (3)]
                                                                        $


(II) Aging Analysis of Pool Receivables as of end of Accounting Period

     Days From     Chemical
     Invoice       Leaman Tank     Quala           Fleet Transport
     Date          Lines, Inc.     Systems, Inc.   Company, Inc.       Total
     ---------     -----------     -------------   ---------------     -----

       0 -  30     $               $                                   $
      31 -  60
      61 -  90
      91 - 120
     121 - 150
     151 - 180
     181 - 210
     Over 210

                   $               $                $                  $
                   ========        ========         ========           ========



(III) Eligible Receivables Analysis


      (1)   Pool Receivables Balance (from (I)(4) above)               $

      (2)  Maximum Concentration Limits (per Obligor)

           (a) Obligors having a rating of "AA/D-1+" or equivalent (6% limitation):

           (b)  Obligors having a rating of "A/D-1" or equivalent
                (5% limitation):

           (c) Obligors having a rating of "BBB/D-2" or equivalent (4% limitation):

           (d)  Non-investment grade Obligors (2% limitation):

           (e)  Dow Chemical (15% limitation):

           (f)  E.I. DuPont (12% limitation):

           (g)  BASF (4% limitation):

           (h)  Aristech (3% limitation):

           (i)  Cytec (3% limitation):

           (j)  Obligors exceeding maximum permitted percentages:

      (3)  Ineligible Receivables as of the end of Accounting Period:

           Over 90 days past due (120 days from invoice date)           $

           Excess Concentration Amounts (from (2)(g) above)             $

           Non-U.S. Government Obligors                                 $

           U.S. Government Receivables in excess of $350,000            $

           Canadian Obligors (U.S. Dollar denominated) in excess
           of 4%                                                        $

           Mexican Obligors (U.S. Dollar denominated) in excess
           of l%                                                        $

           Non-U.S. Dollar denominated Canadian and Mexican
           (not covered by currency swaps)                              $

           Total Ineligible Receivables                                 $
                                                                        ========

      (4)  Total Eligible Receivables [(1) - (3)]                       $
                                                                        ========
      (5)  Receivables existing at the end of the Accounting Period have the respective aging as set forth in Exhibit A hereto
           as of the last day of the Accounting Period.                 $
                                                                        ========
(IV)  Required Minimum Seller Amount


      (A)  Required Minimum Seller Percentage:

           (1)  Minimum (no Seller Percentage Adjustment
                Condition)                                              15%

           (2)  Maximum (upon occurrence of Seller Percentage
                Adjustment Condition)                                   20%

      (B)  Seller Percentage Adjustment Conditions:

           (1)  If three month average Charge-off Ratio exceeds
                1.5%

                Actual Charge-off Ratio (from (V)(A)(4) below)          __%

           (2)  If three month average Billing Adjustment
                Percentage exceeds 1.25%

                Actual Billing Adjustment Percentage (from
                (V)(D)(4) below)                                        __%

           (3) If three month average Delinquency Percentage exceeds 4.5%

                Actual Delinquency Percentage (from (V)(C)(4)
                below)                                                  __%

      (C)  Discount Reserve Requirement


           (1)  Excess of accrued and unpaid interest on
                Investor Certificates over the amount on deposit
                in the Interest Sub-account                             $

           (2)  Principal amount of Investor Certificate times
                Certificate rate for current period / 4                 $

           (3)  Two months of Trustee fees                              $

           (4)  Two months of rating agency fees                        $

           (5)  Two months of Servicer fees                             $

           (6)  Discount Reserve Requirement
                [(B)(1) + (2) + (3) + (4) + (5)]                        $
                                                                        =======



       (D) Unallocated Principal Sub-account required balance:

           (1)  Principal amount of Investor Certificate                $

           (2)  Required minimum Seller Percentage
                [(IV)(A) and (B)]                                       [15% or 20%]

           (3)  Minimum Seller Amount
                [(D)( 1 ) / 1 -(D)(2)]                                  $

           (4)  Discount Reserve Requirement
                [(IV)(B)(6)]                                            $

           (5)  Sub-total of (D)(3) + (4)                               $

           (6)  Less Eligible Receivables                               $
                [(III)(4)]

           (7)  Unallocated Principal Sub-account                       $
                [(D)(5) - (6)]

(V)   Financial Ratios


      (A)  Charge-off Ratio

           (1)  Average principal balance of Receivables
                charged off during last three Accounting Periods        $

           (2)  Average daily principal balance of all unpaid
                Receivables for the last three Accounting Periods       $

           (3)  Maximum Charge-off Ratio                                2.50%

           (4)  Actual Charge-off Ratio
                [(A)(1) / (2)]

      (B)  Collection Percentage Ratio

           (1)  Average monthly principal balance of all
                amounts collected on the Receivables during the
                last three Accounting Periods                           $

           (2)  Average daily principal balance of unpaid
                Receivables for the last three Accounting Periods       $

           (3)  Minimum Collection Percentage                           70.00%

           (4)  Actual Collection Percentage
                [(B)(1)/(2)]                                            __%

      (C)  Delinquency Percentage Ratio

           (1)  Average principal balance of Receivables past
                due for at least 91 days beyond the original due
                date or 120 days beyond the original invoice date
                (but which are not outstanding more than 180
                days beyond the original due date or 210 days
                beyond the original invoice date) at the end of
                each of the last three Accounting Periods              $

           (2)  Average aggregate principal balance of all
                Receivables at the end of each of the last three
                Accounting Periods                                     $

           (3)  Maximum Delinquency Percentage                         6.00%

           (4)  Actual Delinquency Percentage
                [(C)(1) / (2)]                                         %

      (D)  Billing Adjustment Percentage

           (1)  Aggregate amount of reductions of Account
                Balances on account of Dilution Events during
                last three Accounting Periods                          $

           (2)  Combined principal balance of all Receivables
                generated during last three Accounting Periods         $

           (3)  Maximum Billing Adjustment Percentage                  1.50%

           (4)  Actual Billing Adjustment Percentage
                [(D)(1) / (2)]                                         __%

      (E)  Fixed Charge Ratio

           (1)  CLC's operating income exclusive of
                extraordinary items; interest; depreciation; and
                amortization for last twelve Accounting Periods        $

           (2)  CLC's interest expense for last twelve
                Accounting Periods                                     $

           (3)  Minimum Fixed Charge Ratio                             2.75x

           (4)  Actual Fixed Charge Ratio
                [(E)(1) / (2)]                                         __x


      (F)  Consolidated Shareholders' Equity

           (1)   CLC minimum required Shareholders' Equity             $21,000,000

           (2)   CLC actual Shareholders' equity                       $

      (G)  Days Sales Outstanding ("DSO")

          (1)  Average daily principal balance of all unpaid
               Receivables during the last three Accounting
               Periods [from (V)(A)(2)]                                $

          (2)  Aggregate principal balance of all Receivables
               created during the last three Accounting Periods
               [(V)(D)(2)]/ actual number of days elapsed
               during last three Accounting Periods                    $

          (3)  Maximum DSO                                             47 days
                                                                       -------



          (4)  Actual DSO [(G)(1) / (2)]                               __ days

     (H)  Interest due on Investor Certificate for the current
          Interest Period

          (1)  Principal balance of Investor Certificate               $

          (2)  Certificate Rate for current Interest Period
               [(30 day or 90 day) LIBOR + .80%]                       %

--------------------------------------------------------------------------------

All defined terms used herein shall have the meanings given them in the Pooling and Servicing Agreement dated as of May 14, 1993 and amended as of December 16, 1994, and as further amended as of December 30, 1996 by and among Pickering Way Funding Corp.; Chemical Leaman Corporation; and First Union National Bank, successor to First Fidelity Bank, N.A.

CHEMICAL LEAMAN CORPORATION

-------------------------------          -------------------------------
David M. Boucher                                Date
Senior Vice President &
Chief Financial Officer

No. 6                                                                 $3,000,000


                          PICKERING WAY FUNDING TRUST
                            ASSET BACKED CERTIFICATE


THIS CERTIFICATE WAS ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), AND MAY BE SOLD ONLY PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT OR AN EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE ACT. IN ADDITION, THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN. A COPY OF THE POOLING AND SERVICING AGREEMENT WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE BY THE TRUSTEE UPON WRITTEN REQUEST.


                         This Certificate represents an
                           undivided interest in the
                          PICKERING WAY FUNDING TRUST


         Evidencing an undivided interest in a Trust, the corpus of which consists of a portfolio of receivables (the "Receivables") generated from time to time in the ordinary course of business of Quala Systems, Inc. ("Quala"), Chemical Leaman Tank Lines, Inc. ("Tank Lines"), and Fleet Transport Company, Inc. ("Fleet") and initially contributed or sold by Quala and Tank Lines to Pickering Way Funding Corp. ("Pickering Way") pursuant to the Receivables Contribution and Purchase Agreement between and among Quala, Tank Lines, Chemical Leaman Corporation ("CLC") and Pickering Way dated May 14, 1993, as amended by the First Amendment thereto dated as of December 16, 1994 and as further amended by the Second Amendment thereto dated December 30, 1996, by and among the foregoing parties and Fleet (as so amended, the "RPA"), and immediately thereafter sold by Pickering Way to the Pickering Way Funding Trust (the "Trust") pursuant to the Pooling and Servicing Agreement between and among Pickering Way, CLC and First Union National Bank, successor to First Fidelity Bank, National Association, as successor to Fidelity Bank, National Association, as Trustee for the Trust (the "Trustee") dated May 14, 1993, as amended by the First Amendment thereto dated as of December 16, 1994 and as further amended by the Second Amendment thereto dated as of December 30, 1996 (as so amended, the "Agreement").


                    (Not an interest in or an obligation of
                    Pickering Way or any Affiliate thereof.)


         This certifies that TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY (the "Certificateholder") is the registered owner of an undivided beneficial interest in the Trust created pursuant to the Agreement. The corpus of the Trust consists of (i) the Receivables now existing and hereafter created and arising from time to time, (ii) all Related Security, (iii) all monies due or to become due with respect thereto, (iv) all rights, remedies, powers and privileges with respect to the Receivables and the Related Security, (v) the rights, remedies, powers and privileges of the Seller (but not its obligations) under the RPA, (vi) all funds on deposit in each of the Accounts (including investments made with such funds), and (vii) all proceeds of the foregoing.

         This Certificate is one of the duly authorized Investor Certificates issued under the Agreement in the aggregate principal amount of $28,00O,000. Each $500,000 minimum denomination of the Certificates represents an undivided 1.785714% interest in the assets of the Trust.

         Although a summary of certain provisions of the Agreement is set forth below, this Certificate does not purport to summarize the Agreement, is qualified in its entirety by the terms and provisions of the Agreement and reference is made to the Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee. A copy of the Agreement may be requested from the Trustee by writing to the Trustee at 123 South Broad Street, M.B.O., 18th Floor, Philadelphia, Pennsylvania 19109, Attention:
Corporation Trust Department. To the extent not defined herein, the capitalized terms used herein have the meanings ascribed to them in the Agreement.

         This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, as amended from time to time; the Certificateholder by virtue of the acceptance hereof, assents and is bound.

         It is the intent of Pickering Way and the Certificateholders that, for federal and state income and franchise tax purposes only, the Certificates will be evidence of indebtedness of Pickering Way secured by the Receivables. Pickering Way and the Certificateholder, by the acceptance of this Certificate, agree to treat this Certificate for federal and state income and franchise tax purposes as indebtedness of Pickering Way.

         In addition to the Certificates, a Seller's Certificate will be issued to the Seller pursuant to the Agreement which will represent the Seller's subordinated interest in the Trust. The Seller's Certificate will represent the interest in the Receivables not represented by the Investor Certificates.

         Interest will be paid quarterly on the fifteenth day of each June, September, December and March (or, if such fifteenth day is not a Business Day, on the next succeeding Business Day) (each a "Payment Date"), at the adjustable rate specified in the Agreement. Interest for a Payment Date will accrue from and including the preceding Payment Date to but excluding the current Payment Date. The Record Date with respect to any Payment Date shall be the last day of the calendar month preceding such Payment Date.

         No principal will be payable to Certificateholders until the expiration or early termination of the Revolving Period. During the Revolving Period, Collections of Receivables otherwise allocable to the Certificateholders will be paid to the Seller in order to maintain the Seller Interest at the amount of the Initial Investor Interest.

         On each Payment Date, the Paying Agent shall distribute to each Certificateholder of record on the related Record Date such Certificateholder's pro rata share of amounts on deposit in the Collection Account as are payable to the Certificateholders pursuant to the Agreement. Payments with respect to this Certificate will be made by the Paying Agent by check mailed to the address of the Certificateholder of record appearing in the Certificate Register without the presentation or surrender of this Certificate or the making of any notation (except for the final payment in respect of this Certificate).

Final payment of this Certificate will be made only upon presentation and surrender of this Certificate at the office or agency specified in the notice of final payment delivered by the Trustee to the Certificateholder in accordance with the Agreement.

         The Seller may repurchase this Certificate at any time for a purchase price equal to the then unpaid principal and interest due to the Certificateholder, plus a premium as determined in accordance with the formula specified in the Agreement.

         This Certificate does not represent an obligation of, or an interest in, Pickering Way, the Servicer or any affiliate of Pickering Way and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. This Certificate is limited in right of payment to certain Collections respecting the Receivables (and certain other amounts), all as more specifically set forth hereinabove and in the Agreement.

         The Agreement may be amended by the Seller, the Servicer and the Trustee, without the consent of the Investor Certificateholder Representative, if such an amendment will not have a material adverse impact on the interests of the Certificateholders.

         Subject to the preceding paragraph, the Agreement may be amended by the Servicer, the Seller and the Trustee with the consent of the investor Certificateholders Representative, for any reason whatsoever. Any such amendment and any such consent by the Investor Certificateholder Representative shall be conclusive and binding on all Certificateholders and upon all future Holders of this Certificate and of any Certificate issued in exchange hereof or in lieu hereof whether or not notation thereof is made upon this Certificate.

         The Certificates are issuable only in registered form in denominations of $500,000 and integral multiples of $500,000. The transfer of this Certificate shall be registered in the Certificate Register upon surrender of this Certificate for registration of transfer at any office or agency maintained by the Transfer Agent and Registrar accompanied by a written instrument of transfer, in a form satisfactory to the Trustee and the Transfer Agent and Registrar, duly executed by the Certificateholder or the Certificateholder's attorney, and duly authorized in writing with such signature guaranteed, and thereupon one or more new Certificates of authorized denominations and for the same aggregate amounts will be issued to the designated transferee or transferees.

         As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates evidencing a like aggregate amount, as requested by the Certificateholder surrendering this Certificate. No service charge may be imposed for any such exchange but the Servicer, the Seller or the Transfer Agent and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

         The Servicer, the Trustee, the Paying Agent and the Transfer Agent and Registrar, and any agent of any of them, may treat the person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Servicer, nor the Trustee, the Paying Agent, the Transfer Agent and Registrar, nor any agent of any of them shall be affected by notice to the contrary except in certain circumstances described in the Agreement.

         This Certificate shall be governed by and construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without regard to conflict or choice law or principles.

         Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, Pickering Way has caused this Certificate to be duly executed.

Dated: December 30, 1996

                                         PICKERING WAY FUNDING CORP.

                                         By:__________________________________
                                                                Vice President

                Form of Trustee's Certificate of Authentication
                -----------------------------------------------

                         CERTIFICATE OF AUTHENTICATION

         This is one of the Investor Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                             FIRST UNION NATIONAL BANK, Trustee

                                             By:________________________________
                                                              Authorized Officer

                                   ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE(S)




            (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNED)

 .....................................................................

 ...............................................................................
the within Certificate and all rights thereunder, and hereby irrevocably constitutes and appoints

 ...............................................................................
attorney, with full power of substitution in the premises, to transfer said Certificate on the books kept for registration thereof.

Dated: ........................................................................


                      ..........................................................
                      Note: The signature(s) to this Assignment must correspond with the name(s) as written on the face of the within certificate in every particular, without alteration or enlargement or any change whatever.

A Non-U.S. Person as defined in the Code must certify to the Trustee in writing as to its Non-U.S. Person status and such further information as may be required under the Code or reasonably requested by the Trustee.

      THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION
             FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO TRANSAMERICA
                       LIFE INSURANCE AND ANNUITY COMPANY

No. 4                                                                $23,000,000

                           PICKERING WAY FUNDING TRUST
                            ASSET BACKED CERTIFICATE

         THIS CERTIFICATE WAS ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITES ACT OF 1933, AS AMENDED.(THE ACT), AND MAY BE SOLD ONLY PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT OR AN EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE ACT. IN ADDITION, THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN. A COPY OF THE POOLING AND SERVICING AGREEMENT WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE BY THE TRUSTEE UPON WRITTEN REQUEST.

                         This certificate represents an
                            undivided interest in the
                           PICKERING WAY FUNDING TRUST


         Evidencing an undivided interest in a Trust, the corpus of which consists of a portfolio of receivables (the "Receivables") generated from time to time in the ordinary course of business of Quala Systems, Inc. ("Quala") and Chemical Leaman Tank Lines, Inc. ("Tank Lines"), and Fleet Transport Company, Inc. ("Fleet") and initially contributed or sold by Quala and Tank Lines to Pickering Way Funding Corp. ("Pickering Way") pursuant to the Receivables Contribution and Purchase Agreement between and among Quala, Tank Lines, Chemical Leaman Corporation ("CLC") and Pickering Way dated May 14, 1993, as amended by the First Amendment thereto dated as of December 16, 1994 and as further amended by the Second Amendment thereto dated December 30, 1996, by and among the foregoing parties and Fleet (as so amended, the "RPA"), and immediately thereafter sold by Pickering Way to the Pickering Way Funding Trust (the "Trust") pursuant to the Pooling and Servicing Agreement between and among Pickering Way, CLC and First Union National Bank, successor to First Fidelity Bank, National Association, as successor to Fidelity Bank, National Association, as Trustee for the Trust (the "Trustee") dated May 14, 1993, as amended by the First Amendment thereto dated as of December 16, 1994 and as further amended by the Second Amendment thereto dated as of December 30, 1996 (as so amended, the "Agreement").

                    (Not an interest in or an obligation of
                    Pickering Way or any Affiliate thereof.)

         This certifies that TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY (the "Certificate holder") is the registered owner of an undivided beneficial interest in the Trust created pursuant to the Agreement. The corpus of the Trust consists of (i) the Receivables now existing and hereafter created and arising from time to time, (ii) all Related Security, (iii) all monies due or to become due with respect thereto, (iv) all rights, remedies, powers and privileges with respect to the Receivables and the Related Security, (v) the rights, remedies, powers and privileges of the Seller (but not its obligations) under the RPA,
(vi) all funds on deposit in each of the Accounts (including investments made with such funds), and (vii) all proceeds of the foregoing.

     THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION
            FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO TRANSAMERICA
                       LIFE INSURANCE AND ANNUITY COMPANY

         This Certificate is one of the duly authorized Investor Certificates issued under the Agreement in the aggregate principal amount of $28,000,000. Each $500,000 minimum denomination of the Certificates represents an undivided 1.785714% interest in the assets of the Trust.

         Although a summary of certain provisions of the Agreement is set forth below, this Certificate does not purport to summarize the Agreement, is qualified in its entirety by the terms and provisions of the Agreement and reference is made to the Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee. A copy of the Agreement may be requested from the Trustee by writing to the Trustee at 123 South Broad Street, M.B.O., 18th Floor, Philadelphia, Pennsylvania 19109, Attention:
Corporation Trust Department. To the extent not defined herein, the capitalized terms used herein have the meanings ascribed to them in the Agreement.

         This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, as amended from time to time; the Certificate holder by virtue of the acceptance hereof, assents and is bound.

         It is the intent of Pickering Way and the Certificate holders that, for federal and state income and franchise tax purposes only, the Certificates will be evidence of indebtedness of Pickering Way secured by the Receivables. Pickering Way and the Certificate holder, by the acceptance of this Certificate, agree to treat this Certificate for federal and state income and franchise tax purposes as indebtedness of Pickering Way.

         In addition to the Certificates, a Seller's Certificate will be issued to the Seller pursuant to the Agreement which will represent the Seller's subordinated interest in the Trust. The Seller's Certificate will represent the interest in the Receivables not represented by the Investor Certificates.

         Interest will be paid quarterly on the fifteenth day of each June, September, December and March (or, if such fifteenth day is not a Business Day, on the next succeeding Business Day) (each a "Payment Date"), at the adjustable rate specified in the Agreement. Interest for a Payment Date will accrue from and including the preceding Payment Date to but excluding the current Payment Date. The Record Date with respect to any Payment Date shall be the last day of the calendar month preceding such Payment Date.

         No principal will be payable to Certificateholders until the expiration or early termination of the Revolving Period. During the Revolving Period, Collections of Receivables otherwise allocable to the Certificateholders will be paid to the Seller in order to maintain the Seller Interest at the amount of the Initial Investor Interest.

         On each Payment Date, the Paying Agent shall distribute to each Certificateholder of record on the related Record Date such Certificateholder's pro rata share of amounts on deposit in the Collection Account as are payable to the Certificate holders pursuant to the Agreement. Payments with respect to this Certificate will be made by the Paying Agent by check mailed to the address of the Certificate holder of record appearing in the Certificate Register without the presentation or surrender of this Certificate or the making of any notation (except for the final payment in respect of this Certificate). Final payment of this Certificate will be made only upon presentation and surrender of this Certificate at the office or agency specified in the notice of final payment delivered by the Trustee to the Certificate holder in accordance with the Agreement.

     THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION
            FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO TRANSAMERICA
                       LIFE INSURANCE AND ANNUITY COMPANY

         The Seller may repurchase this Certificate at any time for a purchase price equal to the then unpaid principal and interest due to the Certificate holder, plus a premium as determined in accordance with the formula specified in the Agreement.

         This Certificate does not represent an obligation of, or an interest in, Pickering Way, the Servicer or any affiliate of Pickering Way and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. This Certificate is limited in right of payment to certain Collections respecting the Receivables (and certain other amounts), all as more specifically set forth hereinabove and in the Agreement.

         The Agreement may be amended by the Seller, the Servicer and the Trustee, without the consent of the Investor Certificate holder Representative, if such an amendment will not have a material adverse impact on the interests of the Certificate holders.

         Subject to the preceding paragraph, the Agreement may be amended by the Servicer, the Seller and the Trustee with the consent of the Investor Certificate holders Representative, for any reason whatsoever. Any such amendment and any such consent by the Investor Certificate holder Representative shall be conclusive and binding on all Certificate holders and upon all future Holders of this Certificate and of any Certificate issued in exchange hereof or in lieu hereof whether or not notation thereof is made upon this Certificate.

         The Certificates are issuable only in registered form in denominations of $500,000 and integral multiples of $500,000. The transfer of this Certificate shall be registered in the Certificate Register upon surrender of this Certificate for registration of transfer at any office or agency maintained by the Transfer Agent and Registrar accompanied by a written instrument of transfer, in a form satisfactory to the Trustee and the Transfer Agent and Registrar, duly executed by the Certificate holder or the Certificate holder's attorney, and duly authorized in writing with such signature guaranteed, and thereupon one or more new Certificates of authorized denominations and for the same aggregate amounts will be issued to the designated transferee or transferees.

         As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates evidencing a like aggregate amount, as requested by the Certificate holder surrendering this certificate. No service charge may be imposed for any such exchange but the Servicer, the Seller or the Transfer Agent and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

         The Servicer, the Trustee, the Paying Agent and the Transfer Agent and Registrar, and any agent of any of them, may treat the person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Servicer, nor the Trustee, the Paying Agent, the Transfer Agent and Registrar, nor any agent of any of them shall be affected by notice to the contrary except in certain circumstances described in the Agreement.

         This Certificate shall be governed by and construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without regard to conflict or choice law or principles.

      THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION
            FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO TRANSAMERICA
                       LIFE INSURANCE AND ANNUITY COMPANY

         Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, Pickering Way has caused this Certificate to be duly executed.

Dated: December 30, 1996

                                            PICKERING WAY FUNDING CORP.

                                            By:________________________________
                                                                 Vice President

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN
      SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO TRANSAMERICA
                       LIFE INSURANCE AND ANNUITY COMPANY

                 Form of Trustee's Certificate of Authentication
                 -----------------------------------------------

                   CERTIFICATE OF AUTHENTICATION

         This is one of the Investor Certificates referred to in the within mentioned Pooling and Servicing Agreement.


                                             FIRST UNION NATIONAL BANK, Trustee


                                             By:________________________________
                                                              Authorized Officer

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

                                   ASSIGNMENT


FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE(S)

|                     |
|                     |

            (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNED)

 ................................................................................

 ................................................................................
the within Certificate and all rights thereunder, and hereby irrevocably constitutes and appoints

 ................................................................................

attorney, with full power of substitution in the premises, to transfer said Certificate on the books kept for registration thereof.

Dated: .........................................................................


 ................................................................................

Note: The signature(s) to this Assignment must correspond with the name(s) as written on the face of the within certificate in every particular, without alteration or enlargement or any change whatever.

A Non-U.S. Person as defined in the Code must certify to the Trustee in writing as to its Non-U.S. Person status and such further information as may be required under the Code or reasonably requested by the Trustee.

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

No.5                                                                  $2,000,000

                           PICKERING WAY FUNDING TRUST
                            ASSET BACKED CERTIFICATE

         THIS CERTIFICATE WAS ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITES ACT OF 1933, AS AMENDED.(THE ACT), AND MAY BE SOLD ONLY PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT OR AN EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE ACT. IN ADDITION, THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN. A COPY OF THE POOLING AND SERVICING AGREEMENT WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE BY THE TRUSTEE UPON WRITTEN REQUEST.

                         This certificate represents an
                            undivided interest in the
                           PICKERING WAY FUNDING TRUST

         Evidencing an undivided interest in a Trust, the corpus of which consists of a portfolio of receivables (the "Receivables") generated from time to time in the ordinary course of business of Quala Systems, Inc. ("Quala") and Chemical Leaman Tank Lines, Inc. ("Tank Lines"), and Fleet Transport Company, Inc. ("Fleet") and initially contributed or sold by Quala and Tank Lines to Pickering Way Funding Corp. ("Pickering Way") pursuant to the Receivables Contribution and Purchase Agreement between and among Quala, Tank Lines, Chemical Leaman Corporation ("CLC") and Pickering Way dated May 14, 1993, as amended by the First Amendment thereto dated as of December 16, 1994 and as further amended by the Second Amendment thereto dated December 30, 1996, by and among the foregoing parties and Fleet (as so amended, the "RPA"), and immediately thereafter sold by Pickering Way to the Pickering Way Funding Trust (the "Trust") pursuant to the Pooling and Servicing Agreement between and among Pickering Way, CLC and First Union National Bank, successor to First Fidelity Bank, National Association, as successor to Fidelity Bank, National Association, as Trustee for the Trust (the "Trustee") dated May 14, 1993, as amended by the First Amendment thereto dated as of December 16, 1994 and as further amended by the Second Amendment thereto dated as of December 30, 1996 (as so amended, the "Agreement").

                    (Not an interest in or an obligation of
                    Pickering Way or any Affiliate thereof.)

         This certifies that TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY (the "Certificate holder") is the registered owner of an undivided beneficial interest in the Trust created pursuant to the Agreement. The corpus of the Trust consists of (i) the Receivables now existing and hereafter created and arising from time to time, (ii) all Related Security, (iii) all monies due or to become due with respect thereto, (iv) all rights, remedies, powers and privileges with respect to the Receivables and the Related Security, (v) the rights, remedies, powers and privileges of the Seller (but not its obligations) under the RPA,
(vi) all funds on deposit in each of the Accounts (including investments made with such funds), and (vii) all proceeds of the foregoing.

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

         This Certificate is one of the duly authorized Investor Certificates issued under the Agreement in the aggregate principal amount of $28,000,000. Each $500,000 minimum denomination of the Certificates represents an undivided 1.785714% interest in the assets of the Trust.

         Although a summary of certain provisions of the Agreement is set forth below, this Certificate does not purport to summarize the Agreement, is qualified in its entirety by the terms and provisions of the Agreement and reference is made to the Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee. A copy of the Agreement may be requested from the Trustee by writing to the Trustee at 123 South Broad Street, M.B.O., 18th Floor, Philadelphia, Pennsylvania 19109, Attention:
Corporation Trust Department. To the extent not defined herein, the capitalized terms used herein have the meanings ascribed to them in the Agreement.

         This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, as amended from time to time; the Certificate holder by virtue of the acceptance hereof, assents and is bound.

         It is the intent of Pickering Way and the Certificate holders that, for federal and state income and franchise tax purposes only, the Certificates will be evidence of indebtedness of Pickering Way secured by the Receivables. Pickering Way and the Certificate holder, by the acceptance of this Certificate, agree to treat this Certificate for federal and state income and franchise tax purposes as indebtedness of Pickering Way.

         In addition to the Certificates, a Seller's Certificate will be issued to the Seller pursuant to the Agreement which will represent the Seller's subordinated interest in the Trust. The Seller's Certificate will represent the interest in the Receivables not represented by the Investor Certificates.

         Interest will be paid quarterly on the fifteenth day of each June, September, December and March (or, if such fifteenth day is not a Business Day, on the next succeeding Business Day) (each a "Payment Date"), at the adjustable rate specified in the Agreement. Interest for a Payment Date will accrue from and including the preceding Payment Date to but excluding the current Payment Date. The Record Date with respect to any Payment Date shall be the last day of the calendar month preceding such Payment Date.

         No principal will be payable to Certificate holders until the expiration or early termination of the Revolving Period. During the Revolving Period, Collections of Receivables otherwise allocable to the Certificate holders will be paid to the Seller in order to maintain the Seller Interest at the amount of the Initial Investor Interest.

         On each Payment Date, the Paying Agent shall distribute to each Certificate holder of record on the related Record Date such Certificate holder's pro rata share of amounts on deposit in the Collection Account as are payable to the Certificate holders pursuant to the Agreement. Payments with respect to this Certificate will be made by the Paying Agent by check mailed to the address of the Certificate holder of record appearing in the Certificate Register without the presentation or surrender of this Certificate or the making of any notation (except for the final payment in respect of this Certificate). Final payment of this Certificate will be made only upon presentation and surrender of this Certificate at the office or agency specified in the notice of final payment delivered by the Trustee to the Certificate holder in accordance with the Agreement.

     THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION
            FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO TRANSAMERICA
                       LIFE INSURANCE AND ANNUITY COMPANY

         The Seller may repurchase this Certificate at any time for a purchase price equal to the then unpaid principal and interest due to the Certificate holder, plus a premium as determined in accordance with the formula specified in the Agreement.

         This Certificate does not represent an obligation of, or an interest in, Pickering Way, the Servicer or any affiliate of Pickering Way and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. This Certificate is limited in right of payment to certain Collections respecting the Receivables (and certain other amounts), all as more specifically set forth hereinabove and in the Agreement.

         The Agreement may be amended by the Seller, the Servicer and the Trustee, without the consent of the Investor Certificate holder Representative, if such an amendment will not have a material adverse impact on the interests of the Certificate holders.

         Subject to the preceding paragraph, the Agreement may be amended by the Servicer, the Seller and the Trustee with the consent of the Investor Certificate holders Representative, for any reason whatsoever. Any such amendment and any such consent by the Investor Certificate holder Representative shall be conclusive and binding on all Certificate holders and upon all future Holders of this Certificate and of any Certificate issued in exchange hereof or in lieu hereof whether or not notation thereof is made upon this Certificate.

         The Certificates are issuable only in registered form in denominations of $500,000 and integral multiples of $500,000. The transfer of this Certificate shall be registered in the Certificate Register upon surrender of this Certificate for registration of transfer at any office or agency maintained by the Transfer Agent and Registrar accompanied by a written instrument of transfer, in a form satisfactory to the Trustee and the Transfer Agent and Registrar, duly executed by the Certificate holder or the Certificate holder's attorney, and duly authorized in writing with such signature guaranteed, and thereupon one or more new Certificates of authorized denominations and for the same aggregate amounts will be issued to the designated transferee or transferees.

         As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for new Certificates evidencing a like aggregate amount, as requested by the Certificate holder surrendering this certificate. No service charge may be imposed for any such exchange but the Servicer, the Seller or the Transfer Agent and the Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

         The Servicer, the Trustee, the Paying Agent and the Transfer Agent and Registrar, and any agent of any of them, may treat the person in whose name this Certificate is registered as the owner hereof for all purposes, and neither the Servicer, nor the Trustee, the Paying Agent, the Transfer Agent and Registrar, nor any agent of any of them shall be affected by notice to the contrary except in certain circumstances described in the Agreement.

         This Certificate shall be governed by and construed in accordance with and governed by the internal laws of the Commonwealth of Pennsylvania without regard to conflict or choice law or principles.

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

         Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, Pickering Way has caused this Certificate to be duly executed.

Dated: December 30, 1996


                                            PICKERING WAY FUNDING CORP.


                                            By:______________________________
                                                               Vice President

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY


                 Form of Trustee's Certificate of Authentication
                 -----------------------------------------------


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Investor Certificates referred to in the within mentioned Pooling and Servicing Agreement.

                                           FIRST UNION NATIONAL BANK, Trustee


                                           By:________________________________
                                                            Authorized Officer

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

                                   ASSIGNMENT


FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE(S)

|                |
|                |

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNED)

 ...............................................................................

 ...............................................................................
the within Certificate and all rights thereunder, and hereby irrevocably constitutes and appoints

 ...............................................................................

attorney, with full power of substitution in the premises, to transfer said Certificate on the books kept for registration thereof.

Dated: ........................................................................

Note: The signature(s) to this Assignment must correspond with the name(s) as written on the face of the within certificate in every particular, without alteration or enlargement or any change whatever.

A Non-U.S. Person as defined in the Code must certify to the Trustee in writing as to its Non-U.S. Person status and such further information as may be required under the Code or reasonably requested by the Trustee.

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

No. 2                                                                   One Unit

                           PICKERING WAY FUNDING TRUST
                            ASSET BACKED CERTIFICATE

         THIS CERTIFICATE WAS ISSUED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITES ACT OF 1933, AS AMENDED (THE ACT), AND MAY BE SOLD ONLY PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE ACT OR AN EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE ACT. IN ADDITION, THE TRANSFER OF THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN. A COPY OF THE POOLING AND SERVICING AGREEMENT WILL BE FURNISHED TO THE HOLDER OF THIS CERTIFICATE BY THE TRUSTEE UPON WRITTEN REQUEST.

                         This Certificate represents an
                            undivided interest in the
                           PICKERING WAY FUNDING TRUST

         Evidencing an undivided interest in a Trust, the corpus of which consists of a portfolio of receivables now existing or hereafter created and other assets and interests constituting the Trust under the Pooling and Servicing Agreement described below.

                     (Not an interest in or an obligation of
             Pickering Way Funding Corp. or any Affiliate thereof.)

         This certifies that PICKERING WAY FUNDING CORP. is the registered owner of an undivided interest in a trust (the "Trust"), the corpus of which consists of a portfolio of receivables (the "Receivables") now existing or hereafter acquired by Pickering Way Funding Corp. (the "Seller"), a Delaware corporation, all monies due or to become due with respect thereto, all proceeds (as defined in Section 9-306 of the UCC as in effect in any applicable jurisdiction) relating thereto and such funds as from time to time are deposited in the Collection Account, all as more fully described pursuant to the Pooling and Servicing Agreement dated as of May 14, 1993, as amended by the First Amendment thereto dated as of December 16, 1994 and as further amended by the Second Amendment thereto dated as of December 30, 1996 (as so amended, the "Pooling and Servicing Agreement") between and among Pickering Way Funding Corp., Seller, Chemical Leaman Corporation, Servicer, and First Union National Bank, successor to First Fidelity Bank, National Association, as successor to Fidelity Bank, National Association, Trustee. A summary of certain of the pertinent provisions of the Pooling and Servicing Agreement is set forth herein below. Such summary shall in all cases be subject to the terms set forth in the Pooling and Servicing Agreement. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time the Holder by virtue of the acceptance hereof assents and by which the Holder is bound.

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN
             SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

         This Certificate has not been registered or qualified under the Securities Act of 1933, as amended, or any state securities law. No sale, transfer or other disposition of this Certificate shall be permitted other than in accordance with the provisions of Section 6.3 of the Pooling and Servicing Agreement.

         This Certificate is the Seller Certificate (the "Certificate"), which represents an undivided interest in the Trust, including the right to receive the Collections and other amounts at the times and in the amounts specified in the Pooling and Servicing Agreement to be paid to the Holder of the Certificate. The aggregate interest represented by this Certificate at any time in the Receivables and the Related Security in the Trust shall not exceed the Seller Interest at such time. In addition to this Certificate, Investor Certificates have been issued to investors pursuant to the Pooling and Servicing Agreement, each of which will represent an undivided interest in the Trust, to the extent set forth in the Pooling and Servicing Agreement. The Seller Interest shall be the amount defined as such in the Pooling and Servicing Agreement.

         This Certificate does not represent an obligation of, or any interest in, the Seller or the Servicer, and neither the Certificates nor the Receivables and the Related Security are insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. This Certificate is limited in right of payment to certain Collections respecting the Receivables and the Related Security, all as more specifically set forth hereinabove and in the Pooling and Servicing Agreement. Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement, or be valid for any purpose.

         IN WITNESS WHEREOF, Pickering Way Funding Corp. has caused this Certificate to be duly executed.

Dated: December 30, 1996


                                       PICKERING WAY FUNDING CORP.


                                       By:___________________________________
                                                               Vice President

            THIS CERTIFICATE NO. 5 IS ISSUED AS A REPLACEMENT AND IN SUBSTITUTION FOR CERTIFICATE NO. 3 PREVIOUSLY ISSUED TO
                TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

                 Form of Trustee's Certificate of Authentication
                 -----------------------------------------------


                          CERTIFICATE OF AUTHENTICATION

         This is the Seller Certificate referred to in the within mentioned Pooling and Servicing Agreement.


                                          FIRST UNION NATIONAL BANK, Trustee


                                          By:_______________________________
                                                          Authorized Officer

                 Transamerica Life Insurance and Annuity Company
                              1150 S. Olive Street
                              Los Angeles, CA 90015

                          Dated as of December_, 1996

Pickering Way Funding Corp.               First Union National Bank, as Trustee
102 Pickering Way                         123 South Broad Street
Exton, PA 19341-0200                      Philadelphia, PA 19109

             Re: Pickering Way Funding Trust -
                 Second Amendment to Pooling and Servicing Agreement

Ladies and Gentlemen:

         As the Investor Certificate holder Representative under the Pooling and Servicing Agreement dated as of May 14, 1993, among Pickering Way Funding Corp., a Delaware corporation, Chemical Leaman Corporation, a Pennsylvania corporation, and First Union National Bank, successor to First Fidelity Bank, National Association (as successor to Fidelity Bank, National Association), as trustee (the "Trustee"), as amended by the First Amendment thereto dated as of December 16, 1994 (the "Pooling and Servicing Agreement"), Transamerica Life Insurance and Annuity Company hereby consents to the Second Amendment to the Pooling and Servicing Agreement in the form attached hereto as Exhibit A.

                                      Very truly yours,

                                      TRANSAMERICA LIFE INSURANCE AND
                                      ANNUITY COMPANY



                                      By:______________________________

                                      Name:____________________________

                                      Title:___________________________

                                  EXHIBIT F-1

(215) 981-4000

                                December 30, 1996


Transamerica Life Insurance and Annuity Company     Duff & Phelps Credit Rating Co.
1150 S. Olive Street                                55 East Monroe Street
Los Angeles, CA 90015                               Chicago, IL 60603

First Union National Bank, successor to
First Fidelity Bank, N.A.
123 South Broad Street
M.B.O., 18th Floor
Philadelphia, PA 19109

                 Re: PICKERING WAY FUNDING TRUST
                     ---------------------------

Dear Ladies and Gentlemen:

         We have acted as special counsel to Pickering Way Funding Corp., a Delaware corporation (the "Seller"), Chemical Leaman Corporation, a Pennsylvania corporation (the "Servicer"), and Chemical Leaman Tank Lines, Inc. ("CLTL"), a Delaware corporation, Quala Systems, Inc. ("Quala"), a Delaware corporation and Fleet Transport Company, Inc. ("Fleet"), a Delaware corporation (CLTL, Quala and Fleet, collectively, the Originators"), in connection with (i) the sale and the contribution of certain Receivables by Fleet (the "Fleet Receivables") to the Seller pursuant to the provisions of a Second Amendment, dated of even date herewith (the "Second Amendment") to the Receivables Contribution and Purchase Agreement dated as of May 14, 1993 between and among Seller, the Servicer and the Originators, as previously amended by a First Amendment (the "First Amendment") dated as of December 16, 1994 (as so amended, including by the Second Amendment, the "RPA"), (ii) subsequent transfer of the Fleet Receivables to the Pickering Way Funding Trust (the "Trust") pursuant to the provisions of the Pooling and Servicing Agreement dated as of May 14, 1993, between and among the Seller, the Servicer and the Trustee, as amended by a First Amendment (the "First Pooling Amendment") dated as of December 16, 1994, and a Second Amendment thereto of even date herewith (the "Second Pooling Amendment') and the (as so amended, the "Agreement"), and (iii) the issuance of the Investor Certificates and the Seller Certificates to, respectively, the Investor Certificate holder and the Seller pursuant to the

Transamerica Life Insurance and Annuity Company, et al
December 30, 1996
Page 2

provisions of the Second Pooling Amendment. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to then in the Agreement.

         We have examined copies of the Second Amendment, the RPA, the Second Pooling Amendment, the Agreement, and acknowledgment or other copies of Uniform Commercial Code financing statements filed on behalf of the Seller and the Trustee in the office of the Secretary of State of the Commonwealth of Pennsylvania and of the office of the Chester County Prothonotary and stamped by the appropriate filing officers (collectively, the "Financing Statements"). We have also examined such other documents, agreements, instruments and certificates and made such investigations of law and fact as we have deemed necessary for the purposes of this opinion letter.

         We have assumed the genuineness of all signatures other than the signatures of the Seller, the Servicer and the Originators, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies of originals. We have also assumed that each party to the Second Amendment and the Second Pooling Amendment and the other documents reviewed by us other than the Seller, the Servicer and the Originators has the power to enter into and perform all of its obligations under the Second Amendment, the Second Pooling Amendment, the Agreement, as amended, the RPA, as amended, and the documents and that the Trustee, the Originators, the Seller and the Servicer will perform such obligations; that each of the Second Amendment and Second Pooling Amendment and the other documents has been duly executed and delivered by each party thereto other than the Seller, the Servicer and the Originators; that each of the Second Amendment and Second Pooling Amendment and the other Documents is valid and binding on each party thereto other than the Seller, the Servicer and the Originators; that the Investor Certificates have been duly issued to the Seller and sold by the Seller to the Investor Certificate holder upon the payment of the appropriate consideration; and that the transfer of the Investor Certificates from the Seller to the Investor Certificate holder vested full title and ownership of that certificate in the Investor Certificate holder free and clear of any lien or other encumbrance created prior to the transfer thereof.

         We have relied on the accuracy of the representations and warranties of the Seller set forth in the Agreement, as amended, and of Fleet, in the Second Amendment, excluding those set forth in Section 4.1(h) of the RPA and Section 2.4(a)(i) of the Agreement.

         As to matters of fact relevant to the opinions herein expressed, we have relied upon the representations and warranties contained in the documents we have reviewed in connection herewith (except as excluded in the previous paragraph) and upon certificates of officers of the Seller, the Servicer, and the originators. To the extent that our opinion is based on matters known to us or of which we have knowledge, except as otherwise expressly set forth herein, we have relied solely on a review of such representations, warranties and certificates and we have not undertaken any independent investigation to verify any such matters, and our opinion is, therefore, as to such factual matters, based solely thereon. However, as a result of our representation of the Seller, the Servicer and the Originators, we have no actual knowledge of the inaccuracy of such representations which would relate to the knowledge qualifications in the opinions set forth below.

Transamerica Life Insurance and Annuity Company, et al
December 30, 1996
Page 3

         For the purpose of determining whether the Fleet Receivables are subject to any security interests, liens or encumbrances filed prior to the date or dates shown in the attached Exhibit A ("Search Schedule"), we have also relied on and assume the accuracy and completeness of the certificates of the appropriate public officers or private search services reflecting searches of Public records in the offices and against the entities listed in the Search Schedule. We have assumed with your permission that, except for the filings made pursuant to the Agreement in favor of the Trust and the filings made pursuant to the RPA in favor of the Seller, no filings were made with respect to the Fleet Receivables in a particular filing office between the effective date of the search certificate applicable to that office and the date of this opinion letter. In addition, we have relied, without Investigation, on certificates of the Originators, the Seller and the Trustee to the effect that, as of the date hereof, the Originators, the Seller and the Trustee had no knowledge or notice of any actual or claimed rights, liens or interests in or affecting the Fleet Receivables or the proceeds thereof other than (a) liens for municipal or other local taxes not then due and (b) the rights, liens and interests of the Seller pursuant to the RPA and the Trust pursuant to the Agreement. Furthermore, nothing herein constitutes an opinion that, and we expressly assume that, as represented and warranted by Seller in Section 4.1(h) of the RPA, immediately prior to the conveyance of the Fleet Receivables to the Seller pursuant to the RPA, the originators had good and marketable title to the Fleet Receivables, free and clear of the ownership claims of others and of third parties claiming by, through or under any prior owner or any person or entity asserting an ownership claim.

         This opinion is limited exclusively to the laws of the Commonwealth of Pennsylvania, the federal laws of the United States of America in effect in the Commonwealth of Pennsylvania and the statutory provisions of the General Corporation Law of the State of Delaware.

         Based upon and subject to the qualifications, assumptions and matters of reliance set forth herein, we are of the following opinions:

         1. The transaction described in the Second Amendment constitutes a sale, transfer and assignment of the Fleet Receivables, a grant of a security interest in the Fleet Receivables, or a combination thereof. The RPA, as amended by the Second Amendment, grants to the Seller a "security interest" (as defined in Section 1201 of the UCC) in the Fleet Receivables and the proceeds thereof. Such security interest constitutes a perfected, first priority security interest in (a) those Fleet Receivables in existence on the date of the execution and delivery of the Second Amendment and (b) those Fleet Receivables coming into existence after the date of the execution and delivery of the Second Amendment at and after the time those Fleet Receivables come into existence. That interest in the Fleet Receivables will not be impaired by either (a) liens or claims against either originator arising before or after the date of the execution and delivery of the Second Amendment or (b) the subsequent bankruptcy or insolvency of Fleet.

         2. The transaction described in the Second Pooling Amendment constitutes a sale, transfer and assignment of the Fleet Receivables a grant of a security interest in the Fleet Receivables, or a combination thereof. The Agreement, as amended by the Second Pooling Amendment, grants to the Trust a "security interest" (as defined in Section 1201 of the UCC) in the Fleet Receivables and the proceeds thereof. Such security interest constitutes a perfected, first priority security interest in (a) those Fleet

Transamerica Life Insurance and Annuity Company, et al
December 30, 1996
Page 4

Receivables in existence on the date of the execution and delivery of the Second Pooling Amendment, and (b) those Fleet Receivables coming into existence after the date of the execution and delivery of the Second Pooling Amendment at and after the time those Fleet Receivables come into existence. That interest in the Fleet Receivables will not be impaired either (a) liens or claims against the Seller arising before or after the date of the execution and delivery of the Second Pooling Amendment or (b) the subsequent bankruptcy or insolvency of the Seller.

         3. With respect to the "proceeds" (as defined in Section 9306(a) of the UCC) of the Fleet Receivables (which proceeds include payments received from Obligors), the Trust will cease to have a continuing perfected first priority security interest in such proceeds after ten (10) days from their receipt by the Seller, unless such proceeds constitute identifiable cash proceeds under Section 9306 of the UCC or the Trust otherwise perfects a security interest in the proceeds prior to the end of such period.

         4. Except to the extent that the continuation of the perfection of security interests in proceeds after ten (10) days from their receipt by the Seller may require some additional action as described in Paragraph 2 above, no actions other than the filing of the Financing Statements are necessary to perfect and (subject to the remainder of this paragraph) maintain the perfection of the Trust's security interests in the Fleet Receivables and the proceeds thereof or the Trust's interests in the Collection Account. We note that if a change in the Seller's or Fleet's name, identity or corporate structure makes a Financing Statement naming the Seller or Fleet as debtor seriously misleading within the meaning of Section 9402(g) of the UCC or if the Seller or Fleet moves any office at which records concerning the Fleet Receivables are maintained to any location within Vermont or the U.S. Virgin Islands ("Locations") or moves offices to any location in Pennsylvania other than in Chester County or changes the location of their respective chief executive offices, the timely filing of appropriate new financing statements may be necessary to continue the perfection of the Trust's interests in the Fleet Receivables and the proceeds thereof. We have been advised that records concerning the Fleet Receivables are not currently maintained at any of the Locations. We note also that the timely filing of continuation statements will be required to continue the perfection of the interests of the Trust in the Fleet Receivables and the proceeds thereof. We also note that, in Section 13.2 of the Agreement, the Servicer has agreed to take the actions referred to in this paragraph.

         5. The funds in the Collection Account allocable and owing to the Investor Certificate holder constitutes the property of the Trust or consist of proceeds in which the Trust has a perfected first priority security interest not subject to any encumbrances or claims arising through or under the so long as Collections are deposited by the Servicer into Collection Account within 10 days after their receipt by the Servicer as required by the Agreement.

         6. The bankruptcy, insolvency or appointment of a receiver for the Seller will not (a) affect the perfection or priority or the enforceability of the interests of the Trust in the Fleet Receivables and the proceeds thereof or in funds deposited in the Collection Account (including funds invested by the Trustee Permitted Investments) or (b) impair the rights of the Investor Certificate holder to receive payments from the Collection Account of monies owing to them pursuant to the Agreement.

Transamerica Life Insurance and Annuity Company, et al
December 30, 1996
Page 5

         We express no opinion with respect to the following:

             (a) The priority of any of the Trust's interests in the Fleet Receivables and the proceeds thereof against, or the impairment of such interest by, (i) interests that arise by operation of law and that do not require any filing, recording or similar action to take priority over perfected security interests and (ii) any governmental statutory liens, including, without limitation, federal, state or local tax liens or liens arising under the Employee Retirement Income Security Act of 1974, as amended and implemented;

             (b) Fleet Receivables arising after the bankruptcy or the insolvency of the Seller or Fleet or the appointment of a receiver for the Seller or Fleet;

             (c) Payments from the Collection Account consisting of monies, other than the proceeds of Fleet Receivables;

             (d) The effect of non-compliance with the federal Assignment of Claims Act;

             (e) The effect of Section 9306(c) of the Uniform Commercial Code in effect in the Commonwealth of Pennsylvania (the "UCC") on the rights of the Trust in the proceeds of Fleet Receivables held by the Seller or Servicer at the time bankruptcy or insolvency proceedings are instituted by or against the Seller;

             (f) Whether a court in an equitable proceeding might issue a temporary restraining order or preliminary injunction pending resolution of the Investor Certificateholder's rights in the Fleet Receivables, the proceeds thereof or rights to payment generally;

             (g) The relationship between the Trustee and the depository of the Collection Account or the effect of the insolvency of such depository or the issuer of any investments contained in the Collection Account.

         This opinion is given as of the date hereof and is based upon present laws and court decisions as they exist and are construed as of this date. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Transamerica Life Insurance and Annuity Company, et al
December 30, 1996
Page 6

         The opinions set forth herein are intended only for the benefit of the parties to which it is addressed, and it is our understanding and intention that without our written permission this letter will not be delivered to or relied upon by any other person or entity without our prior written consent.

                                         Very truly yours,

                                         PEPPER, HAMILTON & SCHEETZ


                                         By:_________________________________
                                                        A Partner

                                   EXHIBIT A
                                   ---------

                                Search Schedule
                                ---------------

All searches performed by CSC Networks/Prentice Hall


            Debtor                            Location of Search                    Date of Search
            ------                            ------------------                    --------------

1. Fleet Transport Company, Inc.           PA Secretary of State                  December 2O, 1996

2. Fleet Transport Company, Inc.           Chester County Prothonotary            December 2O, 1996

3. Fleet Transport Company, Inc.           Chester County Recorder of Deeds       December 2O, 1996


                                  EXHIBIT F-2



(215) 981-4000

                               December 30, 1996

Transamerica Life Insurance           Duff & Phelps Credit Rating Co.
  and Annuity Company                 55 East Monroe Street
1150 S. Olive Street                  Chicago,IL 60603
Los Angeles, CA 90015

               Re: Pickering Way Funding Trust
                   ---------------------------


Ladies and Gentlemen:

         We have acted as special counsel to Pickering Way Funding Corp., a Delaware corporation (the "Seller"), Chemical Leaman Corporation, a Pennsylvania corporation (the "Servicer"), and Chemical Leaman Tank Lines, Inc. ("CLTL"), a Delaware corporation, Quala Systems, Inc. ("Quala"), a Delaware corporation and Fleet Transport Company, Inc. ("Fleet"), a Delaware corporation (CLTL, Quala and Fleet, collectively, the "Originators"), in connection with (i) the amendment of the Receivables Contribution and Purchase Agreement dated as of May 14, 1993 (as amended from time to time, the "Receivables Purchase Agreement") among the Seller, the Servicer and the Originators, pursuant to the terms of the Second Amendment to the Receivables Purchase Agreement of even date herewith (the "Second Amendment"), (ii) the amendment of the Pooling and Servicing Agreement dated as of May 14, 1993 (as amended from time to time, the "Pooling and Servicing Agreement") among the Seller, the Servicer and the Trustee, pursuant to the terms of the Second Amendment to the Pooling and Servicing Agreement (the "Second Pooling Amendment") of even date herewith, and (iii) the agreement of Transamerica Life Insurance and Annuity Company (the "Investor Certificateholder") to purchase as additional Investor Certificate in the principal amount of $23,000,000 pursuant to the terms of a letter agreement of even date herewith (the "Certificate Purchase Agreement") between the Investor Certificateholder and the Seller. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

         We have examined copies of the executed Second Amendment, the Receivables Purchase Agreement, the Second Pooling Amendment, the Pooling and Servicing Agreement and the Certificate Purchase Agreement (collectively, the "Amendment Documents"). We have also examined and relied on copies of the Certificate of Incorporation and the By-laws of each of the Seller, the Servicer and the Originators, resolutions or consents of the Board of Directors of each of the Seller, the Servicer and the Originators, and such other agreements, certificates, corporate records, certificates of public officials,

Transamerica Life Insurance and Annuity Company
Duff & Phelps Credit Rating Co.
Page 2
December 30, 1996

Originators, resolutions or consents of the Board of Directors of each of the Seller, the Servicer and the Originators, and such other agreements, certificates, corporate records, certificates of public officials, instruments and documents, and have made such examinations of law and investigations of fact, as we have deemed necessary to form the basis of our opinions set forth herein.

         We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies of originals. We have also assumed that each party to the Amendment Documents, other than the Seller, the Servicer and the Originators, has the power to enter into and perform all of its obligations under the Amendment Documents and that the Trustee, the Originators, the Seller and the Servicer will perform such obligations; that each of the Amendment Documents has been duly executed and delivered by each party thereto other than the Seller, the Servicer and the Originators; and that each of the Amendment Documents is valid and binding on each party thereto, other than the Seller, the Servicer and the Originators.

         As to matters of fact relevant to the opinions set forth herein, we have relied upon the representations and warranties contained in the Amendment Documents and upon certificates of officers of the Seller, the Servicer and the Originators. To the extent that the opinions contained herein are given to the best of our knowledge, such knowledge means the actual knowledge of those attorneys within our firm who have provided substantive representation to the Seller, the Servicer and Originators without investigation and inquiry, and does not include matters of which such attorneys could be deemed to have constructive knowledge.

         This opinion is limited exclusively to the laws of the Commonwealth of Pennsylvania, the federal laws of the United States of America and the statutory provisions of the General Corporation Law of the State of Delaware.

         Based on the foregoing and subject to the assumptions and qualifications hereinafter set forth, we are of the opinion that:

         1. Each of the Seller and the Originators is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, to our knowledge, is duly qualified to do business in all states where the laws of such state require the Seller or any Originator to be so qualified and where the failure to so qualify would have a material adverse affect on its operations or ability to perform its obligations under the Amendment Documents to which it is a party; and each of the Seller and the Originators has the corporate power and authority to execute, deliver and perform under the Amendment Documents to which it is a party.

         2. The Servicer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and, to our knowledge, is duly qualified to do business in all states where the laws of such state require the Servicer to be so qualified and the failure

Transamerica Life Insurance and Annuity Company
Duff & Phelps Credit Rating Co.
Page 3
December 30, 1996

to so qualify would have a material adverse affect on its operations or ability to perform its obligations under the Amendment Documents to which it is a party; and the Servicer has the corporate power and authority to execute, deliver and perform under the Amendment Documents to which it is a party.

         3. The execution, delivery and performance by each of the Seller, the Servicer and the Originators of the Amendment Documents to which it is a party have been duly authorized by all requisite corporate action, and each of the Amendment Documents have been duly executed and delivered by, as applicable, the Seller, the Servicer and the Originators, and constitute the valid, binding and enforceable obligations of, as applicable, the Seller, the Servicer and the Originators enforceable against such party in accordance with their terms.

         4. The execution, delivery and performance by each of the Seller, the Servicer and the Originators of the Amendment Documents to which it is a party will not violate (a) any provision of the Certificate of Incorporation or By-Laws of the Seller, the Servicer or the Originators; (b) any law, rule, regulation or any order of any court or other agency of government applicable to the Seller, the Servicer or the Originators of which we have knowledge; or (c) any provision of any material indenture, agreement or other instrument known to us to which the Seller, the Servicer or any Originator is a party, or by which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute a default under any such indenture, agreement or other instrument or result in the creation or imposition of any material lien, charge or encumbrance of any nature upon any of the properties or assets of the Seller, Servicer and the Originators known to us.

         5. To our knowledge, there is no suit, action or proceeding pending or threatened against the Seller, the Servicer or the Originators or in which the Seller, the Servicer or any Originator is a party, before any court, administrative agency or governmental authority which in any case questions the validity of any of the transactions contemplated by the Amendment Documents.

         The forgoing opinions are subject to the following limitations and qualifications and are based on the following assumptions:

             (a) We express no opinion as to, and our opinion is qualified by, the effect of any failure to comply with the federal Assignment of Claims Act.

             (b) With respect to the opinion set forth in paragraph 3 above, the rights of the Trustee and the Seller under the Amendment Documents are subject to the requirement that the Trustee and the Seller act reasonably and in good faith and, in connection with the enforcement of the rights described therein, in a commercially reasonable manner.

Transamerica Life Insurance and Annuity Company
Duff & Phelps Credit Rating Co.
Page 4
December 30, 1996

             (c) With respect to the opinion set forth in paragraph 3 above, no opinion is given as to the right to exercise remedies upon the happening of a non-material breach of the Amendment Documents (including material breaches of non-material provisions thereof).

             (d) No opinion is given herein as to the existence or quality of title with respect to, or the creation, validity or priority of any lien on or security interest in, any collateral or other property.

             (e) The opinion set forth in paragraph 3 above is subject to any limitations that may be imposed by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and by generally applicable equitable principles. No opinion is given with respect to the availability of the remedy of specific-performance or other equitable remedies.

         This opinion is given as of the date hereof and is based upon present laws and court decisions as they exist and are construed as of this date. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

         The opinions set forth herein are intended only for the benefit of the parties to which it is addressed, and it is our understanding and intention that without our written permission this letter will not be delivered to or relied upon by any other person or entity without our prior written consent.

                                         Very truly yours,

                                         PEPPER, HAMILTON & SCHEETZ



                                         By:______________________________
                                                       A Partner

                                  EXHIBIT F-3

(215) 981-4385

                                December 23, 1996

Transamerica Life Insurance and            Duff & Phelps Credit Rating Co.
Annuity Company                            55 East Monroe Street
1150 S. Olive Street                       Chicago, IL 60603
Los Angeles, CA 90015

                Re: Pickering Way Funding Trust
                    ---------------------------

Ladies and Gentlemen:

         On May 14, 1993, Pickering Way Funding Corp., a Delaware corporation (the "Seller"), Chemical Leaman Corporation, a Pennsylvania corporation (the "Servicer"), and Chemical Leaman Tank Lines, Inc., a Delaware corporation ("CLTL"), and Quala Systems, Inc., a Delaware corporation ("Quala") entered into a structured financing transaction (the "Transaction") that included (i) the sale and the contribution of the Receivables(1) by the Originators to the Seller pursuant to the provisions of the Receivables Contribution and Purchase Agreement dated as of May 14, 1993 (the "Receivables Purchase Agreement") among the Seller, the Servicer and the Originators, (ii) the subsequent transfer of the Receivables to the Pickering Way Funding Trust (the "Trust") pursuant to the provisions of the Pooling and Servicing Agreement dated as of May 14, 1993 (the "Pooling and Servicing Agreement") among the Seller, the Servicer and the Trustee, and (iii) the issuance of the Investor Certificate in the principal amount of $23,000,000 and the Seller Certificate to, respectively, the Investor Certificateholder and the Seller pursuant to the provisions of the Pooling and Servicing Agreement.


-------------------------
1. Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

December 23, 1996
Page 2

         In connection therewith, the law firm of Pepper, Hamilton & Scheetz issued to you a reasoned tax opinion dated May 13, 1993 (the "Tax Opinion"), to the effect that, based on the assumptions and subject to the qualifications and analysis set forth therein, the Investor Certificates will be characterized as indebtedness of the Seller for Federal income tax purposes; that the Trust is not subject to Pennsylvania income tax; and that the transfer of the Receivables by the Seller to the Trust will not result in the realization or recognition of income by the Seller for Pennsylvania Corporate Net Income Tax purposes.

         We have acted as special counsel to the Seller, the Servicer, CLTL, Quala and Fleet Transport Company, Inc. ("Fleet", and together with CLTL and Quala, the "Originators") in connection with (i) the Amendment of the Receivables Purchase Agreement pursuant to the terms of the Second Amendment thereto of even date herewith, (ii) the amendment of the Pooling and Servicing Agreement pursuant to the terms of the Second Amendment thereto of even date herewith, and (iii) the agreement of Transamerica Life Insurance and Annuity Company (the "Investor Certificateholder") to purchase an additional Investor Certificate in the principal amount of $3,000,000 pursuant to the terms of a letter agreement of even date herewith (the "Certificate Purchase Agreement") between the Investor Certificateholder and the Seller.(2) The Second Amendment to the Receivables Purchase Agreement, the Second Amendment to the Pooling and Servicing Agreement and the Certificate Purchase Agreement are referred to herein collectively as the "Amendment Documents". Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

         The Amendment Documents provide for certain amendments and modifications to the documents governing the Transaction (the "Amendments"), including the following:

             a. the extension of the term of the Receivables Purchase Agreement and Pooling and Servicing Agreement, and the extension of the maturity date of the Investor Certificates, from December 15, 1997 to December 15, 1999;

             b. the addition of Fleet as an Originator; and

             c. the provision for the issuance of additional Investor Certificates in the principal amount of $3,000,000, which the Investor Certificateholder has agreed to purchase upon the request of the Seller at any time during the remaining term of the Transaction.

------------------------
2. Each of the Receivables Purchase Agreements and the Pooling and Servicing Agreement were amended by a First Amendment, dated as of December 16, 1994 (the "First Amendment Documents"). In connection with the First Amendment Documents, an additional Investor Certificate was issued in the principal amount of $2,000,000. This firm did not render an opinion in connection with the First Amendment Documents.

December 23, 1996
Page 3

         In connection with the foregoing, you have asked our opinion with respect to whether the Amendments will adversely affect the opinions expressed in the Tax Opinion, both with respect to the existing $25,000,000 investment and the proposed $3,000,000 additional investment.

         Our opinion is based on an examination of the Receivables Purchase Agreement, the Pooling and Servicing Agreement, the Certificates, the Amendment Documents, and such other documents, instruments and information as we considered necessary to form the basis of our opinions set forth herein. As to matters of fact relevant to the opinions set forth herein, we have relied upon the representations and warranties contained in the Amendment Documents and upon certificates of officers of the Seller, the Servicer and the Originators.

         Our opinion regarding Federal income taxation is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities thereunder, and the opinions regarding Pennsylvania taxation are based on the relevant Pennsylvania taxing statutes and the authorities thereunder. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion may not be taken by the Internal Revenue Service or by the Department of Revenue of the Commonwealth of Pennsylvania.

         It is our opinion that the Amendments will have no adverse effect upon the conclusions reached in the Tax Opinion. In addition, it is our opinion that if the additional $3,000,000 of Investor Certificates were to be issued as of the date of this letter pursuant to the Pooling and Servicing Agreement, such additional amount would also constitute indebtedness for Federal income tax purposes. Similarly, the Pennsylvania tax consequences applicable to such additional amount would be the same as for the original amount. We cannot opine with respect to the consequences of the issuance of such additional Investor Certificates on a prospective date, since such consequences would be based upon the state of the Federal and state income tax laws at such time.

         This opinion is based upon the assumptions and subject to the qualifications and analysis set forth in the Tax Opinion, all of which are incorporated by reference herein.

         We are qualified to practice law in the Commonwealth of Pennsylvania. We do not purport to express an opinion on any laws other than the law of the Commonwealth of Pennsylvania and the Federal law of the United States.

December 23, 1996
Page 4

         This opinion is being furnished to you solely for your benefit and is not to be used, circulated, quoted, or otherwise referred to for any purpose without our express written consent. The opinions rendered herein may not be relied upon nor may copies thereof be given to any other parties or person without our prior written consent.

         Our rendering of this opinion to you does not obligate us to render any further opinion to you or to update this opinion at any time in the future.


                                    Very truly yours,


                                    Lisa B. Petkun
                                    a Partner


LBP/pci

                               THIRD AMENDMENT TO
                        POOLING AND SERVICING AGREEMENT
                        -------------------------------


         This THIRD AMENDMENT TO PICKERING WAY FUNDING TRUST POOLING AND SERVICING AGREEMENT (the "Third Amendment") is made as of March 30, 1997, by and among Pickering Way Funding Corp., a Delaware corporation (the "Seller"), and Chemical Leaman Corporation, a Pennsylvania corporation ("CLC" and, in its capacity as Servicer sometimes referred to herein as "Servicer"), and First Union National Bank, a national banking association, as successor to First Fidelity Bank, National Association, successor to Fidelity Bank, National Association, in its capacity as Trustee (the "Trustee").

                                   Background
                                   ----------

I. The Seller, CLC and the Trustee are parties to a Pooling and Servicing Agreement dated as of May 14, 1993 (as amended from time to time, including by this Third Amendment, the "Pooling and Servicing Agreement").

         1. Pursuant to the Pooling and Servicing Agreement, the Seller conveys to a trust (the "Trust") certain trade receivables and related assets acquired from Chemical Leaman Tank Lines, Inc. and Quala Systems, Inc. (collectively, the "Originators") under a Receivables Contribution and Purchase Agreement among the Originators, the Seller and CLC dated as of May 14, 1993 (the "Receivables Purchase Agreement"). The Trust, in turn, has issued a certificate evidencing an undivided beneficial interest in the Trust to an investor. In addition, the Servicer services the administration and collection of the receivables and other assets so conveyed in accordance with the provisions of the Pooling and Servicing Agreement.

         2. Pursuant to a First Amendment to Pooling and Servicing Agreement dated as of December 16, 1994, the Seller, CLC and the Trustee amended and supplemented the Pooling and Servicing Agreement to inter alia, (i) extend the term of the Pooling and Servicing Agreement, (ii) provide for the issuance of an additional investor certificate in the principal amount of $2,000,000, (iii) expand the types of receivables that may be conveyed by the Seller to the Trust under the Pooling and Servicing Agreement, (iv) expand the types of investments which can be made with funds on deposit in certain accounts under the Pooling and Servicing Agreement, (v) reduce the percentage of the Trust assets which the Seller is required to hold, and (vi) reduce the rate of interest paid to the holders of the Trust's investor certificates.

         3. Pursuant to a Second Amendment to Pooling and Servicing Agreement dated as of December 30, 1996, the Seller, CLC and the Trustee amended and supplemented the Pooling and Servicing Agreement to inter alia, (i) further extend the term of the Pooling and Servicing Agreement, (ii) provide for the issuance of another additional investor certificate in the principal amount of $3,000,000, (iii) provide for the addition of an additional originator, Fleet Transport Company, Inc., a Delaware corporation, and (iv) amend and modify certain other terms and conditions of the Pooling and Servicing Agreement.

         4. The Seller, CLC and the Trustee desire to further amend and supplement the Pooling and Servicing Agreement in order to amend and modify certain other terms and conditions, all as set forth herein.

         5. Concurrently with the execution hereof, the Originators, the Seller and CLC are entering into a Third Amendment to the Receivables Purchase Agreement (the "Third Receivables Purchase Amendment"). It is a condition to the effectiveness of the Third Receivables Purchase Amendment that this Third Amendment be executed and delivered to the Seller.

         IN CONSIDERATION of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to the following:

     Section I. Defined Terms. For purposes of this Third Amendment, except as otherwise provided in this Third Amendment, capitalized terms not otherwise defined in this Third Amendment shall have the meanings assigned to such terms in the Pooling and Servicing Agreement, as amended and supplemented hereby.

     Section II. Amendments to Pooling and Servicing Agreement.


         A. The following new definition is hereby added to Section 1.1:

             "Third Pooling and Servicing Amendment" shall mean the Third Amendment to this Agreement dated as of March 30, 1997.

         B. The definition "Consolidated Shareholders' Equity" in Section 1.1 is hereby amended by adding the following language at the end of the definition:

                    "plus the stock subscription loan receivable in the original amount of $1,520,000 due from David R. Hamilton."

         C. The definition "Early Redemption Premium" contained in Section 1.1 is hereby deleted in its entirety.

         D. Section 12.2 "Optional Redemption of Investor Certificates" is hereby deleted in its entirety.

         E. Section 6.1 is hereby amended by adding the following new subsection
(d) immediately after Section 6.1(c):

                   (d) The Investor Certificates shall be automatically amended as set forth in the forms of the amended and restated Investor Certificates attached as Exhibits A, B and C, respectively, to the Third Pooling and Servicing Amendment. Upon surrender of the Investor Certificates by the holders thereof, the amended and restated Investor Certificates shall be issued to such holders in exchange therefor.


     Section III. Consent of Trustee. The Trustee hereby consents to this Third Amendment and the Third Receivables Purchase Amendment and the transactions contemplated thereby.

     Section IV. Effectiveness. The effectiveness of this Third Amendment is subject to the following conditions.

         A. The execution and delivery by the Originators, the Seller and CLC of the Third Receivables Purchase Amendment;

         B. The written consent of the Investor Certificateholder
Representative, substantially in the form attached to this Third Amendment as Exhibit D, consenting to this Third Amendment and the Third Receivables Purchase Amendment and the transactions contemplated thereby.

     Section V. Authorization/Ratification.


         A. Each of the Seller, CLC and the Trustee represent and warrant that
(i) it has taken all action necessary to authorize it to execute, deliver and perform this Amendment and (ii) each of this Third Amendment and the Pooling and Servicing Agreement, as amended and supplemented hereby, constitute a valid and legally binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws.

         B. Except as expressly set forth in this Third Amendment, the Pooling and Servicing Agreement is hereby ratified and confirmed in all respects.

     Section VI. Governing Law. This Third Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules.

     Section VII. Counterparts. This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Third Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Third Amendment.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Third Amendment to Pooling and Servicing Agreement as of the first date written above.

Attest:                                    PICKERING WAY FUNDING CORP.


By: /s/    [Illegible]                     By: /s/ David M. Boucher
    -----------------------------------        --------------------------------
    Name:                                      Name: DAVID M. BOUCHER
    Title:                                     Title: Senior Vice President



Attest:                                    CHEMICAL LEAMAN CORPORATION


By: /s/   [Illegible]                      By: /s/ David M. Boucher
    -----------------------------------        --------------------------------
    Name:                                      Name: DAVID M. BOUCHER
    Title:                                     Title: Senior Vice President



Attest:                                    FIRST UNION NATIONAL BANK, as Trustee


By: /s/ John H. Clapham                    By: /s/ Alan G. Finn
    -----------------------------------        --------------------------------
    Name: John H. Clapham                      Name: Alan G. Finn
    Title: Vice President                      Title: Senior Vice President

                               FOURTH AMENDMENT TO
                         POOLING AND SERVICING AGREEMENT
                         -------------------------------

         This FOURTH AMENDMENT TO PICKERING WAY FUNDING TRUST POOLING AND SERVICING AGREEMENT (the "Fourth Amendment") is made as of June 11, 1997, by and among Pickering Way Funding Corp., a Delaware corporation (the "Seller"), Chemical Leaman Corporation, a Pennsylvania corporation ("CLC" and, in its capacity as Servicer, sometimes referred to herein as "Servicer"), and First Union National Bank, a national banking association, as successor to First Fidelity Bank, National Association, successor to Fidelity Bank, National Association, in its capacity as Trustee (the "Trustee").

                                   Background
                                   ----------

         The Seller, CLC and the Trustee are parties to a Pooling and Servicing Agreement dated as of May 14, 1993 (as amended from time to time, including by this Fourth Amendment, the "Pooling and Servicing Agreement"). Pursuant to the Pooling and Servicing Agreement, the Seller conveys to a trust (the "Trust") certain trade receivables and related assets acquired from Chemical Leaman Tank Lines, Inc., Quala Systems, Inc. and Fleet Transport Company, Inc. (collectively, the "Originators") under a Receivables Contribution and Purchase Agreement among the Originators, the Seller and CLC dated as of May 14, 1993 (as amended from time to time, the "Receivables Purchase Agreement"). The Trust has issued certificates evidencing undivided beneficial interests in the Trust to an investor. In addition, the Servicer services the administration and collection of the receivables and other assets so conveyed in accordance with the provisions of the Pooling and Servicing Agreement. The Seller, CLC and the Trustee desire to amend the Pooling and Servicing Agreement as set forth herein.

         IN CONSIDERATION of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree to the following:

         Section I. Defined Terms. For purposes of this Fourth Amendment, except as otherwise provided in this Fourth Amendment, capitalized terms not otherwise defined in this Fourth Amendment shall have the meanings assigned to such terms in the Pooling and Servicing Agreement, as amended.

         Section II. Amendments to Pooling and Servicing Agreement.


         A. The following new definition is hereby added to Section 1.1:

                  "Fourth Pooling and Servicing Amendment" shall mean the Fourth Amendment to this Agreement dated as of June 11, 1997.

         B. The Required Net Worth provision in Section 3.5(l) is hereby amended by deleting the amount $21,000,000 and substituting in its place the amount $15,000,000.

         C. The Termination Event provision set forth in Section 9.1(i) is hereby deleted in its entirety and in its place is substituted the following language:

                  (i) CLC fails to maintain (i) an average Fixed Charge Ratio of at least 1.75 to 1 for any (12) consecutive Accounting Periods, or (ii) a minimum Consolidated Shareholders Equity of at least $15,000,000;

     Section III. Consent of Trustee. The Trustee hereby consents to this Fourth Amendment.

     Section IV. Effectiveness. The effectiveness of this Fourth Amendment is subject to the following conditions:

         A. The issuance by CLC of $100,000,000 of Senior Notes due 2005.

         B. The written consent of the Investor Certificateholder
Representative, substantially in the form attached to this Fourth Amendment as Exhibit A, consenting to this Fourth Amendment.

     Section V. Authorization/Ratification.

         A. Each of the Seller, CLC and the Trustee represent and warrant that
(i) it has taken all action necessary to authorize it to execute, deliver and perform this Fourth Amendment and (ii) each of this Fourth Amendment and the Pooling and Servicing Agreement, as amended hereby, constitutes a valid and legally binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws.

         B. The Pooling and Servicing Agreement, as amended by this Fourth Amendment, is hereby ratified and confirmed in all respects.

     Section VI. Governing Law. This Fourth Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding its conflict of laws rules.

     Section VII. Counterparts. This Fourth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Fourth Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Fourth Amendment.

         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Fourth Amendment to Pooling and Servicing Agreement as of the first date written above.

Attest:                                    PICKERING WAY FUNDING CORP.


 By: /s/ Susan M. Conapinski               By: /s/ David M. Boucher
     ----------------------------              ---------------------------
     Name: Susan M. Conapinski                Name: David M. Boucher
     Title: Assistant Secretary               Title: Senior Vice President



Attest:                                    CHEMICAL LEAMAN CORPORATION


 By: /s/ Susan M. Conapinski               By: /s/ David M. Boucher
     ----------------------------              ---------------------------
     Name: Susan M. Conapinski                Name: David M. Boucher
     Title: Assistant Secretary               Title: Senior Vice President


Attest:                                    FIRST UNION NATIONAL BANK, as Trustee


 By: /s/  Terence C. McPoyle                By: /s/  Alan G. Finn
     ----------------------------------         -----------------------------
     Name:   TERENCE C. McPOYLE                Name:   ALAN G. FINN
     Title:    Vice President                   Title: Assistant Vice President

                Transamerica Life Insurance and Annuity Company
                              1150 S. Olive Street
                              Los Angeles, CA 90015

Dated as of June 11, 1997

Pickering Way Funding Corp.             First Union National Bank, as Trustee
102 Pickering Way                       123 South Broad Street
Exton, PA 19341-0200                    Philadelphia, PA 19109

     Re: Pickering Way Funding Trust -
         Fourth Amendment to Pooling and Servicing Agreement

Ladies and Gentlemen:

As the Investor Certificateholder Representative under the Pooling and Servicing Agreement dated as of May 14, 1993, as amended, among Pickering Way Funding Corp., a Delaware corporation, Chemical Leaman Corporation, a Pennsylvania corporation, and First Union National Bank, successor to First Fidelity Bank, National Association (as successor to Fidelity Bank, National Association), as Trustee (the "Pooling and Servicing Agreement"), Transamerica Life Insurance and Annuity Company hereby consents to the Fourth Amendment to the Pooling and Servicing Agreement in the form attached hereto as Exhibit A.

                              Very truly yours,

                              TRANSAMERICA LIFE INSURANCE AND ANNUITY COMPANY

                              By: /s/ John Casparian
                                  --------------------------------

                              Name: John Casparian

                              Title: Vice President


                                      A-1